As filed with the Securities and Exchange Commission on March 22, 2010

Registration No. 333-165413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Max Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	6331	98-0584464
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Max House 2 Front Street Hamilton, HM 11 Bermuda (441) 295-8800	CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarene A. Bourdages, Esq. Max Capital Group Ltd. Max House 2 Front Street Hamilton HM 11 Bermuda (441) 295-8800	Kerry E. Berchem, Esq. Jeffrey L. Kochian, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000	Carol S. Rivers, Esq. Harbor Point Limited Chesney House 96 Pitts Bay Road Pembroke HM 08 Bermuda (441) 292-5330	Todd E. Freed, Esq. Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the amalgamation described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Shares, par value $1.00 per share	73,572,611	N/A	$1,889,700,000	$134,735.61

(1)	Estimated based on (a)(i) 16,547,895 Harbor Point Limited (“Harbor Point”) common shares and restricted shares outstanding and (ii) 2,931,734 Harbor Point common shares issuable upon the exercise of outstanding warrants and options, in each case as of March 3, 2010, and (b) a share exchange ratio of 3.7769 common shares of Max Capital Group Ltd. issuable in exchange for each Harbor Point common share in connection with the amalgamation described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”). Harbor Point is a private company and, since no public market exists for its equity securities, the proposed maximum aggregate offering price is based on $1,889.7 million, the book value of the Harbor Point equity securities to be cancelled in the transaction described herein as of December 31, 2009.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price. The amount of such registration fee was previously paid in connection with the initial filing of the registration statement with the Securities and Exchange Commission on March 12, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2010

AN AMALGAMATION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Max Capital Group Ltd. and the shareholders of Harbor Point Limited:

The boards of directors of Max Capital Group Ltd., which we refer to as “Max,” and Harbor Point Limited, which we refer to as “Harbor Point,” each have unanimously approved and adopted an Agreement and Plan of Amalgamation, dated as of March 3, 2010, among Harbor Point, Max and Alterra Holdings Limited, a Bermuda exempted company and a direct, wholly owned subsidiary of Max, which we refer to as “Alterra Holdings” and which agreement we refer to as the “amalgamation agreement.” Pursuant to the amalgamation agreement, Harbor Point will amalgamate with Alterra Holdings, which we refer to as the “amalgamation,” with the resulting company being referred to as the “amalgamated company.” Immediately following the amalgamation, Max will change its name to “Alterra Capital Holdings Limited.” We refer to Max after the amalgamation of Harbor Point and Alterra Holdings as the “combined company.” In the amalgamation, the amalgamated company will become a direct, wholly owned subsidiary of the combined company, and Harbor Point shareholders will be entitled to receive 3.7769 voting common shares, par value $1.00, of Max, which we refer to as “Max common shares,” for each Class A voting common share, par value $1.00, of Harbor Point, which we refer to as “Harbor Point common shares” held by them. We believe the combined company will establish itself as a leading specialty insurance and reinsurance company, operating through established platforms with the enhanced scale and financial flexibility to manage its business and deliver superior value over time.

Following the closing of the amalgamation, based on Max’s and Harbor Point’s respective capitalizations as of December 31, 2009, and the exchange ratio of 3.7769, we estimate that current Max shareholders will own approximately 48%, and current Harbor Point shareholders will own approximately 52%, of the issued and outstanding shares of the combined company on a fully diluted basis. We also estimate that Max will issue approximately 62,499,745 Max common shares to former Harbor Point shareholders in the amalgamation, which we refer to as the “share issuance.” Max common shares are currently quoted on the Nasdaq Global Select Market under the symbol “MXGL” and the Bermuda Stock Exchange under the symbol “MXGL.BH.” Harbor Point is a privately held company. We intend to apply to list the common shares of the combined company on the Nasdaq Global Select Market under the symbol “ALTE” and on the Bermuda Stock Exchange under the symbol “ALTE.BH.”

YOUR VOTE IS VERY IMPORTANT. The amalgamation cannot be completed unless, among other things, holders of Max common shares vote to approve the share issuance and holders of Harbor Point common shares vote to approve and adopt the amalgamation agreement, the agreement required by Section 105 of the Companies Act 1981 of Bermuda, as amended, which is attached as Exhibit A to the amalgamation agreement and which we refer to as the “statutory amalgamation agreement,” and the amalgamation.

Max’s board of directors recommends that Max shareholders vote “FOR” the share issuance, the changes to Max’s and Max Bermuda Ltd.’s names and each other proposal on the enclosed Max proxy card. Harbor Point’s board of directors recommends that Harbor Point shareholders vote “FOR” the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation, the changes to certain of Harbor Point’s subsidiaries’ names and each other proposal on the enclosed Harbor Point proxy card.

Each of Max and Harbor Point will hold a special general meeting of shareholders to vote on these proposals, which we refer to as the “Max special meeting” and “Harbor Point special meeting,” respectively, and sometimes individually, as a “special meeting.” Whether or not you plan to attend your company’s special meeting, please take time to vote on the proposals by completing and mailing your enclosed proxy card.

This joint proxy statement/prospectus provides Max shareholders and Harbor Point shareholders with detailed information about the Max special meeting, the Harbor Point special meeting and the amalgamation. Max and Harbor Point encourage you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 26.

Sincerely,

W. Marston (Marty) Becker Chairman and Chief Executive Officer Max Capital Group Ltd.	John R. Berger President and Chief Executive Officer Harbor Point Limited

Neither the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2010, and is first being mailed to Max and Harbor Point shareholders on or about                     , 2010.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Max with the Securities and Exchange Commission, constitutes (1) a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and notice of meeting, with respect to the Max special meeting, (2) a prospectus of Max in connection with the share issuance and (3) a proxy statement and notice of meeting with respect to the Harbor Point special meeting.

Max and Harbor Point have jointly provided the information concerning the combined company after the completion of the amalgamation and the information used to derive the pro forma financial information contained in this joint proxy statement/prospectus.

Max has provided the information concerning Max contained or incorporated by reference in this joint proxy statement/prospectus.

Harbor Point has provided the information concerning Harbor Point contained in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference important information about Max that is not included in or delivered with this joint proxy statement/prospectus. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, without charge, from the SEC’s website at http://www.sec.gov or by directing a written or oral request to:

Max Capital Group Ltd.

Max House

2 Front Street, Hamilton HM 11

Bermuda

Attention: Secretary

(441) 295-8800

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the Max special meeting, if you are a Max shareholder, and at least five business days before the date of the Harbor Point special meeting, if you are a Harbor Point shareholder. This means you must request this information no later than April 21, 2010. Max will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

See “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this joint proxy statement/prospectus. Therefore, if anyone does give you other information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

Max House

2 Front Street

Hamilton HM 11

Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2010

                , 2010

Notice is hereby given that a Special General Meeting of Shareholders of Max Capital Group Ltd., which we refer to as “Max,” will be held at its principal executive offices, located at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on April 29, 2010, at 11:00 a.m. Atlantic Time, which we refer to as the “Max special meeting,” for the following purposes:

•

Proposal 1: to approve the issuance of Max voting common shares, par value $1.00 per share, pursuant to the Agreement and Plan of Amalgamation, dated as of March 3, 2010, among Harbor Point Limited, which we refer to as “Harbor Point,” Max and Alterra Holdings Limited, which we refer to as “Alterra Holdings,” which agreement we refer to as the “amalgamation agreement”;

•

Proposal 2: to approve a change in Max’s name to “Alterra Capital Holdings Limited,” contingent upon consummation of the amalgamation of Harbor Point and Alterra Holdings as contemplated by the amalgamation agreement, which we refer to as the “amalgamation,” pursuant to the amalgamation agreement;

•

Proposal 3: to authorize the approval of a change in Max Bermuda Ltd.’s name to “Alterra Insurance Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement; and

•

Proposal 4: to transact such other business, if any, as may lawfully be brought before the Max special meeting, including to approve an adjournment of the Max special meeting for the solicitation of additional proxies from Max shareholders in favor of any of the above proposals.

Information concerning the matters to be acted upon at the Max special meeting is set forth in the accompanying joint proxy statement/prospectus.

Only Max shareholders of record, as shown on Max’s register of members at the close of business on March 22, 2010, will be entitled to notice of, and to vote at, the Max special meeting or any adjournment or postponement thereof.

IF YOU WERE A MAX SHAREHOLDER OF RECORD ON MARCH 22, 2010, PLEASE VOTE IN ONE OF THE FOLLOWING THREE WAYS, WHETHER OR NOT YOU PLAN TO ATTEND THE MAX SPECIAL MEETING: (1) BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE OF INTERNET AVAILABILITY OF MAX PROXY MATERIALS; (2) BY COMPLETING, SIGNING AND DATING THE ACCOMPANYING MAX PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE; OR (3) BY COMPLETING YOUR MAX PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE MAX PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR MAX PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT

PROXY STATEMENT/PROSPECTUS. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS, IF ANY, CONTAINED IN THE PROXY CARD. IF A PROXY IS PROPERLY EXECUTED AND RETURNED AND NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” EACH PROPOSAL ON THE PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE USE OF THE MAX PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS ON THE FOLLOWING PAGES. INTERNET VOTING IS AVAILABLE THROUGH 1:00 P.M. ATLANTIC TIME ON THE BUSINESS DAY PRIOR TO THE MAX SPECIAL MEETING.

By Order of the Board of Directors,

W. Marston Becker

Chairman of the Board

                , 2010

Hamilton, Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2010

Pembroke, Bermuda

        , 2010

Notice is hereby given that a Special General Meeting of Shareholders of Harbor Point Limited, which we refer to as “Harbor Point,” will be held at its principal executive offices, located at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, on April 29, 2010 at 11:00 a.m. Atlantic Time, which we refer to as the “Harbor Point special meeting,” for the following purposes:

•

Proposal 1: to approve and adopt the Agreement and Plan of Amalgamation, dated as of March 3, 2010, among Harbor Point, Max Capital Group Ltd., which we refer to as “Max,” and Alterra Holdings Limited, which we refer to as “Alterra Holdings,” and which agreement we refer to as the “amalgamation agreement,” the agreement required by Section 105 of the Companies Act of 1981 of Bermuda, as amended, which we refer to as the “Companies Act,” that is attached as Exhibit A to the amalgamation agreement, which we refer to as the “statutory amalgamation agreement,” and the amalgamation of Harbor Point and Alterra Holdings as contemplated by the amalgamation agreement, which we refer to as the “amalgamation”;

•

Proposal 2: to authorize the approval of a change in Harbor Point Re Limited’s name to “Alterra Reinsurance Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement;

•

Proposal 3: to authorize the approval of a change in Harbor Point Agency Limited’s name to “Alterra Agency Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement;

•

Proposal 4: to authorize the approval of a change in Harbor Point Investments Europe Limited’s name to “Alterra Investments Europe Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement; and

•

Proposal 5: to transact such other business, if any, as may lawfully be brought before the Harbor Point special meeting, including to approve an adjournment of the Harbor Point special meeting for the solicitation of additional proxies from Harbor Point shareholders in favor of any of the above proposals.

Information concerning the matters to be acted upon at the Harbor Point special meeting is set forth in the accompanying joint proxy statement/prospectus.

Under the terms of the amalgamation agreement, each outstanding Harbor Point Class A voting common share, par value $1.00 per share, which we refer to as “Harbor Point common shares” (excluding any dissenting shares as to which appraisal rights have been properly exercised pursuant to Bermuda law), will be converted into the right to receive 3.7769 Max voting common shares, par value $1.00 per share, which we refer to as “Max common shares,” and cash in lieu of fractional shares upon closing of the amalgamation.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Harbor Point’s board of directors considers the fair value for each Harbor Point common share to be 3.7769 Max common shares, providing Harbor Point shareholders with a value of $90.34 for each Harbor Point common share based on the closing price of the Max common shares on March 2, 2010, the business day before the public announcement of the proposed amalgamation.

Any Harbor Point shareholder who is not satisfied that it has been offered fair value for its Harbor Point common shares and whose Harbor Point common shares are not voted in favor of the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation, may exercise its appraisal rights under the Companies Act to have the fair value of its Harbor Point common shares appraised by the Supreme Court of Bermuda. Any Harbor Point shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Harbor Point common shares with the Supreme Court of Bermuda within ONE MONTH after the date the notice convening the Harbor Point special meeting is deemed to have been received.

Only Harbor Point shareholders of record, as shown on Harbor Point’s register of members at the close of business on March 22, 2010, will be entitled to notice of, and to vote at, the Harbor Point special meeting or any adjournment or postponement thereof, or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE HARBOR POINT SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. IF A PROXY IS PROPERLY EXECUTED AND RETURNED AND NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” EACH PROPOSAL ON THE PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE USE OF THE HARBOR POINT PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Carol S. Rivers, Esq.

Secretary

        , 2010

Pembroke, Bermuda

i

QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND THE MEETINGS

The following questions and answers highlight selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. We encourage you to read this entire document carefully.

Q:	What is the proposed transaction?

A: On March 3, 2010, Max Capital Group Ltd., which we refer to as “Max,” Harbor Point Limited, which we refer to as “Harbor Point,” and Alterra Holdings Limited, a direct wholly owned subsidiary of Max, which we refer to as “Alterra Holdings,” entered into the Agreement and Plan of Amalgamation, dated as of March 3, 2010, which we refer to as the “amalgamation agreement,” pursuant to which Harbor Point and Alterra Holdings will amalgamate, which we refer to as the “amalgamation,” pursuant to the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act.” In connection with the amalgamation, Harbor Point shareholders will receive 3.7769 Max voting common shares, $1.00 par value per share, which shares we refer to as “Max common shares,” for each Class A voting common share, $1.00 par value per share, of Harbor Point, which shares we refer to as the “Harbor Point common shares,” held by them.

Q:	When and where are Max’s and Harbor Point’s shareholder meetings?

A1: The special meeting of shareholders of Max will take place at its principal executive offices, located at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on April 29, 2010 at 11.00 a.m. Atlantic Time, which special meeting we refer to as the “Max special meeting.”

A2: The special meeting of shareholders of Harbor Point will take place at its principal executive offices, located at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, on April 29, 2010 at 11:00 a.m. Atlantic Time, which special meeting we refer to as the “Harbor Point special meeting.”

Q:	What is happening at the special meetings of Max and Harbor Point shareholders?

A1: At the Max special meeting, Max shareholders will be asked:

•	Proposal 1: to approve the issuance of Max common shares, which issuance we refer to as the “share issuance,” pursuant to the amalgamation agreement;

•

Proposal 2: to approve a change in Max’s name to “Alterra Capital Holdings Limited” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement, which we refer to as the “Max Capital name change”;

•

Proposal 3: to authorize the approval of a change in Max Bermuda Ltd.’s name to “Alterra Insurance Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement, which we refer to as the “Max Bermuda name change” and, together with the Max Capital name change, the “Max name changes”; and

•

Proposal 4: to transact such other business, if any, as may lawfully be brought before the Max special meeting, including to approve an adjournment of the Max special meeting for the solicitation of additional proxies from Max shareholders in favor of any of the above proposals.

A2: At the Harbor Point special meeting, Harbor Point shareholders will be asked:

•

Proposal 1: to approve and adopt the amalgamation agreement, the agreement required by Section 105 of the Companies Act, which is attached as Exhibit A to the amalgamation agreement and which we refer to as the “statutory amalgamation agreement,” and the amalgamation;

•

Proposal 2: to authorize the approval of a change in Harbor Point Re Limited’s name, which we refer to as “HP Re Bermuda,” to “Alterra Reinsurance Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement, which we refer to as the “HP Bermuda name change”;

•

Proposal 3: to authorize the approval of a change in Harbor Point Agency Limited’s name to “Alterra Agency Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement, which we refer to as the “HP Agency name change”;

•

Proposal 4: to authorize the approval of a change in Harbor Point Investments Europe Limited’s name to “Alterra Investments Europe Limited,” contingent upon consummation of the amalgamation, pursuant to the amalgamation agreement, which we refer to as the “HP Investments Europe name change,” and together with the HP Bermuda name change and the HP Agency name change, the “Harbor Point name changes”; and

•

Proposal 5: to transact such other business, if any, as may lawfully be brought before the Harbor Point special meeting, including to approve an adjournment of the Harbor Point special meeting for the solicitation of additional proxies from Harbor Point shareholders in favor of any of the above proposals.

Q:	What will happen in the amalgamation?

A: If Max shareholders approve the share issuance, and if Harbor Point shareholders approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation, and all other conditions to the amalgamation have been satisfied or waived, Harbor Point will amalgamate with Alterra Holdings, a direct, wholly owned subsidiary of Max, upon the terms and subject to the conditions set forth in the amalgamation agreement. Immediately following the amalgamation, Max will change its name to “Alterra Capital Holdings Limited.” We refer to Max after the amalgamation of Harbor Point and Alterra Holdings as the “combined company.” Upon closing of the amalgamation, the separate corporate existence of Harbor Point and Alterra Holdings will cease and they will continue as an amalgamated company that will be a direct, wholly owned subsidiary of the combined company, which we refer to as the “amalgamated company.” We sometimes refer to the consummation of the amalgamation as the “closing” and the date of such consummation of the amalgamation as the “closing date.”

Q:	Why are the parties proposing the amalgamation?

A: Based on a number of factors described under “The Amalgamation—Reasons Why Max’s Board of Directors Recommends Approval of the Share Issuance,” Max’s board of directors believes that the combined company will establish itself as a leading specialty insurance and reinsurance company, operating through established platforms with the enhanced scale and financial flexibility to manage its business and deliver superior value over time. Max’s board of directors considered a number of factors in deciding to approve the amalgamation agreement and to recommend approval of the share issuance and each of the Max name changes to its shareholders, including the benefits from combined financial and complementary underwriting resources as well as recent and anticipated consolidation in the insurance and reinsurance industry. In the course of making the above determinations and recommendations, Max’s board of directors considered a number of potential benefits of the amalgamation as well as risks associated with the amalgamation, and in the aggregate Max’s board of directors believes the potential benefits support its decision.

Based on a number of factors described under “The Amalgamation—Reasons Why Harbor Point’s Board of Directors Recommends Approval of the Amalgamation,” Harbor Point’s board of directors believes that the amalgamation will create a combined specialty insurance and reinsurance company that will provide long-term value to Harbor Point’s shareholders. In particular, Harbor Point’s board of directors believes that the combined company will benefit from the combined financial resources, management and personnel of Harbor Point and Max and will be able to better capitalize on opportunities in the reinsurance and insurance industry than Harbor Point could as a stand-alone entity.

Q:	Why are Max and Harbor Point seeking to change their names?

A: The parties have agreed to change the names of the companies to create a new brand identity that reflects the parties’ commitment to fully integrate the companies as equals.

Q:	What will Harbor Point shareholders receive in the amalgamation?

A: Under the terms of the amalgamation agreement, each Harbor Point common share (excluding any Harbor Point common shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will be converted into the right to receive 3.7769 Max common shares upon closing. We refer to this number of Max common shares as the “exchange ratio.” Harbor Point shareholders will not receive any fractional Max common shares in the amalgamation. Instead, Harbor Point shareholders will be paid cash in lieu of the fractional interest in Max common shares to which such shareholders would otherwise be entitled as described under “The Amalgamation Agreement—Amalgamation Consideration.” We refer to the right to receive a number of Max common shares based on the exchange ratio and the right to receive any cash in lieu of fractional shares, collectively, as the “amalgamation consideration.”

Q:	What percentage of Max common shares will the current holders of Harbor Point common shares own, in the aggregate, after the amalgamation?

A: Based on Max’s and Harbor Point’s respective capitalizations as of December 31, 2009 and the exchange ratio of 3.7769, the parties estimate that current Harbor Point shareholders will own, in the aggregate, approximately 52% of the issued and outstanding common shares of the combined company on a fully-diluted basis following closing.

Q:	Are shareholders able to exercise appraisal rights?

A1: Max shareholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the Max special meeting.

A2: Harbor Point shareholders of record who do not vote in favor of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and who are not satisfied that they have been offered fair value for their Harbor Point common shares may exercise, within one month after the date the notice convening the Harbor Point special meeting is deemed to have been received, appraisal rights under Bermuda law to have the fair value of their Harbor Point common shares appraised by the Supreme Court of Bermuda, which we refer to as the “Court,” subject to compliance with all of the required procedures, as described under “The Amalgamation—Dissenters’ Rights of Appraisal for Harbor Point Shareholders.” Max may terminate the amalgamation agreement if the total number of Harbor Point common shares for which appraisal rights have been properly exercised pursuant to Bermuda law exceeds 15% of the Harbor Point common shares outstanding on the business day immediately following the last day on which Harbor Point shareholders can require appraisal of their Harbor Point common shares pursuant to Bermuda law.

Q:	When do the parties expect to complete the amalgamation?

A: The parties expect to complete the amalgamation in the second quarter of 2010, although there can be no assurance that the parties will be able to do so. The closing is subject to customary closing conditions, including shareholder approvals and receipt of certain insurance and other regulatory approvals. Please see “The Amalgamation Agreement—Conditions to the Amalgamation.”

Q:	What will be the composition of the board of directors of Max following the amalgamation?

A: The combined company’s board of directors will have 14 directors, consisting of seven current Max directors (Messrs. W. Marston Becker (Chief Executive Officer), Gordon F. Cheesbrough (Co-Deputy Chairman), K. Bruce Connell, Willis T. King, Jr., James MacNaughton, Mario P. Torsiello and James L. Zech), and seven Harbor Point designees (Ms. Meryl D. Hartzband and Messrs. John R. Berger (Vice Chairman), James D. Carey (Co-Deputy Chairman), W. Thomas Forrester, Stephan F. Newhouse, Michael O’Reilly (Chairman of the Board) and Andrew H. Rush).

Q:	How will the combined company be managed?

A: The combined company’s management will be drawn from the existing Max and Harbor Point management teams. This combined management team will be led by Mr. Becker, Max’s current Chairman of the Board and Chief Executive Officer, who will serve as President and Chief Executive Officer of the combined company. Mr. Berger, Harbor Point’s current Chief Executive Officer and President, will serve as Vice Chairman of the combined company’s board of directors, Chairman of the Underwriting Committee of the combined company and Chief Executive Officer of the reinsurance business of the combined company. Mr. Minton, Max’s current Chief Operating Officer, will serve as the Chief Operating Officer of the combined company. See “Management of the Combined Company Following the Amalgamation.”

Q:	What are the U.S. federal income tax consequences of the amalgamation?

A: The conversion of Harbor Point common shares into Max common shares pursuant to the amalgamation generally will be a tax-free reorganization for U.S. federal income tax purposes for U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) who will own less than five percent of the issued Max common shares following the amalgamation. Accordingly, a U.S. holder who will own after the amalgamation less than five percent of the issued Max common shares generally will not recognize any gain or loss for U.S. federal income tax purposes on the conversion of its Harbor Point common shares into Max common shares in the amalgamation, but may recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional Max common shares.

YOU SHOULD READ “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” BELOW FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMALGAMATION. TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE AMALGAMATION TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, THE PARTIES URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE AMALGAMATION TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q:	What shareholder vote is required to approve the items to be voted on at each shareholder meeting?

A1: With respect to the Max special meeting, the affirmative vote of a majority of the votes cast at the Max special meeting at which a quorum is present in accordance with Max’s bye-laws, is required to approve the share issuance and each of the Max name changes and any other matter to be acted on, including any adjournment proposal.

Max’s directors, certain officers and Moore Holdings, LLC and its affiliates, who collectively owned approximately 12.3% of the voting power of the outstanding Max common shares as of March 22, 2010 (after applying certain voting cut-backs in accordance with Max’s bye-laws), have agreed to vote in favor of the share issuance and each of the Max name changes at the Max special meeting.

A2: With respect to the Harbor Point special meeting, the affirmative vote of at least three-fourths of the votes cast at the Harbor Point special meeting, at which a quorum is present in accordance with Harbor Point’s bye-laws, is required to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation. The affirmative vote of a majority of the votes cast at the Harbor Point special meeting is required to approve each of the Harbor Point name changes or any adjournment proposal.

Harbor Point’s directors, certain officers and certain other significant shareholders of Harbor Point, who collectively owned approximately 49.7% of the voting power of the outstanding Harbor Point common shares as of March 22, 2010 (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws), have agreed to vote in favor of approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and approval of the Harbor Point name changes at the Harbor Point special meeting.

Q:	Do the boards of directors of Max and Harbor Point recommend approval of the proposals?

A1: Yes. Max’s board of directors, taking into consideration the reasons discussed under “The Amalgamation—Reasons Why Max’s Board of Directors Recommends Approval of the Share Issuance,” unanimously approved and adopted the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, and authorized and approved the share issuance and each of the Max name changes. Max’s board of directors deems it advisable and fair to, and in the best interests of, Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated by the amalgamation agreement, including the share issuance. Max’s board of directors recommends that you vote “FOR” each proposal on the Max proxy card.

A2: Yes. Harbor Point’s board of directors, taking into consideration the reasons discussed under “The Amalgamation—Reasons Why Harbor Point’s Board of Directors Recommends Approval of the Amalgamation,” unanimously approved and adopted the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, and approved the Harbor Point name changes, and determined that the amalgamation is advisable and fair to, and in the best interests of, Harbor Point. Harbor Point’s board of directors recommends that Harbor Point shareholders vote “FOR” each proposal on the Harbor Point proxy card.

Q:	What is the record date for each special meeting?

A1: The record date for the Max special meeting is March 22, 2010. Only Max shareholders at the close of business on the record date will be entitled to notice of, and to vote at, the Max special meeting or any adjournment or postponement thereof.

A2: The record date for the Harbor Point special meeting is March 22, 2010. Only Harbor Point shareholders at the close of business on the record date will be entitled to notice of, and to vote at, the Harbor Point special meeting or any adjournment or postponement thereof.

Q:	What do I need to do now?

A: The parties urge you to read carefully this joint proxy statement/prospectus, including its annexes and the documents incorporated by reference herein. You should also consult with your accounting, legal and tax advisors and consider reviewing the documents referenced under “Where You Can Find More Information.” Once you have considered all relevant information, the parties encourage you to fill in and return the relevant proxy card (if you are a shareholder of record) or voting instruction form you receive from your bank, broker or other nominee (if you are a Max shareholder who holds your shares through a bank, broker or other nominee).

Q:	How do I vote my shares if I am a shareholder of record?

A1: Max shareholders of record as of the record date should indicate how they want to vote on their Max proxy card and then sign, date and mail their proxy card in the enclosed return envelope as soon as possible so that their Max common shares may be represented at the Max special meeting, or follow the instructions on the Max proxy card to complete their proxy card on the Internet at the website indicated or by telephone. Max shareholders may also attend the Max special meeting in person instead of submitting a proxy. Most shareholders of Max hold their Max common shares in “street name” rather than directly in their own name. If you hold your Max common shares in a brokerage account or in “street name,” the proxy materials are being forwarded to you by your bank, broker or other nominee together with a voting instruction form. If you are not the shareholder of record, you may not vote your Max common shares in person at the meeting unless you have followed the procedures described below. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Max special meeting. Internet voting is available through 1:00 p.m. Atlantic Time on the business day prior to the Max special meeting.

A2: Harbor Point shareholders of record should indicate how they want to vote on their Harbor Point proxy card and then sign, date and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the Harbor Point special meeting. Harbor Point shareholders may also attend the Harbor Point special meeting in person instead of submitting a proxy. Abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Harbor Point special meeting.

Q:	If my Max common shares are held in a brokerage account or in “street name,” will my broker vote my shares for me?

A: If you are a Max shareholder, and if you do not provide your bank, broker or other nominee with instructions on how to vote your street name shares, your bank, broker or other nominee will not be permitted to vote them unless your bank, broker or other nominee has discretionary authority to vote such “street name” shares. Please review the voting form used by your bank, broker or other nominee to see if you can submit your voting instructions by telephone or the Internet. Also, if your bank, broker or other nominee has indicated on the relevant proxy that it does not have discretionary authority to vote such street name shares, your bank, broker or other nominee will not be permitted to vote them. Either of these situations results in a “broker non-vote.”

A “broker non-vote” will not be considered as entitled to vote with respect to any matter presented at the Max special meeting, but will be counted for purposes of establishing a quorum, provided that your bank, broker or other nominee is in attendance in person or by proxy. You should, therefore, provide your bank, broker or other nominee with instructions on how to vote your shares or arrange to attend the Max special meeting and vote your shares in person to avoid a “broker non-vote.” If your bank, broker or other nominee holds your shares and you attend the Max special meeting in person, you should bring a letter from your bank, broker or other nominee identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the Max special meeting.

Q:	What do I do if I want to change my vote?

A: You may change your vote at any time before the vote takes place at the Max special meeting or the Harbor Point special meeting, as the case may be. To do so, you may either complete and submit a new proxy card with a later date or send a written notice stating that you would like to revoke your proxy. If you are a Max shareholder, you may also complete and submit a new proxy card by telephone or the Internet.

In addition, you may elect to attend the Max special meeting or the Harbor Point special meeting, as the case may be, and vote in person, as described above. If you are a Max shareholder and you hold your Max common shares through a bank, broker or other nominee, you may revoke the instructions only by informing the bank, broker or other nominee in accordance with any procedures established by that bank, broker or other nominee.

Q:	What effect do abstentions and “broker non-votes” have on the proposals?

A: Abstentions and, in the case of the Max special meeting, “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Max special meeting or Harbor Point special meeting, as the case may be. Because the vote required to approve the proposals is the affirmative vote of the specified required percentage of the votes cast assuming a quorum is present, an abstention or, if applicable, “broker non-vote” with respect to any proposal to be voted on at the Max special meeting or Harbor Point special meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Q:	Should I send in my Harbor Point share certificates now?

A: No. If the amalgamation is consummated, written instructions will be sent to Harbor Point shareholders with respect to the exchange of their Harbor Point common shares for the amalgamation consideration following the closing.

Q:	Who can I contact with any additional questions?

A1: Max shareholders:

If you have additional questions about the amalgamation, you should contact MacKenzie Partners, Inc. at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

If you would like additional copies of this joint proxy statement/prospectus, or if you need assistance voting your shares, you should contact MacKenzie Partners, Inc. at the address and/or telephone numbers set forth above or you may contact Joseph W. Roberts, Chief Financial Officer of Max, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, of Max, at (441) 295-8800.

A2: Harbor Point shareholders:

If you have additional questions about the amalgamation, you should contact:

Carol S. Rivers, Esq.

Harbor Point Limited

Chesney House

96 Pitts Bay Road

Pembroke HM 08

Bermuda

Telephone: (441) 292-5330

If you would like additional copies of this joint proxy statement/prospectus you should contact MacKenzie Partners, Inc. at the address and/or telephone numbers set forth above or you may contact Gayle Gorman, Senior Vice President of Harbor Point, at (441) 292-5330.

SUMMARY

This summary highlights the material information in this joint proxy statement/prospectus. To fully understand Max’s and Harbor Point’s proposals, and for a more complete description of the legal terms of the amalgamation, you should carefully read this entire joint proxy statement/prospectus, including the annexes and documents incorporated by reference herein, and the other documents to which the parties have referred you. For information on how to obtain the documents that are on file with the Securities and Exchange Commission, which we refer to as the “SEC,” please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Max

Max is a Bermuda-headquartered global provider of specialty insurance and reinsurance products for the property and casualty market, with underwriting operations based in Bermuda, Ireland, the United States and the United Kingdom and offices in Latin America. Max underwrites a diversified portfolio of risks and serves clients ranging from Fortune 1000 companies to small owner-operated businesses. Max also provides reinsurance for the life and annuity market when opportunities arise. Max had approximately $1,564.6 million and $1,280.3 million in consolidated shareholders’ equity as of December 31, 2009 and December 31, 2008, respectively.

Max was incorporated on July 8, 1999 under the laws of Bermuda. Max common shares are quoted on the Nasdaq Global Select Market under the ticker symbol “MXGL” and the Bermuda Stock Exchange under the ticker symbol “MXGL.BH.” Max’s principal executive offices are located at Max House, 2 Front Street, Hamilton HM 11, Bermuda and its telephone number is (441) 295-8800. For additional information about Max and its business, including how to obtain the documents that Max has filed with the SEC, see “Where You Can Find More Information.”

Harbor Point

Harbor Point is a Bermuda-based reinsurance holding company. Through its operations in Bermuda, the United States and the United Kingdom, Harbor Point provides a broad range of reinsurance products on a worldwide basis. Effective December 15, 2005, Harbor Point acquired the continuing operations and certain assets of Chubb Re, Inc., which we refer to as “Chubb Re,” the assumed reinsurance business unit of The Chubb Corporation, which we refer to as “Chubb.” These assets included the renewal rights to the in-force assumed reinsurance business underwritten, placed and serviced by Chubb Re on behalf of Federal Insurance Company, which we refer to as “Federal,” the principal operating subsidiary of Chubb. Harbor Point generally did not assume the business underwritten by Chubb Re prior to December 15, 2005. Harbor Point had approximately $1,889.7 million and $1,691.5 million in consolidated shareholders’ equity as of December 31, 2009 and December 31, 2008, respectively.

Harbor Point, a privately held company, was organized under the laws of Bermuda on October 24, 2005 by a group of shareholders led by Stone Point Capital LLC. Harbor Point’s principal executive offices are located at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is (441) 292-5330. For additional information about Harbor Point and its business, see “Business of Harbor Point.”

The Max Special Meeting

The Max special meeting will take place at its principal executive offices, located at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on April 29, 2010 at 11:00 a.m. Atlantic Time. At the Max special meeting, Max shareholders will be asked:

•	Proposal 1: to approve the share issuance;

•	Proposal 2: to approve the Max Capital name change;

•	Proposal 3: to authorize the approval of the Max Bermuda name change; and

•

Proposal 4: to transact such other business, if any, as may lawfully be brought before the Max special meeting, including to approve an adjournment of the Max special meeting for the solicitation of additional proxies from Max shareholders in favor of any of the above proposals.

Max Record Date

Only shareholders of record, as shown by Max’s transfer books, at the close of business on March 22, 2010, which is the record date for the Max special meeting, will be entitled to notice of, and to vote at, the Max special meeting or any adjournment or postponement thereof. If you held Max common shares in a brokerage account or in “street name” as of the record date, you may only vote at the Max special meeting by following the voting instructions provided to you by your bank, broker or other nominee.

Quorum

The presence, in person or by proxy, of the holders in excess of 50% of the issued and outstanding Max common shares as of the close of business on March 22, 2010, the record date of the Max special meeting, is necessary to constitute a quorum at the Max special meeting.

Required Vote

The vote required for each of the above items is set forth below under the description of each proposal. See “Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations.”

Voting Securities

As of March 22, 2010, the record date for the Max special meeting, there were 56,983,638 Max common shares issued and outstanding. The Max common shares are the only class of Max securities that are entitled to vote at the Max special meeting or at any adjournment or postponement thereof.

Each Max common share entitles its holder to one vote on each matter that is voted upon by poll at the Max special meeting or any adjournment or postponement thereof, subject to certain provisions of Max’s bye-laws that reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in Max’s bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of Max common shares. In addition, Max’s board of directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, Max requests that any holder of Max common shares with reason to believe that it is a shareholder whose common shares constitute 9.5% or more of the voting power of Max, each of which we refer to as a “Max 9.5% Shareholder,” contact Max promptly so that it may determine whether the voting power of such holder’s Max common shares should be reduced. By submitting a proxy, a holder of Max common shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a Max 9.5% Shareholder.

Max’s board of directors may require any holder of Max common shares to provide information as to that shareholder’s beneficial ownership of Max common shares, the names of persons having beneficial ownership of the shareholder’s Max common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Max common shares attributable to any person. Max’s board of directors may disregard the votes attached to Max common shares of any holder who fails to respond to such a request or who, in the judgment of Max’s board of directors, submits incomplete or inaccurate information. Max’s directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Max common shares of any shareholder to ensure that no U.S. person shall be a Max 9.5% Shareholder at any time.

Abstentions and “Broker Non-Votes”

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before the Max special meeting. Because the vote required to approve the proposals at the Max special meeting is the affirmative vote of a majority of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the Max special meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

The Harbor Point Special Meeting

The Harbor Point special meeting will take place at its principal executive offices, located at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, on April 29, 2010 at 11:00 a.m. Atlantic Time for the following purposes:

•	Proposal 1: to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation;

•	Proposal 2: to authorize the approval of the HP Bermuda name change;

•	Proposal 3: to authorize the approval of the HP Agency name change;

•	Proposal 4: to authorize the approval of the HP Investments Europe name change; and

•

Proposal 5: to transact such other business, if any, as may lawfully be brought before the Harbor Point special meeting, including to approve an adjournment of the Harbor Point special meeting for the solicitation of additional proxies from Harbor Point shareholders in favor of any of the above proposals.

Harbor Point Record Date

Only Harbor Point shareholders, as shown on Harbor Point’s register of members, at the close of business on March 22, 2010, which is the record date for the Harbor Point special meeting, will be entitled to notice of, and to vote at, the Harbor Point special meeting or any adjournment or postponement thereof.

Quorum

The presence in person or by proxy of the holders of more than 50% of the aggregate voting power of Harbor Point at the commencement of the Harbor Point special meeting is necessary to constitute a quorum at the Harbor Point special meeting.

Required Vote

The vote required for each of the above items is set forth below under the description of each proposal. See “Proposals to be Submitted to Harbor Point Shareholders; Voting Requirements and Recommendations.”

Voting Securities

As of March 22, 2010, the record date for the Harbor Point special meeting, there were 16,542,522 Harbor Point common shares issued and outstanding. Harbor Point common shares are the only class of Harbor Point securities that are entitled to vote at the Harbor Point special meeting or any adjournment or postponement thereof.

Each Harbor Point common share entitles its holder to one vote on each matter that is voted upon by poll at the Harbor Point special meeting or any adjournment or postponement thereof, subject to certain provisions of Harbor Point’s bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in Harbor Point’s bye-laws, 9.5% or more of the voting power outstanding to less than 9.5% of the total voting power of Harbor Point common shares (or with respect to Chubb and its affiliates, 24.5% or more of the voting power outstanding to less than 24.5% of the total voting power of Harbor Point common shares). In addition, Harbor Point’s board of directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction in votes is generally to be applied in descending order based on the percentage of shares held by each shareholder. However, any reduction in voting power attributable to a non-U.S. holder will be made last. The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5% or 24.5%, as applicable, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, Harbor Point requests that any holder of Harbor Point common shares with reason to believe that it is a shareholder whose Harbor Point common shares constitute 9.5% or more of the voting power of outstanding Harbor Point common shares, each of which we refer to as a “Harbor Point 9.5% Shareholder,” or, in the case of Chubb and its affiliates, 24.5% or more of the voting power of outstanding Harbor Point common shares, each of which we refer to as a “Harbor Point 24.5% Shareholder,” contact Harbor Point promptly so that it may determine whether the voting power of such holder’s common shares should be reduced.

Harbor Point’s board of directors is empowered to require any holder of Harbor Point common shares to provide information for the purpose of determining whether any holder’s voting rights should be adjusted. Additionally, Harbor Point’s board of directors may disregard the votes attached to Harbor Point common shares of any holder who fails to respond to such a request or who, in the judgment of Harbor Point’s board of directors, submits incomplete or inaccurate information. Harbor Point’s board of directors retains certain discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Harbor Point common shares of any shareholder to ensure that no person shall be a Harbor Point 9.5% Shareholder or a Harbor Point 24.5% Shareholder, as applicable, at any time.

Abstentions

Abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Harbor Point special meeting. Because the vote required to approve the proposals at the Harbor Point special meeting is the affirmative vote of three-fourths of the votes cast or a majority of the votes cast, depending on the proposal, assuming a quorum is present, an abstention with respect to any proposal to be voted on at the Harbor Point special meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

The Amalgamation

General Description

Pursuant to the amalgamation agreement, Harbor Point will amalgamate with Alterra Holdings, a direct, wholly owned subsidiary of Max, with the amalgamated company continuing as a direct, wholly owned subsidiary of the combined company and succeeding to and assuming all of the rights, properties, liabilities and obligations of Harbor Point and Alterra Holdings. The closing is expected to occur on the second business day after the satisfaction or waiver of the closing conditions set forth in the amalgamation agreement, unless otherwise agreed in writing by the parties. The amalgamation will become effective upon the issuance of the certificate of amalgamation by the Registrar of Companies in Bermuda or such other time as the certificate of amalgamation may provide, which we refer to as the “effective time.” The consummation of the amalgamation is subject to the conditions set forth in the amalgamation agreement. Max, Alterra Holdings and Harbor Point will cause the application for the registration of an amalgamated company to be filed with the Registrar of Companies in Bermuda on or prior to the closing date.

Immediately following the amalgamation, subject to approval by Max shareholders of the Max Capital name change, Max will change its name to “Alterra Capital Holdings Limited.” The combined company will serve as the Bermuda-based holding company for the existing global specialty insurance and reinsurance operating subsidiaries of Harbor Point (through the amalgamated company) and Max. Following the amalgamation, the combined company will continue to trade on the Nasdaq Global Select Market under its new name and the ticker symbol “ALTE” and the Bermuda Stock Exchange under the symbol “ALTE.BH.”

Following the consummation of the amalgamation, based on Max’s and Harbor Point’s respective capitalizations as of December 31, 2009 and the exchange ratio of 3.7769 Max common shares for each Harbor Point common share, current Harbor Point shareholders will own approximately 52% of the issued and outstanding shares of the combined company on a fully diluted basis.

Recommendations of the Max Board of Directors

On March 3, 2010, Max’s board of directors unanimously adopted the amalgamation agreement and deemed it advisable and fair to, and in the best interests of, Max to enter into the amalgamation agreement and to consummate the other transactions contemplated thereby. Max’s board of directors has approved and adopted the amalgamation agreement and the transactions contemplated thereby, and authorized and approved the share issuance and each of the Max name changes. Max’s board of directors deems it advisable and fair to, and in the best interests of, Max to enter into the amalgamation agreement and to consummate the share issuance and the other transactions contemplated by the amalgamation agreement. Max’s board of directors recommends that Max shareholders vote “FOR” each proposal on the Max proxy card.

Recommendations of the Harbor Point Board of Directors

On March 3, 2010, Harbor Point’s board of directors unanimously adopted the amalgamation agreement and deemed it advisable and fair to, and in the best interests of, Harbor Point to enter into the amalgamation agreement and to consummate the other transactions contemplated thereby. Harbor Point’s board of directors has approved and adopted the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, and approved the Harbor Point name changes, and determined that the amalgamation is advisable and fair to, and in the best interests of, Harbor Point. Harbor Point’s board of directors recommends that Harbor Point shareholders vote “FOR” each proposal on the Harbor Point proxy card.

Reasons Why Max’s Board of Directors Recommends Approval of the Share Issuance

Max’s board of directors believes the combined company will establish itself as a leading specialty insurance and reinsurance company, operating through established platforms with the enhanced scale and financial flexibility to manage its business and deliver superior value over time. Max’s board of directors considered a number of factors in deciding to approve the amalgamation agreement and to recommend approval of the share issuance and each of the Max name changes to its shareholders, including the benefits from the combined financial and complementary underwriting resources as well as recent and anticipated consolidation in the insurance and reinsurance industry. In the course of making the above determinations and recommendations,

Max’s board of directors considered a number of potential benefits of the amalgamation as well as risks associated with the amalgamation and, in the aggregate, Max’s board of directors believes the potential benefits supported its decision.

Reasons Why Harbor Point’s Board of Directors Recommends Approval of the Amalgamation

Harbor Point’s board of directors believes that the amalgamation will create a combined specialty insurance and reinsurance company that will provide long-term value to Harbor Point’s shareholders. In particular, Harbor Point’s board of directors believes that the combined company will benefit from the combined financial resources, management and personnel of Harbor Point and Max and will be able to better capitalize on opportunities in the reinsurance and insurance industry than Harbor Point could as a stand-alone entity. In the course of making the above determinations and recommendations, Harbor Point’s board of directors considered a wide range of financial, legal and market factors, which, in the aggregate, Harbor Point’s board of directors believes supported its decision.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max

Max engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as “BofA Merrill Lynch,” to act as Max’s financial advisor in connection with a possible merger of equals transaction with Harbor Point. In connection with the amalgamation, on March 3, 2010, BofA Merrill Lynch rendered an oral opinion to the board of directors of Max, which it later confirmed in writing on the same date, that, as of that date, and based upon and subject to the various assumptions and limitations described in the opinion, the exchange ratio was fair from a financial point of view to Max. The full text of BofA Merrill Lynch’s opinion, dated March 3, 2010, is attached as Annex B and is incorporated by reference into this joint proxy statement/prospectus. Max shareholders are encouraged to read BofA Merrill Lynch’s opinion carefully in its entirety. BofA Merrill Lynch’s opinion relates only to the fairness, from a financial point of view, of the exchange ratio to Max, and does not constitute a recommendation to any Max shareholder as to how such shareholder should vote or act with respect to the amalgamation or any matters relating to the amalgamation. See also “The Amalgamation—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max.”

Opinion of Deutsche Bank Securities Inc., Financial Advisor to Max

Max also engaged Deutsche Bank Securities Inc., which we refer to as “Deutsche Bank,” to act as an additional financial advisor to Max in connection with the amalgamation. At the March 3, 2010 meeting of the Max board of directors, Deutsche Bank rendered an oral opinion, subsequently confirmed in writing on the same date, to the board of directors of Max to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to Max. The full text of the written opinion of Deutsche Bank, dated March 3, 2010, which sets forth, among other things, the assumptions made, matters considered, and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex C and is incorporated by reference into this joint proxy statement/prospectus. Max shareholders are urged to read Deutsche Bank’s opinion carefully and in its entirety. Deutsche Bank’s opinion relates only to the fairness, from a financial point of view, of the exchange ratio to Max, and does not constitute a recommendation to any Max shareholder as to how such shareholder should vote or act with respect to any matters relating to the amalgamation. See also “The Amalgamation—Opinion of Deutsche Bank Securities Inc., Financial Advisor to Max.”

Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point

Harbor Point engaged Willis Securities, Inc., which we refer to as “Willis Capital Markets & Advisory,” to act as its financial advisor in connection with a possible amalgamation or similar transaction with Max. At the meeting of Harbor Point’s board of directors on March 3, 2010, Willis Capital Markets & Advisory rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors of Harbor Point that, as of such date and based upon and subject to the factors, qualifications, limitations and assumptions stated in the opinion, the exchange ratio of 3.7769 Max common shares for each Harbor Point common share was fair, from a financial point of view, to the holders of Harbor Point common shares (other than Max and its affiliates). The full text of Willis Capital Markets & Advisory’s written opinion, dated March 3, 2010, is attached as Annex D and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Willis Capital Markets & Advisory’s written opinion sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion. Harbor Point’s shareholders are encouraged to read the opinion carefully in its entirety. Willis Capital Markets & Advisory’s opinion relates only to the fairness, from a financial point of view, of the exchange ratio to the holders of Harbor Point common shares (other than Max and its affiliates) and does not constitute a recommendation to any Harbor Point shareholder as to how such shareholder should act or vote in connection with the amalgamation or any other matter. See also “The Amalgamation—Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point.”

Interests of Max Directors and Executive Officers in the Amalgamation

In considering the recommendations of Max’s board of directors that Max shareholders vote “FOR” the share issuance, each of the Max name changes and each other proposal on the Max proxy and Max shareholders should be aware that certain of Max’s executive officers and Max’s directors have interests in the amalgamation that are different from, and/or in addition to, the interests of the Max shareholders generally. Max’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with Harbor Point and in recommending that the Max shareholders approve the proposals to be voted upon at the Max special meeting.

The rights of Max’s directors and executive officers with respect to outstanding equity awards and certain grants to be made following the consummation of the amalgamation, the rights of certain of Max’s executive officers under their respective employment agreements, and the rights of Max’s directors and officers to indemnification and the maintenance of directors’ and officers’ liability insurance are described below under “The Amalgamation—Interests of Max Directors and Executive Officers in the Amalgamation.”

Interests of Harbor Point Directors and Executive Officers in the Amalgamation

In considering the recommendations of Harbor Point’s board of directors that Harbor Point shareholders vote “FOR” the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation, each of the Harbor Point name changes and each other proposal on the Harbor Point proxy card, Harbor Point shareholders should be aware that certain of Harbor Point’s executive officers and Harbor Point’s directors have interests in the amalgamation that are different from, and/or in addition to, the interests of the Harbor Point shareholders generally. Harbor Point’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with Max and in recommending that Harbor Point shareholders approve the proposals to be voted upon at the Harbor Point special meeting.

The rights of Harbor Point’s directors and executive officers with respect to outstanding equity awards and certain grants to be made following the consummation of the amalgamation, the rights of certain of Harbor Point’s executive officers under their respective employment agreements, and the rights of Harbor Point’s directors and officers to indemnification and the maintenance of directors’ and officers’ liability insurance are described below under “The Amalgamation—Interests of Harbor Point Directors and Executive Officers in the Amalgamation.”

Dividends and Distributions

Max regularly pays a quarterly cash dividend on Max common shares. Under the terms of the amalgamation agreement, prior to the closing, Max is permitted to declare and pay ordinary course quarterly cash dividends on Max common shares with record and payment dates consistent with recent past practice. To the extent that Max declares or pays a quarterly dividend between signing and closing, Harbor Point may declare and pay a dividend to the holders of Harbor Point common shares (including restricted Harbor Point common shares), warrants to purchase Harbor Point common shares, which we refer to as “Harbor Point warrants” (in accordance with their terms), and options to purchase Harbor Point common shares, which we refer to as “Harbor Point options” (but only to the extent such Harbor Point options will be vested as of December 31, 2010), in an amount per share equal to the product of (1) the per share amount of the corresponding Max dividend and (2) 3.5651. See “The Amalgamation—Dividends and Distributions.”

Anticipated Accounting Treatment

The amalgamation will be accounted for under the acquisition method of accounting. For additional information regarding the accounting treatment of the amalgamation, see “The Amalgamation—Anticipated Accounting Treatment.”

Amalgamation Agreement

The amalgamation agreement is attached as Annex A to this joint proxy statement/prospectus, which is incorporated by reference in its entirety herein. You should read the amalgamation agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the amalgamation.

Structure of the Amalgamation

Pursuant to the amalgamation agreement, Harbor Point will amalgamate with Alterra Holdings, a direct, wholly owned subsidiary of Max, with the amalgamated company continuing as a direct, wholly owned subsidiary of the combined company and succeeding to and assuming all of the rights, properties, liabilities and obligations of Harbor Point and Alterra Holdings. The name of the amalgamated company will be “Alterra Holdings Limited.” Following the closing, Max will be renamed “Alterra Capital Holdings Limited.”

Closing; Completion of the Amalgamation

The closing is expected to occur on the second business day after the satisfaction or waiver of all closing conditions, unless otherwise agreed in writing by the parties.

The effective time of the amalgamation will occur upon the issuance of the certificate of amalgamation by the Registrar of Companies in Bermuda or such other time as the certificate of amalgamation may provide. Max, Alterra Holdings and Harbor Point will cause the application for the registration of an amalgamated company to be filed with the Registrar of Companies in Bermuda on or prior to the closing date.

Amalgamation Consideration

At the effective time, each Harbor Point common share issued and outstanding immediately prior to the effective time (excluding any dissenting shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will be converted into the right to receive, subject to adjustment as described below:

•	3.7769 Max common shares; and

•	cash consideration in lieu of fractional shares.

Conduct of Business Pending the Closing of the Amalgamation

Each of Max and Harbor Point has agreed that, subject to certain exceptions or as consented to in writing by the other party, during the period from the signing of the amalgamation agreement to the effective time, it and its subsidiaries, among other things, (1) will conduct its respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain permits and licenses and preserve relationships with its employees, investment advisors and managers, customers, policyholders, reinsureds, retrocedents, regulators, agents, administrators, lenders and financing providers and others having business dealings with it and (2) will not, and will not permit any of its subsidiaries, to take certain actions. See “The Amalgamation Agreement—Conduct of Business Pending the Closing of the Amalgamation.”

Combined Company Options and Warrants

Upon the payment of dividends by the combined company, the option holders and warrant holders may receive such dividends, dividend equivalents or exercise price adjustments in certain circumstances following the amalgamation. See “The Amalgamation Agreement—Special Dividend,” “The Amalgamation Agreement—Interests of Max Directors and Executive Officers in the Amalgamation—Warrant Amendments” and “The Amalgamation Agreement—Waivers of Dividend Equivalents on Harbor Point Warrants.”

Special Dividend

It is the intention of Max and Harbor Point that, following the closing of the amalgamation, the board of directors of the combined company will declare, and the combined company will pay, a special cash dividend, which we refer to as the “special dividend,” to shareholders of the combined company as of a record date following the effective time of the amalgamation in an amount to be determined by the directors of the combined company after taking into account all relevant factors, including receipt of an indication from A.M. Best Company, Inc., which we refer to as “A.M. Best,” that each of the combined company’s insurance subsidiaries will maintain a Financial Strength Rating of at least “A” after giving effect to the special dividend. The parties contemplate that the special dividend will be $2.50 per share of the combined company (approximately $300 million in total). See “The Amalgamation Agreement—Special Dividend.”

Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point

Each of Max and Harbor Point and their respective subsidiaries may not, and must use its respective reasonable best efforts to direct its representatives not to, directly or indirectly, (1) solicit, initiate, encourage or facilitate any proposal or offer relating to, or that would reasonably be expected to lead to a “takeover proposal” (as defined in “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point”), (2) subject to certain exceptions, enter into or otherwise participate in any discussions or negotiations regarding, or provide any information to any person in connection with, or in furtherance of, any takeover proposal, (3) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any person with respect to it or any of its subsidiaries, (4) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any takeover proposal or submit a takeover proposal to a vote of its shareholders prior to the termination of the amalgamation agreement, (5) enter into or approve or recommend or publicly propose to approve or recommend the entering into any letter of intent or other similar agreement related to, any takeover proposal prior to the termination of the amalgamation agreement, or (6) authorize, commit or agree to do any of the foregoing, subject to certain exceptions with respect to a “superior proposal” (as defined in “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point”) in the case of (1), (2), (3) and, to the extent applicable, (6). See “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point.”

Each of Max and Harbor Point must provide the other party with notice within 24 hours of the receipt of any takeover proposal indicating the identity of the third party making such takeover proposal and the material terms and conditions of such takeover proposal and any related documentation and correspondence. In addition, a party that receives a takeover proposal must keep the other party fully informed on a reasonably current basis of the status of such takeover proposal (including any material changes to the terms and conditions of such takeover proposal).

Restrictions on Change in Recommendation by the Boards of Directors of Max or Harbor Point

The boards of directors of Harbor Point or Max may not (1) withdraw or modify, in any manner adverse to the other party, its recommendations to approve the share issuance (in the case of Max) or to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (in the case of Harbor Point), (2) fail to include its recommendation in this joint proxy statement/prospectus (in the case of Max) and in this joint proxy statement/prospectus and any related Harbor Point shareholder materials (in the case of Harbor Point), or (3) recommend any takeover proposal, unless, in each case, such board has concluded in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable law and, if such action is taken in connection with a takeover proposal, that such takeover proposal constitutes a superior proposal. Even if the board of directors of Max or Harbor Point has withdrawn or modified its recommendation of the share issuance (in the case of Max) or the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (in the case of Harbor Point), each will still be required to submit such matters to a vote at its respective special meeting. See “The Amalgamation Agreement—Restrictions on Change in Recommendation by the Boards of Directors of Max or Harbor Point.”

Conditions to the Amalgamation

Max’s and Harbor Point’s respective obligations to complete the amalgamation are subject to the fulfillment or waiver (by each of Max and Harbor Point) of certain conditions, including:

•

Max shall have obtained the required affirmative vote of its shareholders to approve the share issuance, and Harbor Point shall have obtained the required affirmative vote of its shareholders to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation;

•

the Max common shares to be issued or reserved for issuance in connection with the amalgamation shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•

certain regulatory filings, approvals or exemptions, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and with the Connecticut Insurance Department, shall have occurred or been obtained, in each case, without a “regulatory material adverse effect” (as defined in “The Amalgamation Agreement—Additional Agreements”);

•

the registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and shall not be the subject of any stop order or proceedings seeking a stop order;

•	no injunction or other legal restraints or prohibitions preventing the closing shall be in effect;

•

the amendments to Max’s syndicated credit facility, which we refer to as the “Max credit facility,” with Bank of America, National Association, as administrative agent, which we refer to as the “Max Agent,” and Harbor Point’s syndicated credit facility, which we refer to as the “Harbor Point credit facility,” with Bank of America, National Association, as administrative agent, which we refer to as the “Harbor Point Agent” shall each be in full force and effect or financing in lieu thereof shall be in full force and effect;

•

A.M. Best (1) shall have given oral or written notice to each of Max and Harbor Point that each of Max’s and Harbor Point’s respective insurance subsidiaries has been or will be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation and (2) shall not have given notice to Max or Harbor Point that any of such ratings will be downgraded, suspended, withdrawn or retracted (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute the failure of the condition described in this clause (2)); and

•

if a party has requested a post-shareholder meeting book value calculation pursuant to the amalgamation agreement, the final determination under the amalgamation agreement with respect to such calculation has been made; for additional information regarding the book value calculation pursuant to the amalgamation agreement, see “The Amalgamation Agreement—Book Value Calculations.”

Each of Max’s and Harbor Point’s obligations to complete the amalgamation is also separately subject to the satisfaction or waiver of a number of conditions including:

•

subject to the materiality standards provided in the amalgamation agreement, the representations and warranties of each other party in the amalgamation agreement will be true and correct, and each party will have performed its obligations under the amalgamation agreement (and each party will have received a certificate from the other party to such effect);

•	receipt by each of Max and Harbor Point of a tax opinion with respect to certain U.S. federal income tax consequences of the amalgamation; and

•	the receipt of executed lock-up agreements from certain holders of the other party’s common shares, which lock-up agreements shall be in full force and effect.

In addition, Harbor Point’s obligation to complete the amalgamation is also separately subject to the satisfaction or waiver of the following conditions:

•

the receipt of executed waivers from certain holders of Max benefit awards with respect to the vesting of those awards in connection with consummation of the amalgamation, which waivers shall be in full force and effect;

•

all required actions shall have been taken such that the designees of Harbor Point serving as post-closing directors of the combined company identified in “Management of the Combined Company Following the Amalgamation—Board of Directors” shall be appointed and entitled to serve as directors of the combined company;

•

the consent, termination and release agreement with respect to the existing shareholders’ agreement among Max, Max Bermuda Ltd., Moore Holdings, LLC, Moore Global Investments, Ltd. and Harbor Point, pursuant to which the Moore entities will consent to Max granting certain registration rights to certain Harbor Point shareholders shall be in full force and effect;

•

the receipt of executed waivers from employees holding warrants to purchase Max common shares, which we refer to as “Max warrants,” representing at least 75% of the Max common shares underlying the Max warrants held by Max employees outstanding on March 3, 2010 with respect to certain rights thereunder, which waivers shall be in full force and effect; and

•

either (1) the execution and delivery of an amendment to Max’s outstanding credit facility with The Bank of Nova Scotia, which we refer to as the “Nova Scotia credit facility,” (2) the payment in full of any and all indebtedness and other obligations owed by Max Bermuda Ltd. under the Nova Scotia credit facility and the termination thereof or (3) the receipt of evidence that the Nova Scotia credit facility is in compliance with the Harbor Point credit facility and the Max credit facility, which evidence is agreed to by the Max Agent and is reasonably acceptable to Harbor Point.

In addition, Max’s obligation to complete the amalgamation is also separately subject to the satisfaction or waiver of the following conditions:

•

the receipt of executed waivers from certain holders of Harbor Point options representing at least 75% of the Harbor Point shares underlying the Harbor Point options with respect to the entitlement to payment of dividend equivalents following the effective time (other than in respect of the special dividend contemplated to be declared and paid by the combined company following the effective time) which waivers shall be in full force and effect;

•	the existing securityholders’ agreement among Harbor Point and the securityholders named therein shall have been terminated; and

•	the waiver agreement, dated March 3, 2010, among HP Re Bermuda, Federal and the other parties thereto shall be in full force and effect.

Termination of the Amalgamation Agreement

The amalgamation agreement may be terminated, at any time prior to the effective time, by mutual written consent of Max and Harbor Point, and, subject to certain limitations described in the amalgamation agreement, by either Max or Harbor Point by notice to the other party, if any of the following occurs:

•

a regulatory approval required by the amalgamation agreement to be obtained has been denied or any governmental authority has taken any action permanently restraining or prohibiting the amalgamation and such denial or action has become final and non-appealable (provided that such termination right shall not be available to any party whose failure to comply in any material respect with any provision of the amalgamation agreement primarily contributed to any such denial or action);

•

the amalgamation has not been consummated on or prior to September 30, 2010 (provided that such termination right will not be available to any party whose failure to comply in any material respect with any provision of the amalgamation agreement primarily contributed to the failure of the effective time to occur on or prior to such date);

•

(1) the other party’s board of directors has modified or withdrawn its recommendation to its shareholders (including by failing to include its recommendation to shareholders in this joint proxy statement/prospectus), or (2) the other party has materially breached (A) its obligations regarding the holding of its special meeting or (B) its non-solicitation obligations under the amalgamation agreement;

•

the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 30 days following written notice to the breaching party or is not capable of being so remedied (provided that such termination right shall not be available to any party unless it is not in material breach of its obligations under the amalgamation agreement);

•

the Max shareholders have not approved the share issuance at the Max special meeting or the Harbor Point shareholders have not approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the amalgamation at the Harbor Point special meeting; or

•

A.M. Best shall have provided oral or written notice to either of Max or Harbor Point that any of Max’s and Harbor Point’s respective insurance subsidiaries will not be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right); provided that such termination will only take effect upon the earlier of (1) 30 days from the notice of termination and (2) September 30, 2010, and prior to the effectiveness of such termination the parties will engage in good faith discussions regarding such notice of termination.

The amalgamation agreement may be terminated, at any time prior to the effective time, subject to certain limitations described in the amalgamation agreement, by Max, if any of the following occurs:

•

if the total number of dissenting Harbor Point common shares for which appraisal rights have been properly exercised in accordance with Bermuda law exceeds 15% of the issued and outstanding Harbor Point common shares on the business day immediately following the last day on which Harbor Point shareholders can require appraisal of their Harbor Point common shares under Bermuda law;

•

following the Max special meeting, if Max’s shareholders have approved the share issuance and Harbor Point’s book value as of the business day immediately prior to the Max special meeting, determined pursuant to the procedures set forth in the amalgamation agreement, is less than 80% of Harbor Point’s book value as of December 31, 2009; or

•

if A.M. Best has given oral or written notice to Harbor Point that the Financial Strength Rating of any of Harbor Point’s insurance subsidiaries has been or will be suspended, withdrawn, retracted or downgraded below “A with stable outlook” (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right).

The amalgamation agreement may be terminated, at any time prior to the effective time, subject to certain limitations described in the amalgamation agreement, by Harbor Point, if any of the following occurs:

•

following the Harbor Point special meeting, if Harbor Point’s shareholders have approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and Max’s book value as of the business day immediately prior to the Harbor Point special meeting, determined pursuant to the procedures set forth in the amalgamation agreement, is less than 80% of Max’s book value as of December 31, 2009; or

•

if A.M. Best has given oral or written notice to Max that the Financial Strength Rating of any of Max’s insurance subsidiaries has been or will be suspended, withdrawn, retracted or downgraded below “A- with positive outlook” (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right).

Effects of Termination; Remedies

If the amalgamation agreement is terminated, the amalgamation agreement will become void, and there will be no liability or obligation of any party or its officers and directors under the amalgamation agreement, except as to certain limited provisions, or unless the termination resulted from the willful and material breach of any party of its obligations in the amalgamation agreement. None of the parties to the amalgamation agreement will be relieved or released from any liabilities or damages arising out of any such willful and material breach, and the parties acknowledge that such liabilities or damages may include, to the extent proven, the benefit of the bargain lost by a party’s shareholders, which will be deemed to be damages of such party in such event.

If either Max or Harbor Point terminates the amalgamation agreement under certain circumstances, either Max or Harbor Point may be required to pay the other party a termination fee of $60 million, as described under “The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies.”

In addition, the amalgamation agreement provides that:

•

Max may be required to pay Harbor Point a fee of $30 million, which we refer to as the “Max no approval fee,” in the case of termination following the failure of Max’s shareholders to approve the share issuance and an additional fee of $30 million if, within nine months of such termination, Max enters into a definitive agreement with respect to, or consummates, a takeover proposal;

•

the Max no approval fee will be increased to $40 million (with an additional $20 million payable in the circumstances described above during the nine month tail period) if, within 17 days of the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, either (1) Harbor Point shareholders (including those shareholders described in “Voting Agreements”) have entered into voting agreements with Max representing at least three-fourths of the outstanding voting power of the outstanding Harbor Point common shares (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws) or (2) Harbor Point shareholders approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation at the Harbor Point special meeting;

•

Harbor Point may be required to pay Max a fee of $30 million, which we refer to as the “Harbor Point no approval fee,” in the case of termination following the failure of Harbor Point’s shareholders to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and an additional fee of $30 million if, within nine months of such termination, Harbor Point enters into a definitive agreement with respect to, or consummates, a takeover proposal; and

•

neither the Max no approval fee nor the Harbor Point no approval fee shall be payable if Max or Harbor Point, as applicable, requests a calculation of the other party’s book value in accordance with the terms of the amalgamation agreement and, following receipt of shareholder approval at its own special meeting, would have had the right to terminate the amalgamation agreement because the other party’s book value as of one day prior to the requesting party’s special meeting was less than 80% of such party’s book value as of December 31, 2009, as described under “The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies” and “The Amalgamation Agreement—Book Value Calculations.”

Neither Max nor Harbor Point will be required to pay a termination fee in connection with terminations based on the suspension, withdrawal, retraction or downgrade of their insurance subsidiaries’ respective A.M. Best Financial Strength Ratings or a decline in its book value since December 31, 2009.

Voting Agreements

Harbor Point Shareholder Voting Agreements

Concurrently with the execution of the amalgamation agreement, Max entered into voting agreements with certain Harbor Point shareholders, which we refer to as the “Harbor Point shareholder voting agreements,” pursuant to which such shareholders have agreed to vote: (1) in favor of the adoption of the amalgamation agreement and approval of the terms thereof and of the amalgamation and the other transactions contemplated thereby; (2) in favor of any proposal that the board of directors of Harbor Point has determined is designed to facilitate the amalgamation, the determination of which has been disclosed in the proxy materials sent to Harbor Point shareholders, and has recommended that the Harbor Point shareholders adopt; (3) against any takeover proposal; and (4) against any amendments to Harbor Point’s organizational documents or other proposal or transaction involving Harbor Point or any of its subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the amalgamation or the other transactions contemplated by the amalgamation agreement or change, in any manner, the voting rights of any class of capital stock of Harbor Point. In addition, each shareholder party to the Harbor Point shareholder voting agreements has irrevocably granted to and appointed Max (and up to two of Max’s designated representatives) as such shareholder’s proxy to vote such shareholder’s Harbor Point common shares in accordance with the terms of the Harbor Point shareholder voting agreements, which proxy shall be effective only if such shareholder has not delivered to the Secretary of Harbor Point at least three business days prior to the applicable meeting of Harbor Point shareholders a duly executed proxy previously approved by Max voting such shareholder’s Harbor Point common shares in accordance with the terms of the applicable Harbor Point shareholder voting agreement.

Harbor Point has agreed in the amalgamation agreement to recognize the grant of such proxy and the exercise thereof by Max (or one of Max’s designated representatives) in accordance with the terms of the Harbor Point shareholder voting agreements.

The shareholders party to the Harbor Point shareholder voting agreements collectively own or control approximately 49.7% of the voting power of the outstanding Harbor Point common shares as of March 22, 2010 (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws).

Max Shareholder Voting Agreements

Concurrently with the execution of the amalgamation agreement, Harbor Point entered into a voting agreement with certain Max shareholders, which we refer to as the “Max shareholder voting agreements,” pursuant to which such shareholders have agreed to vote: (1) in favor of the share issuance; (2) in favor of any proposal that the board of directors of Max has determined is designed to facilitate the amalgamation, the determination of which is disclosed in the proxy materials sent to Max shareholders, and has recommended that the Max shareholders adopt; (3) against any takeover proposal; and (4) against any amendments to Max’s organizational documents or other proposal or transaction involving Max or any of its subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the amalgamation or the other transactions contemplated by the amalgamation agreement or change, in any manner, the voting rights of any class of capital stock of Max. In addition, each shareholder party to the Max shareholder voting agreements has irrevocably granted to and appointed Harbor Point (and up to two of Harbor Point’s designated representatives) as such shareholder’s proxy to vote such shareholder’s Max common shares in accordance with the terms of the Max shareholder voting agreements, which proxy shall be effective only if such shareholder has not delivered to the secretary of Max at least three business days prior to the applicable meeting of Max shareholders a duly executed proxy previously approved by Harbor Point voting such shareholder’s Max common shares in accordance with the terms of the applicable Max shareholder voting agreement.

Max has agreed in the amalgamation agreement to recognize the grant of such proxy and the exercise thereof by Harbor Point (or one of Harbor Point’s designated representatives) in accordance with the terms of the Max shareholder voting agreements.

The shareholders party to the Max shareholder voting agreements collectively own or control approximately 12.3% of the voting power of the outstanding Max common shares as of March 22, 2010 (after applying certain voting cut-backs in accordance with Max’s bye-laws).

Lock-Up Agreements

Each of Max and Harbor Point has obtained lock-up agreements from certain of their existing shareholders. Each shareholder of Max or Harbor Point, as the case may be, that executed a lock-up agreement has agreed that from the date of the lock-up agreement until 180 days following the effective time it will not offer or agree to, directly or indirectly, (1) sell (including any short sale), transfer, tender, assign or otherwise dispose of or (2) enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding with respect to or related to, any common shares, options or warrants of (a), in the case of Max shareholders, Max (if prior to the effective time) and the combined company (if following the effective time) or (b) in the case of Harbor Point shareholders, Harbor Point (if prior to the effective time) or the combined company (if following the effective time) beneficially owned by such shareholder, except in a transaction required under applicable law or with the prior written approval of (x) in the case of Max shareholders, at least a majority of the members of the board of directors of Max (and, if prior to the effective time, Harbor Point); and (y) in the case of Harbor Point shareholders, at least a majority of the members of the board of directors of Max.

Notwithstanding the foregoing, shareholders that have executed a lock-up agreement may (1) transfer securities to certain permitted transferees, so long as such transferees execute an agreement stating that such permitted transferee is receiving such securities subject to the lock-up agreement, (2) surrender or dispose of equity awards or warrants that would expire during the lock-up period in connection with the exercise thereof and (3) sell, transfer, tender, assign, surrender or otherwise dispose of securities in order to satisfy the payment of withholding income or other taxes resulting from the vesting or exercise of any equity awards subject to certain conditions.

The lock-up agreements do not apply to (1) any common shares or other securities of the combined company acquired by a shareholder after the effective time or (2) in the case of any Harbor Point shareholder, any Max common shares or other securities of Max acquired by such shareholder pursuant to any transaction other than the amalgamation.

RECENT DEVELOPMENTS

A.M. Best—Max

On March 4, 2010, A.M. Best placed the “A-” Financial Strength Rating of the operating subsidiaries of Max under review with positive implications following the announcement of the amalgamation.

A.M. Best noted that the “under review” status reflected its view of the potential benefits to Max of the amalgamation in terms of broadening its management depth, adding strong underwriting teams, improved diversification, increased capacity and greater scale of operations. A.M. Best noted that the ratings will remain under review until the amalgamation is consummated and A.M. Best has completed its evaluation of the combined company.

A.M. Best—Harbor Point

On March 4, 2010, A.M. Best commented that the “A” Financial Strength Rating of HP Re Bermuda and Harbor Point Reinsurance U.S., Inc., which we refer to as “HP Re US,” are unaffected by the amalgamation.

A.M. Best noted its view that the amalgamation will enhance the capacity and distribution capability of Harbor Point’s products due to the complementary nature of Max’s existing operating platforms and that the combined company will benefit from operating synergies, limited overlap in lines of business and improved diversification.

A.M. Best also noted its view that offsetting factors of the amalgamation include the execution risk of integrating the diverse organizations of Max and Harbor Point but that these risks are somewhat mitigated by Harbor Point’s strong management team, which has historically demonstrated solid enterprise risk management fundamentals.

A.M. Best Ratings

The A.M. Best ratings reflect the rating agency’s opinion of each of Max’s and Harbor Point’s financial strength, operating performance and ability to meet obligations and are not an evaluation directed toward the protection of investors, a recommendation to buy, sell or hold Max’s common shares or Harbor Point’s common shares or a recommendation to vote for or against the matters set forth in this joint proxy statement/prospectus.

Chilean Earthquake and Winter Storm Xynthia

On March 15, 2010, Max announced that preliminary estimates of combined claims for the Chilean earthquake of February 7, 2010, and winter storm Xynthia, which crossed Western Europe from February 26, 2010, to February 28, 2010, range from $10 million to $20 million, net of reinstatement provisions and retrocessions.

Max noted its belief that projected claims from the Chilean earthquake and storm Xynthia would have been between $30 million and $50 million, net of reinstatement provisions and retrocessions, on a pro forma basis after giving effect to the amalgamation. Max noted its belief that the projected claims are within the combined company’s normal loss provisions. However, Max cautioned that aftershocks are continuing in Chile with no reports as of yet on the extent of any related damages. Max also noted significant changes in these loss estimates may occur.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes statements about future economic performance, finances, expectations, plans and prospects of Max and Harbor Point, both individually and on a consolidated basis, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements.

Statements that are not historical facts, including statements about Max’s or Harbor Point’s beliefs, plans or expectations, are forward-looking statements. These statements are based on Max’s or Harbor Point’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this joint proxy statement/prospectus should not be considered as a representation by Max, Harbor Point or any other person that Max’s or Harbor Point’s objectives or plans, both individually and on a consolidated basis, will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (1) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (2) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (3) the failure of any of the loss limitation methods the parties employ; (4) any lowering or loss of financial ratings of any wholly owned operating subsidiary; (5) the effect of competition on market trends and pricing; (6) cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (7) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (8) other factors set forth, in the case of Max, under “Risk Factors” and elsewhere in this joint proxy statement/prospectus and in Max’s recent reports on Form 10-K, Form 10-Q and other documents of Max on file with the SEC and, in the case of Harbor Point, under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

Risks and uncertainties relating to the proposed amalgamation include the risks that: (1) the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed amalgamation may not be satisfied or waived; and (5) the outcome of any legal proceedings, to the extent initiated against Max or Harbor Point or its respective directors and officers following the announcement of the proposed amalgamation, is uncertain. See “Risk Factors—Risks Related to the Amalgamation” and “Risk Factors—Risks Related to the Combined Company Following the Amalgamation.” These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect and each party’s management may respond differently to any of the aforementioned factors. Shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Max nor Harbor Point undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus (including the matters addressed under “Forward-Looking Statements”), you should carefully consider the following risk factors before deciding whether to vote for the share issuance and the Max name changes, in the case of Max shareholders, or for approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and the Harbor Point name changes, in the case of Harbor Point shareholders. In addition to the risk factors set forth below, you should read and consider other risk factors specific to the Max business that will also affect the combined company after the amalgamation described in Max’s annual report on Form 10-K for the year ended December 31, 2009, as amended, which is filed with the SEC and which is incorporated by reference into this joint proxy statement/prospectus. If any of the risks described below or in the reports incorporated by reference into this joint proxy statement/prospectus actually occurs, the respective businesses, financial results, financial conditions, operating results of Max or Harbor Point or the combined company, or the share prices of Max or the combined company, could be materially adversely affected.

Risks Related to the Amalgamation

Failure to complete the amalgamation or the fact that the amalgamation is pending could negatively impact the share price of Max and the future business and financial results of Max and Harbor Point.

The amalgamation agreement contains a number of conditions precedent that must be satisfied or waived prior to the closing. Also, the amalgamation agreement may be terminated by one or more of the parties under certain circumstances. In addition to customary termination provisions contained in agreements of this nature, (1) Max may terminate the amalgamation agreement if the total number of dissenting Harbor point common shares for which appraisal rights have been properly exercised pursuant to Bermuda law exceeds 15% of the issued and outstanding Harbor Point common shares on the business day immediately following the last day on which Harbor Point shareholders can require appraisal for their common shares; and (2) either party may terminate the amalgamation agreement if A.M. Best shall have provided oral or written notice to the parties that any of the parties’ respective insurance subsidiaries will not be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation. See “The Amalgamation Agreement—Termination of the Amalgamation Agreement” for a complete description of the circumstances under which the amalgamation agreement can be terminated.

Further, the ongoing business of Max and Harbor Point may be adversely affected by the fact that the amalgamation is pending or if the amalgamation is not completed as follows:

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the manner in which brokers, insurers, cedants and other third parties perceive Max and Harbor Point may be negatively impacted, which in turn could affect the ability of Max or Harbor Point to compete for or to write new business or obtain renewals in the marketplace;

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current and prospective employees of Max and Harbor Point may experience uncertainty about their future roles with either party or the combined company, which may adversely affect the ability of Max and Harbor Point to attract and retain key personnel;

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the attention of management of Max and Harbor Point will continue to be diverted to the amalgamation instead of being directed solely to each company’s own operations and pursuit of other opportunities that may be beneficial to such company;

•	Max and Harbor Point will have to pay certain costs relating to the amalgamation, including legal, accounting and financial advisory fees;

•	Max or Harbor Point may be required, in certain circumstances, to pay a termination fee of $60 million to the other party; and

•

the ratings of either Max or Harbor Point or their respective insurance subsidiaries may be downgraded or changed to “negative outlook,” “under review with negative implications” or “under review with developing implications,” which in any such case may result in a material adverse effect on their respective business, financial condition and operating results.

Max and/or Harbor Point may waive one or more of the conditions to the amalgamation without resoliciting or seeking additional shareholder approval.

Each of the conditions to Max’s and Harbor Point’s obligations to complete the amalgamation may be waived, in whole or in part, to the extent permitted by applicable law, by the other party. The boards of directors of each of Max and Harbor Point may evaluate the materiality of any such waiver to determine whether an amendment of this joint proxy statement/prospectus and resolicitation of proxies is necessary, or if shareholder approval has been received, whether further shareholder approval is necessary. Max and Harbor Point do not presently expect any such waiver to be sufficiently significant as to require resolicitation or additional approval of shareholders. In the event that any such waiver is not determined to be significant enough to require resolicitation or additional approval of shareholders, the companies may complete the amalgamation without seeking further shareholder approval.

Once shareholders approve the transaction, the closing may occur even if a more attractive transaction becomes available to a party and its shareholders.

The ability of each company’s board of directors to modify or withdraw its recommendation as to the amalgamation in response to a superior acquisition proposal from a third party will cease upon shareholder approval of the proposals relating to the amalgamation. As a result, if all the other conditions to closing are satisfied, once a party’s shareholders have approved the proposals relating to the amalgamation, the party may be required to close the amalgamation even if a superior acquisition proposal is subsequently received from a third party.

Max and Harbor Point must obtain various governmental, regulatory and other consents to complete the amalgamation, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or delay the completion of the amalgamation, result in additional expenditures or resources and/or reduce the anticipated benefits of the amalgamation.

The parties must obtain certain approvals and consents in a timely manner from governmental agencies, including the Connecticut Insurance Department, prior to the completion of the amalgamation. If the parties do not receive these approvals and consents, or do not receive them on terms that satisfy the conditions set forth in the amalgamation agreement, then the parties will not be obligated to complete the amalgamation. The governmental agencies from which the parties will seek these approvals have broad discretion in administering the governing regulations. As a condition to the approval of the amalgamation, these agencies may impose terms, conditions, obligations or restrictions that could negatively affect the way the combined company conducts business following the amalgamation. The terms, conditions, obligations or restrictions of such approvals could jeopardize or delay the completion of the amalgamation.

Pursuant and subject to the other terms and conditions of the amalgamation agreement, each of Max and Harbor Point has agreed to use its reasonable best efforts to make, as promptly as practicable following the date of the amalgamation agreement and in any event no later than fifteen days following the date of the amalgamation agreement, all appropriate filings required by the amalgamation agreement and all other necessary filings with any other governmental entity with respect to the transactions contemplated by the amalgamation agreement. If Max or Harbor Point agrees to any material term, condition, obligation or restriction in order to obtain any approval required to complete the amalgamation, these terms, conditions, obligations or restrictions could adversely affect the ability to integrate Max’s and Harbor Point’s operations or could reduce the anticipated benefits of the amalgamation. Any such adverse effect or reduction could have a material adverse effect on the parties’ respective businesses, financial condition and operating results following the amalgamation, as well as the market value of the combined company’s common shares after consummation of the amalgamation. See “Regulatory Matters” for a description of the regulatory approvals necessary in connection with the amalgamation.

Failure to obtain effective amendments of Max’s or Harbor Point’s creditors to the amalgamation, or reach alternative agreements, could materially adversely affect the amalgamation or the business of the combined company.

In connection with the amalgamation, Harbor Point entered into an amendment to the $850.0 million Harbor Point credit facility, which is subject to certain conditions to its effectiveness. In connection with the amalgamation, Max also entered into an amendment to the $600.0 million Max credit facility, which is subject to certain conditions to its effectiveness. In each case, the conditions to effectiveness include, among others, that there be no material adverse effect since December 31, 2009 on the companies, taken as a whole after giving effect to the amalgamation, and that the lenders thereunder have received satisfactory confirmation from A.M. Best that the current Financial Strength Rating of each of Max Bermuda Ltd. and HP Re Bermuda, is “A-minus” (stable) or better. In addition, Max has committed to (1) amending or terminating the $75.0 million Nova Scotia credit facility and (2) entering into an amendment to its £90.0 million credit facility agreement among Max, as guarantor, Max UK Holdings Ltd., as account party, and ING Bank N.V., London Branch, which credit facility we refer to as the “ING/FAL facility.” If Max is unable to satisfy its obligations related to the Nova Scotia credit facility, Harbor Point is not obligated to consummate the amalgamation. If any other conditions to the effectiveness of the lenders’ amendments are not met or waived, the amalgamation may not occur or Max, Harbor Point or the combined company may be forced to find alternative sources of liquidity, which may not be available, or if available, may be on unfavorable terms.

Some directors and executive officers of Max and Harbor Point have interests in the amalgamation that are different from, or in addition to, the interests of Max and Harbor Point shareholders generally.

In considering the recommendations of the Max board of directors and the Harbor Point board of directors with respect to the amalgamation, shareholders should be aware that some of Max’s and Harbor Point’s directors and executive officers have financial interests in the amalgamation that are different from, or in addition to, the interests of shareholders generally. See “The Amalgamation—Interests of Max Directors and Executive Officers in the Amalgamation” and “The Amalgamation—Interests of Harbor Point Directors and Executive Officers in the Amalgamation.”

The termination of or failure to renew Max’s or Harbor Point’s in-force reinsurance contracts by the reinsurance counterparties to such contracts as a result of the amalgamation could materially adversely affect the business of Max, Harbor Point or the combined company.

Many of Max’s and Harbor Point’s in-force reinsurance contracts contain special termination provisions that may be triggered following a change of control. The amalgamation will likely trigger some of these special termination provisions. In addition, many of these reinsurance contracts renew annually, and so whether or not they may be terminated following the amalgamation, reinsurance cedants may choose not to renew these contracts with the combined company. Termination and failure to renew reinsurance agreements by contractual counterparties could result in a material adverse effect on the combined company’s business, financial condition and operating results, as well as on the market value of the combined company’s common shares.

The market price of Max common shares may decline as a result of the sale of shares by former Harbor Point shareholders or current Max shareholders.

Following the closing, Max and Harbor Point estimate that Max will issue approximately 62,499,745 Max common shares to former Harbor Point shareholders in the amalgamation. Upon the receipt of Max common shares in the amalgamation, former holders of Harbor Point securities may seek to sell their Max common shares to, among other reasons, take advantage of the public trading market for Max common shares that does not exist for Harbor Point common shares. Current Max shareholders may also seek to sell Max common shares following, or in anticipation of, consummation of the amalgamation. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Max common shares, may affect the market for, and the market price of, Max’s common shares in an adverse manner.

The value of the Max common shares that the Harbor Point shareholders receive in the amalgamation will vary as a result of the fixed exchange ratio and possible fluctuations in the price of Max common shares may occur.

At the effective time, each Harbor Point common share issued and outstanding immediately prior to the effective time (excluding any Harbor Point common shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will be converted into the right to receive Max common shares equal to the exchange ratio and cash in lieu of fractional shares. Because the exchange ratio is fixed at 3.7769 Max common shares for each common share of Harbor Point, the market value of the Max common shares issued in the amalgamation will depend upon the market price of a Max common share at the effective time.

The price of Max common shares on the close of business on March 2, 2010, the business day before the public announcement of the amalgamation agreement, was $23.92, and the price of Max common shares on March 22, 2010, the last practicable trading day for which information was available before first mailing this joint proxy statement/prospectus, was $            . If the price of Max common shares declines, Harbor Point shareholders could receive less value for their shares upon the closing than the value calculated pursuant to the exchange ratio on the business day before the date the amalgamation agreement was signed, or on the date of the Harbor Point special meeting.

The market price of Max common shares may decline following the closing for a number of reasons, including if the integration of Max’s and Harbor Point’s businesses is delayed or unsuccessful or the combined company does not achieve the anticipated financial and strategic benefits of the amalgamation as rapidly or to the extent anticipated by stock market analysts or shareholders, general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. Accordingly, shareholders cannot be sure of the market value of the Max common shares that will be issued in the amalgamation or the market value of the Max common shares at any time after the amalgamation.

The amalgamation agreement limits each party’s ability to pursue alternatives to the amalgamation.

The amalgamation agreement contains provisions that make it more difficult for each party to enter into a transaction with a party other than Max or Harbor Point, as applicable. These provisions include a general prohibition on soliciting takeover proposals, restrictions on entering into discussions or negotiations, or providing information with respect to, a takeover proposal, the requirement that a party pay a termination fee of $60 million if the amalgamation agreement is terminated in specified circumstances and the requirement that a party submit the share issuance (in the case of Max) and the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (in the case of Harbor Point) to a vote of its shareholders even if such party’s board of directors modifies or withdraws its recommendation of the applicable proposal. See “The Amalgamation Agreement—Restrictions on Change in Recommendation by the Boards of Directors of Max or Harbor Point,” “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max or Harbor Point” and “The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies.”

While Max’s board of directors and Harbor Point’s board of directors each believe that these provisions are reasonable and not preclusive of other offers with respect to Max and Harbor Point, as applicable, the provisions might discourage a third party that has an interest in acquiring all of or a significant part of Max or Harbor Point, as applicable, from considering or proposing that acquisition. Furthermore, the termination fee may result in a potential competing acquirer proposing a transaction with a value lower than what it might otherwise have proposed to pay because of the added expense of the $60 million termination fee that may become payable in certain circumstances.

Potential payments made to dissenting Harbor Point shareholders in respect of their rights to appraisal of their shares could exceed the amount of consideration otherwise due to them under the terms of the amalgamation agreement and would allow Max to terminate the amalgamation agreement if more than 15% of Harbor Point shareholders properly exercise such rights.

Any Harbor Point shareholder may apply, within one month after the date of giving of notice convening the Harbor Point special meeting, for an appraisal of the fair value of its Harbor Point common shares. See “The Amalgamation—Dissenters’ Rights of Appraisal for Harbor Point Shareholders.” Unless Max has terminated the amalgamation agreement because the number of dissenting Harbor Point common shares for which appraisal rights have been properly exercised pursuant to Bermuda law is greater than 15% of the issued and outstanding Harbor Point common shares (see “The Amalgamation Agreement—Termination of the Amalgamation Agreement”), then depending upon whether the appraisal proceedings brought by a dissenting Harbor Point shareholder are concluded before or after the amalgamation has been made effective, either Max or the combined company may be required to pay the fair value appraised by the court to such dissenting shareholder, which could be equal to or more than the amalgamation consideration. Any such payments may have a material adverse effect on the combined company’s business, financial condition and operating results, as well as the market price of the combined company’s shares.

The financial analyses and forecasts considered by Max and Harbor Point and their respective financial advisors may not be realized, which may adversely affect the market price of the combined company’s common shares following the amalgamation.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the exchange ratio, each of the respective financial advisors to Max and Harbor Point reviewed and relied on, among other things, management stand-alone and pro forma financial analyses and forecasts as separately provided to each respective financial advisor by Max or Harbor Point. The financial advisors assumed, with the permission of Max and Harbor Point, as applicable, that these analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Max and Harbor Point, as applicable, as to the matters covered thereby. See “The Amalgamation—Projected Financial Information.” These financial analyses and forecasts were prepared by, or as directed by, the managements of Max and Harbor Point and were, in some cases, also considered by Max’s and Harbor Point’s boards of directors. None of these analyses or forecasts was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Max and Harbor Point. Accordingly, there can be no assurance that Max’s or Harbor Point’s financial condition or results of operations will not be significantly worse than those set forth in such analyses and forecasts. Significantly worse financial results could have a material adverse effect on the market price of the combined company’s common shares following the amalgamation.

Each of Max and Harbor Point will be exposed to underwriting and other business risks during the period that each party’s business continues to be operated independently from the other.

Until the closing, each of Max and Harbor Point will operate independently from the other in accordance with such party’s distinct underwriting guidelines, investment policies, referral processes, authority levels and risk management policies and practices. As a result, during this period, Max and Harbor Point may assume risks that the other party would not have assumed for itself or for the combined company, accept premiums that, in the other party’s judgment, do not adequately compensate it for the risks assumed, make investment decisions that would not adhere to the other party’s investment policies or otherwise make business decisions or take on exposure that, while consistent with such party’s general business approach and practices, are not the same as those of the other party. Significant delays in consummating the amalgamation will materially increase the risk that either Max or Harbor Point will operate its business in a manner that differs from how the business would have been conducted under the combined company.

Challenges to the enforceability of voting agreements entered into in connection with the amalgamation agreement, or the proxies granted under those voting agreements, may be successful.

As more fully described in “Voting Agreements,” certain shareholders of Max and Harbor Point entered into Max shareholder voting agreements and Harbor Point shareholder voting agreements, respectively, agreeing to vote in favor of, and granting a proxy with respect to, certain matters related to the amalgamation, including the share issuance (in the case of Max shareholders), and the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (in the case of Harbor Point shareholders). These voting agreements and proxies, combined with certain negotiated provisions in the amalgamation agreement, including the provision requiring each of Max and Harbor Point to hold a shareholder vote even if its board of directors has withdrawn or modified its recommendation to shareholders regarding such vote, may result in a court determining that these voting agreements or the related proxies are invalid and/or unenforceable. If such determination is made, it could jeopardize or delay the completion of the amalgamation.

Risks Related to the Combined Company Following the Amalgamation

The price of the combined company’s common shares after the amalgamation may be affected by factors different from those affecting the price of Max common shares or the value of Harbor Point common shares before the amalgamation.

Following the completion of the amalgamation, holders of Max common shares prior to the amalgamation will own shares in the combined company that includes the operations of Harbor Point, and the former shareholders of Harbor Point will own shares in the combined company that includes the operations of Max. As the businesses of Max and Harbor Point are different, the results of operations as well as the price of Max common shares following the amalgamation may be affected by factors different from those factors affecting Max or Harbor Point as independent stand-alone entities. For a discussion of Max’s business and certain risk factors to consider in connection with its business, see “Risk Factors” in Max’s annual report on Form 10-K for the year ended December 31, 2009, as amended, and the other documents incorporated by reference into this joint proxy statement/prospectus. For a discussion of Harbor Point’s business and certain risk factors to consider in connection with its business, see “Business of Harbor Point” and “Risk Factors—Risks Related to Harbor Point’s Business.”

The amalgamation may result in a ratings downgrade of the combined company or its insurance subsidiaries, which may result in a material adverse effect on the combined company’s business, financial condition and operating results, as well as the market price of its common shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in the combined company and its ability to market insurance and reinsurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers. A condition precedent to the closing is that A.M. Best (1) shall have given oral or written notice to each of Max and Harbor Point that each of Max’s and Harbor Point’s respective insurance subsidiaries has been or will be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation and (2) shall not have given notice to Max or Harbor Point that any of such ratings will be downgraded, suspended, withdrawn or retracted (provided that the placing of any such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute the failure of the condition described in this clause (2)).

Following the amalgamation, any ratings downgrades, or the potential for ratings downgrades, of the combined company or its subsidiaries could adversely affect the combined company’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for the combined company’s common shares. In addition, many of the reinsurance contracts of Max’s and Harbor Point’s respective insurance subsidiaries contain provisions that would allow ceding companies to terminate the contract in the event of a downgrade in Financial Strength Ratings below specified levels by one or more rating agencies. Neither Max nor Harbor Point can predict the extent to which this termination right would be exercised, if at all; however, the effect of such termination could have a significant and negative effect on its respective financial condition and results of operations.

The integration of Max and Harbor Point following the amalgamation may present significant challenges and costs.

Max and Harbor Point may face significant challenges, including technical, accounting and other challenges, in combining Max’s and Harbor Point’s operations. Max and Harbor Point entered into the amalgamation agreement because each company believes that the amalgamation will be beneficial to such company and its respective shareholders. Achieving the anticipated benefits of the amalgamation will depend in part upon whether the two companies integrate their businesses in a timely and efficient manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the amalgamation will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined company. Any delay or inability of management to successfully integrate the operations of the two companies could compromise the combined company’s potential to achieve the long-term strategic benefits of the amalgamation and could have a material adverse effect on the business, financial condition and operating results of the combined company and the market price of the combined company’s common shares.

In addition, the combined company will incur integration and restructuring costs following the completion of the amalgamation as it integrates the businesses of Max and Harbor Point. Although the parties expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, neither Max nor Harbor Point can give any assurance that this net benefit will be achieved in the near term, if at all.

Max, Harbor Point or the combined company may lose employees due to uncertainties associated with the amalgamation and may not be able to hire qualified new employees.

The success of the combined company after the amalgamation will depend in part upon the ability of Max and Harbor Point to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that Max, Harbor Point or the combined company will be able to retain key employees or attract qualified new employees.

The occurrence of severe catastrophic events may cause the combined company’s financial results to be volatile and may affect the financial results of the combined company differently than such an event would have affected the financial results of either Max or Harbor Point on a stand-alone basis.

Because the combined company will, among other things, underwrite property catastrophe reinsurance and have large aggregate exposures to natural and man-made disasters, management expects that the combined company’s loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in the combined company’s financial results. In addition, because catastrophes will be an inherent risk of the combined company’s business, a major event or series of events are expected to occur from time to time and are expected to have a material adverse effect on the combined company’s financial condition and results of operations, possibly to the extent of eliminating the combined company’s shareholders’ equity. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years, and those factors are expected to increase the severity of catastrophe losses in the future. Upon closing, the combined company’s exposure to natural and man-made disasters will be different than the exposure of either Max or Harbor Point prior to the amalgamation. Accordingly, the amalgamation may exacerbate the exposure described above.

If Max or Harbor Point’s existing contractual arrangements are terminated or dishonored, the anticipated benefits to the combined company’s business and results of operations may be significantly diminished.

In analyzing the value of the other party’s business, each of Max and Harbor Point ascribed a significant value to the continued effectiveness of a number of the other party’s existing contractual arrangements. If the benefits from these arrangements are less than expected, including as a result of these arrangements being terminated, determined to be unenforceable, in whole or in part, or the counterparty to such arrangements failing to satisfy their obligations thereunder, the benefits of the transactions to the combined company may be significantly less than anticipated.

The combined company common shares to be received by Harbor Point shareholders as a result of the amalgamation will have different rights from Harbor Point common shares.

Following completion of the amalgamation, Harbor Point shareholders will no longer be shareholders of Harbor Point, but will instead be shareholders of the combined company. There will be important differences between the current rights of Harbor Point shareholders and the rights to which such shareholders will be entitled as shareholders of the combined company. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with the common shares of Max, which common shares will have the same rights as those of the combined company.

The combined company may require additional capital in the future, which may not be available to it on satisfactory terms, if at all.

The combined company will require liquidity to pay claims, fund its operating expenses, make interest and principal payments on its debt and pay dividends. To the extent that the funds generated by the combined company’s ongoing operations are insufficient to cover its liquidity requirements, it may need to raise additional funds through financings. If the combined company cannot obtain adequate capital or sources of credit on favorable terms, or at all, its business, operating results and financial condition could be adversely affected.

Markets in the United States and elsewhere have recently experienced extreme volatility and disruption due in part to financial stresses affecting the liquidity of the banking system and the financial markets generally. These circumstances have reduced access to the public and private equity and debt markets. Any future equity or debt financing may not be available on terms that are favorable to the combined company, if at all. In addition, the combined company’s access to funds under the existing credit facilities of Max and Harbor Point is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time.

Risks Related to Harbor Point’s Business

Any of the following risk factors could cause Harbor Point’s actual results to differ materially from historical results or anticipated results. These risks and uncertainties are not the only ones Harbor Point faces, but represent the risks that Harbor Point believes are material. However, there may be additional risks that Harbor Point currently considers not to be material or of which it is not currently aware, and any of these risks could cause Harbor Point’s actual results to differ materially from historical results or anticipated results.

Harbor Point’s future performance is difficult to predict because it has a limited operating history.

Harbor Point began its business in December 2005 and has a limited operating and financial history. As a result, there is limited historical financial and operating information available to evaluate Harbor Point’s performance. Because Harbor Point is in the early stages of development, it faces substantial business and financial risks. It must successfully develop and maintain business relationships, operating procedures and management information and other systems. It is possible that Harbor Point will not be successful in implementing its business strategy.

Harbor Point’s results of operations may fluctuate significantly from period to period and may not be indicative of its long-term prospects.

Harbor Point’s results of operations may fluctuate significantly from period to period. These fluctuations result from a variety of factors, including the seasonality of the reinsurance business, the volume and mix of reinsurance business that Harbor Point writes, loss experience on its reinsurance contracts, the performance of its investment portfolio and its ability to assess and integrate its risk management strategy effectively. In particular, Harbor Point seeks to underwrite business and make investments to achieve long-term results. As a result, Harbor Point’s short-term results of operations may not be indicative of its long-term prospects.

Harbor Point’s losses may exceed its loss reserves, which could significantly increase its liabilities and reduce its net income.

Harbor Point’s success depends on its ability to assess accurately the risks associated with the business that it reinsures. If Harbor Point fails to assess these risks accurately, or if events or circumstances cause its estimates to be incorrect, it may not establish appropriate premium rates and its reserves may be inadequate to cover its losses. If Harbor Point’s actual claims experience is less favorable than its estimates, it will be required to increase its reserves, which will reduce its net income.

Reserves are actuarial and statistical projections at a given point in time of what is ultimately expected to be paid on claims, based on facts and circumstances then known, estimates of future trends in claim frequency and severity and other variable factors such as inflation. Harbor Point’s actual property and casualty losses may deviate, perhaps substantially, from the reserve estimates contained in Harbor Point’s financial statements. Reinsurance reserves are subject to greater uncertainty than insurance reserves primarily because a reinsurer relies on the original underwriting decisions made by ceding companies. As a result, Harbor Point is subject to the risk that its ceding companies may not have adequately evaluated the risks reinsured by it and that the premiums ceded may not adequately compensate Harbor Point for the risks that it assumes. In addition, reinsurance reserves may be less reliable than insurance reserves because there is generally a lapse of time from the occurrence of the event to the reporting of the loss to the reinsurer and the ultimate resolution or settlement of the loss.

Harbor Point’s ability to write reinsurance may be adversely affected by cyclical trends and by global economic conditions.

The property and casualty reinsurance industry has historically been affected by cyclical trends. Demand for property and casualty reinsurance is influenced significantly by underwriting results and prevailing general economic and market conditions, all of which affect reinsurance premium rates and the amount of risk the insurers elect to retain. The supply of property and casualty reinsurance is directly related to the levels of surplus available to support assumed business that, in turn, may fluctuate in response to changes in rates of return on investments being realized in the reinsurance industry, the frequency and severity of losses and prevailing general economic and market conditions. The cyclical trends in the property and casualty reinsurance industry and the profitability of this industry can also be significantly affected by volatile and unpredictable developments, including a trend of courts to grant larger awards for certain types of damages, natural disasters, fluctuations in interest rates, changes in the investment environment that affect market prices of investments and inflationary pressures that may tend to affect the size of losses experienced by insureds and primary insurance companies. Harbor Point cannot predict with accuracy whether market conditions will remain constant, improve or deteriorate. Adverse market conditions may lead to a significant reduction in property and casualty premium rates, less favorable policy terms and/or less premium volume.

Harbor Point’s financial condition and results of operations could be adversely affected by the occurrence of catastrophes.

Harbor Point has substantial exposure to losses resulting from natural and man-made catastrophes. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, severe winter weather, floods, fires, tornadoes, volcanic eruptions, explosions, airplane crashes and other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable, but the loss experience of property catastrophe reinsurers has been generally characterized as low frequency and high severity in nature. Accounting regulations do not permit reinsurers to reserve for catastrophic events until they occur. Consequently, claims from catastrophic events could cause substantial volatility in Harbor Point’s financial results for any fiscal quarter or year and could have a significant and negative effect on its financial condition and results of operations.

Some scientists believe that in recent years changing climate conditions have added to the unpredictability and frequency of natural disasters in certain parts of the world and created additional uncertainty as to future trends and exposures. For example, in recent years hurricane activity has affected areas farther inland than previously experienced, which has expanded hurricane exposures for reinsurers. The catastrophe modeling tools that reinsurers use to help manage catastrophe exposures are based on assumptions and judgments that rely on historical trends, are subject to error and may produce estimates that are materially different from actual results. Changing climate conditions could cause catastrophe models to be even less accurate, which could limit Harbor Point’s ability to effectively manage catastrophe exposures.

A downgrade of any of Harbor Point’s ratings may significantly and negatively affect its ability to implement its business strategy successfully.

Insurers and reinsurance intermediaries use financial ratings as an important means of assessing the financial strength and quality of reinsurers. Harbor Point’s Financial Strength Ratings as of December 31, 2009 are “A” (excellent) (3rd out of 16 categories) by A.M. Best, and “A-” (Strong) (7th out of 21 categories) by Standard & Poor’s Corporation, which we refer to as “Standard and Poor’s.” The ratings assigned by rating agencies to reinsurance companies are based upon factors relevant to policyholders and are not directed toward the protection of shareholders or a recommendation to buy, sell or hold securities. To date, none of Harbor Point’s ratings issued by an independent rating agency has been downgraded. However, if an independent rating agency downgrades any of Harbor Point’s ratings, it could be severely limited or prevented from writing any new reinsurance business and some existing business may be terminated, which would significantly and negatively affect Harbor Point’s ability to implement its business strategy successfully as ceding companies and brokers may prefer doing business with other reinsurers with higher ratings. In addition, many of Harbor Point’s reinsurance contracts contain provisions that would allow ceding companies to terminate the contracts in the event of a downgrade in Harbor Point’s Financial Strength Ratings below specified levels by one or more rating agencies. Harbor Point cannot predict the extent to which this cancellation right would be exercised, if at all; however, the effect of such cancellations could have a significant and negative effect on its financial condition and results of operations.

Competitors may make it difficult for Harbor Point to write business effectively and profitably.

The reinsurance industry is highly competitive. Competition in the types of business that Harbor Point currently underwrites and intends to underwrite in the future is based principally on:

•	premium rates;

•	ability to obtain terms and conditions appropriate with the risk being assumed;

•	the general reputation and perceived financial strength of the insurer or reinsurer;

•	relationships with reinsurance intermediaries;

•	ratings assigned by independent rating agencies;

•	speed of claims payment and administrative activities; and

•	experience in the particular line of reinsurance or insurance to be written.

Harbor Point competes directly with numerous independent reinsurance companies, captive reinsurance companies, reinsurance departments of primary insurance companies, government sponsored reinsurance pools and underwriting syndicates from countries throughout the world. Many of these competitors are well established, have significant operating histories, underwriting expertise and extensive capital resources and have developed longstanding customer relationships. Harbor Point’s worldwide reinsurance competitors include many larger companies with higher credit ratings and greater credit capacity.

Emerging claim and coverage issues could adversely affect Harbor Point’s business.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected or unintended issues related to claims and coverage may emerge. These issues may adversely affect Harbor Point’s business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after Harbor Point has issued the reinsurance contracts that are affected by the changes. As a result, the full extent of liability under a reinsurance contract may not be known for many years after such contract is issued and a loss occurs. Emerging claims and coverage issues could have a material adverse effect on Harbor Point’s business.

The failure of any of the loss limitation methods Harbor Point employs could have a significant and negative effect on its financial condition and results of operations.

Harbor Point seeks to mitigate its loss exposure through a variety of methods. Harbor Point’s reinsurance contracts generally contain some loss limitation features. Harbor Point writes a number of its reinsurance contracts on an excess of loss basis. Excess of loss reinsurance indemnifies the insured against losses in excess of a specified amount. Harbor Point also seeks to limit its loss exposure by diversifying its business by class of business and type of peril and by using geographic zone limitations. However, some of these loss limitation methods may not be effective or enforceable in all circumstances. In addition, Harbor Point purchases a limited amount of retrocessional reinsurance for its own account in order to mitigate the effect of large and multiple losses. A reinsurer’s insolvency or inability or refusal to make payments under the terms of retrocessional agreement with Harbor Point could have an adverse effect on Harbor Point because it remains liable to its client irrespective of the retrocessional reinsurance.

Harbor Point may be subject to U.S. tax on its operations outside the United States, which could have a significant and negative effect on Harbor Point’s financial condition and results of operations.

If Harbor Point or any of its non-U.S. subsidiaries were considered to be engaged in a trade or business in the United States, it could be subject to U.S. corporate income and additional branch profits taxes on the portion of its income effectively connected to the U.S. business. Harbor Point and HP Re Bermuda are Bermuda companies and are actively managed and conduct all of their business outside the United States. Harbor Point believes that it operates these companies in such a manner that they will not be subject to U.S. corporate or branch profits taxes. However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business within the United States, Harbor Point cannot be certain that the U.S. Internal Revenue Service will not contend successfully that Harbor Point or HP Re Bermuda is engaged in a trade or business in the United States.

Harbor Point’s failure to maintain sufficient letter of credit facilities or to increase its letter of credit capacity on commercially acceptable terms as it grows could significantly and negatively affect its ability to implement its business strategy.

Harbor Point’s reinsurance operations are conducted by its companies licensed and operated in Bermuda, the United States and the United Kingdom. Some key jurisdictions in which Harbor Point writes business do not permit insurance companies to take statutory credit for reinsurance obtained from unlicensed or non-admitted reinsurers, such as HP Re Bermuda, in their statutory financial statements unless appropriate security measures are implemented. Consequently, many of Harbor Point’s reinsurance clients typically require it to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements.

As of December 31, 2009, the Harbor Point credit facility permitted Harbor Point to issue up to $850.0 million of letters of credit and borrow up to $250.0 million for general corporate purposes with total usage under the facility limited to $850.0 million. As of December 31, 2009, Harbor Point had $439.7 million in letters of credit and a $200.0 million loan outstanding under the Harbor Point credit facility. Harbor Point also has a £20.0 million secured letter of credit facility to support its obligations to Lloyds’ syndicates, of which £16.8 million was utilized as of December 31, 2009. Harbor Point’s failure to maintain its letter of credit facilities or to increase its letter of credit capacity on commercially acceptable terms as it grows could significantly and negatively affect its ability to implement its business strategy.

Harbor Point’s failure to comply with restrictive covenants contained in its credit facility could trigger prepayment obligations, which could significantly and negatively affect its business, financial condition and results of operations.

Harbor Point’s credit facility requires it to comply with certain covenants, including the maintenance of a maximum ratio of consolidated total debt to consolidated total capitalization and maintenance of a minimum consolidated net worth. Harbor Point’s failure to comply with these covenants could result in an event of default under the Harbor Point credit facility, which could result in it being required to repay all amounts outstanding under the Harbor Point credit facility prior to maturity. As a result, Harbor Point’s business, financial condition and results of operations could be adversely affected.

Certain of our founding shareholders and directors may have conflicts of interest.

Certain of Harbor Point’s founding shareholders and directors hold positions, engage in commercial activities and enter into transactions or agreements with Harbor Point or in competition with Harbor Point, which may give rise to conflicts of interest. Certain of Harbor Point’s directors have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which compete or may in the future compete with Harbor Point. They have also entered into or may in the future enter into agreements with companies that compete or may in the future compete with Harbor Point. Harbor Point does not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest. Harbor Point may not be in a position to influence any party’s decision to engage in activities that would give rise to a conflict of interest.

Certain of Harbor Point’s founding shareholders who have appointed directors on the Harbor Point board of directors hold warrants to purchase Harbor Point common shares in addition to holding Harbor Point common shares. These shareholders and directors may value the economics associated with these warrants differently than would solely a holder of Harbor Point common shares or a director not appointed by such a shareholder. In such instance, these holders and directors may make decisions and take actions different from a holder of only Harbor Point common shares or a director who was not appointed by such a shareholder.

Harbor Point could be adversely affected by the loss of one or more members of its senior management or other key personnel.

Harbor Point’s future success depends to a significant extent on the efforts of its senior management and other key personnel to implement its business strategy. Harbor Point does not currently maintain key man life insurance with respect to any of its senior management other than its Chief Executive Officer and the Chief Underwriting Officer of HP Re US.

Under Bermuda law, non-Bermudians, other than spouses of Bermudians and holders of permanent residents certificates or working residents certificates, may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. A work permit may be granted or renewed only upon showing that, after proper public advertisement, no Bermudian, spouse of a Bermudian, holder of a permanent resident’s certificate or holder of a working resident’s certificate meets the minimum standards reasonably required by the employer and has applied for the position. In addition, the Bermuda government’s policy limits the term of work permits to six years, subject to certain exemptions for key employees. The employment permits for Harbor

Point’s Chief Executive Officer and HP Re Bermuda’s Chief Underwriting Officer expire in June 2011 and October 2012, respectively, and no assurance can be given that their work permits will be renewed upon expiration of their terms.

The loss of the services of one or more of the members of Harbor Point’s senior management or other key personnel, including as a result of its inability to renew the Bermudian work permit of such individual, or Harbor Point’s inability to hire and retain other senior management and other key personnel, could delay or prevent it from fully implementing its business strategy and, consequently, significantly and negatively affect its business.

Changes in market interest rates could have a significant and negative effect on Harbor Point’s investment portfolio, investment income and results of operations.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Harbor Point’s control. Increasing market interest rates reduce the value of fixed maturities, and Harbor Point may realize a loss if it sells fixed maturities whose value has fallen below their acquisition cost. Declining market interest rates can have the effect of reducing Harbor Point’s investment income, as it invests proceeds from positive cash flows from operations and reinvests proceeds from maturing and called securities in new investments that may yield less than the investment portfolio’s average rate of return. Accordingly, changes in interest rates could have a material adverse effect on Harbor Point’s investment portfolio, investment income and results of operations.

Unexpected volatility or illiquidity associated with Harbor Point’s fixed maturities investment portfolio or in the financial markets could significantly and negatively affect its ability to conduct business.

Harbor Point’s investment guidelines require its fixed maturity investments, when purchased, to have a minimum credit rating of Baa3/BBB-, or the equivalent, from at least one internationally recognized statistical rating organization. Nevertheless, unexpected volatility or illiquidity in the financial markets could have a significant adverse impact on the credit ratings of the fixed maturities investments Harbor Point holds. Unexpected operating cash flow requirements or deterioration of credit ratings on Harbor Point’s fixed maturities investments may result in the need to liquidate these securities in the financial markets. Harbor Point may be required to liquidate these securities at a significant loss or may not be able to liquidate these securities at all.

Harbor Point’s investment grade fixed maturities include agency and non-agency residential mortgage-backed, commercial mortgage-backed and asset-backed securities. These types of securities have cash flows that are backed by the principal and interest payments of a group of underlying mortgages or other receivables. During 2008 and 2009, delinquency and default rates increased on these types of securities, particularly on securities backed by subprime mortgages. Generally, subprime mortgages are considered to be those made to borrowers who do not qualify for market interest rates for one or more possible reasons, such as a low credit score, a limited or lack of credit history, or a lack of earnings documentation. Consequently, fixed maturities securities backed by subprime mortgages have experienced significant declines in market value. Further declines in the market value for these securities could have an adverse effect on Harbor Point’s financial condition and results of operations. In addition, there is a lack of liquidity in the market for these securities. If Harbor Point is required to liquidate these securities, it may realize a significant loss.

The failure of Harbor Point’s investment managers to perform their services in a manner consistent with Harbor Point’s expectations and investment objectives could significantly and negatively affect Harbor Point’s ability to conduct business.

Harbor Point has entered into investment management agreements with independent investment managers to manage substantially all of its investments. As a result, the aggregate performance of its investment portfolio depends to a significant extent on the ability of the investment managers, and the investment managers of each underlying investment fund, to select and manage appropriate investments. These investment managers may not be successful in meeting Harbor Point’s investment objectives. The failure of these investment managers to perform their services in a manner consistent with Harbor Point’s expectations and investment objectives, or the termination of their investment management agreements, could significantly and negatively affect Harbor Point’s ability to conduct its business.

A limited number of reinsurance brokers accounts for a large portion of Harbor Point’s revenues.

Nearly all of Harbor Point’s reinsurance business is placed through brokered transactions, which involve a limited number of reinsurance brokers. During the years ended December 31, 2009, 2008 and 2007, the top three independent producing brokerage firms accounted for 34.8%, 27.9% and 16.7%, 31.2%, 33.7% and 14.3%, and 28.8%, 26.4% and 11.7%, respectively, of Harbor Point’s gross premiums written. Loss of all or a substantial portion of the brokered business provided through one or more of these brokers could have a significant and negative effect on Harbor Point’s business and results of operations.

The involvement of reinsurance brokers subjects Harbor Point to their credit risk.

In accordance with industry practice, Harbor Point frequently pays amounts owed on claims under its policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the ceding insurers that have reinsured a portion of their liabilities with Harbor Point. Although the law is unsettled and depends upon the facts and circumstances of any particular case, in some jurisdictions, if a broker fails to make such a payment, Harbor Point might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment to Harbor Point, these premiums are considered to have been paid and the ceding insurer will no longer be liable to Harbor Point for these premiums, whether or not it has actually received them. Consequently, consistent with the industry, Harbor Point assumes a degree of credit risk associated with brokers with whom it does business. To date, Harbor Point has not experienced any losses related to these credit risks.

Harbor Point is a holding company that depends on the ability of its subsidiaries to pay dividends.

Harbor Point is a holding company and does not have any significant operations or assets other than its ownership of the shares of its subsidiaries. Dividends and other permitted distributions from its subsidiaries are its primary source of funds to meet ongoing cash requirements, including to fund interest payments and other expenses, and to pay dividends to shareholders. Some of Harbor Point’s reinsurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of Harbor Point’s reinsurance subsidiaries to pay dividends in an amount sufficient to enable Harbor Point to meet its cash requirements at the holding company level could have an adverse effect on Harbor Point’s ability to make interest and principal payments on its debt and pay dividends to its shareholders.

The regulatory systems under which Harbor Point operates, and potential changes thereto, could have a significant and negative effect on its business.

General. The reinsurance industry is highly regulated. Harbor Point may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to reinsurance companies. In addition, Harbor Point’s subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where they currently engage or intend to engage in business, or they may only be able to do so at a significant cost. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in loss of revenue, fines or other sanctions. In addition, changes in laws or regulations to which Harbor Point’s subsidiaries are subject, or in the interpretations thereof by enforcement or regulatory agencies, could have a significant and negative effect on its business.

HP Re Bermuda. HP Re Bermuda is registered as a Class 4 Bermuda insurance and reinsurance company. Bermuda laws and regulations require, among other things, HP Re Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of its financial condition, restrict payments of dividends, obtain prior approval regarding the ownership and transfer of shares and file an annual statutory financial return and capital and solvency return. HP Re Bermuda is also subject to risk-based capital requirements that are determined in part using the Bermuda Solvency Capital Requirement or an alternative model approved by the Bermuda Monetary Authority. In addition, there have been many recent congressional and other initiatives in the United States intending to regulate and tax insurers domiciled outside the United States, such as HP Re Bermuda. If in the future HP Re Bermuda became subject to any insurance laws of any United States jurisdiction, HP Re Bermuda may not be able to comply with these laws or compliance may significantly and negatively affect its business and results of operations.

HP Re US. HP Re US is domiciled in Connecticut as a property and casualty insurer and is licensed to write insurance in 43 other jurisdictions. It is accredited as a reinsurer in the remaining seven U.S. states. Harbor Point’s business is subject to varying degrees of regulation and supervision in each of these jurisdictions. The laws and regulations of the jurisdictions in which HP Re US is licensed require, among other things, that it maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards and submit to periodic examinations of its financial condition. HP Re US is also subject to dividend restrictions imposed by the laws of Connecticut. In addition, HP Re US is subject to risk-based capital standards based upon the Risk-Based Capital Model Act adopted by the National Association of Insurance Commissioners, which we refer to as “NAIC.” These risk-based capital standards require HP Re US to report its results of risk-based calculations to state insurance departments and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital.

HP Re UK. HP Re Bermuda is authorized by the Financial Services Authority to operate a branch in the United Kingdom. U.K. laws and regulations require, among other things, HP Re Bermuda to maintain, subject to minimum statutory capital requirements, adequate capital resources and liquidity and to submit to periodic examinations of its financial condition and business activities in the United Kingdom. In addition, HP Re Bermuda is subject to other prudential and conduct of business rules.

Other. Harbor Point does not believe that it conducts any reinsurance activities in any jurisdiction other than where it is properly authorized or admitted. However, insurance regulators in a jurisdiction in which Harbor Point is not licensed may review Harbor Point’s activities and, if there is such a review, they may be successful in claiming that Harbor Point is subject to the licensing requirements of the particular jurisdiction. In addition, HP Re Bermuda, HP Re US and Harbor Point Re UK, which we refer to as “HP Re UK,” are subject to indirect regulatory requirements imposed by jurisdictions that may limit their ability to provide reinsurance to that jurisdiction’s domestic insurers or reinsurers, such as limits on how much reinsurance can be purchased from non-domestic reinsurers and requirements that non-domestic reinsurers collateralize their payment obligations to domestic ceding companies.

Any failure to meet any of these applicable laws, regulations or requirements could subject Harbor Point to further examination or corrective action by regulators, including limitations on its ability to write additional business, additional supervision or liquidation. Furthermore, any changes in existing risk-based capital requirements or minimum statutory capital requirements may require Harbor Point to increase its statutory capital levels, which it might be unable to do.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAX

Set forth below is certain selected historical consolidated financial data relating to Max. The financial data has been derived from the audited financial statements filed as part of Max’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Annual Report on Form 10-K for the year ended December 31, 2009, as amended, which is incorporated by reference into this joint proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by Max with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in millions, except per-share data)
Gross premiums written	$1,375.0	$1,254.3	$1,078.3	$865.2	$1,246.0
Net premiums earned	834.4	813.5	817.9	665.0	1,053.5
Net investment income	169.7	181.6	188.2	150.0	106.8
Net realized and unrealized gains (losses) on investments	81.8	(235.0)	183.8	79.0	39.1
Net income (loss)	246.2	(175.3)	303.2	216.9	9.5
Fixed maturities and cash	4,944.3	4,603.3	4,060.9	3,470.0	2,996.9
Other investments	314.8	753.7	1,061.7	1,065.9	1,230.9
Total assets	7,339.7	7,252.0	6,538.5	5,849.0	5,305.2
Shareholders’ equity	1,564.6	1,280.3	1,583.9	1,390.1	1,185.7
Book value per share	28.01	22.94	27.54	23.06	20.16
Diluted book value per share (1)	27.36	22.46	25.59	21.55	18.65
Diluted earnings per share (2)	4.26	(3.10)	4.75	3.43	0.18
Cash dividends per share	0.38	0.36	0.32	0.24	0.18
Return on average shareholders’ equity (3)	17.3%	(12.2)%	20.4%	16.8%	0.9%

(1)	Diluted book value per share is calculated as shareholders’ equity divided by the number of Max common shares outstanding at the balance sheet date, after considering the dilutive effects of stock based compensation, calculated using the treasury stock method. At December 31, 2009, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation using the treasury stock method, was 57,178,458.
(2)	Diluted earnings per share is calculated using the treasury stock method, which assumes that the proceeds received from the exercise of options to purchase Max common shares, which we refer to as “Max options,” and Max warrants will be used to repurchase Max’s common shares at the average market price during the period of calculation. In 2008, there is no effect of the exercise of options and warrants because it is anti-dilutive.
(3)	Return on average shareholders’ equity is calculated as the annual net income (loss) divided by the average of the shareholders’ equity on the first and last day of the respective period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HARBOR POINT

Set forth below is certain selected historical consolidated financial data relating to Harbor Point. The financial data has been derived from the audited financial statements of Harbor Point. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained elsewhere in this joint proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained elsewhere in this joint proxy statement/prospectus, and the following summary is qualified in its entirety by reference to such financial information, information and notes. See “Harbor Point Management’s Discussion & Analysis of Financial Condition and Results of Operations” and Annex E to this joint proxy statement/prospectus. Selected historical financial data is not presented for the period prior to October 24, 2005 because Harbor Point’s predecessor company, Chubb Re (the assumed reinsurance business unit of Chubb), did not prepare stand-alone audited financial statements in conformity with accounting principles generally accepted in the United States of America, which we refer to as “U.S. GAAP.” Accordingly, selected historical financial data cannot be provided without unreasonable effort and expense. Furthermore, the assumed reinsurance business unit of Chubb had been operating for approximately seven years prior to the formation of Harbor Point and had built up substantial assets and liabilities and premium volume. As a result, the financial position and results for the assumed reinsurance business unit of Chubb for periods prior to October 24, 2005 are not comparable to the start-up operations of Harbor Point in 2006 and Harbor Point’s management does not believe that the omission of the selected historical financial information for the period prior to October 24, 2005 will have a material impact on the shareholder’s understanding of Harbor Point’s financial condition and results of operations.

	Year Ended December 31,				Period from October 24, 2005 (date of incorporation) to December 31, 2005
	2009	2008	2007	2006
	(dollars in millions, except per-share data)
Gross premiums written	$607.5	$511.7	$672.5	$642.6	$4.8
Net premiums earned	548.4	519.2	532.2	299.2	0.4
Net investment income	70.6	95.3	98.3	68.7	3.7
Net realized and unrealized gains (losses) on investments (1)	83.0	(71.6)	(9.4)	(5.6)	—
Net income (loss) (1)	250.1	(13.0)	161.2	79.4	(23.3)
Fixed maturities and cash	2,440.0	2,133.4	1,996.0	1,480.7	1,328.0
Other investments	145.0	87.4	27.3	46.4	—
Total assets	3,223.4	2,844.9	2,783.7	2,179.5	1,654.4
Shareholders’ equity	1,889.7	1,691.5	1,579.0	1,461.9	1,344.2
Diluted book value per share (2)	110.98	101.63	108.92	103.31	99.95
Cash dividends per share	3.60	7.6625	5.1725	—	—
Return on average shareholders’ equity (3)	14.0%	(0.2)%	10.1%	5.7%	N/A

(1)	Effective January 1, 2008, Harbor Point elected to account for all investments, except for equity method investments, at fair value with net unrealized gains (losses) on investments included in net income (loss).
(2)	Diluted book value per share is calculated by dividing adjusted shareholders’ equity by the number of adjusted Harbor Point common shares outstanding at any period end, using the fully converted method. Shareholders’ equity and the number of outstanding common shares are adjusted to include unvested restricted Harbor Point common shares and the exercise of all outstanding Harbor Point options and Harbor Point warrants.
(3)	Return on average shareholders’ equity is calculated as the annual net income (loss) divided by the average of the shareholders’ equity on the first and last day of the respective period. For all periods prior to 2009, return on average shareholders’ equity assumes the conversion of the $200 million Convertible Note, which we refer to as the “Chubb Note,” issued to Chubb, pursuant to which Harbor Point issued 2,000,000 common shares to Chubb on October 1, 2008, and adds interest expense on the Chubb Note back to net income (loss).

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed consolidated balance sheet at December 31, 2009, combines the historical consolidated balance sheets of Max and Harbor Point, giving effect to the amalgamation as if it had been consummated on December 31, 2009. The preliminary unaudited pro forma condensed consolidated income statement for the year ended December 31, 2009, combines the historical consolidated statements of income of Max and Harbor Point giving effect to the amalgamation as if it had occurred on January 1, 2009. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) attributable directly to the amalgamation, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the consolidated results. You should read this information in conjunction with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial information;

•

Max’s separate historical audited financial statements as of and for the year ended December 31, 2009, included in Max’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended; and

•	Harbor Point’s separate historical audited financial statements as of and for the year ended December 31, 2009, included in Annex E hereto.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. The preliminary unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the amalgamation been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the amalgamation.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting with Max treated as the accounting acquirer. Accordingly, Max’s cost to acquire Harbor Point has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at December 31, 2009. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Preliminary Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At December 31, 2009
	Historical Max	Historical Harbor Point	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions)
ASSETS
Cash and cash equivalents	$702.3	$360.5	$(300.2	)(a)	$762.6
Fixed maturities, trading, at fair value	228.7	2,079.5	(2,079.5	)(b)	228.7
Fixed maturities, available for sale, at fair value	3,007.4	—	2,079.5	(b)	5,086.9
Fixed maturities, held to maturity, at amortized cost	1,005.9	—	—		1,005.9
Other investments, at fair value	314.8	145.0	—		459.8
Accrued interest income	57.2	15.2	—		72.4
Premiums receivable	567.3	242.3	(29.9	)(c)	779.7
Losses and benefits recoverable from reinsurers	1,001.4	16.3	(36.3	)(d)	981.4
Deferred acquisition costs	65.6	97.0	(97.0	)(e)	65.6
Prepaid reinsurance premiums	190.6	2.1	(43.4	)(f)	149.3
Trades pending settlement	76.0	—	—		76.0
Other assets	122.5	265.5	(251.7	)(g)	136.3

Total assets	$7,339.7	$3,223.4	$(758.5)		$9,804.6

LIABILITIES
Property and casualty losses	$3,178.1	$707.8	$(36.3	)(h)	$3,849.6
Life and annuity benefits	1,372.5	—	—		1,372.5
Deposit liabilities	152.6	—	—		152.6
Funds withheld from reinsurers	140.1	—	—		140.1
Unearned property and casualty premiums	628.2	374.5	(140.4	)(i)	862.3
Reinsurance premiums payable	146.1	4.1	(29.9	)(j)	120.3
Accounts payable and accrued expenses	67.0	47.3	30.0	(k)	144.3
Short term debt	—	200.0	—		200.0
Senior notes	90.5	—	—		90.5

Total liabilities	5,775.1	1,333.7	(176.6)		6,932.2

SHAREHOLDERS’ EQUITY
Preferred shares	—	—	—		—
Common shares	55.9	16.0	46.0	(l)	117.9
Additional paid-in capital	752.3	1,651.4	(201.0	)(m)	2,202.7
Accumulated other comprehensive income	25.4	—	—		25.4
Retained earnings	731.0	222.3	(426.9	)(n)	526.4

Total shareholders’ equity	1,564.6	1,889.7	(581.9)		2,872.4

Total liabilities and shareholders’ equity	$7,339.7	$3,223.4	$(758.5)		$9,804.6

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information.

Preliminary Unaudited Pro Forma Condensed Consolidated Income Statement

	For the Year Ended December 31, 2009
	Historical Max	Historical Harbor Point	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions, except per share data)
Revenues:
Gross premiums written	$1,375.0	$607.5	$(36.1	)(o)	$1,946.4
Reinsurance premiums ceded	(480.5)	(5.6)	36.1	(o)	(450.0)

Net premiums written	894.5	601.9	—		1,496.4

Change in net unearned premiums	(60.1)	(53.5)	—		(113.6)

Net premiums earned	$834.4	$548.4	$—		$1,382.8
Net investment income	169.7	70.6	(11.9	)(p)	228.4
Net realized and unrealized gains (losses) on investments	81.8	83.0	(73.9	)(q)	90.9

Net impairment losses recognized in earnings	(3.1)	—	—		(3.1)

Net realized gain on retirement of senior notes	0.1	—	—		0.1
Other income	2.9	1.3	—		4.2

Total revenues	1,085.8	703.3	(85.8)		1,703.3

Expenses:
Net losses and loss expenses	493.6	243.1	—		736.7
Claims and policy benefits	101.1	—	—		101.1
Acquisition costs	96.9	117.7	—		214.6
Interest expense	21.3	1.4	—		22.7
Net foreign exchange gains	(5.8)	(1.0)	—		(6.8)

Merger and acquisition expenses	(31.5)	—	—		(31.5)
General and administrative expenses	154.0	81.3	—		235.3

Total expenses	829.6	442.5	—		1,272.1

Income (loss) before income taxes	256.2	260.8	(85.8)		431.2
Income tax expense (benefit)	10.0	10.7	(7.0	)(r)	13.7

Net income (loss)	$246.2	$250.1	$(78.8)		$417.5

Per share information
Earnings per share:
Basic (Note 3)	$4.32	$15.62			$3.55
Diluted (Note 3)	$4.26				$3.51
Weighted average number of common shares outstanding:
Basic (Note 3)	57,006,908	16,011,246			117,479,783
Diluted (Note 3)	57,767,137				118,844,149

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1—Basis of Pro Forma Presentation

On March 3, 2010, Harbor Point, Max and Alterra Holdings entered into the amalgamation agreement. The transaction will be treated as a business combination by Max of Harbor Point under U.S. GAAP. In this amalgamation, Max will issue the equity interests. Each Harbor Point common share will be exchanged for 3.7769 Max common shares.

The preliminary unaudited pro forma condensed consolidated balance sheet at December 31, 2009 reflects the amalgamation as if it occurred on December 31, 2009. The preliminary unaudited pro forma condensed consolidated income statement for the year ended December 31, 2009 reflects the amalgamation as if it occurred on January 1, 2009. The pro forma adjustments herein reflect an exchange ratio of 3.7769 Max common shares for each of the 16,433,945 outstanding Harbor Point common shares (including 395,275 unvested restricted shares) at December 31, 2009 (see Note 3).

The share price used in determining the preliminary estimated purchase price is based on the closing price of Max common shares on March 18, 2010. The preliminary estimated purchase price also includes the fair value of the Harbor Point options, Harbor Point warrants and restricted Harbor Point common shares, and is calculated as follows:

Number of Harbor Point common shares (including unvested restricted Harbor Point common shares) outstanding as of December 31, 2009	16,433,945
Exchange ratio	3.7769
Total Max common shares issued	62,069,367
Closing price of Max common shares on March 18, 2010	$23.39

Estimated purchase price before adjustments for stock based compensation (in millions)	$1,451.8
Estimated fair value of approximately 581,250 Harbor Point options and 2,337,235 Harbor Point warrants outstanding as of December 31, 2009 (in millions)	$91.1

Unrecognized compensation on unvested Harbor Point options and restricted Harbor Point common shares (in millions)	$(30.5)

Estimated purchase price (in millions)	$1,512.4

The preliminary estimated purchase price has been allocated as follows based upon acquisition accounting adjustments as of December 31, 2009 (in millions):

Net book value of net assets acquired prior to fair value adjustments (1)	$1,889.7
Preliminary adjustments for fair value:
Adjustment to deferred acquisition costs (2)	(97.0)
Adjustment to goodwill (3)	(251.7)
Adjustment to unearned property and casualty premiums (4)	97.0

Preliminary fair value of net assets acquired	$1,638.0
Estimated purchase price	$1,512.4

Preliminary estimate of negative goodwill (5)	$(125.6)

(1)	Represents historical net book value of Harbor Point.
(2)	Represents adjustment to reduce the deferred acquisition costs of Harbor Point to their estimated fair value at December 31, 2009.
(3)	Represents adjustment to reduce Harbor Point’s goodwill asset to zero.
(4)	Represents the estimated fair value of the profit within Harbor Point’s unearned property and casualty premiums. In determining the adjustment, Max’s management estimated the loss ratio, the risk premium and the related operating expenses associated with Harbor Point’s net unearned property and casualty premiums.

(5)	Represents pro forma negative goodwill. This pro forma amount is recorded as a gain on bargain purchase upon closing of the amalgamation and accordingly is reflected as an increase in retained earnings in the December 31, 2009 pro forma balance sheet.

The price of Max common shares used in preparing these unaudited pro forma condensed consolidated financial statements was $23.39, the closing price of Max common shares on March 18, 2010. The effect of an increase (decrease) of $1.00 per Max common share would be to decrease (increase) the pro forma negative goodwill and to increase (decrease) additional paid-in capital by $62.1 million reflecting the increase (decrease) in the estimated purchase price. There would be no impact on the pro forma book value per share and pro forma basic or diluted earnings per share.

The preliminary unaudited pro forma condensed consolidated financial information presented herein is not necessarily indicative of the results of operations or the consolidated financial position that would have resulted had the amalgamation been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared assuming that the amalgamation is accounted for under the acquisition method of accounting, which we refer to as “acquisition accounting,” with Max as the acquiring entity. Accordingly, under acquisition accounting, the assets, liabilities and commitments of Harbor Point are adjusted to their fair value. For purposes of this preliminary unaudited pro forma condensed consolidated financial information, consideration has also been given to the impact of conforming Harbor Point’s accounting policies to those of Max. Additionally, certain amounts in the historical consolidated financial statements of Max and Harbor Point have been reclassified to conform to the combined company pro forma financial statement presentation. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed consolidated financial information. Charges or credits not expected to have a continuing impact and the related tax effects which result directly from the transaction and which will be included in income within 12 months succeeding the transaction were not considered in the preliminary unaudited pro forma condensed consolidated income statement. Accordingly, the estimated gain of $125.6 million as a result of negative goodwill associated with the excess of fair market value of assets and liabilities over the estimated purchase price is not included in the preliminary unaudited pro forma condensed consolidated income statement, but is included in the preliminary unaudited pro forma condensed consolidated balance sheet.

The preliminary unaudited pro forma adjustments represent Max management’s estimates based on information available at this time. Actual adjustments to the consolidated balance sheet and income statement will differ, perhaps materially, from those reflected in this preliminary unaudited pro forma condensed consolidated financial information because the assets and liabilities of Harbor Point will be recorded at their respective fair values on the date the amalgamation closes, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the amalgamation.

The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the amalgamation closes and after completion of a thorough analysis to determine the fair values of Harbor Point’s tangible and identifiable intangible assets and liabilities. Accordingly, the final acquisition accounting adjustments, including conforming of Harbor Point’s accounting policies to those of Max, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of Harbor Point’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to negative goodwill and may impact the consolidated income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2—Pro Forma Adjustments

The pro forma adjustments related to the preliminary unaudited pro forma condensed consolidated balance sheet at December 31, 2009, assume the amalgamation took place on December 31, 2009. The pro forma adjustments to the preliminary unaudited pro forma condensed consolidated income statement for the year ended December 31, 2009, assumes the amalgamation took place on January 1, 2009.

The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from Harbor Point. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (Decrease) as of December 31, 2009
(dollars in millions)
Preliminary Unaudited Pro Forma Condensed Consolidated Balance Sheet
Assets
a) Adjustment to reflect the intended special dividend on Max common shares, restricted stock units and certain Harbor Point options	$(300.2)
b) Adjustment to reclassify fixed maturity investments from “trading” to “available for sale,” to conform with Max’s accounting policy for fixed maturity investments	(2,079.5)
2,079.5
c) Adjustment to eliminate intercompany reinsurance balances between Max and Harbor Point	(29.9)
d) Adjustment to eliminate intercompany reinsurance balances between Max and Harbor Point	(36.3)
e) Adjustment to reflect deferred acquisition costs at their estimated fair value	(97.0)
f) Adjustment to eliminate intercompany reinsurance balances between Max and Harbor Point	(43.4)
g) Adjustment to reduce Harbor Point’s goodwill asset to zero	(251.7)

$(758.5)

Liabilities
h) Adjustment to eliminate intercompany reinsurance balances between Max and Harbor Point	$(36.3)

i) Unearned property and casualty premiums
i. Adjustment to eliminate intercompany reinsurance balances between Max and Harbor Point	(43.4)
ii. Adjustment to reflect unearned property and casualty premiums at their estimated fair value	(97.0)

(140.4)

j) Adjustment to eliminate intercompany reinsurance balances between Max and Harbor Point	(29.9)

k) Adjustment to reflect the estimated liability for amalgamation-related transaction costs	30.0

$(176.6)

Increase (Decrease) as of December 31, 2009
(dollars in millions)
Shareholders’ Equity
l) Common shares
i. Adjustment to reflect the elimination of Harbor Point common shares	$(16.0)
ii. Adjustment to reflect the issuance of Max common shares	62.0

46.0

m) Additional paid-in capital
i. Adjustment to reflect the elimination of Harbor Point’s additional paid-in capital	(1,651.4)
ii. Adjustment to reflect the issuance of Max common shares	1,480.9
iii. Unearned compensation expense on unvested Harbor Point options and restricted shares	(30.5)

(201.0)

n) Retained earnings
i. Adjustment to reflect the elimination of Harbor Point’s retained earnings	(222.3)
ii. Adjustment to reflect the gain related to the negative goodwill	125.6
iii. Adjustment to reflect the estimated amalgamation-related transaction costs	(30.0)
iv. Adjustment to reflect the intended special dividend	(300.2)

(426.9)

$(581.9)

Increase (Decrease) Year Ended December 31, 2009
(dollars in millions)
Preliminary Unaudited Pro Forma Condensed Consolidated Income Statement
Revenues
o) Adjustment to eliminate intercompany reinsurance transactions between Max and Harbor Point	$(36.1 36.1)
p) Adjustment to reduce net investment income for the impact of the contemplated post-closing dividend and amalgamation-related transaction costs, assuming a 3.6% investment yield	(11.9)
q) Adjustment to reclassify unrealized gains on fixed maturity investments to other comprehensive income, to conform to Max’s accounting policy for fixed maturity investments	(73.9)

(85.8)

Losses and Expenses
r) Adjustment to reflect the tax impact of the foregoing adjustments	(7.0)

(7.0)

$(78.8)

Certain other assets and liabilities of Harbor Point will also be subject to adjustment to their respective fair values at the time of the amalgamation. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Note 3—Shares Outstanding, Weighted Average Shares and Per Share Amounts

At December 31, 2009, Max computed pro forma diluted book value per share using the treasury stock method, where the proceeds received upon the exercise of dilutive options and warrants would be used by Max to repurchase shares from the market with the net common shares from exercise remaining outstanding.

At December 31, 2009
Harbor Point common shares (including unvested restricted Harbor Point common shares) outstanding	16,433,945

Exchange ratio	3.7769

Max common shares issued by Max at closing of the amalgamation	62,069,367

Historical Max common shares outstanding	55,867,125

Pro forma Max common shares outstanding	117,936,492

Dilutive effect of Harbor Point options, adjusted by the exchange ratio	—

Dilutive effect of Harbor Point warrants, adjusted by the exchange ratio	828,945

Dilutive effect of Max options	315,968

Dilutive effect of Max warrants	930,396

Dilutive effect of Max unvested restricted stock units	406,514

Pro forma diluted Max common shares outstanding	120,418,315

Pro forma combined shareholders’ equity (in millions)	$2,872.4

Pro forma Max book value per common share	$24.36

Pro forma Max diluted book value per common share	$23.85

These pro forma adjustments assume that upon payment of the intended special dividend on or before December 31, 2010, all outstanding Max options and outstanding Harbor Point options that vest after December 31, 2010, will have their respective exercise prices equitably adjusted to account for the special dividend. In addition, these pro forma adjustments assume that upon payment of the intended special dividend, certain of the combined company warrants will be entitled to have their respective exercise prices equitably adjusted to account for the special dividend. The dilutive effect of these adjustments has been included in the pro forma Max diluted book value per common share and the pro forma Max diluted earnings per share. Assuming the intended special dividend is paid on or before December 31, 2010, Harbor Point options that will be vested on or before December 31, 2010 will receive a cash payment equal to the amount of the per share special dividend. See “The Amalgamation Agreement—Special Dividend,” “The Amalgamation Agreement—Interests of Max Directors and Executive Officers in the Amalgamation—Warrant Amendments” and “The Amalgamation Agreement—Waivers of Dividend Equivalents on Harbor Point Warrants.”

For the year ended December 31, 2009, the pro forma earnings per share data has been computed based on the combined historical income of Max and Harbor Point and the impact of acquisition accounting adjustments. Weighted average shares outstanding were calculated using Max’s historical weighted average common shares outstanding and Harbor Point’s weighted average common shares outstanding multiplied by the exchange ratio.

For the year ended December 31, 2009
Historical Harbor Point basic weighted average common shares outstanding	16,011,246

Exchange ratio	3.7769

Pro forma Harbor Point basic weighted average common shares outstanding	60,472,875

Historical Max basic weighted average common shares outstanding	57,006,908

Pro forma Max basic weighted average common shares outstanding	117,479,783

Pro forma Max diluted weighted average common shares outstanding	118,844,149

Pro forma combined net income (in millions)	$417.5

Pro forma Max basic earnings per share	$3.55

Pro forma Max diluted earnings per share	$3.51

Note 4—Stock based compensation

Upon the closing, all Harbor Point share-based awards granted during 2008 and 2009 will vest on the earlier of the second anniversary date of the closing or the original vesting date of the award. The remaining Harbor Point awards will vest in accordance with the original terms of the awards.

COMPARATIVE PER-SHARE DATA

The historical earnings per share, dividends, and book value of Max and Harbor Point shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2009. The pro forma basic and diluted earnings per share data give effect to the amalgamation using the acquisition method of accounting as if the amalgamation had been completed on January 1, 2009. The pro forma book value and diluted book value per share information was computed as if the amalgamation had been completed on December 31, 2009. You should read this information in conjunction with the historical financial information of Max and of Harbor Point included or incorporated elsewhere in this joint proxy statement/prospectus, including Max’s and Harbor Point’s financial statements and related notes. The pro forma per share information assumes that 16,433,945 Harbor Point common shares (including unvested restricted Harbor Point common shares) are converted into Max common shares at the exchange ratio. The pro forma data is not necessarily indicative of actual results had the amalgamation occurred during the period indicated. The pro forma data is not necessarily indicative of future operations of the combined company.

	Year Ended December 31, 2009
Basic earnings per common share
Max historical	$4.32
Harbor Point historical	15.62
Pro forma combined	3.55

Diluted earnings per common share
Max historical	$4.26
Pro forma combined	3.51

Cash dividends declared per common share
Max historical	$0.38
Harbor Point historical	3.60
Pro forma combined	0.70

Book value per common share (at period end)
Max historical	$28.01
Harbor Point historical	114.99
Pro forma combined	24.36
Pro forma combined (excluding an intended special dividend of $300.2 million and estimated amalgamation-related transaction costs of $30.0 million)	27.16

Diluted book value per common share (at period end) (1)
Max historical	$27.36	(2)
Harbor Point	114.98	(3)
Pro forma combined	23.85
Pro forma combined (excluding an intended special dividend of $300.2 million and estimated amalgamation-related transaction costs of $30.0 million)	26.86	(4)

Tangible diluted book value per common share (at period end)(1) (5)
Max historical	$26.51	(6)
Harbor Point	99.29	(7)
Pro forma combined	23.40
Pro forma combined (excluding an intended special dividend of $300.2 million and estimated amalgamation-related transaction costs of $30.0 million)	26.40	(4)

(1)	Calculated using the treasury method where the proceeds received upon the exercise of stock options and warrants would be used to repurchase shares from the market with the net common shares from exercise remaining outstanding.
(2)	Calculated using the closing price of Max common shares on December 31, 2009. Using the closing price of Max common shares on March 3, 2010 (the date of the amalgamation agreement), Max’s diluted book value per common share would be $27.28.
(3)	Calculated using the treasury stock method, with the dilutive effect of Harbor Point options and Harbor Point warrants calculated using the closing price of Max common shares on December 31, 2009, multiplied by the exchange ratio. Using the closing price of Max common shares on March 3, 2010 (the date of the amalgamation agreement), Harbor Point’s diluted book value per common share would be $113.88.
(4)	Excludes the dilutive impact of the intended special dividend of 1,168,261 shares.
(5)	Tangible book value is calculated as shareholders’ equity excluding goodwill and intangible assets. At December 31, 2009, the goodwill and intangible assets of Max and Harbor Point were $48.7 million and $257.9 million, respectively. The estimated Max pro forma combined goodwill and intangible assets, as at December 31, 2009, is $54.9 million.
(6)	Calculated using the closing price of Max common shares on December 31, 2009. Using the closing price of Max common shares on March 3, 2010 (the date of the amalgamation agreement), Max’s tangible diluted book value per common share would be $26.43.
(7)	Calculated using the treasury stock method, with the dilutive effect of Harbor Point options and warrants calculated using the closing price of Max common shares on December 31, 2009 multiplied by the exchange ratio. Using the closing price of Max common shares on March 3, 2010 (the date of the amalgamation agreement), Harbor Point’s tangible diluted book value per common share would be $98.34.

MARKET PRICE AND DIVIDEND INFORMATION

Max

Max common shares are quoted on the Nasdaq Global Select Market under the ticker symbol “MXGL.” The following table shows the high and low prices for the Max common shares for the periods indicated as reported by the Nasdaq Global Select Market. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

	High		Low		Dividend
Year ended December 31, 2008
First Quarter		$30.61		$25.72	$0.09
Second Quarter		$26.85		$21.30	$0.09
Third Quarter		$31.00		$20.70	$0.09
Fourth Quarter		$26.10		$9.56	$0.09
Year ended December 31, 2009
First Quarter		$19.50		$13.00	$0.09
Second Quarter		$19.47		$15.25	$0.09
Third Quarter		$21.98		$17.16	$0.10
Fourth Quarter		$23.69		$20.06	$0.10
Year ended December 31, 2010
First Quarter (through March 22, 2010)	$		$		$0.10

On March 2, 2010, the business day before the public announcement of the amalgamation agreement, and March 22, 2010, the last practicable trading day for which information was available before first mailing this joint proxy statement/prospectus, the last reported sales price of Max common shares, as reported by the Nasdaq Global Select Market, was $23.92 and $            , respectively. Max and Harbor Point shareholders are encouraged to obtain current market quotations for Max common shares before making any decision with respect to the amalgamation. No assurance can be given concerning the market price for Max common shares before or after the date on which the amalgamation will close. The market price for Max common shares will fluctuate between the date of this joint proxy statement/prospectus and the date on which the amalgamation closes and thereafter.

As of March 22, 2010, there were approximately 250 holders of record of Max common shares.

Harbor Point

There is no established public trading market for Harbor Point common shares. As of March 22, 2010, Harbor Point had not paid any dividends in 2010. Harbor Point paid dividends of $3.60 per share in 2009, $7.6625 per share in 2008 and $5.1725 per share in 2007, and did not pay any dividends in 2006.

As of March 22, 2010, there were approximately 156 holders of record of Harbor Point common shares.

HARBOR POINT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used in this management’s discussion and analysis of financial condition and results of operations, unless the context suggests otherwise, references to Harbor Point refer to Harbor Point and its subsidiaries, including HP Re Bermuda, Harbor Point Services, Inc., which we refer to as “HP Services,” HP Re US, Harbor Point Agency Limited, New Point III Limited, which we refer to as “New Point III,” and New Point Re III Limited, which we refer to as “New Point Re III.”

The following is a discussion and analysis of Harbor Point’s consolidated results of operations for years ended December 31, 2009, 2008 and 2007 and its consolidated financial condition and liquidity and capital resources as of December 31, 2009 and 2008. This discussion and analysis should be read in conjunction with Harbor Point’s audited consolidated financial statements and the related notes and other financial information contained elsewhere in this joint proxy statement/prospectus.

Executive Overview

Harbor Point derives its revenues primarily from the sale of reinsurance contracts and net investment income. Reinsurance premiums are a function of the number and type of contracts written, as well as prevailing market prices. Expenses primarily consist of net losses and loss expenses, acquisition costs, interest expense, general and administrative expenses and income taxes.

Harbor Point’s objective as a reinsurance company is to generate returns on capital that appropriately reward its shareholders for the risks that are assumed. Harbor Point only writes reinsurance contracts when it determines that the returns meet or exceed its requirements. To achieve this objective, Harbor Point must be able to accurately assess the potential losses associated with the risks that it reinsures, to manage its investment portfolio risk appropriately and to control acquisition costs and overhead costs throughout the organization. The key financial measures that are meaningful in analyzing Harbor Point’s performance are: underwriting income, net investment income, operating income, combined ratio, book value per share and return on average equity.

Key Performance Indicators

The table below shows the key performance indicators for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	Years ended
	December 31, 2009	December 31, 2008	December 31, 2007
Underwriting income	$132,979	$4,016	$99,353
Net investment income	70,653	95,311	98,310
Operating income	180,909	53,151	170,169
Combined ratio (1)	80.6%	103.2%	86.0%
Book value per share (2)	$110.98	$101.63	$108.92
Return on average equity (3)	14.0%	-0.2%	10.1%

(1)	Includes corporate expenses not included in underwriting income.
(2)	Book value per share calculated on the fully converted method.
(3)	Return on average equity is based on net income (loss) and assumes the conversion of the Chubb Note and adds interest on the Chubb Note back to net income (loss) for 2008 and 2007.

Underwriting income

One way that Harbor Point evaluates the performance of its property, casualty and specialty segments is underwriting income or loss. It does not measure performance based on the amount of gross premiums written. Underwriting income or loss is calculated from premiums earned, less net loss and loss expenses, acquisition costs and operating expenses related to the underwriting activities.

Net investment income

Net investment income from operations is an important measure that affects overall profitability. Net investment income is affected by the size, credit quality and duration of the investment portfolio, overall market interest rates and the performance of other investments. The investment portfolio is structured to provide liquidity for claim settlements as they become due and, therefore, a significant part of the portfolio is in cash and short-term fixed maturity investments.

Operating income

Operating income represents net income excluding the after-tax effect of net realized and unrealized investment gains (losses) related to fixed maturities and short-term investments, catastrophe bonds and structured deposits and foreign exchange gains (losses).

Combined ratio

The combined ratio is used by Harbor Point, and many other property and casualty reinsurance companies, as another measure of underwriting profitability. The combined ratio is calculated from the sum of net loss and loss expenses, acquisition costs and general and administrative expenses divided by net premiums earned.

Book value per share

Book value per share is calculated by dividing adjusted shareholders’ equity by the number of adjusted outstanding shares at any period end, using the fully converted method. Shareholders’ equity and the number of outstanding Harbor Point common shares are adjusted to include the unvested restricted stock and the exercise of all outstanding Harbor Point options and Harbor Point warrants.

Return on average equity

Return on average equity is calculated by dividing net income (loss) by the average of the opening and closing shareholders’ equity during the period.

Factors impacting the comparability of results

Harbor Point has a limited operating history and is exposed to volatility in its results of operations. Period-to-period comparisons of Harbor Point’s results of operations may not be meaningful. In addition, the amount of premiums written with respect to any particular segment or line of business may vary from year to year and period to period as a result of several factors, including changes in market conditions and Harbor Point’s view of the long-term profit potential of individual lines of business.

Non-GAAP Financial Measures

In presenting Harbor Point’s results, including the key performance indicators above, management has included and discussed certain non-GAAP financial measures as defined in Regulation G. These non-GAAP financial measures include: underwriting income, operating income, combined ratio, book value per share and return on average equity. Management of Harbor Point believes that these non-GAAP financial measures, which may be defined differently by other companies, allow for a more complete understanding of Harbor Point’s business. These measures, however, should not be viewed as a substitute for those determined in accordance with GAAP. Each of these measures is defined above and can be derived from Harbor Point’s GAAP financial statements and information contained elsewhere in this joint proxy statement/prospectus.

The following is a reconciliation of Harbor Point’s operating income from the most directly comparable GAAP financial measure for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	Years ended
	December 31, 2009	December 31, 2008	December 31, 2007
Net income	$250,126	$(12,975)	$161,154
Add (subtract) after-tax items:
Net realized and unrealized investment gains (losses) on fixed maturities and short-term investments	67,126	(59,294)	(9,501)
Net unrealized investment gains (losses) on catastrophe bonds and structured deposits	1,056	(1,385)	—
Foreign exchange gains (losses)	1,036	(5,446)	486

Net operating income	$180,909	$53,151	$170,169

The following is a reconciliation of Harbor Point’s underwriting income from the most directly comparable GAAP financial measures for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	Years ended
	December 31, 2009	December 31, 2008	December 31, 2007
Net premiums earned	$548,450	$519,210	$532,156
Subract:
Net loss and loss expenses	(243,074)	(363,165)	(251,834)
Acquisition costs	(117,734)	(110,167)	(124,568)
General and administrative expenses related to underwriting	(54,663)	(41,862)	(56,401)

Underwriting income	$132,979	$4,016	$99,353

Business Outlook

Underwriting

The markets in which Harbor Point operates have historically been cyclical. During periods of excess underwriting capacity, as defined by the availability of capital, competition can result in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable for insurers and reinsurers. Historically, underwriting capacity has been impacted by several factors, including industry losses, catastrophes, changes in legal and regulatory guidelines, investment results and the ratings and financial strength of competitors.

The U.S. property market was significantly affected by the record catastrophe losses in 2005, led by Hurricanes Katrina, Rita and Wilma. These events dramatically improved pricing for property business exposed to U.S. wind perils during 2006 and 2007, with prices peaking in 2006. In the third quarter of 2008, Hurricane Ike caused significant losses for the insurance industry and a worldwide crisis in the financial markets impacted a broad range of business sectors. The combination of losses from Hurricane Ike and the financial crisis adversely affected the balance sheets of insurers and reinsurers and their capacities to bear catastrophe risk. Compounding this impact was a general retreat of capital market participants (especially hedge funds) from the catastrophe market, which led to sharp increases in the pricing of Industry Loss Warranties, which we refer to as “ILWs,” and retrocessional catastrophe protections. As a result, overall pricing of U.S. catastrophe reinsurance improved during 2009. Following this increase in property pricing after Hurricane Ike and the financial crisis, rates decreased modestly during the January 1, 2010 renewal period. Absent significant property loss activity, Harbor Point anticipates that rates will continue a gradual decline during 2010.

Within the casualty segment, primary rates during the year ended December 31, 2009 decreased across most lines of business but at a slower rate than in the prior year. As a result, Harbor Point believes that margins are still not adequate for most casualty lines and expects that its 2010 premiums will be lower than 2009 in light of weakening rates. However, Harbor Point believes that rates for professional liability (principally D&O) remain adequate in light of loss trends following the recent economic crisis. In the professional liability line of business, Harbor Point has exposure to losses emanating from the worldwide financial crisis as well as exposure to the Madoff and Stanford scandals. Harbor Point believes that it is too early to determine the ultimate extent of these losses, but it continues to monitor its position and adjust reserves accordingly.

Within the specialty segment, Harbor Point increased the amount of premiums written during the year ended December 31, 2009 following several years of declines in many lines of business where pricing was not sufficient. During 2009, Harbor Point increased aviation and crop premiums due to moderate rate improvements. Harbor Point intends to cautiously monitor rates in these lines of business during 2010. Harbor Point significantly reduced its premiums during 2008 in political risk and trade credit due to pricing concerns; however, rates improved during 2009 and Harbor Point selectively added some new business. Harbor Point believes that rates and conditions continue to improve in these lines of business and expects to increase premiums during 2010. Within the Lloyd’s specialty market, Harbor Point has increased premiums by providing quota share reinsurance to clients that require capital support. In offshore energy, Harbor Point reduced the amount of premiums written in this line of business as rates and conditions softened during late 2009.

Investments

The year ended December 31, 2008 was very challenging as economic fundamentals began to weaken and the U.S. economy officially entered into a recession. Global equity and fixed income markets suffered spectacular declines and unprecedented value deterioration. Central banks around the world cut interest rates and pursued a number of interventionist measures aimed at restoring their economies and stabilizing financial markets. In fixed income markets, the flight-to-quality that started in the middle of 2007 continued throughout 2008 resulting in massive inflows into U.S. Treasuries and cash. The forced deleveraging of hedge funds that took place in the second half of 2008 resulted in spread sectors, such as corporate bonds, asset-backed and commercial mortgage-backed securities, having some of their worst performances on record.

During 2009, the financial markets rallied strongly on the back of global government intervention through economic stimulus and quantitative easing programs. In the fixed income markets, nearly every sector that had seen the significant spread widening of 2008 tightened, some back to or near “pre-Lehman” spread levels as shareholders searched for yield and the U.S. Federal Reserve, which we refer to as the “Fed,” purchased material amounts of “toxic” assets allowing banks and shareholders to clean up their balance sheets. As 2009 came to a close, it appeared that world economies were recovering and the consistently low yields on government-backed debt helped shareholders regain an appetite for risk. Significant uncertainty remains with respect to the future of financial markets and the global recovery. Some of the risks and uncertainties include:

•	The return of inflation;

•	The potential for deflation;

•	The overall strength of the economic recovery and how much of it is dependent on ongoing government stimulus packages;

•	The effect on spreads when the Fed starts exiting its “quantitative easing” phase and the market can no longer rely on a “buyer of last resort”; and

•	The direction of the Fed’s monetary policy in response to these issues.

As a result of these ongoing uncertainties, Harbor Point has positioned its fixed income portfolio very conservatively with a high allocation to cash, short-term investments and U.S. government and agency securities. As a result of tightening credit spreads in the second and third quarters of 2009, Harbor Point reduced its exposure to commercial mortgage-backed securities. Harbor Point believes that it will be able to reduce cash balances in 2010 and reallocate these amounts to the longer duration core portfolio; however, it intends to be cautious with the timing and amount of cash that is reallocated. As a result of its conservative investment strategy and the historically low yields on cash, short-term investments and U.S. government and agency securities, Harbor Point’s net investment income was lower during 2009 than in previous years. Furthermore, given the uncertain outlook for the world’s economy and attendant potential for a high level of market volatility, Harbor Point could experience significant fluctuations in unrealized investment gains and losses on a quarterly and annual basis.

Significant Transactions or Events

On December 2, 2009, Harbor Point’s board of directors approved the payment of a dividend of $3.60 per Harbor Point common share, or $60.4 million, payable on December 30, 2009. The dividend was paid on all outstanding Harbor Point common shares, including restricted Harbor Point common shares. Dividends on unvested restricted Harbor Point common shares are held by Harbor Point until the restricted Harbor Point common shares vest. In addition, the board of directors approved the payment of dividend equivalents of $3.60 per share on vested Harbor Point options.

On November 20, 2008, Harbor Point formed New Point III and its wholly owned subsidiary, New Point Re III, for the purpose of writing fully collateralized retrocessional reinsurance contracts for the 2009 underwriting year. Harbor Point has invested $37.2 million in New Point III and is the sole investor. The results of New Point III are included in Harbor Point’s consolidated results. Included in gross premiums written for the year ended December 31, 2009 is $15.2 million related to New Point III Re.

On October 8, 2008, Trident III, L.P. and an affiliated entity purchased a total of 241,435 Harbor Point common shares for a purchase price of $100 per share and Harbor Point issued warrants to Trident III, L.P. and its affiliate to acquire in total approximately 0.5%, calculated on a fully diluted basis, of the aggregate number of outstanding Harbor Point common shares.

On October 3, 2008, HP Re Bermuda was authorized by the U.K. Financial Services Authority to operate a branch in the United Kingdom. HP Re UK commenced writing business on January 1, 2009 and included in gross premiums written for the year ended December 31, 2009 is $39.1 million related to business written by HP Re UK.

On September 24, 2008, Harbor Point’s board of directors determined that the conditions required for conversion of the Chubb Note had been satisfied and approved the conversion of the Chubb Note effective October 1, 2008. As a result, on October 1, 2008, Harbor Point issued 2,000,000 Harbor Point common shares to Chubb.

On March 15, 2008, Harbor Point’s board of directors approved the payment of a dividend of $7.6625 per Harbor Point common share, or $109.1 million, payable on April 28, 2008. The dividend was paid on all outstanding Harbor Point common shares, including restricted Harbor Point common shares. Dividends on unvested restricted Harbor Point common shares are held by Harbor Point until the restricted Harbor Point common shares vest. In addition, the board of directors approved the payment of dividend equivalents of $7.6625 per share on vested Harbor Point options.

On December 31, 2007, HP Re Bermuda’s quota share contracts with Federal and the related underwriting authorities expired. Commencing in November 2007, business that was previously underwritten by HP Services on behalf of Federal and ceded to HP Re Bermuda began to be underwritten by HP Re US with all such business being underwritten by HP Re US as of January 1, 2008.

Critical Accounting Policies and Estimates

The consolidated financial statements include the accounts of Harbor Point and all of its subsidiaries and have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

Harbor Point’s significant accounting policies are disclosed in Note 2 to the consolidated financial statements contained elsewhere in this joint proxy statement/prospectus. Harbor Point believes that the items that require the most subjective and complex estimates are (1) reserve for losses and loss expenses, (2) premium recognition, (3) investment valuation and (4) goodwill.

Reserve for losses and loss expenses

The reserve for losses and loss expenses is comprised of two components: outstanding loss reserves, also known as “case reserves,” and incurred but not reported, which we refer to as “IBNR,” reserves. Case reserves represent an estimate of unpaid loss and loss expenses for unsettled claims that have been reported. IBNR reserves represent estimates of future liabilities from unreported claims as well as potential development on outstanding case reserves.

Harbor Point’s ability to estimate the reserve for losses and loss expenses is impacted by a number of factors, including the inherent uncertainty of estimating the future settlement of claims. The ultimate settlement of claims incurred prior to the financial statement date, whether reported or not, is often subject to the outcome of a number of events that have not yet occurred. Examples of these events include jury decisions, court interpretations, legislative changes, public attitudes and other social and economic conditions such as inflation. Harbor Point’s estimate of reserve for losses and loss expenses is subject to the inherent limitations of its ability to predict the course of future events. Accordingly, the ultimate cost of settling these claims may differ materially from current estimates.

In addition, Harbor Point’s ability to estimate the reserves for losses and loss expenses is contingent upon the receipt of complete, accurate and timely information from clients and brokers. Since substantially all of Harbor Point’s business is written through brokers, it relies on loss information reported to it by brokers as reported to them by their clients. In some cases, the information provided is incomplete or changing. The quality and type of information varies by client and line of business. There can also be a significant time lag between a covered loss occurring and it being reported, first by the original insured to its insurer via an insurance broker, and subsequently from the insurer to the reinsurer via a reinsurance broker. These reporting challenges can also contribute to the difficulty in estimating the reserve for losses and loss expenses.

Lastly, in determining its reserve for losses and loss expenses, Harbor Point does not anticipate extraordinary changes to the legal, social or economic environment that might affect the cost, frequency or future reporting of claims. Any significant changes in claims emergence could have a material impact on Harbor Point’s estimate of the reserve for losses and loss related expenses.

While Harbor Point believes that its case reserves and IBNR reserves are sufficient to cover losses assumed by it, there can be no assurance that losses will not deviate from the currently recorded reserves, possibly by material amounts. To the extent actual reported losses exceed estimated losses, the carried estimate of the ultimate losses will be increased (i.e., unfavorable reserve development), and to the extent actual reported losses are less than expectations, the carried estimate of ultimate losses will be reduced (i.e., favorable reserve development). Harbor Point records any changes in its loss reserve estimates and the related reinsurance recoverables in the periods in which they are reported or are otherwise determined.

The table below shows gross and net reserves for losses and loss expenses as of December 31, 2009 and 2008 by segment (dollars in thousands):

	2009
	Property	Casualty	Specialty	Total
Reported but unpaid losses and loss expenses	$58,105	$54,198	$39,805	$152,108
Losses incurred but not reported	57,905	454,603	43,224	555,732

Gross reserve for losses and loss expenses	116,010	508,801	83,029	707,840
Reinsurance balances recoverable	(11,173)	—	(5,126)	(16,299)

Net reserve for losses and loss expenses	$104,837	$508,801	$77,903	$691,541

	2008
	Property	Casualty	Specialty	Total
Reported but unpaid losses and loss expenses	$91,555	$33,343	$16,192	$141,090
Losses incurred but not reported	76,534	334,216	54,391	465,141

Gross reserve for losses and loss expenses	168,089	367,559	70,583	606,231
Reinsurance balances recoverable	(22,805)	—	(7,683)	(30,488)

Net reserve for losses and loss expenses	$145,284	$367,559	$62,900	$575,743

Harbor Point’s reserving methodology results in a point estimate of unpaid loss and loss expenses for each contract and is reviewed on a quarterly basis. The loss ratio that is assigned to each contract is based upon analysis and modeling undertaken by Harbor Point’s actuarial group with regular input from the underwriting and claims department. The estimate is based on many factors, including but not limited to the following:

•	the maturity of the contract;

•	the terms and structure of the contract;

•	the inherent volatility of the contract’s development due to line of business or risk limit:

•

contracts exposed to third-party liability (principally within the casualty segment) are exposed to longer settlement periods and thus more potential for variability in the ultimate payment of the loss;

•

contracts exposed to low frequency but high severity claims are subject to inherent variability given the uncertainty in how often large loss events will occur and in the size of the ultimate loss settlement;

•

recent quarterly loss and premium reports and information on specific claims, events or exposures, whether directly reported to Harbor Point by the client or whether cross-referenced from other clients or publicly available sources.

Harbor Point uses expected loss ratios and loss development patterns to determine selected point estimates for each contract. The information used to determine the expected loss ratios and development patterns includes: client data, industry compilations, analysis and input from external consultants, and data from comparable contracts. Incurred development, paid development and Bornhuetter-Ferguson methods are applied to this information to develop estimates for unpaid loss and loss expenses.

Harbor Point conducts specific reviews for significant natural catastrophe and large industry events that could impact its short-tail lines of business in the property and specialty segments. After an event, Harbor Point examines its portfolio of business to determine which contracts have a potential for loss based on writings in the affected area. Harbor Point gathers information from the brokers and clients and simultaneously runs catastrophe models (if applicable) to estimate a market share for each client. Harbor Point estimates its loss by using a range of industry loss estimates and its estimated market share for the client and then applying the reinsurance contract provisions to the client’s estimated ground up loss. Harbor Point may also record additional IBNR for contracts with loss estimates close to the attachment points of the contracts. For certain property catastrophe contacts with potential exposure to smaller losses or localized events not covered by the above methodology, Harbor Point records a nominal amount of IBNR depending upon the rate on line and age of the contracts.

Harbor Point also conducts a detailed quarterly review of all contracts that have potential exposure to the recent subprime/credit crisis. Harbor Point has established a database that includes for each ceding company the policy terms (i.e., coverage, attachment point, limit) for each insured that has been identified as having potential professional liability exposure (i.e., directors & officers, errors & omissions, fiduciary liability, employment liability, and fidelity) related to the crisis. This information is used to establish a reasonable loss estimate for each insured policy. The reinsurance contract provisions are then applied to these loss amounts to estimate a potential loss emanating from these exposures.

Premium recognition

For quota share contracts, Harbor Point estimates the ultimate premium and records this estimate at the inception of the contract. Estimating premiums on quota share contracts often requires significantly more judgment than on excess of loss contracts since such estimates are based on the underlying policy premiums expected to be written by the ceding companies during the effective dates of the quota share contracts. In addition, unlike excess of loss contracts, premiums on quota share contracts are not subject to a contractual minimum premium, but are susceptible to changes in market conditions that may impact rates charged by ceding companies on the underlying policies and/or the volume of insurance policies written. Accordingly, adjustments to the estimates of ultimate premium on quota share contracts are made as new information is received on the anticipated amount of premiums written on the underlying policies.

The table below shows gross premiums written by type of contract for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	2009		2008		2007
	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
Excess of loss	$226,511	37.3%	$231,745	45.3%	$247,530	36.8%
Quota share	381,009	62.7%	279,969	54.7%	424,946	63.2%

Total	$607,520	100.0%	$511,714	100.0%	$672,476	100.0%

Harbor Point actively monitors its estimates of premium throughout the term of the contracts based on the latest information available, which includes: actual reported premium to date, the latest premium estimates as provided by clients and brokers, historical experience, management’s judgment and information obtained during the underwriting renewal process, as well as an assessment of relevant economic conditions, and records changes in these estimates in the period they are reported or are reasonably known.

During the year ended December 31, 2009, Harbor Point recorded $46.5 million, or 7.6% of gross premiums written, of premium adjustments related to prior underwriting years. During the year ended December 31, 2008, Harbor Point recorded $(35.2) million, or (6.9)% of gross premiums written, of premium adjustments related to prior underwriting years. During the year ended December 31, 2007, Harbor Point recorded $(13.0) million, or (1.9)% of gross premiums written, of premium adjustments related to prior underwriting years. These adjustments were primarily due to increases (decreases) in estimates of ultimate premiums on quota share contracts. These adjustments also caused related changes in net premiums earned, loss and loss expenses and acquisition costs due to the changes in estimates of gross premiums written.

Investment valuation

All of Harbor Point’s investments, except for investments accounted for under the equity method, are carried at fair value, with related net unrealized investment gains or losses included in net income. Fair value is defined under U.S. GAAP as the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date reflecting the highest and best use valuation concepts. Harbor Point must determine the appropriate level in the fair value hierarchy for each fair value measurement. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or liability, into three levels. It gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement. Generally, the degree of judgment used in measuring the fair value of financial instruments increases with the lack of availability of observable inputs. See Notes 2 and 6 to the consolidated financial statements contained elsewhere in this joint proxy statement/prospectus for further details on the fair value hierarchy, accounting policies for investments and details regarding the valuation techniques by asset class.

Harbor Point’s external investment accounting service provider receives prices from independent pricing sources to measure the fair values of the fixed maturity investments. These independent pricing sources are prioritized with respect to reliability to ensure that only the highest priority pricing inputs are used. The independent pricing sources are received via automated feeds from indices, pricing and broker-dealers services. Pricing is also obtained from other external investment managers. This information is applied consistently across all portfolios. The external investment accounting service provider confirms and documents all prices received from broker-dealers on a daily basis for quality control and audit purposes. To validate the prices obtained from the pricing sources, Harbor Point also obtains prices from its investment portfolio managers and compares the prices obtained from the external accounting service provider to those obtained from the investment portfolio managers. Harbor Point investigates any material differences between the sources and determines which price best reflects the fair value of the individual security. There was no material differences between the prices from the independent pricing sources and the prices obtained from the investment portfolio managers as of December 31, 2009.

The table below shows the pricing sources of the fixed maturity investments held as of December 31, 2009 (dollars in thousands):

Pricing source	Fair Value of Fixed Maturity Investments as of December 31, 2009	Percentage of total fair market value	Fair Value Hierarchy Level
Barclays Capital Indices	$1,421,599	79.5%	Level 1 & 2
Broker-dealer Sources	123,977	6.9%	Level 2
Reuters Corporation	106,331	6.0%	Level 2
FT Interactive Data	93,287	5.2%	Level 2
Standard & Poor’s	36,514	2.0%	Level 2
Merrill Lynch Indices	6,728	0.4%	Level 2

Total	$1,788,436	100.0%

Barclays Capital Indices: Harbor Point uses Barclays Capital indices (formerly Lehman Brothers indices) to price U.S. government, U.S. government agencies, municipalities, corporate, agency and non-agency mortgage-backed and asset-backed securities. There are several observable inputs that the Barclays indices use in determining its prices, which include among others, treasury yields, new issuance and secondary trades, information provided by broker/dealers, security cash flows and structures, sector and issuer level spreads, credit rating, underlying collateral and prepayment speeds. For U.S. government securities, traders that act as market makers are the primary source of pricing. As such, for U.S. government securities Harbor Point believes that the Barclays indices reflect quoted prices (unadjusted) for identical securities in active markets.

Broker-dealer sources: Harbor Point also utilizes other pricing services including broker-dealers or vendors to price corporate, municipalities, agency and non-agency mortgage-backed and asset-backed securities. The pricing sources include JP Morgan Securities Inc., Credit Suisse Group AG, Goldman Sachs Group, Inc., Bank of America Securities LLC, Deutsche Bank Securities Inc., among others.

Reuters Corporation: Harbor Point uses the Reuters Corporation pricing service to price short-term, U.S. government, U.S. government agency, non-U.S. government, non-U.S. agency, corporate, agency and non-agency mortgage-backed and asset-backed securities. There are several observable inputs that the Reuters pricing service uses in determining its prices, which include among others, option-adjusted spreads, treasury yields, new issuance and secondary trades, sector and issuer level spreads, underlying collateral and prepayment speeds.

FT Interactive Data: Harbor Point uses FT Interactive Data pricing to price short-term, corporate, agency and non-agency mortgage-backed and asset-backed securities. There are several observable inputs that FT Interactive Data uses in determining its prices, which include among others, benchmark and treasury yields, reported trades, issuer spreads, underlying collateral and prepayment speeds.

Standard & Poor’s: Harbor Point uses Standard & Poor’s primarily to price municipalities. There are several observable inputs that Standard & Poor’s uses in determining its prices, which include among others, benchmark yields, reported trades and issuer spreads.

Goodwill

Harbor Point evaluates goodwill for impairment on an annual basis and on an interim basis when events or circumstances require an interim test. In estimating the fair value of each reporting unit, Harbor Point has developed a range of fair values for each reporting unit using discounted cash flow analysis and market approaches. The discounted cash flow analysis estimates fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discounted cash flow analysis is based on financial projections prepared by Harbor Point with an estimated terminal value at the end of the projection period. The analysis requires significant estimates and assumptions including the selection of a discount rate, estimates of future premium growth and underwriting performance, investment yield on cash and investments and interest rates on debt through the projection period.

The market approach estimates the fair value of each reporting unit by comparing Harbor Point to other publicly traded companies that have similar characteristics to each reporting unit. Harbor Point selected comparable companies by considering the relative size (primarily shareholders’ equity and gross premiums written), the lines of business that the companies underwrite as well as their general risk profiles. The market approach requires significant assumptions to be made related to the selection of comparable companies, determination of a control premium as well as estimates of the fair value implied by recent market transactions of comparable companies.

In the fourth quarter of 2009, Harbor Point completed its annual impairment testing of goodwill using the methodology described above and determined that there was no impairment of goodwill. The carrying value of goodwill as of December 31, 2009 was $251.7 million.

Harbor Point has not made any material changes in the accounting methodology it uses to evaluate goodwill for potential impairment during the years ended December 31, 2009, 2008 and 2007. Harbor Point does not anticipate that there will be a material change in the future estimates or assumptions it uses to test for potential impairment of goodwill. However, if actual results are not consistent with its estimates or assumptions, Harbor Point could be exposed to a material impairment charge.

Consolidated Results of Operations—Years ended December 31, 2009 and 2008

The following information should be read in conjunction with the consolidated financial statements for the years ended December 31, 2009 and 2008 and related notes thereto and other financial information included elsewhere in this joint proxy statement/prospectus (dollars in thousands).

	Years ended
Income statement	December 31, 2009	December 31, 2008
Revenues
Gross premiums written	$607,520	$511,714
Premiums ceded	(5,647)	(4,926)

Net premiums written	601,873	506,788
Change in net unearned premiums	(53,423)	12,422

Net premiums earned	548,450	519,210
Net investment income	70,653	95,311
Net realized investment (losses) gains	(314)	9,424
Net unrealized investment gains (losses)	83,300	(80,987)
Other income	1,267	3,303

Total revenues	703,356	546,261

Expenses
Net loss and loss expenses	243,074	363,165
Acquisition costs	117,734	110,167
General and administrative expenses	81,318	63,046
Interest expense	1,428	15,645
Foreign exchange (gains) losses	(1,037)	5,465

Total expenses	442,517	557,488

Income (loss) before income taxes	260,839	(11,227)
Income tax expense	10,713	1,748

Net income (loss) and comprehensive income (loss)	250,126	(12,975)

Ratios:
Net loss and loss expense ratio	44.3%	69.9%
Acquisition cost ratio	21.5%	21.2%
General and administrative expense ratio	14.8%	12.1%

Combined ratio	80.6%	103.2%

Gross premiums written. Gross premiums written increased by $95.8 million, or 18.7%, to $607.5 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The change in gross premiums written was primarily driven by:

Factors resulting in increases:

•

Harbor Point wrote $191.9 million of new business in the year ended December 31, 2009, including $15.2 million of new business written by New Point III Re and $39.1 million of new business written by HP Re UK. Other new business arose primarily as a result of new programs or layers to the market or improved pricing.

•

Contracts that renewed during the year ended December 31, 2009 resulted in increased premiums of $23.5 million due primarily to higher pricing and clients writing more business in certain lines of business with improving market conditions.

•

Premium adjustments relating to prior years, including reinstatement premiums, were $45.5 million for the year ended December 31, 2009 compared to $(21.3) million for the year ended December 31, 2008. The premium adjustments for the year ended December 31, 2009 consisted primarily of increases in estimates of ultimate premiums on casualty quota share contracts. The premium adjustments for the year ended December 31, 2008 consisted primarily of decreases in estimates of ultimate premiums on casualty quota share contracts partially offset by $13.9 million of reinstatement premiums related to property catastrophe losses.

Factors resulting in decreases:

•

Harbor Point did not renew reinsurance contracts accounting for approximately $183.6 million of premiums for the year ended December 31, 2008, due primarily to unfavorable pricing and other terms or conditions and ceding companies retaining more risk for their own accounts.

•	There were $2.8 million of premiums for the year ended December 31, 2008 related to contracts that did not have a renewal during 2009 (contracts written during 2008 with terms of more than 12 months).

Premiums ceded. The $5.6 million of premiums ceded for the year ended December 31, 2009 related to the purchase of retrocessional contracts in Harbor Point’s property and specialty segments.

Net premiums earned. Net premiums earned increased $29.2 million, or 5.6%, to $548.5 million primarily due to an increase in net premiums earned in Harbor Point’s casualty segment due to the impact of premium adjustments recorded in each period and higher premiums written during the year ended December 31, 2009 compared to the prior year. Partially offsetting this increase was a decrease in net premiums earned in Harbor Point’s property segment due to the earning of reinstatement premiums associated with large property catastrophe losses recognized in the year ended December 31, 2008.

Net investment income. Net investment income decreased by $24.7 million, or 25.9%, to $70.7 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The change in net investment income was primarily driven by:

Factors resulting in decreases:

•	The yields on cash and short-term investments decreased as a result of significantly lower interest rates compared to the prior year.

•

Included in net investment income for the year ended December 31, 2009 was $0.5 million related to investments in Bay Point Holdings Limited, which we refer to as “Bay Point,” and New Point Limited, which we refer to as “New Point,” compared to $6.7 million for the year ended December 31, 2008. Harbor Point formed Bay Point and its wholly owned subsidiary, Bay Point Re Limited, which we refer to as “Bay Point Re,” and New Point and its wholly owned subsidiary, New Point Re Limited, which we refer to as “New Point Re,” as “side cars.” See Note 6(d) to the consolidated financial statements contained elsewhere in this joint proxy statement/prospectus.

Factors resulting in increases:

•	Included in net investment income for the year ended December 31, 2009 was $2.6 million related to catastrophe bonds compared to $0.9 million for the year ended December 31, 2008.

•	Total cash and investments increased compared to the prior year period.

Net realized investment gains (losses). Net realized investment losses for the year ended December 31, 2009 were $0.3 million compared to net realized investment gains of $9.4 million for the year ended December 31, 2008. Since Harbor Point’s portfolio is invested to produce a total return, there can be significant changes in the amount of net realized investment gains (losses) from period to period. The net realized investment losses for the year ended December 31, 2009 consisted of realized losses on the sales of corporate bonds, commercial mortgage-backed securities and asset-backed securities offset by net derivative gains and realized gains on the sales of U.S. government and agency securities and residential mortgage-backed securities.

Net unrealized investment gains (losses). Net unrealized investment gains were $83.3 million for the year ended December 31, 2009 compared to net unrealized investment losses of $81.0 million for the year ended December 31, 2008. Net unrealized investment gains for the year ended December 31, 2009 were primarily due to net unrealized investment gains in corporate bonds, mortgage-backed securities and asset-backed securities partially due to tightening credit spreads in these asset classes. These gains were partially offset by net unrealized investment losses in U.S. government and agency securities. In addition, there were net unrealized investment gains related to Harbor Point’s investment in fund of hedge funds and catastrophe bonds of $9.7 million during the year ended December 31, 2009 compared to a net unrealized investment loss of $9.0 million for the year ended December 31, 2008.

Other income. Other income includes service fees of $0.8 million earned through Harbor Point’s reinsurance services agreement with Federal for the year ended December 31, 2009 compared to $0.8 million for the year ended December 31, 2008. Also included in other income for the year ended December 31, 2009 was $0.4 million earned through service agreements with New Point Re III compared to $2.5 million for the year ended December 31, 2008.

Net loss and loss expenses. Net loss and loss expenses for the year ended December 31, 2009 were $243.1 million, or 44.3% of net premiums earned, compared to $363.2 million, or 69.9% of net premiums earned, for the year ended December 31, 2008. Harbor Point did not have any significant losses from catastrophe events during the year ended December 31, 2009. During the year ended December 31, 2008, it incurred net loss and loss expenses from two major catastrophe events, including $7.9 million, or 1.5% of net premiums earned, related to Hurricane Gustav and $126.3 million, or 24.3% of net premiums earned, related to Hurricane Ike.

During the year ended December 31, 2009, Harbor Point recorded $24.5 million, or 4.5% of net premiums earned, of net favorable development on prior years’ losses. This favorable development was primarily related to reducing the estimate of losses on certain property quota share and per risk contracts due to better than expected loss experience. This net favorable development included a $5.6 million reduction in the estimated net loss related to Hurricane Ike, of which $4.7 million was a recovery from an ILW protection that was triggered in 2009. This net favorable development also included favorable development on prior years’ losses in the casualty segment of $3.4 million due to favorable loss experience.

During the year ended December 31, 2008, Harbor Point recorded $16.0 million, or 3.1% of net premiums earned, of net favorable development on prior years’ losses. This included favorable loss experience in the property segment related to property quota share contracts and the June 2007 and July 2007 U.K. floods as well as favorable development in the specialty segment partially offset by unfavorable development recorded in the casualty segment primarily due to contracts exposed to subprime losses.

For the year ended December 31, 2009, Harbor Point also recorded $9.9 million of additional loss reserves compared to a decrease of $1.7 million of loss reserves for the year ended December 31, 2008 due to premium adjustments on prior years’ contracts.

Acquisition costs. Acquisition costs include commissions and brokerage, the fronting fees paid to Federal and excise taxes. Acquisition costs are presented net of commissions ceded under reinsurance contracts. Acquisition costs for the year ended December 31, 2009 were $117.7 million, or 21.5% of net premiums earned, compared to $110.2 million, or 21.2% of net premiums earned, for the year ended December 31, 2008. The acquisition cost ratio increased slightly due to a higher proportion of net premiums earned related to the casualty quota share contracts which generally have a higher acquisition cost ratio.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2009 were $81.3 million, or 14.8% of net premiums earned, compared to $63.0 million, or 12.1% of net premiums earned, for the year ended December 31, 2008. The increase in the general and administrative expenses and the related ratio for the year ended December 31, 2009 was due to higher incentive compensation accruals related to improved operating performance and higher legal and accounting expenses related to corporate activities. The incentive compensation accruals were lowered during the year ended December 31, 2008 to reflect the impact of significant catastrophe losses during that period.

Interest expense. Interest expense for the year ended December 31, 2009 included $1.4 million related to the $200 million drawdown on Harbor Point’s credit facility. Interest expense for the year ended December 31, 2008 included $6.6 million related to the $200 million drawdown on the credit facility and $9.0 million of interest on the Chubb Note. The Chubb Note converted into Harbor Point common shares on October 1, 2008.

Foreign exchange (gains) losses. Harbor Point’s functional currency is the U.S. dollar; however, some of its business is written in other currencies, primarily Sterling and Euros. For the year ended December 31, 2009, Harbor Point recorded a foreign exchange gain of $1.0 million compared to a $5.5 million foreign exchange loss for the year ended December 31, 2008. The foreign exchange gains and losses primarily related to the revaluation of cash and cash equivalents, a catastrophe bond, reinsurance balances receivable and loss reserves denominated in Sterling and Euros.

Income tax expense. The income tax expense for the year ended December 31, 2009 was $10.7 million compared to $1.7 million for the year ended December 31, 2008. The increase related to higher taxable income generated in the U.S. operating companies, primarily due to a significant increase in net unrealized investment gains recorded for the year ended December 31, 2009.

Underwriting Results by Segment—Years ended December 31, 2009 and 2008

The determination of Harbor Point’s business segments is based on the manner in which management monitors the performance of its underwriting operations. Harbor Point reports three business segments—Property, Casualty and Specialty.

Property

The property segment provides treaty property reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or quota share basis. The product lines that Harbor Point currently underwrites in this segment are property catastrophe, property per risk and property quota share.

Years Ended December 31, 2009 and 2008

The table below shows results for the property segment for the years ended December 31, 2009 and 2008 (dollars in thousands):

	2009	2008
Revenues:
Gross premiums written	$220,875	$225,280
Net premiums written	218,381	220,189
Net premiums earned	202,543	209,643
Expenses:
Net loss and loss expenses	13,545	142,220
Acquisition costs	24,590	29,007
Operating expenses	20,628	18,641

Underwriting income	$143,780	$19,775

Ratios
Loss and loss expense ratio	6.7%	67.8%
Acquisition cost ratio	12.1%	13.8%
Administrative cost ratio	10.2%	8.9%

Combined ratio	29.0%	90.5%

Premiums. The table below shows gross premiums written in the property segment by line of business for the years ended December 31, 2009 and 2008 (dollars in thousands):

	2009	2008	Change	% Change
Property catastrophe	$164,578	$165,037	$(459)	-0.3%
Property per risk	11,792	9,815	1,977	20.1%
Property quota share	44,505	50,428	(5,923)	-11.7%

Total	$220,875	$225,280	$(4,405)	-2.0%

The change in gross premiums written was primarily driven by:

Factors resulting in decreases:

•

Harbor Point did not renew property contracts accounting for $52.5 million of premiums for the year ended December 31, 2008, due primarily to unfavorable pricing and other terms and conditions and ceding companies retaining more risk for their own accounts.

•

Premium adjustments relating to prior years, including reinstatement premiums, accounted for $(1.5) million of premiums for the year ended December 31, 2009 compared to $12.1 million for the year ended December 31, 2008. The premium adjustments for the year ended December 31, 2008 consisted primarily of reinstatement premiums related to property catastrophe losses.

Factors resulting in increases:

•

Harbor Point wrote $55.1 million of new business in the year ended December 31, 2009, including $15.2 million in New Point Re III. Other new business arose primarily as a result of new programs or layers to the market and improved pricing.

•

Contracts that renewed in the year ended December 31, 2009 resulted in increased premiums of $7.9 million due primarily to higher pricing, changes in participation within existing programs and clients writing more business in improving market conditions.

Premiums ceded. The $2.5 million of premiums ceded for the year ended December 31, 2009 related to the purchase of retrocessional contracts for $3.5 million, partially offset by $(1.0) million of adjustments to premiums ceded to Bay Point Re.

Net premiums earned. Net premiums earned decreased $7.1 million, or 3.4%, to $202.5 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 due to the reinstatement premiums recorded in the year ended December 31, 2008 related to the property catastrophe losses recorded during that period.

Net loss and loss expenses. Net loss and loss expenses for the year ended December 31, 2009 decreased $128.7 million to $13.5 million, or 6.7% of net premiums earned, compared to $142.2 million, or 67.8% of net premiums earned, for the year ended December 31, 2008. The decrease was due to lower property catastrophe and per risk losses for the year ended December 31, 2009 compared to the year ended December 31, 2008. During the year ended December 31, 2008, Harbor Point incurred net loss and loss expenses from two major catastrophe events, including $6.1 million, or 2.9% of net premiums earned, related to Hurricane Gustav and $110.5 million, or 52.7% of net premiums earned, related to Hurricane Ike.

During the year ended December 31, 2009, Harbor Point recorded $21.6 million, or 10.6% of net premiums earned, of net favorable development on prior years’ losses. This favorable development was primarily related to reducing the estimate of losses on certain property quota share and per risk contracts due to favorable loss experience and a $10.7 million reduction in the estimated net loss for property related to Hurricane Ike, of which $4.7 million was a recovery from an ILW protection that was triggered in 2009.

During the year ended December 31, 2008, Harbor Point recorded $20.7 million, or 9.9% of net premiums earned, of net favorable development on prior years’ losses for the year ended December 31, 2008 primarily due to favorable loss experience related to property quota share contracts and a reduction in the loss estimates related to the June and July 2007 U.K. floods.

Acquisition costs. Acquisition costs for the year ended December 31, 2009 were $24.6 million, or 12.1% of net premiums earned, compared to $29.0 million, or 13.8% of net premiums earned, for the year ended December 31, 2008. The property contracts that Harbor Point writes have a wide range of acquisition cost ratios. Net premiums earned for the year ended December 31, 2009 included less premiums earned from quota share contracts, which have a higher acquisition cost ratio compared to property catastrophe and per risk contracts.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2009 were $20.6 million, or 10.2% of net premiums earned, compared to $18.6 million, or 8.9% of net premiums earned, for the year ended December 31, 2008. The increase in the general and administrative expenses and the related ratio for the year ended December 31, 2009 was due to higher incentive compensation accruals related to improved operating performance. The incentive compensation accruals were lowered during the year ended December 31, 2008 to reflect the impact of significant catastrophe losses during that period.

Casualty

The casualty segment provides treaty casualty reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. The product lines that Harbor Point currently underwrites in this segment are casualty excess of loss and casualty quota share where the principal exposures are to general liability, non-standard auto and professional liability, which mainly includes directors and officers and errors and omissions risks.

Years Ended December 31, 2009 and 2008

The table below shows results for the casualty segment for the years ended December 31, 2009 and 2008 (dollars in thousands):

	2009	2008
Revenues:
Gross premiums written	$295,873	$246,619
Net premiums written	295,967	246,688
Net premiums earned	291,335	251,332
Expenses:
Net loss and loss expenses	193,251	184,562
Acqusition costs	75,481	62,844
Operating expenses	23,797	17,966

Underwriting loss	$(1,194)	$(14,040)

Ratios
Loss and loss expense ratio	66.3%	73.4%
Acquisition cost ratio	25.9%	25.0%
Administrative cost ratio	8.2%	7.1%

Combined ratio	100.4%	105.5%

Premiums. The table below shows gross premiums written in the casualty segment by line of business for the years ended December 31, 2009 and 2008 (dollars in thousands):

	2009	2008	Change	% Change
Quota share	$255,174	$197,615	$57,559	29.1%
Excess of loss	40,699	49,004	(8,305)	-16.9%

Total	$295,873	$246,619	49,254	20.0%

The change in gross premiums written was primarily driven by:

Factors resulting in increases:

•	Harbor Point wrote $77.4 million of new business in the year ended December 31, 2009. The new business was primarily a result of new programs or layers to the market.

•

Contracts that renewed in the year resulted in increased premiums of $14.6 million due primarily to increased business written by the ceding companies partially offset by reduced line sizes on contracts in certain lines of business due to unfavorable pricing.

•

Premium adjustments relating to prior years accounted for $37.3 million of premiums for the year ended December 31, 2009 compared to $(41.0) million for year ended December 31, 2008. The adjustments related to changes in estimates of ultimate premiums on quota share contracts.

Factor resulting in decreases:

•

Casualty contracts that accounted for $119.5 million of premiums for the year ended December 31, 2008 did not renew due primarily to unfavorable pricing, financial difficulties of ceding companies and ceding companies retaining more risk for their own accounts.

Premiums ceded. The premiums ceded for the years ended December 31, 2009 and 2008 related to adjustments to prior period casualty contracts ceded to Bay Point Re.

Net premiums earned. The $40.0 million increase in net premiums earned was primarily due to the impact of premium adjustments recorded in each period.

Net loss and loss expenses. Net loss and loss expenses for the year ended December 31, 2009 increased $8.7 million to $193.3 million, or 66.3% of net premiums earned, compared to $184.6 million, or 73.4% of net premiums earned, for the year ended December 31, 2008. The decrease in the net loss and loss expenses ratio was primarily due to less casualty premiums earned related to contracts exposed to subprime losses and favorable loss experience on certain casualty quota share contracts.

During the year ended December 31, 2009, Harbor Point recorded $3.4 million, or 1.2% of net premiums earned, of net favorable development on prior years’ losses compared to $7.4 million, or 3.0% of net premiums earned, of net unfavorable loss development for the year ended December 31, 2008. The net unfavorable development for the year ended December 31, 2008 primarily related increased reserves for contracts exposed to subprime losses.

In addition, Harbor Point recorded $6.6 million of additional loss reserves during the year ended December 31, 2009 compared to a $6.1 million reduction in loss reserves during the year ended December 31, 2008 related to premium adjustments to prior years’ contracts.

Acquisition costs. Acquisition costs for the year ended December 31, 2009 were $75.5 million, or 25.9% of net premiums earned, compared to $62.8 million, or 25.0% of net premiums earned, for the year ended December 31, 2008. The increase in acquisition costs is proportionate to the increase in net premiums earned resulting in a consistent acquisition cost ratio between periods.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2009 were $23.8 million, or 8.2% of net premiums earned, compared to $18.0 million, or 7.1% of net premiums earned, for the year ended December 31, 2008. The increase in the general and administrative expenses and the related ratio for the year ended December 31, 2009 was due to higher incentive compensation accruals related to improved operating performance. Incentive compensation accruals were lowered during the year ended December 31, 2008 to reflect the impact of significant catastrophe losses during that period.

Specialty

The specialty segment provides treaty specialty reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or a quota share basis. The product lines that Harbor Point currently underwrites in this segment are aviation, marine/offshore energy, crop, multi-line and other. Other specialty business includes surety, political risk, trade credit and mortgage reinsurance.

Years Ended December 31, 2009 and 2008

The table below shows results for the specialty segment for the years ended December 31, 2009 and 2008 (dollars in thousands):

	2009	2008
Revenues
Gross premiums written	$90,772	$39,815
Net premiums written	87,525	39,911
Net premiums earned	54,572	58,235
Expenses
Net loss and loss expenses	36,278	36,383
Acquisition costs	17,663	18,316
Operating expenses	10,238	5,255

Underwriting loss	$(9,607)	$(1,719)

Ratios
Loss and loss expense ratio	66.5%	62.5%
Acquisition cost ratio	32.4%	31.5%
Administrative cost ratio	18.8%	9.0%

Combined ratio	117.7%	103.0%

Premiums. The table below shows gross premiums written in the specialty segment by line of business for the years ended December 31, 2009 and 2008 (dollars in thousands):

	2009	2008	Change	% Change
Aviation	$14,728	$1,574	$13,154	835.7%
Marine/offshore energy	28,344	18,305	10,039	54.8%
Crop	3,442	1,439	2,003	139.2%
Multi-line	23,562	203	23,359	n/m
Other	20,696	18,294	2,402	13.1%

Total	$90,772	$39,815	$50,957	128.0%

The change in gross premiums written was primarily driven by:

Factor resulting in increase:

•

Harbor Point wrote $59.4 million of new business in the year ended December 31, 2009, including $37.3 million in HP Re UK. Other new business was primarily a result of new programs or layers to the market or improved pricing.

Factors resulting in decreases:

•

Specialty contracts that accounted for approximately $11.6 million of premiums for the year ended December 31, 2008 did not renew due to ceding companies retaining more business for their own accounts.

•

Premium adjustments relating to prior periods accounted for $9.6 million of premiums for the year ended December 31, 2009 compared to $7.6 million for year ended December 31, 2008. The adjustments related to changes in estimates of ultimate premiums on quota share contracts.

Premiums ceded. The premiums ceded for the year ended December 31, 2009 related primarily to aviation retrocessional contracts purchased for $2.2 million and adjustments to prior period specialty contracts ceded to Bay Point Re.

Net premiums earned. The $3.7 million decrease in net premiums earned was primarily due to lower gross premiums written during 2008 compared to 2007 and the impact of premium adjustments recorded in each period.

Net loss and loss expenses. Net loss and loss expenses for specialty for the year ended December 31, 2009 decreased $0.1 million to $36.3 million, or 66.5% of net premiums earned, compared to $36.4 million, or 62.5% of net premiums earned, for the year ended December 31, 2008. For the year ended December 31, 2009, Harbor Point incurred net specialty loss and loss expenses of $3.9 million, or 7.1% of net premiums earned, related to trade credit exposures to Eastern European banking institutions. For the year ended December 31, 2008, Harbor Point incurred net specialty loss and loss expenses from two major catastrophe events, including $1.8 million, or 3.1% of net premiums earned, related to Hurricane Gustav and $15.8 million, or 27.1% of net premiums earned, related to Hurricane Ike. In addition, the specialty contracts that Harbor Point writes have a wide range of expected loss ratios. Net premiums earned for the year ended December 31, 2009 included proportionately higher net premiums earned from lines of business that have higher expected loss ratios.

During the year ended December 31, 2009, Harbor Point recorded $0.4 million, or 0.8% of net premiums earned, of net unfavorable development on prior years’ losses compared to $2.7 million, or 4.6% of net premiums earned, of net favorable development on prior years’ losses for the year ended December 31, 2008. Although Harbor Point decreased its overall estimate of Hurricane Ike for 2009, it increased its specialty losses related to Hurricane Ike by $5.2 million. The increase in specialty loss reserves related to Hurricane Ike was partially offset by favorable experience on other specialty quota share contracts due to favorable loss experience.

Acquisition costs. Acquisition costs for the year ended December 31, 2009 were $17.7 million, or 32.4% of net premiums earned, compared to $18.3 million, or 31.5% of net premiums earned, for the year ended December 31, 2008. The specialty contracts that Harbor Point writes have a wide range of acquisition cost ratios. The increase in acquisition costs was proportionate to the increase in net premiums earned resulting in a consistent acquisition cost ratio between periods.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2009 were $10.2 million, or 18.8% of net premiums earned, compared to $5.3 million, or 9.0% of net premiums earned, for the year ended December 31, 2008. The increase compared to the prior year was primarily due to increased operating costs of HP Re UK, which commenced underwriting on January 1, 2009 and focuses primarily on specialty lines of business. Harbor Point expects that the general and administrative ratio for specialty will decrease as the net premiums earned related to the business written in HP Re UK increases. In addition, the general and administrative expenses and the related ratio for the year ended December 31, 2009 increased due to higher incentive compensation accruals related to improved operating performance. The incentive compensation accruals were lowered during the year ended December 31, 2008 to reflect the impact of significant catastrophe losses during that period.

Consolidated Results of Operations—Years ended December 31, 2008 and 2007

The following information should be read in conjunction with Harbor Point’s audited financial statements for the years ended December 31, 2008 and 2007 and other financial information included elsewhere in this joint proxy statement/prospectus (dollars in thousands).

	2008	2007
Revenues
Gross premiums written	$511,714	$672,476
Premiums ceded	(4,926)	(104,542)

Net premiums written	506,788	567,934
Change in net unearned premiums	12,422	(35,778)

Net premiums earned	519,210	532,156
Net investment income	95,311	98,310
Net realized investment gains (losses)	9,424	(9,438)
Net unrealized investment losses	(80,987)	—
Other income	3,303	11,578

Total revenues	546,261	632,606

Expenses
Net loss and loss expenses	363,165	251,834
Acquisition costs	110,167	124,568
General and administrative expenses	63,046	81,611
Interest expense	15,645	14,751
Foreign exchange losses (gains)	5,465	(486)

Total expenses	557,488	472,278

(Loss) income before income taxes	(11,227)	160,328
Income tax expense (recovery)	1,748	(826)

Net (loss) income	(12,975)	161,154

Other comprehensive income (loss):
Unrealized losses on investments arising during the period	—	(564)
Adjustment for reclassification of realized losses included in net income	—	12,210

	—	11,646

Comprehensive (loss) income	$(12,975)	$172,800

Ratios
Net loss and loss expense ratio	69.9%	47.3%
Acquisition cost ratio	21.2%	23.4%
General and administrative expense ratio	12.1%	15.3%

Combined ratio	103.2%	86.0%

Gross premiums written. Gross premiums written decreased by $160.8 million, or 23.9%, to $511.7 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. The change in gross premiums written was primarily driven by:

Factors resulting in decreases:

•

Harbor Point did not renew reinsurance contracts accounting for $172.2 million of premiums for the year ended December 31, 2007 due primarily to unfavorable pricing and ceding companies retaining more risk for their own accounts.

•	Contracts that renewed during the year ended December 31, 2008 resulted in decreased premiums of $122.8 million due primarily to lower pricing and clients retaining more risk for their own accounts.

•

Premium adjustments relating to prior years, including reinstatement premiums, primarily in the casualty segment, were $(21.4) million of premiums for the year ended December 31, 2008 compared to $(20.3) million for the year ended December 31, 2007.

Factors resulting in increases:

•	Harbor Point wrote $41.9 million of new business in the year ended December 31, 2008.

•

With the expiration of the quota share contracts with Federal on December 31, 2007, Federal no longer retained 25% of the business previously written through the casualty quota share contract and 10% of the business previously written through the property and short-tail lines quota share contract.

Premiums ceded. The $99.6 million decrease in premiums ceded was primarily due to the expiration of the quota share agreement with Bay Point Re on December 31, 2007.

Net premiums earned. Net premiums earned decreased $12.9 million, or 2.4%, to $519.2 million primarily due to a reduction in premiums earned in the specialty segment caused by lower specialty premiums written during 2008 compared to 2007. This decrease was partially offset by lower premiums ceded and an increase in earnings on contracts written within the property and casualty segments. The increase in net premiums earned in the property segment was primarily due to the acceleration of premiums earned on contracts with losses related to Hurricanes Ike and Gustav and the earning of reinstatement premiums associated with these losses.

Net investment income. Net investment income decreased by $3.0 million, or 3.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The change in net investment income was primarily driven by:

Factors resulting in decreases:

•	The yields on cash and short-term investments decreased as a result of significantly lower interest rates compared to the prior year.

•

Included in net investment income for the year ended December 31, 2008 was $7.4 million compared to $10.5 million for the year ended December 31, 2007 related to Harbor Point’s investments in Bay Point and New Point.

Factor resulting in increase:

•	Partially offsetting the impact of the factors noted above was the overall increase in total cash and investments.

Net realized investment gain (losses). Net realized investment gains for the year ended December 31, 2008 were $9.4 million compared to net realized investment losses of $9.4 million for the year ended December 31, 2007. Since Harbor Point’s portfolio is invested to produce a total return, there can be significant changes in the amount of realized gains (losses) from period to period. The net realized gains for the year ended December 31, 2008 consisted of net derivative gains related to investments in interest rate swaps and futures contracts and realized gains on the sales of mortgage-backed securities and U.S. government agency securities partially offset by realized losses related to sales of corporate bonds.

Net unrealized investment (losses) gains. Net unrealized investment losses were $81.0 million for the year ended December 31, 2008 compared to net unrealized gains of $13.2 million (included in comprehensive income) for the year ended December 31, 2007. Net unrealized investment losses for the year ended December 31, 2008 resulted primarily from unrealized losses in corporate bonds, non-agency mortgage-backed securities and asset backed securities partially offset by unrealized gains in U.S. government and agency securities. In addition, there were net unrealized investment losses related to investments in fund of hedge funds of $9.0 million during the year ended December 31, 2008.

Other income. Other income included service fees of $0.8 million earned through the reinsurance services agreement with Federal for the year ended December 31, 2008 compared to $3.8 million for the year ended December 31, 2007. Also included in the year ended December 31, 2008 was $2.5 million earned through service agreements with New Point Re III compared to $7.8 million for the year ended December 31, 2007.

Net loss and loss expenses. Net loss and loss expenses for the year ended December 31, 2008 were $363.2 million, or 69.9% of net premiums earned, compared to $251.8 million, or 47.3% of net premiums earned, for the year ended December 31, 2007. For the year ended December 31, 2008, Harbor Point incurred net loss and loss expenses from two major catastrophe events, including $7.9 million, or 1.5% of net premiums earned, related to Hurricane Gustav and $126.3 million, or 24.3% of net premiums earned, related to Hurricane Ike compared to $15.0 million, or 2.8% of net premiums earned, related to U.K. floods and $9.1 million, or 1.7% of net premiums earned, for Windstorm Kyrill for the year ended December 31, 2007.

During the year ended December 31, 2008, Harbor Point recorded $16.0 million, or 3.1% of net premiums earned, of net favorable loss development on prior years’ losses compared to $8.7 million, or 1.6% of net premiums earned, of net favorable loss development for the year ended December 31, 2007. The net favorable loss development for the year ended December 31, 2008 included favorable loss experience in the property segment related to property quota share contracts and favorable development in the specialty segment partially offset by development recorded in the casualty segment primarily due to exposures from ceding company’s professional liability policies written for financial institutions involved in subprime mortgage lending and securitization.

Acquisition costs. Acquisition costs include commissions and brokerage, the fronting fees paid to Federal and excise taxes. Acquisition costs are presented net of commissions ceded under reinsurance contracts. Acquisition costs for the year ended December 31, 2008 were $110.2 million, or 21.2% of net premiums earned, compared to $124.6 million, or 23.4% of net premiums earned, for the year ended December 31, 2007. The overall decrease was due to the following items:

Factors resulting in decreases:

•	There were less fronting fees recognized on premiums assumed from Federal in the year ended December 31, 2008 compared to the year ended December 31, 2007.

•

The casualty and specialty contracts that Harbor Point writes generally have higher acquisition cost ratios compared to the property segment. The proportion of premiums earned from casualty and specialty for the year ended December 31, 2008 decreased compared to the year ended December 31, 2007.

Factor resulting in increase:

•

Harbor Point’s quota share reinsurance agreement with Bay Point Re expired as of December 31, 2007. As a result, Harbor Point did not earn a ceding commission or profit commission related to contracts written during 2008.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2008 were $63.0 million, or 12.1% of net premiums earned, compared to $81.6 million, or 15.3% of net premiums earned, for the year ended December 31, 2007. The decrease in general and administrative expenses and related ratio for the year ended December 31, 2008 was primarily due to a reduction in incentive compensation accruals and lower stock compensation expense during the year.

Interest expense. Interest expense for the year ended December 31, 2008 included $9.0 million related to the 6% interest paid to Chubb on the Chubb Note and $6.7 million related to the $200 million drawdown on Harbor Point’s credit facility to capitalize HP Re US. The Chubb Note converted on October 1, 2008. Interest expense for the year ended December 31, 2007 included $12.0 million related to the Chubb Note and $2.8 million related to the $200 million drawdown on the credit facility.

Foreign exchange (gains) losses. Harbor Point’s functional currency is the U.S. dollar; however, some of its business is written in other currencies, primarily Sterling and Euros. For the year ended December 31, 2008, Harbor Point recorded a foreign exchange loss of $5.5 million compared to a gain of $0.5 million for the year ended December 31, 2007. The foreign exchange gains and losses primarily related to the revaluation of cash and cash equivalents, reinsurance balances receivable and loss reserves denominated in Sterling and Euros.

Income tax expense (recovery). The income tax expense of $1.8 million for the year ended December 31, 2008 and income tax recovery of $0.8 million for the year ended December 31, 2007 related to estimated income tax expense (recovery) in the U.S. operating companies.

Underwriting Results by Segment—Years ended December 31, 2008 and 2007

The determination of Harbor Point’s business segments is based on the manner in which management monitors the performance of its underwriting operations. Harbor Point reports three business segments—Property, Casualty and Specialty.

Property

The property segment provides treaty property reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or quota share basis. The product lines that Harbor Point currently underwrites in this segment are property catastrophe, property per risk and property quota share.

Years Ended December 31, 2008 and 2007

The table below shows results for the property segment for the years ended December 31, 2008 and 2007 (dollars in thousands):

	2008	2007
Revenues
Gross premiums written	$225,280	$313,379
Net premiums written	220,189	221,514
Net premiums earned	209,643	198,679
Expenses
Net loss and loss expenses	142,220	59,013
Acquisition costs	29,007	19,767
Operating expenses	18,641	21,347

Underwriting income	$19,775	$98,552

Ratios
Loss and loss expense ratio	67.8%	29.7%
Acquisition cost ratio	13.8%	9.9%
Administrative cost ratio	8.9%	10.7%

Combined ratio	90.5%	50.3%

Premiums. The table below shows gross premiums written in the property segment by line of business for the years ended December 31, 2008 and 2007 (dollars in thousands).

	2008	2007	Change	% Change
Property catastrophe	$165,037	$174,606	$(9,569)	-5.5%
Property per risk	9,815	12,030	(2,215)	-18.4%
Property quota share	50,428	126,743	(76,315)	-60.2%

Total	$225,280	$313,379	$(88,099)	-28.1%

The change in gross premiums written was primarily driven by:

Factors resulting in decreases:

•	Harbor Point did not renew property contracts accounting for $50.4 million of premiums for the year ended December 31, 2007 due primarily to pricing.

•

Contracts that renewed in the year resulted in decreased premiums of $50.8 million of premiums for the year ended December 31, 2007 primarily due to one contract that decreased due to the decision to reduce exposure following the expiration of the quota share agreement with Bay Point Re and less favorable market pricing of the underlying business.

Factors resulting in increases:

•	Harbor Point wrote $5.4 million of new business in the year ended December 31, 2008.

•

Premium adjustments relating to prior years and reinstatement premiums accounted for $12.5 million of premiums for the year ended December 31, 2008 compared to $7.4 million for the year ended December 31, 2007.

•	With the expiration of the Federal quota share contracts on December 31, 2007, Federal no longer retained 10% of the business written through the property and short-tail lines quota share contract.

Premiums ceded. The decrease in premiums ceded was primarily due to the expiration of Harbor Point’s quota share reinsurance agreement with Bay Point Re on December 31, 2007.

Net premiums earned. Net premiums earned increased $11.0 million, or 5.5%, to $209.6 million for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to the acceleration of premiums earned on contracts with losses related to Hurricanes Ike and Gustav and the earning of reinstatement premiums associated with these losses. The expiration of the quota share reinsurance agreement with Bay Point Re on December 31, 2007 was generally offset by lower gross premiums written during 2008 compared to 2007.

Net losses and loss expenses. Net loss and loss expenses for the year ended December 31, 2008 increased $83.2 million to $142.2 million, or 67.8% of net premiums earned, compared to $59.0 million, or 29.7% of net premiums earned, for the year ended December 31, 2007. For the year ended December 31, 2008, Harbor Point incurred net property loss and loss expenses from two major catastrophe events, including $6.1 million, or 2.9% of net premiums earned, related to Hurricane Gustav and $110.5 million, or 52.7% of net premiums earned, related to Hurricane Ike, compared to $15.0 million, or 7.5% of net premiums earned, related to U.K. floods and $9.1 million, or 4.6% of net premiums earned, for Windstorm Kyrill for the year ended December 31, 2007.

In addition, Harbor Point recorded approximately $20.7 million, or 9.9% of net premiums earned, of favorable development on prior periods’ losses during the year ended December 31, 2008 compared to $2.6 million, or 1.3% of net premiums earned, of net favorable loss development for the year ended 31, 2007. The net favorable loss development for the year ended December 31, 2008 reflected favorable loss experience primarily related to property quota share contracts written in 2006 and 2007 and the June and July 2007 U.K. floods.

Acquisition costs. Acquisition costs for the year ended December 31, 2008 were $29.0 million, or 13.8% of net premiums earned, compared to $19.8 million, or 9.9% of net premiums earned, for the year ended December 31, 2007. The increase was partially due to an increase in estimated profit commissions on two large contracts as a result of reductions in the loss estimates for these contracts. In addition, the acquisition cost ratio increased due to the expiration of the quota share reinsurance agreement with Bay Point Re as of December 31, 2007. As a result, Harbor Point did not earn a ceding commission or profit commission related to contracts written during 2008.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2008 were $18.6 million, or 8.9% of net premiums earned, compared to $21.3 million, or 10.7% of net premiums earned, for the year ended December 31, 2007. The decrease in general and administrative expenses and related ratio decreased compared to the prior period due to decreased general and administrative expenses, primarily related to accruals for incentive compensation and stock compensation expense.

Casualty

The casualty segment provides treaty casualty reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. The product lines that Harbor Point currently underwrites in this segment are casualty excess of loss and casualty quota share where the principal exposures are to general liability, non-standard auto and professional liability, which mainly includes directors and officers and errors and omissions risks.

Years Ended December 31, 2008 and 2007

The table below shows results for the casualty segment for the years ended December 31, 2008 and 2007 (dollars in thousands):

	2008	2007
Revenues
Gross premiums written	$246,619	$282,327
Net premiums written	246,688	279,217
Net premiums earned	251,332	247,071
Expenses
Net loss and loss expenses	184,562	150,858
Acquisition costs	62,844	73,897
Operating expenses	17,966	24,251

Underwriting loss	$(14,040)	$(1,935)

Ratios
Loss and loss expense ratio	73.4%	61.1%
Acquisition cost ratio	25.0%	29.9%
Administrative cost ratio	7.1%	9.8%

Combined ratio	105.5%	100.8%

Premiums. The table below shows gross premiums written in the casualty segment by line of business for the years December 31, 2008 and 2007 (dollars in thousands).

	2008	2007	Change	% Change
Quota share	$197,615	$232,609	$(34,994)	-15.0%
Excess of loss	49,004	49,718	(714)	-1.4%

Total	$246,619	$282,327	(35,708)	-12.6%

The change in gross premiums written was primarily driven by:

Factors resulting in decreases:

•	Harbor Point did not renew casualty contracts that accounted for $76.5 million of premiums for the year ended December 31, 2007, due to unfavorable pricing or other terms and conditions.

•

Contracts that renewed in the year resulted in decreased premiums of $58.1 million of premiums for the year ended December 31, 2007, due primarily to pricing and clients generally writing less business and retaining more premiums for their own accounts.

•

Premium adjustments relating to prior years accounted for $(41.4) million of premiums for the year ended December 31, 2008 compared to $(24.8) million for the year ended December 31, 2007. The adjustments related to changes in estimates of ultimate premiums on casualty quota share contracts.

Factors resulting in increases:

•	Harbor Point wrote $29.7 million of new business in the year ended December 31, 2008.

•	With the expiration of the Federal quota share contracts on December 31, 2007, Federal no longer retained 25% of the business written through the casualty quota share contract.

Premiums ceded. The decrease in premiums ceded was due to the expiration of the quota share reinsurance agreement with Bay Point Re on December 31, 2007. The premiums ceded for the year ended December 31, 2008 related to adjustments to prior period casualty contracts ceded to Bay Point Re.

Net premiums earned. The $4.3 million increase in net premiums earned was primarily due to the increase in casualty premiums written during 2007 compared to 2006 partially offset by the impact of premium adjustments relating to prior periods that were recorded in the year ended December 31, 2008.

Net loss and loss expenses. Net loss and loss expenses for the year ended December 31, 2008 increased $33.7 million to $184.6 million, or 73.4% of net premiums earned, compared to $150.9 million, or 61.1% of net premiums earned, for the year ended December 31, 2007. The overall increase in net loss and loss expenses and the related ratio was due to the following factors:

•	During 2008, Harbor Point increased its expected loss estimates on contracts exposed to potential losses from the subprime credit market issues.

•	The net loss ratio for 2008 reflects softening market conditions resulting in lower pricing and higher expected loss ratios on earned premium in 2008 compared to 2007.

•	During the year ended December 31, 2007, Harbor Point decreased the expected loss ratio on several contracts to more closely reflect the loss ratio determined in its contract pricing analysis.

During the year ended December 31, 2008, Harbor Point recorded $11.7 million, or 4.7% of net premiums earned, of additional losses related to subprime exposed contracts offset by $4.3 million, or 1.7% of net premiums earned, of favorable development on casualty contracts not exposed to subprime. Harbor Point also recorded $6.1 million of favorable loss development associated with premium adjustments to prior year contracts. During the year ended December 31, 2007, Harbor Point recorded $8.2 million of favorable loss development primarily related to premium adjustments to prior year contracts.

Acquisition costs. Acquisition costs for the year ended December 31, 2008 were $62.8 million, or 25.0% of net premiums earned, compared to $73.9 million, or 29.9% of net premiums earned, for the year ended December 31, 2007. The overall decrease was due to the following items:

•	There were less fronting fees recognized on premiums assumed from Federal in the year ended December 31, 2008 compared to the year ended December 31, 2007.

•

The casualty contracts that Harbor Point writes have a wide range of acquisition cost ratios. The mix of premiums earned for the year ended December 31, 2008 related to contracts with lower acquisition cost ratios when compared to the year ended December 31, 2007.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2008 were $18.0 million, or 7.1% of net premiums earned, compared to $24.3 million, or 9.8% of net premiums earned, for the year ended December 31, 2007. The decrease in general and administrative expenses and the related ratio decreased compared to the prior year primarily related to decreased accruals for incentive compensation and stock compensation expense.

Specialty

The specialty segment provides treaty specialty reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or a quota share basis. The product lines that Harbor Point currently underwrites in this segment are aviation, marine/offshore energy, crop, multi-line and other. Other specialty business includes surety, political risk, trade credit and mortgage reinsurance.

Years Ended December 31, 2008 and 2007

The table below shows results for the specialty segment for the years ended December 31, 2008 and 2007 (dollars in thousands):

	2008	2007
Revenues
Gross premiums written	$39,815	$76,770
Net premiums written	39,911	67,203
Net premiums earned	58,235	86,406
Expenses
Net loss and loss expenses	36,383	41,963
Acquisition costs	18,316	30,904
Operating expenses	5,255	10,803

Underwriting (loss) income	$(1,719)	$2,736

Ratios
Loss and loss expense ratio	62.5%	48.6%
Acquisition cost ratio	31.5%	35.8%
Administrative cost ratio	9.0%	12.5%

Combined ratio	103.0%	96.9%

Premiums. The table below shows gross premiums written in the specialty segment by line of business for the years ended December 31, 2008 and 2007 (dollars in thousands).

	2008	2007	Change	% Change
Aviation	$1,574	$1,320	$254	19.2%
Marine/offshore energy	18,305	26,089	(7,784)	-29.8%
Crop	1,439	2,731	(1,292)	-47.3%
Multi-line	203	5,036	(4,833)	-96.0%
Other	18,294	41,594	(23,300)	-56.0%

Total	$39,815	$76,770	$(36,955)	-48.1%

The change in gross premiums written was primarily driven by:

Factors resulting in decreases:

•

Harbor Point did not renew specialty contracts that accounted for approximately $45.5 million of premiums for the year ended December 31, 2007 due to unfavorable pricing or other terms and conditions and clients retaining business.

•

Contracts that renewed in the year resulted in decreased premiums of $13.8 million of premiums for the year ended December 31, 2007 due primarily to reduced participation on marine quota share contracts and reductions of estimated subject premium compared to the prior year.

Factors resulting in increases:

•	Harbor Point wrote $6.8 million of new business in the year ended December 31, 2008.

•	Premium adjustments relating to prior years accounted for $7.6 million of premiums for the year ended December 31, 2008 compared to $(2.9) million of premiums for the year ended December 31, 2007.

•	With the expiration of the Federal quota share contracts on December 31, 2007, Federal no longer retained 10% of the business written through the property and short-tail lines quota share contract.

Premiums ceded. The decrease in premiums ceded was due to the expiration of the quota share reinsurance agreement with Bay Point Re on December 31, 2007. The premiums ceded for the year ended December 31, 2008 related to adjustments to prior period specialty contracts ceded to Bay Point Re.

Net premiums earned. The $28.2 million decrease in net premiums earned is primarily due to lower gross premiums written during 2008 compared to 2007.

Net loss and loss expenses. Net loss and loss expenses for specialty for the year ended December 31, 2008 decreased $5.6 million to $36.4 million, or 62.5% of net premiums earned, compared to $42.0 million, or 48.6% of net premiums earned, for the year ended December 31, 2007. For the year ended December 31, 2008, Harbor Point incurred net specialty loss and loss expenses from two major catastrophe events, including $1.8 million, or 3.1% of net premiums earned, related to Hurricane Gustav and $15.8 million, or 27.2% of net premiums earned, related to Hurricane Ike. There were no significant individual losses that impacted specialty for the year ended December 31, 2007.

During the year ended December 31, 2008, Harbor Point recorded approximately $2.7 million, or 4.6% of net premiums earned, of favorable development on prior years’ losses compared to $2.0 million, or 2.3% of net premiums earned, of additional loss reserves related to prior years’ losses during the year ended December 31, 2007.

Acquisition costs. Acquisition costs for the year ended December 31, 2008 were $18.3 million, or 31.5% of net premiums earned, compared to $30.9 million, or 35.8% of net premiums earned, for the year ended December 31, 2007. Since there are relatively few specialty contracts in force and these contracts have a wide range of acquisition cost ratios, a small change in the mix of premiums earned on these contracts can have a significant effect on the segment’s acquisition cost ratio for the year.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2009 were $5.3 million, or 9.0% of net premiums earned, compared to $10.8 million, or 12.5% of net premiums earned, for the year ended December 31, 2007. The decrease compared to the prior year was primarily related to decreased accruals for incentive compensation and stock compensation expense.

Liquidity and Capital Resources

Harbor Point is a holding company and has no substantial operations of its own. Its assets consist primarily of its investments in subsidiaries. As of December 31, 2009, Harbor Point had operating subsidiaries in Bermuda and the United States and a regulated branch in the United Kingdom. Harbor Point’s ability to pay dividends or return capital to its shareholders depends upon the availability of dividends or other statutorily permissible distributions from its subsidiaries.

Harbor Point and its Bermuda subsidiaries are subject to Bermuda regulatory constraints that affect their ability to pay dividends and make other payments. Under the Companies Act, a Bermuda company may declare or pay a dividend out of distributable reserves only if it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under the Bermuda Insurance Act 1978, as a Class 4 insurer, HP Re Bermuda is prohibited from declaring or paying a dividend if it is in breach of its enhanced capital requirement, solvency margin or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its solvency margin or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the Bermuda Monetary Authority. Further, a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus unless it files with the Bermuda Monetary Authority an affidavit stating that it will continue to meet its solvency margin or minimum liquidity ratio. Class 4 insurers must obtain the Bermuda Monetary Authority’s prior approval for a reduction by 15% or more of the total statutory capital as set forth in its previous year’s financial statements.

The ability of Harbor Point’s U.S. subsidiaries to pay dividends or distributions to HP Re Bermuda and ultimately to Harbor Point is impacted by several factors. The required capital and surplus for the U.S. operating company, HP Re US, is estimated based on risk based capital requirements established by the NAIC and adopted by the Connecticut Insurance Department where HP Re US is domiciled (together, the “US Regulators”). The US Regulators can take various levels of regulatory action if actual statutory capital and surplus decreases below these required levels. As of December 31, 2009, the unaudited required authorized control level risk-based capital of HP Re US was $22.9 million and policyholder surplus was $530.3 million. Additionally, most ceding companies establish a minimum capital level to be maintained by their U.S. reinsurance companies, which is approximately $500 million. If these minimums are not maintained, the reinsurer is required to collateralize all net balances due to the ceding companies.

Financial Condition

Shareholders’ equity

As of December 31, 2009, shareholders’ equity was $1,889.7 million compared to $1,691.5 million as of December 31, 2008. This increase was primarily due to net income of $250.1 million for the year ended December 31, 2009 offset by dividends declared of $60.4 million.

Investments

As of December 31, 2009, total cash and investments at fair market value was $2,600.2 million compared to $2,232.1 million as of December 31, 2008. Of the total cash and investments as of December 31, 2009, $909.6 million, or 35.0% (December 31, 2008: $920.2 million, or 41.2%), related to cash, short-term investments and U.S. Treasury securities.

Harbor Point’s investment portfolio as of December 31, 2009 included a fixed income securities portfolio managed by external investment management firms. Harbor Point’s investment strategy seeks to preserve principal and maintain liquidity while trying to maximize investment returns through a high quality, diversified portfolio. The following table sets forth certain information regarding the credit ratings of securities in the fixed income portfolio as of December 31, 2009 (dollars in thousands):

Ratings	Amortized Cost	Fair Market Value	Percentage of total fair market value
AAA	$1,084,497	$1,103,909	61.7%
AA	164,142	167,667	9.4%
A	388,498	401,210	22.4%
BBB	93,589	95,079	5.3%
Lower than BBB	41,770	20,571	1.2%

Total	$1,772,496	$1,788,436	100.0%

Harbor Point’s investment guidelines for the managed portfolios do not permit investments in equity securities. Harbor Point did not have an aggregate exposure in a single entity, other than the U.S. government and its agencies, of more than 5% of total cash and investments as of December 31, 2009. As of December 31, 2009, the average duration of the managed investment portfolio was 2.55 years (December 31, 2008: 2.08 years).

As of December 31, 2009, Harbor Point had total exposure to subprime asset-backed securities of $14.1 million, or 0.5%, (December 31, 2008: $19.3 million, or 0.9%) of total cash and investments. These securities currently have an average rating of A. For the year ended December 31, 2009, Harbor Point recognized $6.4 million in net unrealized investment gains related to these securities (for the year ended December 31, 2008, net unrealized investment losses of $13.4 million). As of December 31, 2009, Harbor Point had total exposure to Alt-A securities of $6.5 million, or 0.3% (December 31, 2008: $9.3 million, or 0.4%), of total cash and investments. These securities currently have an average rating of B. Securities considered ‘Alt-A’ include those where the risk profile falls between ‘prime’ and ‘subprime’ and include the following as typical features: higher loan to value and debt-to-income ratios than a prime borrower, higher borrower credit scores than subprime but below prime criteria and little or no documentation of the borrower’s income and ability to repay.

Liquidity and Cash Flows

Harbor Point’s cash flows from operations generally represent the difference between: (1) premiums collected and investment earnings realized and (2) losses and loss expenses paid, reinsurance purchased and underwriting and other expenses paid. Cash flows from operations may differ substantially from net income. The potential for a large claim under a reinsurance contract means that substantial and unpredictable payments may need to be made within relatively short periods of time.

Harbor Point’s sources of funds primarily consist of premiums written, reinsurance recoveries, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay losses and loss expenses, reinsurance premiums, acquisition costs and general and administrative expenses, to purchase new investments, to fund interest payments and to pay dividends. Many of Harbor Point’s lines of business have loss experience characterized as low frequency and high severity, which may cause volatility in its results of operations and operating cash flows.

Years ended December 31, 2009 and 2008

Cash flows from operations for the year ended December 31, 2009 were $342.7 million compared to $302.8 million for the year ended December 31, 2008. The increase was primarily due to higher net premiums received and lower interest and other operating expenses paid for the year ended December 31, 2009 compared to the year ended December 31, 2008 partially offset by lower investment income received and higher net losses paid.

Cash flows used in investing activities for the year ended December 31, 2009 were $427.7 million compared to $283.8 million for the year ended December 31, 2008. The cash flows from investing activities consist primarily of the purchases, sales and maturities of fixed income and short-term investments in the normal course of managing the investment portfolio. During the year ended December 31, 2009, Harbor Point purchased corporate debt securities including FDIC-backed corporate debt issued under the Temporary Liquidity Guarantee Program, municipal bonds and some U.S government & agency securities. During the year ended December 31, 2009, Harbor Point primarily sold asset-backed securities and commercial mortgage-backed securities.

Cash flows from financing activities consist primarily of the payment of dividends to shareholders and the repurchase of shares from employees to satisfy minimum tax withholding obligations.

Years ended December 31, 2008 and 2007

Cash flows from operations for the year ended December 31, 2008 were $302.8 million compared to $395.5 million for the year ended December 31, 2007. The decrease was primarily due to higher net losses paid, lower net premiums received and higher interest and other operating expenses paid for the year ended December 31, 2008 compared to the year ended December 31, 2007 partially offset by higher investment income received.

Cash flows used in investing activities for the year ended December 31, 2008 were $283.8 million compared to $212.9 million for the year ended December 31, 2007. The cash flows from investing activities consist primarily of the purchases, sales and maturities of fixed income and short-term investments in the normal course of managing the investment portfolio.

Cash flows provided by (used in) financing activities for the year ended December 31, 2008 were $(85.9) million compared to $127.3 million for the year ended December 31, 2007. The decrease was primarily due to an increase in dividends paid during the year ended December 31, 2008 compared to December 31, 2007. In addition, Harbor Point received proceeds of $24.1 million related to the sale of shares for the year ended December 31, 2008 and proceeds from the issuance of debt of $200.0 million for the year ended December 31, 2007.

Harbor Point does not believe that inflation has had a material effect on its consolidated results of operations. The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The effects of inflation are considered implicitly in pricing. Loss reserves are established to recognize likely loss settlements at the date payment is made. Those reserves inherently recognize the effects of inflation. The actual effects of inflation on Harbor Point’s results cannot be accurately known, however, until claims are ultimately paid.

Harbor Point believes that its cash, short-term investments and fixed maturities provide sufficient liquidity to meet near term cash flow needs. Harbor Point also believes that it maintains significant cash balances to reduce the likelihood of needing to sell fixed maturities investments before maturity.

Debt and Financing Arrangements

Harbor Point depends upon external sources of finance such as debt, letters of credit and other credit facilities to support its operating activities. Having sufficient capital allows Harbor Point to take advantage of profitable opportunities that may arise in its operating segments.

Senior Unsecured Credit Facility

On June 12, 2007, Harbor Point entered into an $850 million five-year senior unsecured credit facility. The Harbor Point credit facility permits the issuance of letters of credit up to the full amount of the facility and borrowings of up to $250 million for general corporate purposes. In addition, there is a $50 million sublimit for the issuance of secured letters of credit for investment affiliates, such as New Point Re. Total usage under the Harbor Point credit facility is limited to $850 million. Harbor Point may request an increase in the Harbor Point credit facility of up to $150 million, subject to there being sufficient participation by the syndicate of participating banks.

The table below summarizes the utilization of the Harbor Point credit facility as of December 31, 2009 and 2008 (dollars in thousands):

	2009	2008
Unsecured letters of credit outstanding	$439,725	$561,167
Secured letters of credit outstanding	—	30,000
Loans outstanding	200,000	200,000

Total committed	639,725	791,167
Available	210,275	58,833

Total	$850,000	$850,000

The Harbor Point credit facility contains various covenants, including the following financial covenants:

•	Maintenance of a maximum ratio of consolidated total debt to consolidated total capitalization of 35%;

•

Maintenance of a minimum level of consolidated net worth equal to 65% of actual net worth as of December 31, 2007 with step-ups equal to 50% of net income plus 50% of proceeds of any equity issuance; and

•	Maintenance by HP Re Bermuda, HP Re US and any other future material insurance subsidiary of a Financial Strength Rating by A.M. Best of not less than “B++”

Harbor Point was in compliance with all covenants of the Harbor Point credit facility as of December 31, 2009 and 2008.

Lloyd’s Letter of Credit Facility

In July 2009, Harbor Point entered into a £20 million letter of credit facility to issue secured letters of credit in support of its obligations to Lloyd’s syndicates. As of December 31, 2009, Harbor Point had issued secured letters of credit under this facility for £16.8 million ($26.7 million based on December 31, 2009 exchange rate of £1.00 to $1.59)

Reinsurance Trusts

New Point Re III writes fully collateralized retrocessional contracts whereby each contract is collateralized up to its full limit of loss. For most contracts, a trust account is established and the full limit of loss under the contract is deposited into the trust account. The collateral is kept in the trust account until the termination of the trust agreement as agreed by the reinsured and New Point Re III.

In addition, HP Re Bermuda is a party to a reinsurance contract with HP Re US that requires that the reserve for losses and loss expenses and unearned premiums (less any reinsurance balances receivable) related to this contract be secured by a letter of credit or assets held in a reinsurance trust. As of December 31, 2009, this contract was secured by assets held in a reinsurance trust.

Restricted Assets

The table below summarizes the restricted assets as of December 31, 2009 (dollars in thousands):

2009
Restricted assets included in cash and cash equivalents	$46,731
Restricted assets included in short-term investments	73,682
Restricted assets included in fixed maturities	221,266

$341,679

There were no restricted assets as of December 31, 2008.

Total Off-balance Sheet Commitments

Harbor Point is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a) of Regulation S-K to which an entity unconsolidated with it is a party that Harbor Point believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that it believes is material to shareholders.

Contractual Obligations

The table below summarizes Harbor Point’s contractual obligations as of December 31, 2009 and the effects of these obligations are expected to have on liquidity and cash flows in future periods (dollars in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Reserve for losses and loss related expenses (1)	$707,840	$66,148	$337,051	$169,658	$134,983
Short-term debt	200,000	—	200,000	—	—
Rental leases	3,554	1,309	1,809	436	—
Other operating agreements	2,000	1,000	1,000	—	—

Total contractual obligations	$913,394	$68,457	$539,860	$170,094	$134,983

(1)	Harbor Point has estimated the expected payout pattern of the reserve for losses and loss expenses by applying estimated payout patterns by line of business. These payout patterns are based on a blend of historical experience and industry data. The amount and timing of actual loss payments could differ materially from the estimated payouts in the table above. See “—Critical Accounting Policies and Estimates—Reserve for losses and loss expenses” for additional information.

Quantitative and Qualitative Disclosures about Market Risks

Harbor Point’s balance sheets include a substantial amount of assets and, to a lesser extent, liabilities whose fair values are subject to market risks. Market risk represents the potential for an economic loss due to adverse changes in the fair value of a financial instrument. Harbor Point is principally exposed to three types of market risk: interest rate risk, credit spread risk and equity price risk.

The following provides a sensitivity analysis on the potential effects that market risk exposures could have on the future earnings, fair values or cash flows of Harbor Point’s material financial instruments, resulting from one or more selected hypothetical changes in market rates or prices over a selected time. The hypothetical changes below reflect what Harbor Point considers as being reasonably possible near-term changes in market rates and prices. “Near-term” means a period of time going forward up to one year from the date of the consolidated financial statements. The hypothetical changes do not reflect what could be deemed the best or worst case scenarios.

Interest Rate Risk

Fluctuations in interest rates have a direct impact on the market valuation of fixed maturities. As interest rates rise, the fair value of fixed maturities falls, and the converse is also true. Harbor Point has calculated the effect that an immediate parallel shift in the U.S. interest rate yield curve would have on Harbor Point’s fixed maturities as of December 31, 2009 and 2008. The modeling of this effect was performed on each security individually using the security’s effective duration and changes in prepayment expectations for mortgage-backed and asset-backed securities. Prepayment risk results from potential accelerated principal payments that shorten the average life, and therefore, the expected yield of the security. The results of this analysis are summarized in the tables below (dollars in thousands):

As of December 31, 2009	Interest Rate Shift in Basis Points
	-100	-50	0	+50	+100
Total Fair Value	$1,832,672	$1,811,813	$1,788,436	$1,763,462	$1,737,695
Fair Value Change from Base	2.5%	1.3%	0.0%	-1.4%	-2.8%
Change in Unrealized Value	$44,236	$23,376	$—	$(24,974)	$(50,740)

As of December 31, 2008	Interest Rate Shift in Basis Points
	-100	-50	0	+50	+100
Total Fair Value	$1,437,912	$1,422,302	$1,404,443	$1,384,638	$1,363,803
Fair Value Change from Base	2.4%	1.3%	0.0%	-1.4%	-2.9%
Change in Unrealized Value	$33,469	$17,859	$—	$(19,805)	$(40,640)

Harbor Point sets its investment guidelines and monitors its individual and aggregate investment portfolios to ensure that it has adequate liquidity and an overall duration that is appropriate given its expected reinsurance liabilities.

Equity Price Risk

Harbor Point invests in funds of hedge funds. The impact of a 15% decline in the fair value of Harbor Point’s funds of hedge funds as of December 31, 2009 is $7.4 million, on a pre-tax basis.

Credit Spread Risk

Fluctuations in credit spreads have a direct impact on the market valuation of fixed maturities. A credit spread is the difference between the yield on the fixed maturity security of a particular borrower (or a class of borrowers with a specified credit rating) and the yield of similar maturity U.S. Treasury fixed maturity. As credit spreads widen, the fair value of fixed maturities falls, and the converse is also true. The following tables summarize the effect of an immediate, parallel shift in credit spreads in a static interest rate environment as of December 31, 2009 and 2008 (dollars in thousands):

As of December 31, 2009	Credit spread Shift in Basis Points
	-100	-50	0	+50	+100
Total Fair Value	$1,838,303	$1,813,370	$1,788,436	$1,763,502	$1,738,569
Fair Value Change from Base	2.8%	1.4%	0.0%	-1.4%	-2.8%
Change in Unrealized Value	$49,867	$24,933	$—	$(24,933)	$(49,867)

As of December 31, 2008	Credit spread Shift in Basis Points
	-100	-50	0	+50	+100
Total Fair Value	$1,442,082	$1,423,263	$1,404,443	$1,385,623	$1,366,804
Fair Value Change from Base	2.7%	1.3%	0.0%	-1.3%	-2.7%
Change in Unrealized Value	$37,639	$18,820	$—	$(18,820)	$(37,639)

BUSINESS OF HARBOR POINT

Overview

Harbor Point is a Bermuda-based reinsurance company with shareholders’ equity of approximately $1.9 billion as of December 31, 2009. Harbor Point underwrites property, casualty and specialty reinsurance treaties, and collateralized property catastrophe retrocessional treaties, through its operating subsidiaries, HP Re Bermuda, HP Re US, and New Point Re III. Harbor Point also provides underwriting support to its affiliates through HP Services.

HP Re Bermuda is a Bermuda-based global reinsurance company that underwrites primarily property catastrophe reinsurance from its offices in Hamilton, Bermuda. HP Re Bermuda also underwrites international casualty contracts. HP Re Bermuda has shareholder’s equity of approximately $1.6 billion as of December 31, 2009 and is rated A “Excellent” by A.M. Best and A- “Strong” by Standard & Poor’s. HP Re Bermuda is licensed as a Class 4 insurer by the Bermuda Monetary Authority.

In October 2008, the United Kingdom Financial Services Authority authorized HP Re Bermuda to operate a branch, HP Re UK, in the United Kingdom. HP Re UK underwrites primarily short-tail specialty reinsurance treaties on behalf of HP Re Bermuda.

HP Re US is a U.S.-domiciled global reinsurance company that underwrites primarily casualty and specialty reinsurance from its Bernardsville, New Jersey office. HP Re US has shareholder’s equity of approximately $561 million as of December 31, 2009 and is rated A “Excellent” by A.M. Best and A- “Strong” by Standard & Poor’s. HP Re US is licensed or accredited to provide reinsurance in all 50 states plus the District of Columbia.

New Point Re III is a Bermuda-based reinsurance company that writes collateralized retrocessional property coverage. New Point Re III is licensed as a Class 3A insurer by the Bermuda Monetary Authority.

HP Services is a U.S.-domiciled servicing company that provides all accounting, claims, legal, information technology and general administration services for the reinsurance business written by HP Re US. HP Services also provides the runoff services for the business previously underwritten, placed and serviced by Chubb Re, the assumed reinsurance business unit of Chubb.

Harbor Point was organized under the laws of Bermuda on October 24, 2005. Effective December 15, 2005, Harbor Point acquired the continuing operations and certain assets of Chubb Re. These assets included the renewal rights to the in-force assumed reinsurance business underwritten, placed and serviced by Chubb Re on behalf of Federal, the principal operating subsidiary of Chubb. Harbor Point generally did not assume any of the business underwritten by Chubb Re prior to December 15, 2005.

Business Segments

Harbor Point operates in three segments: Property, Casualty and Specialty. The table below shows gross premiums written by segment and line of business for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	2009		2008		2007
	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
Property:
Property catastrophe	$164,578	27.1%	$165,037	32.2%	$174,606	26.0%
Property per risk	11,792	1.9%	9,815	1.9%	12,030	1.8%
Property quota share	44,505	7.3%	50,428	9.9%	126,743	18.8%

Total Property	220,875	36.3%	225,280	44.0%	313,379	46.6%

Casualty:
Quota share	255,174	42.0%	197,615	38.6%	232,609	34.6%
Excess of loss	40,699	6.7%	49,004	9.6%	49,718	7.4%

Total Casualty	295,873	48.7%	246,619	48.2%	282,327	42.0%

Specialty:
Aviation	14,728	2.4%	1,574	0.3%	1,320	0.2%
Marine/offshore energy	28,344	4.7%	18,305	3.6%	26,089	3.9%
Crop	3,442	0.6%	1,439	0.3%	2,731	0.4%
Muti-line	23,562	3.9%	203	0.0%	5,036	0.7%
Other	20,696	3.4%	18,294	3.6%	41,594	6.2%

Total Specialty	90,772	15.0%	39,815	7.8%	76,770	11.4%

Total	$607,520	100.0%	$511,714	100.0%	$672,476	100.0%

Property

The property segment provides treaty property reinsurance to insurance and reinsurance companies on a world wide basis. Contracts are written on an excess of loss basis or quota share basis. The product lines that Harbor Point currently underwrites in this segment are property catastrophe, property per risk and property quota share.

Casualty

The casualty segment provides treaty casualty reinsurance to insurance and reinsurance companies on a worldwide basis. The product lines that Harbor Point currently underwrites in this segment are casualty excess of loss and casualty quota share where the principal exposures are to general liability, non-standard auto liability and professional liability, which mainly includes directors and officers liability and errors and omissions risks.

Specialty

The specialty segment provides treaty specialty reinsurance to insurance and reinsurance companies on a worldwide basis. Contracts are written on an excess of loss basis or a quota share basis. The product lines that Harbor Point currently underwrites in this segment are aviation, marine/offshore energy, crop, multi-line and other. Other specialty business includes surety, political risk, trade credit and mortgage reinsurance.

Geographic Diversity

The majority of Harbor Point’s clients are insurers and reinsurers located in North America. The table below shows gross premiums written by region for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	2009		2008		2007
	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
North America (1)	$465,560	76.7%	$398,012	77.8%	$510,394	75.9%
Europe	137,405	22.6%	110,474	21.6%	160,051	23.8%
Rest of the world	4,555	0.7%	3,228	0.6%	2,031	0.3%

Total	$607,520	100.0%	$511,714	100.0%	$672,476	100.0%

(1)	Business written in Bermuda is included in North America

Underwriting and Risk Management

Underwriting Strategy

Harbor Point’s objective is to generate returns on capital that appropriately reward its shareholders for the risks that are assumed. Harbor Point only writes reinsurance treaties when it determines that the estimated returns will meet or exceed its requirements. To achieve this objective, Harbor Point must be able to accurately assess the potential losses associated with the risks that it reinsures, to manage its investment portfolio risk appropriately and to control acquisition costs and overhead costs throughout the organization.

Harbor Point writes substantially all of its reinsurance in the form of reinsurance treaties. Reinsurance treaties are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by Harbor Point’s clients. Generally, Harbor Point participates on reinsurance treaties with a number of other reinsurers, each with an allocated portion of the exposure. The terms and conditions of the treaty are usually substantially the same for each reinsurer participating in the treaty. With reinsurance treaties, reinsurers do not separately evaluate each of the underlying risks assumed under the treaties. Rather, they are dependent on the individual underwriting decisions made by the ceding company. Accordingly, Harbor Point reviews and analyzes the ceding company’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in determining the pricing of the reinsurance treaty.

With respect to excess of loss reinsurance, Harbor Point indemnifies the ceding company against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. With respect to quota share reinsurance, Harbor Point shares the premiums as well as the losses and expenses in an agreed proportion with the ceding company. In both types of contracts, Harbor Point may provide a ceding commission to the client. Harbor Point’s reinsurance treaties generally include loss limitation features. These features include contractual provisions that require the client to share in a portion of losses resulting from its ceded risks, payment of additional premium amounts if incurred losses are greater than those projected at the time of the inception of the contract, a reinstatement premium to restore coverage after there has been a loss occurrence or a refund if incurred losses are less than those projected at the time the contract incepts. In addition, quota share contracts frequently include provisions that limit the aggregate amount of losses and limit losses from each loss occurrence.

The table below shows gross premiums written by type of contract for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	2009		2008		2007
	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
Excess of loss	$226,511	37.3%	$231,745	45.3%	$247,530	36.8%
Quota share	381,009	62.7%	279,969	54.7%	424,946	63.2%

Total	$607,520	100.0%	$511,714	100.0%	$672,476	100.0%

Exposure Management

Harbor Point manages its exposures by establishing limits with respect to any one geographic zone, any one risk and any one insured. For natural catastrophe prone areas, Harbor Point uses modeling techniques to evaluate and manage its exposures. Catastrophe treaties typically provide for no more than one reinstatement of an event limit. This has the effect of limiting Harbor Point’s maximum catastrophe exposure over all zones to two full limit losses under its catastrophe treaties. Pro rata treaties have per event limitations and sometimes have overall aggregate loss limitations to reduce the exposure from multiple catastrophe events. The probable maximum loss in any one zone, typically estimated using a variety of modeling techniques and a return period assumption of 100 or 250 years, is lower than the total aggregate exposures, and in some cases meaningfully lower depending on the zone and the mix of business.

Harbor Point’s aggregate limits are approved by its board of directors. Aggregates are managed on a daily basis during peak underwriting periods, and Harbor Point’s aggregate position is available real-time via its exposure management system. Harbor Point models its portfolio and the related risks by key zone of exposure, including the monitoring of aggregates as well as the estimated losses associated with significant loss events. This information is reviewed each quarter and presented to the board of directors. Harbor Point has established controls around the accuracy of the contract data being used to monitor aggregates and model pro-forma losses. When a large event occurs, new data is incorporated into its internal models to reanalyze exposures and related loss scenarios.

Property Pricing

Harbor Point uses both RMS and AIR commercial catastrophe models to support pricing decisions on property treaties. The modeled catastrophe losses for each treaty are then adjusted using multiple considerations, including additional loads for non-modeled zones and perils, demand surge, storm surge and analysis of historical loss experience and exposures to determine expected loss for the individual treaty. These additional load factors are taken into account in establishing portfolio accumulations. Risk capital is then allocated to each transaction based on the marginal contribution to overall portfolio risk.

For property per risk and quota share business, Harbor Point also performs a technical analysis to identify and separate the attritional loss component from the catastrophe loss component. The attritional component is analyzed using standard actuarial methods including experience and exposure ratings. The catastrophe component is typically analyzed using a frequency and severity approach, which identifies the return period for the catastrophe element and the distribution of potential loss severities for events when they occur. To the extent the catastrophe element involves natural peril exposures, Harbor Point references licensed catastrophe models (RMS and AIR) to support and validate its frequency and severity selections. Harbor Point then combines the parameters selected from both the attritional analysis and the catastrophe analysis to estimate the overall expected losses and the distribution of potential outcomes.

Casualty Pricing

All casualty quota share single risk excess of loss treaties are evaluated using Harbor Point’s proprietary pricing tool “DRAMS”—Deal Risk Assessment Measures. Each treaty is evaluated in terms of risk and reward tradeoff and return on capital measures. The treaty’s profitability is assessed not only in terms of expected underwriting and economic profit, but also in terms of a probability distribution and its contribution to risk within the portfolio. Pricing also takes into consideration client specific loss experience and exposure rating, which is supplemented by industry data. Line of business trends and rate change benchmarks are discussed among actuaries for benchmark assumptions. Each treaty is also assigned an expected loss assumption, which is monitored and reported on a quarterly basis. Casualty clash and workers compensation catastrophe treaties are evaluated by Harbor Point’s actuaries and underwriters using a combination of these rating methods and models to determine appropriate pricing.

Specialty Pricing

The process for pricing specialty business involves a combination of rating methods and models described above for the casualty business and the property business or unique to the specific class of business being written. In each case, the method used is dictated by the nature of the exposure and the type of reinsurance structure as well as the perceived rate adequacy for the underlying insurance business.

Reserve for losses and loss expenses

Harbor Point establishes and carries as liabilities an actuarially determined amount of loss reserves. These reserve amounts are established to meet estimated future obligations for losses and related expenses that have occurred relating to premiums earned. Future loss payments comprise the majority of Harbor Point’s financial obligations. Harbor Point uses internal actuarial resources to estimate loss and loss adjustment expense reserves. These estimates are reviewed annually by independent, third-party actuaries in order to corroborate management’s estimates.

Reserves for losses and loss expense do not represent an exact calculation of future obligations. The estimation of reserve for losses and loss expense is a complex process impacted by many external factors that affect the payment of losses and related expenses. Harbor Point applies the assumption that past experience (both industry and its own), adjusted for the effect of current developments and likely future trends, is an appropriate basis for estimating ultimate liabilities. The reserves presented represent Harbor Point’s estimate of the cost of the ultimate settlement and administration of claims on a contract by contract basis. They are based upon quantitative techniques and are subject to significant managerial judgment and subjective considerations.

In determining an initial reserve estimate, Harbor Point’s actuaries utilize the underwriting information received when a contract is negotiated. This data, when combined with Harbor Point’s own experience on prior periods or similar contracts, is used to select the appropriate actuarial methods and assumptions that are used to create an initial pricing and reserving model. Initial assumptions include estimates of future trends in claims severity and frequency and other factors.

Harbor Point regularly evaluates and updates the initial loss development and trending factor selections using client specific and industry data. During the underwriting process, the client’s data is analyzed by Harbor Point’s underwriting teams to ascertain its quality and credibility. This process may include an underwriting audit and claims audit of a client’s operations as well as inquiry of the insured or ceding company as to the trends and methodologies utilized in arriving at their estimates. In cases where Harbor Point finds that the data initially provided by the client is not sufficient, it will utilize industry data collected from either third party sources or from its own historical submission database to enhance the quality of the reserve model that is created.

Each quarter, Harbor Point performs a detailed review of all reinsurance contracts and of the actuarial method utilized in arriving at reserve estimates and the related reinsurance recoverables. This review is performed by Harbor Point’s underwriting and actuarial groups on a contract-by-contract basis. The quarterly review utilizes the initial submission information updated by current premium, loss and claims data. Any newly reported loss information from Harbor Point’s clients is considered in determining changes in loss reserve estimates. As part of this process, Harbor Point’s actuaries validate that the actuarial method applied continues to be appropriate to allow Harbor Point to form a sound basis for projection of future obligations.

Loss reserves are reviewed at least quarterly, and more frequently as management deems advisable. Adjustments to reserves, if any, are recorded in earnings in the period in which they are determined. Even after such adjustments, the ultimate liability may exceed or be less than the revised estimates. See “Risk Factors.”

Retrocessional and Balance Sheet Protections

In the normal course of business, Harbor Point from time to time seeks to reduce losses that could arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk with third-party reinsurers, which is known as retrocessional coverage. However, Harbor Point’s underwriting strategy is not dependent on the availability of third-party retrocessional coverage and Harbor Point underwrites all treaties on a “gross” basis before the application of any reinsurance that may be purchased.

Marketing

Harbor Point places almost all of its business through reinsurance brokers worldwide. These brokers receive a brokerage commission usually equal to a percentage of gross premiums.

The table below shows Harbor Point’s gross written premiums by broker for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	2009		2008		2007
	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
Aon Benfield	$211,657	34.9%	$159,541	31.2%	$193,725	28.9%
Guy Carpenter	169,444	27.9%	172,550	33.7%	177,845	26.4%
Willis	101,691	16.7%	73,017	14.3%	78,406	11.7%
Other brokers	112,047	18.4%	73,270	14.3%	107,913	16.0%

	594,839	97.9%	478,378	93.5%	557,889	83.0%
Direct	12,681	2.1%	33,336	6.5%	114,587	17.0%

	$607,520	100.0%	$511,714	100.0%	$672,476	100.0%

Investments

Overview

Harbor Point’s investment portfolio is managed by a small number of third-party professional investment advisors and is structured to provide preservation of capital, market liquidity, risk adjusted total return and regulatory and legal compliance. Harbor Point’s investment advisors have the discretion to invest its assets as they see fit within the parameters of the advisors’ individual investment objectives and guidelines.

The finance committee of Harbor Point’s board of directors establishes Harbor Point’s investment guidelines and supervises its investment activity. The finance committee regularly monitors overall investment results and reviews compliance with investment objectives and guidelines. These guidelines include credit quality minimums, liquidity characteristics, issuer concentration limits and restrictions on eligible asset classes. Harbor Point management and the finance committee regularly review investment performance and assess investment risk exposures.

Based on fair values as of December 31, 2009, the allocation of invested assets was 14.0% in cash, 80.4% in short-term investments and fixed maturities, and 5.6% in other investments.

The table below shows the annual total rate of return of Harbor Point’s cash, fixed maturities investments, other investments and aggregate portfolio for the years ended December 31, 2009, 2008 and 2007:

	2009 (1)	2008 (1)	2007 (1)
Cash	0.4%	2.7%	4.8%
Fixed maturities investments (2)	7.4%	0.8%	5.4%
Other investments (2)	11.7%	-3.4%	23.3%
Aggregate portfolio	6.3%	1.1%	5.8%

(1)	Annual total rate of return is calculated as the sum of net investment income, realized and unrealized investment gains and losses divided by average total cash and investments
(2)	Derivatives total return is included with fixed maturity investments as these investments are an integral part of the managed fixed maturity portfolio

Cash and Fixed Maturities Investments

Harbor Point’s cash, short-term investments and fixed maturities investments provide liquidity for its day-to-day operations. Harbor Point has engaged BlackRock Financial Management, Inc., Deutsche Investment Management Americas Inc. and Pacific Investment Management Company LLC to provide investment advisory and management services for its fixed maturities portfolio. The fixed maturities investments comprise liquid, high quality securities. As of December 31, 2009, the fixed maturities investments had a dollar-weighted average rating of “AA+,” an average duration of approximately 2.6 years and an average book yield to maturity of 3.1%.

Harbor Point’s investment strategy and guidelines for the fixed maturities investments emphasize preservation of principal and total return. Under current investment guidelines, securities in the fixed maturities portfolio, when purchased, must have a minimum rating of BBB-/Baa3, or its equivalent, from at least one internationally recognized statistical rating organization. In addition, a minimum weighted average credit quality rating of AA-, or its equivalent, must be maintained for the fixed maturities investment portfolio as a whole. The investment guidelines also impose concentration limits by credit quality rating and issuer, and prohibit certain asset classes such as collateralized debt obligations and credit default swaps.

Other Investments

Based on fair values as of December 31, 2009, approximately 5.6% of Harbor Point’s cash and investments were invested in other investments. Other investments include: fund of hedge funds, catastrophe bonds, investment affiliates, derivatives and structured deposits. The table below shows the percentage of total cash and investments invested in each other investment type as of December 31, 2009 and 2008.

	2009	2008
Fund of hedge funds	1.9%	1.8%
Catastrophe bonds	1.6%	1.0%
Investment affiliates	0.2%	1.2%
Derivatives	0.0%	-0.1%
Structured deposits	1.9%	0.0%

Total other investments	5.6%	3.9%

Harbor Point’s investment guidelines currently provide that:

•	The maximum concentration limit based on total cash and investments for fund of hedge funds is 10%;

•	The maximum concentration limit based on total cash and investments for event linked securities is 5%; and

•

Other approved asset classes and applicable maximum concentration limits include: U.S. high yield debt (5%), real estate (5%), U.S. large cap equity (4%), international equity (4%) and emerging market equity (2%). As of December 31, 2009, Harbor Point did not have any investments in these asset classes.

Fund of hedge funds. Harbor Point has invested with three hedge fund of fund managers: BlackRock Alternative Advisors, HSBC Alternative Investments Limited and ING Alternative Asset Management LLC. Each of these fund of funds holds investments in underlying hedge funds that pursue a number of alternative investment strategies, including: convertible arbitrage, distressed securities investing, diversified arbitrage, emerging markets, event driven arbitrage, fixed income arbitrage, global macro, long/short credit and long/short equities. The funds’ redemption provisions range from full redemption with 45 days notice to 50% of the value of the investment with 95 days notice and the remaining 50% of the value of the investment with 370 days notice.

Catastrophe bonds. Harbor Point holds several catastrophe bonds linked to covered events such as windstorms and earthquakes across a number of geographic regions, including Japan, Europe, Mexico and the United States. Harbor Point receives periodic interest payments on these bonds and in the absence of a covered event, on maturity it will receive back the entire principal invested. If a covered event were to occur, Harbor Point may suffer partial or complete loss of future interest payments and the principal invested depending on the severity of the event and the bonds’ individual triggers. The pricing and risk analysis on the bonds are reviewed as part of the underwriting process, with consideration given to the underwriting economics of the bonds and inclusion of the catastrophe bond exposures in underwriting risk metrics and aggregates.

Investment affiliates. Harbor Point has invested in two affiliates: Bay Point and New Point. In conjunction with Harbor Point’s investment in Bay Point, Harbor Point entered into a quota share reinsurance agreement to cede 30% of its property-related lines of business to Bay Point Re. This quota share reinsurance agreement expired on December 31, 2007. New Point, through its wholly owned subsidiary, New Point Re, offered collateralized retrocessional protection to the property catastrophe reinsurance market. In conjunction with Harbor Point’s investment in New Point, Harbor Point entered into an underwriting services agreement to provide underwriting, actuarial and other administrative services to New Point Re. Harbor Point’s underwriting authority for New Point Re expired on December 31, 2008. Effective January 1, 2009, New Point Re III began offering collateralized retrocessional protection to the property catastrophe market.

Derivatives. Harbor Point’s investment guidelines permit its fixed maturity portfolio managers to hold derivative instruments in order to adjust the curve and/or duration positioning and to manage the overall risk exposure of the investment portfolio. Harbor Point holds a number of interest rate swap contracts and money market interest rate futures within its fixed maturity portfolios for this purpose. Outside of the fixed maturity portfolio, Harbor Point occasionally enters into foreign exchange derivatives, such as foreign exchange options and foreign exchange forward contracts, in order to hedge specific non U.S. dollar denominated assets or liabilities.

Structured deposits. Harbor Point has invested in two index-linked structured deposits. The deposits have guaranteed minimum redemption amounts. The interest earned on the deposits is a function of the performance of the reference indices over the term of the deposits.

Ratings

Ratings by independent agencies are an important factor in establishing the competitive position of reinsurance companies and are important to Harbor Point’s ability to market its business. Harbor Point’s reinsurance subsidiaries have Financial Strength Ratings from A.M. Best and Standard and Poor’s. These ratings reflect each rating agency’s opinion of Harbor Point’s reinsurance subsidiaries’ financial strength, operating performance and ability to meet obligations. They are not evaluations directed toward the protection of shareholders in securities issued by Harbor Point.

As of December 31, 2009, HP Re Bermuda and HP Re US were rated as follows:

	A.M. Best	S&P
Financial Strength Rating for reinsurance subsidiaries	A(excellent)	A-(strong)
Outlook on Financial Strength Rating	Stable	Stable

On March 4, 2010, A.M. Best commented that the “A” Financial Strength Rating of HP Re Bermuda and HP Re US are unaffected by the amalgamation. For further discussion, see “Recent Developments—A.M. Best—Harbor Point.”

Administration

Harbor Point performs most of its own core business functions, including actuarial and claims services. Harbor Point’s underwriters, actuaries and financial staff assist its claims personnel in performing traditional claims tasks such as monitoring claims and reserving.

Harbor Point outsources many non-core administrative functions to third parties that can provide levels of expertise in a cost-efficient manner that it cannot replicate internally. Functions that are outsourced include investment management services, investment accounting services, information systems management, internal audit and tax preparation and advice.

Properties

Harbor Point does not own any real property. Harbor Point leases office space in the locations in which it operates under operating leases that expire at various dates. Harbor Point renews leases and enters into new leases in the ordinary course of business as required. Harbor Point believes that its existing office space is sufficient for it to conduct its operations currently and for the foreseeable future.

Employees

As of December 31, 2009, Harbor Point had 72 employees working in its offices in Bermuda, the United States and the United Kingdom. Harbor Point believes that its relationship with its employees is excellent. None of Harbor Point’s employees is subject to collective bargaining agreements.

Legal Proceedings

Harbor Point is not currently a party to any material legal proceedings. From time to time, it may be subject to routine legal proceedings, including arbitrations, arising in the ordinary course of business. Those legal proceedings generally relate to claims asserted by or against it in the ordinary course of its reinsurance operations.

THE AMALGAMATION

General Description

On March 3, 2010, Harbor Point, Max and Alterra Holdings entered into the amalgamation agreement. Max’s board of directors has unanimously adopted the amalgamation agreement and deemed it advisable and fair to, and in the best interests of, Max to enter into the amalgamation agreement and to consummate the other transactions contemplated thereby, including the share issuance. Harbor Point’s board of directors has unanimously approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the transactions contemplated thereby, including the amalgamation, and approved the Harbor Point name changes, and determined that the amalgamation is advisable and fair to, and in the best interests of, Harbor Point.

Subject to shareholder approval as described in this joint proxy statement/prospectus and the satisfaction or waiver of the other conditions specified in the amalgamation agreement, Harbor Point will amalgamate with Alterra Holdings, and immediately thereafter Max will change its name to “Alterra Capital Holdings Limited.” Pursuant to the amalgamation agreement, after the effective time, each Harbor Point common share (excluding any Harbor Point common shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will be converted into the right to receive 3.7769 Max common shares and cash in lieu of fractional Max common shares.

Further details relating to the structure of the amalgamation and the amalgamation consideration are described in “The Amalgamation Agreement—Structure of the Amalgamation” and “The Amalgamation Agreement—Amalgamation Consideration.”

Background of the Amalgamation

Max, which was formed in December 1999, successfully operates as a Bermuda headquartered global provider of specialty insurance and reinsurance products for the property and casualty market, with underwriting operations based in Bermuda, Ireland, the United States and the United Kingdom. Max regularly evaluates its competitive positioning in the market as it has expanded its business over time, establishing its U.S. specialty insurance platform in 2007, entering the Lloyd’s market through the acquisition of Imagine Group (UK) Limited in 2008 and expanding into Latin America in 2010 by establishing offices in Brazil and Columbia.

As Max’s insurance and reinsurance operations have expanded, Max has recognized the benefits of increased size and scale, including increased capital to support opportunistic expansion of underwriting operations. Accordingly, as part of its evaluation of its competitive positioning in the market, Max regularly evaluates the benefits and risks of selected business combinations, assessing the strategic and financial implications of any such opportunities. Additionally, from time to time, Max has received unsolicited and preliminary inquiries from other insurance and reinsurance companies or industry investors that have sought to explore Max’s possible interest in various transactions.

Harbor Point, which was formed in October 2005 by a group of investors led by Stone Point Capital LLC, provides a broad range of reinsurance products on a worldwide basis. Harbor Point’s corporate objective has been to be recognized as a leading and diversified global reinsurance company as measured by quality, sustainability and profitability. From time to time, Harbor Point has explored potential business combinations in furtherance of this objective. Harbor Point also receives, from time to time, inquiries from other insurance and reinsurance companies regarding possible transactions and strategic combinations.

In the fourth quarter of 2007, Max received an inquiry from a reinsurance company, which we refer to as “Party 1,” regarding a possible business combination with Max. Max entered into a confidentiality agreement with Party 1 and had discussions with Party 1 through the first quarter of 2008. The discussions with Party 1 did not progress and ultimately ceased during the second quarter of 2008.

During the fourth quarter of 2008, Max and Harbor Point had preliminary discussions relating to a possible combination and entered into a confidentiality agreement in order for the parties to continue discussions and exchange information. However, such discussions did not result in any other agreements between Max and Harbor Point.

In mid-October, 2008, Max received a call from advisors to IPC Holdings Ltd., which we refer to as “IPC,” regarding a potential business combination, and on October 26, 2008, Max and IPC entered into a confidentiality and standstill agreement in order for the parties to continue discussions and exchange information. At that time, Max’s management asked BofA Merrill Lynch to assist in conducting a preliminary analysis of a potential business combination with IPC. Max and IPC engaged in further discussions and conducted business and financial due diligence in the fourth quarter of 2008.

Also in October 2008, Harbor Point received a preliminary, non-binding indication of interest from an insurance and reinsurance company, which we refer to as “Party A,” regarding a potential transaction. Representatives of Harbor Point and Party A engaged in subsequent discussions under the terms of a confidentiality agreement that had been entered into in August 2008, but such discussions did not lead to substantive negotiations regarding a transaction.

On or around January 7, 2009, Harbor Point contacted Max to determine Max’s interest in resuming discussions regarding a potential business combination transaction, but no agreement was reached regarding the basis for any such transaction.

On February 2, 2009, Max and IPC finalized a non-binding term sheet and entered into a 28-day exclusivity agreement. After executing the exclusivity agreement with IPC, Max contacted Harbor Point to formally terminate discussions between Max and Harbor Point.

During the first quarter of 2009, Max and IPC engaged in further negotiations and due diligence, and on March 1, 2009, the parties executed an amalgamation agreement, which we refer to as the “IPC/Max amalgamation agreement.” Subsequent to the announcement of the IPC/Max amalgamation, Validus Holdings, Ltd. made a series of alternative offers for IPC coupled with a proxy fight to remove IPC’s directors. On June 4, 2009, Max and IPC amended the IPC/Max amalgamation agreement to provide for certain special dividends to be declared in connection with the proposed amalgamation. On June 12, 2009, IPC’s shareholders failed to approve the IPC/Max amalgamation at IPC’s annual general meeting of shareholders. Immediately following the meeting, Max delivered a letter to IPC terminating the IPC/Max amalgamation agreement in accordance with its terms. On July 9, 2009, IPC entered into an agreement and plan of amalgamation with Validus Holdings, Ltd. As a result, in accordance with the terms of the IPC/Max amalgamation agreement, IPC paid a termination fee of $50 million to Max.

In June 2009, Harbor Point received an inquiry from a reinsurance and insurance company, which we refer to as “Party B,” regarding a potential transaction and entered into a confidentiality agreement with Party B.

In July 2009, representatives of Harbor Point met with representatives of Party A.

In August 2009, Harbor Point contacted six parties (including Max) in order to explore the potential for a business combination or strategic relationship. Four of these parties (including Max) entered into confidentiality agreements with Harbor Point and three of these parties (including Max) were sent preliminary due diligence materials by Harbor Point. On August 11, 2009, Harbor Point contacted Max to determine Max’s interest in a potential transaction and, on August 19, 2009, Harbor Point and Max entered into a confidentiality and standstill agreement. Following the execution of the confidentiality and standstill agreement, Harbor Point shared preliminary due diligence information regarding Harbor Point with Max. Also during this period, Harbor Point’s management requested Willis Capital Markets & Advisory to assist Harbor Point in conducting a preliminary analysis of a potential transaction with Max.

On August 25, 2009, representatives of Max and Harbor Point met to further discuss a potential transaction.

On September 10, 2009, representatives of Max and Harbor Point met, and at the meeting, Mr. Becker made a presentation to the group regarding the business, operations and financial condition of Max.

On September 23, 2009, Harbor Point’s board of directors met for a regularly scheduled meeting and discussed a potential merger of equals transaction with Max. At this meeting, Harbor Point’s board of directors with input from Willis Capital Markets & Advisory, among other things, reviewed the benefits and risks of a transaction with Max and the status of the negotiations with Max, and discussed the potential terms of a transaction. Following this meeting, on September 24, 2009, representatives of Harbor Point contacted Max to propose a transaction with an exchange ratio based on the parties’ respective financial positions as of June 30, 2009, subject to certain allowances and adjustments.

On September 30, 2009, Max’s board of directors met to receive an update on recent discussions between Max and Harbor Point, with input from Max’s outside advisors. At this meeting, Max’s board of directors, among other things, reviewed the benefits and risks of a combination with Harbor Point and the status of discussions with Harbor Point, and considered the current terms of a proposal regarding a potential transaction with Harbor Point. Max’s board of directors also reviewed information regarding recent consolidation in the industry. Max’s board of directors authorized management to continue discussions with Harbor Point and negotiate a non-binding term sheet related to the amalgamation, to be considered by Max’s board at a later date. At this meeting, Max’s board of directors determined that board member Mario Torsiello would serve as a liaison between Max’s management, outside advisors and Max’s board of directors.

On October 2, 2009, Harbor Point received a preliminary, non-binding indication of interest from Party B. Also on October 2, 2009, a reinsurance company, which we refer to as “Party C,” informed representatives of Harbor Point that it intended to submit a preliminary, non-binding indication of interest regarding Harbor Point.

On October 8, 2009, Max’s management delivered to Harbor Point a non-binding term sheet for a merger of equals transaction with Harbor Point. The draft term sheet included proposals regarding a transaction, addressing, among other matters, an exchange ratio based on the parties’ estimated respective financial positions as of September 30, 2009, subject to certain allowances and adjustments, discussions with rating agencies, a post-closing distribution by the combined company of excess capital, the composition of the combined company’s board of directors (including chairmanships and committee assignments), management roles in the combined company, treatment of Harbor Point and Max equity awards, shareholder support for any transaction through voting agreements, post-closing shareholder registration rights (and related lockup agreements), and a name for the combined company. At about this time, Harbor Point and Graham B.R. Collis, a director of Harbor Point since its inception in December 2005 and also a partner of Conyers Dill & Pearman, mutually agreed that Mr. Collis would recuse himself from any discussions that Harbor Point may have with third parties because Conyers Dill was representing Max, as Bermuda counsel, in its discussions with Harbor Point.

During the period from October 8, 2009 to October 23, 2009, Max and Harbor Point and their respective advisors discussed the terms of the non-binding term sheet and negotiated the terms of an exclusivity agreement. During these negotiations, the parties discussed the proposed non-binding term sheet as well as certain material terms of a potential amalgamation. Also during this period, the parties and their respective advisors continued to share information and discuss diligence matters.

On October 14, 2009, Mr. Becker met with Stephen Friedman, the then chairman of Harbor Point’s board of directors, and certain other representatives of Harbor Point met with certain other representatives of Max to discuss the potential transaction between Harbor Point and Max.

On October 16, 2009, Harbor Point’s directors joined an informational call during which the directors were apprised of the recent indication of interest from Party B and received an update regarding the ongoing discussions between Harbor Point and Max, including the terms of the proposed 30-day exclusivity agreement and the provisions of the non-binding term sheet with Max. The participants also discussed the indication of interest received from Party B, and the Harbor Point directors reached consensus that the terms proposed by Party B were not in the best interests of Harbor Point at that time.

On October 18, 2009, Max’s board of directors met to discuss the terms of the proposed 30-day exclusivity agreement and the provisions of the non-binding term sheet with Harbor Point, and authorized the execution and delivery of the exclusivity agreement, which had the non-binding term sheet attached as an exhibit thereto.

In mid-October 2009, representatives of Party A indicated to representatives of Harbor Point that Party A was preliminarily considering making a non-binding proposal for Harbor Point. However, shortly thereafter, Party A indicated that it was not in a position at that time to pursue a transaction with Harbor Point.

On October 23, 2009, representatives of Max and Harbor Point met to discuss the potential composition of a combined board of directors if Max and Harbor Point were to pursue a transaction. Later on October 23, 2009, having reached agreement with respect to the non-binding term sheet that contemplated an exchange ratio based on the parties’ respective estimated financial positions as of September 30, 2009, subject to certain allowances and adjustments and confirmation of final quarter-end numbers, Max and Harbor Point executed an exclusivity agreement with a term expiring on November 23, 2009.

During the period from October 23, 2009 to November 19, 2009, representatives of Max’s management and its outside advisors, including BofA Merrill Lynch and outside legal counsel, and representatives of Harbor Point’s management and its financial advisor and outside legal counsel, worked to continue Max’s due diligence investigation into Harbor Point and Harbor Point’s due diligence investigation into Max.

On October 26, 2009, Harbor Point’s outside legal counsel and Max’s outside legal counsel exchanged proposed drafts of an amalgamation agreement.

During the period from October 26, 2009 through November 19, 2009, representatives of Harbor Point’s management and its financial advisor and outside legal counsel worked with representatives of Max’s management and its outside advisors, including BofA Merrill Lynch and Max’s outside legal counsel to negotiate and prepare definitive transaction documentation. During this time, the parties continued to discuss various potential agreement terms, including representations and warranties, deal certainty, closing conditions, termination provisions, and the matters addressed in the non-binding term sheet between the parties, including the exchange ratio, discussions with rating agencies, a post-closing distribution by the combined company of excess capital, the composition of the combined company’s board of directors (including chairmanships and committee assignments), management roles in the combined company, treatment of Harbor Point and Max equity awards, shareholder support for any transaction through voting agreements, post-closing shareholder registration rights (and related lockup agreements), and a name for the combined company.

Also during the period from October 26, 2009 through November 19, 2009, Max’s management and Mr. Torsiello held additional meetings and conference calls with representatives of BofA Merrill Lynch and outside legal counsel to receive updates and discuss the revised material terms of the amalgamation agreement as negotiations progressed. Mr. Torsiello reported to the other members of Max’s board of directors periodically on such progress and the material terms of the proposed amalgamation agreement. During this period, Harbor Point’s management, financial advisors and outside legal counsel kept Harbor Point’s board of directors apprised of the parties’ discussions and material terms of the transaction documentation.

During the last week of October 2009 and the first week of November 2009, Harbor Point contacted the Harbor Point Agent under the Harbor Point credit facility and Max contacted the Max Agent under the Max credit facility to provide initial notice that Harbor Point and Max were in discussions regarding a potential transaction.

On November 2 and 3, 2009, Max’s board of directors met for a regularly scheduled meeting and discussed, among other things, the status of the Harbor Point transaction and the terms of the proposed transaction. During this meeting, Max’s outside legal counsel reviewed with Max’s board of directors certain potential agreement terms and the directors’ fiduciary duties and other obligations under Bermuda law.

During the period beginning on November 2, 2009 and ending on November 16, 2009, Harbor Point and Max made joint presentations to A.M. Best, Standard & Poor’s, and Moody’s Investors Service and Max made presentations to Fitch, Inc. regarding Harbor Point’s and Max’s managements’ views of the potential financial strength of a combined company.

On November 4 and November 5, 2009, members of the management of Max and Harbor Point met to continue Max’s due diligence investigation into Harbor Point and Harbor Point’s due diligence investigation into Max.

On November 7, 2009, Max’s board of directors convened telephonically for an informational due diligence presentation at which Max’s management, representatives of BofA Merrill Lynch and Max’s outside legal counsel provided their initial due diligence findings relating to Harbor Point. On this call, Max’s outside legal counsel also provided an update as to the status of negotiations with Harbor Point and its representatives.

On November 10, 2009, Max and Harbor Point began discussions with the Max Agent and the Harbor Point Agent, respectively, regarding a consent and amendment to the parties’ respective credit facilities to permit the parties to enter into and consummate an amalgamation transaction. After discussions with Max’s and Harbor Point’s management and their respective advisors, the Max Agent, the Harbor Point Agent and several other banks who are members of Max’s and Harbor Point’s respective loan syndicates signed confidentiality agreements with Max and Harbor Point during the week of November 11, 2009.

During the period from November 11, 2009 to November 19, 2009, Harbor Point, Max and their advisors negotiated the terms of a consent to the amalgamation to become effective prior to entering into the amalgamation agreement and amendments to both the Max credit facility and the Harbor Point credit facility to become effective upon the consummation of the amalgamation.

On November 12, 2009, Max engaged Deutsche Bank (which engagement was subsequently confirmed pursuant to an engagement letter dated March 1, 2010) to serve as an additional financial advisor to Max, principally to conduct analyses regarding the fairness of the exchange ratio, from a financial point of view, to Max.

On November 12 and 13, 2009, representatives of Max met with representatives of Harbor Point to discuss the status of the parties’ due diligence investigations and matters relating to the future operations of the combined company.

On November 17, 2009, Max’s board of directors participated in an informational call with management, representatives of BofA Merrill Lynch and Max’s outside legal counsel, during which, among other things, a status update on the negotiations with Harbor Point and the transaction documentation was provided.

On November 19, 2009, the parties received preliminary feedback from certain rating agencies.

On November 20, 2009, Harbor Point’s directors, board observers, management and advisors participated in an informational call to discuss the status of negotiations with Max, including outstanding issues regarding, among other things, the composition of the combined company’s board of directors (including chairmanship and committee assignments), management roles in the combined company, the exchange ratio and the impact thereon of potential subsequent changes in the parties’ respective financial positions, treatment of Harbor Point and Max equity awards in the transaction, preliminary feedback from certain rating agencies, deal certainty, closing conditions and termination provisions. Later that day, following discussion among Harbor Point’s directors and outside advisors regarding these issues, Mr. Berger and certain other representatives of Harbor Point telephoned Mr. Becker to inform him that Harbor Point was terminating discussions regarding to a possible transaction.

On November 23, 2009, the exclusivity agreement between Harbor Point and Max expired by its terms.

On December 3, 2009, Harbor Point’s board of directors met for a regularly scheduled meeting and discussed, among other things, the termination of discussions with Max. During this meeting, the board of directors authorized Mr. Berger to meet with Mr. Becker to discuss the possibility of engaging in discussions regarding a possible transaction in January 2010.

On December 14, 2009, Mr. Becker of Max and Mr. Berger of Harbor Point met to discuss the possibility of renewing discussions regarding a possible transaction in January 2010.

In late December 2009 and early January 2010, representatives of Harbor Point engaged in discussions with an insurance company, which we refer to as “Party D,” regarding a potential transaction. However, these discussions with Party D were preliminary and did not involve substantive negotiations regarding the terms of a potential transaction.

On January 12, 2010, representatives of Max met with representatives of Harbor Point to discuss the terms of a possible combination of Harbor Point and Max, and during the period from January 13, 2010 to February 9, 2010, representatives of Max and Harbor Point engaged in preliminary discussions regarding integration issues and certain deal terms, including an updated exchange ratio to reflect the parties’ respective financial positions as of December 31, 2009, subject to certain allowances and adjustments.

On January 25, 2010, representatives of Max and Harbor Point made a joint presentation to A.M. Best.

During the period from February 4, 2010 to February 15, 2010, Max had discussions with Standard & Poor’s, Moody’s Investor Service and Fitch, Inc. regarding its management’s views of the financial strength of a potential combined company. Harbor Point also had discussions with Standard & Poor’s regarding its management’s view of the financial strength of a potential combined company during this period. Following these presentations, through March 1, 2010, the parties received preliminary feedback from these rating agencies.

On February 9, 2010, Max’s board of directors met for a regularly scheduled board meeting at which, among other things, it received an update on discussions between Max and Harbor Point, with input from BofA Merrill Lynch and outside legal counsel. During the meeting, BofA Merrill Lynch provided a general overview of the updated economic and operational terms of a potential transaction between Max and Harbor Point and Max’s outside legal counsel reviewed with Max’s board of directors the directors’ fiduciary duties and other obligations under Bermuda law. Max’s board of directors authorized management to continue discussions with Harbor Point.

Also on February 9, 2010, the parties and their respective financial advisors shared updated due diligence information.

During the period from February 11, 2010 to February 26, 2010, Max and Harbor Point and their respective advisors negotiated with required lenders the terms of a consent and certain amendments to both the Max credit facility and the Harbor Point credit facility and reached a preliminary agreement regarding the terms of such agreements, subject to Max and Harbor Point completing definitive documentation regarding an amalgamation.

On February 12, 2010, Harbor Point received a non-binding indication of interest from Party C regarding a potential business combination.

On February 13, 2010, Harbor Point’s outside legal counsel provided to Max and Max’s outside legal counsel a draft of the amalgamation agreement reflecting the revised terms of for a potential transaction that had been discussed by the parties and their representatives.

During the period from February 12, 2010 to March 2, 2010, Max and representatives of BofA Merrill Lynch and its outside legal counsel, and Harbor Point and its financial advisor and outside legal counsel, worked to finalize due diligence, negotiated various business terms and negotiated transaction documentation relating to an amalgamation with Harbor Point. During this period, Mr. Becker and Mr. Torsiello advised the members of Max’s board of directors of various discussions. Also during this period, Harbor Point’s management, financial advisor and outside legal counsel kept Harbor Point’s board of directors apprised of the parties’ discussions and the material terms of the transaction documentation.

On February 17, 2010, certain officers, directors and shareholders of Harbor Point met for an informational session with Harbor Point’s financial advisor and outside legal counsel. During this meeting the participants reviewed, among other things, ongoing due diligence findings relating to Max, the benefits and risks of a combination with Max and the material terms of the transaction documentation relating to an amalgamation with Max. Harbor Point’s outside legal counsel also reviewed with the directors their fiduciary duties and other obligations under Bermuda law in connection with their consideration of an amalgamation with Max. In addition, the participants discussed the non-binding indication of interest that had been received from Party C, and after discussion and input from its financial advisor and outside legal counsel, the Harbor Point directors reached consensus that the terms proposed by Party C were not in the best interests of Harbor Point at that time.

Later on February 17, 2010, certain directors and officers from both Max and Harbor Point met. During this meeting, Mr. Becker made a presentation regarding the potential benefits of a combination of Max and Harbor Point.

On February 18, 2010, representatives of Harbor Point contacted representatives of Party C to inform them that Harbor Point was not interested in pursuing a transaction on the terms proposed by Party C.

During the period from February 18, 2010 to March 2, 2010, Max and Harbor Point and their respective advisors continued to negotiate the terms of the amalgamation agreement, including matters relating to deal certainty, closing conditions and termination provisions and triggers, as well as other transaction documentation.

On March 1, 2010, during separate telephonic informational calls with certain members of Max’s board of directors, representatives of Deutsche Bank and BofA Merrill Lynch each presented background information regarding certain analyses and considerations taken into account in connection with their respective work to enable them to be in a position to render a fairness opinion with respect to the proposed exchange ratio.

On March 3, 2010, Harbor Point’s board of directors met for a regularly scheduled board meeting. At this meeting, the board met with Harbor Point’s management and financial advisor and outside legal counsel to discuss the proposed amalgamation with Max and the terms of the consent and amendment that would be entered into by Harbor Point with the lenders under the Harbor Point credit facility if Harbor Point were to enter into an amalgamation agreement with Max. At this meeting, Harbor Point’s management and Harbor Point’s advisors discussed with the board their final due diligence findings relating to Max, and Harbor Point’s outside legal counsel provided an update to the directors regarding the status of negotiations between the parties and the terms of the proposed amalgamation agreement and other transaction documentation, as well as a discussion of shareholder and regulatory approvals and other conditions that would be necessary to consummate the transactions contemplated by the amalgamation agreement. Harbor Point’s outside legal counsel also reviewed with the directors their fiduciary duties and other obligations under Bermuda law in connection with their consideration of an amalgamation with Max. In addition, representatives of Willis Capital Markets & Advisory provided the directors with an analysis of the financial terms of the amalgamation agreement with Max.

Willis Capital Markets & Advisory then rendered to Harbor Point’s board of directors its oral opinion, which was subsequently confirmed in writing, that, as of March 3, 2010 and based upon and subject to the factors, qualifications, limitations and assumptions stated in the written opinion, the exchange ratio of 3.7769 Max common shares for each Harbor Point common share was fair, from a financial point of view, to the holders of Harbor Point common shares (other than Max and its affiliates) as described in “—Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point.”

On March 3, 2010, following discussions among Harbor Point’s directors, including consideration of the factors described under “—Reasons Why Harbor Point’s Board of Directors Recommends Approval of the Amalgamation,” Harbor Point’s board of directors unanimously approved the amalgamation agreement with Max and the transactions contemplated thereby and deemed it advisable and fair to, and in the best interests of, Harbor Point, to enter into the amalgamation agreement and related transaction documentation and to consummate the amalgamation and the other transactions contemplated by the amalgamation agreement, including the Harbor Point name changes and the consent and certain amendments to Harbor Point’s credit facility, and determined to recommend the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and the Harbor Point name changes to Harbor Point shareholders. Harbor Point’s board of directors also authorized and directed Harbor Point’s management to enter into the definitive amalgamation agreement and related transaction documentation and resolved that a meeting of Harbor Point’s shareholders be convened to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and the Harbor Point name changes, all as described in “Proposals to Be Submitted to Harbor Point Shareholders; Voting Requirements and Recommendations.”

On March 3, 2010, Max’s board of directors met, at which meeting BofA Merrill Lynch provided an analysis of the financial terms of the amalgamation agreement with Harbor Point. Max’s management and its outside legal counsel presented to Max’s directors the final due diligence reports regarding Harbor Point and discussed the results of such reports. Max’s management also updated Max’s directors on the results of negotiations with the banks in the Max credit facility and described the terms of the consent and amendment that would be entered into by Max if Max were to enter into an amalgamation agreement with Harbor Point. The board of directors also reviewed with its outside legal counsel the directors’ fiduciary duties and other obligations under Bermuda law in connection with their consideration of the amalgamation with Harbor Point, the terms of the amalgamation agreement as well as the shareholder and regulatory approvals and other conditions that would be required to consummate the amalgamation and the anticipated actions to be taken and timeframe for obtaining such approvals.

Representatives of Deutsche Bank then presented financial information with respect to Max, Harbor Point and the proposed amalgamation and rendered to Max’s board of directors an oral opinion, which was subsequently confirmed in writing later that day, that based upon and subject to the assumptions, limitations, qualifications and conditions set forth in that opinion, as of March 3, 2010, the exchange ratio was fair, from a financial point of view, to Max as described in “—Opinion of Deutsche Bank Securities Inc., Financial Advisor to Max.”

Representatives of BofA Merrill Lynch then rendered to Max’s board of directors its oral opinion, which was subsequently confirmed in writing later that day, that based upon and subject to the factors and assumptions stated in that opinion, as of March 3, 2010, the exchange ratio was fair, from a financial point of view, to Max as described in “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max.”

On March 3, 2010, following discussions among Max’s directors, including consideration of the factors described under “—Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation,” Max’s board of directors unanimously approved the amalgamation agreement with Harbor Point and the transactions contemplated thereby and deemed it to be advisable, and fair to, and in the best interests of Max, to enter into the amalgamation agreement and related transaction documentation and to consummate the share issuance and the other transactions contemplated by the amalgamation agreement, including the Max name changes and the consent and certain amendments to Max’s credit facility, and determined to recommend the share issuance and the Max name changes to Max shareholders. Max’s board of directors authorized and directed management to enter into the definitive amalgamation agreement and related transaction documentation and resolved that a meeting of Max’s shareholders be convened to approve the share issuance and the Max name changes, all as described in “Proposals to Be Submitted to Max Shareholders; Voting Requirements and Recommendations.”

Also on March 3, 2010, each of Max and Harbor Point entered into a consent and amendment to their respective credit facilities, paid the associated consent fees, and received the written consent of their respective lenders under their respective credit facilities to enter into and consummate the amalgamation.

Later in the day on March 3, 2010, the parties executed the amalgamation agreement and related transaction documentation. Thereafter, the parties issued a press release announcing that they had entered into the amalgamation agreement. On March 4, 2010, Max and Harbor Point held a joint conference call for investors to discuss the amalgamation and related matters.

Reasons Why Max’s Board of Directors Recommends Approval of the Share Issuance

Max’s board of directors believes the combined company will establish itself as a leading specialty insurance and reinsurance company, operating through established platforms with the enhanced scale and financial flexibility to manage its business and deliver superior value over time.

In deciding to approve the amalgamation agreement and to recommend approval of the amalgamation to Max’s shareholders, Max’s board of directors considered a number of factors. In particular, Max’s board of directors considered the benefits it believed would result from the combined financial resources and complementary underwriting platforms of Max and Harbor Point. Based on its experience in, and understanding of opportunities related to, the reinsurance and insurance industry and based on the due diligence of Harbor Point conducted by Max’s management, Max’s board of directors believes that the amalgamation of Max and Harbor Point, with their companies complimentary lines of business, will result in a combined company with a well diversified underwriting platform. Max’s board of directors further believes that, as compared to Max on a stand-alone basis, the combined company’s enhanced scale and scope and improved financial strength, with a shareholders’ equity as of December 31, 2009 of approximately $3 billion and limited leverage, should improve financial flexibility and enable the combined company to manage capital more efficiently. Max’s board of directors further believes that this financial flexibility will give the combined company the ability to enhance product diversification and capitalize on emerging opportunities in the property and casualty market, in order to deliver superior value over time. For these foregoing reasons and the additional reasons set forth below, Max’s board of directors believed, and continues to believe, these benefits outweighed the risks associated with the amalgamation.

In view of the number and wide variety of factors considered in connection with its evaluation of the amalgamation, Max’s board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and individual directors may have given different weight to different information and factors. Max’s board of directors viewed its approval and recommendation of the amalgamation as being based on the totality of the information and factors presented to and considered by it. In reaching its decision, Max’s board of directors consulted with Max’s management with respect to strategic and operational matters. Max’s board of directors also consulted with BofA Merrill Lynch and Deutsche Bank with respect to the financial aspects of the transaction and Max’s legal advisors with respect to the amalgamation agreement and related issues.

In the course of making the above determinations and recommendations, Max’s board of directors considered a number of potential benefits of the amalgamation, each of which Max’s board of directors believes supported its decision, including the following:

Potential Benefits of the Combined Company

•

Max’s board of directors’ belief, based on its analysis and understanding of Max’s (on a stand-alone basis) and the combined company’s potential future business, operations, financial performance, financial condition, earnings and future prospects, that the combined company will have:

•

a larger capital base, which Max’s board of directors: (1) believes will enable the combined company to provide clients with greater capacity, larger lines and a broader range of products and services; and (2) understands and believes, based on its experience with respect to larger companies in this industry, should result in the combined company’s shares trading at a higher multiple, broadly consistent with that of peers of a similar size;

•

improved financial strength and flexibility, and a greater ability to manage and deploy capital due to its enhanced financial resources, with shareholders’ equity of approximately $3 billion as of December 31, 2009;

•

the ability to enhance product diversification with established platforms in key markets as a result of its ability to deploy additional capital to take advantage of profitable growth opportunities in both the insurance and reinsurance markets globally;

•

a diversified and balanced business mix with significant product depth, including a strong presence in specialty reinsurance, insurance property and casualty reinsurance lines, leading to a strong franchise servicing in those markets; and

•	an experienced management team, led by W. Marston Becker, and underwriting teams with long-standing industry knowledge and relationships;

•

Max’s board of directors’ belief, based on: (1) discussions with members of Max’s management concerning their interactions with Harbor Point during the due diligence process and negotiations related to the amalgamation, (2) Max’s analysis and understanding of Harbor Point’s approach to underwriting and (3) the experience of Harbor Point’s management team, that Max and Harbor Point have compatible cultures, which should help ease the process of integrating the two companies;

•

Max’s board of directors’ understanding, based on discussions with members of Max’s management and BofA Merrill Lynch, that the businesses of Max and Harbor Point are complementary with limited overlap;

•

Max’s board of directors’ belief that the increased size and scope of the combined company will not adversely impact or change Max’s strategy, philosophy or culture, stability in executive management, risk management culture and enterprise risk management framework;

•

Max’s board of directors’ belief, based in part on Max’s shareholders’ prior support of a similar proposed transaction, that Max’s shareholders will be in favor of the proposed amalgamation with Harbor Point;

The Amalgamation Consideration

•

the fact that the fixed exchange ratio of 3.7769 Max common shares for each Harbor Point common share, and the other terms and conditions of the amalgamation agreement, including the termination provisions, resulted from extensive arm’s-length negotiations between Max and its advisors, on the one hand, and Harbor Point and its advisors, on the other hand;

•

the fact that Max’s board of directors received an opinion from each of BofA Merrill Lynch and Deutsche Bank, to the effect that, as of March 3, 2010, and subject to the factors and assumptions stated in such opinions, the exchange ratio of 3.7769 Max common shares for each Harbor Point common share was fair, from a financial point of view, to Max, as described in “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max” and “—Opinion of Deutsche Bank Securities Inc., Financial Advisor to Max”;

•

the fact that, because Max’s shareholders will own common shares of the combined company, Max shareholders will have a meaningful opportunity to participate in any appreciation in the combined company’s share price;

Certain Provisions of the Amalgamation Agreement

•

the fact that the amalgamation agreement allows Max’s board of directors to modify or withdraw its recommendation of the amalgamation, provided that following such a modification or withdrawal Harbor Point may terminate the amalgamation agreement and receive a termination fee, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•	the fact that the non-solicitation provisions in the amalgamation agreement:

•	restrict, subject to certain exceptions, Harbor Point’s ability to respond to third party acquisition proposals;

•	restrict Harbor Point from terminating the amalgamation agreement to accept a superior proposal;

•

require Harbor Point to submit the transactions contemplated by the amalgamation agreement to a vote of its shareholders, all as described in “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point”;

•

the fact that the amalgamation agreement may be terminated by Max if the total number of dissenting Harbor Point common shares for which appraisal rights have been properly exercised in accordance with Bermuda law exceeds 15% of the issued and outstanding Harbor Point common shares on the business day immediately following the last day on which Harbor Point shareholders can require appraisal of their common shares under Bermuda law, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•

the fact that each of Max and Harbor Point may, within two business days following its shareholder meeting, request that the other party deliver to it an estimate of the other party’s book value as of the business day immediately prior to such meeting and, if the other party’s book value as of such date is less than 80% of the other party’s book value as of December 31, 2009, the requesting party may terminate the amalgamation agreement, as described in “The Amalgamation Agreement—Book Value Calculations” and “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

Likelihood of Consummating the Amalgamation

•

the fact that no external financing is required for the transaction, as well as the fact that Max and Harbor Point have already secured amendments to the Max credit facility and the Harbor Point credit facility that permit them to effect the amalgamation and the board of directors’ understanding that the conditions to closing related to the Nova Scotia credit facility are capable of being satisfied;

•	Max’s board of directors’ belief that the other conditions to closing as described in “The Amalgamation Agreement—Conditions to the Amalgamation” are capable of being satisfied;

•

Max’s board of directors’ belief, based on advice from outside legal counsel, that the amalgamation is likely to receive necessary regulatory approvals in a relatively timely manner without containing a regulatory material adverse effect;

•

the fact that Harbor Point’s directors, certain Harbor Point officers and certain Harbor Point shareholders, collectively representing approximately 49.7% of the voting power of the outstanding Harbor Point common shares as of March 3, 2010 (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws) had agreed to vote in favor of the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement, the amalgamation and the Harbor Point name changes as described in “Voting Agreements—Harbor Point Shareholder Voting Agreements”;

•

the fact that Max’s directors, certain Max officers and Moore Holdings, LLC and certain of its affiliates, collectively representing approximately 9.8% of the voting power of the outstanding Max common shares as of March 3, 2010 (after applying certain voting cut-backs in accordance with Max’s bye-laws) had agreed to vote in favor of the share issuance and the Max name changes as described in “Voting Agreements—Max Shareholder Voting Agreements”;

Certain Shareholder Safeguards

•

the fact that Max’s board of directors consulted with its legal counsel, Akin Gump Strauss Hauer & Feld LLP and Conyers Dill & Pearman, and financial advisors, BofA Merrill Lynch and Deutsche Bank, in evaluating, negotiating, recommending and adopting the terms of the amalgamation agreement;

•	the fact that the transaction will only occur if it is approved by a majority of the votes cast on Proposal 1 at the Max special meeting;

Additional Considerations

•

the fact that the amalgamation, the terms of which were negotiated over a prolonged period of time, would allow Max to meaningfully further its strategic objectives to increase capital and expand operations;

•	the fact that each of Max and Harbor Point intend that the combined company will pay the special dividend to all shareholders of the combined company following the amalgamation;

•	the fact that the amalgamation agreement permits Max to continue to declare and pay regular quarterly cash dividends similar to its current levels;

•

the fact that the amalgamation will provide the combined company with capital in an economic climate where there is limited access to capital on reasonable terms and where there appears to be increasing consolidation in the insurance and reinsurance industries;

•	the fact that Harbor Point has a high quality and liquid asset portfolio, comprised of tradable fixed income securities;

•	the fact that Harbor Point’s book of business is entirely reinsurance—a business that Max understands well—and does not contain direct insurance or other business lines;

•

Max’s board of directors’ understanding and belief that Harbor Point has a balanced short and long tail, diverse book of business, which should further enhance Max’s business mix and create a stable book of business for the combined company;

•	the fact that Harbor Point has limited outstanding debt and that Max’s board of directors believes, based on Max’s financial due diligence of Harbor Point, that it has a robust balance sheet; and

•

the fact that there will be ongoing representation of many of Max’s independent directors on the combined company’s board of directors, the fact that Max’s senior management will play a meaningful role in the management of the combined company coupled with the experience and expertise of Harbor Point’s employees, including Mr. John R. Berger, the Chief Executive Officer of Harbor Point who will remain employed by the combined company as Chief Executive Officer of Reinsurance; and

•

the fact that certain holders of Harbor Point options have waived, subject to the closing, their right to receive dividend equivalents in respect of any dividend (other than any dividend equivalent in respect of an extraordinary dividend as may be determined by the compensation committee of the board of directors of the combined company) paid to holders of common shares of the combined company; provided that existing holders of Harbor Point options that will be vested in the calendar year in which the special dividend is paid will be entitled to payment, in an amount equal to (1) the per share cash payment made to holders of common shares of the combined company multiplied by (2) the number of common shares of the combined company subject to such Harbor Point option (as converted pursuant to the amalgamation), as described in “The Amalgamation Agreement—Waivers of Dividends on Harbor Point Options.”

Risk Considerations

Max’s board of directors considered the potential risks in making its determination and recommendation, including the following:

•

Max’s board of directors’ consideration, based on Max’s due diligence in connection with the amalgamation, of the potential risks related to the impact of the amalgamation on the combined company, including the effect of the amalgamation on change in control provisions under Max and Harbor Point’s reinsurance and insurance agreements, the risks associated with pending litigation and claims, the impact of goodwill expenses, the challenges of harmonizing employee compensation and benefit plans and other commitments and contingencies;

•	the fact that, in the future, opportunities for a business combination could become available that might permit Max to increase its capital base on more favorable terms than at present;

•	the effect of the public announcement of the amalgamation on Max’s share price if Max shareholders do not view the amalgamation positively;

•	the potential disruption to Max’s business that could result from the announcement of the amalgamation, including the diversion of management and employee attention and employee attrition;

•

the possibility that the amalgamation might not be completed and the risks and costs to Max if the amalgamation is not completed, including the potential effect of the resulting public announcement of termination of the amalgamation agreement on, among other things, the market price for Max common shares, its operating results, its ability to attract and retain key personnel and agents and its ability to complete an alternative transaction. The amalgamation might not be completed, or might be unduly delayed, due to:

•	difficulties in obtaining the requisite shareholder approval;

•	difficulties in obtaining requisite regulatory approvals or regulatory authorities’ withholding consent or seeking to block the amalgamation;

•

difficulties in obtaining oral or written notice from A.M. Best that each of the Max’s insurance subsidiaries and Harbor Point’s insurance subsidiaries has been or will be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation;

•	the occurrence of a material adverse effect on either company’s business;

•

the fact that, subject to compliance with certain obligations under the amalgamation agreement, Harbor Point’s board of directors may modify or withdraw its recommendation of the amalgamation, provided that following such a change Max may terminate the amalgamation agreement and receive a termination fee, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•	the fact that the non-solicitation provisions in the amalgamation agreement:

•	restrict Max from soliciting, considering or responding to third party acquisition proposals;

•	restrict, subject to certain exceptions, Max’s ability to respond to third party acquisition proposals;

•	restrict Max from terminating the amalgamation agreement to accept a superior proposal;

•

require Max to submit the transactions contemplated by the amalgamation agreement to a vote of its shareholders, all as described in “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point”;

•

the fact that Max may be required to pay Harbor Point the termination fee of $60 million if Max’s board of directors modifies or withdraws its recommendation or, in certain instances, Max enters into or consummates a transaction with a third party, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement” impacting Max’s ability to complete an alternative transaction;

•

the fact that Max may be required to pay Harbor Point the Max no approval fee of up to $40 million if Max’s shareholders fail to approve the share issuance (and up to an aggregate of $60 million if Max enters into or consummates another transaction within nine months of a termination related thereto), as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies”;

•

the possibility that the Max shareholders or the Harbor Point shareholders may not react favorably to the amalgamation, and the execution risk and additional costs that would be required to complete the amalgamation as a result of any legal actions brought by the Max shareholders or appraisal actions brought by the Harbor Point shareholders;

•

the fact that certain directors and officers of Max have interests in the amalgamation that are different from, or in addition to, those of Max’s shareholders generally, as described in “—Interests of Max Directors and Executive Officers in the Amalgamation”;

•

the fact that the restrictions on the conduct of Max’s business prior to the closing, requiring Max to conduct its business in the ordinary course, subject to additional specific limitations, which may delay or prevent Max from undertaking business opportunities that may arise pending completion of the amalgamation;

•

the challenges of combining Max’s business with Harbor Point’s, including risk management, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination;

•

the possibility that, if the amalgamation takes longer to complete than anticipated, the combined company may not be able to fully integrate Max’s and Harbor Point’s operations as quickly as expected or at all;

•

the possibility that the benefits of the transaction to Max may be significantly less than anticipated and that the value Max has ascribed to Harbor Point’s business, which is tied to the continued effectiveness of a number of Harbor Point’s existing contractual arrangements, will be decreased if the benefits from these arrangements are less than expected (including as a result of these arrangements being determined to be unenforceable in whole or in part);

•

the fact that, following the lock-up period described in “Lock-Up Agreements,” shareholders of Harbor and Max subject to lock-up agreements may liquidate their shares, which may depress the combined company’s share price;

•

until the closing, Harbor Point will operate in accordance with its own distinct business practices. As a result, Harbor Point may assume risks or make decisions that, while consistent with its own past practice, may not be the same as Max’s approach to its business. While the specifically negotiated contractual provisions requiring that Harbor Point operate its business during the interim period in the ordinary course of business consistent with past practices mitigates Max’s exposure to some degree, these risks are not eliminated and will only become more acute the more prolonged the delay in closing; and

•	the risks described in this joint proxy statement/prospectus under “Risk Factors.”

Reasons Why Harbor Point’s Board of Directors Recommends Approval of the Amalgamation

Harbor Point’s board of directors believes, based on the reasons set forth below, that the amalgamation will create a combined specialty insurance and reinsurance company that will provide long-term value to Harbor Point’s shareholders. In particular, Harbor Point’s board of directors believes that the combined company will benefit from the combined financial resources, management and personnel of Harbor Point and Max and will be able to better capitalize on opportunities in the reinsurance and insurance industry than Harbor Point could as a stand-alone entity. In reaching these conclusions and in determining that the amalgamation agreement, the statutory amalgamation agreement and the amalgamation are advisable and fair to, and in the best interests of, Harbor Point, and in recommending the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and the Harbor Point name changes, Harbor Point’s board of directors consulted with Harbor Point management as well as Harbor Point’s legal and financial advisor and considered a wide range of financial, legal, and market factors, including, but not limited to, the foregoing:

•

Harbor Point’s board of directors’ analysis and understanding of the business, operations, financial performance, financial condition, earnings and future prospects of Harbor Point on a stand-alone basis, and Harbor Point’s board of directors’ assessment, based on such analysis and understanding, that the amalgamation would be more favorable to Harbor Point in the long-term in light of the potential rewards, risks and uncertainties associated with Harbor Point continuing to operate as a stand-alone company;

•

Harbor Point’s board of directors’ belief that Harbor Point’s shareholders would prefer to hold their investment in Harbor Point in the form of a liquid security of a larger publicly traded combined company rather than retaining Harbor Point common shares, which are not publicly traded, as an investment;

•

The risks and uncertainties relating to whether Harbor Point would be able to provide its shareholders with liquidity in the near- or long-term through the successful completion of an initial public offering of Harbor Point common shares;

•

Harbor Point’s board of directors’ view, based upon discussion with Harbor Point’s management and financial advisor, of the likelihood that there would be an alternative transaction with terms that are more favorable to Harbor Point and Harbor Point shareholders than the amalgamation, including:

•

The approximately 52% ownership interest on a fully diluted basis that Harbor Point shareholders will have in the combined company immediately following consummation of the amalgamation, which will provide Harbor Point shareholders with a meaningful opportunity to participate in share price appreciation of the combined company;

•

The fact that existing Harbor Point directors will constitute half of the board of directors of the combined company, including that Harbor Point’s chairman will serve as chairman of the combined company;

•

Harbor Point’s board of directors’ analysis and understanding of the business, operations, financial performance, financial condition, earnings and future prospects of the combined company and Harbor Point’s board of directors’ assessment, based on such analysis and understanding, that the combined company will have:

•

increased diversification in reinsurance and specialty insurance, with no significant overlap in the businesses of Harbor Point and Max, creating a larger and more diversified earnings base and increased contribution from investment income;

•	excellent strategic positioning, with increased diversification of operating platforms, including in the U.S., Bermuda, Europe, Latin America and at Lloyd’s;

•	experienced management and underwriting teams with significant industry knowledge and relationships;

•

the benefits of influence from Harbor Point’s directors and current management team, including John R. Berger and Andrew Cook, with respect to the combined company’s reinsurance business, underwriting platform and risk management policies, as well as the combined company’s integration and business development efforts; and

•

enhanced size and scale, with shareholders’ equity of approximately $3 billion as of December 31, 2009, driving improved financial strength and flexibility, a greater ability to manage capital, and added flexibility to deploy additional capital in other underwriting opportunities;

•	the belief by Harbor Point’s board of directors that the combined company’s business will have substantial upside in the context of improving financial and insurance markets;

•

the opinion received by Harbor Point’s board of directors from Willis Capital Markets & Advisory, delivered to Harbor Point’s board of directors orally on March 3, 2010 (and subsequently confirmed in writing), to the effect that, as of the date thereof, and based upon and subject to the factors, qualifications, limitations and assumptions stated in the written opinion, the exchange ratio of 3.7769 Max common shares for each Harbor Point common share was fair, from a financial point of view, to the holders of Harbor Point common shares (other than Max and its affiliates), as described in “—Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point”;

•

the terms of the amalgamation agreement, which were the product of substantial negotiation among Harbor Point, Max and their respective representatives and advisors, and which Harbor Point’s board of directors generally viewed as fair to Harbor Point and its shareholders, principally:

•

the requirement that the amalgamation be approved by holders of three-fourths of the outstanding Harbor Point common shares casting votes at the Harbor Point shareholder meeting, as described in “The Amalgamation Agreement—Conditions to the Amalgamation”; and

•

the fact that closing is conditioned on A.M. Best having provided oral or written notice to each of Harbor Point and Max that each of the parties’ respective insurance subsidiaries has been (or will be) assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation and that each party has related termination rights following receipt of any such notice, or in the event of a downgrade by A.M. Best of the other party’s insurance subsidiaries, as described in “The Amalgamation Agreement—Conditions to the Amalgamation” and “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•	the fact that the non-solicitation provisions of the amalgamation agreement:

•	restrict each of Harbor Point and Max from soliciting third party acquisition proposals;

•	restrict, subject to certain exceptions, each of Harbor Point and Max from responding to third party acquisition proposals;

•	restrict each of Harbor Point and Max from terminating the amalgamation agreement to accept a superior proposal; and

•

require each of Harbor Point and Max to submit the transactions contemplated by the amalgamation agreement to a vote of its shareholders, as described in “The Amalgamation Agreement—Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point”;

•

the fact that Harbor Point’s board of directors may modify or withdraw its recommendation of the amalgamation, provided that following such a modification or withdrawal Max may terminate the amalgamation agreement and be entitled to receive a $60 million termination fee, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•

the fact that Max’s board of directors may modify or withdraw its recommendation of the share issuance, provided that following such a modification or withdrawal Harbor Point may terminate the amalgamation agreement and be entitled to receive a $60 million termination fee, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•

the fact that each of Harbor Point and Max may be required to pay the other a termination fee of $60 million under certain other circumstances, as described in “The Amalgamation Agreement— Termination of the Amalgamation Agreement—Effects of Termination; Remedies”;

•

the fact that each of Harbor Point and Max may, within two business days following its shareholder meeting, request that the other party deliver to it an estimate of the other party’s book value as of the business day immediately prior to such meeting and, if the other party’s book value as of such date is less than 80% of the other party’s book value as of December 31, 2009, the requesting party may terminate the amalgamation agreement, as described in “The Amalgamation Agreement—Book Value Calculations” and “The Amalgamation Agreement—Termination of the Amalgamation Agreement”; and

•

the fact that, in the event Max declares or pays a quarterly cash dividend prior to consummation of the amalgamation, Harbor Point may declare and pay an equivalent per share dividend (based on a multiplier of 3.5651) to holders of Harbor Point common shares, warrants and options that will be vested as of December 31, 2010;

•

Harbor Point’s board of directors’ belief, based on advice from outside legal counsel, that the amalgamation is likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions, thus increasing the likelihood the amalgamation will be consummated;

•

Harbor Point’s board of directors’ belief, based on advice from outside legal counsel, that the conditions to closing as described in “The Amalgamation Agreement—Conditions to the Amalgamation” are capable of being satisfied, thus increasing the likelihood the amalgamation will be consummated;

•	the fact that Harbor Point and Max have already secured amendments to their existing primary syndicated credit facilities that permit them to effect the amalgamation;

•

the fact that it is the intention of the parties that, subject to the discretion of the board of directors of the combined company following the amalgamation after taking into account all relevant factors (including receipt of an indication from A.M. Best that each of Max’s insurance subsidiaries and each of the Harbor Point’s insurance subsidiaries will maintain a Financial Strength Rating of at least “A”) that the combined company will pay the special dividend to the shareholders of the combined company following the amalgamation; and

•

the fact that seven of Max’s executive officers have agreed to waive the accelerated vesting of certain of their stock options and other equity awards that they may otherwise have been entitled to receive in connection with the amalgamation as further described in “—Interests of Harbor Point Directors and Executive Officers in the Amalgamation.”

Harbor Point’s board of directors considered other factors in making its determination and recommendation, including the following:

•

the possibility that, in the future, opportunities for a business combination could become available that might permit Harbor Point to diversify its business lines and Harbor Point shareholders to achieve liquidity on more favorable terms than those contemplated by the amalgamation agreement;

•

the fact that Harbor Point shareholders representing approximately 49.7% of the voting power of the outstanding Harbor Point common shares as of March 3, 2010 (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws), including Harbor Point’s directors and certain Harbor Point officers, had agreed with Max to vote in favor of the amalgamation and the Harbor Point name changes as described in “Voting Agreements—Harbor Point Shareholder Voting Agreements”;

•

the fact that Max’s directors, certain Max officers and Moore Holdings, LLC and certain of its affiliates, representing approximately 9.8% of the voting power of the outstanding Max common shares as of March 3, 2010 (after applying certain voting cut-backs in accordance with Max’s bye-laws), had agreed with Harbor Point to vote in favor of the share issuance and the Max name changes as described in “Voting Agreements—Max Shareholder Voting Agreements”;

•

the possibility that the amalgamation might not be completed due to the failure to obtain required shareholder approvals and governmental approvals, the occurrence of a material adverse effect on the business of either Harbor Point or Max, or the failure of the parties to receive oral or written notice from A.M. Best that each of the insurance subsidiaries of Harbor Point and Max has been or will be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation;

•

the fact that the loss of service of one or more of the members of Harbor Point’s senior management could delay or prevent the combined company from fully implementing its business strategy and could potentially negatively impact the ability to satisfy the closing conditions to the amalgamation agreement;

•

the fact that the amalgamation agreement may be terminated by Max if the total number of dissenting Harbor Point common shares for which appraisal rights have been properly exercised in accordance with Bermuda law exceeds 15% of the issued and outstanding Harbor Point common shares on the business day immediately following the last day on which Harbor Point shareholders can require appraisal of their common shares under Bermuda law, as described in The “Amalgamation Agreement—Termination of the Amalgamation Agreement”;

•

the restrictions on the conduct of Harbor Point’s and Max’s business prior to the consummation of the amalgamation, requiring each of Harbor Point and Max to conduct its business in the ordinary course, subject to specific limitations, which will provide some certainty to Harbor Point regarding the operations of Max and its subsidiaries prior to the consummation of the amalgamation, but which may also delay or prevent Harbor Point from undertaking business opportunities that may arise pending completion of the amalgamation;

•

the fact that, as a condition to closing, certain of Harbor Point’s shareholders and the directors and certain officers of the combined company are required to deliver lock-up agreements that restrict their ability to sell or transfer Max common shares they receive in the amalgamation for a period of 180 days following consummation of the amalgamation as further described in “Lock-Up Agreements”;

•

the potential disruption to Harbor Point’s business that could result from the announcement of the amalgamation, including the potential for diversion of management and employee attention and employee attrition;

•

the risks and costs to Harbor Point if the amalgamation is not completed, including the potential effect of the resulting public announcement of termination of the amalgamation agreement on, among other things, its operating results, its ability to attract and retain key personnel, its relationships with brokers and customers and its ability to complete an alternative transaction;

•

the fact that Harbor Point will be required to pay Max the termination fee of $60 million if Max terminates the amalgamation agreement following a change in recommendation by Harbor Point’s board of directors, as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies,” and that the amount of such fee could deter a third party from seeking to complete an alternative transaction with Harbor Point;

•

the fact that Harbor Point may be required to pay Max the Harbor Point no approval fee of $30 million if Harbor Point’s shareholders fail to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (and up to an aggregate of $60 million if Harbor Point enters into or consummates another transaction within nine months of a termination related thereto), as described in “The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies”;

•

the possibility that the Harbor Point shareholders and the Max shareholders may not react favorably to the amalgamation, and the execution risk and additional costs that would be required to complete the amalgamation as a result of any legal actions and appraisal actions brought by the Harbor Point shareholders or legal actions brought by the Max shareholders;

•

the fact that certain directors and executive officers of Harbor Point have interests in the transaction that are different from, or in addition to, those of Harbor Point’s shareholders generally; see “—Interests of Harbor Point Directors and Executive Officers in the Amalgamation”; and

•	the risks described in this joint proxy statement/prospectus under Risk Factors.

The foregoing discussion of the information and factors considered by Harbor Point’s board of directors is not intended to be exhaustive, but is believed to include the material factors considered by Harbor Point’s board of directors. In view of the variety of factors considered in connection with its evaluation of the amalgamation agreement, the amalgamation, the Harbor Point subsidiaries name changes and the other transactions contemplated by the amalgamation agreement, Harbor Point’s board of directors did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of Harbor Point’s board of directors may have given differing weights to different factors. Harbor Point’s board of directors believed that the positive factors discussed above outweighed the negative factors discussed above, especially after giving weight to the likelihood of occurrence.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max

Max engaged BofA Merrill Lynch, pursuant to a letter agreement dated March 3, 2010, effective as of August 2009, to act as Max’s financial advisor and provide an opinion as to the fairness, from a financial point of view, of the exchange ratio to Max in a possible merger of equals transaction with Harbor Point.

In connection with the amalgamation, on March 3, 2010, BofA Merrill Lynch rendered an oral opinion, which it later confirmed in writing on the same date, that, as of that date, and based upon and subject to the various assumptions and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to Max.

The full text of BofA Merrill Lynch’s opinion, dated March 3, 2010, is attached as Annex B and is incorporated into this joint proxy statement/prospectus by reference. Max shareholders are encouraged to read BofA Merrill Lynch’s opinion carefully in its entirety. BofA Merrill Lynch’s opinion was provided to the board of directors of Max in connection with its evaluation of the amalgamation. It relates only to the fairness, from a financial point of view, of the exchange ratio to Max, and does not constitute a recommendation to any Max shareholder as to how such shareholder should vote or act with respect to the amalgamation or any matters relating to the amalgamation. In addition, this opinion does not in any manner address the value of the Max common shares to be issued in the amalgamation or the prices at which Max common shares will trade at any time, including following announcement or following the consummation of the amalgamation. The board of directors of Max has not instructed BofA Merrill Lynch to prepare, and BofA Merrill Lynch has not prepared, a valuation of Max or any of its securities or assets, and the opinion should not be construed as such. The following is a summary of BofA Merrill Lynch’s opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by BofA Merrill Lynch in rendering its opinion. Although BofA Merrill Lynch participated in negotiations among the parties, BofA Merrill Lynch did not determine or recommend the exchange ratio. Instead, the exchange ratio was determined by the Max board of directors following negotiations with Harbor Point.

In arriving at its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Harbor Point and Max;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Harbor Point furnished to or discussed with BofA Merrill Lynch by the management of Harbor Point, including certain financial forecasts relating to Harbor Point prepared by the management of Harbor Point, and as adjusted by the management of Max;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Max furnished to or discussed with BofA Merrill Lynch by the management of Max, including certain financial forecasts relating to Max prepared by the management of Max;

•	reviewed certain estimates as to the amount and timing of cost savings and related expenses anticipated by the management of Max to result from the amalgamation;

•	reviewed reports prepared by actuaries for Max and Harbor Point, respectively;

•

discussed the past and current business, operations, financial condition and prospects of Harbor Point with members of senior managements of Harbor Point and Max, and discussed the past and current business, operations, financial condition and prospects of Max with members of senior management of Max;

•

reviewed the potential pro forma financial impact of the amalgamation on the future financial performance of Max, including the potential effect on Max’s estimated fully diluted earnings per share and fully diluted book value per share;

•	participated in certain discussions and negotiations among representatives of Max and Harbor Point and their financial and legal advisors;

•

reviewed the trading history and valuation multiples for Max common shares and the valuation multiples implied by the amalgamation for Harbor Point common shares and a comparison of such valuation multiples with each other and with the trading histories and valuation multiples of other companies that BofA Merrill Lynch deemed relevant;

•	compared certain financial and operating information of Harbor Point and Max and stock market information of Max with similar information of other companies BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated March 2, 2010, of the amalgamation agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the managements of Max and Harbor Point that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the forecasts relating to Harbor Point, prepared by the management of Harbor Point, BofA Merrill Lynch was advised by Harbor Point, and has assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Harbor Point as to the future financial performance of Harbor Point. With respect to the forecasts relating to Max, prepared by the management of Max, and the cost savings anticipated by the management of Max, BofA Merrill Lynch assumed, at the direction of Max, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Max as to the future financial performance of Harbor Point and Max and the other matters covered thereby. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Harbor Point or Max, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Harbor Point or Max. BofA Merrill Lynch did not evaluate the solvency or fair value of Harbor Point or Max under any laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and did not make an independent evaluation of the adequacy of the reserves of Harbor Point or Max. In that regard, BofA Merrill Lynch made no analysis of, and expresses no opinion as to, the adequacy of the losses and loss adjustment expense reserves of Harbor Point or Max. BofA Merrill Lynch assumed, at the direction of Max, that the amalgamation will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the amalgamation, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Harbor Point, Max or the contemplated benefits of the amalgamation. BofA Merrill Lynch further assumed that the amalgamation will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 as amended, which we refer to as the “Code.” BofA Merrill Lynch also assumed that the final executed amalgamation agreement will not differ in any material respects to the last draft reviewed by BofA Merrill Lynch on March 2, 2010.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, March 3, 2010. Subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. In connection with the preparation of the opinion, BofA Merrill Lynch was neither authorized by Max or Max’s board of directors to solicit, nor did BofA Merrill Lynch solicit, third party indications of interest for Max. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the amalgamation (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the amalgamation. BofA Merrill Lynch’s opinion is limited to the fairness, from a financial point of view, to Max of the exchange ratio provided for in the amalgamation, and no opinion or view is expressed with respect to any consideration received in connection with the amalgamation by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the amalgamation, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view is expressed as to the relative merits of the amalgamation in comparison to other strategies or transactions that might be available to Max or in which Max might engage or as to the underlying business decision of Max to proceed with or effect the amalgamation.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of BofA Merrill Lynch’s businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Max, Harbor Point and certain of their respective affiliates.

Summary of BofA Merrill Lynch Presentation

At the March 3, 2010 meeting of Max’s board of directors, BofA Merrill Lynch made a presentation of financial analyses relating to the exchange ratio. The following is a summary of the material financial analyses contained in the presentation that BofA Merrill Lynch delivered to Max’s board of directors in connection with its March 3, 2010 opinion.

The fact that any specific analysis has been referred to in the summary below and in this joint proxy statement/prospectus is not meant to indicate that such analysis was given more weight than any other analysis by BofA Merrill Lynch. BofA Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The following summary is not a complete description of BofA Merrill Lynch’s presentation or all of the analyses performed and factors considered by BofA Merrill Lynch. Instead, it is a summary of the material financial analyses performed and factors considered by BofA Merrill Lynch. Similarly, the order of appearance of any analysis described below does not imply that such analysis was more important than or was assigned a greater relative weight by BofA Merrill Lynch than any other analysis.

With respect to the analysis of publicly traded companies summarized below, such analysis reflects selected companies, and not necessarily all companies that may be considered relevant in evaluating Max or the amalgamation. In addition, no company used as a comparison is either identical or directly comparable to Max or Harbor Point. This analysis involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

The estimates of future performance of Max and Harbor Point provided by each of Max’s and Harbor Point’s management respectively, in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond Max’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The exchange ratio was determined through negotiation between Max and Harbor Point, and the decision to enter into the amalgamation agreement was solely that of Max and Harbor Point. The financial analyses of BofA Merrill Lynch were only some of many factors considered by the board of directors of Max in its evaluation of the amalgamation and should not be viewed as determinative of the views of Max with respect to the amalgamation or the exchange ratio.

Except as otherwise noted, the following information, to the extent it is based on market data, is based on market data as it existed on or before March 1, 2010 and is not necessarily indicative of current market conditions. As directed by management of Max, all per share amounts for Harbor Point are based on basic and diluted shares outstanding as of December 31, 2009, including the net impact of Harbor Point’s options and warrants and the projected aggregate amount of stock based compensation expense as provided by management of Harbor Point.

Summary of Imputed Share Values and Exchange Ratios. BofA Merrill Lynch assessed the fairness of the exchange ratio by assessing the stand-alone value of each of Max and Harbor Point using several methodologies, including an analysis of comparable publicly traded companies using valuation multiples from selected publicly traded companies and a discounted cash flow analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied per share valuation ranges on a fully diluted basis, which gives effect to the impact of options and warrants. The implied per share valuation ranges were used to assess the exchange ratio implied by each methodology.

BofA Merrill Lynch noted that the exchange ratio would result in pro forma ownership of the combined company being approximately 47.8% for existing holders of Max common shares and approximately 52.2% for holders of Harbor Point common shares, in each case on a fully diluted basis, after giving effect to the net impact of options and warrants. In addition, BofA Merrill Lynch noted that the board of directors of the combined company would consist of equal numbers of Max and Harbor Point designees and that such relative ownership amounts and board composition are consistent with transactions styled as a merger of equals. Based on Max’s share price of $23.97 as of March 1, 2010 and after giving effect to the net impact of options and warrants, the diluted equity market value of Max was $1.4 billion and it implied a diluted equity market value of $1.5 billion for Harbor Point. The diluted equity market values represented a multiple of 0.79x Harbor Point’s December 31, 2009 fully diluted book value per share and 0.88x Max’s December 31, 2009 fully diluted book value per share. The diluted equity market values represented a multiple of 0.92x Harbor Point’s December 31, 2009 fully diluted tangible book value per share and 0.91x Max’s December 31, 2009 fully diluted tangible book value per share. The determination of fully diluted figures (including ownership) includes the net impact of options and warrants under the treasury stock method using values implied by the proposed exchange ratio in the amalgamation agreement. Tangible book value figures exclude the impact of goodwill and intangible assets.

The following table shows the ranges of implied valuation per fully diluted common share for each of Max and Harbor Point and the implied exchange ratio ranges derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Implied Max Valuation Per Common Share		Implied Harbor Point Valuation Per Common Share		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Discounted Cash Flow Analysis (based on each management’s projections)	$27.15	$32.85	$98.51	$118.25	3.00x	4.36x
Discounted Cash Flow Analysis (Max case)	$27.15	$32.85	$92.50	$111.56	2.82x	4.11x
Public Trading Companies Analysis (book value multiple)	$23.26	$28.73	$94.74	$117.04	3.30x	5.03x
Public Trading Companies Analysis (tangible book value multiple)	$23.86	$29.16	$86.63	$105.88	2.97x	4.44x
Public Trading Companies Analysis (earnings multiple—management estimates.)	$21.43	$28.58	$70.36	$93.82	2.46x	4.34x
Public Trading Companies Analysis (earnings multiple—analyst estimates)	$19.20	$25.60	N/A	N/A	2.75x	4.89x

Public Trading Companies Analysis. BofA Merrill Lynch reviewed and analyzed certain publicly available financial information and market trading data of selected publicly traded reinsurance and insurance companies and compared such information to Max and Harbor Point. BofA Merrill Lynch reviewed the following companies:

•	Allied World Assurance Company Holdings, Ltd;

•	Arch Capital Group Ltd.;

•	Aspen Insurance Holdings Limited;

•	Axis Capital Holdings Limited;

•	Endurance Specialty Holdings Ltd.;

•	Everest Re Group, Ltd.;

•	Flagstone Reinsurance Holdings Limited;

•	Montpelier Re Holdings Ltd.;

•	PartnerRe Ltd.;

•	Platinum Underwriters Holdings, Ltd.;

•	RenaissanceRe Holdings Ltd.;

•	Transatlantic Holdings, Inc.; and

•	Validus Holdings, Ltd.

Although none of the selected companies are either identical or directly comparable to Max or Harbor Point, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to operations of Max and Harbor Point. BofA Merrill Lynch selected the comparable companies on the basis that each was a publicly traded company, with operations in the insurance and reinsurance industries, with an emphasis on the property and casualty sector, which is similar to the operations of Max and Harbor Point. A complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of Max’s and Harbor Point’s shares.

A summary of the book value per share and earnings per share multiples including the implied expected return on equity for 2010 for each of the selected publicly traded companies is as follows:

	Price /12/31/09 Book Value Per Share (1)	Price /12/31/09 Tangible Book Value Per Share (1)	Price / 2010E Operating EPS	2010E Return on Equity
Allied World Assurance Company Holdings, Ltd	0.72x	0.80x	5.8x	12.6%
Arch Capital Group Ltd.	1.03x	1.03x	8.3x	12.3%
Aspen Insurance Holdings Limited	0.81x	0.81x	7.7x	10.2%
Axis Capital Holdings Limited	0.83x	0.85x	6.8x	13.1%
Endurance Specialty Holdings Ltd.	0.81x	0.87x	7.0x	12.1%
Everest Re Group, Ltd.	0.83x	0.83x	7.7x	10.3%
Flagstone Reinsurance Holdings Limited	0.78x	0.82x	6.0x	12.6%
Montpelier Re Holdings Ltd.	0.81x	0.81x	7.5x	10.4%
PartnerRe Ltd.	0.92x	1.02x	7.9x	11.3%
Platinum Underwriters Holdings, Ltd.	0.82x	0.82x	7.0x	11.5%
RenaissanceRe Holdings Ltd.	1.08x	1.12x	7.3x	14.0%
Transatlantic Holdings, Inc.	0.83x	0.83x	7.5x	10.6%
Validus Holdings, Ltd.	0.89x	0.92x	6.2x	14.2%
Mean	0.86x	0.89x	7.1x	11.9%

Source: Company filings and FactSet. Earnings estimates based on Reuters mean consensus estimates as of March 1, 2010. Market data as of March 1, 2010.

(1)	Based on primary book value per share, which excludes the dilutive impact of options, warrants and restricted stock.

Mathematical analysis, such as determining the average, is not in itself a meaningful method of using comparable company data. BofA Merrill Lynch performed this analysis to understand the range of book value multiples and estimated earnings multiples of these comparable publicly traded companies based upon market prices. In addition, BofA Merrill Lynch reviewed certain operating data for these companies, such as combined ratios, return on equity and growth in book value per share to assess the relative valuation of these companies. The projections and estimates for the selected publicly traded companies used by BofA Merrill Lynch in its analysis were based on research analysts estimates. The projections and estimates for Max were based both on estimates of research analysts and estimates provided to BofA Merrill Lynch by Max’s management. The projections and estimates for Harbor Point were based on estimates provided to BofA Merrill Lynch by Harbor Point’s management, and as adjusted by Max’s management in certain cases. BofA Merrill Lynch reviewed financial information for these selected publicly traded companies and calculated financial ratios based on the most recent publicly available information.

Based in part on the multiples described above, BofA Merrill Lynch derived illustrative implied valuations per fully diluted share of Max and Harbor Point, which gives effect to the impact of options and warrants, and the implied exchange ratio ranges. For Max, BofA Merrill Lynch applied book value multiples ranging from 0.85x to 1.05x Max’s December 31, 2009 fully diluted book value per share, applied tangible book value multiples ranging from 0.90x to 1.10x Max’s December 31, 2009 fully diluted tangible book value per share and applied earnings multiples of 6.0x to 8.0x Max’s estimated 2010 earnings per share based on Max’s management estimates and estimated 2010 earnings per share based on research analyst estimates. For Harbor Point, BofA Merrill Lynch applied book value multiples ranging from 0.85x to 1.05x Harbor Point’s December 31, 2009 fully diluted book value per share, applied tangible book value multiples ranging from 0.90x to 1.10x Harbor Point’s December 31, 2009 fully diluted tangible book value per share and applied earnings multiples of 6.0x to 8.0x Harbor Point’s estimated 2010 earnings per share based on Harbor Point’s 2010 management estimates. BofA Merrill Lynch utilized these selected multiples after considering the current market conditions, current and historical trading multiples and the size and diversification of the selected publicly traded companies, among other things. The resulting implied exchange ratio range was 3.30x to 5.03x based on the book value multiple methodology, 2.97x to 4.44x based on the tangible book value multiple methodology, 2.46x to 4.34x based on the earnings multiple methodology using management’s 2010 estimates for each of Max and Harbor Point and 2.75x to 4.89x based on the earnings multiple methodology using research analyst 2010 estimates for Max and Harbor Point management 2010 estimates for Harbor Point.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed discounted cash flow analyses of Max and Harbor Point, based on (1) projections provided by Max’s and Harbor Point’s management and (2) Harbor Point’s management projections, adjusted for certain changes made by Max’s management to the assumptions provided by Harbor Point’s management. These changes included a decrease in the assumed investment yield and an increase in the assumed combined ratio. Max advised BofA Merrill Lynch that Harbor Point had not reviewed or approved the adjustments that management of Max made to Harbor Point’s management projections and that Max, and not Harbor Point, was solely responsible for the adjustments that Max made to Harbor Point’s management projections. This analysis was performed in order to evaluate the fully diluted equity value per share, based on what could be achieved by each of Max and Harbor Point as stand-alone entities. BofA Merrill Lynch calculated the fully diluted equity values per share for Max and Harbor Point as the sum of (1) the present values of the estimated future free cash flows per fully diluted share for each of Max and Harbor Point for the years 2010 through 2014 using discount rates ranging from 10% to 12%, which included consideration of risks inherent in the reinsurance and insurance industry, specific risks associated with the continuing operations of each of Max and Harbor Point on a stand-alone basis and other considerations and (2) the present values of the illustrative terminal values per fully diluted share using estimated 2014 shareholders’ equity based on terminal book value multiples ranging from 0.85x to 1.05x. The “terminal value” represents the value of all estimated future cash flows subsequent to the projection period. BofA Merrill Lynch selected these terminal book value multiples based upon the current and historical trading values of Max and selected publicly traded reinsurance companies. The per share amounts were based on the total outstanding diluted shares, which includes the impact of restricted stock, stock options and warrants. The resulting implied exchange ratio range was (1) 3.00x to 4.36x based on projections provided by Max’s and Harbor Point’s management and (2) 2.82x to 4.11x based on projections provided by Max’s management and Harbor Point projections provided by Max’s management, as adjusted for certain changes made by Max’s management to the assumptions provided by Harbor Point’s management.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied exchange ratio range derived from the discounted cash flow analysis is not necessarily indicative of Max’s present or future value or results.

The summary set forth above describes the material analyses performed by BofA Merrill Lynch but does not purport to be a complete description of the analyses performed by BofA Merrill Lynch. Accordingly, BofA Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by BofA Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process undertaken by BofA Merrill Lynch in preparing its presentation. BofA Merrill Lynch did not assign relative weights to any of its analyses. The matters considered by BofA Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Max’s, Harbor Point’s and BofA Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Max or Harbor Point.

Max selected BofA Merrill Lynch as its financial advisor because of BofA Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the amalgamation and because BofA Merrill Lynch is familiar with Max and its business. As part of BofA Merrill Lynch’s investment banking business, BofA Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated March 3, 2010, between Max and BofA Merrill Lynch, effective as of August 2009, Max agreed to pay BofA Merrill Lynch a fee equal to $1.0 million upon Max’s entry into the amalgamation agreement and an additional fee of $9.0 million, if the amalgamation is consummated. In addition, if, during the term of BofA Merrill Lynch’s engagement or within nine months thereafter, Max enters into an agreement relating to certain business combinations (including the amalgamation agreement) that results in Max receiving a fee upon termination, including the profit on any stock acquired or stock option granted to Max or any of its affiliates, BofA Merrill Lynch will be entitled to a portion of the fee or payment Max receives. Additionally, Max has agreed to reimburse BofA Merrill Lynch and related persons for expenses, including reasonable fees and disbursements of legal counsel, and indemnify BofA Merrill Lynch for liabilities related to or arising out of its engagement, including liabilities under the federal securities laws. Max’s board of directors was aware of the contingent nature of BofA Merrill Lynch’s fees for providing its financial advisory services.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking, financial advisory and other financial services to Max and have received or in the future may receive compensation for the rendering of these services. In the ordinary course of BofA Merrill Lynch’s businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Max, Harbor Point and certain of their respective affiliates. BofA

Merrill Lynch’s affiliates provide commercial banking services to Max and Harbor Point, including acting as lender under certain credit facilities to each of Max and Harbor Point. One of BofA Merrill Lynch’s affiliates beneficially owns approximately 4% of the fully-diluted Harbor Point common shares, and an employee of such affiliate is a non-voting observer to the board of directors of Harbor Point.

Opinion of Deutsche Bank Securities Inc., Financial Advisor to Max

Max also engaged Deutsche Bank pursuant to a letter agreement dated March 1, 2010, to act as an additional financial advisor to Max in connection with the amalgamation. At the March 3, 2010 meeting of the Max board of directors, Deutsche Bank rendered an oral opinion, subsequently confirmed in writing as of the same date, to the Max board of directors to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to Max.

The full text of the written opinion of Deutsche Bank, dated March 3, 2010, which sets forth, among other things, the assumptions made, matters considered, and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Max shareholders are urged to read Deutsche Bank’s opinion carefully and in its entirety. Deutsche Bank was not requested to, and it did not, participate in the negotiation or structuring of the amalgamation or solicit third party indications of interest in any alternative transaction involving Max. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Max to engage in the amalgamation or the relative merits of the amalgamation as compared to any alternative business strategies, nor did Deutsche Bank express an opinion as to how any holder of Max common shares should vote with respect to the amalgamation.

In connection with Deutsche Bank’s role as financial advisor to Max, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Max and Harbor Point, including certain statutory statements filed by the insurance subsidiaries of both Max and Harbor Point. Deutsche Bank also reviewed certain internal analyses, financial forecasts and other information relating to Max and the combined company prepared by management of Max and certain internal analyses, financial forecasts and other information relating to Harbor Point prepared by management of Harbor Point. Deutsche Bank also reviewed financial forecasts relating to Harbor Point as adjusted for certain changes made by Max’s management to the assumptions provided by Harbor Point’s management, which is referred to as the “Harbor Point sensitivity case.” Deutsche Bank also reviewed certain reports prepared by actuaries for Max and Harbor Point, respectively. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Max regarding the businesses and prospects of Max, Harbor Point and the combined company, including certain cost savings and operating synergies jointly projected by the managements of Max and Harbor Point to result from the amalgamation. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Max common shares;

•

compared certain financial and stock market information for Max and certain financial information for Harbor Point with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed the amalgamation agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Max or Harbor Point, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of the Max board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of Max or Harbor Point or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Max, Harbor Point or the combined company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits jointly projected by Max and Harbor Point to be achieved as a result of the amalgamation, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the permission of the Max board of directors, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Max and Harbor Point, as applicable, as to the matters covered thereby. In addition, Max advised Deutsche Bank that Harbor Point had not reviewed or approved the Harbor Point sensitivity case prepared by the management of Max with respect to Harbor Point’s management projections and that Max, and not Harbor Point, was solely responsible for the Harbor Point sensitivity case. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the permission of the board of directors of Max, that, in all respects material to its analysis, the amalgamation would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the amalgamation would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions, terms or conditions would be imposed. Deutsche Bank is not a legal, regulatory, tax, accounting or actuarial expert and Deutsche Bank relied on the assessments made by Max and its advisors with respect to such issues. In particular, Deutsche Bank assumed for purposes of its opinion, with the permission of the board of directors of Max, that Max will be the acquirer in the amalgamation for accounting purposes. Deutsche Bank was not requested to, and it did not, make any actuarial determinations or evaluations or attempt to evaluate actuarial assumptions. Deutsche Bank relied on Max’s actuaries with respect to reserve adequacy and made no analysis of, and expressed no view with respect to, the adequacy of Max’s and Harbor Point’s loss and loss adjustment expense reserves.

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the board of directors of Max in connection with its evaluation of the amalgamation. The Deutsche Bank opinion was limited to the fairness, from a financial point of view, of the exchange ratio to Max. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the amalgamation, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Max, nor did it address the fairness of the contemplated benefits of the amalgamation. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the amalgamation, or any class of such persons, relative to the exchange ratio. The Deutsche Bank opinion did not in any manner address the prices at which the Max common shares or any other securities would trade following the announcement or consummation of the amalgamation.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Max board of directors on March 3, 2010 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 1, 2010, and is not necessarily indicative of current market conditions. As directed by management of Max, all per share amounts for Harbor Point were based upon basic and diluted shares outstanding as of December 31, 2009, including the net impact of Harbor Point’s options and warrants and the projected aggregate amount of stock based compensation expense as provided by management of Harbor Point.

Contribution Analysis

Based upon the exchange ratio of 3.7769 Max common shares per Harbor Point common share to be effected in the amalgamation and the closing price of $23.97 per Max common share on March 1, 2010, Deutsche Bank calculated that the pro forma fully diluted ownership of Max and Harbor Point shareholders in the combined company was approximately 48% and 52%, respectively. Deutsche Bank then compared such pro forma fully diluted ownership percentages of Max and Harbor Point shareholders to Max’s and Harbor Point’s respective relative contributions to the combined company based upon shareholders’ equity, shareholders’ tangible equity and total capital for each company on a stand-alone basis as of December 31, 2009, as well as each company’s relative contribution to estimated operating income for 2010 and 2011 based upon estimates prepared by the management of Max and Harbor Point for their respective companies, consensus estimates for Max provided by Thomson Financial and sensitivities to the Harbor Point estimates prepared by management of Max. The results of these calculations are summarized as follows:

	Relative Contribution
	Max	Harbor Point
Financial Metrics as of 12/31/09
Shareholders’ equity	45%	55%
Shareholders’ tangible equity	48%	52%
Total capital	44%	56%

2010 Estimated Operating Income
Max management estimates/Harbor Point estimates	50%	50%
Max management estimates/Harbor Point sensitivity case	52%	48%
Max analyst consensus estimates/Harbor Point estimates	49%	51%
Max analyst consensus estimates/Harbor Point sensitivity case	51%	49%

2011 Estimated Operating Income
Max management estimates/Harbor Point estimates	50%	50%
Max management estimates/Harbor Point sensitivity case	55%	45%
Max analyst consensus estimates/Harbor Point estimates	48%	52%
Max analyst consensus estimates/Harbor Point sensitivity case	53%	47%

In addition to noting the relative pro forma ownership percentages for holders of Max common shares and Harbor Point common shares described above, Deutsche Bank noted that the board of directors of the combined company would consist of equal numbers of Max and Harbor Point designees and that such relative ownership amounts and board composition are consistent with transactions styled as a merger of equals.

Implied Exchange Ratio Analysis

Deutsche Bank assessed the fairness of the exchange ratio by deriving values for each of Max and Harbor Point using several valuation methodologies, including an analysis of comparable companies using valuation multiples from selected publicly-traded companies, and dividend discount analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied per share valuation ranges on a fully-diluted common share basis. The implied per share valuation ranges were used to assess the exchange ratio implied by each methodology.

The following table outlines the ranges of approximate implied values per Max common share and Harbor Point common share and the implied exchange ratios derived using each of these methodologies. With respect to any given range of exchange ratios, the low exchange ratio represents the ratio of the lowest Harbor Point value per share and the highest Max value per share, and the high exchange ratio represents the ratio of the highest Harbor Point value per share and the lowest Max value per share. The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Approximate Implied Value Per Share		Implied Exchange Ratio
	Max	Harbor Point
Price/Book Value Per Share
12/31/09 Book value per share	$23 - $27	$98 - $115	3.57x – 4.94x
12/31/09 Tangible book value per share	$23 - $27	$84 - $ 99	3.18x – 4.41x

Price/2010 Estimated Earnings
Max management estimates/Harbor Point estimates	$21 - $28	$73 - $ 95	2.64x – 4.57x
Max management estimates/Harbor Point sensitivity case	$21 - $28	$68 - $ 90	2.47x – 4.31x
Max analyst consensus estimates/Harbor Point estimates	$20 - $26	$73 - $ 95	2.75x – 4.76x
Max analyst consensus estimates/Harbor Point sensitivity case	$20 - $26	$68 - $ 90	2.57x – 4.49x

Price/2011 Estimated Earnings
Max management estimates/Harbor Point estimates	$23 - $30	$79 - $103	2.64x – 4.53x
Max management estimates/Harbor Point sensitivity case	$23 - $30	$65 - $ 87	2.17x – 3.81x
Max analyst consensus estimates/Harbor Point estimates	$21 - $28	$79 - $103	2.87x – 4.93x
Max analyst consensus estimates/Harbor Point sensitivity case	$21 - $28	$65 - $ 87	2.36x – 4.14x

Dividend Discount Analysis (Price/Book Value)
Max management estimates/Harbor Point estimates	$27 - $34	$99 - $122	2.94x – 4.51x
Max management estimates/Harbor Point sensitivity case	$27 - $34	$93 - $115	2.76x – 4.26x

Dividend Discount Analysis (Price/Earnings)
Max management estimates/Harbor Point estimates	$27 - $34	$98 - $123	2.89x – 4.52x
Max management estimates/Harbor Point sensitivity case	$27 - $34	$84 - $104	2.47x – 3.83x

Comparable Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Max and certain financial information for Harbor Point to corresponding financial information and measurements for the following selected companies.

•	Allied World Assurance Company Holdings, Ltd

•	Arch Capital Group Ltd.

•	Aspen Insurance Holdings Limited

•	Axis Capital Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	Everest Re Group, Ltd.

•	Flagstone Reinsurance Holdings Limited

•	Montpelier Re Holdings Ltd.

•	PartnerRe Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	RenaissanceRe Holdings Ltd.

•	Transatlantic Holdings, Inc.

•	Validus Holdings, Ltd.

Although none of the selected companies is either identical or directly comparable to Max or Harbor Point, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Max and Harbor Point. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

With respect to each of the selected companies and Max, Deutsche Bank calculated the following trading multiples:

•	the multiple of price to book value per share, which we refer to as “P/B”;

•	the multiple of price to tangible book value per share, which we refer to as “P/B Tangible”; and

•	the multiple of price to estimated earnings per share, which we refer to as “P/E,” for 2010 and 2011.

The trading multiples of Max and the selected companies were calculated using the closing prices of the Max common shares and the common shares of the selected companies on March 1, 2010 and were based upon the most recent publicly available information and analysts’ consensus earnings estimates for 2010 and 2011 provided by Thomson Financial. The results of these analyses are summarized as follows:

	P/B	P/B Tangible	2010E P/E	2011E P/E
Max	0.86x	0.88x	7.4x	6.9x
Selected Companies
Allied World Assurance Company Holdings, Ltd	0.72x	0.80x	6.1x	6.4x
Arch Capital Group Ltd.	1.03x	1.03x	8.3x	8.2x
Aspen Insurance Holdings Limited	0.81x	0.81x	7.5x	7.4x
Axis Capital Holdings Limited	0.83x	0.85x	6.8x	6.8x
Endurance Specialty Holdings Ltd.	0.81x	0.87x	6.9x	7.0x
Everest Re Group, Ltd.	0.83x	0.83x	7.2x	6.9x
Flagstone Reinsurance Holdings Limited	0.78x	0.82x	6.1x	5.4x
Montpelier Re Holdings Ltd.	0.81x	0.81x	7.4x	7.2x
PartnerRe Ltd.	0.92x	1.02x	7.9x	7.9x
Platinum Underwriters Holdings, Ltd.	0.82x	0.82x	7.0x	6.9x
RenaissanceRe Holdings Ltd.	1.08x	1.11x	7.0x	6.7x
Transatlantic Holdings, Inc.	0.83x	0.83x	7.5x	7.4x
Validus Holdings, Ltd.	0.89x	0.92x	6.2x	5.8x

Based in part on the trading multiples described above, Deutsche Bank selected certain reference ranges of multiples and calculated corresponding ranges of implied equity values per Max common share and Harbor Point common share as follows:

•

Deutsche Bank applied multiples of price to book value per share ranging from 0.85x to 1.00x to each of the book value per share and the tangible book value per share of Max and Harbor Point, respectively, as of December 31, 2009; and

•

Deutsche Bank applied multiples of price to estimated earnings ranging from 6.0x to 8.0x to the estimated earnings of Max and Harbor Point for 2010 and 2011 based on the Max estimates, the Max consensus estimates, the Harbor Point estimates and the Harbor Point sensitivity case, respectively.

The ranges of approximate implied equity values per Max common share and Harbor Point common share resulting from the foregoing calculations, which are the same as the ranges of implied equity values per share used in the Implied Exchange Ratio Analysis discussed above, are presented in the following table:

Approximate Implied Value Per Share
	Max	Harbor Point
Price/Book Value Per Share
12/31/09 Book value per share	$23 - $27	$98 - $115
12/31/09 Tangible book value per share	$23 - $27	$84 - $ 99

	Max Management Estimates	Max Analysts’ Consensus Estimates	Harbor Point Management Estimates	Harbor Point Sensitivity Case
Price/2010 Estimated Earnings	$21 - $28	$20 - $26	$73 - $ 95	$68 - $90
Price/2011 Estimated Earnings	$23 - $30	$21 - $28	$79 - $103	$65 - $87

Dividend Discount Analysis—Max

Based on the Max estimates, Deutsche Bank performed a dividend discount analysis to determine a range of implied present values per Max common share, assuming Max continued to operate as a standalone company. The values were determined by adding the present value of the estimated free cash flow per share for the years 2010 through 2014 and the present value of the estimated terminal value per Max common share as of the end of 2014. Deutsche Bank calculated a range of present equity values for Max as the sum of (1) the present value of the estimated cash flow per share for the years 2010 through 2014 using discount rates ranging from 10% to 12%, which were chosen by Deutsche Bank based upon an analysis of the cost of equity of Max, and (2) the present value of illustrative terminal value per share derived by applying a range of price to book value multiples and price to earnings multiples to Max’s estimated shareholders’ equity and net income and applying discount rates ranging from 10% to 12% to such terminal values. For the terminal value based on price to book value multiples, Deutsche Bank applied multiples ranging from 0.85x to 1.10x to Max’s estimated shareholders’ equity for 2014. Based on the above analysis, Deutsche Bank determined a range of present values per Max common share of approximately $27 to $34. For the terminal value based on price to earnings multiples, Deutsche Bank applied multiples ranging from 6.0x to 8.0x to Max’s estimated net income for 2015, which was calculated using estimated net income for 2014 and an extrapolation of management assumptions for 2013 and 2014 related to premium growth and combined ratios. Based on the above analysis, Deutsche Bank determined a range of present values per Max common share of approximately $27 to $34. Deutsche Bank selected the terminal value multiples used in this analysis based upon the current and historical trading values and multiples of Max and the selected companies discussed in the Comparable Companies Analysis above.

Dividend Discount Analysis—Harbor Point

Based on the Harbor Point estimates and the Harbor Point sensitivity case, Deutsche Bank performed a dividend discount analysis to determine a range of implied present values per Harbor Point common share, assuming Harbor Point continued to operate as a standalone company. The values were determined by adding the present value of the estimated free cash flow per share for the years 2010 through 2014 and the present value of the estimated terminal value per Harbor Point common share as of the end of 2014. Deutsche Bank calculated a range of present equity values for Harbor Point as the sum of (1) the present value of the estimated cash flow per share for the years 2010 through 2014 using discount rates ranging from 10% to 12%, which were chosen by Deutsche Bank based upon an analysis of the cost of equity of Harbor Point, and (2) the present value of illustrative terminal value per share derived by applying a range of price to book value multiples and price to earnings multiples to Harbor Point’s estimated shareholders’ equity and net income and applying discount rates ranging from 10% to 12% to such terminal values. For the terminal value based on price to book value multiples, Deutsche Bank applied multiples ranging from 0.85x to 1.10x to Harbor Point’s estimated shareholders’ equity for 2014. Based on the above analysis, Deutsche Bank determined a range of present values per Harbor Point common share of approximately $99 to $122 based on the Harbor Point estimates, and of approximately $93 to $115 based on the Harbor Point sensitivity case. For the terminal value based on price to earnings multiples, Deutsche Bank applied multiples ranging from 6.0x to 8.0x to Harbor Point’s estimated net income for 2015, which was calculated using estimated net income for 2014 and an extrapolation of management assumptions for 2013 and 2014 related to premium growth and combined ratios. Based on the above analysis, Deutsche Bank determined a range of present values per Harbor Point common share of approximately $98 to $123 based on the Harbor Point estimates, and of approximately $84 to $104 based on the Harbor Point sensitivity case. Deutsche Bank selected the terminal value multiples used in this analysis based upon the current and historical trading values and multiples of the selected companies discussed in the Comparable Companies Analysis above.

The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Max board of directors as to the fairness to Max of the exchange ratio described above as of the date of its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by the management of Max with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Harbor Point or Max. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Harbor Point, Max or their respective advisors, none of Harbor Point, Max, Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the amalgamation, including the exchange ratio, were determined through arm’s-length negotiations between Max and Harbor Point and were approved by the Max board of directors. Deutsche Bank did not recommend any exchange ratio to Max or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the amalgamation. The decision to enter into the amalgamation was solely that of the Max board of directors. As described above, the opinion and presentation of Deutsche Bank to the Max board of directors were only one of a number of factors taken into consideration by the Max board of directors in making its determination to approve the amalgamation agreement and the transactions contemplated by it, including the amalgamation.

Max selected Deutsche Bank as one of its financial advisors in connection with the amalgamation based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to the engagement letter dated March 1, 2010 between Max and Deutsche Bank, Max agreed to pay Deutsche Bank a fee equal to $700,000 payable upon the delivery of its opinion (or upon Deutsche Bank advising Max that it was unable to render an opinion). Max has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the amalgamation or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Max has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. federal securities laws arising out of its engagement or the amalgamation.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, we refer to as the “DB Group.” The DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Max during the two years preceding the date of the Deutsche Bank opinion. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Harbor Point or its affiliates for which it has received compensation, including having acted as joint lead arranger with respect to 5-year letter of credit facility for Harbor Point (aggregate commitment $85,000,000) in May 2007. In addition, Steven M. Skala, Vice Chairman, Australia and New Zealand, of Deutsche Bank, AG and a non-executive director of Deutsche Australia Limited and Wilson HTM Investment Group Limited, approximately 20% of which is owned by a member of the DB Group, and James H. MacNaughton, a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council, are directors of Max. The DB Group may also provide investment and commercial banking services to Max, Harbor Point or their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Max for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point

Harbor Point engaged Willis Capital Markets & Advisory to act as its financial advisor in connection with a possible amalgamation or similar transaction with Max. At the meeting of Harbor Point’s board of directors on March 3, 2010, Willis Capital Markets & Advisory rendered its oral opinion (which was subsequently confirmed in writing) to Harbor Point’s board of directors that, as of such date and based upon and subject to the factors, qualifications, limitations and assumptions stated in the opinion, the exchange ratio of 3.7769 Max common shares for each Harbor Point common share was fair, from a financial point of view, to the holders of Harbor Point common shares (other than Max and its affiliates).

The full text of Willis Capital Markets & Advisory’s written opinion, dated March 3, 2010, is attached as Annex D to this joint proxy statement/prospectus, which is incorporated by reference in its entirety herein. Willis Capital Markets & Advisory’s written opinion sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Willis Capital Markets & Advisory’s opinion and the methodology that Willis Capital Markets & Advisory used to render its opinion.

Willis Capital Markets & Advisory’s opinion does not constitute a recommendation to any shareholder of Harbor Point as to how such shareholder should act or vote in connection with the amalgamation or any other matter.

Willis Capital Markets & Advisory’s opinion, the issuance of which was approved by Willis Capital Markets & Advisory’s fairness opinion committee, is addressed to the board of directors of Harbor Point and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Harbor Point common shares (other than Max and its affiliates) in the proposed amalgamation.

The terms of the proposed amalgamation were determined through arm’s-length negotiations between Max and Harbor Point and were unanimously approved by the board of directors of Harbor Point. Willis Capital Markets & Advisory’s opinion and financial analyses were only one of the many factors considered by the board of directors of Harbor Point in its evaluation of the proposed amalgamation.

Willis Capital Markets & Advisory was not requested to address, and its opinion does not in any manner address, Harbor Point’s underlying business decision to engage in the amalgamation or the relative merits of the proposed amalgamation as compared to alternative business or financial strategies that might be available to Harbor Point. Willis Capital Markets & Advisory did not recommend any specific form or amount of consideration to Harbor Point or that any specific form or amount of consideration constituted the only appropriate consideration for the proposed transaction.

Willis Capital Markets & Advisory was not requested to address, and its opinion does not in any manner address, what the actual value of Max common shares will be when issued in connection with the amalgamation or the price at which Max common shares will trade at any time. Willis Capital Markets & Advisory’s opinion also does not address the fairness of the amount or nature of any compensation to any officers, directors or employees of Harbor Point or any class of such persons relative to the consideration to be received by the holders of Harbor Point common shares in the amalgamation. No limitations were imposed by Harbor Point’s board of directors upon Willis Capital Markets & Advisory with respect to the investigations made or procedures followed by it in rendering its opinion.

In connection with rendering its opinion, Willis Capital Markets & Advisory reviewed, among other things:

•	a draft of the amalgamation agreement dated March 3, 2010;

•	certain publicly available financial statements and other information of Max and Harbor Point;

•

certain non-public financial and operating information relating to Harbor Point furnished to Willis Capital Markets & Advisory by the management of Harbor Point, including certain financial projections relating to Harbor Point that were prepared by management of Harbor Point;

•

certain non-public financial and operating information relating to Max furnished to Willis Capital Markets & Advisory by the management of Max and reviewed and approved for use in connection with Willis Capital Markets & Advisory’s opinion by the management of Harbor Point, including certain financial projections relating to Max that were prepared by the management of Max;

•	a comparison of the trading histories of the Max common shares to those of other companies that Willis Capital Markets & Advisory deemed relevant;

•	a comparison of the historical financial results and present financial conditions of Max and Harbor Point to those of other companies that Willis Capital Markets & Advisory deemed relevant;

•	a comparison of the financial terms of the proposed amalgamation to the financial terms of certain publicly available transactions that Willis Capital Markets & Advisory deemed to be relevant;

•

the pro forma impact of the amalgamation prepared by the managements of Max and Harbor Point, including cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses which we refer to as the “expected synergies”; and

•	certain research analyst estimates of the future financial performance of Max that Willis Capital Markets & Advisory deemed to be relevant.

In addition, Willis Capital Markets & Advisory had discussions regarding certain aspects of the amalgamation (including the strategic rationale for the amalgamation and the expected synergies), as well as past and current operations, the financial projections, the current financial condition and prospects of Max and Harbor Point, with certain members of senior management of Max and Harbor Point, respectively, and performed such other analyses and examinations and considered such other factors as Willis Capital Markets & Advisory deemed appropriate.

In rendering its opinion, Willis Capital Markets & Advisory assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with Willis Capital Markets & Advisory. With respect to information prepared by or on behalf of Harbor Point, Willis Capital Markets & Advisory relied upon the assurances of management of Harbor Point that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to information prepared by or on behalf of Max, Willis Capital Markets & Advisory relied upon the assurances of management of Max that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial projections and financial analyses of Harbor Point, Willis Capital Markets & Advisory assumed, upon the advice of Harbor Point, that such projections and analyses have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Harbor Point and that Harbor Point will perform in accordance with such projections. With respect to the financial projections and financial analyses of Max, Willis Capital Markets & Advisory assumed that such projections and analyses have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Max and that Max will perform in accordance with such projections. Willis Capital Markets & Advisory expressed no view as to any such financial projections or financial analyses or the assumptions on which they are based. Furthermore, upon the advice of Harbor Point, Willis Capital Markets & Advisory assumed that the amounts and timing of the expected synergies are reasonable and that the expected synergies will be realized in accordance with such estimates.

In arriving at its opinion, Willis Capital Markets & Advisory also assumed, without independent verification, that the representations and warranties of each party contained in the amalgamation agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the amalgamation agreement and that all conditions to the consummation of the amalgamation will be satisfied without waiver or modification thereof in each case, material to Willis Capital Markets & Advisory’s analysis. Willis Capital Markets & Advisory further assumed, without independent verification, that, except as would not be material to Willis Capital Markets & Advisory’s analysis, all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the amalgamation will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Harbor Point or the consummation of the amalgamation. Willis Capital Markets & Advisory also assumed, without independent verification, that the amalgamation will be treated as a tax-free reorganization for federal income tax purposes.

Willis Capital Markets & Advisory did not conduct a physical inspection of the properties and facilities of Harbor Point or Max and did not make, or assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Harbor Point or Max or any of their respective subsidiaries, nor was Willis Capital Markets & Advisory furnished with any such appraisals, nor did Willis Capital Markets & Advisory evaluate the solvency or fair value of Harbor Point, Max or any of their respective subsidiaries under any laws relating to bankruptcy, insolvency or similar matters. Willis Capital Markets & Advisory noted in its opinion that it is not any actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, and Willis Capital Markets & Advisory made no analysis of, and expressed no opinion as to, the adequacy of the reserves of Max and Harbor Point. Willis Capital Markets & Advisory is not a legal, regulatory, accounting or tax expert and Willis Capital Markets & Advisory assumed the accuracy and completeness of assessments by Harbor Point and its advisors with respect to legal, regulatory, accounting and tax matters.

Willis Capital Markets & Advisory’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Willis Capital Markets & Advisory as of, the date of Willis Capital Markets & Advisory’s opinion. Subsequent developments may affect Willis Capital Markets & Advisory’s opinion, and Willis Capital Markets & Advisory does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses utilized by Willis Capital Markets & Advisory in connection with providing its opinion to Harbor Point’s board of directors and does not purport to be a complete description of the analysis underlying Willis Capital Markets & Advisory’s opinion. Certain analyses summarized below include information presented in tabular format. In order to understand fully the methodologies used by Willis Capital Markets & Advisory and the results of its analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Willis Capital Markets & Advisory’s analysis.

In connection with the following analyses, numerous assumptions were made with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the parties to the proposed amalgamation. Willis Capital Markets & Advisory does not assume responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Willis Capital Markets & Advisory did not ascribe a specific range of values to the Harbor Point common shares, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio in the proposed amalgamation to the holders of Harbor Point common shares on the basis of the various analyses described below. In arriving at its opinion, Willis Capital Markets & Advisory did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the amalgamation. Accordingly, Willis Capital Markets & Advisory’s analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Willis Capital Markets & Advisory’s opinion.

Summary of Analyses

Willis Capital Markets & Advisory assessed the fairness of the exchange ratio by assessing the value of each of Max and Harbor Point using several methodologies, including an analysis of selected comparable publicly traded companies, a discounted cash flow analysis and an analysis of selected comparable precedent transactions, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied per share valuation ranges per fully diluted share. The implied per share valuation ranges were used to assess the exchange ratio implied by each methodology. The implied per share valuation ranges derived using the various valuation methodologies discussed above, supported the view that, as of March 3, 2010, the exchange ratio of 3.7769 Max common shares for each Harbor Point common share was fair, from a financial point of view, to the holders of Harbor Point common shares (other than Max and its affiliates).

The following table shows the ranges of implied value per fully diluted common share of each of Max and Harbor Point and the implied exchange ratio ranges derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Implied Harbor Point Valuation Per Fully Diluted Share ($US)		Implied Max Valuation Per Fully Diluted Share ($US)		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Publicly Traded Companies Analysis	$84	$95	$22	$25	3.3600x	4.3182x
(12/31/09 Book Value Multiple)

Publicly Traded Companies Analysis	82	92	23	25	3.2800x	4.0000x
(12/31/09 Tangible Book Value Multiple)

Publicly Traded Companies Analysis	56	66	20	24	2.3333x	3.3000x
(2009 Earnings Multiple)

Publicly Traded Companies Analysis	77	88	23	27	2.8519x	3.8261x
(2010E Earnings Multiple—Management)

Publicly Traded Companies Analysis	N/A	N/A	21	24	3.2083x	4.1905x
(2010E Earnings Multiple—Consensus Research Analyst Estimates)

Discounted Cash Flow Analysis	88	102	25	29	3.0345x	4.0800x
(Management Projections)

Discounted Cash Flow Analysis	N/A	N/A	24	28	3.1429x	4.2500x
(Consensus Research Analyst Estimates)

Precedent Transactions Analysis	91	102	24	26	3.5000x	4.2500x

Selected Comparable Publicly Traded Companies Analysis

Willis Capital Markets & Advisory reviewed and analyzed certain publicly available financial and operating information and market trading data of selected publicly traded reinsurance and insurance companies and compared such information to Max and Harbor Point. Willis Capital Markets & Advisory reviewed the following companies:

Large-Cap Comparables

•	Arch Capital Group Ltd.

•	AXIS Capital Holdings Ltd.

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Renaissance Re Holdings Ltd.

•	Transatlantic Holdings, Inc.

•	Validus Holdings, Ltd.

•	XL Capital Ltd.

Mid-Cap Comparables

•	Allied World Assurance Holdings, Ltd

•	Aspen Insurance Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	Max Capital Group Ltd.

•	Montpelier Re Holdings Ltd.

•	Platinum Underwriters Holdings Ltd.

Although none of the selected companies are directly comparable to Harbor Point or Max (other than with respect to its inclusion in the mid-cap comparables), Willis Capital Markets & Advisory selected the comparable companies listed above because they are publicly traded companies with operations that for purposes of analysis are reasonably similar to operations of Max and Harbor Point. Willis Capital Markets & Advisory selected the comparable companies on the basis that each was a publicly traded company, with operations in the reinsurance and insurance industry, with an emphasis on the property and casualty sector, which is similar to the operations of each of Max and Harbor Point. Because of the inherent differences between the business, operations and prospects of Max and Harbor Point and those of the selected comparable companies, Willis Capital Markets & Advisory believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Accordingly, Willis Capital Markets & Advisory also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Max and Harbor Point and the selected comparable companies that could affect trading values in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Max and Harbor Point and the selected companies.

Willis Capital Markets & Advisory calculated and compared various financial multiples and ratios of Harbor Point, Max and the selected comparable companies. As part of its selected comparable publicly traded companies analysis, Willis Capital Markets & Advisory calculated and analyzed each company’s December 31, 2009 book value per diluted share multiple, December 31, 2009 tangible book value per diluted share multiple, 2009 earnings per share multiple and expected 2010 earnings per share multiple. The projections and estimates for the selected publicly traded companies used by Willis Capital Markets & Advisory in its analysis were based on consensus research analyst estimates. The projections and estimates for Harbor Point used by Willis Capital Markets & Advisory in its analysis were based on Harbor Point’s management projections. The projections and estimates for Max used by Willis Capital Markets & Advisory in its analysis were based both on estimates of research analysts and projections provided by Max’s management. All of these calculations for the selected comparable companies were performed and based on publicly available financial data and closing prices as of March 1, 2010, the trading date two days prior to the delivery of Willis Capital Markets & Advisory’s opinion. The results of this analysis are summarized below:

	Implied Multiples for Selected Large-Cap Comparables				Implied Multiples for Selected Mid-Cap Comparables
	Low	Mean	Median	High	Low	Mean	Median	High
Share Price as a multiple of:
Book Value Per Diluted Share	0.76x	0.93x	0.94x	1.11x	0.78x	0.85x	0.85x	0.90x
Tangible Book Value Per Diluted Share	0.83x	0.96x	0.96x	1.14x	0.83x	0.88x	0.88x	0.93x
2009 Earnings Per Share	4.6x	6.1x	6.4x	7.1x	4.5x	5.3x	5.3x	6.6x
2010E Earnings Per Share	6.8x	7.4x	7.4x	8.3x	6.1x	7.0x	7.2x	7.5x

Based in part upon these multiples, Willis Capital Markets & Advisory derived illustrative implied valuations per fully diluted share of Max and Harbor Point and the implied exchange ratio ranges. For Harbor Point, Willis Capital Markets & Advisory applied book value multiples ranging from 0.75x to 0.85x Harbor

Point’s December 31, 2009 fully diluted book value per share, tangible book value multiples ranging from 0.85x to 0.95x Harbor Point’s December 31, 2009 fully diluted tangible book value per share, earnings multiples of 5.5x to 6.5x Harbor Point’s 2009 operating earnings per share and earnings multiples of 6.5x to 7.5x Harbor Point’s 2010 expected operating earnings based on Harbor Point’s management estimates. For Max, Willis Capital Markets & Advisory applied book value multiples ranging from 0.80x to 0.90x Max’s December 31, 2009 fully diluted book value per share, tangible book value multiples ranging from 0.85x to 0.95x Max’s December 31, 2009 fully diluted tangible book value per share, earnings multiples of 5.5x to 6.5x Max’s 2009 operating earnings per share and earnings multiples of 6.5x to 7.5x Max’s 2010 expected earnings per share based on Max management estimates and Max’s 2010 expected earnings per share based on consensus research analyst estimates.

The resulting implied exchange ratio range was 3.3600 to 4.3182 based on the book value multiple methodology, 3.2800 to 4.000 based on the tangible book value methodology, 2.3333 to 3.3000 based on the 2009 earnings methodology, 2.8519 to 3.8261 based on the 2010 earnings multiple methodology using management estimates for Max and 3.2083 to 4.1905 based on the 2010 earnings multiple methodology using consensus research analyst 2010 estimates for Max. Willis Capital Markets & Advisory noted that the proposed exchange ratio was within or above the resulting implied exchange ratio ranges per the selected comparable publicly traded companies analysis, in each case.

Discounted Cash Flow Analysis

In order to estimate the present value of Max and Harbor Point common shares, Willis Capital Markets & Advisory performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Willis Capital Markets & Advisory calculated the aggregate fully diluted equity values for Max and Harbor Point as the sum of (1) the present values of the estimated future free cash flows for each of Max and Harbor Point for the years 2010 through 2014 and (2) the present values of the illustrative terminal values using estimated 2014 tangible shareholders’ equity based on terminal tangible book value multiples ranging from 0.85x to 0.95x. The “terminal value” represents the aggregate value of all estimated future cash flows subsequent to the projection period. Willis Capital Markets & Advisory selected these terminal multiples based upon the selected comparable publicly traded companies analysis. Willis Capital Markets & Advisory discounted the projected future cash flows using discount rates ranging from 11% to 13%, which included consideration of risks inherent in the reinsurance and insurance industry, specific risks associated with the continuing operations of each of Max and Harbor Point on a stand-alone basis and other considerations. This aggregate amount was divided by the total outstanding diluted shares. The projections and estimates for Harbor Point used by Willis Capital Markets & Advisory in its analysis were based on Harbor Point’s management. The projections and estimates for Max used by Willis Capital Markets & Advisory in its analysis were based both on estimates of research analysts and estimates provided by Max’s management.

While discounted cash flow is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rate, terminal values and discount rates. The implied exchange ratio range derived from the discounted cash flow analysis is not necessarily indicative of Harbor Point or Max’s present or future value or results. In particular, Harbor Point and Max are each holding companies that rely on their operating companies for dividends and distributions. One or more governmental authorities regulating the business and financial condition of the operating subsidiaries could determine to prohibit, suspend or otherwise limit such dividends and distributions.

The resulting implied exchange ratio range was 3.0345 to 4.0800 based on using Max’s management estimates for Max projections and 3.1429 to 4.2500 based on using consensus research analyst estimates for Max projections. Willis Capital Markets & Advisory noted that the proposed exchange ratio was within the resulting implied exchange ratio ranges per the discounted cash flow analysis, in each case.

Selected Precedent Transactions Analysis

Willis Capital Markets & Advisory reviewed and compared the purchase prices and financial multiples paid in selected transactions in the reinsurance and insurance industry that Willis Capital Markets & Advisory deemed relevant. Willis Capital Markets & Advisory chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Max and Harbor Point with respect to size, operating characteristics and performance characteristics. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Max and Harbor Point and the companies included in the selected precedent transaction analysis. Accordingly, Willis Capital Markets & Advisory determined that many of the transactions offered limited comparability to the proposed amalgamation due to, among other things, the merger of equals nature of the amalgamation, potential differences in operating characteristics of the precedent transactions and changes in the general economic, insurance and reinsurance industry market conditions since the precedent transactions were announced. Accordingly, Willis Capital Markets & Advisory focused on two publicly announced transactions within the last 12 months with the target in the reinsurance and insurance industry with an emphasis on the property and casualty sector, which is similar to the operations of Max and Harbor Point, as listed in the below table.

Announcement	Acquiror	Target	P /BVPS	P /TBVPS
7/09/09	Validus Holdings, Ltd.	IPC Holdings, Ltd.	0.84x	0.84x
7/04/09	PartnerRe Ltd.	Paris Re Holdings Ltd.	0.94x	1.03x

Source: Public filings.

Based upon these judgments, Willis Capital Markets & Advisory derived illustrative implied valuations per fully diluted share of Max and Harbor Point and the implied exchange ratio ranges. For Harbor Point, Willis Capital Markets & Advisory applied book value multiples ranging from 0.85x to 0.95x Harbor Point’s December 31, 2009 fully diluted book value per share and tangible book value multiples ranging from 0.90x to 1.00x Harbor Point’s December 31, 2009 fully diluted tangible book value per share. For Max, Willis Capital Markets & Advisory applied book value multiples ranging from 0.85x to 0.95x Max’s December 31, 2009 fully diluted book value per share and tangible book value multiples ranging from 0.90x to 1.00x Max’s December 31, 2009 fully diluted tangible book value per share.

The resulting implied exchange ratio range was 3.5000 to 4.2500 based on a blended result of the book value multiple methodology and the tangible book value multiple methodology. Willis Capital Markets & Advisory noted that the proposed exchange ratio was within the resulting implied exchange ratio range per the selected precedent transactions analysis.

General

As a part of its financial advisory business, Willis Capital Markets & Advisory is engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions, investments for passive and control purposes, and valuations for estate, corporate and other purposes. Harbor Point’s board of directors selected Willis Capital Markets & Advisory because of Willis Capital Markets & Advisory’s expertise and familiarity with Harbor Point and the industry in which it operates, and its qualifications in the valuation of businesses and securities in connection with mergers and acquisitions generally, and because its investment banking professionals have substantial experience in transactions comparable to the amalgamation.

Under the terms of its engagement letter with Harbor Point, Willis Capital Markets & Advisory is acting as financial advisor to the board of directors of Harbor Point in connection with the proposed amalgamation, for which it will be paid a fee of $10 million, which consists of a $400,000 fee that was paid prior to delivery of the opinion, a $1 million opinion fee that was payable upon the delivery of the opinion, and an $8.6 million fee, which is contingent upon consummation of the proposed amalgamation. An additional fee of up to $2 million is payable to Willis Capital Markets & Advisory at the sole discretion of the board of directors of Harbor Point. Harbor Point has agreed to reimburse Willis Capital Markets & Advisory’s reasonable out-of-pocket expenses (including the fees and disbursements of counsel). In addition, Harbor Point has agreed to indemnify Willis Capital Markets & Advisory against certain liabilities arising out of Willis Capital Markets & Advisory’s engagement by Harbor Point (including liabilities arising under the federal securities laws).

Willis Capital Markets & Advisory and its affiliates may in the future provide financial advisory services to Harbor Point, Max or their respective affiliates, for which Willis Capital Markets & Advisory or its affiliates would expect to receive compensation.

Projected Financial Information

Certain financial projections prepared by, or as directed by, Max’s management and Harbor Point’s management were considered by Max’s board of directors and Harbor Point’s board of directors in connection with their respective approvals of, and entry into, the amalgamation agreement. Those financial projections, which we refer to as the “financial projections,” are being provided herein solely because they were considered, among other factors, by Max’s board of directors and Harbor Point’s board of directors in connection with the proposed amalgamation.

The financial projections reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Max’s and Harbor Point’s businesses, all of which are difficult to predict and many of which are beyond the control of Max or Harbor Point. The financial projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in Max’s periodic reports and in the “Risk Factors” section of this joint proxy statement/ prospectus. See also “Forward-Looking Statements.” There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections cannot be considered a reliable predictor of future results and should not be relied upon as such. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the proposed amalgamation. The financial projections do not take into account the effect of any failure to occur of the proposed amalgamation and should not be viewed as accurate or continuing in that context. See “Risk Factors—Risks Related to the Amalgamation—Failure to complete the amalgamation or the fact that the amalgamation is pending could negatively impact the share price of Max and the future business and financial results of Max and Harbor Point.”

The financial projections were prepared solely for use in connection with evaluating the potential amalgamation and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Max’s or Harbor Point’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of the financial projections herein is not deemed an admission or representation by Max or Harbor Point that they are viewed by Max or Harbor Point as material information of Max or Harbor Point or the combined company. These projections are not included in this joint proxy statement/prospectus in order to induce any holder of Harbor Point common shares to vote to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation or any holder of Max common shares to vote in favor of the share issuance. Neither Max nor Harbor Point intends to update or otherwise revise these projections to reflect circumstances existing since their preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Projections Reviewed. Subject to the foregoing qualifications, the net premiums written, property and casualty combined ratio (in the case of Max) or combined ratio (in the case of Harbor Point), net operating income, shareholders’ equity and return on equity (average) reflected below by fiscal year through the year 2014 were reviewed by Max’s board of directors and Harbor Point’s board of directors.

Certain Projected Financial Information for Max. In addition to the foregoing qualifications, the following financial projections developed by Max reflect capital management assumptions (including possible dividends and share repurchases) throughout the projection period, which includes certain judgments by management in how they operate the business. These projections are for illustration purposes and should not be considered an indication of what Max may do in the future.

Fiscal year ending December 31:

	2010E	2011E	2012E	2013E	2014E
Net premiums written	$1,012	$1,079	$1,134	$1,182	$1,232
Property and casualty combined ratio	88.8%	88.7%	88.4%	88.2%	88.2%
Net operating income	$198	$217	$238	$258	$263
Shareholders’ equity	$1,612	$1,680	$1,771	$1,833	$1,901
Return on equity (average)	12.5%	13.2%	13.8%	14.3%	14.1%

Certain Projected Financial Information for Harbor Point. In addition to the foregoing qualifications, the following financial projections developed by Harbor Point reflect capital management assumptions (including possible dividends and share repurchases) throughout the projection period, which includes certain judgments by management in how they operate the business. These projections are for illustration purposes and should not be considered an indication of what Harbor Point may do in the future.

Fiscal year ending December 31:

	2010E	2011E	2012E	2013E	2014E
Net premiums written	$613	$691	$725	$761	$800
Combined ratio	83.4%	83.8%	82.5%	82.0%	81.8%
Net operating income	$199	$217	$244	$252	$263
Shareholders’ equity	$1,850	$1,877	$1,915	$1,934	$1,957
Return on equity (average)	10.6%	11.6%	12.8%	13.1%	13.5%

Interests of Max Directors and Executive Officers in the Amalgamation

In considering the recommendations of Max’s board of directors that Max shareholders vote “FOR” the share issuance, each of the Max name changes and each other proposal on the Max proxy card, Max shareholders should be aware that certain of Max’s executive officers and Max’s directors have interests in the amalgamation that are different from, and/or in addition to, the interests of Max shareholders generally. Max’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with Harbor Point and in recommending that the Max shareholders approve the proposals to be voted upon at the Max special meeting.

Positions with the Combined Company

Upon the consummation of the amalgamation, (1) Messrs. Cheesbrough, Connell, King, MacNaughton, Torsiello and Zech, each a current director of Max, and Mr. Becker, Max’s current Chairman and Chief Executive Officer, will serve as directors of the combined company, with Mr. Cheesbrough serving as Co-Deputy Chairman, (2) Mr. Becker, Max’s current Chairman of the Board, Chief Executive Officer and President, will serve as Chief Executive Officer and President of the combined company, (3) Mr. Minton, Max’s current Chief Operating Officer, will serve as the Chief Operating Officer of the combined company, (4) Mr. Roberts, Max’s current Chief Financial Officer, will serve as the Chief Financial Officer of the combined company, (5) Mr. Guagliano, the Chief Executive Officer of Max Bermuda Ltd., which is expected to be renamed Alterra Insurance Limited, will remain in that position, (6) Mr. Mullan, the Chief Executive Officer of Max at Lloyd’s, which is expected to be renamed Alterra at Lloyd’s, will remain in that position (7) Susan Spivak Bernstein, Max’s Senior Vice President, Investor Relations, will serve as Senior Vice President, Investor Relations of the combined company and (8) Kevin Werle, Max’s Executive Vice President and Chief Risk Officer will serve as Chief Risk Officer and Co-Chair of Asset/Liability—ERM Committee of the combined company.

Treatment of Outstanding Equity Awards

Max directors and executive officers hold unvested Max stock options, restricted shares and restricted share units, which we refer to as the “Max Equity Awards,” under the Max 2000 Stock Incentive Plan and the Max 2008 Stock Incentive Plan, which we refer to collectively as the “Max Plans.” The compensation committee of Max’s board of directors reviewed whether the amalgamation would implicate the change in control provisions of the Max Plans and concluded that the consummation of the amalgamation would be a change in control under the Max Plans. Accordingly, in accordance with the terms of the Max Plans and the applicable award agreements, except in the case of Max Equity Awards granted after December 31, 2009, the Max Equity Awards will generally vest upon the consummation of the amalgamation. Notwithstanding this right to accelerated vesting, Messrs Becker, Minton, Guagliano, Roberts, Mullan, Kalainoff and Vaccaro, which we refer to as Max’s “waiving executive officers,” have agreed to waive 100% of the accelerated vesting of their Max Equity Awards that would have vested upon the consummation of the amalgamation. These Max Equity Awards will not vest in connection with the amalgamation and will remain subject to their original vesting requirements, except that following the amalgamation, all of those affected Max Equity Awards will become fully vested upon the waiving executive officers’ death or termination of employment by Max without “Cause” or due to “Disability,” or by the executive for “Good Reason” (as those terms are defined in the applicable executive’s employment agreement or in the Max Plans). In the event of a waiving executive officer’s “Retirement” (as defined in the Max Plans or in the applicable award agreement), the affected Max Equity Awards will continue to vest in accordance with their current terms.

Retention Share Grants

The compensation committee of Max’s board of directors agreed in principle that following the closing, the compensation committee of the combined company’s board should establish a pool in respect of retention awards with an aggregate grant date value of $5.5 million intended to be made to certain Max executives following, and contingent upon, the consummation of the amalgamation. The number of restricted shares to be issued from the pool is anticipated to be based on the average price per common share for the 20 trading days after the “ex-dividend date” (i.e., the first date after the special dividend is declared on which investors who purchase the common shares will not collect the special dividend). It is anticipated that the waiving executive officers would receive retention awards from this pool. The retention awards are expected to be subject to time vesting, which would be five-year cliff vesting from the consummation of the amalgamation, and performance-based vesting, which would be based on ten percent (10%) per year compound annual growth in tangible book value per common share (inclusive of paid dividends). Both anticipated vesting conditions would have to be met in order for a recipient to vest in his or her retention award. Notwithstanding the foregoing, it is anticipated that recipients of any such awards would be entitled to full vesting of their awards upon certain events, including a recipient’s death, disability and certain terminations of employment. If a recipient retires, it is anticipated that he or she will be entitled to continued vesting for the remainder of the term of the award so long as such retirement occurs no earlier than 24 months after the consummation of the amalgamation.

Employment Agreements

The terms of Max’s waiving executive officers’ severance benefits are enhanced following a “change in control,” as defined in their respective agreements. For purposes of each applicable waiving executive officer’s employment agreement, the amalgamation will constitute a change in control.

In the event Mr. Becker’s employment terminates for any reason following the amalgamation, he will become entitled to receive severance in an amount equal to three times the sum of (1) and (2) where (1) is his then current annual base salary and (2) is the greater of his last paid bonus or target bonus for the year of termination (in each case, reflecting both the cash and restricted stock bonus components). Half of this severance amount will be payable in a lump sum six months following his termination of employment and the remaining severance amount will be payable in equal installments over the course of six months following payment of the initial severance amount. Mr. Becker will be entitled to a tax gross-up to the extent that any payments made to him pursuant to the change in control provisions of his employment agreement constitute excess parachute payments under Section 280G of the Code and he is subject to the related excise tax. However, if reducing the payments by less than 15% of the aggregate payments would avoid the imposition of the excise tax, then the payments will be reduced to the maximum amount that could be paid to Mr. Becker without giving rise to the excise tax and no gross-up will be paid.

In the event that a severance-eligible termination occurs in connection with, upon the occurrence of, or within 12 months following the amalgamation, each of Messrs. Minton, Guagliano, Mullan, Kalainoff and Roberts would become entitled to receive severance in an amount equal to two times the sum of (1) and (2) where (1) is his then current annual base salary and (2) is his target bonus for the year of termination (reflecting both the cash and restricted stock bonus components), payable in a lump sum. Upon a qualifying termination that occurs within 12 months following the amalgamation, Mr. Vaccaro would become entitled to receive severance in an amount equal to two times his then current annual base salary, payable in a lump sum.

Warrant Amendments

In connection with the amalgamation, Max will be permitted to amend and restate each of the Max warrants held by Moore Holdings, LLC, a 5% security holder of Max, to cause the anti-dilution provisions in such Max warrants to be amended, effective as of the effective time, to conform to the anti-dilution provisions set forth in the Harbor Point warrants. Among other things, the amended and restated warrants will entitle Moore Holdings, LLC to receive, in the event of any cash dividends by the combined company, an adjustment to the warrant exercise price and the number of shares issuable upon exercise of such warrants or, in lieu of such adjustments, cash upon exercise in an amount that Moore Holdings, LLC would have been entitled to receive had it exercised Max warrants immediately prior to the record date for such cash dividend. Because of a “most favored nations” provision in the Max warrants held by certain employees of Max (including Mr. Minton), such employees will be entitled to the same amendments as are made to the Moore Holdings, LLC amended and restated Max warrants. On March 3, 2010, Mr. Minton agreed to waive the right to receive an adjustment to the exercise price of his Max warrants following the payment by the combined company of cash dividends. Instead, pursuant to the terms of this waiver, in the event of any cash dividends by the combined company, Mr. Minton will only be entitled to cash payments at the time of exercise in the amount he would have received had he exercised his Max warrants immediately prior to the record date for such cash dividends. Max has agreed to use its reasonable best efforts to obtain the same waiver from each Max employee holding Max warrants. The amalgamation agreement includes a closing condition that Max obtain such waivers from employees holding Max warrants representing at least 75% of the Max common shares underlying the employee-held Max warrants outstanding on March 3, 2010. As of March 22, 2010, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, holders of approximately 51.2% of the Max common shares underlying all employee-held Max warrants as of March 22, 2010 have executed such waivers. See “The Amalgamation Agreement—Treatment of Warrants—Max Warrants.”

Indemnification and Insurance

Max maintains standard directors’ and officers’ liability insurance policies under which, pursuant to their respective employment agreements, Ms. Bourdages and Messrs. Becker, Minton, Roberts, Guagliano and Vaccaro have rights to indemnification by virtue of their positions as officers and/or directors of Max.

Pursuant to the amalgamation agreement, from and after the effective time, Max shall, to the fullest extent permitted by law (and, in the case of former directors and officers, to the extent permitted by the bye-laws of Max in effect immediately prior to the consummation of the amalgamation), indemnify and provide advancement of expenses to, those individuals who are now, have been at any time prior to the date of the amalgamation agreement, or who become prior to the consummation of the amalgamation, directors or officers of Max or any of its subsidiaries against any and all losses, claims and damages arising out of such person’s position with Max or any of its subsidiaries for any matter occurring or existing at or prior to the effective time, whether asserted prior to, at or following the effective time, including matters, acts or omissions occurring in connection with the approval of the amalgamation agreement and the consummation of the transactions contemplated thereby.

Pursuant to the amalgamation agreement, Max shall either (1) continue to maintain in effect for six years from the effective time of the amalgamation directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to Max’s current and former officers and directors as in effect as of the date of the amalgamation agreement from the effective time of the amalgamation or (2) purchase a tail policy covering Max’s current and former officers and directors with regard to any actions occurring prior to the closing date for six years from closing. Subject to certain cost limitations set forth in the amalgamation agreement, such tail policy will cover Max’s directors and officers to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the amalgamation agreement.

Max has entered into indemnification agreements with its current directors and certain officers, pursuant to which, among other things, Max has agreed to provide contractual indemnification that supplements the indemnification contained in Max’s bye-laws and to indemnify and provide advancement of expenses to such directors and officers in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such director or officer is or was a director or officer of Max or its subsidiaries.

In addition, Max and Harbor Point have agreed that the combined company will enter into an indemnification agreement with each newly appointed post-closing director, effective as of the effective time, pursuant to which the combined company will agree, to the fullest extent permitted by applicable law, to indemnify and provide advancement of expenses to each newly appointed post-closing director in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such newly appointed post-closing director is or was a director or officer of the combined company or any of its subsidiaries (including Harbor Point and its subsidiaries).

Max’s current and former officers and directors are third-party beneficiaries of, and have the right to enforce, the indemnification and insurance provisions of the amalgamation agreement.

See “The Amalgamation Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Interests of Harbor Point Directors and Executive Officers in the Amalgamation

In considering the recommendations of Harbor Point’s board of directors that Harbor Point shareholders vote “FOR” the proposals relating to the adoption and approval of the amalgamation agreement, the statutory amalgamation agreement, the amalgamation and each other proposal on the Harbor Point proxy card, Harbor Point shareholders should be aware that Harbor Point’s executive officers and Harbor Point’s directors have interests in the amalgamation that are different from, and/or in addition to, the interests of the Harbor Point shareholders generally. Harbor Point’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with Max and in recommending that the Harbor Point shareholders approve the proposals to be voted upon at the Harbor Point special meeting.

Positions with the Combined Company

Upon the consummation of the amalgamation (1) Messrs. Carey, Forrester, Newhouse, O’Reilly, Rush and Ms. Hartzband, each a current director of Harbor Point, will serve as directors of the combined company, with Mr. O’Reilly serving as Chairman of the board of directors (2) Mr. Berger, Harbor Point’s current Chief Executive Officer and President, will serve as the combined company’s Chief Executive Officer of Reinsurance and Vice Chairman of the Board, (3) Mr. Cook, Harbor Point’s current Chief Financial Officer, will serve as Chief Integration Officer and Executive Vice President, Global Development of the combined company and (4) Ms. Rivers, Harbor Point’s current General Counsel and Secretary will serve as General Counsel and Secretary of the combined company.

Treatment of Outstanding Equity Awards

Harbor Point options and restricted Harbor Point common shares held by Harbor Point’s officers will be converted into Max options and restricted Max common shares, as described below at “The Amalgamation Agreement—Treatment of Harbor Point Options and Other Harbor Point Equity Awards.”

Harbor Point officers hold vested and unvested Harbor Point options and restricted Harbor Point common shares under the Harbor Point 2006 Equity Incentive Plan, as amended and restated effective November 30, 2009, which we refer to as the “Harbor Point Equity Plan.” In general, the Harbor Point equity awards granted in calendar years 2006 and 2007 vest ratably over five years, subject to accelerated vesting upon a change in control, and Harbor Point equity awards granted in calendar years 2008, 2009 and 2010 vest five years from the date of grant. Given the percentage change in ownership of Max common shares as a result of the proposed amalgamation and other factors, the compensation committee of Harbor Point’s board of directors reviewed whether the amalgamation would implicate the change in control provisions of the Harbor Point Equity Plan and concluded that the consummation of the amalgamation would not be a change in control under the Harbor Point Equity Plan. However, awards of restricted Harbor Point common shares granted under the Harbor Point Equity Plan in the calendar years 2008, 2009 and 2010 provide for accelerated vesting upon a merger of equals transaction. The compensation committee of Harbor Point’s board of directors determined that the closing would be a merger of equals for purposes of the awards of restricted Harbor Point common shares granted under the Harbor Point Equity Plan in calendar years 2008 and 2009. As a consequence of the merger of equals determination, awards of restricted Harbor Point common shares granted in the calendar years 2008 and 2009 will, upon the closing, vest on the second anniversary of the closing date subject to continued employment with the combined company.

The table below provides the number of Harbor Point options and restricted Harbor Point common shares held by each of Harbor Point’s executive officers as of March 22, 2010. None of Harbor Point’s non-employee directors hold any Harbor Point options or restricted Harbor Point common shares.

	Number of Securities Underlying Outstanding Harbor Point Options/Exercise Price per Share	Number of Securities Underlying New Max Options/ Exercise Price per Share	Number of Harbor Point Restricted Shares	Number of New Max Restricted Shares
Mr. Berger	106,250/$100	401,295/$26.48	94,220	355,860
Mr. Cook	30,000/$100	113,307/$26.48	45,500	171,849
Mr. Paglieri	81,250/$100	306,873/$26.48	75,868	286,546
Mr. Richardson	30,000/$100	113,307/$26.48	36,462	137,713
Ms. Rivers	15,000/$100	56,653/$26.48	25,500	93,311
Mr. Wafer	35,000/$100	132,191/$26.48	53,000	200,176

Harbor Point has agreed to use its reasonable best efforts to obtain waivers from each of the holders of Harbor Point options pursuant to which such holders of Harbor Point options will, effective upon the closing, waive their right to payment, after the effective time, of dividend equivalents in respect of any dividend paid to holders of shares of the combined company, except with respect to the special dividend for Harbor Point options that will be vested in the calendar year in which the special dividend is paid. Any such waiver will not operate as a waiver of any right established by the compensation committee of the board of directors of the combined company regarding the payment of other dividends or dividend equivalents with respect to such Harbor Point options or equivalent Max options.

For additional information on the treatment of Harbor Point equity awards, see “The Amalgamation Agreement—Treatment of Harbor Point Options and Other Harbor Point Equity Awards” and “—Waivers of Dividend Equivalents on Harbor Point Options.”

Retention Share Grants

The compensation committee of Harbor Point agreed in principle that following the closing, the compensation committee of the combined company’s board of directors should establish a pool of shares of the combined company in respect of retention awards with an aggregate grant date value of $5.3 million intended to be made to certain Harbor Point executive officers following, and contingent upon, the consummation of the amalgamation. The number of restricted shares to be issued from the pool is anticipated to be based on the average price per common share for the 20 trading days after the “ex-dividend date” (i.e., the first date after the special dividend is declared on which investors who purchase the common shares will not collect the special dividend). The retention awards are expected to be subject to time-based vesting, which would be five-year cliff vesting from the consummation of the amalgamation, and performance-based vesting, which would be based on ten percent (10%) per year compound annual growth in tangible book value per common share (inclusive of paid dividends). Both anticipated vesting conditions would have to be met in order for a recipient to vest in his or her retention award. Notwithstanding the foregoing, it is anticipated that recipients of any such awards would be entitled to full vesting of their awards upon certain events, including a recipient’s death, disability and certain terminations of employment. If a recipient retires, it is anticipated that he or she will be entitled to continued vesting for the remainder of the term of the award so long as such retirement occurs no earlier than 24 months after the consummation of the amalgamation.

Employment Agreements

Each of Messrs. Berger, Cook, Paglieri, Wafer and Ms. Rivers is party to an employment agreement with Harbor Point. Mr. Richardson is party to a statement of employment letter agreement with Harbor Point. None of these employment or the letter agreement contains “change in control” provisions that would be triggered by the amalgamation.

On March 3, 2010, Mr. Berger and Harbor Point entered into an amendment to his employment agreement that provides, among other things, that contingent upon the closing, (1) the term of his employment under the employment agreement will run for a period of three years commencing on the closing date and, after the end of such three-year period, will be deemed to be automatically extended, upon the same terms and conditions, for additional terms of one year unless either party provides notice to the other of its intent not to renew at least 90 days prior to the scheduled expiration of the current term, (2) Mr. Berger will serve as Chief Executive Officer of the reinsurance business of the combined company and (3) upon the closing, Mr. Berger’s annual salary will be $850,000.

On March 22, 2010, Mr. Cook and Harbor Point entered into an amendment to his employment agreement that provides, among other things, that contingent upon the closing, (i) Mr. Cook will serve as the Chief Integration Officer and Executive Vice President, Global Business Development of the combined company, (ii) Mr. Cook will waive for one year his right to terminate his employment agreement for “Good Reason” (as defined in Mr. Cook’s employment agreement) by virtue of his appointment to such position after which there will be a ninety-day window period during which such right shall be reinstated, (iii) Mr. Cook is entitled to a retention grant of restricted common shares of the combined company having a grant date value of $800,000, the vesting of which, except as provided in (v) below, generally will be subject to the same performance-based and time-based restrictions described above under “Retention Share Grants,” (iv) all of Mr. Cook’s equity awards other than his retention grant will vest in full on the first anniversary of the closing or, if earlier, upon his termination of employment for any reason or due to his death or disability and (v) on the second anniversary of the closing, subject to Mr. Cook’s continued employment, the time-based restrictions on his retention grant will be satisfied and he will be entitled to a lump sum payment of $600,000.

Indemnification and Insurance

Pursuant to the amalgamation agreement, from and after the effective time, Max shall, and shall cause the amalgamated company to, to the fullest extent permitted by law (and, in the case of former directors and officers, to the extent permitted by the bye-laws of Max and Harbor Point, as applicable, in effect immediately prior to the consummation of the amalgamation), indemnify and provide advancement of expenses to, those individuals who are now, have been at any time prior to the date of the amalgamation agreement, or who become prior to the consummation of the amalgamation, directors or officers of Harbor Point or any of its subsidiaries, against any and all losses, claims, damages arising out of such person’s position with Harbor Point or any of its subsidiaries for any matter occurring or existing at or prior to the effective time, whether asserted prior to, at or following the effective time, including matters, acts or omissions occurring in connection with the approval of the transactions contemplated thereby. Max and Harbor Point further agreed that the bye-laws for the amalgamated company will contain indemnification provisions at least as favorable as those in Harbor Point’s bye-laws as of the date of the amalgamation agreement.

Pursuant to the amalgamation agreement, the amalgamated company shall and Max shall cause the amalgamated company to, either (1) continue to maintain in effect for six years from the effective time of the amalgamation directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to Harbor Point’s current and former officers and directors as in effect as of the date of the amalgamation agreement from the effective time of the amalgamation or (2) purchase a tail policy covering Harbor Point’s current and former officers and directors with regard to any actions occurring prior to the closing date for six years from closing. Subject to certain cost limitations set forth in the amalgamation agreement, such tail policy will cover Harbor Point’s directors and officers to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the amalgamation agreement. Harbor Point has the option in its sole discretion to procure this insurance on behalf of its officers and directors at any time prior to the closing.

In addition, Max and Harbor Point have agreed that the combined company will enter into an indemnification agreement with each post-closing director effective as of the effective time pursuant to which the combined company will agree, to the fullest extent permitted by applicable law, to indemnify and provide advancement of expenses to each post-closing director in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such post-closing director is or was a director or officer of the combined company or any of its subsidiaries (including Harbor Point and its subsidiaries).

Harbor Point’s current and former officers and directors are third-party beneficiaries of, and have the right to enforce, the indemnification and insurance provisions of the amalgamation agreement.

See “The Amalgamation Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Max Shareholder Approval

Share Issuance. The affirmative vote of a majority of the votes cast at the Max special meeting, at which a quorum is present in accordance with Max’s bye-laws, is required to approve the share issuance, as described below under “Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations—Proposal 1: Share Issuance.”

Max Capital Name Change. The affirmative vote of a majority of the votes cast at the Max special meeting at which a quorum is present in accordance with Max’s bye-laws is required to approve the Max Capital name change, as described below under “Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations—Proposal 2: Max Capital Name Change.”

Max Bermuda Name Change. The affirmative vote of the votes cast at the Max special meeting at which a quorum is present in accordance with Max’s bye-laws is required to authorize the approval of the Max Bermuda name change, as described below under “Proposals to be Submitted to Max Shareholders; Voting Requirement’s and Recommendations—Proposal 3: Max Bermuda Name Change.”

Harbor Point Shareholder Approval

Approval and Adoption of the Amalgamation Agreement, the Statutory Amalgamation Agreement and the Amalgamation. The affirmative vote of at least three-fourths of the votes cast at the Harbor Point special meeting at which a quorum is present in accordance with Harbor Point’s bye-laws is required to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation. This proposal is further described below under “Proposals to be Submitted to Harbor Point Shareholders Vote; Voting Requirements and Recommendations—Proposal 1: Approval and Adoption of the Amalgamation Agreement, the Statutory Amalgamation Agreement and the Amalgamation.”

Approval of the Harbor Point Name Changes. The affirmative vote of a majority of the votes cast at the Harbor Point special meeting at which a quorum is present in accordance with Harbor Point’s bye-laws is required to approve the Harbor Point name changes. These proposals are further described below under “Proposals to be Submitted to Harbor Point Shareholders Vote; Voting Requirements and Recommendations—Proposal 2: HP Bermuda Name Change,” “Proposals to be Submitted to Harbor Point Shareholders Vote; Voting Requirements and Recommendations—Proposal 3: HP Agency Name Change,” and “Proposals to be Submitted to Harbor Point Shareholders Vote; Voting Requirements and Recommendations—Proposal 4: HP Investments Europe Name Change.”

Listing of Max Common Shares

It is a condition to the closing that the Max common shares issuable to Harbor Point shareholders in the amalgamation and the Max common shares to be reserved for issuance upon the exercise of Harbor Point warrants, Harbor Point options and other Harbor Point equity awards shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Dividends and Distributions

Under the terms of the amalgamation agreement, before the amalgamation closes, Max is permitted to declare and pay ordinary course quarterly cash dividends on Max common shares with record and payment dates consistent with recent past practice. To the extent that Max declares or pays a quarterly dividend between signing and closing, Harbor Point may declare and pay a dividend to the holders of Harbor Point common shares (including restricted Harbor Point common shares), Harbor Point warrants (in accordance with their terms) and Harbor Point options (but only to the extent such Harbor Point options will be vested as of December 31, 2010) in an amount per share equal to the product of (1) the per share amount of the corresponding Max dividend and (2) 3.5651.

Anticipated Accounting Treatment

The amalgamation will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, under which the total consideration paid in the amalgamation will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the amalgamation over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the amalgamation will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Max’s management determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the amalgamation, the excess will be accounted for as a bargain purchase. The bargain purchase resulting from the amalgamation will be recognized in earnings as a gain attributable to the acquirer on the acquisition date.

Sources of Funds, Fees and Expenses

The aggregate amalgamation consideration paid to Harbor Point shareholders will consist of a number of shares of Max common shares determined in accordance with the exchange ratio and cash in lieu of fractional shares, as described in “The Amalgamation Agreement—Amalgamation Consideration.”

It is anticipated that Max and Harbor Point will incur an aggregate of approximately $30.0 million in expenses in connection with the amalgamation, including:

•	approximately $27.9 million in financial, legal, accounting and tax advisory fees;

•	approximately $0.1 million in SEC filing fees;

•	approximately $0.5 million in printing, solicitation and mailing expenses associated with this joint proxy statement/prospectus; and

•	approximately $1.5 million in miscellaneous expenses.

Whether or not the amalgamation closes, all costs and expenses incurred in connection with the amalgamation agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise specifically provided in the amalgamation agreement, and except that out-of-pocket expenses (excluding fees and disbursements to advisors) incurred in connection with filing, printing and mailing this joint proxy statement/prospectus and the registration statement of which it forms a part shall be shared equally by Max and Harbor Point.

Additionally, Max and Harbor Point have agreed that Harbor Point will promptly, and in no event later than three business days after receipt of a written request, reimburse each holder of Harbor Point common shares for any HSR Act filing fees incurred by such holder as the result of any filing made by such holder (or on such holder’s behalf) in connection with the amalgamation.

Max’s board of directors engaged BofA Merrill Lynch as its financial advisor with respect to its strategic process and the amalgamation and Deutsche Bank as its additional financial advisor with respect to the amalgamation, and Harbor Point’s board of directors engaged Willis Capital Markets & Advisory to act as its financial advisor in connection with a possible amalgamation or similar transaction with Max. In connection with its services as financial advisor to Max in connection with the amalgamation, Max agreed, in writing, to pay BofA Merrill Lynch a fee of $1.0 million, which was payable upon Max’s entry into the amalgamation agreement, and an additional fee of $9.0 million if the amalgamation is consummated, and Deutsche Bank an aggregate fee of $700,000. In connection with Willis Capital Markets & Advisory’s services as financial advisor to Harbor Point’s board of directors in connection with Harbor Point’s possible amalgamation or similar transaction with Max, Harbor Point agreed, in writing, to pay Willis Capital Markets & Advisory an aggregate fee of $10 million, $8.6 million of which is payable upon the closing of a significant business combination transaction. An additional fee of up to $2 million is payable to Willis Capital Markets & Advisory at the sole discretion of the board of directors of Harbor Point.

Dissenters’ Rights of Appraisal for Harbor Point Shareholders

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Harbor Point’s board of directors considers the fair value for each Harbor Point common share to be 3.7769 Max common shares, which provides Harbor Point shareholders with a value per Harbor Point common share of $90.34 as of the close of the trading day on March 2, 2010, the day before the public announcement of the proposed amalgamation. Max shareholders have no appraisal rights in connection with the amalgamation or otherwise.

Any Harbor Point shareholder who is not satisfied that it has been offered fair value for its Harbor Point common shares and whose shares are not voted in favor of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation may exercise its appraisal rights under the Companies Act to have the fair value of its Harbor Point common shares appraised by the Court. Persons owning beneficial interests in Harbor Point common shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Harbor Point shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Harbor Point common shares with the Court within ONE MONTH after the date the notice convening the Harbor Point special meeting is deemed to have been received. The notice delivered with this joint proxy statement/prospectus constitutes this notice. There are no statutory rules or published decisions of the Court prescribing the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act.

If a Harbor Point shareholder votes in favor of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation at the Harbor Point special meeting, such shareholder will have no right to apply to the Court to appraise the fair value of its Harbor Point common shares, and instead, if the amalgamation is consummated, and as discussed in “The Amalgamation Agreement—Amalgamation Consideration,” each Harbor Point common share held by such shareholder will be converted into the right to receive the amalgamation consideration. Voting against the amalgamation, or not voting, will not in itself satisfy the requirements for notice and exercise of a Harbor Point shareholder’s right to apply for appraisal of the fair value of its Harbor Point common shares.

In any case where a registered holder of Harbor Point common shares has made an appraisal application, which shareholder we refer to as a “dissenting shareholder,” in respect of the Harbor Point common shares held by such dissenting shareholder, which we refer to as “dissenting shares,” and the amalgamation has been made effective under Bermuda law prior to the Court’s appraisal of the fair value of such dissenting shares then, in the event that the fair value of the dissenting shares is later appraised by the Court, such dissenting shareholder shall be entitled to be paid an amount equal to the value of the dissenting shares appraised by the Court within one month of the Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Court before the amalgamation has been made effective under Bermuda law, then Harbor Point will be required to pay the dissenting shareholder within one month of the Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Court, unless the amalgamation is terminated pursuant to the terms of the amalgamation agreement.

The payment to a Harbor Point shareholder of the fair value of its Harbor Point common shares as appraised by the Court could be equal to or more than the value of the amalgamation consideration that the Harbor Point shareholder would have received in the amalgamation if such Harbor Point shareholder had not exercised its appraisal rights in relation to its Harbor Point common shares.

A Harbor Point shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The responsibility for costs of any application to the Court under Section 106 of the Companies Act will be in the Court’s discretion.

Max may terminate the amalgamation agreement if the total number of Harbor Point common shares for which appraisal rights have been properly exercised pursuant to Bermuda law exceeds 15% of the Harbor Point common shares outstanding on the business day immediately following the last day on which the holders of Harbor Point common shares can require appraisal of their Harbor Point common shares pursuant to Bermuda law.

The relevant portion of Section 106 of the Companies Act is as follows:

(6) Any shareholder who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

THE AMALGAMATION AGREEMENT

The following section contains summaries of selected material provisions of the amalgamation agreement. These summaries are qualified in their entirety by reference to the amalgamation agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A. You should read the amalgamation agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the amalgamation.

The amalgamation agreement has been included to provide shareholders and other investors with information regarding its terms. It is not intended to provide any other factual information about Harbor Point, Max and Alterra Holdings or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the amalgamation agreement were made by Harbor Point, Max and Alterra Holdings only for purposes of the amalgamation agreement and as of specific dates; were solely for the benefit of Harbor Point, Max and Alterra Holdings; may be subject to limitations agreed upon by Harbor Point, Max and Alterra Holdings, including being qualified by confidential disclosures made for the purposes of allocating risk among Harbor Point, Max and Alterra Holdings instead of establishing these matters as facts (such disclosures include information that has been included in Max’s public disclosures, as well as additional non-public information); and may be subject to standards of materiality applicable to Harbor Point, Max and Alterra Holdings that differ from those applicable to shareholders and other investors. Shareholders and other investors are not third-party beneficiaries under the amalgamation agreement (except for the right to receive consideration from and after the consummation of the amalgamation and, solely with respect to those shareholders who are current or former directors or officers of Max or Harbor Point or their respective subsidiaries, the right to indemnification) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Harbor Point, Max, and Alterra Holdings or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the amalgamation agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the amalgamation agreement, which subsequent information may or may not be fully reflected in Harbor Point’s or Max’s public disclosures or this joint proxy statement/prospectus.

Structure of the Amalgamation

Amalgamation

Pursuant to the amalgamation agreement, Harbor Point will amalgamate with Alterra Holdings, a direct, wholly owned subsidiary of Max, with the amalgamated company continuing as a direct, wholly owned subsidiary of the combined company and succeeding to and assuming all of the rights, properties, liabilities and obligations of Harbor Point and Alterra Holdings.

Company Name

The name of the amalgamated company will be “Alterra Holdings Limited.” Following the closing, subject to the approval of the Max shareholders or the Harbor Point shareholders, as applicable, Max will be renamed “Alterra Capital Holdings Limited,” Max Bermuda Ltd. will be renamed “Alterra Insurance Limited” and HP Re Bermuda will be renamed “Alterra Reinsurance Limited.” In addition the names of various other subsidiaries of the combined company will change in accordance with the terms of the amalgamation agreement.

Management

The initial directors of the combined company will be W. Marston Becker, John R. Berger (Vice Chairman), James D. Carey (Co-Deputy Chairman), Gordon F. Cheesbrough (Co-Deputy Chairman), K. Bruce Connell, W. Thomas Forrester, Meryl D. Hartzband, Willis T. King, Jr., James H. MacNaughton, Stephan F. Newhouse, Michael O’Reilly (Chairman of the Board), Andrew H. Rush, Mario P. Torsiello and James L. Zech. With the

exception of Mr. Becker and Mr. Berger, all board members have been determined to be independent directors pursuant to the Nasdaq Marketplace Rules in their respective capacities, and it is expected that they will be independent directors in respect of the combined company as of the effective time.

The initial officers of the combined company are expected to be W. Marston Becker (Chief Executive Officer), John R. Berger (Chief Executive Officer of Reinsurance), Peter A. Minton (Chief Operating Officer), Joseph W. Roberts (Chief Financial Officer), Andrew Cook (Chief Integration Officer and Executive Vice-President Global Development), Angelo Guagliano (Chief Executive Officer of Insurance) and Carol Rivers (General Counsel and Secretary), all of whom are currently officers of either Max or Harbor Point.

Closing; Effective Time of the Amalgamation

The closing is expected to occur on the second business day after the satisfaction or waiver of all closing conditions, which are summarized in “—Conditions to the Amalgamation,” unless otherwise agreed in writing by the parties.

The amalgamation will become effective at the effective time, which will occur upon the issuance of the certificate of amalgamation by the Registrar of Companies in Bermuda or such other time as the certificate of amalgamation may provide. Max, Alterra Holdings and Harbor Point will cause the application for the registration of an amalgamated company to be filed with the Registrar of Companies in Bermuda on or prior to the closing date.

Amalgamation Consideration

Exchange Ratio; Fractional Shares

At the effective time, each Harbor Point common share issued and outstanding immediately prior to the effective time (excluding any Harbor Point common shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will be converted into the right to receive, subject to adjustment as described below, the amalgamation consideration consisting of:

•	3.7769 Max common shares; and

•	cash consideration in lieu of fractional shares.

Any Harbor Point shareholder who would otherwise have been entitled to a fraction of a Max common share in connection with the amalgamation will be paid an amount in cash determined by multiplying such fraction by the average price of Max common shares (such average price, calculated to the nearest one-hundredth of one cent, as determined by valuing Max common shares based on the volume weighted average price per Max common share on the Nasdaq Global Select Market for the five consecutive trading days immediately preceding the second trading day prior to the closing).

Example of Determining Amalgamation Consideration

For example, a Harbor Point shareholder owning 100 Harbor Point common shares will be entitled to receive 377.69 Max common shares. Pursuant to the terms of the amalgamation agreement, such shareholder’s amalgamation consideration would be 377 Max common shares and an amount of cash equal to the value of a 0.69 Max common share (based on the average Max share price calculated as described above).

Exchange of Harbor Point Common Shares

Exchange Agent

At least five business days prior to the effective time, Max will designate an exchange agent reasonably acceptable to Harbor Point, for the purpose of exchanging Harbor Point common shares for the amalgamation consideration. Max will deposit with the exchange agent, prior to, or at, the effective time, (1) certificates or, at Max’s option, shares in book-entry form representing the Max common shares to be exchanged in the amalgamation and (2) cash in a sufficient amount to pay any cash payable in lieu of fractional shares. Following the effective time, Max will also promptly deposit cash in an amount sufficient to pay any dividends or distributions on Max common shares with a record date on or following the effective time in respect of Max common shares to be issued to former Harbor Point shareholders who have not yet exchanged their Harbor Point common shares for the amalgamation consideration.

Exchange Process

Promptly after the effective time, and in any event not later than five business days following the effective time, Max or Alterra Holdings will cause the exchange agent to mail to each Harbor Point shareholder a letter of transmittal and instructions describing the procedures for surrendering Harbor Point common shares in exchange for the amalgamation consideration. After the effective time, each holder of Harbor Point common shares who surrenders title to such shares and delivers a duly executed letter of transmittal together with any other documents reasonably required by the exchange agent will be entitled to be paid the amalgamation consideration for each Harbor Point common share held by such holder.

Duration of Exchange Fund

Unless otherwise required by law or Max’s agreement with the exchange agent, any portion of the exchange fund held by the exchange agent that has not been distributed to holders of Harbor Point common shares one year following the effective time will be delivered to Max, upon demand, and after such transfer, any Harbor Point shareholder may look only to Max for payment of the amalgamation consideration and any dividends or distributions with respect to Max common shares.

Treatment of Harbor Point Options and Other Harbor Point Equity Awards

Harbor Point Options

At the effective time, all outstanding Harbor Point options will cease to represent a right to acquire Harbor Point common shares and will be converted automatically into new options to purchase, on the same terms (subject, in the case of applicable holders, to the terms of the Harbor Point dividend waivers described below, and with the exercise price and number of shares adjusted as described below), such number of Max common shares and at an exercise price per share determined as follows:

•

Number of Shares: the number of Max common shares subject to the new option will be equal to the product of (1) the number of Harbor Point common shares subject to the Harbor Point options immediately before the effective time and (2) the exchange ratio, the product being rounded down, if necessary, to the nearest whole share; and

•

Exercise Price: the exercise price per Max common share of a new option will be equal to (1) the per share exercise price of the Harbor Point option immediately before the effective time divided by (2) the exchange ratio, the quotient being rounded up, if necessary, to the nearest cent.

Restricted Harbor Point Common Shares

At the effective time, any holder of restricted Harbor Point common shares will have such restricted Harbor Point common shares automatically converted into the number of restricted Max common shares equal to the product of (1) the number of Harbor Point common shares underlying restricted Harbor Point common share awards in effect immediately prior to the effective time and (2) the exchange ratio (the product being rounded, if necessary, to the nearest number of whole shares). The restricted Max common shares received for such restricted Harbor Point common shares will generally remain subject to the same terms and conditions (including as to the vesting schedule) as were applicable to the restricted Harbor Point common shares before the effective time.

Treatment of Warrants

Harbor Point Warrants

At the effective time, each outstanding Harbor Point warrant will cease to represent a right to acquire Harbor Point common shares and will automatically be converted into a new Max warrant to purchase, on substantially similar terms, such number of Max common shares and at an exercise price per share determined as follows:

•

Number of Shares: the number of Max common shares subject to the new Max warrant will be equal to the product of (1) the number of Harbor Point common shares subject to such Harbor Point warrant immediately prior to the effective time and (2) the exchange ratio, the product being rounded down, if necessary, to the nearest whole share; and

•

Exercise Price: the exercise price per Max common share of the new Max warrant will be equal to the quotient of (1) the per share exercise price of such warrant immediately prior to the effective time divided by (2) the exchange ratio, the quotient being rounded up, if necessary, to the nearest cent.

Max Warrants

In connection with the amalgamation, Max will be permitted to amend and restate each of the Max warrants held by Moore Holdings, LLC, a greater than 5% security holder of Max, to cause the anti-dilution provisions in such Max warrants to be amended, effective as of the effective time, to conform to the anti-dilution provisions set forth in the Harbor Point warrants. Among other things, the amended and restated warrants will entitle Moore Holdings, LLC to receive, in the event of any cash dividends by the combined company, an adjustment to the warrant exercise price and the number of shares issuable upon exercise of such Max warrants or, in lieu of such exercise price adjustments, cash upon exercise in an amount that Moore Holdings, LLC would have been entitled to receive had it exercised its Max warrants immediately prior to the record date for such cash dividend. Because of a “most favored nations” provision in the Max warrants held by certain employees of certain Max (including Mr. Minton), such employees will be entitled to the same amendments as are made to the Moore Holdings, LLC amended and restated Max warrants. On March 3, 2010, Mr. Minton agreed to waive the right to receive an adjustment to the exercise price of his Max warrants following the payment by the combined company of cash dividends. Instead, pursuant to the terms of this waiver, in the event of any cash dividends by the combined company, Mr. Minton will only be entitled to cash payments at the time of exercise in the amount he would have received had he exercised his Max warrants immediately prior to the record date for such cash dividends. Max has agreed to use its reasonable best efforts to obtain the same waiver from each Max employee holding Max warrants. The amalgamation agreement includes a closing condition that Max obtain such waivers from employees holding Max warrants representing at least 75% of the Max common shares underlying the employee-held Max warrants outstanding on March 3, 2010. As of March 22, 2010, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, holders of approximately 51.2% of the Max common shares underlying all employee-held Max warrants as of March 3, 2010 have executed such waivers.

Representations and Warranties of the Parties in the Amalgamation Agreement

The amalgamation agreement contains various customary representations and warranties of Max and Harbor Point (and Alterra Holdings with respect to specified sections) relating to, among other things:

•	organization, good standing and corporate power;

•	capital structure;

•	authorization to enter into, and enforceability of, the amalgamation agreement;

•

the absence of conflicts with, or violations of, (1) organizational documents, (2) applicable law or (3) material agreements, indentures or other instruments, in each case as a result of the amalgamation or entry into the amalgamation agreement;

•

the filing, accuracy and completeness of SEC reports (in the case of Max), the preparation and presentation of financial statements, the absence of undisclosed liabilities, the preparation and filing of statements and reports with applicable insurance regulatory authorities, and the furnishing to the other party of risk management policies;

•	compliance with applicable laws and reporting requirements;

•	absence of material pending or threatened legal and arbitration proceedings and investigations;

•	tax matters;

•	absence of certain changes or events in the business or condition of each party;

•	approvals of the respective boards of directors in connection with the amalgamation;

•	the required votes of shareholders;

•	agreements with regulatory agencies or governmental authorities;

•	insurance matters, including statements and reports filed with applicable insurance regulatory authorities and the enforceability of in-force reinsurance agreements;

•	investments and derivatives;

•	material and intercompany contracts;

•	employee benefits and executive compensation;

•	labor relations and other employment matters;

•	intellectual property;

•	real and leased properties;

•	status under certain regulations related to investment advisor status;

•	the opinion of each party’s financial advisors as to fairness of the exchange ratio from a financial point of view;

•	inapplicability of takeover statutes to the amalgamation;

•	broker’s fees payable in connection with the amalgamation;

•	matters relating to this joint proxy statement/prospectus and other related disclosure documents; and

•	the absence of other representations and warranties.

Some of the representations and warranties of Harbor Point, Max and Alterra Holdings in the amalgamation agreement are qualified by knowledge, materiality thresholds, or a “material adverse effect” clause. Max’s representations and warranties are qualified by its disclosures filed with the SEC after January 1, 2010 and prior to March 1, 2010. In addition, Harbor Point’s representations and warranties are qualified by its disclosures in the Company’s Annual Report for the year ended December 31, 2009, which is publicly available on Harbor Point’s website. For purposes of the amalgamation agreement, “material adverse effect” means any change, state of facts, circumstance, event or effect that is materially adverse to (1) the ability of a party to perform its obligations under the amalgamation agreement or to consummate the transactions contemplated thereby on a timely basis or (2) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of a party and its subsidiaries, taken as whole, except for in the case of clause (2) any change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

•	the execution, delivery and announcement of the amalgamation agreement and the transactions contemplated thereby;

•

changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in the Bermudian, U.S. or global financial markets, except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty insurance and reinsurance industry;

•

the commencement, continuation or escalation of acts of war, armed hostilities, sabotage, acts of terrorism or other man-made disaster, except to the extent such events have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty insurance and reinsurance industry;

•

changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industries in similar geographic areas and product markets in which such party operates, except to the extent such changes, circumstances or events have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty insurance and reinsurance industry;

•

changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, act of war, armed hostilities, sabotage, act of terrorism or other natural or man-made disaster;

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changes in U.S. GAAP or in applicable statutory accounting principles (or local equivalents) prescribed or permitted by the applicable insurance regulatory authority, or in any applicable law, in each case occurring after March 3, 2010, except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty insurance and reinsurance industry;

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any change or announcement of a potential change in its or any of its subsidiaries’ credit or claims-paying rating or A.M. Best rating or the ratings of any of its or its subsidiaries’ businesses or securities, but not excluding the underlying cause of such change or announcement;

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the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of the amalgamation agreement, but not excluding the underlying cause of such failure; or

•	any action or failure to act required to be taken by a party pursuant to the express terms of the amalgamation agreement.

In most instances, the representations and warranties of Harbor Point, Max and Alterra Holdings in the amalgamation agreement that are qualified by “material adverse effect” are qualified only to the extent that the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” on Harbor Point and its subsidiaries, or Max and its subsidiaries, as the case may be, in each case, taken as a whole.

The representations and warranties in the amalgamation agreement do not survive after the effective time.

Please see the introduction to this section “The Amalgamation Agreement” for additional information regarding the nature of the representations and warranties in the amalgamation agreement.

Conduct of Business Pending the Closing of the Amalgamation

Each of Max and Harbor Point has agreed that, subject to certain exceptions or as consented to in writing by the other party, during the period from the signing of the amalgamation agreement to the effective time, it and its subsidiaries, among other things, (1) will conduct its respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain permits and licenses and preserve relationships with its employees, investment advisors and managers, customers, policyholders, reinsureds, retrocedents, regulators, agents, administrators, lenders and financing providers and others having business dealings with it and (2) will not, and will not permit any of its subsidiaries, to:

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declare or pay any dividend or make other distributions, with limited exceptions including, (1) dividends or distributions paid by a wholly owned subsidiary of Max or Harbor Point, as the case may be, to it or its wholly owned subsidiary, (2) with respect to Max, regular quarterly cash dividends on Max common shares and with record and payment dates consistent with recent past practice and (3) with respect to Harbor Point, to the extent that Max declares or pays a dividend between signing and closing, the declaration and payment of a dividend to holders of Harbor Point common shares (including restricted Harbor Point shares), Harbor Point warrants (in accordance with their terms) and Harbor Point options (but only to the extent such Harbor Point options will be vested as of December 31, 2010), in an amount per share equal to the product of (x) the per share amount of the corresponding Max dividend and (y) 3.5651; provided that the declaration, setting of record dates and payments dates with respect to the above-described Max and Harbor Point dividends shall be coordinated such that no dividend will be declared before the effective time but paid after the effective time and such that holders of Max common shares and Harbor Point common shares and Harbor Point warrants and Harbor Point options receive the same number of quarterly dividends after the date of the amalgamation agreement and prior to the effective time;

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adjust, split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

•	amend or waive the terms of any option, warrant or other right to acquire shares of its share capital, other than as required by the amalgamation agreement;

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repurchase, redeem or otherwise acquire any shares of its or any of its subsidiaries’ share capital or any securities convertible into or exercisable for any such shares, other than repurchases, redemptions or acquisitions by a wholly owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly owned subsidiaries, with limited exceptions;

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issue, deliver or sell any shares of any class of its (or any of its subsidiaries’) capital shares, any voting debt, any share appreciation rights or any securities convertible or redeemable into, or exercisable or exchangeable for, or any rights, warrants or options to acquire, such shares or voting debt or enter into an agreement with respect to the foregoing, or otherwise make any changes in its capital structure, other than (1) as required by its existing equity benefit plans or warrants, (2) issuances by any of its wholly owned subsidiaries to it or to another of its wholly owned subsidiaries, (3) certain grants of restricted stock to employees and (4) the share issuance;

•	amend or propose to amend its organizational documents or those of any of its subsidiaries;

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with limited exceptions, acquire or agree to acquire any material equity interests in or a material portion of the assets of any other entity or any material assets, rights or properties, or sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of any of its assets, product lines, businesses, rights or properties;

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modify or terminate any material contract (as defined in the amalgamation agreement), or cancel, modify or waive any material debts or claims held by it under, or waive any material rights in connection with, any material contract;

•	enter into any contract that would have been a material contract had it been entered into before entering into the amalgamation agreement;

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fail to comply with its investment policy, or modify its investment policy in any material respect, except as may be required by (or, in its reasonable good-faith judgment, advisable under) U.S. GAAP or in statutory accounting principles prescribed by applicable law;

•	enter into, purchase, sell, amend or modify any derivative contract other than in the ordinary course of business consistent with past practice and its investment policy;

•	voluntarily forfeit, abandon, modify, waive or terminate any of its material permits;

•	take any action with the knowledge and intent that it would result in any of the conditions to the amalgamation agreement not being satisfied;

•	take any action with the knowledge and intent that it that would materially adversely affect the ability of the parties to obtain any of the regulatory approvals;

•	change its methods of accounting except as required by changes in applicable laws, generally accepted accounting principles or in applicable statutory accounting principles;

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make, change or revoke any material tax election, file any amended tax return, settle any tax matters or change its method of tax accounting (except, with respect to any amended return or any change in the accounting method, as required by changes in law (or any taxing authority’s interpretation thereof)), in each case, if such action would increase any of its tax liabilities by a material amount;

•	adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

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settle or compromise any legal proceedings for an amount in excess of specified amounts (excluding any amounts previously reserved for such matters in its December 31, 2009 audited balance sheet and any insurance coverage applicable thereto) or involving any disclosure-based relief, other than ordinary course claims under policies or reinsurance agreements or as required by any agreement or stipulation in effect prior to execution of the amalgamation agreement;

•	enter into, adopt, amend or terminate any of its benefit plans or other arrangements with employees, subject to limited exceptions;

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except as required by its existing benefit plans, increase compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any benefit plan, subject to certain limited exceptions;

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enter into or renew any contract providing for payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent or whose terms would be materially altered upon the occurrence of any of the transactions contemplated by the amalgamation agreement;

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incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), other than (1) in replacement of existing or maturing debt, (2) in connection with amending existing indebtedness agreements in connection with the amalgamation agreement, (3) in the ordinary course of the insurance or reinsurance business, (4) draw-downs pursuant to existing credit facilities and letters of credit and (5) in the case of Harbor Point, guarantees by its subsidiaries of debt of a borrower under its credit facilities for indebtedness otherwise permitted by clauses (1) through (4);

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make any loans, advances or capital contributions, other than (1) to or in any of its wholly owned subsidiaries or (2) for ordinary course transactions related to its investment assets in accordance with its investment policy;

•	cancel any material debts of any person to it or its subsidiaries or waive any claims or rights of material value, except for cancellations or waivers in the ordinary course of business;

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grant, waive or modify any material rights in or assign, lease, transfer, license, abandon, cancel or dispose of any material intellectual property rights, except by a wholly owned subsidiary to it or its subsidiaries or that results in the creation of an encumbrance permitted under the amalgamation agreement;

•	enter, to the extent material, any new lines of business, any classes or any markets in which it and its subsidiaries do not operate as of the date of the amalgamation agreement;

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alter or amend in any material respect its risk management policies or any underwriting, claim handling, loss control, calculation of loss reserves or expenses, actuarial, financial reporting or accounting or compliance practices, guidelines, policies or interpretations or any material assumption underlying an actuarial practice or policy, except as may required by (or in its reasonable good faith judgment, is advisable under) U.S. GAAP, applicable statutory accounting principles or applicable law;

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adjust the voting power of any holder of Harbor Point common shares pursuant to bye-law 51 of Harbor Point’s bye-laws or any holder of Max common shares pursuant to bye-law 52 of Max’s bye-laws, except for adjustments made in a manner generally consistent with past practices and procedures; or

•	agree to or make any commitment to take or authorize, any of the actions described above.

Special Dividend

It is the intention of Max and Harbor Point that, following the closing, the board of directors of the combined company will declare, and the combined company will pay, the special dividend to shareholders of record of the combined company as of a date following the effective time of the amalgamation in an amount to be determined by the directors of the combined company after taking into account all relevant factors, including receipt of an indication from A.M. Best that each of the combined company’s insurance subsidiaries will maintain a Financial Strength Rating of at least “A” after giving effect to the special dividend. The parties contemplate that the special dividend will be $2.50 per share of the combined company (approximately $300 million in total). Harbor Point options that will be vested in the calendar year in which the special dividend is paid will be entitled to be paid a dividend equivalent in an amount equal to (1) the per share cash payment made to holders of common shares of the combined company multiplied by (2) the number of common shares of the combined company subject to such Harbor Point option (as converted pursuant to the amalgamation). It is also the intention of the parties that holders of Max options will be entitled to an equitable adjustment to the exercise price of such Max options in order to take into account the payment of the special dividend.

Existing Credit Facilities

The parties shall, and shall cause each of their respective subsidiaries to, use commercially reasonable efforts to cooperate with each other and to cause their respective directors, officers, employees, agents and representatives to cooperate in connection with the arrangement and consummation of the financing; provided that (1) such requested cooperation does not unreasonably interfere with the ongoing operations of a party and its subsidiaries prior to the effective time and (2) no party or any of its subsidiaries shall be required to incur any liability under the financing prior to the effective time unless any such liability is (a) contingent upon the occurrence of the closing and not material to Max and its subsidiaries (including Harbor Point and its subsidiaries) taken as a whole after giving effect to the amalgamation or (b) expressly contemplated by the respective amendments to the Max credit facility or the Harbor Point credit facility. The “financing” refers to (1) an amendment to the Harbor Point credit facility that was negotiated prior to the signing of the amalgamation agreement, (2) an amendment to the Max credit facility that was negotiated prior to the signing of the amalgamation agreement and (3) in the event that the parties determine it is desirable to obtain new credit facilities and/or obtain amendments or waivers under any of its existing credit facilities or other existing financing arrangements (not contemplated by (1) and (2) above or in the paragraph below), such new credit facilities and/or amendments or waivers.

Max shall, and shall cause Max Bermuda Ltd. to, use reasonable best efforts to (1) obtain an amendment to the Nova Scotia credit facility that permits (a) Max Bermuda Ltd. to make certain restricted payments as defined in the Max credit facility, as amended and (b) the guarantee by Max Bermuda Ltd. and its subsidiaries that are affected parties (as defined in the Max credit facility) of the indebtedness under the Max credit facility, as amended, and the Harbor Point credit facility, as amended, (2) cause the payment in full of any and all indebtedness and other obligations under the Nova Scotia credit facility, which would be terminated or (3) take such other actions as shall (a) cause the Nova Scotia credit facility to comply with the terms of the Harbor Point credit facility, as amended, and the Max credit facility, as amended, as of the effective time and (b) be agreed to by the Max Agent and be reasonably acceptable to Harbor Point. Neither Max, Max Bermuda Ltd. nor their subsidiaries shall be required to incur financial liability in connection with obtaining this amendment to the Nova Scotia credit facility or complying with (3) above prior to the effective time unless such liability is not material to Max and its subsidiaries (including Harbor Point and its subsidiaries) taken as a whole after giving effect to the amalgamation.

Access to Information; Confidentiality

Each of Max and Harbor Point have agreed to provide, upon reasonable notice, to the officers, employees and representatives of the other party access, during normal business hours through the earlier of the termination of the amalgamation agreement and the effective time, to all of its properties, books, contracts, records and officers and all other information concerning its business, properties and personnel as such other party may reasonably request, subject to certain restrictions. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of their existing confidentiality agreement.

Shareholders Meetings

Each of Max and Harbor Point has agreed to duly call, give notice of, convene and hold a special meeting of its shareholders within 45 days following the effectiveness of this joint proxy statement/prospectus and to use its reasonable best efforts to solicit proxies from its shareholders for purposes of obtaining the shareholder votes required to approve the proposals to be voted on at such special meeting. The parties have also agreed to use commercially reasonable efforts to hold their respective special meetings substantially concurrently, except that Harbor Point may in its sole discretion decide to hold the Harbor Point special meeting before the Max special meeting.

Agreement with Respect to Proxies

Harbor Point has acknowledged that pursuant to the Harbor Point shareholder voting agreements each Harbor Point shareholder that is a party to such a shareholder voting agreement has irrevocably granted to and appointed Max (and up to two of Max’s designated representatives) as such shareholder’s proxy to vote such shareholder’s Harbor Point common shares at any duly convened special meeting of Harbor Point’s shareholders, or in any action by written consent of the shareholders, in accordance with the terms of the Harbor Point shareholder voting agreements and Harbor Point has further agreed to recognize the grant of such proxy and the exercise thereof by Max (or one of Max’s designated representatives) in accordance with the terms of the Harbor Point shareholder voting agreements.

Max has acknowledged that pursuant to the Max shareholder voting agreements each Max shareholder that is a party to such shareholder voting agreement has irrevocably granted to and appointed Harbor Point (and up to two of Harbor Point’s designated representatives) as such shareholder’s proxy to vote such shareholder’s Max common shares at any duly convened special meeting of Max’s shareholders, or in any written consent of the shareholders, in accordance with the terms of the Max shareholder voting agreements and Max has further agreed to recognize the grant of such proxy and the exercise thereof by Harbor Point (or one of Harbor Point’s designated representatives) in accordance with the terms of the Max shareholder voting agreements.

As of March 22, 2010, holders of approximately 12.3% of the voting power of the outstanding Max common shares as of such date (after applying certain voting cut-backs in accordance with Max’s bye-laws) have agreed to vote in favor of the share issuance and each of the Max name changes.

As of March 22, 2010, holders of approximately 49.7% of the voting power of the outstanding Harbor Point common shares as of such date (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws) have agreed to vote in favor of the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and each of the Harbor Point name changes.

Additional Agreements

Subject to the terms and conditions of the amalgamation agreement, Max and Harbor Point have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the amalgamation agreement and applicable law to consummate the amalgamation and the other transactions contemplated by the amalgamation agreement as promptly as practicable after the date of the amalgamation agreement, including:

•	preparing and filing within 15 days following the date of the amalgamation agreement all filings required to obtain all required regulatory approvals and all other consents;

•	supplying any additional information and documentary material that may be requested pursuant to such requirements, and requesting the early termination of the waiting period under the HSR Act;

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to the extent permissible under applicable laws, cooperating in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party;

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to the extent permissible under applicable laws, keeping the other party apprised of the status of matters relating to completion of the transactions contemplated by the amalgamation agreement and promptly informing the other party of any communication in connection with any governmental entity and of any material communication in connection with any proceeding by any private party;

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to the extent permissible under applicable laws, giving the other party or its representatives a reasonable opportunity to review and comment on any material communication in advance of the transmission thereof and consulting with the other party in advance of, and to the extent possible allowing the other party to participate in, any meeting or conference with any such governmental entity or, in connection with any proceeding by any private party, with any other person; and

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subject to the right of each party’s board of directors to make a recommendation change, as summarized below in “—Restrictions on Change in Recommendation by the Boards of Directors of Max or Harbor Point,” the reasonable opportunity to participate in the defense of any legal proceedings against it or its directors or officers relating to the amalgamation agreement and the transactions contemplated thereby.

Notwithstanding the foregoing, in connection with obtaining a required governmental approval, neither Max nor Harbor Point or any of their respective subsidiaries will be required to incur any “regulatory material adverse effect,” which means that (1) neither Max nor Harbor Point or any of their respective subsidiaries will be required to sell, divest, hold separate, or otherwise dispose of any of its or its subsidiaries’ respective businesses, product lines or assets, (2) Max will not be required to conduct its and its subsidiaries’ (including Harbor Point and its subsidiaries), taken as a whole after giving effect to the amalgamation, business in a specified manner and

(3) neither Max nor Harbor Point shall be required to agree to take any other action or any restriction, limitation or condition that in the case any of clause (1), (2) or (3) above, would or would reasonably be expected to have a material adverse effect on Max and its subsidiaries (including Harbor Point and its subsidiaries), taken as a whole after giving effect to the amalgamation.

Restrictions on Solicitation of Takeover Proposals by Max and Harbor Point

Each of Max and Harbor Point and their respective subsidiaries will not, and must use its respective reasonable best efforts to direct its representatives not to, directly or indirectly, solicit, initiate, encourage or facilitate any proposal or offer relating to, or that would reasonably be expected to lead to (1) any direct or indirect acquisition or purchase (in any transaction or series of related transactions) of any assets (including, without limitation, shares of its subsidiaries) or businesses that constitute 10% or more of the consolidated assets of such party and its subsidiaries or account for 10% or more of the consolidated net income of it and its subsidiaries, or 10% or more of any class of equity securities of such party, (2) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning securities representing 10% or more of any class of its equity securities or (3) a merger, amalgamation, scheme of arrangement, recapitalization, consolidation, business combination, liquidation, dissolution, joint venture, share exchange or similar transaction involving such party or any of its subsidiaries, in each case pursuant to which any person or the shareholders of such person would own 10% or more of any class of equity securities of such party or of any resulting parent company, in each such case which we refer to as a “takeover proposal.”

Additionally, except as described below, each of Max and Harbor Point and their respective subsidiaries may not, and must use its respective reasonable best efforts to direct its representatives not to, directly or indirectly: (1) enter into or otherwise participate in any discussions or negotiations regarding, or provide any information to any person in connection with, or in furtherance of, any takeover proposal; (2) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any person with respect to it or any of its subsidiaries; (3) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any takeover proposal or submit a takeover proposal to a vote of its shareholders prior to the termination of the amalgamation agreement; (4) enter into or approve or recommend or publicly propose to approve or recommend the entering into any letter of intent or other similar agreement related to, any takeover proposal prior to the termination of the amalgamation agreement (except with respect to a confidentiality agreement in accordance with the terms described below); or (5) authorize, commit or agree to do any of the foregoing.

Each of Max and Harbor Point must advise the other party orally and in writing within 24 hours of the receipt of any takeover proposal indicating the identity of the third party making such takeover proposal and the material terms and conditions of such takeover proposal, including providing copies of any related documentation and correspondence. In addition, a party that receives a takeover proposal must keep the other party fully informed on a reasonably current basis of the status of such takeover proposal (including any material changes to the terms and conditions of such takeover proposal).

Notwithstanding the foregoing, if, prior to Max’s shareholders approving the share issuance (in the case of Max) or Harbor Point’s shareholders approving and adopting the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (in the case of Harbor Point), the board of directors of Max or Harbor Point, as the case may be, determines in good faith (after consultation with its outside legal and financial advisors) that a takeover proposal that has been publicly announced or otherwise communicated to the officers or board of directors of Max or Harbor Point, as the case may be, would reasonably be likely to lead to a superior proposal (as defined below), it may participate in any discussions or negotiations regarding, furnish information with respect to, or waive, modify or elect not to enforce any confidentiality or “standstill” or similar obligation in respect of such takeover proposal; provided that (1) prior to furnishing information to, or negotiating with, any person with respect to a takeover proposal Max or Harbor Point, as the case may be, must enter into a confidentiality agreement with such person containing confidentiality and standstill provisions not less restrictive in the aggregate than those in the existing confidentiality agreement between Max and Harbor Point and (2) all such information has been previously made available to the other party or will be made available substantially concurrent with the time it is provided to the third party making such takeover proposal.

With respect to Max or Harbor Point, as the case may be, the term “superior proposal” means a written takeover proposal that would reasonably be expected to lead to (1) the acquisition or purchase (in any transaction or series of related transactions) of any assets (including, without limitation, shares of its subsidiaries) or businesses that constitute 50% or more of the consolidated assets of it and its subsidiaries or account for 50% or more of the net income of it and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities of such party, (2) a tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning securities representing 50% or more of any class of its equity securities, or (3) a merger, amalgamation, scheme of arrangement, recapitalization, consolidation, business combination, liquidation, dissolution, joint venture, share exchange or similar transaction involving it or any of its subsidiaries, in each case pursuant to which any person or the shareholders of such person would own 50% or more of any class of equity securities of such party or of any resulting parent company, which its board of directors determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the availability of any necessary financing), is more favorable to its shareholders than the transactions contemplated by the amalgamation agreement (taking into account any written proposal by the other party to amend the amalgamation agreement) and which its board of directors determines is reasonably likely to be consummated.

As summarized below in “—Termination of the Amalgamation Agreement—Effect of Termination; Remedies,” under certain circumstances (among others) as described in the amalgamation agreement, if within nine months of the termination of the amalgamation agreement, either Harbor Point or Max enters into or consummates a transaction in connection with any takeover proposal (with references to “10%” in the definition of “takeover proposal” deemed to be a reference to “more than 50%”), then the party entering such transaction with such person may be liable to the other party for a termination fee of $60 million upon the earlier of the date of execution or consummation of such agreement for such transaction.

Restrictions on Change in Recommendation by the Boards of Directors of Max or Harbor Point

Each of Harbor Point’s board of directors and Max’s board of directors may not (1) withhold, withdraw, modify or qualify, in a manner adverse to the other party, its recommendations to approve the share issuance (in the case of Max) or to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (in the case of Harbor Point), (2) fail to include its recommendation in this joint proxy statement/prospectus (in the case of Max) and in this joint proxy statement/prospectus or any other Harbor Point shareholder materials (in the case of Harbor Point) or (3) recommend any takeover proposal, unless, in each case, such board has concluded in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable law and, if such action is taken in connection with a takeover proposal such party’s board of directors shall also determine after consulting with its outside legal counsel and financial advisors, that such takeover proposal constitutes a superior proposal. Before a party’s board of directors can take any of the actions set forth in this paragraph (in each case which we refer to as a “recommendation change”), it must (1) provide five days’ prior written notice of such change to the other party specifying the reasons for such recommendation change, (2) during such five-day period, negotiate in good faith with the other party regarding any amendment or waiver to the amalgamation agreement proposed by the other party and (3) determine that such takeover proposal remains a superior proposal after taking into account any amendment or waiver to the amalgamation agreement proposed by the other party resulting from such negotiations. Neither party’s board of directors may make a recommendation change if such party has materially breached its obligations with respect to changing its recommendation or soliciting takeover proposals.

Even if Harbor Point or Max has made a recommendation change, each will still be required to hold the Harbor Point special meeting or the Max special meeting, as applicable, unless the amalgamation agreement is otherwise terminated.

Expenses

Whether or not the amalgamation closes, all expenses incurred in connection with the amalgamation agreement and the transactions contemplated by the amalgamation agreement will be paid by the party incurring such expense, except as otherwise described in the amalgamation agreement, and except that Max and Harbor Point will share equally any out-of-pocket expenses (excluding fees and disbursements to advisors) incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus.

Max and Harbor Point have agreed that Harbor Point will promptly, and in no event later than three business days after receipt of a written request, reimburse each holder of Harbor Point common shares for any HSR Act filing fees incurred by such holder as the result of any filing made by such holder (or on such holder’s behalf) in connection with the amalgamation.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time, Max will and, to the extent possible, will cause the amalgamated company to indemnify, defend and hold harmless, and provide advancement of expenses to any person who is or was a director or officer of Max or any of its subsidiaries, which we refer to as a “Max indemnified party,” or Harbor Point or any of its subsidiaries, which we refer to as a “Harbor Point indemnified party,” against all losses, claims, damages and expenses with regard to any claims, actions, suits or proceedings arising out of the fact that such person is or was a director or officer of Max and its subsidiaries or Harbor Point and its subsidiaries, as the case may be, and pertaining to any matter that existed or occurred at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the amalgamation agreement and the consummation of the amalgamation and the other transactions contemplated thereby.

In addition, after the effective time, the amalgamated company will, and Max will cause the amalgamated company to, maintain in effect the provisions in its bye-laws providing for indemnification, advancement of expenses and exculpation of the Harbor Point indemnified parties with respect to the facts or circumstances occurring at or prior to the effective time, to the fullest extent permitted under applicable law.

The amalgamated company will, and Max has agreed to cause the amalgamated company to, either (1) continue to maintain in effect for six years from the effective time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Harbor Point indemnified parties as Harbor Point’s current directors’ and officers’ liability insurance and fiduciary liability policy, which we refer to as the “current Harbor Point policy,” with respect to matters existing or occurring at or prior to the effective time (including the transactions contemplated by the amalgamation agreement) or (2) purchase a six-year extended reporting period endorsement with respect to the current Harbor Point policy and maintain this endorsement in full force and effect for its full term. Such insurance must be placed through brokers and with insurance carriers that are specified by Harbor Point and that are reasonably acceptable to Max. The amalgamated company (and Max) shall not be required to spend an annual premium in excess of 350% of the annual premiums currently paid by Harbor Point for the current Harbor Point policy in procuring any such coverage. Harbor Point has the sole and exclusive option to procure a reporting period endorsement with respect to the current Harbor Point policy at any time prior to closing so long as such endorsement is in compliance with the requirements described above.

Max will either (1) continue to maintain in effect for six years from the effective time directors’ and officers’ insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Max indemnified parties as Max’s current directors’ and officers’ liability insurance and fiduciary liability insurance policy, which we refer to as the “current Max policy,” with respect to matters existing or occurring at or prior to the effective time (including the transactions contemplated by the amalgamation agreement) or (2) purchase a six-year extended reporting period endorsement with respect to the current Max policy and maintain this endorsement in full force and effect for its full term. Such insurance policies must be placed through brokers and with insurance carriers as may be specified by Max and as are reasonably acceptable to Harbor Point. Max is not permitted to spend an annual premium in excess of 350% of the annual premiums currently paid by Max for the current Max policy in procuring any such coverage. Max has the sole and exclusive option to procure a reporting period endorsement with respect to the current Max policy at any time prior to closing so long as such endorsement is in compliance with the requirements described above

In addition, Max and Harbor Point have agreed that the combined company will enter into a customary director indemnification agreement with each post-closing director as of the closing date in which it will agree, to the fullest extent permitted by applicable law, to indemnify and provide advancement of expenses to each post-closing director in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such post-closing director is or was a director or officer of the combined company or any of its subsidiaries (including Harbor Point and its subsidiaries).

The parties executed the amalgamation agreement as a deed, and the Harbor Point indemnified parties and the Max indemnified parties have the right to separately sign the amalgamation agreement relating to indemnification, advancement of expenses and exculpation, the provision of tail insurance policies, and the applicability of such provisions to successor entities directly against Max, Harbor Point and Alterra Holdings at any time prior to 10 business days prior to closing. In addition, the amalgamation agreement provides that all of the Harbor Point indemnified parties and the Max indemnified parties are third-party beneficiaries to the amalgamation agreement with the right to enforce the terms of the amalgamation agreement with respect to all such matters.

Employee Benefits

As of the effective time, the combined company will (or will cause its subsidiaries to) continue to employ each person employed by Max or Harbor Point and any of their respective subsidiaries as of the effective time. Except as outlined below, nothing contained in the amalgamation agreement will restrict the combined company in the future in the exercise of its independent, good faith business judgment as to the terms and conditions under which such employment will continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to any employees.

For a period of not less than one year following the closing date, the combined company will (or will cause its subsidiaries to) make available to the employees that immediately prior to the closing were employed by Harbor Point, employee benefits and compensation opportunities substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for such individuals from Harbor Point immediately prior to the closing.

The combined company and its subsidiaries will ensure that any compensation and benefit plan in which employees are eligible to participate after the closing shall take into account for purposes of eligibility and vesting thereunder (except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits) service by employees with Harbor Point or any of its subsidiaries before the closing, to the same extent such service was credited prior to the closing under a comparable compensation and benefit plan of Max or Harbor Point; provided, however, that Max and its subsidiaries shall credit each Harbor Point employee’s years of service with Harbor Point, its predecessors and their subsidiaries for purposes of eligibility for the retirement vesting provided with respect to awards to be granted to Harbor Point employees under the Max 2008 Stock Incentive Plan as in effect on March 3, 2010. Except as otherwise required under applicable law, the term “retirement” applied with respect to awards to be made to Harbor Point employees under the Max 2008 Stock Plan from and after the closing date shall be no less favorable than the term “retirement” applied with respect to awards to be made to employees of Max and its subsidiaries from and after the closing date.

From and after the closing, the combined company will honor all Harbor Point benefit plans in accordance with their terms as in effect immediately before the closing; provided that nothing in the amalgamation agreement will limit the right of Max to amend or terminate any such plan in accordance with its terms. For the avoidance of doubt, nothing in the amalgamation agreement or in this joint proxy statement/prospectus will give any third party, including any employee, any right to rely upon or demand or enforce the provisions of the amalgamation agreement relating to employee matters.

Waivers of Vesting of Max Compensatory Awards

Max has obtained waivers from Messrs. Becker, Guagliano, Kalainoff, Minton, Mullan, Roberts and Vaccaro with respect to the vesting of certain Max benefit awards upon consummation of the amalgamation. The waiver of accelerated vesting shall be applicable only to the transactions contemplated by the amalgamation agreement, including the consummation of the amalgamation, and shall not apply to any other transaction or event. Each waiver sets forth events pursuant to which a holder’s benefit awards would continue to vest after the consummation of the amalgamation, including upon the holder’s death or termination of employment for disability or without cause or by such holder for good reason, as such terms are defined under the benefit plan or award. Such waivers remaining in full force and effect is a closing condition to the amalgamation agreement.

Waivers of Dividend Equivalents on Harbor Point Options

Harbor Point has agreed to use its reasonable best efforts to obtain waivers from each of the holders of Harbor Point options pursuant to which such holders of Harbor Point options will, effective upon the closing, release, waive and discharge Harbor Point, Max and their respective successors, assigns, officers, directors, and agents from any and all claims such option holder has or may have with respect to the payment, after the effective time, of dividend equivalents in respect of any dividend paid to holders of common shares of the combined company; provided that holders of Harbor Point options that will be vested in the calendar year in which the special dividend is paid will be entitled to payment in an amount equal to (1) the per share cash payment made to holders of common shares of the combined company in respect of the special dividend multiplied by (2) the number of common shares of the combined company subject to such Harbor Point option (as converted pursuant to the amalgamation). The receipt of such waivers from holders of at least 75% of the Harbor Point common shares underlying all outstanding Harbor Point options as of March 3, 2010, is a condition to closing. As of March 22, 2010, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, holders of approximately 57.7% of the Harbor Point common shares underlying all outstanding Harbor Point options as of March 3, 2010, have executed such waivers.

Nasdaq Global Select Market Listing; Reservation for Issuance

Max will use its reasonable best efforts to cause all the following Max common shares to be approved for listing and quotation on the Nasdaq Global Select Market, subject to official notice of issuance, no later than the closing date: (1) all Max common shares to be issued in the amalgamation to Harbor Point shareholders (including in respect of restricted Harbor Point common shares) and (2) all Max common shares to be reserved for issuance upon exercise or vesting of the Harbor Point options, Harbor Point warrants or other Harbor Point equity awards. Max will take all action necessary to reserve for issuance, prior to the amalgamation, such Max common shares that by their terms and in accordance with this agreement, will not be issued until after the effective time. The authorization for listing on the Nasdaq Global Select Market, subject to official notice of issuance, of the Max common shares listed in clauses (1) and (2) above is a closing condition to the amalgamation agreement.

Book Value Calculations

Within two business days after the date of its shareholder meeting, either Harbor Point or Max may request in writing that the other party prepare an estimate of its book value as of one business day prior to such shareholder meeting, which we refer to as the “measurement date.” Such book value estimate must be delivered (together with reasonable supporting analysis) to the requesting party within five calendar days of such written request. The requesting party will then have five calendar days to review such book value estimate and supporting analysis, together with such other information it may reasonably request. If the parties are unable to agree on the amount of the non-requesting party’s book value during this five calendar day period and the requesting party believes in good faith that the non-requesting party’s book value as of the measurement date is less than 80% of the non-requesting party’s book value as of December 31, 2009, then the requesting party may refer the determination of such book value to an independent accounting firm that is reasonably acceptable to the non-requesting party. The parties must submit their respective final proposal as to the disputed book value estimate within three business days following the referral to the independent accounting firm. The independent accounting firm will select one of these final proposals as being the most representative of the disputed book value and such determination will be final and binding on the parties.

Max may terminate the amalgamation agreement if the Max shareholders have approved the share issuance and it is determined pursuant to the procedures set forth above that Harbor Point’s book value as of the measurement date is less than 80% of Harbor Point’s book value as of December 31, 2009.

Harbor Point may terminate the amalgamation agreement if the Harbor Point shareholders have approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and it is determined pursuant to the procedures set forth above that Max’s book value as of the measurement date is less than 80% of Max’s book value as of December 31, 2009.

Conditions to the Amalgamation

Max’s and Harbor Point’s respective obligations to complete the amalgamation are subject to the fulfillment or waiver (by each of Max and Harbor Point) of certain conditions, including:

•

Max shall have obtained the required affirmative vote of its shareholders to approve the share issuance, and Harbor Point shall have obtained the required affirmative vote of its shareholders to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation;

•

the Max common shares to be issued or reserved for issuance in connection with the amalgamation shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•

certain regulatory filings, approvals or exemptions shall have been made, including under the HSR Act and with the Connecticut Insurance Department, have occurred or been obtained, and any waiting periods applicable thereto shall have terminated or expired, in each case, without the occurrence of a regulatory material adverse effect;

•

the registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

•	no injunction or other legal restraints or prohibitions preventing the closing shall be in effect;

•	the amendments to each of the Max credit facility and the Harbor Point credit facility shall be in full force and effect or financing in lieu thereof shall be in full force and effect;

•

A.M. Best (1) shall have given oral or written notice to each of Max and Harbor Point that each of Max’s and Harbor Point’s respective insurance subsidiaries has been or will be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation and (2) shall not have given oral or written notice to Max or Harbor Point that any of such ratings will be downgraded, suspended, withdrawn or retracted (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute the failure of the condition described in this clause (2)); and

•

if a party has requested a post-shareholder meeting book value calculation pursuant to the amalgamation agreement, the final determination under the amalgamation agreement with respect to such calculation has been made.

Each of Max’s and Harbor Point’s obligations to complete the amalgamation is also separately subject to the satisfaction or waiver of a number of conditions, including:

•

subject to the materiality standards provided in the amalgamation agreement, the representations and warranties of each other party in the amalgamation agreement will be true and correct, and each party will have performed its obligations under the amalgamation agreement (and each other party will have received a certificate from the other party to such effect);

•	receipt by each of Max and Harbor Point of a tax opinion with respect to certain U.S. federal income tax consequences of the amalgamation; and

•	the receipt of executed lock-up agreements from certain holders of the other party’s common shares, which lock-up agreements shall be in full force and effect.

In addition, Harbor Point’s obligation to complete the amalgamation is also separately subject to the satisfaction or waiver of the following conditions:

•

the receipt of executed waivers from certain holders of Max benefit awards with respect to the vesting of those awards in connection with consummation of the amalgamation, which waivers shall be in full force and effect;

•

all required actions shall have been taken such that the designees of Harbor Point serving as post-closing directors of the combined company shall be appointed and entitled to serve as directors of the combined company;

•

the consent, termination and release agreement among Max, Harbor Point, Moore Holdings, LLC and Moore Global Investments, Ltd. with respect to the existing shareholders’ agreement among Max, Max Bermuda Ltd., Moore Holdings, LLC, Moore Global Investments, Ltd. and the other signatories thereto, pursuant to which the Moore entities will consent to Max granting certain registration rights to certain Harbor Point shareholders, shall be in full force and effect;

•

the receipt of executed waivers from employees holding Max warrants representing at least 75% of the Max common shares underlying the Max warrants held by Max employees outstanding on March 3, 2010 with respect to certain rights thereunder, which waivers shall be in full force and effect; and

•

either (1) the execution and delivery of an amendment to the Nova Scotia credit facility, (2) the payment in full of any and all indebtedness and other obligations owed by Max Bermuda Ltd. under the Nova Scotia credit facility and the termination thereof or (3) the receipt of evidence that the Nova Scotia credit facility is in compliance with the Harbor Point credit facility and the Max credit facility, which evidence is agreed to by the Max Agent and the Harbor Point Agent and is reasonably acceptable to Harbor Point.

In addition, Max’s obligation to complete the amalgamation is also separately subject to the satisfaction or waiver of the following conditions:

•

the receipt of executed waivers from certain holders of Harbor Point options representing at least 75% of the Harbor Point common shares underlying the Harbor Point options with respect to the entitlement to payment of dividend equivalents following the effective time (other than in respect of the special dividend contemplated to be declared and paid by the combined company following the effective time), which waivers shall be in full force and effect;

•	the existing securityholders’ agreement among Harbor Point and the securityholders named therein shall have been terminated; and

•	the waiver agreement, dated March 3, 2010, among HP Re Bermuda, Federal and the other parties thereto shall be in full force and effect.

Termination of the Amalgamation Agreement

Termination

The amalgamation agreement may be terminated, at any time prior to the effective time, by mutual written consent of Max and Harbor Point, and, subject to certain limitations described in the amalgamation agreement, by either Max or Harbor Point by notice to the other party, if any of the following occurs:

•

a regulatory approval required by the amalgamation agreement to be obtained has been denied or any governmental authority has taken any action permanently restraining or prohibiting the amalgamation and such denial or action has become final and non-appealable (provided that such termination right shall not be available to any party whose failure to comply in any material respect with any provision of the amalgamation agreement primarily contributed to any such denial or action);

•

the amalgamation has not been consummated on or prior to September 30, 2010 (provided that such termination right will not be available to any party whose failure to comply in any material respect with any provision of the amalgamation agreement primarily contributed to the failure of the effective time to occur on or prior to such date);

•

(1) the other party’s board of directors has modified or withdrawn its recommendation to its shareholders (including by failing to include its recommendation to shareholders in this joint proxy statement/prospectus), or (2) the other party has materially breached (A) its obligations regarding the holding of its special meeting or (B) its non-solicitation obligations under the amalgamation agreement;

•

the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 30 days following written notice to the breaching party or is not capable of being so remedied (provided that such termination right shall not be available to any party unless it is not in material breach of its obligations under the amalgamation agreement);

•

the Max shareholders have not approved the share issuance at the Max special meeting or the Harbor Point shareholders have not approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the amalgamation at the Harbor Point special meeting; or

•

A.M. Best shall have provided oral or written notice to either of Max or Harbor Point that each of Max’s and Harbor Point’s respective insurance subsidiaries will not be assigned a Financial Strength Rating of at least “A” after giving effect to the amalgamation (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right); provided that such termination will only take effect upon the earlier of (1) 30 days from the notice of termination and (2) September 30, 2010, and prior to the effectiveness of such termination the parties will engage in good faith discussions regarding such notice of termination.

The amalgamation agreement may be terminated, at any time prior to the effective time, subject to certain limitations described in the amalgamation agreement, by Max, if any of the following occurs:

•

the total number of dissenting Harbor Point common shares for which appraisal rights have been properly exercised in accordance with Bermuda law exceeds 15% of the issued and outstanding Harbor Point common shares on the business day immediately following the last day on which Harbor Point shareholders can require appraisal of their common shares under Bermuda law;

•

following the Max special meeting, if Max’s shareholders have approved the share issuance and Harbor Point’s book value as of the measurement date is less than 80% of Harbor Point’s book value as of December 31, 2009; or

•

A.M. Best has given oral or written notice to Harbor Point that the Financial Strength Rating of any of Harbor Point’s insurance subsidiaries has been or will be suspended, withdrawn, retracted or downgraded below “A with stable outlook” (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right).

The amalgamation agreement may be terminated, at any time prior to the effective time, subject to certain limitations described in the amalgamation agreement, by Harbor Point, if any of the following occurs:

•

following the Harbor Point special meeting, if Harbor Point’s shareholders have approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the amalgamation and Max’s book value as of the measurement date is less than 80% of Max’s book value as of December 31, 2009; or

•

A.M. Best has given oral or written notice to Max that the Financial Strength Rating of any of Max’s insurance subsidiaries has been or will be suspended, withdrawn, retracted or downgraded below “A- with positive outlook” (provided that the placing of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right).

Effects of Termination; Remedies

If the amalgamation agreement is terminated as described in “—Termination,” the amalgamation agreement will become void, and there will be no liability or obligation of any party or its officers and directors under the amalgamation agreement, except as to certain limited provisions relating to confidentiality, book value calculations (but only as required pursuant to the corresponding termination right), the payments of termination fees in connection with a termination (as applicable), and other transaction expenses, which will survive the termination of the amalgamation agreement, except that no party shall be relieved or released from any liabilities or damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs and may include to the extent proven the benefit of the bargain lost by a party’s shareholders, taking into consideration relevant matters, which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of the amalgamation agreement or fraud.

If either of the parties terminates the amalgamation agreement, Harbor Point or Max will be required to pay the other a termination fee of $60 million under the following circumstances:

•

if (1) the non-terminating party’s board of directors has made a recommendation change, or (2) the non-terminating party has materially breached its obligations regarding the holding of a shareholder meeting or its non-solicitation obligations under the amalgamation agreement;

•

if the amalgamation agreement is terminated for failure to complete the amalgamation on or prior to September 30, 2010, and (1) at any time on or after March 3, 2010, and prior to September 30, 2010, a takeover proposal (with references to “10%” in the definition of “takeover proposal” deemed to be a reference to “more than 50%”) has been publicly announced or otherwise communicated to the board of directors or officers of a party and (2) within nine months of the termination date, such party enters into or consummates a transaction in connection with any takeover proposal (with references to “10%” in the definition of “takeover proposal” deemed to be a reference to “more than 50%”); and

•

if the amalgamation agreement is terminated on the basis of certain material breaches thereof (as provided therein) and (1) at any time on or after March 3, 2010, and prior to such termination a takeover proposal (with references to “10%” in the definition of “takeover proposal” deemed to be a reference to “more than 50%”) has been publicly announced or otherwise communicated to the board of directors or officers of the breaching party and (2) within nine months of the termination date, the breaching party enters into or consummates a transaction in connection with any takeover proposal (with references to “10%” in the definition of “takeover proposal” deemed to be a reference to “more than 50%”).

In addition to the foregoing:

•

Harbor Point will pay the $30 million Harbor Point no approval fee to Max if either party has terminated the amalgamation agreement following the failure of Harbor Point’s shareholders to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (and if Max is the terminating party, its shareholders have approved the share issuance or such vote has not yet been taken). In addition, if within nine months of such termination date, Harbor Point or any of its subsidiaries enters into or consummates a transaction in connection with any takeover proposal (with references to “10% in the definition of “takeover proposal” deemed to be a reference to “more than 50%”), then Harbor Point will pay the difference between the termination fee and the Harbor Point non-approval fee to Max (in other words, an additional $30 million); provided, however, that no Harbor Point no approval fee or termination fee shall be payable if Max’s book value as of the measurement date is finally determined pursuant to the amalgamation agreement to be less than 80% of Max’s book value as of December 31, 2009.

•

Max will pay the Max no approval fee equal to $30 million (or $40 million if 17 days after the registration statement of which this joint proxy/prospectus forms a part is declared effective (1) Harbor Point delivers Harbor Point shareholder voting agreements that, together with the previously-executed Harbor Point shareholder voting agreements, represent at least 75% of the outstanding voting power of Harbor Point common shares (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws) or (2) the Harbor Point’s shareholder approval has been obtained) if either party has terminated the amalgamation agreement following the failure of Max’s shareholders to approve the share issuance (and if Harbor Point is the terminating party, the Harbor Point shareholders have approved and adopted the amalgamation agreement, the statutory amalgamation agreement and the amalgamation or such vote has not yet been taken). In addition, if within nine months of such termination date, Max or any of its subsidiaries enters into or consummates a transaction in connection with any takeover proposal (with references to “10% in the definition of “takeover proposal” deemed to be a reference to “more than 50%”), then Max will pay the difference between the Max no approval fee and the termination fee to Harbor Point (in other words, an additional $30 million or $20 million); provided, however, that no Max no approval fee or termination fee shall be payable if Harbor Point’s book value as of the measurement date is finally determined pursuant to the amalgamation agreement to be less than 80% of Harbor Point’s book value as of December 31, 2009.

Amendments and Waiver of the Amalgamation Agreement

Amendments

The amalgamation agreement may be amended in writing by the parties by action taken or authorized by their respective boards of directors, at any time before or after the approval of matters presented in connection with the amalgamation by the Max shareholders and Harbor Point shareholders. Following such approval, however, no amendment may be made that by law (or as applied to Max, the rules and regulations of the Nasdaq Global Select Market) would require further approval of the Max shareholders or Harbor Point shareholders, without obtaining such further approval.

Waiver

To the extent legally permissible, the parties may at any time before the effective time do any of the following:

•	extend the time of performance of any of the obligations or other acts of the other party;

•	waive any breach of the representations and warranties contained in the amalgamation agreement or in any document delivered pursuant to the amalgamation agreement; or

•	waive compliance with any of the agreements or conditions contained in the amalgamation agreement.

Governing Law; Jurisdiction

The amalgamation agreement is governed in all respects by the laws of Bermuda and the parties have agreed and submitted to the exclusive jurisdiction of the Court (and appropriate appellate courts therefrom) for the purposes of any litigation or other proceeding arising out of or relating to the amalgamation agreement or its subject matter.

VOTING AGREEMENTS

Harbor Point Shareholder Voting Agreements

Concurrently with the execution of the amalgamation agreement, Max entered into Harbor Point shareholder voting agreements with certain Harbor Point shareholders pursuant to which such Harbor Point shareholders have agreed to vote: (1) in favor of the adoption of the amalgamation agreement and approval of the terms thereof and of the amalgamation and the other transactions contemplated thereby; (2) in favor of any proposal that the board of directors of Harbor Point has determined is designed to facilitate the amalgamation, the determination of which has been disclosed in the proxy materials sent to Harbor Point shareholders, and has recommended that the Harbor Point shareholders adopt; (3) against any takeover proposal; and (4) against any amendments to Harbor Point’s organizational documents or other proposals or transactions involving Harbor Point or any of its subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the amalgamation or the other transactions contemplated by the amalgamation agreement or change, in any manner, the voting rights of any class of capital stock of Harbor Point.

In addition, each shareholder party to the Harbor Point shareholder voting agreements has irrevocably granted to and appointed Max (and up to two of Max’s designated representatives) as such shareholder’s proxy to vote such shareholder’s Harbor Point common shares at any meeting of Harbor Point’s shareholders or in any action by written consent of the shareholders, in accordance with the terms of the Harbor Point shareholder voting agreements as set forth above if and to the extent such shareholder has not delivered a duly executed proxy card, approved by Max, voting such shareholder’s shares in the manner required by the Harbor Point shareholder voting agreements to the secretary of Harbor Point at least three business days prior to the applicable Harbor Point shareholders meeting.

Under the amalgamation agreement, Harbor Point has agreed to recognize the grant of such proxy and the exercise thereof by Max (or one of Max’s designated representatives) in accordance with the terms of the applicable Harbor Point shareholder voting agreement.

The Harbor Point shareholders party to the Harbor Point shareholder voting agreements collectively own or control approximately 49.7% of the voting power of the outstanding Harbor Point common shares as of March 22, 2010 (after applying certain voting cut-backs in accordance with Harbor Point’s bye-laws).

Max Shareholder Voting Agreements

Concurrently with the execution of the amalgamation agreement, Harbor Point entered into Max shareholder voting agreements with certain Max shareholders, pursuant to which such Max shareholders have agreed to vote: (1) in favor of the share issuance; (2) in favor of any proposal that the board of directors of Max has determined is designed to facilitate the amalgamation, the determination of which is disclosed in the proxy materials sent to Max shareholders, and has recommended that the Max shareholders adopt; (3) against any takeover proposal; and (4) against any amendments to Max’s organizational documents or other proposals or transactions involving Max or any of its subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the amalgamation or the other transactions contemplated by the amalgamation agreement or change, in any manner, the voting rights of any class of capital stock of Max.

In addition, each shareholder party to the Max shareholder voting agreements has irrevocably granted to and appointed Harbor Point (and up to two of Harbor Point’s designated representatives) as such shareholder’s proxy to vote such shareholder’s Max common shares at any duly convened special meeting of Max’s shareholders, or in any action by written consent of the shareholders, in accordance with the terms of the Max shareholder voting agreements as set forth above if and to the extent such shareholder has not delivered a duly executed proxy card, approved by Harbor Point, voting such shareholder’s shares in the manner required by the Max shareholder voting agreements to the secretary of Max at least three business days prior to the applicable Max shareholders meeting.

Under the amalgamation agreement, Max has agreed to recognize the grant of such proxy and the exercise thereof by Harbor Point (or one of Harbor Point’s designated representatives) in accordance with the terms of the applicable Max shareholder voting agreement.

The Max shareholders party to the Max shareholder voting agreements collectively own or control approximately 12.3% of the voting power of the outstanding Max common shares as of March 22, 2010 (after applying certain voting cut-backs in accordance with Max’s bye-laws).

Other Terms and Conditions

Other Agreements. Each shareholder that executed a voting agreement has agreed that, during the term of such voting agreement, it will not grant a proxy or power of attorney with respect to, deposit into voting trust or enter into a voting agreement or arrangement with respect to its Max common shares of Harbor Point common shares, as the case may be, or any other securities convertible into or exercisable for such common shares. In addition, each Max shareholder that executed a voting agreement that is, or is affiliated with, Moore Holdings, LLC or Moore Global Investments, Ltd. also agreed that it would not, subject to limited exceptions, (1) directly or indirectly sell, transfer, pledge, encumber or otherwise dispose of or (2) enter into any contract, option, derivative or other arrangement, in each case with respect to its Max common shares or any other securities convertible into or exercisable for Max common shares.

No Solicitation of Takeover Proposals. Each Max shareholder that is, or is affiliated with, Moore Holdings, LLC or Moore Global Investments, Ltd. that executed a Max shareholder voting agreement has further agreed that, during the term of such voting agreement it will, and will use its reasonable best efforts to cause its representatives to, comply with the restrictions set forth in the amalgamation agreement related to soliciting, initiating, encouraging or facilitating any takeover proposal, entering into or otherwise participating in any discussions or negotiations regarding, or providing any information to any person in connection with, or in furtherance of, any takeover proposal.

Shareholder Capacity. Each shareholder that executed a voting agreement has done so in its capacity as a shareholder. Any shareholder who is a director (and any designee of such shareholder who is a director) of Max or Harbor Point, as the case may be, is free to act in his or her capacity as a director in accordance with his or her duties to Max or Harbor Point, as applicable. Any shareholder who is an officer of Max or Harbor Point, as the case may be, may act in his or her capacity as an officer as such shareholder determines in good faith is required to comply with the directions of the board of directors of Max or Harbor Point, as applicable.

Waiver of Appraisal Rights. Each Harbor Point shareholder that executed a Harbor Point shareholder voting agreement has also waived its statutory appraisal rights in connection with the amalgamation.

Termination. The voting agreements will terminate at the earliest of (1) termination of the amalgamation agreement in accordance with its terms, (2) solely with respect to a given shareholder, upon mutual written consent of such shareholder and Max or Harbor Point, as the case may be, (3) the effective time, (4) in the case of a shareholder who is not a director of Max or Harbor Point, as the case may be, the amalgamation agreement being amended to (a) in the case of a Harbor Point shareholder, reduce the amalgamation consideration being paid to such shareholder or provide disparate treatment of such shareholder as compared to the other shareholders with respect to the amalgamation consideration or (b) in the case of a Max shareholder, increase the consideration to be paid to the Harbor Point shareholders in connection with the amalgamation and (5) in the case of any shareholder of Harbor Point who is a director or who is identified as having a designee on Harbor Point’s board of directors, if the amalgamation agreement is amended (x) to reduce the consideration to be paid to such shareholder in connection with the amalgamation or (y) in a manner that would reasonably be expected to result in disparate treatment of such shareholder vis-à-vis the other shareholders unless, in the case of this clause (y), such amendment is previously approved in writing by such shareholder or such shareholder’s designee on Harbor Point’s board of directors in his or her capacity as a director of Harbor Point voted in favor of such amendment.

Governing Law. The voting agreements are governed by the laws of the State of New York.

REGISTRATION RIGHTS AGREEMENT

At the closing, the combined company will enter into a registration rights agreement with (1) Moore Global Investments, Ltd. and Moore Holdings, LLC, each an existing Max shareholder, and (2) Chubb, Trident III, L.P. and Trident III Professionals Fund, L.P., each an existing Harbor Point shareholder.

Demand Registration Rights

At any time after the closing, subject to specified exceptions, any holder of shares that will be covered by the registration rights agreements, which we refer to as “registrable securities,” has the right to demand that the combined company file a registration statement covering the offering and sale of all or any portion of its registrable securities and use commercially reasonable efforts to effect, as expeditiously as possible, the registration of such holder’s registrable securities. Each party to the registration rights agreement holding registrable securities will have ten business days from receipt of the combined company’s notice of any demand registration to request that the combined company register its registrable securities in such demand registration.

The combined company will not be obligated to effect: (1) a demand registration unless the aggregate gross proceeds expected to be received from the sale of the registrable securities requested to be included in such demand registration equals or exceeds $25 million; (2) more than two demand registrations for each of (a) Moore Global Investments, Ltd. and Moore Holdings, LLC and their affiliates, (b) Trident III, L.P. and Trident III Professionals Fund, L.P. and their affiliates and (c) Chubb and its affiliates; or (3) more than one demand registration within any four-month period.

The combined company has the ability to postpone effecting a registration on one or more occasions during any period of six consecutive months for up to 90 days if (1) effecting the registration would materially and adversely affect an offering of securities of the combined company the preparation of which has already commenced, or (2) the combined company is in possession of material non-public information that would be in its best interests not to disclose.

If a demand registration involves an underwritten offering and the managing underwriter advises that, in its view, the number of registrable securities requested to be included in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, the combined company will limit the number of registrable securities to be included in the registration statement, in which case the registrable securities shall be included according to the priority set forth in the registration rights agreement.

Piggyback Registration Rights

All parties to the registration rights agreement have unlimited piggyback registration rights. Under these provisions, if the combined company registers any securities (other than a registration on Form S-4 or Form S-8), whether or not for sale for its own account, each party to the registration rights agreement holding registrable securities will have the right to include their registrable securities of the same class and series as those proposed to be registered in the registration statement. If a piggyback registration involves an underwritten offering and the managing underwriter advises that, in its view, the number of registrable securities requested to be included in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, the combined company will limit the number of registrable securities to be included in the registration statement, in which case the registrable securities shall be included according to the priority set forth in the registration rights agreement.

Shelf Take Downs

To the extent that the combined company is and continues to be a well-known seasoned issuer (as defined in the Securities Act), the combined company will make Max’s existing registration statement on Form S-3 available for the resale of registrable securities pursuant to Rule 415 of the Securities Act, which we refer to as the “existing shelf registration statement,” until the earlier of (1) the date on which the existing shelf registration statement expires and (2) the date on which the combined company replaces such existing shelf registration statement with a new automatic shelf registration statement, subject to the obligations of any shareholder pursuant to any lock-up agreement with the combined company. The combined company shall be required to use commercially reasonable efforts to file a new shelf registration statement on or before the expiration of the existing shelf registration statement and to maintain the effectiveness of such shelf registration statement. If the combined company has registered registrable securities on a shelf registration statement on Form S-3 (or any successor form), a party to the registration rights agreement may notify the combined company that it desires to effect an offering of common shares of the combined company pursuant to the shelf registration statement. The combined company will use its commercially reasonable efforts to effect such offering, but will not be obligated to do so unless the aggregate gross proceeds expected to be received from the sale of the registrable securities in such offering equals or exceeds $25 million (which requirement may be waived) or such lesser amount as constitutes all registrable securities held by the requesting shareholder; provided, that the combined company will not be obligated to participate in a road show unless the aggregate gross proceeds expected to be received are at least $75,000,000.

If prior to any request for a demand registration or a piggyback registration, the combined company has filed a shelf registration statement covering the registrable securities to be included in such registration and such shelf registration statement is effective at the time of such request, the combined company will not be required to separately register such registrable securities.

The combined company has the ability to postpone effecting a shelf takedown on one or more occasions during any period of six consecutive months for up to 60 days if (1) effecting the registration would materially and adversely affect an offering of securities of the combined company the preparation of which has already commenced, or (2) the combined company is in possession of material non-public information that would be in its best interests not to disclose.

Expenses of Registration

The combined company will pay all registration expenses other than (1) the out-of-pocket expenses of shareholders (except for attorneys’ fees not incurred in a shelf take down), (2) in the case of a shelf take down, fees and expenses (including attorneys’ fees) in connection with the printing, mailing and delivery of any shelf registration statement and (3) certain underwriting fees, discounts and commissions or transfer taxes.

Indemnification

The registration rights agreement contains customary cross-indemnification provisions, pursuant to which the combined company is obligated to indemnify the selling shareholders in the event of material misstatements or omissions in the registration statement attributable to the combined company, and the selling shareholders are obligated to indemnify the combined company for material misstatements or omissions attributable to them.

Management Rights

Certain parties to the registration rights agreement are entitled to information and inspection rights with respect to the combined company and its subsidiaries.

LOCK-UP AGREEMENTS

In connection with the amalgamation agreement, Harbor Point and Max have entered into lock-up agreements, dated as of the date of the amalgamation agreement, with certain Max shareholders, which we refer to as the “Max lock-up agreements,” and with certain Harbor Point shareholders, which we refer to as the “Harbor Point lock-up agreements.” As of March 22, 2010, (1) Harbor Point shareholders who collectively own approximately 47.5% of the outstanding Harbor Point common shares as of such date have signed Harbor Point lock-up agreements and (2) Max shareholders who collectively own approximately 3.5% of outstanding Max common shares as of such date have signed Max lock-up agreements.

Each Max shareholder that has executed a Max lock-up agreement has agreed that from the date of the lock-up agreement until 180 days following the effective time, such shareholder will not offer or agree to, directly or indirectly, (1) sell (including any short sale), transfer, tender, encumber, assign or otherwise dispose of or (2) enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any common shares, options or warrants of Max beneficially owned by such shareholder, except in a transaction required under applicable law or with the prior written approval of at least a majority of the members of the board of directors of each of Max and Harbor Point (if prior to the effective time) or the combined company (if after the effective time). Notwithstanding the foregoing, shareholders that have executed a Max lock-up agreement may (1) transfer securities to certain permitted transferees, so long as such permitted transferees execute an agreement stating that such transferee is receiving such securities subject to the Max lock-up agreement, (2) surrender or dispose of equity awards or warrants that would expire during the lock-up period in connection with the exercise thereof and (3) sell, transfer, tender, assign, surrender or otherwise dispose of securities in order to satisfy the payment of withholding income or other taxes resulting from the vesting or exercise of any equity awards subject to certain conditions. The Max lock-up agreements do not apply to any common shares or other securities of the combined company acquired by a shareholder after the effective time.

Each Harbor Point shareholder that has executed a Harbor Point lock-up agreement has agreed that from the date of the lock-up agreement until 180 days following the effective time, such shareholder will not offer or agree to, directly or indirectly, (1) sell (including any short sale), transfer, tender, encumber, assign or otherwise dispose of or (2) enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to, any common shares, options or warrants of Harbor Point, prior to the effective time, or Max (but only with respect to Max common shares and other securities of Max acquired pursuant to the amalgamation), after the effective time, beneficially owned by such shareholder, except in a transaction required under applicable law or with the prior written approval of at least a majority of the members of the board of directors of Max (if prior to the effective time) or the combined company (if after the effective time). Notwithstanding the foregoing, shareholders that have executed a Harbor Point lock-up agreement may (1) transfer securities to certain permitted transferees, so long as such transferees execute an agreement stating that such transferee is receiving such securities subject to the Harbor Point lock-up agreement, (2) surrender or dispose of equity awards or warrants that would expire during the lock-up period in connection with the exercise thereof and (3) sell, transfer, tender, assign, surrender or otherwise dispose of securities in order to satisfy the payment of withholding income or other taxes resulting from the vesting or exercise of any equity awards subject to certain conditions. The Harbor Point lock-up agreements do not apply to (1) any common shares or other securities of Max acquired by a shareholder after the effective time, or (2) any Max common shares or other securities of Max acquired by a shareholder pursuant to any transaction other than the amalgamation.

Each Harbor Point shareholder that has executed a Harbor Point lock-up agreement has further acknowledged and agreed that it shall not be entitled to consideration or payment in exchange for equity or other interests in Harbor Point that it owned as of a scheduled date other than for those interests identified to Max in connection with the execution of the lock-up agreement. Each Harbor Point shareholder that is not an individual has further agreed that, as of the effective time, it shall not have any rights to appoint or nominate a director or observer with respect to the board of directors of the combined company or any of its subsidiaries. Finally, each Harbor Point shareholder that has executed a Harbor Point lock-up agreement has agreed to execute and deliver, on or prior to the Harbor Point shareholder meeting, an instrument and other documents requested agreeing to and approving the termination of the Harbor Point securityholders’ agreement.

Each shareholder that has executed a Max lock-up agreement or Harbor Point lock-up agreement, as the case may be, has further agreed that, during the term of such lock-up agreement, it will, and will use its reasonable best efforts to cause its representatives to, comply with the restrictions set forth in the amalgamation agreement related to (1) soliciting, initiating, encouraging or facilitating any takeover proposal, (2) entering into or otherwise participating in any discussions or negotiations regarding any takeover proposal or (3) providing any information to any person in connection with, or in furtherance of, any takeover proposal; provided that each shareholder who is a director (and any designee of such shareholder who is a director) of Max or Harbor Point, as the case may be, is free to act in his or her capacity as a director in accordance with his or her duties to Max or Harbor Point, as applicable.

The lock-up agreements will terminate upon the earlier of the termination of the amalgamation agreement and the expiration of the lock-up period, subject to the survival of certain provisions if the amalgamation is consummated, in the case of the Harbor Point lock-up agreements.

The lock-up agreements are governed by the laws of Bermuda.

REGULATORY MATTERS

Subject to the terms and conditions of the amalgamation agreement, Max and Harbor Point have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the amalgamation agreement and applicable laws, rules and regulations to close the amalgamation and the other transactions contemplated by the amalgamation agreement as promptly as practicable after the date of the amalgamation agreement, as discussed in “The Amalgamation Agreement—Additional Agreements.”

Notwithstanding the foregoing, in connection with obtaining a required governmental approval, neither Max nor Harbor Point or any of their respective subsidiaries will be required to incur any regulatory material adverse effect, which means that (1) neither Max nor Harbor Point or any of their respective subsidiaries will be required to sell, divest, hold separate, or otherwise dispose of any of its or its subsidiaries’ respective businesses, product lines or assets, (2) Max will not be required to conduct its and its subsidiaries’ (including Harbor Point and its subsidiaries), taken as a whole after giving effect to the amalgamation, business in a specified manner and (3) neither Max nor Harbor Point shall be required to agree to take any other action or any restriction, limitation or condition that in the case of any of clause (1), (2) or (3) above, would or would reasonably be expected to have a material adverse effect on Max and its subsidiaries (including Harbor Point and its subsidiaries) taken as a whole after giving effect to the amalgamation.

U.S. Antitrust

Under the HSR Act, Max and Harbor Point cannot close the amalgamation until Max and Harbor Point have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the amalgamation and furnished them with certain information and materials relating to the amalgamation and the applicable waiting period has terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Max and Harbor Point have filed notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The waiting period will generally expire 30 days after the appropriate notification has been filed unless the applicable regulatory agency requests additional information or the parties receive early termination. The parties have requested early termination of the waiting period, but there can be no assurance that early termination will be granted.

At any time before or after closing, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing or seeking divestiture of substantial assets of Max and Harbor Point. At any time before or after the closing, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the closing or seeking divestiture of substantial assets of Max. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Insurance and Other Regulatory Matters

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile.

Harbor Point has an insurance company subsidiary domiciled in the United States, HP Re US, which is domiciled in Connecticut. Completion of the amalgamation is accordingly subject to the prior approval of the insurance commissioner of the State of Connecticut. Max has filed a Form A Acquisition of Control Statement with the Connecticut Insurance Department seeking such approval.

Applications or notifications in connection with the amalgamation or the changes in control of various subsidiaries of Max and Harbor Point that may be deemed to occur as a result of the amalgamation also have been or will be filed, pursuant to the amalgamation agreement, with various other U.S. state and non-U.S. regulatory authorities, including but not limited to the Irish Financial Services Regulatory Authority, the U.K. Financial Services Authority and the Swiss Financial Markets Supervisory Authority.

In addition, under the Bermuda Insurance Act of 1978 and pursuant to the amalgamation agreement, Max and Harbor Point have filed a notification regarding the amalgamation with the Bermuda Monetary Authority. Following the amalgamation, any person who, directly or indirectly, becomes a holder of at least 10%, 20%, 33% or 50% of the shares of the combined company must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days after the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. Following the effectiveness of the amalgamation, the Bermuda Monetary Authority may require the holder to reduce its holding of shares and direct, among other things, that voting rights attaching to those shares will not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offense.

Although Max and Harbor Point do not expect these regulatory authorities to raise any significant concerns in connection with their review of the amalgamation, there is no assurance that Max and/or Harbor Point will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition that would trigger a regulatory material adverse effect, which, in such case, would permit either party to refuse to close the transactions contemplated by the amalgamation agreement.

Other than the approvals and notifications described above, neither Max nor Harbor Point is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all, or would not contain a regulatory material adverse effect.

MODIFICATIONS TO EXISTING CREDIT AGREEMENTS

In connection with entering into the amalgamation agreement, Harbor Point and certain subsidiaries entered into a consent and amendment to the Harbor Point credit facility and Max and Max Bermuda Ltd. entered into a consent and amendment to the Max credit facility. The consent and amendments were entered into in order to obtain the consent of the required lenders under each of the Harbor Point credit facility and the Max credit facility to the amalgamation. The amendments will only take effect if the amalgamation occurs and certain other conditions precedent are satisfied, including that there be no material adverse effect on Max and its subsidiaries (after giving effect to the amalgamation) under the amalgamation agreement or the borrowers’ ability to perform their obligations under the Harbor Point credit facility and the Max credit facility or on the enforceability of their respective credit facilities, and that the lenders have received satisfactory confirmation from A.M. Best that the current Financial Strength Rating of each of Max Bermuda Ltd. and HP Re Bermuda is “A-” (stable) or better. Additionally, (1) Max and the combined company and, if required by the Max Agent, Harbor Point and Alterra Holdings, will be required to guarantee the obligations of Max Bermuda Ltd. and Max under the Max credit facility and (2) Max and, if required by the Harbor Point Agent, Alterra Holdings, will be required to guarantee the obligations of Harbor Point, HP Re Bermuda and the other borrowers under the Harbor Point credit facility.

The amendments under the Harbor Point credit facility and the Max credit facility would increase the applicable interest rates and fees under the facilities, modify certain financial, affirmative and negative covenants, provide for additional events of default and modify certain other terms.

If the conditions to the effectiveness of the lenders’ consent and amendments are not met, the combined company may be forced to find alternative sources of liquidity, which may not be available, or if available, may be on unfavorable terms.

Further, in connection with entering into the amalgamation agreement, Max and Max UK Holdings Ltd. have agreed to amend the ING/FAL facility within 28 days of signing the amalgamation agreement in order to obtain the consent of ING Bank N.V. in the consent and amendments to the Max credit facility. The amendment under the ING/FAL facility requires the payment of an amendment fee to ING Bank N.V. and will increase certain interest rates and fees under the facility and modify certain other terms.

In addition, Max has agreed to, and has agreed to cause Max Bermuda Ltd. to, use reasonable best efforts to (1) obtain an amendment to the Nova Scotia credit facility that permits (a) Max Bermuda Ltd. to make certain restricted payments as defined in the Max credit facility, as amended and (b) the guarantee by Max Bermuda Ltd. and its subsidiaries that are affected parties (as defined in the Max credit facility) of the indebtedness under the Max credit facility, as amended, and the Harbor Point credit facility, as amended, (2) cause the payment in full of any and all indebtedness and other obligations under the Nova Scotia credit facility, which would be terminated or (3) take such other actions as shall (a) cause the Nova Scotia credit facility to comply with the terms of the Harbor Point credit facility, as amended, and the Max credit facility, as amended, as of the effective time of the amalgamation and (b) be agreed to by Bank of America, N.A. and be reasonably acceptable to Harbor Point. Neither Max, Max Bermuda Ltd. nor their subsidiaries shall be required to incur financial liability in connection with obtaining this amendment to the Nova Scotia credit facility or complying with (3) above, prior to the effective time, unless such liability is not material to Max and its subsidiaries (including Harbor Point and its subsidiaries), taken as a whole after giving effect to the amalgamation.

The foregoing summary is not a complete description of all of the terms of the amendments to the Harbor Point credit facility and the Max credit facility, the ING/FAL facility or the Nova Scotia credit facility.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary of the material differences between the current rights of Max shareholders and the current rights of Harbor Point shareholders and the rights of the combined company’s shareholders as of the effective time, which bye-laws will be the same as the current Max bye-laws. This summary is not intended to be complete and is qualified by reference to Max’s memorandum of association and its amended and restated bye-laws, and Harbor Point’s memorandum of association and its amended and restated bye-laws, as well as the laws of Bermuda. Max’s memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 of Max’s Registration Statement (333-62006) filed with the SEC on July 6, 2001, and Exhibit 3.2 of the Max’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, respectively). Harbor Point’s memorandum of association and bye-laws are not publicly available.

Share Capital

As of March 18, 2010, Max had an authorized share capital of $220,000,000 divided into 200,000,000 common shares, par value of $1.00 per share and 20,000,000 preferred shares, par value of $1.00 per share. As of March 18, 2010, Max’s issued and outstanding share capital consisted of 56,983,638 common shares, par value $1.00 per share. In addition, as of March 18, 2010, Max had granted warrants and options convertible into 2,427,610 Max common shares and Max unvested restricted shares. Upon the exercise of all of Max’s outstanding warrants and options and the vesting of all of Max’s outstanding unvested restricted shares, there would be 59,411,248 issued and outstanding Max common shares. Max common shares trade on the Nasdaq Global Select Market.

As of March 22, 2010, Harbor Point had an authorized share capital of $100,000,000 divided into 100,000,000 common shares, par value of $1.00 per share. As of March 22, 2010, Harbor Point’s issued and outstanding share capital consisted of 16,542,522 common shares (including 723,340 restricted common shares). In addition, as of March 22, 2010, Harbor Point had granted warrants and options convertible into 2,931,099 Harbor Point common shares. Upon the exercise of all of Harbor Point’s outstanding warrants and options and the vesting of all of Harbor Point’s outstanding unvested restricted shares, there would be 19,473,621 issued and outstanding Harbor Point common shares.

Assuming the consummation of the amalgamation on December 31, 2009, as of such date, the combined company would have (1) an authorized share capital of 200,000,000 common shares, par value $1.00 per share and 20,000,000 preferred shares, par value of $1.00 per share, and (2) issued and outstanding share capital of 117,936,492 common shares par value $1.00 per share, and no issued or outstanding preferred shares.

Shareholders’ Equity

Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation, and cannot be paid to shareholders.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Contributed surplus includes proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company. The amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders, subject to the solvency of the company. As of December 31, 2009, Max had paid in nominal share capital of $55,867,125, and a share premium account of $743,783,755. As of December 31, 2009, Harbor Point had paid in nominal share capital of $16,038,670, and a share premium account of $1,596,541,840.

Max	Harbor Point

Organizational Documents

The rights of Max shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law.	The rights of Harbor Point shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law.

“Blank Check” Preferred Stock

Max’s board of directors is authorized, subject to limitations prescribed by law, to issue the preferred shares in classes or series, to establish from time to time the number of preferred shares to be included in each such class or series, and to fix the designation, powers, preferences redemption provisions, restrictions and rights to the preferred shares of each such class or series and the qualifications, limitations or restrictions thereof.	Harbor Point’s board of directors is authorized to create and issue shares, including series of preferred shares (which may or may not be separate classes of preferred shares), at such times, for such consideration and on such terms and conditions, with similar or different rights or restrictions as any other series (or class) and to establish from time to time the number of preferred shares to be included in each such series (or class), and to fix the designation, powers, preferences, voting rights, dividend rights, repurchase provisions and other rights, qualifications, limitations or restrictions thereof, as it may determine.

Number of Directors

Under Bermuda law, the minimum number of directors on a board of a company is two and the maximum number of directors may be determined by the shareholders at a general meeting or in such other manner as provided in the bye-laws.

Max’s board of directors shall consist of at least 6 and no more than 21 directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of at least 66-2/3 % of the directors then in office; provided, however, that if no such resolution shall be in effect the number of directors will be 11. Any increase in the size of Max’s board of directors pursuant to this provision may be filled by the directors appointing additional directors.	Harbor Point’s board of directors shall consist of not less than 10 and not more than 15 directors as determined from time to time by resolution of Harbor Point’s board of directors or such number as the shareholders may from time to time determine. Any increase in the size of Harbor Point’s board of directors pursuant to this provision may be filled by the directors appointing additional directors.

Board Classification/Term

Max’s board of directors shall be divided into three classes of directors, with each class having approximately the same number of directors. Following their initial terms, all classes of directors shall be elected to three-year terms and will serve until the expiration of such director’s term or until such director’s successor shall have been duly elected or appointed or until such director’s office is otherwise vacated.	Harbor Point’s board of directors shall be divided into three classes of directors, with each class having approximately the same number of directors. Following their initial terms, all classes of directors shall be elected to three-year terms and will serve until the expiration of such director’s term or until such director’s successor shall have been duly elected or appointed or until such director’s office is otherwise vacated. In the event of any change in the number of directors, Harbor Point’s board of directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes in order to equalize the number of directors in each class.

Max	Harbor Point

Alternate Directors

Alternate directors are specifically prohibited.	Unless the shareholders otherwise resolve, any director, with the approval of the Chairman, may appoint an alternate director.

The Companies Act provides that any individual may be appointed an alternate director by or in accordance with a resolution of the members or by a director in such manner as may be provided in the bye-laws, and the individual so appointed shall have all the rights and powers of the director for whom he is appointed in the alternative, except that he shall not be entitled to attend and vote at any meeting of the directors otherwise than in the absence of such director.

An alternate director shall only be a director for the purposes of the Companies Act and shall only be subject to the provisions of the Companies Act insofar as they relate to the duties and obligations of a director when performing the functions of the director for whom he is appointed in the alternative.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

The Max bye-laws do not deviate from the general Bermuda law position as set out above.	The Harbor Point bye-laws do not deviate from the general Bermuda law position as set out above.

In addition, Harbor Point’s bye-laws provide that Harbor Point’s board of directors may, at any meeting of Harbor Point’s board of directors convened and held in accordance with the bye-laws, upon the affirmative vote of a majority of the directors then in office, remove a director only upon a finding of cause by such directors; provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and be served on such director not less than 14 days before the meeting and at such meeting such director shall be entitled to be heard on the motion for such director’s removal.

Max	Harbor Point

Board Vacancies

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

Max’s board of directors shall have the power to appoint any person as a director to fill a vacancy on Max’s board of directors occurring as the result of an increase in the size of Max’s board of directors, the death, disability, disqualification, resignation or removal of any director or if such director’s office is otherwise vacated. A director so appointed shall hold office for the balance of the term of such vacant Max Board position, or until such director’s successor is elected or appointed or such director’s office is otherwise vacated.	Harbor Point’s board of directors shall have the power from time to time and at any time to appoint any person as a director to fill a vacancy on Harbor Point’s board of directors occurring as the result of the death, disability, disqualification or resignation of any director or from an increase in the size of Harbor Point’s board of directors pursuant to the bye-laws. Harbor Point’s board of directors shall also have the power from time to time to fill any vacancy left unfilled at a general meeting.

If a vacancy on Max’s board of directors is created by the removal of a director by shareholders, the vacancy may be filled by shareholders holding at least 70% of the issued and outstanding shares entitled to vote at a general meeting or special meeting or conferring the right to vote on such resolution. In the absence of such election or appointment, Max’s board of directors may fill the vacancy. A director so appointed shall hold office for the balance of the term of such vacant Max Board position, or until such director’s successor is elected or appointed or such director’s office is otherwise vacated.

A vacancy on Harbor Point’s board of directors created by the removal of a director by shareholders may be filled by the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, Harbor Point’s board of directors may fill the vacancy.

A vacancy on Harbor Point’s board of directors created by the removal of a director by Harbor Point’s board of directors may be filled only by Harbor Point’s board of directors. A director so elected shall hold office until the next annual general meeting or until such director’s office is otherwise vacated.

Under Max’s bye-laws, the office of director shall be deemed to be vacated if the director:	Under Harbor Point’s bye-laws the office of director shall be deemed to be vacated if the director:

(a) is removed from office pursuant to the bye-laws or is prohibited from being a director by law;	(a) is removed from office pursuant to the bye-laws or is prohibited from being a director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;	(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes of unsound mind or dies;	(c) is or becomes of unsound mind or dies;

(d) resigns his or her office by notice in writing to the company.	(d) resigns his or her office by notice in writing to Harbor Point.

Quorum of the Board

The quorum necessary for the transaction of business at a meeting of Max’s board of directors shall be a majority of the directors then in office, present in person.	The quorum necessary for the transaction of business at a meeting of Harbor Point’s board of directors shall be a majority of the directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

Max	Harbor Point

Action of the Board

A resolution put to the vote at a meeting of Max’s board of directors shall be carried by the affirmative votes of a majority of the votes cast, and in the case of an equality of votes the resolution shall fail.	A resolution put to the vote at a meeting of Harbor Point’s board of directors shall be carried by the affirmative votes of a majority of the votes cast, and in the case of an equality of votes the resolution shall fail.

Action by Written Consent of the Board

Max’s board of directors is permitted to act by a written resolution signed by all the directors, which may be in counterparts. Such resolution is effective on the date on which the last director signs the resolution, provided that no such resolution shall be valid unless the last signature of a director is affixed outside the United States (a director who is not the last director to sign may sign a resolution in writing even though he or she is in the United States).	A resolution in writing signed by all the directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of Harbor Point’s board of directors duly called and constituted. Such resolution is effective on the date on which the last director signs the resolution, provided that no such resolution shall be valid unless the signature of the last director (not including any alternate directors) signing such resolution is affixed outside the United States.

Calling of Board Meetings

A director may, and the secretary on the requisition of a director shall, at any time summon a meeting of Max’s board of directors.	The chairman of Harbor Point’s board of directors may, and on the requisition of a majority of the directors then in office shall, at any time, summon a meeting of Harbor Point’s board of directors.

Notice of Board Meetings

Notice of a meeting of Max’s board of directors must be provided at least five days in advance of such meeting, and must state the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting unless the directors unanimously agree to waive notice of such meeting. Notwithstanding the foregoing, a shorter notice shall be valid if it is reasonable under the circumstances.

Notice of a meeting of Max’s board of directors shall be deemed to be duly given to a director if it is given to such director verbally in person or by telephone or otherwise communicated or sent to such director by post, cable, telex, telecopier, electronic mail, facsimile or other mode of representing words in a visible form at such director’s last known address or any other address given by such director to Max for this purpose.

Notice of a meeting of Harbor Point’s board of directors shall be deemed to be duly given to a director if it is given to such director verbally in person or by telephone or otherwise communicated or sent to such director by post, telecopier, facsimile, email or other mode of representing words in a legible and non-transitory form at such director’s last known address or any other address given by such director to Harbor Point for this purpose.

Location of Board Meetings

Max’s board of directors can meet anywhere except the United States.	Meetings of Harbor Point’s board of directors shall be held in Bermuda unless a majority of the directors consent to a location other than Bermuda, and shall not be held in the United States.

Max	Harbor Point

Telecommunication of Board Meetings

Directors may participate in any meeting of Max’s board of directors by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided, however, that no director may participate in any meeting of Max’s board of directors while physically present in the United States.	Directors may participate in any meeting of Harbor Point’s board of directors by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided that no such meeting of Harbor Point’s board of directors shall be held if such telephone, electronic or other communication facilities is commenced, made, continued, relayed in or from or in any way connected to the United States, and no person shall communicate in any meeting if such participation takes place in or from or is connected to the United States, and any business conducted at such purported meeting shall be void and of no force or effect; and provided further that if a majority of directors participating in any meeting are participating in the meeting from a location outside the United States, a director may, with the permission of the chairman of Harbor Point’s board of directors listen to (but not communicate, participate, or vote at) the meeting by telephone, electronic or other communication facility in or from or connected to the United States.

Duties of Directors and Director Liability

The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company;

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•	to disclose material conflicts of interest to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Max	Harbor Point

Section 281 of the Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

Indemnification

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to Section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

Max shall indemnify its directors, officers, employees and agents and the liquidator or trustees (if any) who have acted or are acting in relation to any of the affairs of Max with respect to any loss sustained by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts (other than in respect of his or her own fraud or dishonesty).

Any indemnification, unless ordered by a court, shall be made by Max only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made (1) by Max’s board of directors by a majority vote of disinterested directors or (2) if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the shareholders. Max may purchase and maintain insurance to protect itself and any director, officer or other person entitled to indemnification to the fullest extent permitted by law.

The directors, secretary and other officers for the time being acting in relation to any of the affairs of Harbor Point and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Harbor Point and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of Harbor Point from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Harbor Point shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Harbor Point shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in

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relation thereto, provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.

Advancement of Expenses

Expenses actually and reasonably incurred by any director, secretary, other officer or employee of Max in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by Max in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by Max as authorized in the bye-laws or otherwise pursuant to applicable law; provided, that if it is determined by either (a) a majority vote of directors who were not parties to such action, suit or proceeding or (b) if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such person is entitled to be indemnified by Max as authorized in the bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced. Such expenses incurred by agents of Max may be paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as Max’s board of directors deems appropriate.	The bye-laws are silent with respect to advancement of expenses.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Max and each shareholder agree to waive any claim or right of action it might have, whether individually or by or in the right of Max, against any director or officer on	Each shareholder agrees to waive any claim or right or action such shareholder might have, whether individually or by or in the right of Harbor Point,

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account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Max, provided, that, such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.	against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties, with or for Harbor Point, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty, which may attach to such director or officer.

Annual Meeting

The annual general meeting of Max shall be held in each year at such time and place (which shall not be in the United States) as the president or the chairman or any two directors or any director and the secretary or Max’s board of directors shall appoint.	The annual general meeting of Harbor Point shall be held in each year at such time and place as the president or the chairman, or any two directors or any director and the secretary or Harbor Point’s board of directors shall appoint.

Notice of Annual General Meetings

At least five days’ notice of such meeting shall be given to each shareholder entitled to vote at the relevant record date, stating the date, place (which shall not be in the United States) and time at which the meeting is to be held, that the election of directors will take place, and as far as practicable, the other business to be conducted at the meeting.	At least 20 days’ notice of such meeting is required.

Calling and Notice of Special Meetings

The president or the chairman or any two directors or any director and the secretary or Max’s board of directors may convene a special general meeting of Max whenever in their judgment such a meeting is necessary, upon not less than five days’ notice to each shareholder entitled to vote at the relevant record date, stating the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting.	The chairman, the president or any two directors may convene a special general meeting of Harbor Point whenever in their judgment such a meeting is necessary, upon not less than five days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting. Any such special general meeting of Harbor Point shall be held outside the United States

Max’s board of directors shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of Max as at the date of the deposit carries the right to vote at general meetings of Max, forthwith proceed to convene a special general meeting of Max.

Harbor Point’s board of directors shall, on the requisition of shareholders holding at the date of the deposit of the requisition shares representing 10% or more of the aggregate voting power of Harbor Point, forthwith proceed to convene a special general meeting of Harbor Point.

A general meeting of Harbor Point shall, notwithstanding that it is called by shorter notice than that specified in the bye-laws, be deemed to have been properly called if it is so agreed by (a) all the shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (b) a majority in number of the shareholders having the right to

A general meeting of Max shall, notwithstanding that it is called by shorter notice than that specified in the bye-laws, be deemed to have been properly called if it is so agreed by (a) all the shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (b) a majority in number of the

Max	Harbor Point

shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.	attend and vote at the meeting, being a majority together holding not less than 95% or more of the aggregate voting power of Harbor Point and having the right to attend and vote thereat in the case of a special general meeting.

Quorum of Shareholders

At any general meeting of Max two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in Max as of the relevant record date throughout the meeting shall form a quorum for the transaction of business, provided, however, that if Max shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting of Max held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the secretary may determine. Unless the meeting is so adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each shareholder. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business and continues throughout the meeting, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman of the meeting which shall not be treated as part of the business of the meeting.	At the commencement of any general meeting of Harbor Point two or more persons present in person and representing in person or by proxy shares representing more than 50% of the aggregate voting power of Harbor Point shall form a quorum for the transaction of business, provided that, if Harbor Point shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting of Harbor Point held during such time. If within a reasonable period from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine.

Telecommunication of General Meetings

Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no shareholder may participate in any general meeting while that shareholder (or, if any shareholder is an entity, its representative) is physically present in the United States.	Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided that no such meeting shall be held if such telephone, electronic or other communication facilities is commenced, made, continued, relayed in or from or in any way connected to the United States, and no shareholder shall communicate in any meeting if such participation takes place in or from or is connected to the United States, and any business conducted at such purported meeting shall be of no force or effect.

Max	Harbor Point

Voting at General Meeting

Subject to the provisions of the Companies Act and the bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of the bye-laws and in the case of an equality of votes the resolution shall fail.

No shareholder shall be entitled to vote at any general meeting unless such shareholder has paid all the calls on all shares held by such shareholder.

Subject to the provisions of the Companies Act and the bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes, cast in accordance with the provisions of the bye-laws and in the case of an equality of votes the resolution shall fail. No shareholder shall be entitled to vote at any general meeting unless such shareholder has paid all the calls on all shares held by such shareholder.

Voting by Show of Hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of the bye-laws, every shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares, including provisions of the bye-laws relating to the voting cut-back.

Demand for a Poll

Notwithstanding a vote by the show of hands, any of (a) the chairman, (b) at least three shareholders, (c) shareholders holding more than one tenth of the total voting power of Max or (d) shareholders holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right may demand that a vote be taken by poll.	Notwithstanding a vote by the show of hands, any of (a) the chairman, (b) at least three shareholders, (c) shareholders holding more than one tenth of the total voting power of Harbor Point or (d) shareholders holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right may demand that a vote be taken by poll.

Action by Written Resolution of the Shareholders

Subject to certain statutory exceptions, anything which may be done by resolution of Max in general meeting or by resolution of a meeting of any class of the shareholders of Max, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a shareholder that is a corporation, on behalf of, all the shareholders who at the date of the resolution or the record date would be entitled to attend the meeting and vote on the resolution.

No such resolution shall be valid unless the signature of the last shareholder signing such resolution is affixed outside of the United States.

Subject to certain statutory exceptions, anything which may be done by resolution of Harbor Point in general meeting or by resolution of a meeting of any class of the shareholders of Harbor Point (other than a resolution passed for the purpose of removing a director), may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a shareholder that is a corporation, on behalf of, all the shareholders who at the date of the resolution or the record date would be entitled to attend the meeting and vote on the resolution.

No such resolution shall be valid unless the signature of the last shareholder signing such resolution is affixed outside of the United States.

Max	Harbor Point

Required Vote for Amalgamation

The Companies Act provides that, unless specific provisions have been made otherwise in a company’s bye-laws, the amalgamation of a company with another company must be approved by a vote of three-fourths of the shareholders voting at the meeting, and that the quorum for the meeting shall be two or more persons holding or representing by proxy more than one-third of the issued shares of the company, whether ordinarily entitled to vote or not.

The bye-laws provide that the amalgamation of Max with another company must be approved by the affirmative vote of a majority of the votes cast by shareholders present or represented by proxy and voting at a general meeting and the quorum for such general meeting shall be two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Max.	The bye-laws are silent on the vote required for an amalgamation.

Shareholder Proposals and Director Nominations by Shareholder

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set forth below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

Director Nominations by Shareholder

In order for any shareholder to nominate a person for election as a director at any general meeting, the shareholder must, 120 days prior to the date of the meeting, provide Max notice in writing signed by shareholders holding at least 70% of the issued and outstanding shares entitled to vote at the meeting of their intention to propose a person for election.

Each such notice shall also include (1) the names and addresses, as they appear in the Register of Members, of the shareholders who intend to make the nomination and of the person or persons to be nominated, (2) a representation that the shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (3) the class and number of shares which are beneficially owned by the shareholders, (4) a description of all arrangements or understandings between the shareholders and each nominee and any other person or persons for which nominations are to be made by the shareholders and (5) such other information regarding each nominee proposed by such shareholders as would

Chubb shall (1) as long as it and its affiliates hold 8% or more of the common shares of Harbor Point, have at all such times the right to elect one Class II Director and one Class III Director to Harbor Point’s board of directors and (2) as long as it and its affiliates hold 4% or more, but less than 8%, of the common shares of Harbor Point, have at all such times the right to elect one Class III Director to Harbor Point’s board of directors. So long as Chubb owns 4% or more of the common shares of Harbor Point, Chubb shall have the power to approve any person as a director to fill a vacancy on Harbor Point’s board of directors occurring as a result of death, disability, disqualification or resignation of any director appointed by Chubb.

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be required to be included in a proxy statement filed pursuant to Regulation 14A under the United States Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” whether or not the company is then subject to such regulation.

Shareholder Proposals

See “—Director Nominations by Shareholder.”	See “—Director Nominations by Shareholder.”

Voting Rights and Proxies

Every shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed and delivered in accordance with the bye-laws. The proxy shall be in any common form or other form as the board of directors may approve and the board of directors may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of proxy for use at that meeting or in connection with that written resolution. The proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney authorized by him or her in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. Proxy authority remains until notice of revocation is received at the registered office, or at such place or places as the board of directors may otherwise specify for the purpose.

Subject to “—Adjustment of Voting Power and Ownership Limitations,” each holder of common shares is entitled to one vote per voting common share held.

Every shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a proxy executed and delivered in accordance with the bye-laws. Instruments of proxy shall be in such form as Harbor Point’s board of directors may approve and Harbor Point’s board of directors may, if it thinks fit, send out with the notice of any meeting forms of instruments of proxy for use at the meeting and such instruments of proxy shall be in such form as the board may approve.

Subject to “—Adjustment of Voting Power and Ownership Limitations,” each holder of common shares is entitled to one vote per voting common share held. The proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The proxy shall unless the contrary is stated therein be valid as well for any postponement or adjournment of the meeting as for the meeting to which it relates.

Adjustment of Voting Power and Ownership Limitations

Voting power of all shares shall be adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there are no 9.5% United States shareholders.

Unless waived by Max’s board of directors, Max’s bye-laws limit any U.S. shareholder to voting 9.5% of Max’s

The voting power of all shares shall be adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there are no 9.5% United States shareholders (or 24.5% United States shareholders with respect to Chubb and its affiliates).

Max	Harbor Point

common shares. At the sole discretion of Max’s board of directors, Max may decline to register a transfer of shares if Max’s board of directors has reason to believe that the effect of such transfer would be to increase the number of total shares directly or indirectly constructively owned by such person or entity, as determined pursuant to Section 958 of the Code, to 9.5% or more of the outstanding Max common shares (without regard to any voting cut-backs described above).

Variation of Rights of Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Max is being wound-up, be varied with the consent in writing of the holders of 75% of the issued and outstanding shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.	The rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Harbor Point is being wound-up, be varied with the consent in writing of the holders of 75% of the issued shares of that class or with the sanction of a resolution approved by the affirmative vote of at least 75% of the votes cast at a separate general meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Record Date

Max’s board of directors may fix any date as the record date for determining (1) the shareholders (a) entitled to receive any dividend, (b) to receive notice of and to vote at any general meeting of Max and (c) to execute a resolution in writing and (2) the number of issued and outstanding shares for or in connection with any purpose.	Harbor Point’s board of directors may fix any date as the record date for determining the shareholders entitled to receive any dividend and determining the shareholders entitled to receive notice of and to vote at any general meeting of Harbor Point.

Voting of Subsidiary Shares

If Max is required or entitled to vote at a general or special meeting of certain designated subsidiaries, including Max Bermuda Ltd., the directors shall refer the subject matter of the vote to the shareholders on a poll and seek authority from the shareholders for Max’s corporate representative or proxy to vote in favor of the resolution proposed by that certain designated subsidiary. The directors shall cause Max’s corporate representative or proxy to vote Max shares in Max Bermuda Ltd. and/or such other designated subsidiary	If Harbor Point is required or entitled to vote in its capacity as a member or shareholder at a general meeting of certain designated subsidiaries, the directors shall refer the subject matter of the vote (other than the appointment, removal and remuneration of auditors, the approval of financial statements and reports thereon, and the remuneration of directors) to the shareholders and seek instruction from the shareholders for Harbor Point’s corporate representative or proxy to vote either in favor of or against the resolution proposed by that

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pro rata to the votes received at the general meeting of Max, with votes for or against the directing resolution being taken, respectively, as an instruction for Max’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by Max Bermuda Ltd. and/or such designated subsidiary.	certain designated subsidiary. The directors shall cause Harbor Point’s corporate representative or proxy to vote Harbor Point’s shares in that certain designated subsidiary pro rata to the votes received at the general meeting of Harbor Point, with votes for or against the directing resolution being taken, respectively, as an instruction for Harbor Point’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by that certain designated subsidiary.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amendment of Bye-laws

No bye-law shall be rescinded, altered or amended and no new bye-law shall be made until the same has been approved by a resolution of Max’s board of directors and by a resolution of the shareholders.	No bye-law shall be rescinded, altered or amended and no new bye-law shall be made until the same has been approved by a resolution of Harbor Point’s board of directors and by a resolution of the shareholders approved by the affirmative vote of at least 75% of the votes cast at a separate general meeting of the shareholders of the class A voting common shares.

Dividends and Distribution of Contributed Surplus

Under Bermuda law, a company may pay dividends on its issued and outstanding shares in accordance with the company’s bye-laws and the rights attaching to the company’s shares. Dividends may be declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time.

Bermuda law does not permit a declaration or payment of dividends or the making of distributions of contributed surplus by a company if there are reasonable grounds for believing:

(1) the company is, or would, after the payment is made be, unable to pay its liabilities as they become due; or

(2) that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium.

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Max’s board of directors has the power to declare dividends to be paid to the shareholders in proportion to the number of shares held by them, and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value of any assets forming the subject of a dividend in specie.	Harbor Point’s board of directors may, subject to the bye-laws, declare a dividend to be paid to the shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case Harbor Point’s board of directors may fix the value for distribution in specie of any assets.

Interested Directors

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity, either at a meeting of directors or in writing to the board of directors.

After a director has made the required declaration of interest, he or she is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he or she has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.	A director who is directly or indirectly interested in a contract or proposed contract or arrangement with Harbor Point shall declare the nature of such interest, and following such declaration, and unless disqualified by the chairman of the relevant Harbor Point board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Discontinuing the Company

Under Bermuda law, a company may change its jurisdiction of incorporation by “discontinuing” from Bermuda to a number of jurisdictions approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company’s powers to discontinue the company. In the absence of such provision, the decision to discontinue the company to another jurisdiction must be made by the shareholders and requires a resolution passed by a simple majority of the votes cast at a general meeting, provided that at any such meeting any such share shall carry the right to vote in respect of such discontinuance whether or not it otherwise carries the right to vote.

The bye-laws delegate to Max’s board of directors the power to discontinue Max. Such a resolution would require the affirmative votes of a majority of the votes cast where the quorum is a majority of the directors then in office, present in person.	Harbor Point’s board of directors may exercise all the powers of Harbor Point to discontinue Harbor Point to a named country or jurisdiction outside Bermuda. Such a resolution would require the affirmative votes of a majority of the votes cast where the quorum is a majority of the directors then in office, present in person.

Preemptive Rights

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

The bye-laws are silent with respect to preemptive rights for shareholders.	The bye-laws are silent with respect to preemptive rights for shareholders.

Max	Harbor Point

Repurchases of Shares

Max’s board of directors may exercise all the powers of Max to purchase all or any part of its own shares. Max has the power to purchase its own shares for “Fair Market Value” if Max’s board of directors, in its absolute and unfettered discretion, on behalf of Max, determines that ownership of shares of Max by any person may result in adverse tax, regulatory or legal consequences to Max, any of its Subsidiaries or any of its shareholders. Max may also assign its purchase right to a third party or parties.

Fair Market Value as defined in the Max bye-laws means, with respect to a repurchase of any shares of Max (1) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to the bye-laws or (2) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognized investment banking firm chosen by Max’s board of directors and reasonably satisfactory to the shareholder whose shares are to be so repurchased by Max, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (1) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (2) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by Max or its assignee, as the case may be.

Harbor Point’s board of directors may exercise all the powers of Harbor Point to purchase all or any part of its own shares. Harbor Point has the power to purchase its own shares for “Fair Market Value” if at least 70% of the directors determine that ownership of shares of Harbor Point by any person may result in adverse tax consequences. Harbor Point may also assign its purchase right to a third party or parties.

Harbor Point’s bye-laws provide that (1) if the shares are not traded on a securities exchange in or outside the United States, the fair market value per share shall be determined by the directors without a minority discount but with an appropriate liquidity discount, such value and liquidity discount, if any, as determined by the board, or (2) if the shares are traded on a securities exchange in or outside the United States, the fair market value per share shall be determined by the directors based on the average of the last sales price per share or if there is none, the average of the bid and asked price per share, without a minority discount or a liquidity discount, in each case for the eight business days prior to the repurchase date. If a shareholder disagrees with the price so determined by the board, the fair market value per share and the liquidity discount, if any, will be determined by an independent appraiser retained by Harbor Point at its expense and reasonably acceptable to such shareholder.

Max	Harbor Point

Restrictions on Transfer

At the sole discretion of Max’s board of directors, Max may decline to register a transfer of shares if Max’s board of directors has reason to believe that the effect of such transfer would be to increase the number of total controlled shares of any person to 9.5% or any higher percentage of the shares of Max on an unadjusted basis.

Max’s board of directors may, in its absolute and unfettered discretion, decline to register the transfer of any shares if Max’s board of directors has reason to believe (1) that such transfer may expose Max, any subsidiary thereof, any shareholder or any person ceding insurance to Max or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of such transfer under the Securities Act or under any blue sky or other United States state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.

Max’s board of directors shall decline to approve a transfer of shares unless all applicable consents, authorizations, permissions or approvals have been obtained.

Except as required by the bye-laws and except for forfeitures, any shares held by a shareholder may only be transferred if (1) such transfer is made pursuant to a company sale that is approved by holders of a majority of the shares entitled to vote thereon; or (2) (a) if prior to November 27, 2010, a 20 day advance notice of transfer is given to Harbor Point’s board of directors. Any transfer is subject to board consent, which will not be withheld unless Harbor Point’s board of directors determines that a person is not a “Permitted Transferee,” that the transfer would give rise to adverse tax consequences, that the transfer was intended to evade transfer restrictions under the bye-laws or the transfer could reasonably be expected to have an adverse impact on the regulatory status or regulatory compliance of Harbor Point in any jurisdiction. With respect to any transfer to a person who is not a “Permitted Transferee,” Harbor Point’s board of directors may refuse to give consent for any reason; and (b) after November 27, 2010, any transfer is subject to board consent, which will not be withheld unless Harbor Point’s board of directors determines that a person is not a “Permitted Transferee,” that the transfer would give rise to adverse tax consequences, that the transfer was intended to evade transfer restrictions under the bye-laws or the transfer could reasonably be expected to have an adverse impact on the regulatory status or regulatory compliance of Harbor Point in any jurisdiction.

No transfer of shares shall be permitted unless all governmental and regulatory approvals, consents, orders and waivers have been obtained.

Right of First Refusal

The bye-laws do not include a right of first refusal.	Harbor Point is provided a right of first refusal to purchase the shares proposed to be sold by any shareholder to any person other than a “Permitted Transferee.” Such right terminates following an initial public offering.

Business Combination Statutes

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamations, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers: Bermuda does not have any takeover regulations applicable to shareholders of Bermuda companies.

Amalgamations: Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect a company’s public documents available at the office of the Registrar of Companies in Bermuda, which will include a company’s memorandum of association (including its objects and powers) and any alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Appraisal Rights/Dissenters’ Rights

Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Court, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for dissenters’ rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company.

Required Purchase and Sale of Shares

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•

By a court approved scheme of arrangement under Section 99 of the Companies Act. Schemes may be transfer schemes or cancellation schemes but, unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all its creditors to the scheme. In either case, dissentient shareholders do not have express statutory appraisal rights but the Court will only sanction a scheme if it is fair. Shares owned by the offeror can be voted to approve the scheme but the Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

Any scheme must be approved by a majority in number representing three quarters in value of the shareholders present and voting either in person or by proxy at the requisite special general meeting. If there are dissenting shareholders who hold more than 10% of the shares, the Court might be persuaded not to exercise its discretion to sanction the scheme on the ground that the scheme constitutes a takeover within Section 102 of the Companies Act and requires a 90% acceptance.

•

A Bermuda company may effect a squeeze-out of a minority shareholders in a Bermuda company by way of a general offer followed by a squeeze-out under Section 102 of the Companies Act. Broadly, if the offer is approved by the holders of 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissentient shareholders. Shares owned by the offeror or its subsidiary or their nominees at the date of the offer do not, however, count towards the 90%. If the offeror or any of its subsidiaries or any nominee of the offeror or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90% in value of the shares, must also represent not less than 75% in number of the holders of those shares although these additional restrictions should not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10% of the shares of the subject company) even where the parent owns more than 10% of the shares of the subject company, provided that the subsidiary and the parent are not nominees.

The 90% must be obtained within 4 months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within 2 months of the acquisition of 90%. Dissentient shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the Court which has power to make such orders as it thinks fit.

•

By the holders of 95% or more of the shares or any class of shares serving a notice on the remaining shareholders or class of shareholders under Section 103 of the Companies Act. Dissentient shareholders have a right to apply to the Court within one month of the compulsory acquisition notice to have the value of their shares appraised by the Court but these appraisal rights differ from the appraisal rights in an amalgamation in that, under Section 103, if one dissentient shareholder applies to the Court and is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out.

THE MAX SPECIAL MEETING

Date, Time and Place

The Max special meeting will be held at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on April 29, 2010 at 11:00 a.m. Atlantic Time.

Purposes of the Max Special Meeting

•	Proposal 1: to approve the share issuance;

•	Proposal 2: to approve the Max Capital name change;

•	Proposal 3: to authorize the approval of the Max Bermuda name change; and

•

Proposal 4: to transact such other business, if any, as may lawfully be brought before the Max special meeting, including to approve an adjournment of the Max special meeting for the solicitation of additional proxies from Max shareholders in favor of any of the above proposals.

Max’s board of directors has unanimously adopted and authorized the amalgamation agreement, the share issuance and each of the Max name changes, and deems it advisable and fair to, and in the best interests of, Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated thereby. Max’s board of directors recommends that Max shareholders vote “FOR” each of the items above.

Max Record Date

Only shareholders of record, as shown by Max’s transfer books, at the close of business on March 22, 2010, which is the Max record date, will be entitled to notice of, and to vote at, the Max special meeting or any adjournment or postponement thereof. If you held Max common shares in a brokerage account or in “street name” as of the record date, you may only vote at the Max special meeting by following the voting instructions provided to you by your bank, broker or other nominee. As of March 22, 2010, the record date for the Max special meeting, there were 56,983,638 Max common shares issued and outstanding. As of the same date, Max directors, executive officers and their affiliates had the right to vote 2,298,495 Max common shares representing approximately 4.0% of the total Max common shares issued and outstanding. Max currently expects that all of its directors and executive officers will vote “FOR” each matter on the Max proxy card.

Quorum

The presence, in person or by proxy, of the holders in excess of 50% of the issued and outstanding Max common shares as of the close of business on March 22, 2010, the record date of the Max special meeting, is necessary to constitute a quorum at the Max special meeting.

Required Vote

The vote required for each of the above items is set forth below under the description of each proposal. See “Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations.”

Voting Securities

As of March 22, 2010, the record date for the Max special meeting, there were 56,983,638 Max common shares issued and outstanding. The Max common shares are the only class of Max securities outstanding and entitled to vote at the Max special meeting or at any adjournment or postponement thereof.

Each Max common share held by a shareholder entitles its holder to one vote on each matter that is voted upon by poll at the Max special meeting or any adjournment or postponement thereof, subject to certain provisions of Max’s bye-laws that reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in Max’s bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of Max common shares. In addition, Max’s board of directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, Max requests that any holder of Max common shares with reason to believe that it is a Max 9.5% Shareholder contact Max promptly so that Max may determine whether the voting power of such holder’s Max common shares should be reduced. By submitting a proxy, a holder of Max common shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a Max 9.5% Shareholder.

Max’s board of directors may require any holder of Max common shares to provide information as to that shareholder’s beneficial ownership of Max common shares, the names of persons having beneficial ownership of the shareholder’s Max common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Max common shares attributable to any person. Max’s board of directors may disregard the votes attached to Max common shares of any holder who fails to respond to such a request or who, in the judgment of Max’s board of directors, submits incomplete or inaccurate information. Max’s directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Max common shares of any shareholder to ensure that no U.S. person shall be a Max 9.5% Shareholder at any time.

Abstentions and “Broker Non-Votes”

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before the Max special meeting. Because the vote required to approve the proposals at the Max special meeting is the affirmative vote of a majority of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the Max special meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

THE HARBOR POINT SPECIAL MEETING

Date, Time and Place

The Harbor Point special meeting will be held at its principal executive offices located at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, on April 29, 2010 at 11:00 Atlantic Time.

Purposes of the Harbor Point Special Meeting

At the Harbor Point special meeting, Harbor Point shareholders will be asked to consider and vote on the following proposals:

•	Proposal 1: to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation;

•	Proposal 2: to authorize the approval of the HP Bermuda name change;

•	Proposal 3: to authorize the approval of the HP Agency name change;

•	Proposal 4: to authorize the approval of the HP Investments Europe name change; and

•

Proposal 5: to transact such other business, if any, as may lawfully be brought before the Harbor Point special meeting, including to approve an adjournment of the Harbor Point special meeting for the solicitation of additional proxies from Harbor Point shareholders in favor of any of the above proposals.

Harbor Point’s board of directors has unanimously approved and adopted the amalgamation agreement and the statutory amalgamation agreement and the transactions contemplated thereby, including the amalgamation, and approved the Harbor Point name changes and determined that the amalgamation is advisable and fair to, and in the best interests of, Harbor Point. Harbor Point’s board of directors recommends that Harbor Point shareholders vote “FOR” each of the items above.

Harbor Point Record Date and Voting by Harbor Point Directors and Executive Officers

Only Harbor Point shareholders of record, as shown on Harbor Point’s register of members, at the close of business on March 22, 2010, the record date for the Harbor Point special meeting, will be entitled to notice of, and to vote at, the Harbor Point special meeting or any adjournment or postponement thereof. As of March 22, 2010, the record date for the Harbor Point special meeting, there were 16,542,522 Harbor Point common shares issued and outstanding. As of the same date, Harbor Point directors, executive officers and their affiliates had the right to vote 4,821,530 Harbor Point common shares representing approximately 32.4% of the total Harbor Point common shares issued and outstanding. Harbor Point currently expects that all of its directors and executive officers will vote “FOR” each matter on the Harbor Point proxy card.

Quorum

The presence in person or by proxy of the holders of more than 50% of the aggregate voting power of Harbor Point at the commencement of the Harbor Point special meeting is necessary to constitute a quorum at the Harbor Point special meeting.

Required Vote

The vote required for each of the above items is set forth below under the description of each proposal. See “Proposals to be Submitted to Harbor Point Shareholders; Voting Requirements and Recommendations.”

Voting Securities

As of March 22, 2010, the record date for the Harbor Point special meeting, there were 16,542,522 Harbor Point common shares issued and outstanding. Harbor Point common shares are the only class of Harbor Point securities that are entitled to vote at the Harbor Point special meeting or at any adjournment or postponement thereof.

Each Harbor Point common share entitles its holder to one vote on each matter that is voted upon at the Harbor Point special meeting or any adjournment or postponement thereof, subject to certain provisions of Harbor Point’s bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in Harbor Point’s bye-laws, 9.5% or more of the voting power outstanding to less than 9.5% of the total voting power of Harbor Point common shares (or with respect to Chubb and its affiliates, 24.5% or more of the voting power outstanding to less than 24.5% of the total voting power of Harbor Point common shares). In addition, Harbor Point’s board of directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction in votes is generally to be applied in descending order based on the percentage of shares held by each shareholder. However, any reduction in voting power attributable to a non-U.S. holder will be made last. The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5% or 24.5%, as applicable, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, Harbor Point requests that any holder of Harbor Point common shares with reason to believe that it is a Harbor Point 9.5% Shareholder or, in the case of Chubb and its affiliates, a Harbor Point 24.5% Shareholder, contact Harbor Point promptly so that Harbor Point may determine whether the voting power of such holder’s common shares should be reduced.

Harbor Point’s board of directors is empowered to require any holder of Harbor Point common shares to provide information for the purpose of determining whether any holder’s voting rights should be adjusted. Additionally, Harbor Point’s board of directors may disregard the votes attached to Harbor Point common shares of any holder who fails to respond to such a request or who, in the judgment of the Harbor Point board of directors, submits incomplete or inaccurate information. Harbor Point’s board of directors retains certain discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Harbor Point common shares of any shareholder to ensure that no person shall be a Harbor Point 9.5% Shareholder or a Harbor Point 24.5% Shareholder, as applicable, at any time.

Abstentions

Abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Harbor Point special meeting.

PROPOSALS TO BE SUBMITTED TO MAX SHAREHOLDERS;

VOTING REQUIREMENTS AND RECOMMENDATIONS

Proposal 1: Share Issuance

On March 3, 2010, Max’s board of directors unanimously adopted, subject to Max shareholder approval at the Max special meeting, a resolution to approve the issuance of Max common shares pursuant to the amalgamation.

Under the terms of the amalgamation, Harbor Point shareholders (including Harbor Point shareholders that do not vote in favor of the amalgamation, but excluding holders of any shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will receive 3.7769 Max common shares for each Harbor Point common share they hold. In addition, Harbor Point shareholders will receive cash in lieu of any fractional Max common shares to which they will otherwise be entitled.

Max common shares are currently listed on the Nasdaq Global Select Market. Rule 5635 of the Nasdaq Marketplace Rules provides that a listed company must seek shareholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if, among other reasons, (1) the common stock convertible into or exercisable for common stock issuable in the transaction has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) when the potential issuance will result in a change of control of the listed company. The approval by Max shareholders of this share issuance is a condition to closing in the amalgamation agreement. Each of Max and Harbor Point may elect to terminate the amalgamation agreement if the proposal is not approved, as further described under “The Amalgamation Agreement—Termination of the Amalgamation Agreement.”

Based on Max’s and Harbor Point’s respective capitalizations as of December 31, 2009, and the exchange ratio of 3.7769, the parties estimate that current Harbor Point shareholders will own, in the aggregate, approximately 52% of the issued and outstanding Max common shares on a fully-diluted basis following closing.

The minimum vote that will constitute shareholder approval under the Nasdaq Marketplace Rules is a majority of the total votes cast on the proposal. The affirmative vote of a majority of the votes cast at the Max special meeting at which a quorum is present in accordance with Max’s bye-laws is required to approve this proposal. The amalgamation will not close unless the Max shareholders approve the share issuance proposal.

Max’s board of directors recommends a vote “FOR” this proposal 1.

Proposal 2: Max Capital Name Change

On March 3, 2010, Max’s board of directors unanimously adopted, subject to Max shareholder approval at the Max special meeting, a resolution to change the name of Max to “Alterra Capital Holdings Limited” contingent on the consummation of the amalgamation.

Max’s management and board of directors support the Max Capital name change in order to create a new brand identity that reflects Max’s and Harbor Point’s commitment to fully integrate the companies as equals.

The affirmative vote of a majority of the votes cast at the Max special meeting at which a quorum is present in accordance with Max’s bye-laws is required to approve this proposal.

Max’s board of directors recommends a vote “FOR” this proposal 2.

Proposal 3: Max Bermuda Name Change

Max’s and Max Bermuda’s Ltd. boards of directors unanimously adopted, subject to shareholder approval, a resolution changing the name of Max Bermuda Ltd. to “Alterra Insurance Limited” contingent on the consummation of the amalgamation.

Max’s management and board of directors support the Max Bermuda name change in order to create a new brand identity that reflects Max’s and Harbor Point’s commitment to fully integrate the companies as equals.

In order to effect the Max Bermuda name change, Bermuda law requires the approval of Max Bermuda Ltd. shareholders. Pursuant to Max’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Max Bermuda Ltd., Max is required to submit a proposal relating to such matters to the shareholders of Max and vote all the shares of Max Bermuda Ltd. owned by Max in accordance with and proportional to such vote of Max’s shareholders. Accordingly, Max’s shareholders are being asked to consider this proposal.

The affirmative vote of a majority of the votes cast at the Max special meeting at which a quorum is present in accordance with Max’s bye-laws is required to approve this proposal.

Max’s board of directors recommends a vote “FOR” this proposal 3.

Proposal 4: Adjournment Proposal

Max shareholders are being asked to consider and vote on a proposal to transact such other business, if any, as may lawfully be brought before the Max special meeting, including to approve an adjournment of the meeting for the solicitation of additional Max proxies in favor of any of the above proposals.

The affirmative vote of a majority of the votes cast at the Max special meeting, at which a quorum is present in accordance with Max’s bye-laws, is required to approve this proposal regarding an adjournment proposal.

Max’s board of directors recommends a vote “FOR” this proposal 4.

PROPOSALS TO BE SUBMITTED TO HARBOR POINT SHAREHOLDERS;

VOTING REQUIREMENTS AND RECOMMENDATIONS

Proposal 1: Approval and Adoption of the Amalgamation Agreement, the Statutory Amalgamation Agreement and the Amalgamation

At a meeting held on March 3, 2010, Harbor Point’s board of directors unanimously adopted, subject to the approval of Harbor Point shareholders, a resolution to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation. Under the terms of the amalgamation, Harbor Point shareholders (including Harbor Point shareholders that do not vote in favor of the amalgamation, but excluding holders of any shares as to which appraisal rights have been properly exercised pursuant to Bermuda law) will receive 3.7769 Max common shares for each Harbor Point common share they hold. In addition, Harbor Point shareholders will receive cash in lieu of any fractional Max common shares to which they will otherwise be entitled.

The amalgamation cannot be completed unless Harbor Point shareholders approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation. The approval by Harbor Point shareholders of this proposal for the approval and adoption of the amalgamation agreement, the statutory amalgamation agreement and the amalgamation is a condition to closing in the amalgamation agreement. Each of Max and Harbor Point may elect to terminate the amalgamation agreement if the proposal is not approved, as further described under “The Amalgamation Agreement—Termination of the Amalgamation Agreement.”

The affirmative vote of three-fourths of the votes cast at a Harbor Point special meeting at which a quorum is present in accordance with Harbor Point’s bye-laws is required to approve this proposal. The amalgamation will not close unless Harbor Point shareholders approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation.

Harbor Point’s board of directors unanimously recommends a vote “FOR” this proposal 1.

Proposal 2: HP Bermuda Name Change

Harbor Point’s board of directors unanimously adopted, subject to Harbor Point shareholder approval at the Harbor Point special meeting, a resolution to change the name of HP Re Bermuda to “Alterra Reinsurance Limited” in connection with the amalgamation.

Harbor Point’s management and board of directors support the HP Bermuda name change in order to create a new brand identity that reflects Max’s and Harbor Point’s commitment to fully integrate the companies as equals.

Harbor Point’s bye-laws (and the bye-laws of Harbor Point’s non-U.S. subsidiaries) generally require Harbor Point to seek the vote of its shareholders for any matter that Harbor Point is required or entitled to vote in its capacity as a member or shareholder of any of its non-U.S. subsidiaries (other than the appointment, removal and remuneration of auditors, the approval of financial statements and reports thereon, and the remuneration of directors) and to vote the shares of the subsidiaries owned by Harbor Point proportionally to the vote of Harbor Point’s shareholders. Accordingly, Harbor Point is required to seek the vote of Harbor Point shareholders to approve the HP Bermuda name change.

The affirmative vote of a majority of the votes cast at a Harbor Point special meeting at which a quorum is present in accordance with Harbor Point’s bye-laws is required to approve this proposal.

Harbor Point’s board of directors recommends a vote “FOR” this proposal 2.

Proposal 3: HP Agency Name Change

Harbor Point’s board of directors unanimously adopted, subject to Harbor Point shareholder approval at the Harbor Point special meeting, a resolution to change the name of Harbor Point Agency Limited to “Alterra Agency Limited” in connection with the amalgamation.

Harbor Point’s management and board of directors support the HP Agency name change in order to create a new brand identity that reflects Max’s and Harbor Point’s commitment to fully integrate the companies as equals.

Harbor Point’s bye-laws (and the bye-laws of Harbor Point’s non-U.S. subsidiaries) generally require Harbor Point to seek the vote of its shareholders for any matter that Harbor Point is required or entitled to vote in its capacity as a member or shareholder of any of its non-U.S. subsidiaries (other than the appointment, removal and remuneration of auditors, the approval of financial statements and reports thereon, and the remuneration of directors) and to vote the shares of the subsidiaries owned by Harbor Point proportionally to the vote of Harbor Point’s shareholders. Accordingly, Harbor Point is required to seek the vote of Harbor Point shareholders to approve the HP Agency name change.

The affirmative vote of a majority of the votes cast at a Harbor Point special meeting at which a quorum is present in accordance with Harbor Point’s bye-laws is required to approve this proposal.

Harbor Point’s board of directors recommends a vote “FOR” this proposal 3.

Proposal 4: HP Investments Europe Name Change

Harbor Point’s board of directors unanimously adopted, subject to Harbor Point shareholder approval at the Harbor Point special meeting, a resolution to change the name of Harbor Point Investments Europe Limited to “Alterra Investments Europe Limited” in connection with the amalgamation.

Harbor Point’s management and board of directors support the HP Investments Europe Limited name change in order to create a new brand identity that reflects Max’s and Harbor Point’s commitment to fully integrate the companies as equals.

Harbor Point’s bye-laws (and the bye-laws of Harbor Point’s non-U.S. subsidiaries) generally require Harbor Point to seek the vote of its shareholders for any matter that Harbor Point is required or entitled to vote in its capacity as a member or shareholder of any of its non-U.S. subsidiaries (other than the appointment, removal and remuneration of auditors, the approval of financial statements and reports thereon, and the remuneration of directors) and to vote the shares of the subsidiaries owned by Harbor Point proportionally to the vote of Harbor Point’s shareholders. Accordingly, Harbor Point is required to seek the vote of Harbor Point shareholders to approve the HP Investments Europe name change.

The affirmative vote of a majority of the votes cast at the Harbor Point special meeting at which a quorum is present in accordance with Harbor Point’s bye-laws is required to approve this proposal.

Harbor Point’s board of directors recommends a vote “FOR” this proposal 4.

Proposal 5: Adjournment Proposal

Harbor Point shareholders are being asked to consider and vote on a proposal to transact such other business, if any, as may lawfully be brought before the Harbor Point special meeting, including to approve an adjournment of the meeting for the solicitation of additional Harbor Point proxies in favor of any of the above proposals.

The affirmative vote of a majority of the votes cast at the Harbor Point special meeting, at which a quorum is present in accordance with Harbor Point’s bye-laws, is required to approve this proposal regarding an adjournment proposal.

Harbor Point’s board of directors recommends a vote “FOR” this proposal 5.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE AMALGAMATION

Board of Directors

On March 3, 2010, Max’s board of directors took all necessary action such that, subject to the effectiveness of the resignations of Mr. Minton, Mr. Kronenberg and Mr. Skala from Max’s board of directors (each of which has been delivered in writing to Max and will become effective as of the effective time), the combined company’s board of directors as of the effective time will consist of 14 members, of which 12 will be non-management directors. Directors of the combined company will be divided into three classes, designated Class I, Class II and Class III. The directors designated as Class I Directors will serve until the annual general meeting of the shareholders of the combined company in 2010. The directors designated as Class II Directors will serve until the annual general meeting of the shareholders of the combined company in 2011. The directors designated as Class III Directors will serve until the annual general meeting of the shareholders of the combined company in 2012.

The table below sets forth the names, ages and positions of the combined company’s directors (ages are given as of February 17, 2010):

Name	Age	Class	Position
W. Marston Becker	57	III	Chief Executive Officer and Director
John R. Berger	57	III	Chief Executive Officer of Reinsurance, Vice Chairman of the Board
Gordon F. Cheesbrough	57	I	Co-Deputy Chairman of the Board
James D. Carey	43	III	Co-Deputy Chairman of the Board
K. Bruce Connell	57	I	Director
W. Thomas Forrester	61	I	Director
Meryl D. Hartzband	55	I	Director
Willis T. King, Jr.	65	II	Director
James MacNaughton	59	II	Director
Stephan F. Newhouse	63	II	Director
Michael O’Reilly	66	III	Chairman of the Board
Andrew H. Rush	52	II	Director
Mario P. Torsiello	54	III	Director
James L. Zech	52	III	Director

Set forth below is biographical information concerning each director of the combined company and each executive officer of the combined company who is not a director, including each such individual’s principal occupation and the period during which such person has served as a director or officer of Max or Harbor Point, as the case may be. There is no family relationship between any of the directors and executive directors.

W. Marston Becker has been the Chairman and Chief Executive Officer of Max since October 2006 and a director of Max since April 2004. Mr. Becker’s other positions with subsidiaries of Max are shown in the following chart.

Max Entity	Position(s) and Periods Held
Max Bermuda Ltd.	Director since April 2004; Chairman since October 2006; CEO from October 2006 through June 2007

Max USA Holdings Ltd.	Director since November 2006; President, CEO and Chairman since April 2007

Max Europe Holdings Limited	Director since March 2007
Max Insurance Europe Limited
Max Re Europe Limited

Max Diversified Strategies Ltd.	Director since March 2007; President and Chairman since November 2008

Max Entity	Position(s) and Periods Held
Max Managers Ltd.	Director since March 2007; President since November 2008
Max UK Holdings Ltd.	Director since November 2008
Max at Lloyd’s Ltd.	Director since November 2008
Max Singapore Insurance	Director since November 2008
Managers Pte, Ltd.

From 2002 until 2008, Mr. Becker was Chairman and Chief Executive Officer of the run-off for LaSalle Re Holdings Limited, a Bermuda reinsurance company. From 2002 to 2005, Mr. Becker led the restructuring and wind-down of Trenwick Group, Ltd., a Bermuda insurance company, as its Chairman and Chief Executive Officer. From 1996 to 1999, Mr. Becker was Chairman and Chief Executive Officer of Orion Capital Corporation until its sale in 1999 to Royal & SunAlliance, where he then served as Vice Chairman and a director of Royal & SunAlliance USA until 2000. Mr. Becker was President and Chief Executive Officer of an Orion Capital subsidiary from 1994 to 1996. From 2001 to 2004, Mr. Becker was non-executive Chairman of Hales & Company, a boutique insurance industry investment bank and private equity investor. Mr. Becker is Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. He is a director of Brickstreet Mutual Insurance Company and Selective Insurance Group, Inc. (Nasdaq: SIGI). Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia.

Since becoming Max’s Chief Executive Officer in 2006, following a two-year term as an independent director, Mr. Becker has directed Max’s acquisition, integration and development of several platforms. His many years of experience in the industry combined with his intimate knowledge of all aspects of Max’s business and history makes him well suited to serve on the board of directors and as the Chief Executive Officer.

John R. Berger has been the Chief Executive Officer and President of Harbor Point since its inception in December 2005. He is also Chairman of Harbor Point’s subsidiary, HP Re Bermuda, Chief Executive Officer of Harbor Point’s subsidiary, HP Services, and a director of Harbor Point’s subsidiaries, Harbor Point Agency Limited, New Point III and New Point Re III. From August 1998 to December 2005, he was the Chief Executive Officer and President of Chubb Re, a subsidiary of Chubb. From November 1983 to August 1998, he held various positions at F&G Re, a subsidiary of USF&G Corporation, including Chief Executive Officer and President. Following the acquisition of USF&G by The St. Paul Companies in April 1998 until August 1998, he was President of the North American Treaty operation of St. Paul Re and President of F&G Re. Prior to 1983, he was an underwriter at General Re and Prudential Reinsurance and was a professional basketball player/coach in Sion, Switzerland. Mr. Berger is a member of the board of directors of the Reinsurance Association of America. Mr. Berger has an AB from Princeton University, an MBA from Rutgers University and is a Chartered Property Casualty Underwriter.

Mr. Berger has extensive knowledge of the reinsurance and insurance industries and significant senior management experience, including as the Chief Executive Officer and President of Harbor Point since its inception, which Max and Harbor Point believe will make him an asset to the board of directors.

James D. Carey has served as a director of Harbor Point since March 2010. Since 2005, he has served as a senior principal of Stone Point Capital LLC, a private equity firm that makes investments in the financial services industry. Prior to the formation of Stone Point in 2005, he was a principal of MMC Capital, Inc., the predecessor entity to Stone Point. Mr. Carey has an undergraduate degree from Boston College, a juris doctor from Boston University and an MBA from Duke University’s Fuqua School of Business.

Mr. Carey has worked in the private equity business for the last 13 years. He has served on many different boards of directors, including Asset Allocation & Management Company, Cunningham Lindsey Group Limited, Lane McVicker, LLC, Lockton International Holdings Limited and Privilege Underwriters, Inc. He has extensive background and expertise in the insurance and financial services industry, which Max and Harbor Point believe will make him an asset to the board of directors.

Gordon F. Cheesbrough has served as a director of Max since May 2007. Mr. Cheesbrough is the managing partner of Blair Franklin Capital Partners, Inc., an independent financial advisory firm that he co-founded in 2003. Mr. Cheesbrough also serves as Chairman of the Board of Governors of North York General Hospital. From 1998 to 2002, Mr. Cheesbrough was President and Chief Executive Officer of Altamira Investment Services Inc. and served on the board of directors of the Canadian Tire Corporation from 1998 through 2007. From 1974 to 1998, Mr. Cheesbrough held several positions with McLeod Young Weir and its successors, Scotia McLeod and Scotia Capital Markets, including Chairman and Chief Executive Officer from 1993 to 1998.

As founder and managing partner of Blair Franklin Capital Partners along with his experience at Altamira Investments, Mr. Cheesbrough is an experienced financial leader with the skills and talents necessary to serve on the board of directors. His experience in the capital markets and prior board experience makes him a valuable asset to the board of directors.

K. Bruce Connell has served as a director of Max since February 2007 and a director of Max Europe Holdings Limited, Max Insurance Europe Limited and Max Re Europe Limited, since October 2009. Mr. Connell retired in 2002 after spending 12 years with XL Capital Ltd. During his tenure with XL Capital Ltd., Mr. Connell served as Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda) and Chief Underwriting Officer of XL Europe Ltd. Prior to his tenure at XL Capital Ltd., and beginning in 1974, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd. Mr. Connell holds a BA from the University of South Florida and an MBA (Finance) from Georgia State University.

Mr. Connell is an experienced insurance and reinsurance executive with over 30 years in the industry. During this time, he has held positions ranging from underwriter to chief executive officer. The depth and breadth of his exposure to complex and innovative industry issues makes him a skilled advisor and a valued contributor to the board of directors.

W. Thomas Forrester has been a director of Harbor Point since January 2007. From 1999 until March 2007, Mr. Forrester was the Chief Financial Officer of The Progressive Corporation, one of the largest automotive insurers in the United States, and was a Vice President of Progressive since June 2001. From 1984 until 1999, he served in various other positions with Progressive, including Treasurer, Policy Team Member, Central Division President, Commercial Lines President and CAIP Division President. He is a director of Cunningham Lindsay International Limited, the Federal National Mortgage Association (Fannie Mae) and The Navigators Group, Inc. Mr. Forrester has a BA from Duke University and an MBA from the Tuck School of Business at Dartmouth College.

Mr. Forrester’s insurance and financial reporting expertise and his experience as a member of various public and private boards of directors Max and Harbor Point believe will make him a valuable contributor to the board of directors.

Meryl D. Hartzband has been a director of Harbor Point since its inception in December 2005. She is the Chief Investment Officer of Stone Point Capital LLC and a member of the investment committees of the general partners of the Trident funds. Prior to the formation of Stone Point in 2005, she was the Investment Director of MMC Capital, Inc., the predecessor entity to Stone Point. Before joining MMC Capital in 1999, Ms. Hartzband was a Managing Director at J.P. Morgan & Co., where she specialized in managing private equity investments in the insurance and financial services industries. Ms. Hartzband is a director of Wilton Re Holdings Limited and Sharebridge Holdings, Inc. Ms. Hartzband has a BA from Cornell University and an MBA from the Columbia University Graduate School of Business.

Ms. Hartzband’s extensive background and expertise in the insurance and financial services industry and her experience on serving on other boards of directors will make her a valuable contributor to the board of directors, which Max and Harbor Point believe will make her an asset to the board of directors.

Willis T. King, Jr. has served as a director of Max since September 1999 and was a director of Max Bermuda Ltd. from September 1999 until May 2007. In August 2008, Mr. King was appointed Chairman of the Board of ACA Financial Guaranty Corporation, a monoline bond insurance company. Mr. King has been Chairman of First Protective Insurance Company since March 1998, Chairman of Fidelity Fire and Casualty Insurance Company since 2005 and a director of BCS Financial Corporation since 1998. From June 1999 to November 2001, Mr. King was Chairman of the Board and Chief Executive Officer of Highlands Insurance Group. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan.

Having served as the Chairman of several insurance entities, Mr. King will bring a solid background and familiarity with the insurance industry to the board of directors. The managerial experience gained in these roles makes him well suited to his role as Chairman of the compensation committee. Mr. King brings pragmatic insight to the development of effective compensation models, succession planning and long term company leadership.

James MacNaughton has served as a director of Max since May 2008 and a director of Max Specialty Insurance Company since August 2009. Mr. MacNaughton retired from Rothschild Inc. in March 2008 where he was a Senior Advisor. He was a Managing Director and Global Partner of Rothschild from 2001 to 2007. From 1979 through 2000, he was at Salomon Brothers Inc. where he held a variety of positions including, for most of that time, Managing Director in Investment Banking. Mr. MacNaughton began his business career in 1973 at Republic National Bank of Dallas as Vice President and Commercial Lending Officer. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council since 2006 and a director of Primus Guaranty, Ltd. since July 2008. Mr. MacNaughton was admitted as a certified public accountant (Texas 1977) and is a member of the International Insurance Society and the board of Public Television Channel WLIW 21 serving New York City and Long Island, New York.

With over three decades of experience at many of the leading financial services firms in the United States, Mr. MacNaughton’s contribution to the board of directors will be valuable. He will bring a wealth of knowledge from, and provide critical insights into, the financial markets, positioning him well to serve as a member of the board of directors.

Stephan F. Newhouse has been a director of Harbor Point since its inception in December 2005. From December 2003 until April 2005, Mr. Newhouse was the President of Morgan Stanley & Co. Incorporated, and from December 2003 until April 2005, he was the Chairman of Morgan Stanley International Inc., the holding company for all of Morgan Stanley’s non-North American subsidiaries. He joined Morgan Stanley in 1979, became a Managing Director in 1988 and Vice Chairman in 1997. From 2000 until December 2003, he was also Co-President and Chief Operating Officer of Morgan Stanley’s Institutional Securities and Investment Banking Group, which includes the global institutional equities, institutional fixed income and investment banking operations of Morgan Stanley. He was appointed to the management committee of Morgan Stanley in 1998. From 1975 to 1979, he worked in the investment banking division of the First Boston Corporation. He is a director of JSFC Sistema, a diversified Russian consumer services company, and is on the Advisory Board of CM Capital corporation, a private investment management company. Mr. Newhouse has an MBA from the Harvard University Graduate School of Business Administration.

Mr. Newhouse has over thirty years of investment banking and capital markets experience. In addition, he has extensive management experience and knowledge of the insurance industry, which Max and Harbor Point believe will make him a valuable asset to the board of directors.

Michael O’Reilly has been the Chairman of the board of directors of Harbor Point since March 2010 and was the Deputy Chairman of the board of directors of Harbor Point from its inception in December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of Chubb and from October 2002 to November 2008, he was Chief Financial Officer of Chubb. Mr. O’Reilly joined Chubb in 1969 as a securities analyst in the investment department where he held various positions until he assumed the position of Chief

Investment Officer in 1986. Mr. O’Reilly was elected as a director of Harbor Point by Chubb in accordance with Harbor Point’s bye-laws. Mr. O’Reilly has a BS from New York University and an MBA from Pace University.

Max and Harbor Point believe Mr. O’Reilly’s experience as Chief Financial Officer of Chubb, one of the largest property and casualty insurance companies in the world, and his extensive knowledge of the insurance business will make him a significant contributor to the board of directors.

Andrew H. Rush has been a director of Harbor Point since its inception in December 2005. Since November 2004, he has been a Senior Managing Director of Diamond Castle Holdings, LLC, a private equity firm. He joined DLJ Merchant Banking Partners in 1989 and became a Managing Director of the firm in 1997. Prior to joining DLJ, he was a corporate attorney. He is a director of Checksmart Financial Company and Adhesion Holdings, Inc. and has served as a director of Accelent Holding Corp., AXIS Capital Holdings Limited, Doane Pet Care Enterprises, Inc., Nextel Partners, Inc., Groupe Neuf Telecom, Triax Communications, Inc., 360networks Corporation and other companies. Mr. Rush has a BA, magna cum laude, from Wesleyan University, a juris doctorate, cum laude, from the University of Pennsylvania and an MBA, Dean’s List with Distinction, from The Wharton School of the University of Pennsylvania.

Mr. Rush has been a private equity investor for 20 years and has invested in the reinsurance industry for almost 10 years. He has served on several public company boards of directors. Max and Harbor Point believe the board of directors will benefit from his knowledge and experience in the insurance industry.

Mario P. Torsiello has served as a director of Max since March 2000 and was a director of Max Bermuda Ltd. from March 2000 to May 2007. Since November 2001, Mr. Torsiello has been President and Chief Executive Officer of Torsiello Capital Advisors Inc. and Torsiello Securities, Inc. (and their predecessor companies), advisory and investment banking firms specializing in insurance, asset management and other financial services. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co. Inc.). From December 1999 to September 2000, Mr. Torsiello served as President and a director of INDC Group Inc., a California-based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker at Salomon Smith Barney Inc., having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Mr. Torsiello also served as a member of the firm’s Capital Commitments Committee from 1995 to 1999. Prior to joining Salomon Smith Barney Inc., Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of the Fordham College of Business Administration, a member of the Executive Committee of the President’s Council of Fordham University and a member of the Board of Trustees of the New York School for the Deaf. Mr. Torsiello is a registered securities principal with Financial Industry Regulatory Authority and the SEC, and is licensed as a certified public accountant in the state of New York.

As a seasoned financial leader with extensive investment banking experience in the insurance industry and an accounting background, Mr. Torsiello will add significant value to the operations of the board of directors and is well suited to his role as a director and Chairman of the ARMC.

James L. Zech has served as a director of Max since December 1999 and was a director of Max Bermuda Ltd. from December 1999 to May 2007. He has been the President of High Ridge Capital, L.L.C. since its formation in 1995. In January 2009, Mr. Zech was appointed President and Chief Executive Officer of Kinloch Holdings, Inc., a privately held brokerage holding company. From 2005 through 2009, Mr. Zech was a partner in Northaven Management, Inc., a private investment firm focused on the financial services industry and from 1992 to 1995, he was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of S.G. Warburg & Co, Inc.’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation.

Mr. Zech will bring a wealth of management and financial experience to the board of directors. As one of the longest serving board members of Max, his knowledge of Max’s history and standing in the investment community position him well to serve on the board of directors.

Director Independence

Max’s board of directors currently has 10 members, eight of whom the board of directors has affirmatively determined, by resolution of the board of directors as a whole, are not officers or employees of Max or its subsidiaries or individuals having a relationship that, in Max’s board of directors’ opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and are therefore considered “independent” in accordance with the Nasdaq Global Marketplace Rules listing standards. The directors of the combined company that Max’s board of directors has determined to be independent in accordance with the foregoing standards are Ms. Hartzband and Messrs. Cheesbrough, Carey, Connell, Forrester, King, MacNaughton, Newhouse, O’Reilly, Rush, Torsiello and Zech.

Committees of the Board of Directors

The combined company’s board of directors is expected to have six committees consisting of the: Audit and Risk Management Committee, which we refer to as the “ARMC;” Compensation Committee; Executive Committee; Finance and Investment Committee; Nominating and Corporate Governance Committee; and the Underwriting/Risk Management Committee. The anticipated members of each of the committees are identified in the table below:

Director	Audit and Risk Management Committee	Compensation Committee	Executive Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee	Underwriting/ Risk Management Committee
W. Marston Becker			X	X
John R. Berger						X(Chairman)
James D. Carey		X	X			X
Gordon F. Cheesbrough			X	X	X
K. Bruce Connell	X					X
W. Thomas Forrester	X
Meryl D. Hartzband					X
Willis T. King, Jr.		X(Chairman)				X
James H. MacNaughton				X
Stephan F. Newhouse		X		X
Michael O’Reilly			X(Chairman)	X(Chairman)
Andrew Rush	X			X	X
Mario P. Torsiello	X(Chairman)	X
James L. Zech	X				X(Chairman)

Audit and Risk Management Committee

The primary purpose of the ARMC will be to assist the combined company’s board of directors in (1) overseeing the integrity of its financial statements, (2) overseeing its system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the combined company, (3) overseeing the combined company’s independent auditor’s qualifications, independence and performance, (4) overseeing the performance of the combined company’s internal audit function and independent auditors, (5) overseeing the combined company’s compliance with legal and regulatory requirements and (6) performing such other duties as the combined company’s board of directors may from time to time delegate to it. The ARMC will also discuss with management the combined company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the combined company’s risk assessment and risk management policies.

Compensation Committee

The combined company’s compensation committee will be responsible for (1) discharging, as delegated by the combined company’s board of directors, the board of directors’ responsibilities relevant to compensation of the combined company’s Chief Executive Officer, (2) reviewing, approving and determining non-Chief Executive Officer remuneration, including compensation, incentive-compensation and equity-based compensation, (3) producing a committee report on executive compensation and reviewing the disclosures in the Compensation Discussion and Analysis, (4) administering the combined company’s equity based compensation plans and (5) performing such other functions as the board of directors may from time to time assign to it. The compensation committee will also review and approve contractual employment and compensation arrangements with executive officers and other members of senior management and oversee the administration of the combined company’s employee benefits and benefit plans.

Executive Committee

During the intervals between meetings of the combined company’s board of directors, the executive committee will have the authority to exercise the powers of the board of directors to act upon any matters that, in the opinion of the combined company’s chairman of the board of directors, should not be postponed until the next scheduled meeting of the board of directors. The executive committee will be precluded from acting on matters that are (1) deemed impermissible for the executive committee to act upon by the combined company’s memorandum of association and bye-laws, applicable law, regulation or stock exchange rules or (2) properly reserved to the combined company’s board of directors or to another committee of the board of directors.

Finance and Investment Committee

The finance and investment committee will oversee the combined company’s board of directors’ responsibilities relating to its financial affairs and make recommendations to its board of directors in connection with investment guidelines, investment asset allocations and financing activities. As part of this function, the finance and investment committee will also review and make recommendations regarding the combined company’s dividend policy, share repurchase program, capital expenditure budgets, corporate acquisitions, divestitures and joint ventures.

Nominating and Corporate Governance Committee

The combined company’s nominating and corporate governance committee will (1) identify individuals qualified to become members of the board of directors, (2) recommend to the board of directors individuals to serve as directors and on committees of the board of directors, (3) advise the board of directors with respect to composition, procedures and committees, (4) evaluate and make recommendations to the board of directors with respect to the compensation of directors, (5) develop and recommend to the board of directors a set of corporate governance principles for the combined company, (6) oversee the evaluation of the board of directors, (7) develop succession planning for the executive officers and (8) have such other powers and perform such other duties as the combined company’s board of directors may from time to time delegate to it.

Underwriting/Risk Management Committee

The combined company’s underwriting/risk management committee, among other things, will advise the board of directors and management concerning the establishment and review of the combined company’s underwriting policies and guidelines, oversee the underwriting process and procedures, monitor the underwriting performance and oversee the underwriting risk management exposure.

Executive Officers

The table below sets forth the names, ages and proposed positions of the combined company’s executive officers who are not directors (ages are given as of February 17, 2010):

Name	Age	Position
Andrew Cook	47	Chief Integration Officer, Executive Vice-President Global Business Development, Co-Chairman of Asset / Liability—ERM Committee
Angelo Guagliano	56	Chief Executive Officer of Insurance
Peter A. Minton	51	Chief Operating Officer
Adam Mullan	44	Chief Executive Officer, Alterra at Lloyd’s Ltd.
Carol S. Rivers	46	General Counsel and Secretary
Joseph W. Roberts	39	Chief Financial Officer
Susan Spivak Bernstein	43	Senior Vice President, Investor Relations
Steve Vaccaro, Jr.	61	Chief Executive Officer, Alterra Specialty
Kevin Werle	46	Chief Risk Officer, Co-Chairman of Asset/Liability—ERM Committee

Andrew Cook has been Chief Financial Officer of Harbor Point since September 2006. He is also Deputy Chairman, President and Chief Financial Officer of Harbor Point’s subsidiary, HP Re Bermuda, a director of Harbor Point’s subsidiary, Harbor Point Investments Europe Limited, and a director and President of Harbor Point’s subsidiaries, Harbor Point Agency Limited, New Point III and New Point Re III. From November 2001 to April 2006, he was the Chief Financial Officer of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company. From January 2001 until November 2001, he served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited. From 1999 to 2000, he worked as an independent consultant assisting clients in raising private equity capital. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited.

Angelo M. Guagliano has been Chief Executive Officer and a director of Max Bermuda Ltd. since June 2007. Mr. Guagliano has also held various other positions with several subsidiaries of Max. From January 1995 to December 2002, Mr. Guagliano held various management positions at XL Insurance (Bermuda) Ltd., including Executive Vice President, Country Manager and Chief Excess Liability Underwriter and Manager. From 1988 to 1995, Mr. Guagliano worked for Reliance National in New York in their E&S Primary Unit. From 1981 to 1988, Mr. Guagliano worked as a Casualty Facultative Underwriter for Prudential Reinsurance Corporation and as an Excess Liability Underwriter for the Royal Insurance Company. Mr. Guagliano began his underwriting career with Harford Insurance Company in 1979.

Peter A. Minton has served as a director of Max since July 2004 and as Executive Vice President and Chief Operating Officer of Max since October 2006. Mr. Minton has also held various other positions with several subsidiaries of Max. Mr. Minton has been a director of Grand Central Re Limited, which we refer to as “Grand Central Re,” since 2006. From 1999 to 2000, Mr. Minton was Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton was a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton was Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton was a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Adam Mullan serves as Chief Executive Officer of Max at Lloyd’s Ltd., a position he has held since October 2009. Mr. Mullan has also held various other positions with several subsidiaries of Max. From 1997 to 2000, Mr. Mullan was Director/Underwriting Manager of ACE European Markets Insurance Limited and ACE European Reinsurance Limited. Between 1992 and 1997, he served as Vice President of Marsh & McLennan Inc., and from 1987 to 1992 he was an Associate Director at Carpenter Bowring (London).

Carol S. Rivers has been the General Counsel of Harbor Point since May 2006 and was appointed Secretary in June 2006. She is also the General Counsel and Secretary of its subsidiary, HP Re Bermuda and the Assistant Secretary of Harbor Point’s subsidiary, HP Services. From August 2003 until March 2006, she was the General Counsel and Secretary of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company listed on the NYSE, and of its Bermuda-based insurance company, AXIS Specialty Limited. From 1993 to 2003, she was an attorney at Mayer Brown LLP, an international law firm based in Chicago, where she specialized in corporate securities matters and mergers and acquisitions. From 1987 to 1993, Ms. Rivers was an attorney at Kirkland & Ellis LLP, an international law firm based in Chicago, where she specialized in corporate securities matters and private equity transactions.

Joseph W. Roberts has been Executive Vice President and Chief Financial Officer of Max since April 2007. Mr. Roberts has also held various other positions with several subsidiaries of Max. Mr. Roberts was appointed President of Grand Central Re in April 2007. Prior to joining Max, Mr. Roberts was a vice president for Overseas Partners Re Ltd. From 1994 to 2001, Mr. Roberts worked with KPMG, most recently as a senior manager, where he specialized in providing assurance-based services to the financial services sector. From 1987 to 1994, Mr. Roberts worked in public accounting in London, primarily with Moore Stephens. He holds a Fellowship at the Institute of Chartered Accountants in England and Wales.

Susan Spivak Bernstein joined Max in January 2009 as Senior Vice President for Investor Relations. Ms. Spivak Bernstein previously held the position of Senior Equity Research Analyst at Wachovia Securities, a company she joined in 2002. Before joining Wachovia, Ms. Spivak Bernstein was Senior Non-life Insurance Equities Research Analyst with ABN AMRO. She previously served as Vice President, Equities Research Analyst with Donaldson, Lufkin & Jenrette and as Equities Research Associate with First Boston Corporation. Ms. Spivak Bernstein has been providing Bermuda insurance market research to investors since the early 1990s and has over twenty years of experience covering property and casualty insurance and reinsurance companies working as a sell-side equity research analyst. Ms. Spivak Bernstein is a 1988 graduate of the University of Michigan. She is an officer and past President of the Association of Insurance and Financial Analysts.

Stephen J. Vaccaro, Jr. has served as Chief Executive Officer and a director of Max Specialty Insurance Company since April 2007. Mr. Vaccaro has also held various other positions with several subsidiaries of Max. Prior to joining Max, Mr. Vaccaro was President of the Specialty Underwriting Division of American Wholesale Insurance Group, where he was responsible for program operations and underwriting facilities. From 1995 to 2004, Mr. Vaccaro was President and Chief Operating Officer of the Essex Insurance Company, a subsidiary of the Markel Corporation, an international property and casualty holding company. Mr. Vaccaro started his career in 1970 in New York with Chubb and has held various management positions over the years with AIG, Home Insurance Company and Industrial Indemnity Insurance.

Kevin Werle joined Max in August 2008 as Executive Vice President and Chief Risk Officer. He has served as a director of Max Capital Services USA LLC since November 2009. Mr. Werle was previously Vice President responsible for risk management, information technology, and quantitative research for New England Asset Management, Inc. (NEAM), a unit of Berkshire Hathaway’s General Reinsurance Corporation. Before joining the Berkshire Hathaway organization in 1998, Mr. Werle was Managing Director and Chief Operating Officer of Hartford Investment Management Company (HIMCO) and its affiliate, Hartford Investor Services, Inc. (HIS). He previously served as Vice President and Director, Investment Systems, at Hartford Financial Services Group; as a Senior Manager, Financial Services, at Andersen Consulting; and, early in his career, as a Systems Analyst/Programmer at CIGNA Investments. Mr. Werle is a Chartered Financial Analyst and received a BS in Applied Mathematics from the University of Connecticut.

COMPENSATION OF HARBOR POINT’S EXECUTIVE OFFICERS AND DIRECTORS

Compensation Objectives and Overall Compensation Philosophy

The compensation committee of Harbor Point’s board of directors is responsible for the establishment, implementation and ongoing evaluation of Harbor Point’s compensation philosophy and objectives. The primary objectives of Harbor Point’s compensation philosophy are to retain and attract employees in key positions and to motivate executives to create and manage a long-term sustainable business.

Following the amalgamation, compensation for those Harbor Point executive officers who will continue to be executive officers of the combined company will be determined by the compensation committee of the board of directors of the combined company.

Board Oversight

The compensation committee of Harbor Point’s board of directors annually reviews the performance of the Chief Executive Officer and discusses the performance of other executive officers with the Chief Executive Officer. In addition, the compensation committee approves overall salary increases, approves the annual bonus pool and the payment of annual bonus awards for executive officers, sets the annual performance targets for the funding of the bonus pool, and approves restricted Harbor Point common share awards to specified employees. When required, the compensation committee also approves amendments to employment agreements.

The compensation committee has not adopted any formal or informal policy for allocating compensation between long-term and short-term elements, between cash and equity or among the different possible forms of equity compensation.

For 2009, Harbor Point’s executive compensation program consisted of the following principal components: base salary, discretionary annual bonus, long-term incentive compensation in the form of restricted share awards, employee benefit plans generally available to all employees, and perquisites that are consistent with market practices for a company in Harbor Point’s business. The use and weight of the elements of compensation were based on a subjective determination by the compensation committee of the importance of each component in meeting Harbor Point’s overall objective of creating and managing a long-term sustainable business.

Elements of Compensation

Base Salary. Base salaries for Harbor Point’s executive officers are initially determined at the time of hire, and reflect compensation levels paid within the reinsurance industry. Salary increases for executive officers are approved by the compensation committee and are determined based generally on overall market competitiveness and/or increased responsibilities of the executive officer. Salaries payable to Messrs. Berger and Cook are set forth in their employment agreements, which generally govern their compensation with Harbor Point. Base salaries are an important part of Harbor Point’s executive compensation program because they provide the executive officers a steady income stream that is not contingent on company performance.

Discretionary Cash Bonuses. Harbor Point utilizes discretionary cash bonuses to provide additional compensation to executive officers. The bonuses are payable when the annual performance targets established by the compensation committee for Harbor Point are achieved. The compensation committee establishes performance goals during the first quarter of the applicable year, and following determination of the level of achievement against such goals, establishes a bonus pool and allocates such pool at its discretion. Performance targets typically include adjusted net income and, in some cases, qualitative objectives that may be required to meet Harbor Point’s business objectives. For 2009, the target bonus pool was 80% of Harbor Point’s aggregate year-end salaries, with a range of 45% to 150% of aggregate Harbor Point year-end salaries, based on achieving performance targets based on adjusted net income. The compensation committee believes that discretionary cash bonuses are an important motivating factor for Harbor Point’s executive officers.

Equity Compensation. The compensation committee views equity ownership as a key retention tool for executive officers. Accordingly, Harbor Point adopted the Harbor Point Equity Plan. The Harbor Point Equity Plan provides for the grant of stock options, stock appreciation rights, restricted shares, restricted share units, and other equity-based compensation such as dividend equivalents.

Restricted Harbor Point common share grants are awarded periodically to Harbor Point’s executive officers with vesting terms and conditions designed to encourage long-term employee commitment to Harbor Point. Restricted Harbor Point common share grants also align the interests of Harbor Point’s executive officers with those of its shareholders. Restricted Harbor Point common share grants awarded in 2006 and 2007 vest ratably over five years, with acceleration for certain events such as a change in control of Harbor Point, the death, disability or retirement of the participant or the termination of the participant’s employment without cause or for good reason. Restricted Harbor Point common share grants awarded in 2008 and 2009 vest in full five years following the date of grant, with full or partial acceleration for certain events such as a change in control, board declaration of a merger of equals or acquisition of Harbor Point, the death, disability or retirement of the participant or the termination of the participant’s employment without cause or for good reason.

Harbor Point options were awarded to Harbor Point’s executive officers during 2006 and 2007. The Harbor Point options vest ratably over five years, with accelerated vesting for certain events such as a change in control of Harbor Point or the termination of the participant’s employment without cause or for good reason. Outstanding Harbor Point options have a term of 10 years. Harbor Point no longer issues Harbor Point options as the compensation committee determined that restricted Harbor Point common share awards more closely align the interests of employees with the interests of shareholders.

Perquisites. Harbor Point provides its executive officers certain perquisites that reflect competitive norms for the industry within which Harbor Point competes for talent. These include, for employees working in Bermuda, housing allowances, use of a private plane for business purposes, tax gross-up amounts associated with those benefits and tax preparation fees.

Pension Benefits. Harbor Point maintains contributory retirement plans for its executive officers based upon the benefit plan options available in its various jurisdictions of operations. In addition to tax-qualified or registered retirement benefits, Harbor Point maintains a nonqualified deferred compensation plan for a select group of management employees. Harbor Point determined to cease further contributions to this plan for participants who work in Bermuda effective December 31, 2008, due to changes in U.S. tax laws.

Welfare Benefits. Harbor Point’s executive officers are eligible to participate in employee benefit plans that are provided to Harbor Point’s workforce generally. These include medical, disability and life insurance benefits that are consistent with market practices in Harbor Point’s various jurisdictions of operations.

Severance Benefits. As discussed in more detail in the “Compensation of Harbor Point’s Executive Officers and Directors—Potential Payments Upon Termination or Change in Control” section below, certain Harbor Point executive officers are provided with severance benefits in the event of termination without cause or for good reason. These benefits do not influence and are not influenced by the other elements of compensation as these benefits serve different objectives than the other elements. The compensation committee believes that the severance pay that may be provided to Messrs. Berger and Cook pursuant to their employment agreements is consistent with market practices at companies in Harbor Point’s business.

SUMMARY COMPENSATION TABLE

The following table shows certain compensation paid by Harbor Point for 2009 to Harbor Point’s President and Chief Executive Officer and its Chief Financial Officer, both of whom will serve as executive officers of the combined company.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
John R. Berger President and Chief Executive Officer	700,000	859,565	887,220	569,520	(3)	3,016,305
Andrew Cook Chief Financial Officer	583,333	1,000,000	763,995	358,928	(4)	2,706,256

(1)	On March 15, 2009, the grant date of restricted Harbor Point common shares, the estimated fair market value per common share of Harbor Point was $98.58.
(2)	Includes personal benefits of a housing allowance and tax preparation costs, partial tax gross-up allowance for Mr. Berger, who works in Bermuda and is a U.S. taxpayer, Harbor Point’s contributions on behalf of the executive officers to Harbor Point’s defined contribution plans, payments made to Mr. Berger in lieu of contributions to a non-qualified defined contribution plan, dividend equivalents paid during 2009 with respect to vested Harbor Point options, and dividends paid during 2009 on restricted Harbor Point common shares.
(3)	Includes a housing allowance of $50,750; tax preparation fees of $15,000; tax gross-up of $32,960; contributions to Harbor Point’s U.S. tax-qualified defined contribution plan of $9,800; payments to Mr. Berger in lieu of contributions to a non-qualified defined contribution plan of $60,200; life insurance premiums of $4,455; dividend equivalents with respect to vested Harbor Point options of $229,500; and dividends on restricted Harbor Point common shares of $166,855.
(4)	Includes a housing allowance of $180,000; contributions to Harbor Point’s Bermuda defined contribution plan of $58,333; life insurance premiums of $4,455; dividend equivalents with respect to vested Harbor Point options of $64,800; and dividends on restricted Harbor Point common shares of $51,340.

GRANTS OF PLAN-BASED AWARDS

The following table shows information with respect to the grants of plan-based awards made by Harbor Point during its 2009 fiscal year to Harbor Point’s President and Chief Executive Officer and its Chief Financial Officer.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
John R. Berger	3/15/09	9,000	887,220
Andrew Cook	3/15/09	7,750	763,995

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information with respect to the equity-based awards held by Harbor Point’s President and Chief Executive Officer and its Chief Financial Officer, including vesting schedules, in effect as of December 31, 2009. Information concerning the treatment of such equity-based awards in connection with the amalgamation may be found at “Interests of Harbor Point Directors and Executive Officers in the Amalgamation—Treatment of Outstanding Equity Awards.”

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
John R. Berger	63,750	42,500	(1)	100.00	6/9/2016	44,000	(3)	4,736,600
Andrew Cook	18,000	12,000	(2)	100.00	9/1/2016	23,500	(4)	2,529,775

(1)	Unvested Harbor Point options vest with respect to 21,250 Harbor Point common shares in each of March 2010 and 2011.
(2)	Unvested Harbor Point options vest with respect to 6,000 Harbor Point common shares in each of September 2010 and 2011.
(3)	Includes 13,000 restricted Harbor Point common shares that vest in each of March 2010 and 2011; and 9,000 restricted Harbor Point common shares that vest in each of June 2013 and March 2014.
(4)	Includes 4,000 restricted Harbor Point common shares that vest in each of September 2010 and 2011; and 7,750 restricted Harbor Point common shares that vest in each of June 2013 and March 2014.
(5)	Harbor Point’s estimated fair market value per Harbor Point common share as of December 31, 2009 is $107.65.

OPTION EXERCISES AND STOCK VESTED

The following table shows information with respect to vesting of restricted Harbor Point common shares held by Harbor Point’s President and Chief Executive Officer and its Chief Financial Officer during 2009. Neither of the executives exercised Harbor Point options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John R. Berger	13,000	(1)	$1,281,540	(3)
Andrew Cook	4,000	(2)	$415,520	(4)

(1)	Restricted Harbor Point common share awards vested on March 15, 2009.
(2)	Restricted Harbor Point common share awards vested on September 1, 2009.
(3)	Calculated using estimated market value on the vesting date of $98.58.
(4)	Calculated using estimated market value on the vesting date of $103.88.

Nonqualified Deferred Compensation Table

The following table shows information with respect to benefits as of December 31, 2009, for Harbor Point’s President and Chief Executive Officer and its Chief Financial Officer under Harbor Point’s nonqualified defined contribution benefit plans.

Name	Aggregate Earnings in 2009 ($)	Aggregate Balance at End of 2009 ($)
John R. Berger	33,567	145,182
Andrew Cook	N/A	N/A

Prior to 2009, Mr. Berger and Harbor Point made contributions to the Harbor Point Limited Deferred Compensation Plan, which provides for the non-tax-qualified deferral of compensation. Participants in the plan who work in Bermuda (including Mr. Berger) ceased to be eligible to participate in the plan as of December 31, 2008, because of changes in U.S. tax laws. The plan provides for the hypothetical investment of deferred compensation in the same selection of investments provided to participants in Harbor Point’s tax-qualified defined contribution plan.

Potential Payments Upon Termination or Change In Control

Harbor Point has entered into employment agreements with each of John R. Berger and Andrew Cook, which provide for the potential payment of severance benefits upon certain qualifying terminations of employment. In addition, the Harbor Point Equity Plan and award agreements entered into thereunder provide for potential accelerated vesting upon a change in control of Harbor Point (as defined in the Harbor Point Equity Plan) and other events, as described below.

John R. Berger

Harbor Point has entered into an employment agreement with Mr. Berger, originally effective as of December 2, 2005, and as amended through March 3, 2010. The March 3, 2010 amendment to Mr. Berger’s employment agreement is described in “The Amalgamation—Interests of Harbor Point Directors and Executive Officers in the Amalgamation—Employment Agreements.”

Mr. Berger’s employment agreement as in effect on December 31, 2009, has an initial term of three years, with automatic one-year extensions unless 90 days’ prior notice is given by either party of non-extension, and provides for Mr. Berger’s employment as President and Chief Executive Officer of Harbor Point. Mr. Berger’s employment agreement contains (1) non-competition and non-solicitation of customers covenants that run for 12 months following termination of his employment, (2) a non-solicitation covenant with respect to employees that runs for 24 months following termination of his employment and (3) a confidentiality covenant that runs for 10 years following termination of his employment.

Mr. Berger’s employment agreement, as in effect on December 31, 2009, provides that if his employment with Harbor Point had been terminated effective December 31, 2009, either by Harbor Point without “Cause” or by Mr. Berger for “Good Reason” (each term as defined in Mr. Berger’s employment agreement), Mr. Berger would be entitled to continuation of his current salary for 12 months (a total of $700,000), provided that Harbor Point may elect to pay the present value of the salary continuation in a single lump sum within 2 1/2 months following such termination. Payment of the severance benefit under Mr. Berger’s employment agreement is subject to Mr. Berger’s execution and delivery of a general release of claims in Harbor Point’s favor.

Mr. Berger’s awards under the Harbor Point Equity Plan provide that upon a termination of employment that is effective December 31, 2009, either by Harbor Point without “Cause” or by Mr. Berger for “Good

Reason,” (1) restricted Harbor Point common shares and Harbor Point options granted prior to 2008 that would have vested on the next following anniversary of the applicable grant date will become immediately vested, and any accrued and unpaid dividends on vesting restricted shares will be paid and (2) restricted Harbor Point share grants awarded during 2008 and 2009 would vest on a pro-rated basis based on full months of service through December 31, 2009, and any accrued and unpaid dividends on vesting restricted Harbor Point common shares will be paid. Upon a qualifying termination of employment occurring on December 31, 2009, with respect to Mr. Berger, 17,050 restricted Harbor Point common shares and Harbor Point options in respect of 21,250 Harbor Point common shares would become vested, having an intrinsic value on December 31, 2009 of $1,835,433 (for restricted Harbor Point common shares) and $162,563 (for Harbor Point options), in each case, based on an estimated per-Harbor Point common share value of $107.65 on such date. In addition, accrued but unpaid dividends having a value as of December 31, 2009 of $228,235 would be paid in respect of vesting restricted Harbor Point common shares held by Mr. Berger.

In the event of a change in control occurring on December 31, 2009, all of Mr. Berger’s outstanding equity-based awards granted under the Harbor Point Equity Plan, as set forth in the table above entitled “Outstanding Equity Awards at Fiscal Year-End,” would become fully vested. Based on an estimated per-Harbor Point common share value of $107.65, the intrinsic value of Mr. Berger’s Harbor Point options and restricted Harbor Point common shares that would become vested as of such date is $4,736,600. In addition, accrued but unpaid dividends having a value as of December 31, 2009 of $492,110 would be paid in respect of vesting restricted Harbor Point common shares held by Mr. Berger. The amalgamation will not constitute a change in control under the Harbor Point Equity Plan.

In the event of a transaction involving Harbor Point occurring on December 31, 2009, whether or not a change in control, that is determined by Harbor Point’s board of directors to be a “merger of equals,” restricted Harbor Point common shares granted to Mr. Berger under the Harbor Point Equity Plan in 2008 and 2009 (as of December 31, 2009, a total of 18,000 shares) would vest in full on December 31, 2011. The Harbor Point board of directors has determined that the amalgamation constitutes a merger of equals for purposes of all restricted Harbor Point common share grants awarded in 2008 and 2009.

Information concerning accelerated vesting of Mr. Berger’s equity-based awards in connection with the amalgamation may be found at “Interests of Harbor Point Directors and Executive Officers in the Amalgamation—Treatment of Outstanding Equity Awards.”

Andrew Cook

Harbor Point has entered into an employment agreement with Mr. Cook, effective as of September 1, 2006. Mr. Cook’s employment agreement has an initial term of three years, with automatic one-year extensions unless 90 days’ prior notice is given by either party of non-extension, and provides for Mr. Cook’s employment as Chief Financial Officer of Harbor Point and the President and Chief Financial Officer of Harbor Point Re. Mr. Cook’s employment agreement contains (1) non-competition and non-solicitation of customers covenants that run for 12 months following termination of his employment, (2) a non-solicitation covenant with respect to employees that runs for 24 months following termination of his employment and (3) a confidentiality covenant that runs for 10 years following termination of his employment.

Mr. Cook’s employment agreement provides that if his employment with Harbor Point had been terminated effective December 31, 2009, either by Harbor Point without “Cause” or by Mr. Cook for “Good Reason” (each term as defined in Mr. Cook’s employment agreement), Mr. Cook would be entitled to continuation of his current salary for 12 months (a total of $585,000), provided that Harbor Point may elect to pay the present value of the salary continuation in a single lump sum within 2 1/2 months following such termination, two months’ housing allowance, and 12 months’ coverage under Harbor Point’s health insurance programs at Harbor Point’s expense. Payment of the severance benefit under Mr. Cook’s employment agreement is subject to Mr. Cook’s execution and delivery of a general release of claims in Harbor Point’s favor.

Mr. Cook’s awards under the Harbor Point Equity Plan provide that upon a termination of employment that is effective December 31, 2009, either by Harbor Point without “Cause” or by Mr. Cook for “Good Reason,” (i) restricted Harbor Point common shares and Harbor Point options granted prior to 2008 that would have vested on the next following anniversary of the applicable grant date will become immediately vested, and any accrued and unpaid dividends on vesting restricted Harbor Point common shares will be paid and (ii) restricted Harbor Point common share awards granted during 2008 and 2009 would vest on a pro-rated basis based on full months of service through December 31, 2009, and any accrued and unpaid dividends on vesting restricted Harbor Point common shares will be paid. Upon a qualifying termination of employment occurring on December 31, 2009, with respect to Mr. Cook, 7,487 restricted Harbor Point common shares and Harbor Point options in respect of 6,000 Harbor Point common shares would become vested, having an intrinsic value on December 31, 2009 of $805,976 (for restricted Harbor Point common shares) and $45,900 (for Harbor Point options), in each case, based on an estimated per-Harbor Point common share value of $107.65 on such date. In addition, accrued but unpaid dividends having a value as of December 31, 2009 of $78,295 would be paid in respect of vesting restricted Harbor Point common shares held by Mr. Cook.

In the event of a change in control occurring on December 31, 2009, all of Mr. Cook’s outstanding equity-based awards granted under the Harbor Point Equity Plan, as set forth in the table above entitled “Outstanding Equity Awards at Fiscal Year-End” would have become fully vested. Based on an estimated per-Harbor Point common share value of $107.65, the intrinsic value of Mr. Cook’s Harbor Point options and restricted Harbor Point common shares that would have become vested as of such date is $2,529,775. In addition, accrued but unpaid dividends having a value as of December 31, 2009 of $187,280 would be paid in respect of vesting restricted Harbor Point common shares held by Mr. Cook. The amalgamation will not constitute a change in control under the Harbor Point Equity Plan.

In the event of a transaction involving Harbor Point occurring on December 31, 2009, whether or not a change in control, that is determined by Harbor Point’s board of directors to be a “merger of equals,” restricted Harbor Point common shares granted to Mr. Cook under the Harbor Point Equity Plan in 2008 and 2009 (as of December 31, 2009, a total of 15,500 shares) would vest in full on December 31, 2011. The Harbor Point board of directors has determined that the amalgamation constitutes a merger of equals for purposes of all restricted Harbor Point common share grants awarded in 2008 and 2009.

Information concerning accelerated vesting of Mr. Cook’s equity-based awards in connection with the amalgamation may be found at “Interests of Harbor Point Directors and Executive Officers in the Amalgamation—Treatment of Outstanding Equity Awards.”

DIRECTOR COMPENSATION TABLE

The following table presents information on compensation paid by Harbor Point to its non-employee directors who will continue as directors of the combined company.

Name	Fees Earned or Paid in Cash ($)	Total ($)
W. Thomas Forrester	74,500	74,500
Meryl D. Hartzband	53,000	53,000
Stephan F. Newhouse	48,500	48,500
Michael O’Reilly	64,000	64,000
Andrew H. Rush	53,000	53,000

Fees earned are composed of an annual retainer fee of $35,000, meeting fees of $3,000 per board meeting attended and $1,500 per committee meeting attended, an audit committee chair fee of $20,000 paid to Mr. Forrester and a finance and investment committee chair fee of $5,000 paid to Mr. O’Reilly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS OF MAX

Max

The following table sets forth information as of March 18, 2010, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of Max’s common shares and the applicable voting rights attached to such share ownership in accordance with Max’s bye-laws by (1) each person known by Max to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of outstanding Max common shares, (2) each director and nominee for director, (3) each named executive officer and (4) all executive officers, directors and director nominees as a group. As of March 18, 2010, there were 56,983,638 common shares issued and outstanding. For purposes of the following table and the footnotes thereto, the term “currently exercisable” means exercisable as of March 18, 2010 or within 60 days following such date.

Name and Address of Beneficial Owner (1)	Number of Max Common Shares		Percent of Class (2)
Louis Moore Bacon Moore Holdings, LLC 1251 Avenue of the Americas, 53 rd Floor New York, NY 10020 USA	8,400,633	(3)	14.6%
Entities affiliated with Moore Capital Management, LLC (other than Moore Holdings, LLC) 1251 Avenue of the Americas, 53 rd Floor New York, NY 10020 USA	2,333,334	(4)	4.1%
T. Rowe Price Associates, Inc. (“Price Associates”) 100 East Pratt Street Baltimore, MD 21202 USA	3,334,253	(5)	5.9%
FMR LLC (“FMR”) 82 Devonshire Street Boston, Massachusetts 02109	4,416,758	(6)	7.8%

W. Marston Becker	404,380	(7)	*
Angelo M. Guagliano	267,242	(8)	*
Peter A. Minton	468,217	(9)	*
Joseph W. Roberts	61,945	(10)	*
Adam Mullan	18,503	(11)	*
Gordon F. Cheesbrough	4,000	(12)	*
K. Bruce Connell	6,000	(13)	*
Willis T. King, Jr.	64,000	(14)	*
William Kronenberg III	118,333	(15)	*
James H. MacNaughton	0	(16)	*
Steven M. Skala	50,666	(17)	*
Mario P. Torsiello	22,000	(18)	*
James L. Zech	367,647	(19)	*
All directors, nominees and executive officers, as a group (19 persons)	2,042,241	(20)	3.6%

*	Less than 1%
(1)	Unless otherwise stated, the address for each beneficial owner is c/o Max Capital Group Ltd., Max House, 2 Front Street, Hamilton HM 11, Bermuda.

(2)	Computed on the basis of (i) 56,983,638 shares outstanding as of March 18, 2010, plus (ii) Max options exercisable within 60 days thereafter and (iii) Max warrants exercisable within 60 days thereafter. Max’s bye-laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in Max’s bye-laws, 9.5% or more of the Max common shares to less than 9.5% of the total voting power of the Max common shares unless otherwise waived at the discretion of the board of directors. As a result of the application of Max’s bye-laws, the combined voting power of Moore Holdings, LLC, together with its affiliates, Moore Global Investments, Ltd. and Remington Investment Strategies, L.P., which we refer to collectively as the “Moore Group,” is now limited to less than 9.5%, which results in the increase of the voting power of other shareholders. Pursuant to Max’s bye-laws, the voting power of other shareholders, in the aggregate, is increased by the same number of votes held by the Moore Group that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on any applicable record date, provided that such increase will be limited to the extent necessary to avoid causing any U.S. shareholder to have 9.5% or more voting power. Max’s bye-laws also limit the number of Max common shares that may be owned by any person to less than 9.5% of Max’s total Max common shares outstanding, unless otherwise waived by the board of directors. Max’s board of directors has waived this ownership limitation with respect to the Moore Group.
(3)	Includes Max warrants to acquire 642,385 Max common shares beneficially owned by Moore Holdings, LLC. Does not include 1,666,667 Max common shares beneficially owned by Moore Global Investments, Ltd., which we refer to as “MGI,” or 666,667 common shares beneficially owned by Remington Investment Strategies, L.P., which we refer to as “Remington.” Does not include 237,333 Max common shares owned by family members of Mr. Louis Bacon including 202,000 Max common shares owned by Mr. Zack Bacon, his brother and one of Max’s former directors. Mr. Louis Bacon, as the controlling member of Moore Holdings, LLC, may be deemed to beneficially own the Max common shares and Max warrants beneficially owned by Moore Holdings, LLC.
(4)	Consists of 1,666,667 Max common shares held of record or beneficially by MGI and 666,667 Max common shares held of record or beneficially by Remington. Moore Capital Management, LLC exercises voting and investment power with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C. is the sole general partner of Remington. Mr. Louis Bacon is the majority shareholder of Moore Capital Management, LLC and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Louis Bacon may be deemed to be the beneficial owner of the aggregate Max common shares held of record or beneficially by MGI and Remington. Does not include 7,758,248 Max common shares or Max warrants to acquire 642,385 common shares beneficially owned by Moore Holdings, LLC as described in footnote 3.
(5)	Price Associates’ beneficial ownership of Max common shares is based solely on a Form 13G/A filed by Price Associates on February 12, 2010. These Max common shares are owned by various individual and institutional shareholders including T. Rowe Price Mutual Funds, for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the Max common shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of these Max common shares, however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such Max common shares.
(6)	FMR’s beneficial ownership of Max common shares is based solely on a Form 13G filed by FMR on February 16, 2010. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 3,835,158 shares of Max common shares as a result of acting as investment adviser to various investment companies. Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 28,600 Max common shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR is the beneficial owner of 553,000 Max common shares as a result of its serving as investment manager of institutional accounts owning such Max common shares.
(7)

Includes (i) 2,000 Max common shares owned by the Becker Family Limited Partnership, of which Mr. Becker is a controlling partner, (ii) 1,386 common shares issued under Max’s Employee Stock Purchase Plan, which we refer to as the “ESPP,” that remain subject to transfer restrictions and (iii) 280,834 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable. Does not include (i) 54,166 Max common shares issuable upon the exercise of Max options under the Max Plans that are not currently exercisable and (ii) 231,575 restricted common shares issued under the Max Plans that remain subject to vesting provisions.

(8)	Includes 50,565 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable. Does not include 110,443 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions.
(9)	Includes (i) Max warrants that are currently exercisable to acquire 46,652 Max common shares and (ii) 110,000 common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable. Does not include 114,535 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions.
(10)	Includes 12,090 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable. Does not include 85,982 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions.
(11)	Does not include 56,888 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions.
(12)	Consists of (i) 2,000 Max common shares held by PSV Investments Ltd., an entity controlled by Mr. Cheesbrough and (ii) 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include (i) 4,000 restricted Max common shares issued under the Max Plans that remain subject to vesting restrictions or (ii) 4,000 restricted share units issued under the Max Plans that remains subject to vesting restrictions.
(13)	Consists of (i) 4,000 Max common shares owned by Mr. Connell’s wife and (ii) 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include 8,000 restricted Max common shares issued under the Max Plans that remain subject to vesting restrictions.
(14)	Includes (i) 2,000 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable and (ii) 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include 8,000 restricted Max common shares issued under the Max Plans that remain subject to vesting restrictions.
(15)	Includes 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include 8,000 restricted Max common shares issued under the Max Plans that remain subject to vesting restrictions.
(16)	Does not include 8,000 restricted Max common shares issued under the Max Plans that remain subject to vesting restrictions.
(17)	Includes (i) 26,666 Max common shares beneficially owned by Stockmoor Pty. Ltd., as to which Mr. Skala has a beneficial interest as the sole director thereof and as a beneficiary of a trust, the trustee of which is a shareholder in the ultimate holding company of Stockmoor Pty. Ltd., (ii) 18,000 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable and (iii) 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include (i) 4,000 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions or (ii) 4,000 restricted share units issued under the Max Plans that remain subject to vesting provisions.
(18)	Includes (i) 18,000 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable and (ii) 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include 8,000 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions.
(19)	Includes (i) 18,000 Max common shares issuable upon the exercise of Max options issued under the Max Plans that are currently exercisable, (ii) 188,538 Max common shares held in trust for the benefit of family members and (iii) 2,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include 8,000 restricted Max common shares issued under the Max Plans that remain subject to vesting provisions.
(20)	Includes (i) Max warrants that are currently exercisable to acquire 46,652 Max common shares, (ii) Max options to acquire 548,789 Max common shares that are currently exercisable, (iii) 5,534 Max common shares issued under Max’s ESPP that remain subject to transfer restrictions and (iv) 14,000 restricted Max common shares that vest within 60 days of March 18, 2010. Does not include (A) Max options to acquire 354,166 Max common shares that are not currently exercisable and (B) 859,695 restricted Max common shares and restricted stock units issued under the Max Plans that remain subject to vesting provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS OF HARBOR POINT

The following table provides information relating to the beneficial ownership of Harbor Point common shares as of March 22, 2010, except where otherwise noted by: (1) each shareholder known by Harbor Point to own beneficially more than 5% of Harbor Point’s common shares; (2) each of Harbor Point’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers; (3) each of Harbor Point’s current directors; and (4) all of Harbor Point’s directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole voting power, shared voting power, or investment power and includes any Harbor Point common shares that the individual has the right to acquire within 60 days of March 22, 2010 through the exercise of any share option or other right. The number and percentage of shares “beneficially owned” is computed on the basis of 16,542,522 shares of Harbor Point common shares outstanding as of March 22, 2010, which includes 723,340 restricted Harbor Point common shares.

Harbor Point common shares and Harbor Point warrants that a person has the right to acquire within 60 days of March 22, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage of any other person, except with respect to the percentage ownership of all directors and officers as a group. To Harbor Point’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for whom an address is not otherwise provided is c/o Harbor Point Limited, Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda.

Name and Address of Beneficial Owner	Number of Harbor Point Common Shares (1)	Harbor Point Options and Harbor Point Warrants Exercisable within 60 days	Percent Owned
Directors and Executive Officers
John R. Berger (2)	134,220	104,148	1.6%
James D. Carey (3)	2,241,435	1,113,715	19.0%
Graham B.R. Collis	—	—	*
Andrew Cook (4)	55,500	22,787	*
W. Thomas Forrester	—	—	*
Meryl D. Hartzband (5)	2,241,435	1,113,715	19.0%
Stephan F. Newhouse	20,000	11,175	*
Howard H. Newman	10,000	—	*
Michael O’Reilly	—	—	*
Wayne Paglieri (6)	88,368	70,984	1.1%
Gregory Richardson (7)	37,212	24,359	*
Andrew H. Rush (8)	1,000,000	—	6.0%
Richard Spiro (9)	2,000,000	1,113,715	17.6%
Thomas Wafer (10)	63,000	32,787	*
Jeffery C. Walker	—	—	*
All Directors and Executive Officers as a Group (16 total)	5,649,735	2,493,670	43.0%

Beneficial Owners of More than 5% of the Harbor Point Common Shares
The Trident Funds (11) c/o Stone Point Capital LLC 20 Horseneck Lane Greenwich, CT 06830	2,241,435	1,113,715	19.0%

Name and Address of Beneficial Owner	Number of Harbor Point Common Shares (1)	Harbor Point Options and Harbor Point Warrants Exercisable within 60 days	Percent Owned
The Chubb Corporation 15 Mountain View Road Warren, NJ 07059	2,000,000	1,113,715	19.0%
JPMP Capital Corp. and Related Entities (12) 270 Park Avenue New York, NY 10017	2,250,000	—	13.6%
DCP IV GP Offshore Fund, L.P. (13) 280 Park Avenue, 25th Floor East Tower New York, NY 10017	1,000,000	—	6.0%
Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036	1,000,000	—	6.0%
Och-Ziff Funds (14) 9 West 57th Street, 39th Floor New York, NY 10019	1,000,000	—	6.0%
DLJ Merchant Banking Partners IV, L.P. and affiliates (15) Eleven Madison Avenue New York, NY 10010	1,000,000	—	6.0%

*	Less than 1%
(1)	For John R. Berger, Andrew Cook, Wayne Paglieri, Gregory Richardson and Thomas Wafer, this number includes both Harbor Point common shares and restricted Harbor Point common shares. In addition, all holdings in this beneficial ownership table have been rounded to the nearest whole share. Each Harbor Point common share entitles its holder to one vote on each matter that is voted upon by poll at the Harbor Point special meeting or any adjournments thereof, subject to certain provisions of Harbor Point’s bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in Harbor Point’s bye-laws, 9.5% or more of the voting power outstanding to less than 9.5% of the total voting power of Harbor Point common shares (or with respect to Chubb and its affiliates, 24.5% or more of the voting power outstanding to less than 24.5% of the total voting power of Harbor Point common shares). Harbor Point’s board of directors may also limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.
(2)	Includes (i) Harbor Point warrants to purchase 19,148 Harbor Point common shares and (ii) vested Harbor Point options to purchase 85,000 Harbor Point common shares.
(3)	Includes (i) 53,253 Harbor Point common shares held of record or beneficially by Trident III Professionals Fund, L.P., (ii) Harbor Point warrants held by Trident III Professionals Fund, L.P. to purchase 26,373 Harbor Point common shares, (iii) 2,188,182 Harbor Point common shares held of record or beneficially by Trident III, L.P. and (iv) Harbor Point warrants held by Trident III, L.P. to purchase 1,087,342 Harbor Point common shares. Stone Point Capital LLC is the manager of Trident III Professionals Fund, L.P. and Trident III, L.P. Mr. Carey is a member and a senior principal of Stone Point Capital LLC, a member and a director of Stone Point GP Ltd., and a member of the investment committee and the owner of one of the five general partners of Trident Capital III, L.P. Mr. Carey disclaims beneficial ownership of the Harbor Point common shares held of record or beneficially by Trident III Professionals Fund, L.P. and Trident III, L.P., except to the extent of any pecuniary interest therein.
(4)	Includes (i) Harbor Point warrants to purchase 4,787 Harbor Point common shares and (ii) vested Harbor Point options to purchase 18,000 Harbor Point common shares.
(5)

Includes (i) 53,253 Harbor Point common shares held of record or beneficially by Trident III Professionals Fund, L.P., (ii) Harbor Point warrants held by Trident III Professionals Fund, L.P. to purchase 26,373 Harbor Point common shares, (iii) 2,188,182 Harbor Point common shares held of record or beneficially by Trident III, L.P. and (iv) Harbor Point warrants held by Trident III, L.P. to purchase 1,087,342 Harbor Point common shares. Stone Point Capital LLC is the manager of Trident III Professionals Fund, L.P. and Trident III, L.P. Ms. Hartzband is a member and the chief investment officer of Stone Point Capital LLC, a member and a director of Stone Point GP Ltd., and a member of the investment committee and the owner of one of the five general partners of Trident Capital III, L.P. Ms. Hartzband disclaims beneficial ownership of the Harbor Point common shares held of record or beneficially by Trident III Professionals Fund, L.P. and Trident III, L.P., except to the extent of any pecuniary interest therein.

(6)	Includes (i) Harbor Point warrants to purchase 5,984 Harbor Point common shares and (ii) vested Harbor Point options to purchase 65,000 Harbor Point common shares.
(7)	Includes (i) Harbor Point warrants to purchase 359 Harbor Point common shares and (ii) vested Harbor Point options to purchase 24,000 Harbor Point common shares.
(8)	Includes 10,572 Harbor Point common shares held of record or beneficially by Deal Leaders Offshore Fund, L.P. and 989,428 Harbor Point common shares held of record or beneficially by Diamond Castle Partners IV Offshore Fund, L.P. DCP IV GP Offshore Fund, L.P. is a general partner of Deal Leaders Offshore Fund, L.P. and Diamond Castle Partners IV Offshore Fund, L.P. DCP IV GP-GP Offshore Fund, Inc. is a general partner of DCP IV GP Offshore Fund, L.P., and Mr. Rush is a director of DCP IV GP-GP Offshore Fund, Inc. Mr. Rush disclaims beneficial ownership of the Harbor Point common shares held of record or beneficially by Deal Leaders Offshore Fund, L.P. and Diamond Castle Partners IV Offshore Fund, L.P., except to the extent of any pecuniary interest therein.
(9)	Includes (i) 2,000,000 Harbor Point common shares held of record or beneficially by Chubb and (ii) Harbor Point warrants held by Chubb to purchase 1,113,715 Harbor Point common shares. Mr. Spiro is the Chief Financial Officer of Chubb. Mr. Spiro disclaims beneficial ownership of the Harbor Point common shares owned by Chubb.
(10)	Includes (i) Harbor Point warrants to purchase 4,787 Harbor Point common shares and (ii) vested Harbor Point options to purchase 28,000 Harbor Point common shares.
(11)	Includes (i) 53,253 Harbor Point common shares held of record or beneficially by Trident III Professionals Fund, L.P., (ii) Harbor Point warrants held by Trident III Professionals Fund, L.P. to purchase 26,373 Harbor Point common shares, (iii) 2,188,182 Harbor Point common shares held of record or beneficially by Trident III, L.P. and (iv) Harbor Point warrants held by Trident III, L.P. to purchase 1,087,342 Harbor Point common shares. Stone Point GP Ltd. is the sole general partner of Trident III Professionals Fund, L.P., and Trident Capital III, L.P. is the sole general partner of Trident III, L.P. Stone Point Capital LLC is the manager of Trident III Professionals Fund, L.P. and Trident III, L.P.
(12)	Includes (i) 1,127,831 Harbor Point common shares held of record or beneficially by JP Morgan Partners (BHCA), L.P., (ii) 15,179 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors (Cayman) II, L.P., (iii) 163,615 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors (Cayman) III, L.P., (iv) 109,947 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors (Cayman) IV, L.P., (v) 135,732 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors (Cayman), L.P., (vi) 53,397 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors (Cayman/Selldown) III, L.P., (vii) 38,141 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors (Cayman/Selldown) IV, L.P., (viii) 30,772 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors A., L.P., (ix) 7,566 Harbor Point common shares held of record or beneficially by JP Morgan Partners Global Investors, L.P., (x) 317,820 Harbor Point common shares held of record or beneficially by J.P. Morgan Global Investors (Selldown) II-A, L.P., and (xi) 250,000 Harbor Point common shares held of record or beneficially by Bear Growth Capital Partners, L.P. JPMP Capital Corp., a wholly owned subsidiary of JPMorgan Chase & Co., is the indirect general partner of each of the foregoing entities other than Bear Growth Capital Partners, L.P. (JPMP Master Fund Manager, L.P. is the direct general partner of JP Morgan Partners (BHCA), L.P. and JPMP Global Investors, L.P. is the direct general partner of all other such entities) and exercises voting and dispositive power with respect to all such entities. BGCP GP, LLC, an indirect wholly owned subsidiary of JPMorgan Chase & Co., is the general partner of Bear Growth Capital Partners, L.P. Voting and disposition decisions at JPMP Capital Corp. and BGCP GP, LLC are made by three or more of its officers, and therefore no individual officer of JPMP Capital Corp. or BGCP GP, LLC is the beneficial owner of the securities.

(13)	Includes 10,572 Harbor Point common shares held of record or beneficially by Deal Leaders Offshore Fund, L.P., and 989,428 Harbor Point common shares held of record or beneficially by Diamond Castle Partners IV Offshore Fund, L.P. DCP IV GP Offshore Fund, L.P., is a general partner of Deal Leaders Offshore Fund, L.P. and Diamond Castle Partners IV Offshore Fund, L.P.
(14)	Includes 960,000 Harbor Point common shares held of record or beneficially by OZ SPV XXI, Ltd. and 40,000 common shares held of record or beneficially by OZ SPV XXII, Ltd. OZ Management LP is the investment manager of OZ SPV XXI, Ltd. and OZ SPV XXII, Ltd. Och-Ziff Holding Corporation is the general partner of OZ Management LP. Och-Ziff Capital Management Group LLC is the sole shareholder of Och-Ziff Holding Corporation. Daniel S. Och is the Chief Executive Officer of Och-Ziff Capital Management Group LLC. Mr. Och disclaims beneficial ownership of the shares held of record or beneficially by OZ SPV XXI, Ltd. and OZ SPV XXII, Ltd., except to the extent of any pecuniary interest therein.
(15)	Includes 385,211 Harbor Point common shares held of record or beneficially by DLJMB Overseas Partners IV, L.P. and 614,789 Harbor Point common shares held of record or beneficially by HPR Investors, L.P. Credit Suisse, a Swiss bank, owns a majority of the voting stock of Credit Suisse Holdings (USA) Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation. The entities discussed in the first sentence of this paragraph are merchant banking funds or investment vehicles managed by indirect subsidiaries of Credit Suisse (USA) Inc. and form part of Credit Suisse’s asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group AG. Credit Suisse Group AG disclaims beneficial ownership of the shares of record that are beneficially owned by its direct and indirect subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders of Harbor Point common shares of (1) the amalgamation, (2) the special dividend, and (3) ownership of the combined company’s common shares received pursuant to the amalgamation, and to U.S. holders of Max common shares of (1) the amalgamation and (2) the special dividend. The statements as to Max’s or Harbor Point’s beliefs and conclusions as to the application of such tax laws to the amalgamation, the special dividend and the combined company represent the views of Max’s and/or Harbor Point’s management (as the case may be) as to the application of such laws to the relevant facts and do not represent the legal opinions of either management team or of Max’s or Harbor Point’s respective counsel.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Harbor Point common shares, Max common shares or the combined company’s common shares, as the case may be, that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Harbor Point common shares or Max common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Harbor Point common shares or Max common shares should consult the partner’s tax advisor regarding the U.S. federal income tax consequences to such partner of the amalgamation and of ownership of the combined company’s common shares.

This discussion (other than the discussion of consequences to Max common shareholders) addresses only those U.S. holders of the combined company’s common shares that acquire such shares pursuant to the amalgamation and those U.S. holders of Harbor Point common shares that hold their Harbor Point common shares as a capital asset (generally, for investment purposes). The discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Harbor Point common shares or Max common shares in light of their individual circumstances or, except where specifically identified, to holders of Harbor Point common shares or Max common shares that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Harbor Point common shares or Max common shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	shareholders who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	Harbor Point shareholders who validly exercise their rights under Bermuda law to seek the determination of the fair value of their Harbor Point common shares in Bermuda courts;

•	shareholders who acquired their Harbor Point common shares or Max common shares through the exercise of an employee stock option or otherwise as compensation; and

•	shareholders who will own, directly, indirectly or constructively 5% or more of the combined company’s common shares.

The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this joint proxy statement/prospectus.

Material Consequences to U.S. Holders of Harbor Point Common Shares

Consequences of the Amalgamation

Tax Consequences of the Amalgamation Generally. Completion of the amalgamation is conditioned on, among other things, the receipt by Max and Harbor Point of tax opinions from Akin Gump Strauss Hauer & Feld LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, that (1) the amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (2) each of Max and Harbor Point will be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) Max will be treated, in respect of any shareholder who will own after the amalgamation less than 5% of the issued common shares of the combined company (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the amalgamation. Neither Max nor Harbor Point intends to waive or modify this condition. These opinions will be based on customary assumptions, including that the amalgamation will be consummated in accordance with the terms of the amalgamation agreement, and on representation letters provided by Max and Harbor Point, to be delivered at the time of closing, as to certain factual matters. In rendering their respective opinions, Akin Gump Strauss Hauer & Feld LLP and Skadden, Arps, Slate, Meagher & Flom LLP will assume that the representations of Max and Harbor Point are accurate, correct and complete in all respects at the time of the closing of the amalgamation, without regard to any qualifications as to knowledge, belief or intent. Neither of these tax opinions will be binding on the Internal Revenue Service, and neither Max nor Harbor Point intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the amalgamation.

Assuming the amalgamation is treated in the manner described in the tax opinions, with respect to U.S. holders who, after the amalgamation, will own less than 5% of the issued common shares of the combined company (as determined by applying direct, indirect and constructive ownership rules):

•	no gain or loss will be recognized by such U.S. holders upon the exchange of Harbor Point common shares for Max common shares (except with respect to any cash received instead of a fractional share);

•

the aggregate basis of Max common shares received in the amalgamation will be the same as the aggregate basis of Harbor Point common shares for which they are exchanged, decreased by any basis attributable to a fractional share for which cash is received, as discussed below; and

•	the holding period of Max common shares received in exchange for Harbor Point common shares will include the holding period of the Harbor Point common shares for which they are exchanged.

If U.S. holders of Harbor Point common shares acquired blocks of Harbor Point common shares at different times or at different prices, such holders’ basis and holding period in their common shares of the combined company may be determined with reference to each block of Harbor Point common shares.

Cash Instead of a Fractional Share. Assuming the amalgamation is treated in the manner described in the tax opinions described above, if a U.S. holder receives cash instead of a fractional share, it will be treated as having received the fractional share pursuant to the amalgamation and then as having sold that fractional share for cash. As a result, such a holder generally will recognize gain or loss equal to the difference between the amount of cash received and its basis in the fractional common share of the combined company as determined above. Subject to the discussion of Section 1248 of the Code below, this gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the amalgamation, the holding period for the shares (including the holding period of exchanged Harbor Point common shares) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Section 1248 of the Code generally treats a U.S. holder’s gain from the sale or exchange of shares in a non-U.S. corporation as a dividend to the extent of the non-U.S. corporation’s earnings and profits during the period that the U.S. holder held the shares (with certain adjustments) but only if the U.S. holder was a “United States shareholder” at any time during the five-year period ending on the date of disposition when the non-U.S. corporation was a “controlled foreign corporation” (a “CFC”) (for more details on CFCs, see “—Consequences of Owning the Combined Company’s Common Shares—Controlled Foreign Corporation Rules”). For these purposes, any U.S. person who owns, directly or indirectly through non-U.S. persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation will be considered to be a “United States shareholder.” Furthermore, a United States shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Because Harbor Point does not believe that it has been a CFC, Section 1248 generally should not apply to a U.S. holder’s disposition of fractional shares.

However, Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the shareholder is a United States shareholder. Currently applicable Treasury regulations do not address whether Section 1248 of the Code and the requirement to file Form 5471 would apply if the non-U.S. corporation would not be taxed as an insurance company if it were a domestic corporation but the non-U.S. corporation has a subsidiary that would be so taxed. Max and Harbor Point believe, based on the advice of counsel, that a strong argument exists that Section 1248 of the Code and the requirement to file Form 5471 do not apply to dispositions of a fractional common share of the combined company because (1) the combined company should not have any United States shareholders, and (2) the combined company is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file Form 5471 will apply to receiving cash in lieu of a fractional Max common share.

Reporting and Record Retention by Certain U.S. Holders. If a U.S. holder of Harbor Point common shares receives Max common shares in the amalgamation and, immediately before the amalgamation, owned 1% or more, by vote or value, of Harbor Point common shares, the holder will be required to file a statement with its U.S. federal income tax return for the year of the amalgamation. The statement must set forth the holder’s basis in, and the fair market value of, the Harbor Point common shares exchanged in the amalgamation, the date of the amalgamation, and the name and employer identification number of Max and Harbor Point, and such holder will be required to retain permanent records of these facts.

U.S. holders that own 5% of the combined company after the amalgamation should consult their tax advisors as to the treatment of the amalgamation to them, including the requirement that they enter into a “gain recognition agreement” with the Service if the amalgamation is treated as an “indirect stock transfer” under Section 367 of the Code and the Treasury regulations thereunder.

Backup Withholding and Information Reporting. Cash payments received in lieu of a fractional Max common share by a non-corporate U.S. holder of Harbor Point common shares may, under certain circumstances, be subject to information reporting and backup withholding, currently at a 28% rate, unless a holder (1) is a corporation or other exempt entity or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

You should consult with your tax advisor regarding the tax consequences of the amalgamation in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

Consequences of the Special Dividend

The combined company intends to take the position that the intended special dividend is treated for tax purposes as a distribution of property to its shareholders, taxable under the rules described below at “—Consequences of Owning the Combined Company’s Common Shares—Dividends.”

Because there is no controlling legal authority on the treatment of post-closing dividends on facts similar to those of the intended special dividend, there can be no assurance that the portion of the intended special dividend received by persons who were formerly holders of Harbor Point common shares will not be treated as though it were additional consideration received in the amalgamation. If the intended special dividend were so treated, the tax consequences to holders of Harbor Point common shares could be different from those described above, including that the intended special dividend may not result in “qualified dividend income” to such holders. You should consult with your tax advisor regarding the tax consequences of the intended special dividend if it were treated as additional consideration received in the amalgamation.

Consequences of Owning the Combined Company’s Common Shares

Dividends. Distributions by the combined company to holders of the combined company’s common shares will be treated as dividends for U.S. federal income tax purposes to the extent the combined company has either accumulated earnings and profits (measured from the inception of Max through the end of the year preceding the year of the distribution) or current earnings and profits (for the entire taxable year in which the distribution is made). The combined company’s accumulated and current earnings and profits will include the earnings and profits that it inherits from Harbor Point pursuant to the amalgamation. Distributions in excess of the combined company’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of a U.S. holder’s basis in the common shares and thereafter as capital gain.

Because Max believes that it is not, and Max and Harbor Point believe that the combined company will not be, a passive foreign investment company (“PFIC”) for the reasons described below under Passive Foreign Investment Companies, and because the shares are traded as described below, Max and Harbor Point believe that, if you are a non-corporate U.S. holder of the combined company’s common shares, dividends, including the special dividend, paid to you in taxable years beginning before January 1, 2011 that constitute “qualified dividend income” will be taxable to you at a maximum tax rate of 15%, if you hold the combined company’s common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meet certain other holding period requirements under U.S. federal income tax rules. Dividends distributed by the combined company with respect to the combined company’s common shares generally will be “qualified dividend income” if, in the year that you receive the dividends, the common shares are readily tradable on an established securities market in the United States. Under current law, dividends paid on or after January 1, 2011 will be subject to ordinary income tax rates. The combined company’s common shares will be listed on the Nasdaq Global Select Market, and Max and Harbor Point believe that such common shares should therefore be treated as readily tradable on an established securities market in the United States. U.S. holders that are restricted in their ability to sell or exchange the combined company’s common shares should consult with their tax advisors regarding whether such shares are considered “readily tradable” for purposes of the qualified dividend income rules. For corporate U.S. holders, dividends paid by the combined company will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

Except as discussed below with respect to backup withholding, dividends paid by the combined company to U.S. holders will not be subject to U.S. withholding tax.

Controlled Foreign Corporation Rules. If the combined company (or any of its subsidiaries) is a CFC, each “United States shareholder” who owns, directly or indirectly, shares in such CFC on the last day of the CFC’s taxable year must include in its gross income its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. Max and Harbor Point anticipate that substantially all of the combined company’s income (including that of its insurance subsidiaries) will be subpart F income.

In general, a non-U.S. insurance company (which would include subsidiaries of Max and Harbor Point that are engaged in the business of writing insurance) is treated as a CFC if “United States shareholders” (as defined in “—Consequences of Owning the Combined Company’s Common Shares—Cash Instead of a Fractional Share”) collectively own more than 25% of the total combined voting power or total value of its stock, and a non-U.S. corporation that is not an insurance company (such as the combined company) is treated as a CFC if “United States shareholders” collectively own more than 50% of the total combined voting power or total value of its stock, in each case for an uninterrupted period of 30 days or more during the tax year.

The bye-laws of the combined company require it to restrict the voting power of certain shareholders. As a result of this restriction, as well as information as to the current ownership of Max’s common shares and those of Harbor Point and because of the restrictions that will apply to the transfer, issuance or repurchase of the combined company’s common shares, Max and Harbor Point believe that no shareholder of the combined company should be treated as a “United States shareholder” of a CFC for purposes of these rules. There can be no assurance, however, that the CFC rules will not apply to shareholders of the combined company, including as a result of their indirect ownership of the stock of the combined company’s subsidiaries. Accordingly, U.S. persons who might, directly, indirectly or constructively, acquire 10% or more of the common shares of the combined company or any of its subsidiaries should consider the possible application of the CFC rules.

Related Person Insurance Income Rules. Any U.S. person who owns shares of the combined company (and hence indirectly owns shares of Max Bermuda Ltd., Harbor Point Re or any of the combined company’s other insurance company subsidiaries) on the last day of such insurance company’s taxable year may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder, including the combined company. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes). The combined company does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income. The amount of RPII earned by the combined company’s insurance subsidiaries will depend on a number of factors, including the geographic distribution of the insurance company’s business and the identity of persons directly or indirectly insured or reinsured by such company. Because some of the factors that determine the extent of RPII in any period may be beyond the combined company’s control, there can be no assurance that RPII of any of its insurance companies will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, the combined company may find it difficult to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If the RPII rules were to apply to any of the combined company’s insurance subsidiaries:

•	a U.S. person’s tax basis in its common shares of the combined company would be increased by the amount of any RPII that the shareholder includes in income;

•

the shareholder could exclude from income the amount of any distribution by the combined company to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person’s tax basis in the common shares of the combined company); and

•

each U.S. person who is a direct or indirect shareholder of the combined company on the last day of its taxable year would be required to attach a Form 5471 to such person’s income tax or information return. Failure to file Form 5471 may result in penalties. In addition, U.S. holders who at any time own 10% or more of the common shares of the combined company may have an independent obligation to file certain information returns.

There is a lack of guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed regulations. Additionally, we cannot predict whether any changes to the proposed regulations, or any interpretation or application of the RPII rules by the Internal Revenue Service, the courts or otherwise might have retroactive effect. Accordingly, the application of the RPII provisions to the combined company and its subsidiaries is uncertain. In addition, there can be no assurance that the Internal Revenue Service will not challenge any determinations by the combined company or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent Internal Revenue Service examination.

Tax-Exempt Shareholders. Tax-exempt entities are generally required to treat certain subpart F insurance income, including RPII, as includible in income by the tax exempt-entity as unrelated business taxable income.

Foreign Tax Credit. Max and Harbor Point believe that at least 50% (determined by voting power or value) of the total outstanding shares of the combined company may be owned by U.S. persons. Provided that the combined company is so owned, dividends paid by the combined company will be treated as partly U.S.-source and partly non-U.S.-source for U.S. foreign tax credit purposes, in proportion to the source of the combined company’s earnings and profits for the year in which the dividend is paid. Any amounts required to be included in income of U.S. holders under the CFC rules or the RPII rules, and any amounts treated as dividends under Section 1248 of the Code, would also be partly non-U.S.-source and partly U.S.-source. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are non-U.S.-source income will constitute either “passive category” or “general category” income.

Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders should consult their tax advisors with respect to these matters.

Dispositions of Common Shares. Subject to the discussions below relating to the potential application of Section 1248 of the Code or the PFIC rules, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes upon the sale or exchange of any common shares of the combined company equal to the difference between the amount realized upon such sale or exchange and such holder’s basis in the common shares of the combined company. If a U.S. holder’s holding period for these common shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations (such marginal tax rates are scheduled to increase in taxable years beginning on or after January 1, 2011). The ability to deduct any loss may be subject to limitations.

Section 1248 of the Code generally treats a U.S. holder’s gain from the sale or exchange of shares in a non-U.S. corporation as a dividend to the extent of the non-U.S. corporation’s earnings and profits during the period that the U.S. holder held the shares (with certain adjustments) but only if the U.S. holder was a United States shareholder (as defined in “—Consequences of Owning the Combined Company’s Common Shares—Cash Instead of a Fractional Share”) at any time during the five-year period ending on the date of disposition when the non-U.S. corporation was a CFC. Furthermore, a United States shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Because neither Harbor Point nor Max believes that it has been a CFC, Section 1248 generally should not apply to a U.S. holder’s sale or exchange of shares in the combined company.

However, Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether any shareholder is a United States shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Currently applicable Treasury regulations do not address whether Section 1248 of the Code and the requirement to file Form 5471 would apply if the non-U.S. corporation would not be taxed as an insurance company if it were a domestic corporation but the non-U.S. corporation has a subsidiary that would be so taxed. Max and Harbor Point believe, based on the advice of counsel, that a strong argument exists that Section 1248 of the Code and the requirement to file Form 5471 will not apply to dispositions of common shares of the combined company because (i) the combined company should not have any United States shareholders, and (ii) the combined company is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of the combined company’s common shares.

Passive Foreign Investment Companies. Special adverse rules apply to dividends received from, or gain on disposition of stock in, non-U.S. corporations that are PFICs. In general, a non-U.S. corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income”; or

•	50% or more of its assets produce, or are held for the production of, passive income.

If the combined company were to be characterized as a PFIC, U.S. holders of the combined company’s common shares would be subject to a penalty tax at the time of sale at a gain of these common shares, or upon receipt of an “excess distribution” with respect to these common shares, unless such shareholders elected to be taxed annually on these common shares regardless of whether or not dividends were distributed or shares were sold. A U.S. holder should consult its tax advisor with respect to the ability to make any such elections and the tax consequences of making any such elections. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition to the penalty tax, if the combined company were determined to be a PFIC, any gain on disposition would be treated as ordinary income (and hence would not be entitled to the 15% maximum rate for long-term capital gains recognized by individual taxpayers), and any dividends would not constitute qualified dividends (and hence would not be entitled to the 15% maximum rate on qualified dividends received by individual taxpayers).

For the above purposes, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an exception for income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business.

This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In Max’s and Harbor Point’s view, each of its insurance company subsidiaries respectively are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule stating that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it received “directly its proportionate share of the income…” and as if it “held its proportionate share of the assets …” of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, Max and Harbor Point believe that under this look-through rule the combined company should be deemed to own the assets and to have received the income of all of its insurance subsidiaries directly and that such assets and income should be treated as assets and income of an insurance business for purposes of determining whether the combined company qualifies for the insurance exception. Accordingly, Max and Harbor Point believe that the combined company should qualify for the exception and should not be a PFIC. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions. However, there can be no assurance as to what positions the Internal Revenue Service or a court might take in the future.

Information Reporting and Back-up Withholding. Dividends may be subject to backup withholding, currently at a 28% rate, unless a holder (1) is a corporation or other exempt entity or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

HOLDERS OF HARBOR POINT COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE COMBINED COMPANY’S COMMON SHARES.

Consequences to U.S. Holders of Max Common Shares

Consequences of the Amalgamation

There are no tax consequences of the amalgamation to holders of Max common shares.

Consequences of the Special Dividend

The intended special dividend will be treated as a dividend to U.S. holders of Max common shares for U.S. federal income tax purposes to the extent the combined company has either accumulated earnings and profits

(measured from the inception of Max through the end of the year preceding the year of the distribution) or current earnings and profits (for the entire taxable year in which the distribution is made). The combined company’s accumulated and current earnings and profits will include the earnings and profits that it inherits from Harbor Point pursuant to the amalgamation. Distributions in excess of the combined company’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of a U.S. holder’s basis in the common shares and thereafter as capital gain.

Because Max believes that it is not, and Max and Harbor Point believe that the combined company will not be, a PFIC for the reasons described above under Passive Foreign Investment Companies, Max and Harbor Point believe that, if you are a non-corporate U.S. holder of the combined company’s common shares, dividends paid to you in taxable years beginning before January 1, 2011, that constitute “qualified dividend income” will be taxable to you at a maximum tax rate of 15%, if you hold the combined company’s common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meet certain other holding period requirements under U.S. federal income tax rules. Dividends distributed by the combined company with respect to the combined company’s common shares generally will be “qualified dividend income” if, in the year that you receive the dividends, the common shares are readily tradable on an established securities market in the United States. Under current law, dividends paid on or after January 1, 2011 will be subject to ordinary income tax rates. The combined company’s common shares will be listed on the Nasdaq Global Select Market, and Max and Harbor Point believe that such common shares should therefore be treated as readily tradable on an established securities market in the United States. U.S. holders that are restricted in their ability to sell or exchange the combined company’s common shares should consult with their tax advisors regarding whether such shares are considered “readily tradable” for purposes of the qualified dividend income rules. For corporate U.S. holders, dividends paid by the combined company will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

Dividends paid by the combined company to U.S. holders will not be subject to U.S. withholding tax. However, dividends may be subject to backup withholding, currently at a 28% rate, unless a holder (1) is a corporation or other exempt entity or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Max

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

In February 2008, the ARMC adopted a written policy, which was approved by Max’s board of directors and replaced the ARMC’s prior policy, for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between Max and any of Max’s executive officers and directors or their affiliates, director nominees, 5% security holders and family members of any of the foregoing. Related party transactions covered by this policy are reviewed by the ARMC to determine whether the transaction is in the best interests of Max and Max’s shareholders. Subsequent to the adoption of the policy above, Max has followed this policy regarding all reportable related party transactions.

Described below are transactions Max has entered into with parties that are related to Max. Max believes that each of the transactions described below was on terms no less favorable to Max than Max could have obtained from unrelated parties.

Transactions and Relationships with Directors and Their Affiliates

Mr. Bacon was a director of Max from July 1999 to November 2009 and a member of the executive committee and the finance and investment committee of Max’s board of directors, which is responsible for, among other things, making recommendations to Max’s board of directors regarding the selection of investment managers and custodians for Max’s investable assets.

Alstra, an affiliate of Mr. Zack Bacon, a former director of Max, served as fund of funds advisor for Max Diversified from April 1, 2004 through January 2009. In consideration of the reduced allocation to alternative investments, Max determined it prudent to manage Max Diversified’s investments internally. Accordingly, Max hired certain key personnel from Alstra and terminated the services agreement with Alstra effective January 31, 2009. The research staff hired from Alstra assists in Max’s internal management of both the traditional and alternative investment portfolios. For the year ended December 31, 2009, Alstra received $700,000 in fees as the fund of funds advisor for Max Diversified and a termination fee of $2.0 million upon termination of the advisor relationship.

Max Diversified had approximately $8.5 million invested in funds managed directly by Moore Capital Management, LLC or its affiliates and approximately $303.6 million invested in other funds as of December 31, 2009. Moore Capital Management, LLC received aggregate management and incentive fees of $2.0 million in respect of Max Diversified’s assets invested in underlying funds managed by Moore Capital or its affiliates for the year ended December 31, 2009.

As an insurer and reinsurer with clients worldwide, in the ordinary course of its business, Max routinely insures and reinsures affiliates of Max’s directors.

Transactions with Grand Central Re

Peter A. Minton, Max’s Chief Operating Officer and a director, became a director of Grand Central Re in 2006. Joseph W. Roberts, Max’s Chief Financial Officer, became President of Grand Central Re in April 2007. Max Managers Ltd., which we refer to as “Max Managers,” and Grand Central Re entered into an insurance management agreement as of May 10, 2001, for which Max Managers received fees of $800,000 in the year ended December 31, 2009.

Max Bermuda Ltd. entered into a quota share retrocession agreement with Grand Central Re, effective as of January 1, 2002, that required each of Max Bermuda Ltd. and Grand Central Re to retrocede a portion of their respective gross premiums written from certain transactions to the other party in order to participate on a co-insurance basis. Effective January 1, 2004, the quota share arrangement with Grand Central Re was amended to suspend new business. In December 2004, Grand Central Re applied to the Bermuda Monetary Authority to change its status from a Class 4 composite insurer to a Class 3 composite insurer and currently has no plans to continue business.

Shareholders’ Agreement and Consent, Termination and Release Agreement

Pursuant to a shareholders’ agreement dated as of December 22, 1999, Moore Holdings, LLC and Moore Global Investments, Ltd. are entitled to require Max to register its holdings of Max common shares under the Securities Act. Moore Holdings, LLC and Moore Global Investments, Ltd. are permitted to demand up to three registrations on Form S-1, or similar long-form registrations, and an unlimited number of demand registrations under Forms S-2 or S-3, or similar short-form registrations, provided that Max will not be required to effect more than two demand registrations in any 12-month period. In addition, each long-form registration must have an aggregate offering price of at least $50 million, which amount includes the aggregate offering price of common shares included in such registration by any other shareholders. The shareholders’ agreement also provides certain shareholder piggyback rights to include their shares in registration statements covering shares to be offered by Max or other shareholders, subject to cutbacks as further described in the shareholders’ agreement. The exercise of demand and piggyback rights are subject to such other limitations and conditions as are customary in registration rights agreements.

In connection with the amalgamation, Max, Max Bermuda Ltd., Moore Holdings, LLC, Moore Global Investments, Ltd. and Harbor Point entered into a consent, termination and release agreement with respect to this shareholders’ agreement, pursuant to which Moore Holdings, LLC and Moore Global Investments, Ltd. agreed to, effective as of the effective time, (1) terminate this existing shareholders’ agreement and (2) consent to Max granting certain registration rights to Harbor Point shareholders.

New Registration Rights Agreement

In connection with the amalgamation, the combined company will enter into a registration rights agreement with (1) Moore Global Investments, Ltd. and Moore Holdings, LLC, each an existing Max shareholder, and (2) Chubb, Trident III, L.P. and Trident III Professionals Fund, L.P., each an existing Harbor Point shareholder. See “Registration Rights Agreement.”

Warrant Amendments

In connection with the amalgamation, Max will be permitted to amend and restate each of the Max warrants held by Moore Holdings, LLC, a 5% security holder of Max, to cause the anti-dilution provisions in such Max warrants to be amended, effective as of the effective time, to conform to the anti-dilution provisions set forth in the Harbor Point warrants. Among other things, the amended and restated warrants will entitle Moore Holdings, LLC to receive, in the event of any cash dividends by the combined company, an adjustment to the warrant exercise price and the number of shares issuable upon exercise of the warrants or, in lieu of such adjustments, cash upon exercise in an amount that Moore Holdings, LLC would have been entitled to receive had it exercised Max warrants immediately prior to the record date for such cash dividend. Because of a “most favored nations” provision in the Max warrants held by certain employees of Max (including Mr. Minton), such employees will be entitled to the same amendments as are made to the Moore Holdings, LLC amended and restated Max warrants. On March 3, 2010, Mr. Minton agreed to waive the right to receive an adjustment to the exercise price of his Max warrants following the payment by the combined company of cash dividends. Instead, pursuant to the terms of this waiver, in the event of any cash dividends by the combined company, Mr. Minton will only be entitled to cash payments at the time of exercise in the amount he would have received had he exercised his Max warrants immediately prior to the record date for such cash dividends. Max has agreed to use its reasonable best efforts to obtain the same waiver from each Max employee holding Max warrants. The amalgamation agreement includes a closing condition that Max obtain such waivers from employees holding Max warrants representing at least 75% of the Max common shares underlying the employee-held Max warrants outstanding on March 3, 2010. The Max warrants held by Mr. Minton represent approximately 51.2% of the Max common shares underlying such employee-held Max warrants. As of March 22, 2010, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, holders of approximately 51.2% of the Max common shares underlying all employee-held Max warrants as of March 3, 2010 had executed such waivers. See “The Amalgamation Agreement—Treatment of Warrants.”

Waivers of Vesting of Max Compensatory Awards

Max has obtained waivers from Messrs. Becker, Guagliano, Kalainoff, Minton, Mullan, Roberts and Vaccaro with respect to the vesting of certain benefit awards upon consummation of the amalgamation. See “The Amalgamation Agreement—Waivers of Vesting of Max Compensatory Awards.”

Lock-Up Agreements

In connection with the amalgamation agreement, Max and Harbor Point have entered into lock-up agreements, dated as of the date of the amalgamation agreement, with certain shareholders of Max and certain shareholders of Harbor Point. See “Lock-Up Agreements.”

Indemnification Agreements

Max and Harbor Point have agreed that the combined company will enter into an indemnification agreement with each post-closing director effective as of the effective time pursuant to which the combined company will agree, to the fullest extent permitted by applicable law, to indemnify and provide advancement of expenses to each post-closing director in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such post-closing director is or was a director or officer of the combined company or any of its subsidiaries (including Harbor Point and its subsidiaries). See “The Amalgamation Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Ownership and Voting Limitations

Max’s board of directors has waived the ownership limitation under its bye-laws with respect to the Moore entities. Pursuant to the voting limitation under its bye-laws, the voting power of the Moore entities, however, is limited to less than 9.5% of the voting power of all Max common shares and, if the Moore entities acquire additional Max common shares, will continue to be limited to less than 9.5%.

Harbor Point

Chubb Agreements

On December 15, 2005, Harbor Point acquired certain assets of Chubb Re, the assumed reinsurance business unit of Chubb. These assets included the renewal rights to the in-force assumed reinsurance business underwritten, placed and serviced by Chubb Re on behalf of Federal, the principal operating subsidiary of Chubb. Harbor Point generally did not acquire any of the in-force business or related reserves of Chubb Re.

As consideration for the purchase of Chubb Re’s assets and Federal’s renewal rights, Harbor Point agreed to (1) issue the $200 million Chubb Note, (2) provide warrants to acquire up to approximately 5.0%, calculated on a fully diluted basis, of the aggregate number of outstanding Harbor Point common shares and (3) pay fronting fees and additional renewal rights fees of up to 5.0% of gross premiums written or renewed in 2006 and 2007.

In connection with Harbor Point’s acquisition of certain assets of Chubb Re on December 15, 2005, Federal and Harbor Point entered into the following agreements:

Reinsurance Services Agreement. Federal appointed HP Services to act as a reinsurance manager with binding authority to underwrite a book of new and renewal assumed reinsurance business on behalf of Federal in a manner similar to that performed previously by Chubb Re. Under the reinsurance services agreement, HP Services handles all aspects of the book of business, including underwriting, claims management, accounting and reporting, each within specific guidelines provided by Federal. The underwriting authorities in the reinsurance services agreement expired on December 31, 2007.

As compensation for its services under the reinsurance services agreement, Federal is obligated to pay HP Services an amount necessary to reimburse it for all reasonable expenses and costs incurred in connection with providing such assumed reinsurance services for Federal. Pursuant to the retrocessional quota share contracts described below, HP Re Bermuda reimburses Federal for its proportionate share of such expenses. For the years ended December 31, 2009, 2008 and 2007, Harbor Point recognized revenue, net of the reimbursement to Federal by HP Re Bermuda, of $0.8 million, $0.8 million, and $3.8 million, respectively, under the reinsurance services agreement.

Retrocessional Quota Share Contracts. In 2006 and 2007, HP Re Bermuda assumed business under quota share contracts with Federal covering (1) 90% of property and other short tail risks, and (2) 75% of casualty risks, in both cases relating to the business underwritten by HP Services on behalf of Federal pursuant to the reinsurance services agreement described above.

The property and casualty quota share contracts expired on December 31, 2007. However, upon expiration, HP Services remains responsible for the management, accounting and reporting of all claims until they are fully settled. Under the terms of the quota share contracts, Harbor Point had agreed to pay Federal a fronting fee equal to 5.0% of premiums written. The combined aggregate fronting and additional renewal rights fees were subject to a minimum of $63.0 million and maximum of $81.0 million. As part of the accounting for the asset purchase transaction, Harbor Point established a liability of $63.0 million representing the minimum fronting and renewal rights payable. Harbor Point had fully paid the minimum liability prior to December 31, 2008, and no further amounts are due under this provision.

Runoff Services Agreement. Harbor Point provides claims management and other administrative services on Federal’s behalf with respect to reinsurance business of Federal produced by Chubb Re from December 7, 1998 to December 31, 2005. The runoff services agreement may be terminated at any time at the sole discretion of Federal. Except for certain direct claims costs, there is no consideration paid by Federal or Chubb Re to Harbor Point under the runoff services agreement. Harbor Point accrued $14.6 million for the estimated future costs associated with such services as part of the purchase price for certain assets related to the assumed reinsurance business of Chubb Re. Harbor Point incurred $1.3 million, $2.4 million, and $3.3 million of costs related to this obligation for the years ended December 31, 2009, 2008 and 2007, respectively, resulting in a remaining obligation of $3.4 million as of December 31, 2009.

Assumed reinsurance. Harbor Point has entered into assumed reinsurance agreements with Federal in the ordinary course of business that Harbor Point believes are on customary and arm’s-length terms. The following is a summary of the amounts recognized in the accompanying financial statements for the years ended December 31, 2009, 2008 and 2007 related to these agreements (in thousands):

	2009	2008	2007
Gross premiums written	$18,685	$(28,160)	$385,912
Acquisition costs	13,682	83,391	96,914
Net loss and loss expense	2,458	154,396	207,235

As of December 31, 2009, $5.9 million was included in reinsurance balances receivable and $336.5 million in reserve for loss and loss expenses related to these agreements.

Waiver Agreement

On March 3, 2010, HP Re Bermuda and HP Re US entered into a waiver agreement with Federal and certain affiliates of Federal, which we refer to as the “Chubb Parties.” Pursuant to the waiver agreement, each of the Chubb Parties approved the amalgamation and, effective immediately prior to the closing of the amalgamation, will waive its right to terminate, as a result of the amalgamation constituting a change in control, the retrocessional quota share contracts described above and certain other reinsurance agreements entered into with the Chubb Parties in the ordinary course of business. Each of the Chubb Parties also acknowledged that it is not entitled to enforce special funding obligations contained in certain of the agreements as a result of the amalgamation constituting a change in control. The approvals and waivers in the waiver agreement will be null and void if (1) the amalgamation agreement is terminated, (2) the closing of the amalgamation shall not have occurred on or before September 30, 2010, or (3) the amalgamation agreement is amended and such amendment reduces the consideration described in the amalgamation agreement to be paid to shareholders of Harbor Point or would reasonably be expected to have a material and adverse impact on the interests of the Chubb Parties under the amalgamation agreement or the reinsurance agreements, subject to limited exceptions.

Acquisition of Quadrant Indemnity Company

Effective as of January 1, 2007, Harbor Point U.S. Holdings, Inc., which we refer to as “HP US Holdings,” acquired all of the issued and outstanding common stock of Quadrant Indemnity Company, a Connecticut domiciled stock insurance company (now known as HP Re US), from Executive Risk Indemnity Inc., a wholly owned subsidiary of Chubb. We refer to this transaction as the “HP Re US acquisition.” The stock of HP Re US was acquired for an aggregate amount of $27.5 million in cash (which includes the fair market value of cash, cash equivalents, U.S. Treasury obligations and investment grade obligations of U.S. corporations or state or local governments (or instrumentalities thereof) owned by Quadrant on the closing date of the acquisition) pursuant to a stock purchase agreement, dated as of September 26, 2006, by and among Federal, Executive Risk Indemnity Inc. and HP US Holdings. In connection with this transaction, HP Re US and Federal entered into (1) a quota share reinsurance agreement, pursuant to which Federal and its affiliates agreed to assume 100% of the insurance liabilities of HP Re US in existence as of the closing date of the HP Re US acquisition, (2) an administrative services agreement, pursuant to which Federal assumed responsibility for the administration and servicing of all aspects of business assumed by Federal and its affiliates under the quota share reinsurance agreement, (3) an assumption agreement, pursuant to which Federal assumed, released and discharged HP Re US and its successors and assigns from all non-insurance liabilities of HP Re US as of the closing date of the HP Re US acquisition and (4) a guarantee agreement, pursuant to which Federal guaranteed to HP Re US the complete and timely performance of each and every obligation of its affiliated insurers under the quota share reinsurance agreement described above.

Management Advisory Agreement

Pursuant to a management advisory agreement entered into on December 15, 2005, Stone Point Capital LLC, a founding investor in Harbor Point, provides advisory services to Harbor Point. Pursuant to the terms of the agreement, for a period of five years, Harbor Point is required to pay Stone Point Capital LLC a $1.0 million fee annually in respect of these services. For each of the years ended December 31, 2009, 2008 and 2007, Harbor Point expensed $1.0 million related to the annual fee. Each of James D. Carey and Meryl D. Hartzband, who will be members of the combined company’s board of directors, are executives of Stone Point Capital LLC, which manages Trident III, L.P., a shareholder of Harbor Point.

In connection with the amalgamation, Harbor Point and Stone Point Capital LLC will enter into a termination and release agreement pursuant to which the parties will agree to terminate the management advisory agreement and Harbor Point will pay to Stone Point Capital LLC the last installment of the $1.0 million fee that would otherwise have been due on December 15, 2010 under the terms of the management advisory agreement.

New Registration Rights Agreement

In connection with the amalgamation, the combined company will enter into a registration rights agreement with (1) Moore Global Investments, Ltd. and Moore Holdings, LLC, each an existing Max shareholder, and (2) Chubb, Trident III, L.P. and Trident III Professionals Fund, L.P., each an existing Harbor Point shareholder. See “Registration Rights Agreement.”

Securityholders’ Agreement

In connection with the amalgamation, the existing securityholders’ agreement among Harbor Point and the securityholders named therein, including Chubb, affiliates of Stone Point Capital LLC and other shareholders of Harbor Point, will be terminated. The securityholders’ agreement was originally entered into on December 15, 2005 and amended on November 17, 2006, and provided demand, piggyback and other registration rights to the securityholders named therein. Termination of the securityholders’ agreement is a condition to closing.

Forward sale agreement

On July 10, 2008, Harbor Point and Trident Capital III, L.P. entered into an agreement pursuant to which Trident Capital III, L.P. was obligated to purchase, and Harbor Point was obligated to sell, 241,435 Harbor Point common shares for a purchase price of $100 per share upon the satisfaction of various conditions, including the conversion of the Chubb Note. The agreement also obligated Harbor Point to issue a warrant to Trident Capital III, L.P. in connection with the issuance of the common shares. On October 1, 2008, the Chubb Note was converted. On October 8, 2008, Trident Capital III, L.P. purchased 241,435 Harbor Point common shares for a purchase price of $100 per share and Harbor Point issued a warrant to Trident Capital III, L.P. to acquire approximately 0.5% of the aggregate number of outstanding Harbor Point common shares calculated on a fully diluted basis.

Reimbursement of HSR Filing Fees

Max and Harbor Point have agreed that Harbor Point will promptly, and in no event later than three business days after receipt of a written request, reimburse each holder of Harbor Point common shares for any HSR Act filing fees incurred by such holder as the result of any filing made by such holder (or on such holder’s behalf) in connection with the amalgamation.

Combined Company

Asset Allocation and Management Company, L.L.C., which we refer to as “AAM,” provides asset management services to Max pursuant to an agreement originally entered into on June 26, 2003. James D. Carey and Meryl D. Hartzband will be members of the combined company’s board of directors. Each of Mr. Carey and Ms. Hartzband is a member of the investment committee of, and the owner of one of the five general partners of, the sole general partner of Trident IV L.P., a private equity fund managed by Stone Point Capital LLC. Trident IV L.P. owns a majority of the equity of AAM and Mr. Carey is the chairman of the board of directors of AAM. Max made payments to AAM in the amount of $487,738, $634,958 and $634,925 for the years ended December 31, 2009, 2008 and 2007, respectively.

VALIDITY OF SECURITIES

The validity of Max’s common shares under Bermuda law has been passed upon for Max by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

Max’s consolidated financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The financial statements of Harbor Point as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE

UNITED STATES FEDERAL SECURITIES LAWS

Max and Harbor Point are Bermuda exempted companies, and certain of their respective officers and directors are residents of various jurisdictions outside of the United States. All or a substantial portion of their assets and those of their respective officers and directors are or may be located in jurisdictions outside the United States. In particular, Max Bermuda Ltd. and HP Re Bermuda are also Bermuda companies. Ordinarily, it could be difficult for shareholders to effect service of process within the United States on Max, Harbor Point or their respective officers and directors who reside outside of the United States or to enforce against them judgments of courts in the United States, including judgments predicated upon civil liability under the U.S. federal securities laws. Max and Harbor Point have irrevocably agreed that they may be served with process with respect to actions based on offers and sales of the common shares made by this joint proxy statement/prospectus in the United States by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, Max’s and Harbor Point’s U.S. agent appointed for that purpose.

COSTS OF SOLICITING PROXIES

Max and Harbor Point will each bear their respective costs of soliciting proxies. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or e-mail. Proxy cards and materials also will be distributed to beneficial owners of Max common shares through brokers, custodians, nominees and other parties, and Max expects to reimburse such parties for their charges and expenses. Max has retained MacKenzie Partners, Inc. to assist in the solicitation of Max proxies at a fee not expected to exceed $8,500, plus reimbursement of out-of-pocket expenses, including phone calls and services relating to reimbursement of banks and brokers. Harbor Point has not retained a proxy solicitation firm.

OTHER MATTERS

Max knows of no specific matter to be brought before the Max special meeting that is not referred to in this joint proxy statement/prospectus. If any other matter properly comes before the Max special meeting, including any other matter in furtherance of or incidental to any matter referred to in this joint proxy statement/prospectus or any shareholder proposal properly made, the persons named in the accompanying proxy will have authority to vote such proxy in their discretion on such business.

Harbor Point knows of no specific matter to be brought before the Harbor Point special meeting that is not referred to in this joint proxy statement/prospectus. If any other matter properly comes before the Harbor Point special meeting, including any other matter in furtherance of or incidental to any matter referred to in this joint proxy statement/prospectus or any shareholder proposal properly made, the persons named in the accompanying proxy will have authority to vote such proxy in their discretion on such business.

WHERE YOU CAN FIND MORE INFORMATION

Max has filed a registration statement on Form S-4 to register with the SEC the Max common shares to be issued to Harbor Point shareholders in the amalgamation, if the share issuance is approved. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Max in addition to being a joint proxy statement of Max and Harbor Point. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or the annexes to the registration statement. Max files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Max files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Max may also be inspected at the offices of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

If you are a Max shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Max, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from Max without charge, excluding all exhibits, except that, if Max has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge.

You may obtain documents filed by Max with the SEC by requesting them in writing or by telephone from Max at the following address:

MAX CAPITAL GROUP LTD.

Max House

2 Front Street, Hamilton HM 11

(441) 295-8800

Attention: Secretary

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the Max special meeting if you are a Max shareholder and at least five business days before the date of the Harbor Point special meeting if you are a Harbor Point shareholder. This means you must request this information no later than April 21, 2010 in the case of Max shareholders and April 21, 2010 in the case of Harbor Point shareholders. Max will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

You can also get more information by visiting Max’s website at http://www.maxcapgroup.com and by visiting Harbor Point’s website at http://www.harborpoint.com.

Materials from this website and other websites mentioned in this joint proxy statement/prospectus are not incorporated by reference in this joint proxy statement/prospectus. If you are viewing this joint proxy statement/prospectus in electronic format, each of the URLs mentioned in this joint proxy statement/prospectus is an active textual reference only.

The SEC allows Max to “incorporate by reference” information in this joint proxy statement/prospectus, which means that Max can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

The documents listed below that Max has previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about Max:

Max Filings (File No. 000-33047)

Annual Report on Form 10-K, as amended	For the fiscal year ended December 31, 2009, filed with the SEC on February 16, 2010, as amended March 12, 2010

Current Reports on Form 8-K	Filed with the SEC on: January 20, 2010 (Item 8.01 only), February 11, 2010 (Item 8.01 only), February 26, 2010, March 4, 2010, and March 16, 2010 (Item 8.01 only).

The description of Max common shares contained in its Form 8-A, as amended or supplemented for the purpose of updating the description	Filed with the SEC on August 6, 2001

Max also incorporates by reference into this joint proxy statement/prospectus each document filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus, but before the date of its shareholder meeting. To the extent required by the rules and regulations of the SEC, each of Max and Harbor Point will amend this joint proxy statement/prospectus to include information filed after the date of this joint proxy statement/prospectus.

ANNEX A: AGREEMENT AND PLAN OF AMALGAMATION

EXECUTION VERSION

AGREEMENT AND PLAN OF AMALGAMATION

Dated as of March 3, 2010

Among

HARBOR POINT LIMITED,

MAX CAPITAL GROUP LTD.

And

ALTERRA HOLDINGS LIMITED

i

Exhibit A	Form of Amalgamation Agreement
Exhibit B	Form of Amalgamation Sub Bye-Laws
Exhibit C	Form of Parent Registration Rights Agreement
Exhibit D-1	Form of New Parent Warrant—Investor
Exhibit D-2	Form of New Parent Warrant—Employee
Exhibit E-1	Form of Amended and Restated Moore Warrant
Exhibit E-2	Form of Parent Employee Warrant Waiver
Exhibit F	Form of Parent Vesting Waiver
Exhibit G	Form of Company Option Dividend Waiver
Exhibit H-1	Form of Company Officer’s Certificate
Exhibit H-2	Form of Parent Officer’s Certificate
Exhibit I-1	Form of Parent Lock-Up Agreement

ii

Page
Exhibit I-2	Form of Company Lock-Up Agreement—Employee
Exhibit I-3	Form of Company Lock-Up Agreement—Non-Employee

Annex 1.5(a)	Post-Closing Parent Directors
Annex 1.5(b)	Post-Closing Parent Committee Membership
Annex 1.5(c)	Post-Closing Parent Officers
Annex 1.6(a)	Directors of the Amalgamated Company and Max Bermuda
Annex 1.6(b)	Officers of the Amalgamated Company and Max Bermuda
Annex 1.8(b)	Parent Subsidiaries Name Changes
Annex 1.8(c)	Company Subsidiaries Name Changes

iii

AGREEMENT AND PLAN OF AMALGAMATION, dated as of March 3, 2010 (this “Agreement”), among Harbor Point Limited, a Bermuda exempted company (the “Company”), Max Capital Group Ltd., a Bermuda exempted company (“Parent”), and Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Amalgamation Sub”).

WHEREAS, it is proposed that the Amalgamation Sub and the Company will amalgamate under the Laws of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company, upon the terms and subject to the conditions of this Agreement and the amalgamation agreement attached hereto as Exhibit A (the “Amalgamation Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the board of directors of each of Parent, the Amalgamation Sub and the Company has (a) determined that the Amalgamation is advisable and fair to, and in the best interests of, Parent, the Amalgamation Sub or the Company, as the case may be and (b) approved and adopted this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation;

WHEREAS, the board of directors of Parent has authorized and approved the Name Change and the issuance of Parent Common Shares in the Amalgamation (the “Parent Share Issuance”) and deems it advisable and fair to, and in the best interests of, Parent to consummate the Parent Share Issuance and the other transactions contemplated hereby;

WHEREAS, the board of directors of the Company has authorized and approved the Securityholders’ Agreement Termination, effective as of the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, as part of the consideration for Parent’s willingness to enter into this Agreement and the Amalgamation Agreement: (i) Parent is entering into voting agreements with certain of the Company’s shareholders (each, a “Company Shareholder Voting Agreement”); and (ii) Parent and the Company have entered into Company Option Dividend Waivers with certain holders of Company Stock Options;

WHEREAS, concurrently with the execution of this Agreement, as part of the consideration for the Company’s willingness to enter into this Agreement and the Amalgamation Agreement, (i) the Company is entering into voting agreements with certain of Parent’s shareholders (each, a “Parent Shareholder Voting Agreement”); and (ii) the Company has received Parent Vesting Waivers from certain holders of options to purchase Parent Common Shares;

WHEREAS, for United States federal income tax purposes, the parties intend that the Amalgamation constitute a transaction that will qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and the parties, by executing this Agreement, hereby adopt a “plan of reorganization” within the meaning of the Treasury Regulation Section 1.368-2(g); and

WHEREAS, unless otherwise noted, capitalized terms shall have the meanings set forth or referenced in Section 8.13.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

THE AMALGAMATION

1.1 The Amalgamation; Effective Time. Subject to the provisions of this Agreement and the Amalgamation Agreement, Parent, the Amalgamation Sub and the Company will cause (a) the Amalgamation Agreement to be executed and delivered and (b) an application for registration of an amalgamated company (the “Amalgamation Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act. The Amalgamation shall become effective upon the issuance of a certificate of amalgamation (the “Certificate of Amalgamation”) by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties agree that they will request the Registrar provide in the Certificate of Amalgamation that the Effective Time will be the time when the Amalgamation Application is filed with the Registrar or another time mutually agreed in writing by the parties (the “Effective Time”).

1.2 Closing. The closing of the Amalgamation (the “Closing”) will take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, in New York, New York, unless another place is agreed to in writing by the parties.

1.3 Effects of the Amalgamation. As of the Effective Time, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, the Company shall be amalgamated with the Amalgamation Sub and the amalgamated company (the “Amalgamated Company”) shall continue after the Amalgamation. The parties acknowledge and agree that (a) the Amalgamation shall be effected so as to constitute an “amalgamation” and (b) the Amalgamated Company shall be deemed to be an “amalgamated company” in accordance with Section 104 of the Companies Act. Under Section 109 of the Companies Act, from and after the Effective Time: (i) the Amalgamation of the Company and the Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of the Company and the Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations and liabilities of each of the Company and the Amalgamation Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) any civil, criminal or administrative action or proceeding pending by or against the Company or the Amalgamation Sub may continue to be prosecuted by or against the Amalgamated Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or the Amalgamation Sub may be enforced by or against the Amalgamated Company.

1.4 Amalgamated Company Bye-Laws. The bye-laws of the Amalgamated Company shall be the bye-laws of the Amalgamation Sub, which are attached hereto as Exhibit B (as they may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties in each case).

1.5 Directors and Officers of Parent.

(a) The parties shall take all actions necessary, including by requesting the resignation of one or more of Parent’s existing directors, so that immediately following the Effective Time, the individuals identified on Annex 1.5(a) attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties in each case, and subject to Section 1.7) (such individuals, the “Post-Closing Parent Directors”) shall comprise the board of directors of Parent, each as a member of the class set forth opposite his or her name thereon. Such individuals will serve

2

as directors on the board of directors of Parent until the earlier of their resignation or removal or until their respective successors are duly elected or appointed. The parties shall take all actions necessary so that immediately after the Effective Time: (i) Michael O’Reilly (or his replacement pursuant to the terms of Section 1.7) shall be the chairman of the board of directors of Parent; (ii) each of James Carey and Gordon Cheesbrough (or any replacement pursuant to the terms of Section 1.7) shall be a deputy chairman of the board of directors of Parent and (iii) John Berger (or his replacement pursuant to the terms of Section 1.7) shall be vice chairman of the board of directors of Parent.

(b) The parties shall take all actions reasonably necessary so that, immediately after the Effective Time, each committee of Parent’s board of directors is composed of the Post-Closing Parent Directors identified to be members of such committee on Annex 1.5(b) attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties in each case, and subject to Section 1.7) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or such other time that the board of directors of Parent after the Closing determines to reconstitute or eliminate such committee.

(c) The parties shall take all actions necessary so that immediately after the Effective Time, the officers of Parent shall be the individuals identified on Annex 1.5(c) attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties in each case, and subject to Section 1.7) until the earlier of their resignation or removal or until their respective successors are duly appointed.

1.6 Directors and Officers of the Amalgamated Company and Max Bermuda.

(a) The parties shall take all actions necessary, including by requesting the resignation of one or more existing directors, so that immediately after the Effective Time the board of directors of each of the Amalgamated Company and Max Bermuda shall be composed of the individuals identified on Annex 1.6(a) attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties in each case, and subject to Section 1.7) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

Following the Effective Time, the boards of directors of each other Subsidiary of Parent and the Amalgamated Company shall be comprised of such individuals as are directors of such entities as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

(b) The parties shall take, and Parent shall cause Max Bermuda to take, all actions necessary so that immediately after the Effective Time, the officers of the Amalgamated Company and Max Bermuda shall be the individuals identified on Annex 1.6(b) attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties in each case, and subject to Section 1.7) until the earlier of their resignation or removal or until their respective successors are duly appointed.

1.7 Alternative Directors and Officers.

(a) Notwithstanding anything to the contrary in this Agreement, should any individual identified on Annex 1.5(a), 1.5(b), or 1.6(a) attached hereto be unwilling or unable to serve in the capacities provided for in Section 1.5(a), 1.5(b), or 1.6(a), as applicable, then Parent (in case such individual is currently a director or representative of Parent) or Company (if such individual is currently a director or representative of the Company) shall designate a replacement, subject to the consent of the other party, not to be unreasonably withheld or delayed, and the parties shall cooperate in good faith to amend Annex 1.5(a), 1.5(b), or 1.6(a) attached hereto, as applicable, accordingly.

(b) Notwithstanding anything to the contrary in this Agreement, should any individual identified on Annex 1.5(c) or 1.6(b) attached hereto be unwilling or unable to serve in the capacities provided for in Section 1.5(c) or 1.6(b), as applicable, then the parties shall cooperate in good faith to designate a mutually agreeable replacement and to amend Annex 1.5(c) or 1.6(b) attached hereto, as applicable, accordingly.

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1.8 Post-Closing Names.

(a) Subject to the other terms and conditions of this Agreement, the parties shall take all actions reasonably necessary so that immediately following the Effective Time:

(i) the name of Parent shall be Alterra Capital Holdings Limited; and

(ii) the name of the Amalgamated Company shall be Alterra Holdings Limited.

Parent shall (A) use reasonable best efforts to reserve the name identified in Section 1.8(a)(i) with the Registrar, (B) promptly following the Required Parent Vote, cause a certified copy of the Parent shareholder resolution approving the Name Change to be filed with the Registrar and (C) use reasonable best efforts to obtain a Certificate of Incorporation on Name Change from the Registrar evidencing the Name Change effective as of the Effective Time. The parties shall use reasonable best efforts to reserve the name identified in Section 1.8(a)(ii).

(b) Parent shall use its, and shall cause its Subsidiaries to use their respective, commercially reasonable efforts to cause the changes to the names of each Subsidiary of Parent contemplated by Annex 1.8(b) (such changes, the “Parent Subsidiaries Name Changes”) to be completed and reflected in the official records of applicable Governmental Entities as soon as practicable following the Effective Time, including by (i) causing the respective board of directors of each Subsidiary of Parent to approve any change of such Subsidiary’s name, including by adopting resolutions approving such name change and, to the extent a vote of such Subsidiary’s shareholders is required in connection with such name change, recommending the approval of such name change to such Subsidiary’s shareholders or other applicable holders of voting securities, (ii) taking all actions to obtain any necessary approval required to be given by such Subsidiary’s shareholders or, if applicable, the Parent’s shareholders required under any voting “push-up” provisions set forth in any such Subsidiary’s bye-laws and (iii) taking any actions required to effect such name change as soon as practicable following the Effective Time, including making any required filings with or submitting any necessary notices or applications to, any applicable Governmental Entity.

(c) The Company shall use its, and shall cause its Subsidiaries to use their respective, commercially reasonable efforts to cause the changes to the names of each Subsidiary of the Company contemplated by Annex 1.8(c) (such changes, the “Company Subsidiaries Name Changes”) to be completed and reflected in the official records of applicable Governmental Entities as soon as practicable following the Effective Time, including by (i) causing the respective board of directors of each Subsidiary of the Company to approve any change of such Subsidiary’s name, including by adopting resolutions approving such name change and, to the extent a vote of such Subsidiary’s shareholders is required in connection with such name change, recommending the approval of such name change to such Subsidiary’s shareholders or other applicable holders of voting securities, (ii) taking all actions to obtain any necessary approval required to be given by such Subsidiary’s shareholders or, if applicable, the Company’s shareholders required under any voting “push-up” provisions set forth in any such Subsidiary’s bye-laws and (iii) taking any actions required to effect such name change as soon as practicable following the Effective Time, including making any required filings with or submitting any necessary notices or applications to, any applicable Governmental Entity.

ARTICLE II

CONVERSION OF COMPANY SECURITIES; EXCHANGE OF CERTIFICATES

2.1 Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holders of any Class A voting common shares or Class B non-voting common shares of the Company, each having a par value of $1.00 (each, a “Company Common Share”), as evidenced by share certificates registered in the name of a shareholder and representing outstanding Company Common Shares (each, a “Company Certificate”) or way of entry in the register of shareholders of the Company (the “Company Share Register”):

(a) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into

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the right to receive 3.7769 (the “Exchange Ratio”) validly issued, fully paid and non-assessable Parent voting common shares, each having a par value of $1.00 (each, a “Parent Common Share”), together with any cash paid in lieu of fractional shares in accordance with Section 2.2(e) (collectively, the “Consideration”). Upon such conversion, each Company Common Share shall be cancelled and each holder of a valid Company Certificate or Company Common Shares registered in the Company Share Register (“Uncertificated Company Common Shares”) immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Company Common Shares except the right to receive the Consideration. The Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or similar distribution of securities convertible into Parent Common Shares or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Shares or Company Common Shares having a record date on or following the date hereof and prior to the Effective Time, it being understood that (i) the intent of such adjustment is to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement and the Amalgamation Agreement prior to any such change and (ii) nothing in this Section 2.1(a) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Amalgamation Agreement.

(b) Cancellation of Parent-Owned Securities. Notwithstanding anything in this Agreement to the contrary, all Company Common Shares that are owned by Parent or by any Subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

(c) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Consideration as described in Section 2.1(a), but shall be cancelled and converted into the right to receive the fair value thereof as appraised by the Supreme Court of Bermuda under Section 106 of the Companies Act. In the event that a Dissenting Holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Company Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Consideration for each such Dissenting Share. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal of Dissenting Shares or withdrawals of such demands received by the Company and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act. Neither the Company nor Parent shall, without the prior written consent of the other party (not to be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications.

(d) Each common share of the Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share, par value $1.00 per share, of the Amalgamated Company.

2.2 Exchange Procedures.

(a) Exchange Agent. At least five Business Days prior to the Effective Time, Parent shall designate an exchange and paying agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Company Certificates or Uncertificated Company Common Shares outstanding immediately prior to the Effective Time. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this Article II, (i) certificates, or at Parent’s option, shares in book-entry form representing Parent Common Shares to be exchanged in the Amalgamation and (ii) cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.2(e). Following the Effective Time, Parent shall deposit promptly, or cause to be deposited, with the Exchange Agent any dividends or distributions to which the shareholders of the Company may be

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entitled pursuant to Section 2.2(c) in an amount sufficient to pay such dividends or distributions to shareholders of the Company that have not, as of such date, exchanged their Company Certificates or Uncertificated Company Common Shares. Such Consideration and cash so deposited are hereinafter referred to as the “Exchange Fund.” No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Uncertificated Company Common Shares on cash amounts payable pursuant to this Section 2.2. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided that such investments shall be in direct obligations of or fully guaranteed by the United States of America or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be promptly paid to Parent and any amounts in excess of the amounts payable under Sections 2.2(c) and (e) shall be promptly returned to Parent. To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Sections 2.2(c) and (e), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments.

(b) Exchange Procedures. Promptly following the Effective Time and in any event not later than five Business Days following the Effective Time, Parent or the Amalgamated Company shall cause the Exchange Agent to mail, to each shareholder of the Company, (i) a letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify at least three Business Days prior to the Effective Time), and (ii) instructions for use in effecting the surrender of Company Certificates or Uncertificated Company Common Shares in exchange for the Consideration. Following the Effective Time, upon surrender of title to the Company Common Shares previously held by a shareholder of the Company in accordance with this Section 2.2, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, a holder of Company Common Shares shall be entitled to receive in exchange therefor (A) a certificate or book-entry representing that number of whole Parent Common Shares (rounded down) which such shareholder has the right to receive in respect of the Company Common Shares formerly represented by such Company Certificates or Uncertificated Company Common Shares after taking into account all Company Common Shares then held by such shareholder and (B) any cash in lieu of fractional shares that such shareholder has the right to receive pursuant to Section 2.2(e), and any Company Certificate surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, a certificate or book-entry representing the proper number of Parent Common Shares may be issued to a transferee if the Company Certificate representing such Company Common Shares (if any) is presented to the Exchange Agent, accompanied by documents normally required to evidence and effect such transfer (reasonably satisfactory to Parent) and by reasonable evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Shares with a record date on or following the Effective Time shall be paid to any shareholder of the Company holding any unexchanged Company Certificate or Uncertificated Company Common Shares with respect to Parent Common Shares represented thereby, nor shall the cash payment in lieu of fractional shares be paid to any such shareholder pursuant to Section 2.2(e), until such shareholder shall exchange such Company Certificate or Uncertificated Company Common Shares in accordance with the procedures set forth in this Article II. Following the exchange of any such Company Certificate or Uncertificated Company Common Shares in accordance with the procedures set forth in this Article II, such shareholder shall be entitled to receive, in addition to the Consideration set forth in Section 2.1(a), without interest, (i) at the time of such exchange, the amount of any dividends or other distributions with a record date on or following the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole Parent Common Shares that a shareholder holding such Company Certificate or Uncertificated Company Common Shares is entitled to receive hereunder and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or following the Effective Time but prior to exchange and a payment date subsequent

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to exchange payable with respect to such whole Parent Common Shares that a shareholder holding such Company Certificate or Uncertificated Company Common Shares is entitled to receive hereunder.

(d) No Further Rights in Company Common Shares. All Consideration paid or issued upon the surrender of title to Company Common Shares in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of the Company in their capacity as shareholders of the Company prior to the Effective Time. There shall be no further registration of transfers on the share transfer books of the Amalgamated Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or to the Amalgamated Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this Article II, except as otherwise required by applicable Law.

(e) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Common Share shall be issued in connection with the Amalgamation, and in lieu thereof any shareholder of the Company who would otherwise have been entitled to a fraction of a Parent Common Share, shall be paid upon surrender of Company Common Shares for exchange (and after taking into account and aggregating Company Common Shares represented by all Company Certificates surrendered by such holder, or as set out in the Company Share Register, as applicable) cash in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Company Common Shares represented by all Company Certificates surrendered by such shareholder, or as set out in the Company Share Register, as applicable) would otherwise be entitled by (ii) the Average Parent Share Price.

(f) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the Company Common Shares represented by such lost, stolen or destroyed Company Certificates; provided that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct or otherwise indemnify Parent in a manner reasonably satisfactory to Parent against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(g) Termination of Exchange Fund. Unless a longer period is prescribed by applicable Law or Parent’s agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of the Company for one year following the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Consideration and any dividends or distributions with respect to Parent Common Shares.

(h) No Liability. To the extent permitted under applicable Law, any Consideration and any dividends or other distributions payable to any shareholder of the Company in accordance with Section 2.1(c) that remain undistributed to the shareholders of the Company shall be delivered to and become the property of Parent on the Business Day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. To the extent permitted under applicable Law, none of Parent, the Amalgamation Sub, the Amalgamated Company or the Exchange Agent shall be liable to any shareholder of the Company for any such property delivered to Parent or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Withholding. The Exchange Agent, Parent and the Amalgamated Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so

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withheld by the Exchange Agent, Parent or the Amalgamated Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made. The parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Amalgamation.

2.3 Treatment of Company Stock Options and other Company Stock-Based Awards.

(a) Each right to purchase Company Common Shares granted by the Company pursuant to the Company Share Plan that is outstanding and unexercised immediately prior to or as of the Effective Time (the “Company Stock Options”), whether or not exercisable and whether or not vested, at the Effective Time, shall remain outstanding following the Effective Time. At the Effective Time, all of the Company Stock Options shall, by virtue of the Amalgamation and without any further action on the part of the Company or the holder thereof, be assumed in full by Parent, which shall have assumed the Company Share Plan as of the Effective Time by virtue of this Agreement and without any further action by Parent. From and after the Effective Time, all references to the Company in the Company Share Plan and in any agreement granting or governing Company Stock Options shall be deemed to refer to Parent. Each Company Stock Option assumed by Parent (each, a “Company Converted Option”) shall be converted automatically into an option to purchase Parent Common Shares upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Company Stock Option, including vesting schedule and term of exercise, except (i) that each such Company Converted Option shall represent the right to acquire, that whole number of Parent Common Shares (rounded down to the next whole share) equal to the number of Company Common Shares subject to such Company Stock Option multiplied by the Exchange Ratio, (ii) that the exercise price per share of each Company Converted Option shall be an amount (rounded up to the nearest whole cent) equal to the option exercise price per share of the related Company Stock Option divided by the Exchange Ratio, (iii) that the right of a holder of any Company Converted Option to receive payment of dividend equivalents following the Effective Time shall be subject to the limitations set forth in any Company Option Dividend Waiver applicable to such holder and (iv) as set forth in Section 2.3(a) of the Company Disclosure Letter; provided that the conversion of the Company Converted Options shall in any event be in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(b) Each Company Restricted Share shall be assumed in full by Parent (each, a “Company Converted Restricted Share”) and shall be converted into a number of restricted Parent Common Shares (rounded to the nearest whole share) equal to the number of Company Common Shares underlying such Company Restricted Share in effect immediately prior to the Effective Time multiplied by the Exchange Ratio. Each such Company Converted Restricted Share will otherwise have the same terms and conditions as the corresponding Company Restricted Share, including vesting schedule, except as set forth in Section 2.3(b) of the Company Disclosure Letter. From and after the Effective Time, all references to the Company in the Company Share Plan and in any agreement granting or governing Company Converted Restricted Shares shall be deemed to refer to Parent.

(c) Prior to the Closing, the board of directors of Parent (or the Compensation Committee of the board of directors of Parent) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 2.3, which such actions shall include: (i) reserving for issuance a sufficient number of Parent Common Shares for delivery upon the exercise of the Company Converted Options and the issuance of the Company Converted Restricted Shares; (ii) as promptly as practicable (and in no event later than five Business Days following the Effective Time) filing with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Shares subject to the Company Converted Options and Company Converted Restricted Shares; and (iii) such other actions reasonably requested by the Company to give effect to the foregoing; provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Amalgamation and the other transactions contemplated hereby and shall be of no force and effect if

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this Agreement and the Amalgamation Agreement are terminated. Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement for as long as any such Company Converted Options, Company Converted Restricted Shares and the underlying Parent Common Shares remain outstanding. As promptly as practicable, and in any event not later than ten Business Days following the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Company Converted Option and Company Converted Restricted Share a reasonably detailed notice setting forth such holder’s rights pursuant thereto. Parent shall comply with the terms of all such Company Converted Options and Company Converted Restricted Shares and shall ensure that the conversion and assumption of the Company Stock Options provided in this Section 2.3 shall be effected in a manner consistent with the requirements of Section 409A of the Code.

(d) Prior to the Closing, the board of directors of the Company (or the Compensation Committee of the board of directors of the Company) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 2.3 and shall take such other actions reasonably requested by Parent to give effect to the foregoing, without any obligation to pay any consideration or incur any debts or obligations on behalf of the Company or any of its respective Subsidiaries (other than fees and expenses of advisors); provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Amalgamation and the other transactions contemplated hereby and shall be of no force and effect if this Agreement and the Amalgamation Agreement are terminated.

(e) The board of directors of Parent, or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), in consultation with the Company, shall adopt a resolution prior to the Closing providing that the receipt by Company Insiders of Parent Common Shares in exchange for Company Common Shares (including Company Converted Restricted Shares) and, as applicable, Company Converted Options and New Parent Warrants, in each case, pursuant to the transactions contemplated by this Agreement based on the Section 16 Information provided by the Company to Parent, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and additional guidance issued thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as (i) set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement by the Company (the “Company Disclosure Letter”) or the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement by Parent (the “Parent Disclosure Letter” and each of the Company Disclosure Letter and the Parent Disclosure Letter, a “Disclosure Letter”), as the case may be, (ii) in the case of Parent, disclosed in the Parent SEC Reports publicly filed with the SEC on or following January 1, 2010 and at least two Business Days prior to the execution of this Agreement (excluding any disclosures set forth in any risk factor section in any Parent SEC Report, forward-looking statements contained in any Parent SEC Report or in any exhibit to any Parent SEC Report (except, in the case of an exhibit to any Parent SEC Report, to the extent explicitly referred to in this Agreement for a particular purpose)), or (iii) in the case of the Company, disclosed in the Company Annual Report (excluding any disclosures set forth in any risk factor section in the Company Annual Report or forward-looking statements contained in the Company Annual Report), the Company hereby represents and warrants to Parent, and Parent (and the Amalgamation Sub with respect to Sections 3.1(a), 3.1(d), 3.2(i), 3.3, 3.8, 3.9(c) and 3.24) hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries (and not as to the other party or its Subsidiaries), as follows:

3.1 Organization, Standing and Power.

(a) Each of it and its Subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of

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incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) In the case of the Company, true and complete copies of the memorandum of association and bye-laws of the Company have been made available to Parent prior to the execution of this Agreement, are in full force and effect and have not been amended or otherwise modified.

(c) In the case of Parent, the copies of its memorandum of association and bye-laws incorporated by reference in its Form 10-K for the year ended December 31, 2009, are true and complete copies, are in full force and effect and have not been amended or otherwise modified, except as they may be or have been amended pursuant to the Name Change.

(d) Parent and the Amalgamation Sub represent and warrant to the Company that: (i) true and complete copies of the memorandum of association and bye-laws of the Amalgamation Sub have been made available to the Company prior to the execution of this Agreement, are in full force and effect and have not been amended or otherwise modified, (ii) the Amalgamation Sub was formed by Parent solely for the purpose of effecting the Amalgamation and the other transactions contemplated by this Agreement and (iii) the Amalgamation Sub has not conducted any business prior to the date hereof and has no, and immediately prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

(e) Neither it nor any of its Subsidiaries is in breach of any provision of its memorandum of association or bye-laws or other equivalent organizational documents.

3.2 Capital Structure.

(a) Its authorized share capital and outstanding common shares as of the date set forth in Section 3.2(a) of its Disclosure Letter, including any shares reserved for issuance upon the exercise or payments of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, in the case of Parent, the “Parent Share Plans” and, in the case of the Company, the “Company Share Plan”), are described in Section 3.2(a) of its Disclosure Letter. None of its common shares, options or warrants are held by it or by its Subsidiaries. All of its outstanding common shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights and were issued in compliance in all material respects with all applicable securities Laws. Section 3.2(a) of its Disclosure Letter sets forth a true and complete list of all warrants, options, restricted stock, restricted stock units or other equity-related securities or awards outstanding as of the date of this Agreement, the name of each holder thereof and the number of Company Common Shares (in the case of the Company) or Parent Common Shares (in the case of Parent) for which any such warrant, option, restricted stock, restricted stock unit or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof). In addition, (i) Section 3.2(a) of the Company Disclosure Letter sets forth, as of March 2, 2010, a true and complete list of all record holders of the Company Common Shares, including the number of Class A voting Company Common Shares and Class B non-voting Company Common Shares owned of record by such holders and (ii) Section 3.2(a) of the Parent Disclosure Letter sets forth, as of February 26, 2010, a true and complete list of all record holders of the Parent Common Shares and Non-Voting Parent Common Shares, including the number of Parent Common Shares and Non-Voting Parent Common Shares owned of record by such holders.

(b) From January 1, 2010, to the date hereof, it has not issued or permitted to be issued any preferred shares, common shares, share appreciation rights or securities exercisable or exchangeable for or convertible or redeemable into shares in its or any of its Subsidiaries’ share capital.

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(c) Section 3.2(c) of its Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) its Subsidiaries (including such Subsidiaries’ jurisdiction of incorporation or organization, the amount of its authorized share capital and the record owners of its outstanding share capital), and (ii) each other Person (other than its Subsidiaries) in which it has, or pursuant to an agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest other than Investment Assets in the ordinary course of business. It or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares in the share capital of its Subsidiaries, beneficially and of record, and all such shares are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance. Other than as a result of ownership of its Investment Assets, it does not own or have the right to acquire, directly or indirectly, any share capital or other voting securities of, or ownership interests in, any Person.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”) of it or any of its Subsidiaries are issued or outstanding.

(e) Except for warrants, options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Parent Share Plans (in the case of Parent) or the Company Share Plan (in the case of the Company), there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound (i) obligating it or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its Subsidiaries, (ii) obligating it or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in it or any of its Subsidiaries.

(f) None of it or any of its Subsidiaries is a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its Subsidiaries. To its Knowledge, as of the date of this Agreement, other than the Company Shareholder Voting Agreements (in the case of the Company) and the Parent Shareholder Voting Agreements (in the case of Parent) and the provisions of its (and its Subsidiaries’) memorandum of association and bye-laws or equivalent organizational documents, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of its share capital or the share capital of any of its Subsidiaries. There are no outstanding contractual obligations of it or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its Subsidiaries.

(g) Since January 1, 2010, through the date of this Agreement, it has not declared or announced an intention to declare, set aside, made or paid to its shareholders dividends or other distributions on the outstanding shares in its share capital.

(h) It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its Subsidiaries’ bye-laws with respect to any of its or their shareholders.

(i) Parent and the Amalgamation Sub represent and warrant to the Company that Parent owns all outstanding share capital and any other debt or equity securities of the Amalgamation Sub and no Person has any right to acquire any such share capital or debt or equity securities.

(j) In the case of Parent, except as would not be material individually or in the aggregate, no Person has any registration rights that will rank prior to, or pari passu with, the registration rights of Moore Holdings, L.L.C., Moore Global Investments LLC, The Chubb Corporation, Trident III Professionals Fund, L.P. and Trident III, L.P. (collectively, the “Parent Registration Rights Agreement Parties”) that are provided for in the Parent Registration Rights Agreement.

(k) In the case of the Company, as of the Effective Time, no former holder of Company Common Shares shall have a right to appoint a director or observer or other similar rights with respect to the board of directors of Parent or any of its Subsidiaries.

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3.3 Authority; Non-Contravention.

(a) It has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Required Parent Vote (in the case of Parent) or the Required Company Vote (in the case of the Company), to consummate the transactions contemplated hereby to which it is a party. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby to which it is a party have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to the Required Parent Vote (in the case of Parent) or the Required Company Vote (in the case of the Company). This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity). The Required Parent Vote, in the case of Parent, and the Required Company Vote, in the case of the Company, as applicable, is the only vote of the holders of any class or series of its share capital or other securities necessary to approve this Agreement or approve the transactions to which it is a party contemplated hereby.

(b) Neither the execution, delivery and performance of this Agreement by it nor the consummation of the transactions contemplated hereby to which it is a party, nor compliance by it with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of its memorandum of association or bye-laws or the memorandum of association, bye-laws or equivalent organizational documents of any of its Subsidiaries, (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) are duly obtained or made and the Required Parent Vote (in the case of Parent) or the Required Company Vote (in the case of the Company), as applicable, is obtained, (A) violate any Law applicable to it or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of it or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan (in the case of Parent) or Company Benefit Plan (in the case of the Company) or other agreement, obligation or instrument to which it or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clauses (ii) and (iii)) for such triggers, violations, conflicts, breaches or losses that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No consent, approval, order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by it or any of its Subsidiaries at or prior to the Closing in connection with the execution, delivery and performance of this Agreement by it or the consummation of the transactions contemplated hereby to which it is a party, except for (i)(A) the filing of the Amalgamation Application and related attachments with the Registrar, (B) the written notification from the Bermuda Monetary Authority confirming that the Bermuda Monetary Authority has no objection to Parent’s acquisition of the Company Common Shares, (C) compliance with applicable requirements of the Securities Act and the Exchange Act, (D) compliance with the pre-merger notification requirements of the HSR Act, (E) as set forth in Section 3.3(c)(i)(E) of its Disclosure Letter with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law (other than as set forth in clause (D) above), (F) notices, applications, filings, authorizations, orders, approvals and waivers as may be required under applicable Insurance Laws, which are set forth in

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Section 3.3(c)(i)(F) of its Disclosure Letter (the notices, applications, filings, authorizations, orders, approvals and waivers described in clauses (D), (E), and (F), the “Transaction Approvals”), (G) in the case of Parent, the filing with the SEC of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Parent Registration Statement and the Joint Proxy Statement/Prospectus, and the obtaining from the SEC of such orders, approvals and clearances as may be required in connection therewith, (H) in the case of Parent, compliance with any applicable requirements of the NASDAQ Global Select Market and (I) in the case of Parent, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of Parent Common Shares pursuant to this Agreement and (ii) any other consent, approval, order or authorization of, waiver from, or registration, declaration, notice or filing, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Financial Statements and SEC Reports; Regulatory Reports; Undisclosed Liabilities.

(a) In the case of the Company, prior to the execution of this Agreement, the Company has made available to Parent copies of each of the Company 2007/2008 Financial Statements and the Company 2008/2009 Financial Statements. Each of the Company 2007/2008 Financial Statements and the Company 2008/2009 Financial Statements (i) were prepared in accordance with GAAP, as in effect on the respective dates thereof, except as may be indicated in the notes thereto and (ii) present fairly in all material respects the consolidated financial position, consolidated results of operations and changes in consolidated financial position of the Company and its Subsidiaries as of such dates and for the periods then ended.

(b) In the case of Parent:

(i) It and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it or any of its Subsidiaries with or to the SEC since January 1, 2009 (the documents referred to in this Section 3.4(b), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC subsequent to the date hereof, the “Parent SEC Reports”). As of its filing or furnishing date, each Parent SEC Report complied, and each such Parent SEC Report filed or furnished subsequent to the date hereof will comply, (A) as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Parent SEC Reports.

(ii) Each Parent SEC Report that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each required form, report and document containing

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financial statements that has been filed with or submitted to the SEC by Parent since January 1, 2009, was accompanied by the certificates required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(c) Except for (i) those liabilities that are reflected or reserved for in its audited consolidated financial statements for the fiscal year ended December 31, 2009 (in the case of Parent, as filed with the SEC in its Annual Report on Form 10-K prior to the execution of this Agreement), (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since December 31, 2009 in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies for which adequate claims reserves have been established), and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) it and its Subsidiaries do not have and (y) since December 31, 2009, it and its Subsidiaries have not incurred, in each case, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

(d) Each of its Insurance Subsidiaries has filed or submitted all SAP Statements required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The SAP Statements were prepared in conformity with Applicable SAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the notes thereto), were prepared in accordance with the books and records of the applicable Insurance Subsidiary and fairly present, in all material respects, the statutory financial position of such Insurance Subsidiaries as at the respective dates thereof and the statutory results of operations of such Insurance Subsidiaries for the respective periods then ended (subject, in the case of the unaudited SAP Statements, to normal year-end adjustments). Its SAP Statements complied in all material respects with all applicable Laws when filed or submitted and no material deficiency has been asserted in writing with respect to any of its SAP Statements by the domiciliary insurance regulator of such filing Insurance Subsidiary that has not been remedied. The annual statutory balance sheets and income statements included in the SAP Statements have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation. It has made available to the other party prior to the execution of this Agreement, to the extent permitted by applicable Law, true and complete copies of all (i) SAP Statements filed with Governmental Entities for each of its Insurance Subsidiaries and (ii) true and complete copies of all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it relating to its Insurance Subsidiaries. Except as indicated therein, all assets that are reflected on its Insurance Subsidiaries’ SAP Statements comply in all material respects with all applicable Insurance Laws regulating the investments of its Insurance Subsidiaries and all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in its Insurance Subsidiaries’ SAP Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Applicable SAP, the applicable Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept). In the case of Parent, since November 6, 2008, Parent and/or any of its Subsidiaries that are members of Lloyd’s, has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2004 (S.I. 2004/3319) and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts show a true and fair view of the syndicate’s position as at the relevant date.

(e) Prior to the date hereof, (i) the Company has made available to Parent a true and complete copy of its and its Subsidiaries’ risk management policies and practices (the “Company Risk Management Policies”), and (ii) Parent has made available to the Company a true and complete copy of its and its Subsidiaries’ risk management policies and practices (the “Parent Risk Management Policies”).

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3.5 Compliance with Applicable Laws and Reporting Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) It and its Subsidiaries hold in full force and effect all Permits, and it and its Subsidiaries are in compliance with the terms and requirements of its Permits and any applicable Laws. The businesses of it and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, all Insurance Laws and all applicable Laws relating to the retention of e-mail and other information). It and its Subsidiaries have not received, at any time since January 1, 2008, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.

(b) In the case of the Company, it and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of its and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto or therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws). As of February 22, 2010, with respect to the Company 2008/2009 Financial Statements, to the Company’s Knowledge, (i) there was no fraud or suspected fraud affecting the Company involving the Company’s management or employees who have significant roles in the Company’s internal control over financial reporting and (ii) there were no allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, regulators or others.

(c) In the case of Parent: (i) it has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are (A) designed to ensure that material information relating to it, including its consolidated Subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms; (ii) it and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (iii) the records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws); and (iv) it has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

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(d) There are no outstanding loans or other extensions of credit made by it or any of its Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

(e) In the case of Parent, since January 1, 2008, it has complied with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

(f) Neither it nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

3.6 Legal and Arbitration Proceedings and Investigations. Except for litigation or arbitration arising in the ordinary course of business from claims under Policies for which adequate claims reserves have been established, there are no Legal Proceedings pending or, to its Knowledge, threatened, against it or any of its Subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any Person for whom it or its Subsidiaries may be liable or any of their respective properties or assets, that, if determined or resolved adversely against it, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity binding upon it or any of its Subsidiaries or any of their respective properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, since January 1, 2008, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened involving it or its Subsidiaries or any current or former officer or director thereof in his or her capacity as such. Except for litigation or arbitration arising in the ordinary course of business from claims under Policies, as of the date of this Agreement, there are no Legal Proceedings by it or any of its Subsidiaries pending, or which it or any of its Subsidiaries intends to initiate on behalf of it or any of its Subsidiaries, against any other Person.

3.7 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, it or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All such Tax Returns have been examined by the appropriate Taxing Authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(b) There are no liens for any Taxes upon the assets of it or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP and Applicable SAP.

(c) It and each of its Subsidiaries have paid or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with GAAP and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

(d) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to its Knowledge, threatened against or with respect to it or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any claim, audit, action, suit, proceeding, examination or investigation have been paid in full.

(e) It and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either

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duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f) Neither it nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course employment contracts or leases) that will require any payment by it or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(g) Neither it nor any of its Subsidiaries has (i) entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, (ii) been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code, (iii) entered into any “tax avoidance transaction” within the meaning of the Republic of Ireland’s Section 811 of the Taxes Consolidation Act 1997, or (iv) entered into any transaction to which Sections 306-319 of the United Kingdom’s Finance Act 2004 (Disclosure of Tax Avoidance Schemes) could apply.

(h) Neither it nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Taxing Authority.

(i) None of its Subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither it nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) by reason of a change in accounting method or otherwise.

(k) Neither it nor any of its Subsidiaries has elected to be a pass-through entity for U.S. federal income tax purposes.

(l) To its Knowledge, neither it nor any of its Subsidiaries is in material breach of the provisions of any applicable operating guidelines.

(m) Neither it nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(n) Neither it nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(o) It and each of its Subsidiaries currently satisfies (assuming the relevant taxable year ended on the date this representation is being given), and expects to satisfy with respect to the taxable year in which the Closing Date falls, either or both of the exceptions described in Sections 953(c)(3)(A) and (B) of the Code so that none of its “United States shareholders” (within the meaning of Section 953(c) of the Code) will be required to include in income any of its or its Subsidiaries’ “related person insurance income” (within the meaning of Section 953(c)(2) of the Code) by operation of Sections 951(a) and 953(c)(5) of the Code.

(p) Neither it nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity outside of Bermuda to the effect that any of it or its Subsidiaries that are domiciled or formed in Bermuda are subject to any Tax other than excise taxes.

(q) Neither it nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity outside of the country in which it or its Subsidiaries, respectively, is organized, to the effect that it or

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any of its Subsidiaries is subject to net basis taxation or is tax resident or tax domiciled in any country other than the country in which it or any of its Subsidiaries, respectively, is organized.

(r) Neither it nor any of its Subsidiaries has or has ever had a permanent establishment in a jurisdiction outside of the jurisdiction in which it or its Subsidiaries, respectively, are organized in which it or any of its Subsidiaries would reasonably be expected to be liable for a material amount of Taxes.

(s) No material transaction or arrangement involving it or any of its Subsidiaries has taken place or is in existence that is such that it has resulted, or is reasonably likely to result, in the income, profits or gains of it or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws.

(t) Neither it nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any agreement, plan or circumstance, that would reasonably be expected to prevent the Amalgamation from constituting a “reorganization,” within the meaning of Section 368(a) of the Code.

3.8 Absence of Certain Changes or Events. Since January 1, 2010, (a) there has not been any change, state of facts, circumstance, event or effect, alone or in combination, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) neither it nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.1 had such section been in effect since January 1, 2010.

3.9 Board Approval.

(a) In the case of the Company, the board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has: (i) determined that the Consideration and the Exchange Ratio constitute fair value for each Company Common Share in accordance with the Companies Act and deemed it advisable and fair to, and in the best interests of, the Company to enter into this Agreement and the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated hereby and thereby; (ii) adopted this Agreement and the Amalgamation Agreement and authorized and approved the Amalgamation and the other transactions contemplated hereby and thereby; (iii) authorized and approved the termination of the Securityholders’ Agreement effective as of the Effective Time (the “Securityholders’ Agreement Termination”); (iv) in connection with any Company Subsidiaries Name Changes, and only to the extent required under any voting ‘push-up’ provisions set forth in such Subsidiary’s shareholder’s or the Company’s bye-laws, authorized and approved the applicable Company Subsidiaries Name Changes; and (v) recommended that the shareholders of the Company vote in favor of the Required Company Vote (the “Company Recommendation”), subject to Section 5.4(b), and directed that such matters be submitted for consideration by Company shareholders at the Company Shareholder Meeting.

(b) In the case of Parent, the board of directors of Parent, by resolutions duly adopted at a meeting duly called and held, has: (i) determined that the change in Parent’s name in accordance with Section 1.8(a)(i) (the “Name Change”) is advisable and in the best interests of, Parent; (ii) deemed it advisable and fair to, and in the best interests of, Parent to enter into this Agreement and the Amalgamation Agreement and to consummate the Parent Share Issuance and the other transactions contemplated hereby and thereby; (iii) adopted this Agreement and the Amalgamation Agreement and authorized and approved the Parent Share Issuance and the other transactions contemplated hereby and thereby; (iv) adopted a resolution authorizing and approving (A) the reorganization of the board of directors and committees thereof of Parent contemplated by Sections 1.5(a) and (b), (B) the Name Change; and (C) in connection with any Parent Subsidiaries Name Changes, and only to the extent required under any voting ‘push-up’ provisions set forth in such Subsidiary’s shareholder’s or Parent’s bye-laws, the applicable Parent Subsidiaries Names Changes; and (v) recommended that the shareholders of Parent vote in favor of the matters constituting the Required Parent Vote (the “Parent Recommendation”), subject to Section 5.4(b), and directed that such matters be submitted for consideration by Parent shareholders at the Parent Shareholder Meeting. In the case of Parent,

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the resolution of the board of directors and committees thereof of Parent with respect to the reorganization of the board of directors and committees thereof of Parent described in clause (iv)(A) of the prior sentence is (1) permitted by, and complies with, the Companies Act and the memorandum of association and bye-laws of Parent and (2) the only action required to be taken by Parent or the board of directors of Parent in order to effect such reorganization.

(c) Parent and the Amalgamation Sub represent and warrant to the Company that: (i) the board of directors of the Amalgamation Sub, by unanimous written consent without a meeting, has (A) deemed it advisable and fair to, and in the best interests of, the Amalgamation Sub to enter into this Agreement and the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated hereby and thereby, (B) adopted this Agreement and the Amalgamation Agreement and authorized and approved the Amalgamation and the other transactions contemplated hereby and thereby and (C) recommended that the sole shareholder of the Amalgamation Sub approve such matters; and (ii) the sole shareholder of the Amalgamation Sub has approved this Agreement and the Amalgamation Agreement and the other transactions contemplated hereby and thereby.

3.10 Vote Required.

(a) In the case of Parent, the affirmative vote of a majority of the votes cast at a meeting of the shareholders of Parent at which a quorum is present in accordance with the bye-laws of Parent, in each case, to approve the Parent Share Issuance, the Name Change and the applicable Parent Subsidiaries Names Changes (collectively, the “Required Parent Vote”) are the only votes of the holders of any class or series of Parent’s share capital or other securities necessary to consummate the transactions contemplated hereby to which Parent, Amalgamation Sub or any of Parent’s Subsidiaries are a party. As of the date of this Agreement, the shareholders identified in Section 3.10(a) of the Parent Disclosure Letter have executed Parent Shareholder Voting Agreements and, to Parent’s Knowledge, as of the date of this Agreement, such shareholders collectively represent approximately 9.77% of the outstanding voting power of Parent (after taking into account the contemplated effects of bye-law 52(2) of Parent’s bye-laws). None of the shareholders of Parent (in its capacity as such) have any appraisal, dissenter’s or similar rights under Bermuda Law in connection with the transactions contemplated by this Agreement.

(b) In the case of the Company, (i) the affirmative vote of at least three-fourths of the votes cast at a meeting of the shareholders of the Company at which a quorum is present in accordance with the bye-laws of the Company, to approve and adopt this Agreement, the Amalgamation Agreement and the Amalgamation and (ii) the votes set forth in Section 3.10(b) of the Company Disclosure Letter in connection with the applicable Company Subsidiaries Name Changes (clauses (i) and (ii), collectively, the “Required Company Vote” and, together with the Required Parent Vote, the “Required Shareholder Votes”) are the only votes of the holders of any class or series of the Company’s share capital or other securities necessary to approve this Agreement and consummate the transactions contemplated hereby to which it or any of its Subsidiaries is a party. As of the date of this Agreement, the shareholders identified in Section 3.10(b) of the Company Disclosure Letter have executed Company Shareholder Voting Agreements and, to the Company’s Knowledge, as of the date of this Agreement, such shareholders collectively represent approximately 49.61% of the outstanding voting power of the Company (after taking into account the contemplated effects of bye-law 51 of the Company’s bye-laws).

3.11 Agreements with Regulators. Except as required by Insurance Laws of general applicability and the insurance Permits maintained by its Insurance Subsidiaries or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its Subsidiaries or to which it or any of its Subsidiaries is a party, on one hand, and any Governmental Entity is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has it nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to it or any of its Subsidiaries, which (a) limit

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the ability of it or any of its Insurance Subsidiaries to issue Policies or enter into Reinsurance Agreements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of its Subsidiaries to pay dividends, (d) require any investment of its Insurance Subsidiary to be treated as non-admitted assets (or the local equivalent), or (e) otherwise restrict the conduct of business of it or any of its Subsidiaries, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

3.12 Insurance Matters.

(a) Section 3.12(a) of its Disclosure Letter contains a true and complete list of its Insurance Subsidiaries, together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. None of its Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. It conducts all of its insurance operations that are required to be conducted through a licensed insurance company or insurance intermediary, through its Insurance Subsidiary, each of which is duly licensed or authorized as an insurance company, and/or, where applicable, a reinsurer, insurance intermediary, Lloyd’s corporate member or Lloyd’s managing agent, in its jurisdiction of incorporation and each other jurisdiction where it is required to be so licensed or authorized and is duly licensed or authorized in each such jurisdiction for each line of business written therein, except where the failure to so conduct its insurance operations or the failure of its Insurance Subsidiary to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To its Knowledge, as of the date of this Agreement, all of its Reinsurance Agreements are in full force and effect in accordance with their terms, except, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Insurance Subsidiaries has received notice, nor does it have Knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2010, neither it nor its Subsidiaries have received any written notice from any party to a Reinsurance Agreement that any amount of reinsurance ceded by it or such Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to its Knowledge, no party to a Reinsurance Agreement under which it or its Subsidiary is the cedent is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to its Knowledge, the financial condition of any party to a Reinsurance Agreement under which it or its Subsidiary is the cedent is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no, and since January 1, 2010, there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (v) its relevant Subsidiary is entitled under applicable Law and Applicable SAP to take full credit in its SAP Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Statements.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Reinsurance Agreement for which any Insurance Subsidiary is taking credit on its most recent SAP Statements, to its Knowledge, from and after January 1, 2008: (i) there has been no separate written or oral agreement between it or any of its Subsidiaries and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement; (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2008, for which risk transfer is not reasonably considered to

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be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment as required by SSAP No. 62, is available for review by the relevant Governmental Entities for each of it and its Subsidiaries; (iii) its Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in SSAP No. 62; and (iv) its Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of SSAP No. 62.

(d) Prior to the execution of this Agreement, it has made available to the other party a true and complete copy of all Actuarial Analyses available as of the date of this Agreement since January 1, 2008. To its Knowledge, as of the date of this Agreement, any information and data furnished by it or any of its Subsidiaries to actuaries, independent or otherwise, in connection with the preparation of the Actuarial Analyses were accurate in all material respects. To its Knowledge, each Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein), and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

(e) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, there are no material unpaid claims and assessments against it or its Insurance Subsidiaries, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such material claim or assessment is pending and neither it nor any of its Insurance Subsidiaries has received written notice of any such material claim or assessment against it or its Insurance Subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(f) All Policies in effect as of the date of this Agreement and any and all marketing materials have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All premium rates established by it or its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) To its Knowledge, as of the date of this Agreement, each of its Agents was duly licensed or approved for the type of activity and business conducted or written, sold, produced, underwritten or administered. To its Knowledge, as of the date of this Agreement, each of its Administrators was duly licensed for the type of activity conducted. To its Knowledge, as of the date of this Agreement, no Agent or Administrator has violated or is currently in violation of any term or provision of any Law applicable to the writing, sale, production, underwriting or administration of business for it or its Subsidiaries, except for such violations as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Agent was appointed and compensated by it or its Subsidiaries in compliance with applicable Law and all processes and procedures used in making inquiries with respect of such Agent were undertaken in compliance with applicable Law, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Agent has binding authority on behalf of it or its Subsidiaries.

(h) Each of its Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as

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has been cured or resolved to the satisfaction of the Governmental Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, each of its and its Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Subsidiaries and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Insurance Subsidiary and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) In the case of Parent, since November 6, 2008, Parent and/or any of its Subsidiaries that are members of Lloyd’s: (i) has not participated and has not agreed to participate on any Lloyd’s syndicate other than syndicates 1400, 2525 and 2526; (ii) has not and has not agreed to sell, transfer or “drop”, or to allow any other Person to share (economically or otherwise) in or exercise any of its rights attaching to, its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate on a Lloyd’s syndicate; (iii) has complied in all material respects with all Lloyd’s Regulations which apply to it (including in relation to the maintenance of Funds at Lloyd’s in accordance with Lloyd’s Regulations) and any directions imposed on it by Lloyd’s; and (iv) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement.

(j) In the case of Parent, since November 6, 2008, Parent and/or any of its Subsidiaries that is a Lloyd’s managing agent: (i) has complied in all material respects with the franchise standards (including principles and minimum standards, guidance and advice) issued by the Council and all other Lloyd’s Regulations; (ii) has not agreed to permit any member of Lloyd’s which is not a Subsidiary to participate on syndicate 1400; (iii) has, for the 2010 year of account, for each syndicate managed by it, a business plan (including a syndicate business forecast) which has been unconditionally approved by the “Franchise Board” (within the meaning of Definitions Byelaw (No. 7 of 2005) of Lloyd’s); (iv) owes no fiduciary or other agency duties to any Person (who is not a member of Lloyd’s) who provides funds at Lloyd’s on behalf of any member of a syndicate managed by it; (v) does not manage any syndicate that has not been closed at its Normal Closing Date and the reinsurance to close in respect of all closed years of account has been made in all material respects in accordance with Lloyd’s Regulations and all premiums charged in respect of such reinsurance to close have been allocated on an equitable basis; (vi) is not under any obligation (including under Lloyd’s requirements) to make an offer (now or at any time in the future) to acquire the capacity of any member of any syndicate managed by it; (vii) all members of each syndicate managed by it have in all material respects the same arrangements with it regarding profit commission, fees and the consequences of any deficit; and (viii) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement with members of the syndicates managed by it.

(k) In the case of Parent and/or any of its Subsidiaries which is a Lloyd’s managing agent, since November 6, 2008, all funds held on behalf of Lloyd’s syndicates 1400, 2525 and 2526 are held in all material respects in accordance with the terms of the premiums trust fund deeds and other applicable Lloyd’s Regulations.

(l) The policy reserves of its Insurance Subsidiaries recorded in their SAP Statements have been computed: (i) in all material respects in accordance with commonly accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; (ii) on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; and (iii) in accordance in all material respects with applicable Insurance Law; provided, however, that it is not making any representation or

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warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

(m) Copies (which are true and complete in all material respects) of all material analyses, reports and other data prepared by or on behalf of any of its Insurance Subsidiaries or submitted by or on behalf of any such Insurance Subsidiaries to any insurance regulatory authority relating to risk based capital calculations or Insurance Regulatory Information Systems ratios have been provided to the other party prior to the execution of this Agreement.

3.13 Investments; Derivatives.

(a) The information provided by it to the other party related to its investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds or private equity funds, whether entered into for its own or its Subsidiaries or their customers’ accounts (such investment assets, the “Investment Assets”) is true and complete in all material respects as of December 31, 2009. It has made available a true and complete copy as of the date of this Agreement of its and its Subsidiaries’ policies with respect to the investment of the Investment Assets (its “Investment Policy”) to the other party prior to the execution of this Agreement.

(b) To its Knowledge, as of the date of this Agreement, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law and its Investment Policy. Each of it and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances.

(c) To its Knowledge, as of the date of this Agreement, none of its Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Each agreement with each investment manager or investment advisor providing services to it or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner.

3.14 Material Contracts; Intercompany Contracts.

(a) As of the date of this Agreement, neither it nor any of its Subsidiaries is a party to or bound by any contract (other than any Policy or Reinsurance Agreement): (i) that is or will be required to be filed by it as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC that is not already so filed (in the case of the Company, assuming that the Company was subject to Regulation S-K as a reporting entity); (ii) that limits or purports to limit in any material respect either the type of business in which it or any of its Subsidiaries or Affiliates (or, after giving effect to the Amalgamation, Parent or any of its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any of its or its Subsidiaries’ material business or assets; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $5,000,000; (v) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use following the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $5,000,000 or that comprise more than 5% of its business on a consolidated basis; (vi) that is a collective bargaining agreement; (vii) other than any contract disclosed pursuant to Section 3.22, that involves or could reasonably be expected to involve

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aggregate payments by or to it and/or its Subsidiaries in excess of $5,000,000 in any twelve-month period, except for any contract that may be cancelled without penalty or termination payments by it or its Subsidiaries upon notice of sixty days or less; (viii) that includes an indemnification obligation of it or any of its Subsidiaries with a maximum potential liability in excess of $5,000,000; (ix) that is an investment advisory or investment management agreement or arrangement to which it or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset; (x) that is an employment or consulting agreement providing for base salary or consulting fees in the aggregate in excess of $350,000, or providing for severance benefits or any benefits upon a change of control (excluding the value of any accelerated vesting of equity) reasonably expected to be in excess of $750,000 in the aggregate; (xi) that is a suretyship contract, performance bond, working capital maintenance agreement or other form of guaranty agreement other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business; or (xii) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement.

(b) (i) Each Material Contract and (ii) as of the date of this Agreement, each Policy or Reinsurance Agreement that involves or could reasonably be expected to involve aggregate payments by or to it and/or any of its Subsidiaries in excess of $5,000,000 in any twelve-month period is a valid and binding obligation of it and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its Knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to its Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither it nor any of its Subsidiaries has received written notice, nor does it have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of or materially alter the rights or obligations under or not to renew, any Material Contract.

(c) Section 3.14(c) of its Disclosure Letter sets forth all material contracts, agreements, notes, leases, licenses and other instruments between it and any of its Affiliates or between two or more of its Subsidiaries.

3.15 Employee Benefits and Executive Compensation.

(a) It has disclosed its Compensation and Benefit Plans in Section 3.15(a) of its Disclosure Letter and it has made available prior to the execution of this Agreement true and complete copies of (i) each of its material Compensation and Benefit Plans, (ii) each applicable trust agreement or other funding arrangement for each such Compensation and Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such Compensation and Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the IRS and any other applicable determination document issued by any equivalent non-United States taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Compensation and Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Compensation and Benefit Plan with respect to the two most recently completed plan years and (v) the most recent summary plan description for any Compensation and Benefit Plan and summary of any material modifications thereto.

(b) Each of its Compensation and Benefit Plans is in compliance in all material respects with applicable Law and has been administered in all material respects in accordance with its terms and applicable Law. There are no actions, suits, investigations or claims pending, or to its Knowledge, threatened (other than routine claims for benefits) relating to any Compensation and Benefit Plan.

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(c) Neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any Compensation and Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation in coverage under, any Compensation and Benefit Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(d) None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of its or its Subsidiaries’ employees within a specified time of the Effective Time or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of it or any of its Subsidiaries from it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any Compensation and Benefit Plan or any related trust, (v) cause a trust for any Compensation and Benefit Plan to be required to be funded or (vi) result in payments under any Compensation and Benefit Plan that would not be deductible under Section 280G of the Code or any equivalent non-U.S. tax Law.

(e) Each of its Compensation and Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of such qualification. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its Subsidiaries (i) has an “obligation to contribute” (as defined in ERISA Section 4212), nor have they ever had an obligation to contribute, to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)), or (ii) maintains or contributes to, or has, within six years preceding the date of this Agreement, maintained or contributed to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(f) With respect to the Company, to the Company’s Knowledge, no material payments or benefits are due to any Persons employed by the Company or any of its Subsidiaries in respect of services rendered to the Company or any of its Subsidiaries under any compensation plan, program or arrangement that is not a Compensation and Benefit Plan disclosed in Section 3.15(a) of the Company Disclosure Letter.

(g) With respect to Parent, to Parent’s Knowledge, no material payments or benefits are due to any Persons employed by Parent or any of its Subsidiaries in respect of services rendered to Parent or any of its Subsidiaries under any compensation plan, program or arrangement that is not a Compensation and Benefit Plan disclosed in Section 3.15(a) of the Parent Disclosure Letter.

3.16 Labor Relations and Other Employment Matters.

(a) None of its or its Subsidiaries’ employees are represented by any union, works council, labor organization, or other workers’ group (each, a “Labor Organization”) with respect to their employment by it or its Subsidiaries; no Labor Organization or group of employees of it or any of its Subsidiaries has made a demand for recognition or certification; and there are no representation or certification proceedings or petitions presently pending or threatened to be brought or filed with any Governmental Entity. Since January 1, 2008, to its Knowledge, neither it nor any of its Subsidiaries has been subject to any organizing attempts by any Labor Organization, and there have been no strikes, work stoppages, slowdowns, picketing, lockouts, or other organized labor disputes or disruptions.

(b) No unfair labor practice charges, grievances, arbitrations, administrative charges or complaints are pending or, to its Knowledge, threatened against it or any of its Subsidiaries. As of the date of this Agreement, no employee of it or any of its Subsidiaries at the officer level or above has given written notice

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to it or any of its Subsidiaries that any such employee intends to terminate his or her employment with it or any of its Subsidiaries. To its Knowledge, no employee or former employee of it or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to Trade Secrets or proprietary information), non-solicitation agreement, non-competition agreement, or other restrictive covenant with it or any of its Subsidiaries. It and its Subsidiaries have complied in all material respects with applicable Laws relating to its employees, including all Laws governing the terms and conditions of employment, the termination of employment, discrimination and harassment, wages, hours, compensation, benefits, reductions in force, mass layoffs, and facility closings.

(c) Each of its and its Subsidiaries’ employees has all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment and Section 3.16(c) of its Disclosure Letter sets forth a true and complete list of such work permits, immigration permits, visas or other authorizations currently held by its and its Subsidiaries’ employees.

3.17 Intellectual Property.

(a) It and each of its Subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its Subsidiaries’ respective businesses as presently conducted and as proposed to be conducted. The Intellectual Property owned by it or its Subsidiaries is: (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances); (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its Subsidiaries use thereof, or rights thereto; and (iii) the consummation of the transactions contemplated by this Agreement shall not have any Material Adverse Effect on its and its Subsidiaries’ rights in such Intellectual Property.

(b) Section 3.17(b) of its Disclosure Letter sets forth a true and complete list of (i) all registered trademarks and service marks, all pending trademark and service mark applications, and all domain names owned by it and/or its Subsidiaries, (ii) all registered copyrights and copyright applications owned by it and/or its Subsidiaries and (iii) all patents and pending patent applications owned by it and/or its Subsidiaries.

(c) Any underwriting model it or its Subsidiaries has created or uses in its or its Subsidiaries’ business that assesses policy risk and premium (each, an “Underwriting Model”) is based on information that is licensed and/or proprietary to it and/or its Subsidiaries. It and/or its Subsidiaries owns exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), all of the proprietary information (including all Intellectual Property rights) upon which each Underwriting Model is based.

(d) All of the rights in the Intellectual Property created by its or any of its Subsidiaries’ employees or independent contractors during the course of their employment have been validly and irrevocably assigned to it.

(e) It and each of its Subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its Subsidiaries, and to its Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure agreements that have not been materially breached.

(f) It and each of its Subsidiaries has implemented reasonable measures consistent with applicable industry standards to ensure the physical and electronic security of any information systems or data owned, used or held by it or any of its Subsidiaries, from unauthorized disclosure, use or modification. To its Knowledge, during the five year period immediately preceding the date of this Agreement, there has been no material breach of security involving any such systems or data.

(g) To its Knowledge, as of the date of this Agreement, neither it nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the three year period immediately preceding the date of this Agreement. There is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its

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Knowledge, threatened against it or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To its Knowledge, as of the date of this Agreement, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim. To its Knowledge, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any of its or its Subsidiaries’ rights in any Intellectual Property owned by it or any of its Subsidiaries, and neither it nor any of its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement.

(h) It and its Subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information and (ii) their respective privacy policies or commitments to their customers and consumers.

3.18 Properties.

(a) Neither it nor any of its Subsidiaries owns any real property. It or one of its Subsidiaries has (i) a valid leasehold or sublease interest or other comparable contract right in the real property that it or any of its Subsidiaries leases, subleases or otherwise occupies without owning (each such real property, a “Leased Real Property” and each such lease, sublease or comparable right, a “Lease”), and (ii) good, valid and marketable title to, or a valid leasehold, sublease interest or other comparable contract right in, the other material tangible assets and properties necessary to the conduct of its business as currently conducted, in each of clauses (i) and (ii), free and clear of all encumbrances except for Permitted Encumbrances or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor its Subsidiaries has assigned, subleased, transferred, conveyed, mortgaged or encumbered any interest in any Lease or Leased Real Property. Section 3.18(a) of its Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Leases to which it or its Subsidiaries is a party.

(b) It and its Subsidiaries are in compliance in all material respects with the terms of all Leases, and all Leases are in full force and effect. It has not received any written notice that it is in material default under any Lease, nor to its Knowledge, is any other party to such Lease in material default thereunder. No event has occurred, which, after the giving of notice, with lapse of time or both, would constitute a material default by it under any Lease or, to its Knowledge, any other party under such Lease.

3.19 Investment Advisor. Neither it nor any of its Subsidiaries is required to be registered as an “investment advisor” as such term is defined in Section 2(a)(2) of the Investment Company Act of 1940, as amended. Neither it nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act of 1940, as amended. Neither it nor any of its Subsidiaries is required to be registered as an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

3.20 Opinion of Financial Advisor.

(a) In the case of Parent, the board of directors of Parent has received the opinion of each of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and Deutsche Bank Securities, Inc. (“Deutsche Bank”), in each case, dated March 3, 2010, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent.

(b) In the case of the Company, the board of directors of the Company has received the opinion of its financial advisor, Willis Securities, Inc. (which is also known by its marketing name, Willis Capital Markets & Advisory) (“Willis”), dated March 3, 2010, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent and its affiliates).

3.21 Takeover Laws. To its Knowledge, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably

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be expected to restrict or prohibit this Agreement, the Amalgamation Agreement, the Amalgamation or the other transactions contemplated hereby and thereby by reason of it being a party to this Agreement and the Amalgamation Agreement, performing its obligations hereunder and thereunder and consummating the Amalgamation and the other transactions contemplated hereby and thereby.

3.22 Brokers or Finders. Other than, in the case of the Company, Willis and, in the case of Parent, Merrill Lynch and Deutsche Bank, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its Subsidiaries.

3.23 Disclosure Documents.

(a) With respect to Parent, the Parent Registration Statement and any amendment or supplement (i) thereto, when filed, will comply as to form in all material respects with the requirements of the Securities Act and (ii) at the time it becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) With respect to Parent, the Joint Proxy Statement/Prospectus and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) will not, on the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of Parent and the Company, and at the time of the Required Parent Vote and Required Company Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) With respect to the Company, none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Parent Registration Statement or Joint Proxy Statement/Prospectus or any amendment or supplement thereto will (i) at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective (in the case of the Parent Registration Statement), or (ii) on the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of Parent and the Company, and at the time of the Required Parent Vote and Required Company Vote (in the case of the Joint Proxy Statement/Prospectus), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Parent Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of the Company in writing specifically noted for inclusion or incorporation by reference therein.

3.24 No Other Representations and Warranties. Except for the representations and warranties made by it in this Article III, neither it nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.

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ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of Parent and the Company. During the period from the date of this Agreement and continuing until the Effective Time, Parent and the Company agree as to themselves and their respective Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 4.1 of the Parent Disclosure Letter (in the case of Parent or its Subsidiaries) or Section 4.1 of the Company Disclosure Letter (in the case of the Company or its Subsidiaries) or to the extent that the Company (in the case of Parent) or Parent (in the case of the Company) shall otherwise consent in writing, that it and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to preserve intact their present business organizations, maintain their Permits and preserve their relationships with employees, investment advisers and managers, customers, policyholders, reinsureds, retrocedents, regulators, Agents, Administrators, lenders and financing providers and others having business dealings with them (provided that no action or failure to take action by a party or any of its Subsidiaries with respect to matters specifically addressed by the following clauses (a) through (q) shall constitute a breach under this section unless such action or failure to take action would itself constitute a breach of any of the following clauses (a) through (q)). Without limiting the generality of the foregoing, except as expressly required by applicable Law or as set forth in Section 4.1 of the Parent Disclosure Letter (in the case of Parent or its Subsidiaries) or Section 4.1 of the Company Disclosure Letter (in the case of the Company or its Subsidiaries), Parent and the Company shall not, and shall not permit any of their respective Subsidiaries, to:

(a) (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), except for (A) dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to it or its Subsidiaries, (B) in the case of Parent, regular quarterly cash dividends on the Parent Common Shares (including any unvested restricted Parent Common Shares) not in excess of the amounts per share per quarter as set forth in Section 4.1(a) of the Parent Disclosure Letter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Shares, with the record and payment dates consistent with recent past practice (a “Parent Dividend”), and (C) in the case of the Company, to the extent that Parent declares or pays a Parent Dividend, the Company may declare and pay a dividend to holders of Company Common Shares (including Company Restricted Shares), Company Warrants (in accordance with their terms) and Company Stock Options that will be vested as of December 31, 2010 (“Vesting Options”) in a per share amount equal to the product of (1) the per share amount of the corresponding Parent Dividend and (2) 3.5651 (in the case of the Company Warrants and Vesting Options, in respect of each Company Common Share underlying such Company Warrants and Vesting Options), with such record dates and payment dates as determined by the board of directors of the Company in its sole discretion (a “Company Dividend”) (provided that the parties shall in any case coordinate the declaration, setting of record dates and payment dates of Parent Dividends and Company Dividends such that (x) no Parent Dividend or Company Dividend will be declared prior to the Effective Time but paid at or following the Effective Time and (y) holders of the Parent Common Shares and Company Common Shares (and Company Warrants and Vesting Options) receive the same number of quarterly dividends after execution of this Agreement and prior to the Effective Time), (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire shares of its share capital (other than as required by Section 5.14, 5.15 or 5.16, as applicable), or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities, as the

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case may be, of another of its wholly owned Subsidiaries, except in the case of clause (iv), (A) in the case of any “cashless exercise” provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement or (B) as required by applicable Law;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its Subsidiaries’) share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, or otherwise make any changes (by combination, merger, amalgamation, scheme of arrangement, consolidation, reorganization, liquidation or otherwise) in its (or its Subsidiaries’) capital structure, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity-related awards outstanding on the date hereof under the Parent Share Plans or the Company Share Plan, as the case may be, or warrants, in each case, as in effect on the date hereof, (ii) issuances, sales or transfers by a wholly owned Subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly owned Subsidiaries, (iii) grants of restricted stock to its (or its Subsidiaries’) employees in the amounts, and with the vesting schedule, set forth in Section 4.1(b)(iii) of its Disclosure Letter (provided that any such grants shall not be entitled to accelerated vesting in connection with the consummation of the Amalgamation except, with respect to the Company, as set forth in Section 4.1(b)(iii) of the Company Disclosure Letter), and (iv) the issuance of Parent Common Shares in connection with the consummation of this Agreement;

(c) amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its memorandum of association or bye-laws or equivalent organizational documents of any of its Subsidiaries and shall not waive any requirement thereof;

(d) other than in connection with transactions related to its Investment Assets entered into in accordance with its Investment Policy (i) acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material equity interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, any of its assets, product lines, businesses, rights or properties (including share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries), other than (A) any such sale, lease, assignment, transfer, licensure, encumbrance, abandonment or other disposition of, or agreement to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of assets, product lines, business, rights or properties by any of its direct or indirect, wholly owned Subsidiaries to it or another of its Subsidiaries, (B) an assignment or encumbrance or agreement to assign or encumber that results solely in the creation or incurrence of a Permitted Encumbrance and (C) other than immaterial, non-core assets in the ordinary course of business consistent with past practice;

(e) other than, in each case, any Parent Benefit Plan or any Company Benefit Plan, as applicable (which is subject to subsection (k) below): (i) amend, modify or terminate any Material Contract; (ii) cancel, modify or waive any material debts or claims held by it under, or waive any material rights in connection with, any Material Contract; or (iii) enter into any contract or other agreement of any type, whether written or oral, that would have been a Material Contract had it been entered into prior to the execution of this Agreement;

(f) do or permit any of its investments managers or advisers, or agents or administrators to do any of the following: (i) fail to comply with the Investment Policy, or amend, modify or otherwise change the Investment Policy in any material respect, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP or any Governmental Entity or applicable Laws; (ii) enter into, purchase, sell, amend or modify any derivative other than in the ordinary course of business

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consistent with past practice and its Investment Policy; or (iii) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material Permits;

(g) except in accordance with Section 5.4, Section 5.19 or Article VII, take any action with the knowledge and intent that it would (i) result in any of the conditions to the Amalgamation set forth in Article VI not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Transaction Approvals without imposition of a Regulatory Material Adverse Effect;

(h) (i) change its methods of accounting for financial reporting purposes in effect at December 31, 2009, except as may be required by changes in (or, in its reasonable good faith judgment, is advisable under) applicable Law, GAAP or Applicable SAP or (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of tax accounting (except, with respect to any amended Tax Return or any change in tax accounting method, as may be required by changes in (or, in its reasonable good faith judgment, is advisable under) applicable Law (or any Taxing Authority’s interpretation thereof)), in each case, if such action would have the effect of increasing any of its Tax liabilities by an amount that is material;

(i) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

(j) settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for the applicable matter by it in its audited balance sheet as of December 31, 2009 and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed the amount set forth in Section 4.1(j)(i) of its Disclosure Letter and such settlement or compromise only involves monetary and/or disclosure-based relief, (ii) arising from ordinary course claims under Policies or Reinsurance Agreements or (iii) as required by any agreement or stipulation in effect prior to the execution of this Agreement;

(k) (i) enter into, adopt, amend or terminate any Company Benefit Plan or Parent Benefit Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between it or one of its Subsidiaries and one or more of its current or former employees, directors or officers other than as required by this Agreement or in the ordinary course of business consistent with past practice, (ii) except as required by any Company Benefit Plan or Parent Benefit Plan, as the case may be, as in effect as of the date of this Agreement, and except as otherwise explicitly set forth in this Agreement, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan or Parent Benefit Plan, as the case may be, as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business consistent with past practice not to exceed the amount set forth in Section 4.1(k)(ii) of its Disclosure Letter or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Company Benefit Plan or Parent Benefit Plan, as the case may be) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

(l) (i) incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to it, guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities of it or any of its Subsidiaries or guarantee any debt securities of others, other than (A) in replacement of existing or maturing debt, (B) in connection with amending existing indebtedness agreements in connection with the Amalgamation and the other transactions contemplated hereby, (C) in the ordinary course of its insurance or reinsurance business, (D) draw-downs pursuant to existing credit facilities and letters of credit and (E), in the case of the Company, guarantees by the Company’s Subsidiaries of indebtedness of a Borrower (as defined in the Company Credit Agreement) under the Loan Documents (as defined in the Company Credit

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Agreement) for indebtedness otherwise permitted by this Section 4.1(l)(i), (ii) make any loans, advances or capital contributions to any other Person, except (A) to or in any of its wholly owned Subsidiaries or (B) for ordinary course transactions related to its Investment Assets in accordance with its Investment Policies or (iii) cancel any material debts of any Person to it or any of its Subsidiaries or waive any claims or rights of material value, except for cancellations or waivers in the ordinary course of business;

(m) grant, extend, amend, waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property rights other than such grant, extension, amendment, waiver or modification by a wholly owned Subsidiary to it or its Subsidiaries or that results in the creation of incurrence of a Permitted Encumbrance;

(n) enter, to the extent material, any new lines of business, any classes or any markets in which it and its Subsidiaries do not operate as of the date of this Agreement;

(o) alter or amend in any material respect the Company Risk Management Policies or the Parent Risk Management Policies, as the case may be, or any existing underwriting, claim handling, loss control, calculation of loss reserves or expenses, actuarial, financial reporting or accounting or compliance practices, guidelines, policies or interpretations or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP or applicable Law;

(p) adjust the voting power of (i) any holder of Company Common Shares pursuant to bye-law 51 of the Company bye-laws with respect to the Company Shareholder Meeting, or (ii) any holder of Parent Common Shares pursuant to bye-law 52 of Parent’s bye-laws with respect to the Parent Shareholder Meeting, in each case except for adjustments made in a manner generally consistent with its past practice and procedures, as the case may be; or

(q) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Financing.

(a) The parties shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to cooperate with each other and to cause their respective directors, officers, employees, agents and representatives to cooperate in connection with the arrangement and consummation of the Financing; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of a party and its Subsidiaries prior to the Effective Time and (ii) no party or any of its Subsidiaries shall be required to incur any financial liability under the Financing prior to the Effective Time unless any such liability is (a) contingent upon the occurrence of the Closing and not material to Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole after giving effect to the Amalgamation or (b) expressly contemplated by the Company Credit Agreement Amendment or the Parent Credit Agreement Amendment. As used herein, the term “Financing” means (i) with respect to the Company, the Company Credit Agreement Amendment, (ii) with respect to Parent, the Parent Credit Agreement Amendment and (iii) in the event that the parties mutually determine that it is desirable to obtain new credit facilities and/or obtain amendments or waivers (other than as contemplated by clauses (i) and (ii) above or Section 4.2(b)) under any of the parties’ existing credit facilities or other existing financing arrangements in connection with the Amalgamation and the other transactions contemplated hereby, such new credit facilities and/or amendments or waivers.

(b) Parent shall, and shall cause Max Bermuda to, use its reasonable best efforts to (i) obtain an amendment to the Nova Scotia Credit Agreement that permits (A) Max Bermuda to make Restricted Payments (as defined in the Parent Credit Agreement Amendment) and (B) the guarantee by Max Bermuda and its Subsidiaries that are Affected Parties (as defined in the Parent Credit Agreement Amendment) of the indebtedness under the Parent Credit Agreement as amended by the Parent Credit Agreement Amendment and the Company Credit Agreement as amended by the Company Credit Agreement Amendment (the

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“Nova Scotia Credit Agreement Amendment”), (ii) cause the payment in full of any and all indebtedness and other obligations owed by it or any of its Subsidiaries under the Nova Scotia Credit Agreement, and the Nova Scotia Credit Agreement to be terminated or (iii) take such other actions as shall (A) cause the Nova Scotia Credit Agreement to comply with the terms of the Company Credit Agreement as amended by the Company Credit Agreement Amendment and the Parent Credit Agreement as amended by the Parent Credit Agreement Amendment as of the Effective Time and (B) be agreed by Bank of America, N.A. and be reasonably acceptable to the Company. None of Parent, Max Bermuda or any of their respective Subsidiaries shall be required to incur any financial liability in connection with obtaining the Nova Scotia Credit Agreement Amendment or complying with clause (iii) above prior to the Effective Time unless any such liability is not material to Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole after giving effect to the Amalgamation.

4.3 Bermuda Required Actions. Prior to the Closing: (a) the Company shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the Company shareholder resolutions evidencing the Company Amalgamation Vote and deliver such documents to Parent; and (b) the Amalgamation Sub shall (and Parent, as the sole shareholder of the Amalgamation Sub shall cause the Amalgamation Sub to) (A) procure that the statutory declarations required by Section 108(3) of the Companies Act is duly sworn by one of the Amalgamation Sub’s officers, (B) prepare a duly certified copy of the shareholder resolutions evidencing the approval of Parent, as the sole shareholder of the Amalgamation Sub, of the Amalgamation, (C) prepare a notice advising the Registrar of the registered office of the Amalgamated Company, (D) obtain the approval of the Registrar to the proposed Name Change and (E) prepare the memorandum of association of Parent, amended to reflect the Name Change.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Joint Proxy Statement/Prospectus and Other Filings; Shareholder Meetings.

(a) As promptly as practicable and in no event later than fifteen days following the date of this Agreement, (i) Parent shall prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of Parent Common Shares in the Amalgamation (the “Parent Registration Statement”), and the joint proxy statement/prospectus included in the Parent Registration Statement (the “Joint Proxy Statement/Prospectus”), (ii) Parent shall, and shall cause its Affiliates to, prepare and file with the SEC, to the extent required under applicable Law, all other documents required to be filed by them with the SEC in connection with the Amalgamation (the “Other Parent Filings”), and (iii) the Company shall prepare the Company Shareholder Materials other than the Joint Proxy Statement/Prospectus. The Company will, and will cause its Representatives to, reasonably cooperate with Parent in the preparation of the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings. Without limiting the generality of the foregoing, (A) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings and shall address or include, as applicable, in such documents comments reasonably proposed by the Company and (B) the Company shall upon reasonable prior written notice provide Parent the information relating to it and its Affiliates required by the Securities Act and the Exchange Act to be set forth in the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings. Parent shall cause the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings to be made by it or its Affiliates to comply as to form and substance in all material respects with the requirements of (1) the Securities Act and the Exchange Act, (2) the rules and regulations of the NASDAQ Global Select Market and (3) the rules and regulations of FINRA, as applicable. Parent shall also take any action reasonably required to be taken under any applicable state securities and “blue sky” laws in connection with the issuance of Parent Common Shares in the Amalgamation.

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(b) Parent shall use its reasonable best efforts, after consultation with the Company, to resolve all SEC comments with respect to the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings as promptly as practicable after receipt thereof. Parent shall use its reasonable best efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Parent Registration Statement effective for so long as necessary to consummate the Amalgamation. Parent shall promptly notify the Company in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Joint Proxy Statement/Prospectus, the Parent Registration Statement or the Other Parent Filings and any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus, the Parent Registration Statement or the Other Parent Filings or for additional information and shall promptly supply the Company with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings. If at any time prior to receipt of the Required Company Vote or the Required Parent Vote there shall occur any event that is required to be set forth in an amendment to the Parent Registration Statement or supplement to the Joint Proxy Statement/Prospectus or Other Parent Filing: (i) Parent shall promptly prepare such an amendment or supplement; and (ii) the Company and Parent, as the case may be, shall promptly mail to its respective shareholders such amendment or supplement. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of Parent Common Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction. Without limiting the generality of the foregoing, Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of the filing of any response by Parent to SEC comments, to participate in the response of Parent to any SEC comments with respect to the Joint Proxy Statement/Prospectus, the Parent Registration Statement and the Other Parent Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company, including by participating with Parent and its Representatives in any meetings or discussions with the SEC or its staff.

(c) The Company shall, in accordance with its memorandum of association, bye-laws and applicable Law, as promptly as practicable following the date of this Agreement and in any event within forty-five days following the effectiveness of the Parent Registration Statement, duly call, give notice of, convene and hold a meeting of the Company shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Required Company Vote. The Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the initial distribution and any supplemental distribution, to review and comment on the Company Shareholder Materials (and any amendments or supplements thereto) and shall address or include, as applicable, in such documents comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Company Shareholder Materials to be mailed to the shareholders of the Company as promptly as practicable after the Parent Registration Statement is declared effective by the SEC and in any event within seven days following such declaration of effectiveness. Subject to Section 5.4(b), the Company shall include in the Company Shareholder Materials the Company Recommendation.

(d) Parent shall, in accordance with its memorandum of association, bye-laws and applicable Law, as promptly as practicable following the date of this Agreement and in any event within forty-five days following the effectiveness of the Parent Registration Statement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholder Meeting”) for the purpose of seeking the Required Parent Vote. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Parent as promptly as practicable after the Parent Registration Statement is declared effective by the SEC and in any event within seven days following such declaration of effectiveness. Subject to Section 5.4(b), Parent shall include in the Joint Proxy Statement/Prospectus the Parent Recommendation.

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(e) Unless the board of directors of a party shall effect a Recommendation Withdrawal pursuant to and in accordance with Section 5.4(b), such party shall use its reasonable best efforts to solicit from its shareholders proxies for purposes of obtaining the Required Company Vote (in the case of the Company) or Required Parent Vote (in the case of Parent). Each of the Company and Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with its shareholder meeting are solicited in compliance with applicable Law and its bye-laws and, in the case of Parent, the rules and regulations of the NASDAQ Global Select Market.

(f) Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and Parent, after consultation with the other party, may (but shall not be required to) adjourn or postpone its respective shareholder meeting if (and solely to the extent necessary to ensure that) (i) any amendment to the Parent Registration Statement or supplement to the Joint Proxy Statement/Prospectus required to be provided to its respective shareholders is so provided, (ii) as of the time for which the applicable shareholder meeting is originally scheduled there are insufficient Company Common Shares (in the case of the Company) or Parent Common Shares (in the case of Parent) represented (either in person or by proxy) at the respective shareholder meeting to constitute a quorum necessary to conduct the business of the respective shareholder meeting or (iii) the other party has adjourned or postponed its shareholder meeting for any of the foregoing reasons. Following the shareholder meetings and at or prior to the Closing, each of the Company and Parent shall deliver to the corporate secretary of the other party a certificate setting forth the voting results from its respective shareholder meeting.

(g) Subject to the following sentence, each of the Company and Parent shall use commercially reasonable efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting, respectively, at the same time and on the same date as the other party. Notwithstanding anything in this Agreement to the contrary, the Company in its sole discretion may determine to hold the Company Shareholder Meeting prior to the Parent Shareholder Meeting.

(h) The Company hereby acknowledges that pursuant to the Company Shareholder Voting Agreements, each of the shareholders of the Company party thereto has irrevocably granted to and appointed (subject to Section 4.2 of the applicable Company Shareholder Voting Agreement) Parent and up to two of Parent’s designated representatives as such shareholder’s proxy to vote the Company Common Shares (and other securities having voting rights) held by such shareholder at the Company Shareholder Meeting or in any action by written consent of the shareholders of the Company during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), solely on the matters and in the manner specified in the Company Shareholder Voting Agreements (the “Company Shareholder Proxies”). The Company further agrees that during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), it shall recognize the grant of any such Company Shareholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

(i) Parent hereby acknowledges that pursuant to the Parent Shareholder Voting Agreements, each of the shareholders of Parent party thereto has irrevocably granted to and appointed (subject to Section 4.2 of the applicable Parent Shareholder Voting Agreement) the Company and up to two of the Company’s designated representatives as such shareholder’s proxy to vote the Parent Common Shares (and other securities having voting rights) held by such shareholder at the Parent Shareholder Meeting or in any action by written consent of the shareholders of Parent during the Voting Period (as defined in the applicable Parent Shareholder Voting Agreement), solely on the matters and in the manner specified in the Parent Shareholder Voting Agreements (the “Parent Shareholder Proxies”). Parent further agrees that during the Voting Period (as defined in the applicable Parent Shareholder Voting Agreement) it shall recognize the grant of any such Parent Shareholder Proxy and the exercise thereof by the Company or one of its designated representatives in accordance with its terms at any meeting of the shareholders of Parent (including the Parent Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of Parent, subject to applicable Law.

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(j) Parent shall vote or cause to be voted all Company Common Shares that are subject to a granted Company Shareholder Proxy in the manner set forth in Section 4 of the applicable Company Shareholder Voting Agreement at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

(k) The Company shall vote or cause to be voted all Parent Common Shares that are subject to a granted Parent Shareholder Proxy in the manner set forth in Section 4 of the applicable Parent Shareholder Voting Agreement at any meeting of the shareholders of Parent (including the Parent Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of Parent, subject to applicable Law.

(l) Except to the extent included in the Company Shareholder Materials with regard to the Company Shareholder Meeting, the Company shall, concurrently with the initial delivery thereof, provide Parent with any materials delivered to shareholders of the Company in their capacity as such for the purpose of soliciting any vote or written consent contemplated by Section 4 of the Company Shareholder Voting Agreements in the same manner so delivered.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, each of Parent and the Company shall (and shall cause each of its Subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, access, during normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party may reasonably request. Notwithstanding anything in this Section 5.2 or Section 5.3 to the contrary, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into prior to the execution of this Agreement (including any Laws relating to privacy). The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect as provided under Section 8.5(a) up to and until the Closing. The parties agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

5.3 Reasonable Best Efforts.

(a) Subject to the other terms and conditions of this Agreement, each of the Company, Parent and the Amalgamation Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement, the Amalgamation Agreement and applicable Law to consummate the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement as promptly as practicable following the date of this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable following the date of this Agreement and in any event not later than fifteen days following the date of this Agreement, (i) the appropriate filings required by the Transaction Approvals and (ii) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated by this Agreement and the Amalgamation Agreement and to supply as promptly as practicable

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any additional information and documentary material that may be reasonably requested pursuant to such requirements. In addition, Parent shall (A) promptly make any additional filings required to be made by it as a result of any filing made by a shareholder of the Company under the HSR Act in connection with the consummation of the Amalgamation (any such filing, a “Shareholder Filing”), and (B) agrees to provide reasonable cooperation and assistance to each applicable shareholder in connection with any Shareholder Filing. The Company and Parent will each request early termination of the waiting period with respect to the Amalgamation under the HSR Act.

(b) To the extent permissible under applicable Law and in each case regarding the Amalgamation or any of the other transactions contemplated by this Agreement or the Amalgamation Agreement, each of the Company and Parent shall, in connection with the efforts referenced above to obtain the Transaction Approvals from Governmental Entities, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party; (iii) give the other party, or the other party’s legal counsel, reasonable opportunity, in advance of the transmission thereof, to review and comment on any material communication (and shall address or include, as applicable, in such communication comments reasonably proposed by the other party) given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.

(c) Subject to Section 5.4(b), (i) Parent shall give the Company the reasonable opportunity to participate in the defense of any Legal Proceedings against Parent or its directors or officers relating to this Agreement and the transactions contemplated hereby, and (ii) the Company shall give Parent the reasonable opportunity to participate in the defense of any Legal Proceedings against the Company or its directors or officers relating to this Agreement and the transactions contemplated hereby.

(d) In connection with subsections (a), (b) and (c) above, (i) neither party nor any of its Subsidiaries shall be required to sell, divest, hold separate, or otherwise dispose of any of its or its Subsidiaries, respective businesses, product lines or assets, (ii) Parent shall not be required to conduct the business of Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole after giving effect to the Amalgamation in a specified manner and (iii) neither party, as applicable, shall be required to agree to (A) take any of the actions set forth in clause (i) or (ii), (B) take any other action or (C) any restriction, limitation or condition that, in the case of any of clause (i), (ii) or this clause (iii), would or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole after giving effect to the Amalgamation (such Material Adverse Effect, a “Regulatory Material Adverse Effect”).

(e) Notwithstanding anything to the contrary in this Agreement, subject to the payment of fees contemplated by Sections 4.2 and 5.18(b), in connection with obtaining any necessary approval or consent from any Person (other than a Governmental Entity) with respect to the Amalgamation, neither Parent or any of its Subsidiaries nor the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose necessary approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person, as measured with respect to Parent and its Subsidiaries (including the Company and its Subsidiaries taken as a whole after giving effect to the Amalgamation), in each case, without the prior written consent of the other party.

5.4 No Solicitation.

(a) Each of Parent and the Company agrees that it shall not, and shall cause its respective Subsidiaries not to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives not to,

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directly or indirectly, (i) solicit, initiate, encourage, or facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 5.4) or negotiations regarding, or furnish to any Person any information (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to a party or any of its Subsidiaries, (iv) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal or submit to the vote of its shareholders any Takeover Proposal prior to the termination of this Agreement, (v) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation agreement or other agreement, arrangement or understanding relating to any Takeover Proposal prior to the termination of this Agreement (other than a confidentiality agreement referred to in the proviso to the last sentence of this Section 5.4(a)), or (vi) authorize any of, or commit or agree to do any of, the foregoing. Each of Parent and the Company (A) shall, and shall cause its respective Subsidiaries to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than the other party hereto and its Representatives) conducted heretofore with respect to any Takeover Proposal and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by Parent or the Company under any such provisions authorizing any Person to make a Takeover Proposal. Notwithstanding the foregoing, the restrictions in clauses (i), (ii), (iii) and, to the extent applicable thereto, (vi) of the first sentence of this Section 5.4(a) shall not prohibit Parent or its Subsidiaries and Representatives, on the one hand, or the Company or its Subsidiaries and Representatives, on the other hand, at any time prior to obtaining the Parent Share Issuance Vote or the Company Amalgamation Vote, as the case may be, from participating in any discussions or negotiations regarding, furnishing to any Person any information with respect to, or waiving, modifying or electing not to enforce any confidentiality or “standstill” or similar obligation of any Person in respect of a Takeover Proposal (including with respect to the following proviso) that has been publicly announced or otherwise communicated to its officers or its board of directors, if its board of directors (or an authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Takeover Proposal would reasonably be likely to lead to a Superior Proposal; provided that (I) prior to a party furnishing any information to, or negotiating with, any Person with respect to a Takeover Proposal, such party shall have entered into a confidentiality agreement with such Person containing confidentiality terms and “standstill” or similar obligations not less restrictive in the aggregate to such Person and its Representatives than the provisions of the Confidentiality Agreement are to Parent and its Representatives (in the case of the Company furnishing information to, or negotiating with, any Person) or the Company and its Representatives (in the case of Parent furnishing information to, or negotiating with, any Person), and (II) all such information has previously been made available to the Company and its Representatives (in the case of Parent furnishing information to any Person) or Parent and its Representatives (in the case of the Company furnishing information to any Person) or will be so made available substantially concurrent with the time it is provided to such Person.

(b) Neither the board of directors of Parent or the Company nor any committee thereof shall (i) withhold, withdraw, modify or qualify the Parent Recommendation (in the case of Parent) or the Company Recommendation (in the case of the Company) in a manner adverse to the Company or Parent, as applicable, (ii) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus (in the case of Parent) or the Company Recommendation in the Company Shareholder Materials (in the case of the Company), or (iii) recommend or publicly propose to recommend any Takeover Proposal (any action described in clause (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”); provided, however, that (A) the delivery by a party, its board of directors or an authorized and empowered committee thereof of any notice specified in Section 5.4(c) shall not be deemed to be or constitute a Recommendation Withdrawal, (B) the provision of factual information by a party to its shareholders shall not be deemed to be

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or constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the Parent Recommendation (in the case of Parent) or the Company Recommendation (in the case of the Company), and (C) for purposes of the definition of Recommendation Withdrawal, (I) in the case of Parent, the term “Parent Recommendation” shall refer only to the recommendation by the board of directors of Parent in respect of the Parent Share Issuance Vote and (II) in the case of the Company, the term “Company Recommendation” shall refer only to the recommendation by the board of directors of the Company in respect of the Company Amalgamation Vote. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Parent Share Issuance Vote (in the case of Parent) or the Company Amalgamation Vote (in the case of the Company) and subject to compliance with Section 5.4(c), a party’s board of directors or an authorized and empowered committee thereof may make a Recommendation Withdrawal if such party’s board of directors (or an authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary (or similar) duties under applicable Law; provided that in the event that such party’s board of directors (or an authorized and empowered committee thereof) intends to make a Recommendation Withdrawal in connection with a Takeover Proposal, such party’s board of directors (or an authorized and empowered committee thereof) shall also have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Takeover Proposal constitutes a Superior Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither the board of directors of a party or any committee thereof shall be entitled to make a Recommendation Withdrawal pursuant to Section 5.4(b), unless (i) such party shall have provided to the other party at least five Business Days prior to taking such action written notice that it intends to make a Recommendation Withdrawal and specifying the reasons therefor (and, if applicable, the information required by Section 5.4(e) regarding any Takeover Proposal that a party’s board of directors (or an authorized and empowered committee thereof) has determined would constitute a Superior Proposal), (ii) during such five Business Day period, if requested by the other party, the party delivering such written notice shall have engaged in good faith negotiations with the other party regarding any amendment or waiver to this Agreement proposed by the other party (and such party’s board of directors (or an authorized and empowered committee thereof) shall have determined that such Takeover Proposal continues to constitute a Superior Proposal in light of any such amendment or waiver), and (iii) such party has not materially breached its obligations under this Section 5.4. The parties agree that any amendment to the financial terms (which shall include any change in (x) the form of consideration or (y) the percentage or allocation of form of consideration) or other material terms and conditions of a Takeover Proposal described in clause (i) above shall require a party to provide new written notification and shall commence a new five Business Day period under this Section 5.4(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, the obligation of each of Parent and the Company to call, give notice of, convene and hold the Parent Shareholder Meeting (in the case of Parent) and the Company Shareholder Meeting (in the case of the Company) and to hold a vote of its shareholders for purposes of obtaining the Required Parent Vote or the Required Company Vote, as applicable, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal) or by a Recommendation Withdrawal made by it. If a party makes a Recommendation Withdrawal pursuant to Section 5.4(b), (i) such party shall nevertheless submit the matters contemplated by the Required Parent Vote or the Required Company Vote, as applicable, to a vote of its shareholders and (ii) the Joint Proxy Statement/Prospectus or the Company Shareholder Materials, as applicable, and any and all accompanying materials may include appropriate disclosure with respect to such Recommendation Withdrawal in accordance with applicable Law after consultation with outside legal counsel.

(e) Each party shall as promptly as practicable (and in any event within 24 hours after receipt) advise the other party orally and in writing of any Takeover Proposal (or any withdrawal thereof), the material terms and conditions of any such Takeover Proposal (including a copy of any such written Takeover

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Proposal and any amendments or modifications thereto or if oral, a written summary thereof) and the identity of the Person making the Takeover Proposal. Each of Parent and the Company shall keep the other fully informed on a reasonably current basis of the status of any such Takeover Proposal, including any changes to the material terms and conditions thereof.

(f) Nothing contained in this Section 5.4 shall prohibit a party or its board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act or (ii) making any disclosure to its shareholders if its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law; provided that any Recommendation Withdrawal only may be made in accordance with Section 5.4(b) and Section 5.4(c); provided, further, that a “stop, look and listen” communication to the shareholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of Parent) shall not be deemed to be or constitute a Recommendation Withdrawal.

5.5 Fees and Expenses.

(a) Whether or not the Amalgamation is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, except as otherwise expressly provided herein, and except that out-of-pocket expenses (excluding fees and disbursements to advisors) incurred in connection with filing, printing and mailing, as the case may be, of the Parent Registration Statement, the Joint Proxy Statement/Prospectus, the Company Shareholder Materials and any amendments or supplements thereto shall be shared equally by Parent and the Company.

(b) The Company shall promptly, and in no event later than three Business Days after receipt of a written request, reimburse each holder of Company Common Shares for any HSR Act filing fees incurred by such holder in connection with a Shareholder Filing made by it or on its behalf from and after the date hereof.

5.6 Special Dividend. It is the intention of the parties that, following the Closing Date, the Post-Closing Parent Directors will declare, and Parent will pay, a special dividend to holders of Parent Common Shares as of a record date following the Effective Time (the “Special Dividend”) in an amount that may be determined by the Post-Closing Parent Directors after taking into account all relevant factors, including receipt of an indication from A.M. Best Company, Inc. that each of Parent’s Insurance Subsidiaries and each of the Company’s Insurance Subsidiaries will maintain a Financial Strength rating of at least “A” after giving effect to a payment of the Special Dividend. Nothing in this Section 5.6 is intended to, nor shall it, confer upon any Person any rights or remedies with respect to, or obligate Parent to declare and pay, the Special Dividend.

5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall and, to the extent applicable, shall cause the Amalgamated Company to, to the fullest extent permitted by applicable Law (and, in the case of former directors and officers, to the extent permitted by the bye-laws of Parent and the Company, as applicable, in effect immediately prior to the Closing), indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Parent or its Subsidiaries (the “Parent Indemnified Parties”) or a director or officer of the Company or its Subsidiaries (the “Company Indemnified Parties” and collectively with the Parent Indemnified Parties, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities, penalties or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Parent, the Company or any of their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or following, the

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Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

(b) Subject to Section 5.7(e), the bye-laws of the Amalgamated Company shall include provisions for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties at least as favorable as those set forth in the bye-laws of the Company in effect on the date of this Agreement. The parties hereby agree that the form of Amalgamation Sub Bye-Laws attached hereto as Exhibit B satisfies such requirement. Following the Effective Time, the Amalgamated Company shall, and Parent shall cause the Amalgamated Company to, maintain in effect the provisions in its bye-laws providing for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.

(c) Subject to the parameters set forth in this Section 5.7(c), the Amalgamated Company shall, and Parent shall cause the Amalgamated Company to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Company Indemnified Parties as the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Company Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Company Current Insurance (a “Company Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date hereof and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by the Company and as are reasonably acceptable to Parent. Notwithstanding the foregoing, in no event shall Parent or the Amalgamated Company be required to expend for any such policies contemplated by this Section 5.7(c) an annual premium (measured for purposes of any “tail” by reference to 1/6th the aggregate premium paid therefor) amount in excess of 350% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Amalgamated Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the first and second sentences of this Section 5.7(c), but subject to the third sentence of this Section 5.7(c), the Company shall be permitted at its sole and exclusive option to purchase a Company Reporting Tail Endorsement prior to the Effective Time.

(d) Subject to the parameters set forth in this Section 5.7(d), Parent shall, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Parent Indemnified Parties as Parent’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Parent Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Parent Current Insurance (a “Parent Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. Such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company. Notwithstanding the foregoing, in no event shall Parent expend for any such policies contemplated by this Section 5.7(d) an annual premium (measured for purposes of any “tail” by reference to 1/6th the aggregate premium paid therefor) amount in excess of 350% of the annual premiums currently paid by Parent for such insurance without the prior written consent of the Company; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the first and second sentences of this Section 5.7(d), but subject to the third sentence of this Section 5.7(d), Parent shall be permitted at its sole and exclusive option to purchase a Parent Reporting Tail Endorsement prior to the Effective Time.

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(e) In the event that Parent or the Amalgamated Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Amalgamated Company assume and honor the obligations set forth in this Section 5.7.

(f) Effective as of the Effective Time, Parent shall enter into customary director indemnification agreements with each Post-Closing Parent Director pursuant to which Parent will agree, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless, and provide advancement of expenses to, each such individual against all losses, claims, damages, costs, expenses, liabilities, penalties or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Post-Closing Parent Director is or was a director or officer of Parent or any of its Subsidiaries (including the Company and its Subsidiaries).

(g) From and after the Effective Time, Parent and the Amalgamated Company agree not to, directly or indirectly, amend, modify, limit or terminate the indemnification, advancement of expenses and exculpation provisions contained in (i) in the case of the Company, the agreements listed in Section 5.7(g) of the Company Disclosure Letter or (ii) in the case of Parent, the agreements listed in Section 5.7(g) of the Parent Disclosure Letter.

(h) The provisions of Sections 5.7(a) through (g) above: (i) are expressly intended to be for the benefit of, and shall (subject to the second sentence of Section 5.7(b)) be enforceable by, each Indemnified Party, his or her heirs and legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Each of the Indemnified Parties shall, at any time prior to ten Business Days prior to the Closing Date, have the right to be bound as a counterparty solely in regard to this Section 5.7 by executing and delivering to each of Parent, the Amalgamation Sub and the Company a counterpart signature page hereto. Notwithstanding the foregoing, the third party beneficiary and enforcement rights of an Indemnified Party shall not be terminated, limited, restricted or impaired if he or she does not execute and deliver such counterpart signature page. Further, the failure of one or more Indemnified Parties to execute and deliver a counterpart signature page hereto shall not affect the validity and enforceability of this Agreement with respect to the parties hereto and any other Indemnified Party executing and delivering a counterpart signature page hereto.

5.8 Public Announcements. The press release to be issued after the execution of this Agreement by all parties regarding the Amalgamation shall be a joint press release and thereafter each of Parent and the Company shall, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market or by request of any Governmental Entity, give the other party and its Representatives a reasonable opportunity in advance of issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby to review and comment on any such press release or public statement (and shall address or include, as applicable, in such press release or public statement comments reasonably proposed by the other party); provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated dispute among the parties to this Agreement.

5.9 Employee Benefits.

(a) As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, continue to employ each Person employed by Parent or the Company or any of their respective Subsidiaries as of the Closing Date (such employees, collectively, the “Employees”). Nothing contained herein shall restrict Parent in the future in the exercise of its independent, good-faith business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to any Employee.

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(b) For a period of not less than one year following the Closing Date, Parent shall (or shall cause its Subsidiaries to) make available to the Employees that immediately prior to the Closing were employed by the Company, employee benefits and compensation opportunities (including salary, wages and bonus opportunity) substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for the Company employees immediately prior to the Closing.

(c) Parent and its Subsidiaries shall ensure that any Compensation and Benefit Plan in which the Employees are eligible to participate after the Closing Date shall take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by the Employees with the Company and any of its Subsidiaries prior to the Closing Date, to the same extent such service was credited prior to the Closing Date under a comparable Compensation and Benefit Plan of the Company; provided, however, that Parent and its Subsidiaries shall credit each Company employee’s years of service with the Company, its predecessors and their respective Subsidiaries for purposes of eligibility for the “Retirement” vesting benefit, if any, provided with respect to awards to be granted to Company employees under the Parent 2008 Stock Incentive Plan as in effect as of the date of this Agreement (the “Parent 2008 Stock Plan”) and, except as otherwise required under applicable Law, the definition of “Retirement” applied with respect to awards to be made to Company employees under the Parent 2008 Stock Plan from and after the Closing Date shall be no less favorable than the definition of “Retirement” applied with respect to awards to be made to employees of Parent and its Subsidiaries from and after the Closing Date.

(d) From and after the Closing Date, Parent shall honor all Company Benefit Plans, in accordance with their terms as in effect immediately prior to the Closing Date; provided that nothing herein shall limit the right of Parent to amend or terminate any such plan in accordance with its terms.

(e) From and after the Closing Date, Parent shall take the actions set forth in Section 5.9(e) of the Company Disclosure Letter with respect to Company Converted Options and as set forth in Section 5.9(e) of the Parent Disclosure Letter with respect to other options to purchase Parent Common Shares issued pursuant to any Parent Share Plan.

(f) Notwithstanding the foregoing, nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Compensation and Benefit Plan, (ii) alter or limit Parent’s or any of its Subsidiaries’ (including the Company and its Subsidiaries, following the Closing) ability to amend, modify or interpret or terminate any Compensation and Benefit Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Employee, any right to rely upon or demand or enforce the provisions of this Section 5.9.

5.10 Listing; Reservation for Issuance. Parent shall use its reasonable best efforts to cause all the following shares to be approved for listing and quotation on the NASDAQ Global Select Market, subject to official notice of issuance, no later than the Closing Date: (a) all Parent Common Shares to be issued in the Amalgamation to Company shareholders (including in respect of Company Restricted Shares), and (b) all Parent Common Shares to be reserved for issuance upon exercise or vesting of the Company Stock Options, New Parent Warrants or other Company awards (collectively, the “Listed Parent Common Shares”). Parent shall take all action necessary to reserve for issuance, prior to the Closing Date, any Listed Parent Common Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time.

5.11 Tax Treatment.

(a) The parties intend the Amalgamation to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinions described in Sections 6.2(d) and 6.3(d) of this Agreement. Each of the Company, the Amalgamation Sub and Parent and each of their respective Affiliates shall use commercially reasonable efforts to cause the Amalgamation to so qualify and to obtain such opinions, and unless otherwise required by applicable Law or by any other provision of this Agreement, shall not take any actions, or cause any actions to be taken, which would reasonably be expected to cause the Amalgamation to fail so to qualify or the opinions to fail to be delivered.

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(b) Parent shall cause (i) the Amalgamation Sub to timely file with the IRS a properly completed Form 8832, so as to elect to be treated as a disregarded entity for United States federal tax purposes effective at least one day prior to the Closing Date and (ii) the Amalgamated Company to timely file, after the Closing Date, with the IRS a properly completed Form 8832, so as to cause it to be treated for United States federal tax purposes as a disregarded entity effective as of the Closing Date.

5.12 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Material Adverse Effect on Company or Parent, as applicable, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Closing in Article VI or would trigger a right of termination pursuant to Section 7.1 and (c) any action, suit, claim, investigation or proceeding commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the transactions contemplated hereby. Failure to comply with this Section 5.12 shall not result in the failure of any condition under Article VI to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 5.12.

5.13 Parent Registration Rights Agreement. Parent shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit C at the Closing (the “Parent Registration Rights Agreement”) with the Parent Registration Rights Agreement Parties.

5.14 Warrants.

(a) Company Warrants.

(i) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any outstanding warrant to purchase Company Common Shares (the “Company Warrants”), each Company Warrant that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire Company Common Shares and shall be converted into a new warrant (each, a “New Parent Warrant”), substantially in the applicable form attached hereto as Exhibit D-1 or Exhibit D-2, as the case may be, to purchase Parent Common Shares, on substantially the same terms and conditions as were applicable, subject to any adjustment provided, under the terms of the instrument pursuant to which such Company Warrant was granted, such number of Parent Common Shares and at an exercise price per share determined as follows:

(1) Number of Shares. The number of Parent Common Shares subject to a New Parent Warrant shall be equal to the product of (A) the number of Company Common Shares subject to such Company Warrant immediately prior to the Effective Time and (B) the Exchange Ratio, the product being rounded down, if necessary, to the nearest whole share; and

(2) Exercise Price. The exercise price per Parent Common Share purchasable upon exercise of a New Parent Warrant shall be equal to the quotient of (A) the per share exercise price of the Company Warrant divided by (B) the Exchange Ratio, the quotient being rounded up, if necessary, to the nearest cent.

(ii) The foregoing notwithstanding, the parties hereby acknowledge and agree that the Company Warrants require that the Company, prior to the Closing:

(1) make appropriate provisions (in form and substance satisfactory to the holders of Company Warrants) to insure that such holders shall thereafter have the right to acquire and receive, in lieu of Company Common Shares immediately theretofore acquirable and receivable

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upon the exercise of such Company Warrant, such Parent Common Shares that such Company Warrant holder would have been entitled to receive if such Company Warrant holder had exercised the Company Warrant immediately prior to the Amalgamation; and

(2) make appropriate provisions (in form and substance satisfactory to the holders of Company Warrants) to insure that the provisions of Sections 2, 3, 4, 6, 7 and 13 of such Company Warrants shall thereafter be applicable to the New Parent Warrants; it being understood that the parties agree, subject to the approval of the holders of Company Warrants, that each of the forms of New Parent Warrant attached hereto as Exhibit D-1, Exhibit D-2 and Exhibit D-3 satisfies such requirements.

(b) Parent Warrants.

(i) Parent shall be permitted to enter into an amendment to the Parent Warrant held by Moore Holdings, LLC in substantially the form attached hereto as Exhibit E-1, which amendment shall take effect at the Effective Time (the “Amended and Restated Moore Warrant”).

(ii) Parent shall use reasonable best efforts to obtain a waiver letter from each holder of a Parent Warrant listed in Section 5.14(b)(ii) of the Parent Disclosure Letter (each, a “Parent Employee Warrantholder”) in substantially the form attached hereto as Exhibit E-2 (the “Parent Employee Warrant Waiver”).

Except as expressly set forth in the Amended and Restated Moore Warrant or any Parent Employee Warrant Waiver, as the case may be, Parent shall not provide any remuneration to any of the holders of Parent Warrants in exchange for any amendment or waiver contemplated by this Section 5.14(b).

5.15 Waivers of Vesting of Compensatory Awards. Parent shall use reasonable best efforts to obtain a waiver in substantially the form attached hereto as Exhibit F from each of the Persons listed in Section 5.15 of the Parent Disclosure Letter (a “Parent Vesting Waiver”). Except as expressly set forth in any such Parent Vesting Waiver, Parent shall not provide any remuneration to any of the individuals listed in Section 5.15 of the Parent Disclosure Letter in exchange for the waiver contemplated by this Section 5.15.

5.16 Waivers of Non-Extraordinary Dividends on Company Stock Options. The Company shall use reasonable best efforts to obtain a waiver in substantially the form attached hereto as Exhibit G from each of the holders of Company Stock Options (a “Company Option Dividend Waiver”). Except as expressly set forth in any such Company Option Dividend Waiver, the Company shall not provide any remuneration to any of the holders of Company Stock Options in exchange for the waiver contemplated by this Section 5.16.

5.17 Obligations of the Amalgamation Sub. Parent shall cause the Amalgamation Sub to perform all of its obligations in connection with this Agreement and the Amalgamation Agreement.

5.18 Termination of Certain Company Agreements.

(a) The Company shall (i) execute an instrument giving effect to the Securityholders’ Agreement Termination and (ii) use commercially reasonable efforts to cause such instrument to be executed and delivered by “Shareholders” (as such term is defined in the Securityholders’ Agreement) holding at least 75% of the outstanding Company Common Shares held by such Persons.

(b) The Company shall: (i) be permitted to pay all amounts due under that certain Management Advisory Agreement, dated as of December 15, 2005 between the Company and Stone Point Capital LLC (the “Stone Point Agreement”) in accordance with its terms; (ii) be permitted to pay, prior to the Closing, the last installment of the annual management fee to Stone Point that is otherwise due on December 15, 2010 under the terms of the Stone Point Agreement; (iii) execute an instrument that (A) terminates the Stone Point Agreement and (B) provides that the indemnification provisions set forth in the Stone Point

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Agreement shall survive the termination of the Stone Point Agreement; and (iv) use commercially reasonable efforts to cause the instrument described in the preceding clause (iii) to be executed and delivered by Stone Point Capital LLC.

5.19 Book Value Calculations.

(a) Within two Business Days following the date of its shareholder meeting held pursuant to Section 5.1, unless this Agreement is earlier terminated pursuant to Section 7.1 (or such other time as specified in Section 7.2(e)(ii) or Section 7.2(f)(ii)), a party (the “Requesting Party”), may request, by providing notice in writing delivered to the other party (the “Non-Requesting Party”), that the Non-Requesting Party prepare an estimate of the Non-Requesting Party’s Book Value as of the date that is one Business Day prior to the Requesting Party’s shareholder meeting (such date, the “Measurement Date”, and such estimate of book value, a “Book Value Estimate”). If a Requesting Party makes a request pursuant to this Section 5.19(a), then the Non-Requesting Party shall promptly, and in any event within five days, prepare a Book Value Estimate and provide such Book Value Estimate, together with reasonable supporting analysis, to the Requesting Party.

(b) The Requesting Party shall have five days from and after the time that the Non-Requesting Party delivers its Book Value Estimate to the Requesting Party to review the Non-Requesting Party’s Book Value Estimate and supporting analysis and such other information as the Requesting Party may reasonably request in connection with its review of the Non-Requesting Party’s Book Value Estimate.

(c) (i) If the parties are unable to agree on the Non-Requesting Party’s Book Value within five days following the date that the Non-Requesting Party delivers its Book Value Estimate, and the Requesting Party believes in good faith that the items remaining in dispute would give (or, in the case of Sections 7.2(e)(ii) or 7.2(f)(ii), would have given) the Requesting Party the right to terminate this Agreement pursuant to Section 7.1(h) or Section 7.1(i) hereof, as applicable, then the Requesting Party shall have the right to refer the determination of such Book Value to an independent accounting firm reasonably acceptable to the Non-Requesting Party (the “Accounting Referee”). The parties shall use their reasonable best efforts to engage the Accounting Referee within two Business Days following the selection of the Accounting Referee.

(ii) If the Non-Requesting Party’s Book Value Estimate is referred to the Accounting Referee, each of Parent and the Company shall within three Business Days following the date of such referral submit to the Accounting Referee its final proposal (with copies thereof simultaneously delivered to the other party) with respect to such disputed Book Value Estimate (which final proposal shall specify any items as to which the parties have been able to agree pursuant to Section 5.19(b) and such party’s proposal as to the items in dispute). Parent and the Company shall reasonably cooperate and assist the Accounting Referee in its review of the disputed items and the calculation of Book Value, including giving reasonable access to all relevant information, with due consideration being given to privilege issues and procedures for resolving them. The Accounting Referee shall have the right, upon reasonable notice, to request that the parties make an oral presentation to the Accounting Referee regarding the items in dispute so long as each party shall be afforded a full and equal opportunity to be heard but without unduly prolonging the date by which the Accounting Referee’s determination shall be made in accordance with the following sentence. None of the parties shall disclose to the Accounting Referee, and the Accounting Referee shall not consider for any purpose, any settlement discussions or settlement offer made by any of the parties with respect to any dispute under this Section 5.19(c), unless otherwise agreed by the parties.

(d) The parties shall use their reasonable best efforts to cause the Accounting Referee to select, within five Business Days of the submission of such final proposals in accordance with the first sentence of Section 5.19(c)(ii), one of the two final proposals (with no compromise or split decisions being allowed) as being the most representative of the Non-Requesting Party’s Book Value, and the proposal so selected shall be final and binding between the parties. In making such determination, the Accounting Referee shall consider only those items or amounts as to which the parties have been unable to agree pursuant to

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Section 5.19(b), and the proposal of the party so selected by the Accounting Referee shall represent the resolution as to all remaining items or amounts in their entirety. The fees and expenses of the Accounting Referee shall be borne in their entirety by the party whose final proposal is not selected by the Accounting Referee.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Amalgamation. The respective obligation of each party to effect the Amalgamation shall be subject to the satisfaction prior to the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by both the Company and Parent:

(a) Shareholder Approval. Parent shall have obtained the Required Parent Vote with respect to the Parent Share Issuance (the “Parent Share Issuance Vote”) and the Company shall have obtained the Required Company Vote with respect to this Agreement, the Amalgamation Agreement and the Amalgamation (the “Company Amalgamation Vote”).

(b) NASDAQ Listing. The Listed Parent Common Shares shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(c) Required Regulatory Approvals. All Transaction Approvals shall have been obtained and be in full force and effect or the waiting periods applicable thereto shall have terminated or expired, in each case, without any Regulatory Material Adverse Effect.

(d) Parent Registration Statement. The Parent Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Amalgamation shall be in effect. There shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Amalgamation, by any Governmental Entity of competent jurisdiction that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation.

(f) Credit Agreement Amendments. The Company Credit Agreement Amendment and the Parent Credit Agreement Amendment shall be in full force and effect, or Financing in lieu thereof as contemplated by Section 4.2(a) shall have been obtained by the applicable party and shall be in full force and effect.

(g) A.M. Best Rating. A.M. Best Company, Inc. (i) shall have provided oral or written notice to each of Parent and the Company that each of Parent’s Insurance Subsidiaries and each of the Company’s Insurance Subsidiaries (A) has been assigned a Financial Strength Rating of at least “A” after giving effect to the Amalgamation or (B) will be assigned a Financial Strength Rating of at least “A” immediately after the consummation of the Amalgamation and (ii) shall not have given oral or written notice to Parent or the Company that any such ratings will be downgraded, suspended, withdrawn or retracted; provided that the placing by A.M. Best Company, Inc. of any such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute the failure of clause (ii) of this condition.

(h) Book Value. If Parent or the Company has requested an estimate of Book Value in accordance with Section 5.19, the Book Value of the Non-Requesting Party as of the Measurement Date shall have been finally determined pursuant to Section 5.19(d).

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6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Parent (and the Amalgamation Sub, as applicable) set forth in Sections 3.2 (Capital Structure), 3.3(a) (Authority), 3.9(b) (Board Approval) (other than clause (v) thereof in the case of a Recommendation Withdrawal by Parent pursuant to Section 5.4(b)), 3.10(a) (Vote Required), and 3.22 (Brokers or Finders) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by “materiality” or similar qualifier set forth herein, which shall be true and correct in all respects), and (iii) each of the other representations and warranties of Parent set forth in Article III of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except, with respect to this clause (iii), where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect or similar qualifiers set forth herein, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certification. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Opinion of Tax Counsel. The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion: (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of the Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) Parent will be treated, in respect of any shareholder who will own after the Amalgamation less than 5% of the issued Parent Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations contained in officer’s certificates from each of the Company and Parent substantially in the form attached hereto as Exhibit H-1.

(e) Parent Lock-Up Agreements. Each of the Persons listed in Section 6.2(e) of the Parent Disclosure Letter shall have executed a lock-up agreement in substantially the form attached hereto as Exhibit I-1 (a “Parent Lock-Up Agreement”) and Parent shall have delivered copies of such executed Parent Lock-Up Agreements to the Company, and each such Parent Lock-Up Agreement shall be in full force and effect.

(f) Parent Vesting Waivers. Each of the persons listed in Section 5.15 of the Parent Disclosure Letter shall have executed a Parent Vesting Waiver and Parent shall have delivered copies of such executed Parent Vesting Waivers to the Company, and each such Parent Vesting Waiver shall be in full force and effect.

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(g) Post-Closing Parent Directors. All required actions shall have been taken such that, immediately following the Effective Time, the Post-Closing Parent Directors shall be appointed, and entitled to serve, as the directors of Parent and shall comprise the entire membership of the board of directors of Parent.

(h) Termination of Rights under Parent Shareholder Agreement. The Consent, Termination and Release Agreement, dated as of March 3, 2010, among Parent, Moore Holdings L.L.C., Moore Global Investments LLC and the Company shall be in full force and effect.

(i) Parent Employee Warrant Waivers. Parent Employee Warrantholders representing at least 75% of the Parent Common Shares underlying the Parent Warrants held by Parent Employee Warrantholders outstanding as of the date of this Agreement shall have executed a Parent Employee Warrant Waiver, and each such Parent Employee Warrant Waiver shall be in full force and effect.

(j) Nova Scotia Credit Agreement Amendment. Parent shall have either: (i) delivered a copy of an executed Nova Scotia Credit Agreement Amendment to the Company, and such Nova Scotia Credit Agreement Amendment shall be in full force and effect; (ii) caused the payment in full of any and all indebtedness and other obligations owed by Max Bermuda under the Nova Scotia Credit Agreement, and the Nova Scotia Credit Agreement shall have been terminated; or (iii) provided evidence that the Nova Scotia Credit Agreement is in compliance with the Company Credit Agreement as amended by the Company Credit Agreement Amendment and the Parent Credit Agreement as amended by the Parent Credit Agreement Amendment, and such evidence shall have been agreed by Bank of America, N.A. and be reasonably acceptable to the Company.

6.3 Conditions to Obligations of Parent. The obligation of Parent to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Sections 3.2 (Capital Structure), 3.3(a) (Authority), 3.9(a) (Board Approval) (other than clause (v) thereof in the case of a Recommendation Withdrawal by the Company pursuant to Section 5.4(b)), 3.10(b) (Vote Required), and 3.22 (Brokers or Finders) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by “materiality” or similar qualifier set forth herein, which shall be true and correct in all respects), and (iii) each of the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except, with respect to this clause (iii), where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect or similar qualifiers set forth herein, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certification. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

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(d) Opinion of Tax Counsel. Parent shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld L.L.P., special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion: (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of the Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) Parent will be treated, in respect of any shareholder who will own after the Amalgamation less than 5% of the issued Parent Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code. In rendering its opinion, Akin, Gump, Strauss, Hauer & Feld L.L.P. may require and rely upon representations contained in officer’s certificates from each of the Company and Parent substantially in the form attached hereto as Exhibit H-2.

(e) Company Lock-Up Agreements. Each of the Persons listed in Section 6.3(e) of the Company Disclosure Letter shall have executed a lock-up agreement in substantially the form attached hereto as Exhibit I-2, in the case of Company employees and as Exhibit I-3, in the case of other Persons (each, a “Company Lock-Up Agreement”) and the Company shall have delivered copies of such executed Company Lock-Up Agreements to Parent, and each such Company Lock-Up Agreement shall be in full force and effect.

(f) Waiver of Federal Insurance Company. The Waiver Agreement, dated as of March 3, 2010, by and among Harbor Point Re Limited, Federal Insurance Company and the other parties thereto, shall be in full force and effect.

(g) Termination of Securityholders’ Agreement. The Securityholders’ Agreement shall have been terminated.

(h) Company Option Dividend Waivers. Holders of Company Stock Options representing at least 75% of the Company Common Shares underlying Company Stock Options outstanding as of the date of this Agreement shall have executed a Company Option Dividend Waiver, and each such Company Option Dividend Waiver shall be in full force and effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after any Required Shareholder Vote has been obtained only:

(a) by mutual consent of the Company, the Amalgamation Sub and Parent in a written instrument;

(b) by either the Company or Parent, upon written notice to the other party, if (i) a Governmental Entity that is required to grant a Transaction Approval has denied such Transaction Approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued an order, judgment, decision, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Amalgamation, and such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily contributed to any such denial, order, judgment, decree, ruling or other action;

(c) by either the Company or Parent, upon written notice to the other party, if the Amalgamation shall not have been consummated on or prior to September 30, 2010; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily contributed to the failure of the Effective Time to occur on or prior to such date;

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(d) by either the Company or Parent, upon written notice to the other party, if the board of directors (or any authorized and empowered committee thereof) of the non-terminating party shall have (i) effected a Recommendation Withdrawal (including by (A) amending or supplementing the Joint Proxy Statement/Prospectus to effect a Recommendation Withdrawal in the case of Parent or (B) amending or supplementing the Company Shareholder Materials to effect a Recommendation Withdrawal in the case of the Company), or (ii) materially breached its obligations under Section 5.1(d) (in the case of Parent), Section 5.1(c) (in the case of the Company), or Section 5.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from the non-breaching party);

(e) by either the Company or Parent if the terminating party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party (the “Breaching Party”) of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Breaching Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in the case of (i) the Company, Sections 6.2(a) and (b), and (ii) Parent, Sections 6.3(a) and (b), and which breach has not been cured within thirty days following written notice thereof to the Breaching Party or, by its nature, cannot be cured within such time period;

(f) by either the Company or Parent, if the Parent Share Issuance Vote or Company Amalgamation Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Shareholder Meeting or Company Shareholder Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken;

(g) by Parent, if the total number of Dissenting Shares exceeds 15% of the issued and outstanding Company Common Shares on the Business Day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda Law;

(h) by the Company, after the Company Shareholder Meeting (and the Company Amalgamation Vote has been obtained), if the Company is a Requesting Party and if the final Book Value of Parent as of the Measurement Date as determined pursuant to Section 5.19(d) is less than 80% of the Parent 12/31/2009 Book Value;

(i) by Parent, after the Parent Shareholder Meeting (and the Parent Share Issuance Vote has been obtained), if Parent is a Requesting Party and if the final Book Value of the Company as of the Measurement Date as determined pursuant to Section 5.19(d) is less than 80% of the Company 12/31/2009 Book Value;

(j) by the Company, if A.M. Best shall have given oral or written notice to Parent that the Financial Strength Rating of any of Parent’s Insurance Subsidiaries has been, or will be, suspended, withdrawn, retracted or downgraded below “A- with positive outlook”; provided that the placing by A.M. Best Company, Inc. of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right under this Section 7.1(j);

(k) by Parent, if A.M. Best Company Inc. shall have given oral or written notice to the Company that the Financial Strength Rating of any of the Company’s Insurance Subsidiaries has been, or will be, suspended, withdrawn, retracted or downgraded below “A with stable outlook”; provided that the placing by A.M. Best Company, Inc. of such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right under this Section 7.1(k); or

(l) by either the Company or Parent, if A.M. Best Company, Inc. (i) shall have provided oral or written notice to either Parent or the Company that each of Parent’s Insurance Subsidiaries and each of the Company’s Insurance Subsidiaries will not be assigned a Financial Strength Rating of at least “A” after giving effect to the Amalgamation; provided that the placing by A.M. Best Company, Inc. of any such ratings as “under review with negative implications” or “under review with developing implications” shall

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not alone constitute a termination right under this Section 7.1(l); provided, further, that such termination shall only take effect upon the earlier of (1) the expiration of the 30-day period from the date of such notice of termination and (2) September 30, 2010, and prior to the effectiveness of such termination, the terminating party shall have made itself available to engage in good faith discussions with the non-terminating party regarding such notice.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Company, the Amalgamation Sub or Parent or their respective officers or directors under or arising from this Agreement, except with respect to (i) Section 5.2(b) (Confidentiality), (ii) Section 5.5 (Fees and Expenses), (iii) Section 5.19 (Book Value Calculations) (but only as required pursuant to Section 7.2(e) or Section 7.2(f)), (iv) this Section 7.2 (Effect of Termination), (v) Section 7.3 (Matters Relating to Termination), and (vi) Article VIII (General Provisions), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities, the time value of money and the Consideration), which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of this Agreement (including in the event that this Agreement is terminated by either party pursuant to Section 7.1(e)) or fraud. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether such breach was the conscious object of the act or failure to act.

(b) If the Company or Parent, as the case may be, terminates this Agreement pursuant to Section 7.1(d), then the non-terminating party shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination), pay to the terminating party, by wire transfer of immediately available funds, an amount equal to $60,000,000 (the “Termination Fee”).

(c) If either party terminates this Agreement pursuant to Section 7.1(c), and (i) from and after the date of this Agreement and at any time prior to September 30, 2010, a Takeover Proposal has been publicly announced or otherwise communicated to the officers of a party or its board of directors and (ii) such party enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal (whether or not the same as that originally announced or made known) with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, such party shall pay to the other party, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 7.2(c), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(d) If either party terminates this Agreement pursuant to Section 7.1(e) and (i) from and after the date of this Agreement and at any time prior to the termination, a Takeover Proposal has been publicly announced or otherwise communicated to the officers of the Breaching Party or its board of directors and (ii) the Breaching Party enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal (whether or not the same as that originally announced or made known) with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Breaching Party shall pay to the other party, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 7.2(d), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(e) (i) If either party terminates this Agreement pursuant to Section 7.1(f) because the Parent Share Issuance Vote has not been obtained (and, if the Company is the terminating party, the Company Amalgamation Vote has not been taken yet or has already been obtained), then Parent shall, as promptly as

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reasonably practicable (and in any event within two Business Days following such termination), pay to the Company, by wire transfer of immediately available funds, an amount equal to (A) $30,000,000 or (B) $40,000,000 if within 17 days after the Parent Registration Statement is declared effective under the Securities Act, (x) the Company delivers duly executed Company Shareholder Voting Agreements that (together with any Company Shareholder Voting Agreements delivered as of the date of this Agreement) collectively represent at least 75% of the outstanding voting power of the Company (after taking into account the contemplated effects of bye-law 51 of the Company’s bye-laws) or (y) the Company Amalgamation Vote has been obtained prior to the Parent Share Issuance Vote (the applicable amount in clause (A) or (B), the “Parent No Approval Fee”); provided that if Parent enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, Parent shall pay to the Company, by wire transfer of immediately available funds, the Termination Fee less the Parent No Approval Fee (without taking into account any interest paid (or payable) on the Parent No Approval Fee pursuant to Section 7.3(d)). For purposes of this Section 7.2(e)(i), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(ii) The foregoing notwithstanding, if the Parent Share Issuance Vote has not been obtained (upon a vote taken thereon at the duly convened Parent Shareholder Meeting or any adjournment or postponement thereof at which such vote was taken), and regardless of whether this Agreement has otherwise been terminated by either party, Parent may request that the Company prepare a Book Value Estimate pursuant to Section 5.19. In such case, the parties shall comply with the provisions of Section 5.19, with Parent being the Requesting Party and the Company being the Non-Requesting Party. If the Company’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.19(d) to be less than 80% of the Company 12/31/2009 Book Value, then Parent shall not be obligated to pay the Parent No Approval Fee or Termination Fee to the Company under Section 7.2(e)(i). The parties further agree that while the Book Value of the Company is being determined pursuant to Section 5.19 in accordance with this Section 7.2(e)(ii), neither the Parent No Approval Fee nor the Termination Fee shall be payable; provided that if the Company’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.19(d) to be greater than or equal to 80% of the Company 12/31/2009 Book Value, then Parent shall pay interest on the Parent No Approval Fee and Termination Fee (if applicable) to the Company from the date of termination in accordance with Section 7.3(d).

(f) (i) If either party terminates this Agreement pursuant to Section 7.1(f) because the Company Amalgamation Vote has not been obtained (and, if Parent is the terminating party, the Parent Share Issuance Vote has not been taken yet or has already been obtained), then the Company shall, as promptly as reasonably practicable (and in any event within two Business Days following such termination), pay to Parent, by wire transfer of immediately available funds, an amount equal to $30,000,000 (the “Company No Approval Fee”); provided that if the Company enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Company shall pay to Parent, by wire transfer of immediately available funds, the Termination Fee less the Company No Approval Fee (without taking into account any interest paid (or payable) on the Company No Approval Fee pursuant to Section 7.3(d)). For purposes of this Section 7.2(f)(i), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(ii) The foregoing notwithstanding, if the Company Amalgamation Vote has not been obtained (upon a vote taken thereon at the duly convened Company Shareholder Meeting or any adjournment or postponement thereof at which such vote was taken), and regardless of whether this Agreement has otherwise been terminated by either party, the Company may request that Parent prepare a Book Value Estimate pursuant to Section 5.19. In such case, the parties shall comply with the provisions of Section 5.19, with the Company being the Requesting Party and Parent being the Non-Requesting

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Party. If Parent’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.19(d) to be less than 80% of the Parent 12/31/2009 Book Value, then the Company shall not be obligated to pay the Company No Approval Fee or Termination Fee to Parent under Section 7.2(f)(i). The parties further agree that while the Book Value of Parent is being determined pursuant to Section 5.19 in accordance with this Section 7.2(f)(ii), neither the Company No Approval Fee nor the Termination Fee shall be payable; provided that if Parent’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.19(d) to be greater than or equal to 80% of the Parent 12/31/2009 Book Value, then the Company shall pay interest on the Company No Approval Fee and Termination Fee (if applicable) to Parent from the date of termination in accordance with Section 7.3(d).

7.3 Matters Relating to Termination.

(a) Except with respect to a termination pursuant to Section 7.1(e) that arises from the willful and material breach of this Agreement or fraud by the Company, each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive and actually receives the Termination Fee pursuant to this Agreement, Parent’s receipt of the Termination Fee shall constitute Parent’s and Amalgamation Sub’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(b) Except with respect to a termination pursuant to Section 7.1(e) that arises from the willful and material breach of this Agreement or fraud by Parent or the Amalgamation Sub, each of the Company and Parent acknowledges and agrees that in the event that the Company is entitled to receive and actually receives the Termination Fee pursuant to this Agreement, the Company’s receipt of the Termination Fee shall constitute the Company’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(c) Subject, for the avoidance of doubt, to the possible payment of the Parent No Approval Fee or the Company No Approval Fee, as applicable, and the remainder of the Termination Fee pursuant to Sections 7.2(e) and (f), as applicable, the parties agree and understand that in no event shall either party be required to pay the Termination Fee on more than one occasion.

(d) The parties acknowledge and agree that the agreements contained in Section 7.2 and this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to Section 7.2 do not constitute a penalty. If a party fails to pay as directed in writing by the other party the Termination Fee and, if applicable, the Parent No Approval Fee or the Company No Approval Fee, due to such party pursuant to Section 7.2 within the time periods specified in Section 7.2, the party owing the Termination Fee and, if applicable, the Parent No Approval Fee or the Company No Approval Fee, shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal (or, if not reported therein, by another authoritative source mutually agreed by the parties), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

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ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Agreements. Except for Section 5.7 and any provision of this Article VIII to the extent it is related to a claim under Section 5.7, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile, upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)	If to the Company, to:

Harbor Point Limited

Chesney House, 1st Floor

96 Pitts Bay Road

Pembroke HM 08 Bermuda

Attention: Carol S. Rivers

General Counsel & Secretary

Facsimile: +1 (441) 296-1827

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Todd E. Freed, Esq.

          Phyllis Korff, Esq.

Facsimile: +1 (212) 735-2000

(ii)	If to Parent or the Amalgamation Sub, to:

Max Capital Group, Ltd.

Max House

2 Front Street

Hamilton HM 11 Bermuda

Attention: W. Marston Becker

Facsimile: +1 (441) 296-8800

with a copy to (which shall not constitute notice):

Akin, Gump, Strauss, Hauer & Feld L.L.P.

One Bryant Park

New York, New York 10036

Attention: Kerry E. Berchem, Esq.

         Jeffrey L. Kochian, Esq.

Facsimile: +1 (212) 872-1002

8.3 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party

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by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to March 3, 2010. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Disclosure Letters, Annexes and Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean the Company, the Amalgamation Sub and/or Parent, as the case may be. References to “dollars” or “$” in this Agreement are to the lawful currency of the United States of America. Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Each section or subsection of a Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided that information disclosed in one section or subsection of a Disclosure Letter shall be deemed to be included in each other section or subsection of such Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof. Representations and warranties in Article III that are made in reference to a party’s Disclosure Letter or “in the case of” or “with respect to” a certain party and its Subsidiaries or Affiliates are being made only by that party.

8.4 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

8.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Annexes and Exhibits, the Parent Disclosure Letter and the Company Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, or if the Closing occurs, as set forth in Section 5.2(b).

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 5.7 and (ii) from and after the Effective Time, the rights of holders of Company Common Shares to receive the Consideration set forth in Article II.

8.6 Governing Law. This Agreement shall be governed by, and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Bermuda, without giving effect to its principles or rules of conflict of laws.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing a material portion of the economic benefits of the Amalgamation that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Enforcement. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Courts, the parties shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

8.10 Submission to Jurisdiction. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Supreme Court of Bermuda (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Supreme Court of Bermuda, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 8.2 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.11 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Parent Vote or Required Company Vote; provided that after receipt of any such vote, no amendment shall be made which by Law (or in the case of Parent, the rules and regulations of the NASDAQ Global Select Market) requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives or, solely in the case of an amendment to Section 5.7 hereof, a deed signed on behalf of each of the parties and each of the Indemnified Parties.

8.12 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations or warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other

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right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

8.13 Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accounting Referee” shall have the meaning set forth in Section 5.19(c)(i).

“Actuarial Analyses” shall mean all actuarial reports prepared by actuaries, independent or otherwise, with respect to a party’s Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto.

“Administrator” shall mean each program manager, managing general agent, third party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf of a party or its Subsidiaries.

“Affiliate” shall mean any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agent” shall mean each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf of a party or its Subsidiaries, including such party’s and its Subsidiaries’ salaried employees.

“Agreement” shall have the meaning set forth in the Introduction.

“Amalgamated Company” shall have the meaning set forth in Section 1.3.

“Amalgamation” shall have the meaning set forth in the Recitals.

“Amalgamation Agreement” shall have the meaning set forth in the Recitals.

“Amalgamation Application” shall have the meaning set forth in Section 1.1.

“Amalgamation Sub” shall have the meaning set forth in the Introduction.

“Amended and Restated Moore Warrant” shall have the meaning set forth in Section 5.14(b)(i).

“Applicable SAP” shall mean the statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted in writing by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority and the National Association of Insurance Commissioners.

“Average Parent Share Price” shall mean the volume weighted average price per Parent Common Share on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding the second trading day prior to the Closing Date. For all purposes of this Agreement, the Average Parent Share Price shall be calculated to the nearest one-hundredth of one cent.

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“Book Value” means a party’s shareholders’ equity calculated in accordance with GAAP, consistently applied with prior periods.

“Book Value Estimate” shall have the meaning set forth in Section 5.19(a).

“Breaching Party” shall have the meaning set forth in Section 7.1(e).

“Business Day” shall mean any date other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to be closed.

“Certificate of Amalgamation” shall have the meaning set forth in Section 1.1.

“Chosen Courts” shall have the meaning set forth in Section 8.10.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Companies Act” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Introduction.

“Company 12/31/2009 Book Value” shall mean $1,889,700,000.

“Company 2007/2008 Financial Statements” shall mean the consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2007 and December 31, 2008, together with the related consolidated audited statements of operations and cash flows for the two years ended December 31, 2008 and the notes thereto.

“Company 2008/2009 Financial Statements” shall mean the consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2008 and December 31, 2009, together with the related consolidated audited statements of operations and cash flows for the two years ended December 31, 2009 and the notes thereto.

“Company Amalgamation Vote” shall have the meaning set forth in Section 6.1(a).

“Company Annual Report” shall mean the Company’s Annual Report for the year ended December 31, 2009, as made available to Parent by the Company prior to the date of this Agreement.

“Company Benefit Plan” shall mean only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by the Company or its Subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which the Company or any of its Subsidiaries has any liability.

“Company Certificate” shall have the meaning set forth in Section 2.1.

“Company Common Share” shall have the meaning set forth in Section 2.1.

“Company Converted Option” shall have the meaning set forth in Section 2.3(a).

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“Company Converted Restricted Share” shall have the meaning set forth in Section 2.3(b).

“Company Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of June 12, 2007, among the Company, Harbor Point Re Limited and Harbor Point U.S. Holdings, Inc. as borrowers, and Bank of America, N.A., as administrative agent, fronting bank and letter of credit administrator, Deutsche Bank AG New York Branch, as fronting bank, Deutsche Bank Securities Inc., as syndication agent, The Bank of New York, Citibank, N.A., Credit Suisse, Cayman Islands Branch, ING Bank N.V., London Branch and Wachovia Bank, National Association, as co-documentation agents and the other lenders party thereto as supplemented by the Designated Borrower Request and Assumption Agreement dated as of November 16, 2007 from the Company and Harbor Point Reinsurance U.S., Inc. and the Designated Borrower Notice dated as of December 14, 2007 to the Company and the lenders party to the Credit Agreement from Bank of America, N.A. as administrative agent.

“Company Credit Agreement Amendment” shall mean the First Amendment and Limited Consent to Credit Agreement, dated as of March 3, 2010 to the Company Credit Agreement, entered into by and among the Company, Harbor Point Re Limited, a Bermuda company, Harbor Point U.S. Holdings, Inc., a Delaware corporation and Harbor Point Reinsurance U.S., Inc., a Connecticut insurance company, various financial institutions which are parties thereto, Bank of America, N.A., as fronting bank, Bank of America, N.A., as letter of credit administrator and Bank of America, N.A., as administrative agent for the lenders.

“Company Current Insurance” shall have the meaning in Section 5.7(c).

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company Dividend” shall have the meaning set forth in Section 4.1(a).

“Company Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Company Insiders” shall mean those officers and directors (including board observers and any shareholder of the Company who could reasonably be deemed to be a “director by deputization” of Parent following the Closing as a result of an employee, associate or Affiliate of such Person being a member of the board of directors of Parent) of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act at or following the Effective Time and who are listed in the Section 16 Information.

“Company Lock-Up Agreement” shall have the meaning set forth in Section 6.3(e).

“Company No Approval Fee” shall have the meaning set forth in Section 7.2(f)(i).

“Company Option Dividend Waivers” shall have the meaning set forth in Section 5.16.

“Company Recommendation” shall have the meaning set forth in Section 3.9(a).

“Company Reporting Tail Endorsement” shall have the meaning set forth in Section 5.7(c).

“Company Restricted Share” shall mean each Company Common Share outstanding immediately prior to the Effective Time granted by the Company pursuant to the Company Share Plan that is subject to forfeiture risk.

“Company Risk Management Policies” shall have the meaning set forth in Section 3.4(e).

“Company Share Plan” shall have the meaning set forth in Section 3.2(a).

“Company Share Register” shall have the meaning set forth in Section 2.1.

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“Company Shareholder Materials” shall mean notice to the shareholders of the Company of the Company Shareholder Meeting, the Joint Proxy Statement/Prospectus and any other materials the Company may provide to the shareholders of the Company along with such notice and the Joint Proxy Statement/Prospectus, specifically in connection with the solicitation of the Required Company Vote.

“Company Shareholder Meeting” shall have the meaning set forth in Section 5.1(c).

“Company Shareholder Proxies” shall have the meaning set forth in Section 5.1(h).

“Company Shareholder Voting Agreement” shall have the meaning set forth in the Recitals.

“Company Stock Options” shall have the meaning set forth in Section 2.3(a).

“Company Subsidiaries Name Changes” shall have the meaning set forth in Section 1.8(c).

“Company Warrant” shall have the meaning set forth in Section 5.14(a)(i).

“Compensation and Benefit Plan” shall mean any pension, retirement, profit-sharing, deferred compensation, share option, restricted stock unit, equity-based compensation, performance units, employee stock ownership, severance pay, vacation, retention or other bonus or incentive plan, any other employee program or agreement, any medical, vision, dental, or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, whether or not tax-qualified or otherwise tax-preferred, maintained by, sponsored in whole or in part by, or contributed to by the Company or Parent or their Subsidiaries, as the case may be, for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate and any employment, retention, change in control, severance, termination, consulting or retirement agreement with their current or former employees, directors or independent contractors.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of August 19, 2009, between Parent and the Company.

“Consideration” shall have the meaning set forth in Section 2.1(a).

“Council” means the Council of Lloyd’s, including all delegates through whom that body is authorized to act.

“Deutsche Bank” shall have the meaning set forth in Section 3.20(a).

“Disclosure Letter” shall have the meaning set forth in Article III.

“Dissenting Holder” shall mean a holder of Company Common Shares who did not vote in favor of the Amalgamation and who complies with all of the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Bermuda Law.

“Dissenting Shares” shall mean Company Common Shares held by a Dissenting Holder.

“Effective Time” shall have the meaning set forth in Section 1.1.

“Employees” shall have the meaning set forth in Section 5.9(a).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(a).

“Expenses” shall mean all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of all notifications and reports required by the HSR Act, the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus, the Company Shareholder Materials and any amendments or supplements thereto, and the solicitation of the Required Company Vote, the Required Parent Vote and all other matters related to the transactions contemplated hereby.

“Financing” shall have the meaning set forth in Section 4.2(a).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Funds at Lloyd’s” has the meaning given in the Lloyd’s Membership Byelaw (No. 5 of 2005).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or self-regulatory organization or other similar quasi-governmental regulatory body or arbitration panel, tribunal or arbitrator.

“HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Insurance Laws” shall mean all applicable requirements relating to the sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments) and all Laws regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities.

“Insurance Subsidiary” shall mean any Subsidiary of a party that issues insurance policies or that is required to be licensed as an insurance company, reinsurance company, insurance intermediary, Lloyd’s corporate member or Lloyd’s managing agent and, where the context allows, includes the members of syndicates 2525, 2526 and 1400.

“Intellectual Property” shall mean: (a) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (b) inventions, discoveries and patents, and the improvements thereto; (c) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (d) Trade Secrets; (e) all rights in data and data bases; (f) all other intellectual property or similar proprietary rights; and (g) any applications, registrations and renewals for the foregoing.

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“Investment Assets” shall have the meaning set forth in Section 3.13(a).

“Investment Policy” shall have the meaning set forth in Section 3.13(a).

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(a).

“Knowledge” shall mean the actual knowledge, without due inquiry, of the officers of Parent set forth in Section 8.13(a) of the Parent Disclosure Letter or the officers of the Company set forth in Section 8.13(a) of the Company Disclosure Letter, as the case may be.

“Labor Organization” shall have the meaning set forth in Section 3.16(a).

“Law” shall mean any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity, including all relevant bye-laws and regulations of Lloyd’s in each of the jurisdictions in which it or its Subsidiaries are domiciled or conduct business or operate.

“Lease” shall have the meaning set forth in Section 3.18(a).

“Leased Real Property” shall have the meaning set forth in Section 3.18(a).

“Legal Proceedings” shall mean any claims, suits, actions, proceedings, arbitrations or other litigation whether judicial, arbitral or administrative, civil or criminal.

“Listed Parent Common Shares” shall have the meaning set forth in Section 5.10.

“Lloyd’s” shall mean the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales.

“Lloyd’s Regulations” means the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time.

“Material Adverse Effect” means, with respect to any party, any change, state of facts, circumstance, event or effect that is materially adverse to (a) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

(i) the execution, delivery, announcement and pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees;

(ii) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudian, U.S. or global financial markets;

(iii) the commencement, continuation or escalation of acts of war, armed hostilities, sabotage, acts of terrorism or other man-made disaster;

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(iv) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in similar geographic areas and product markets in which such party operates;

(v) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, act of war, armed hostilities, sabotage, act of terrorism or other natural or man-made disaster;

(vi) changes in GAAP or Applicable SAP or any applicable Law or interpretation or application of any of the foregoing following the date of this Agreement;

(vii) any change or announcement of a potential change in its or any of its Subsidiaries’ credit or claims paying rating or A.M. Best Company, Inc. rating or the ratings of any of its or its Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect, nor shall this exception impact Section 6.1(g) hereof);

(viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect); or

(ix) any action or failure to act required to be taken by a party in compliance with the express terms of this Agreement;

except in the case of the foregoing clauses (ii), (iii), (iv) and (vi) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its Subsidiaries taken as a whole relative to other similarly situated Persons in the property and casualty insurance and reinsurance industry or (b) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” shall mean any of the contracts described in clauses (i) through (xii) of Section 3.14(a).
“Max Bermuda” shall mean Max Bermuda Ltd., a Bermuda exempted company.

“Measurement Date” shall have the meaning set forth in Section 5.19(a).

“Merrill Lynch” shall have the meaning set forth in Section 3.20(a).

“Name Change” shall have the meaning set forth in Section 3.9(b).

“New Parent Warrant” shall have the meaning set forth in Section 5.14(a)(i).

“Non-Requesting Party” shall have the meaning set forth in Section 5.19(a).

“Non-Voting Parent Common Share” shall mean a non-voting common share, par value $1.00 per share, of Parent.

“Normal Closing Date” has the meaning given to that expression in the standard managing agent’s agreement.

“Nova Scotia Credit Agreement” shall mean the Credit Agreement, dated as of December 21, 2006, by and between Max Bermuda and The Bank of Nova Scotia.

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“Nova Scotia Credit Agreement Amendment” shall have the meaning set forth in Section 4.2(b).

“Other Parent Filings” shall have the meaning set forth in Section 5.1(a).

“Parent” shall have the meaning set forth in the Introduction.

“Parent 12/31/2009 Book Value” shall mean $1,564,633,000.

“Parent 2008 Stock Plan” shall have the meaning set forth in Section 5.9(c).

“Parent Benefit Plan” shall mean only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by Parent or its Subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Common Share” shall have the meaning set forth in Section 2.1(a).

“Parent Credit Agreement” means the Credit Agreement dated as of August 7, 2007 among Max Bermuda and Parent, as borrowers, various financial institutions, as lenders, ING Bank N.V., London Branch and Citibank, NA as co-syndication agents and Bank of America, National Association, as fronting bank, as administrative agent and LC administrator for the lenders and Banc of America Securities LLC, as sole lead arranger and book manager, as amended by First Amendment Agreement dated as of September 16, 2008 and Second Amendment Agreement, dated as of October 1, 2008.

“Parent Credit Agreement Amendment” shall mean the Third Amendment and Limited Consent to Credit Agreement, dated as of March 3, 2010 to the Parent Credit Agreement, entered into by and among Max Bermuda (f/k/a Max Re Ltd.) and Parent (f/k/a Max Re Capital Ltd.), various financial institutions which are parties thereto, Bank of America, N.A., as fronting, bank, Bank of America, N.A., as letter of credit administrator and Bank of America, N.A., as administrative agent for the lenders.

“Parent Current Insurance” shall have the meaning set forth in Section 5.7(d).

“Parent Disclosure Letter” shall have the meaning set forth in Article III.

“Parent Dividend” shall have the meaning set forth in Section 4.1(a)(i).

“Parent Employee Warrant Waiver” shall have the meaning set forth in Section 5.14(b)(ii).

“Parent Employee Warrantholder” shall have the meaning set forth in Section 5.14(b)(ii).

“Parent Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Parent Lock-Up Agreement” shall have the meaning set forth in Section 6.2(e).

“Parent No Approval Fee” shall have the meaning set forth in Section 7.2(e)(i).

“Parent Recommendation” shall have the meaning set forth in Section 3.9(b).

“Parent Registration Rights Agreement” shall have the meaning set forth in Section 5.13.

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“Parent Registration Rights Agreement Parties” shall have the meaning set forth in Section 3.2(j).

“Parent Registration Statement” shall have the meaning set forth in Section 5.1(a).

“Parent Reporting Tail Endorsement” shall have the meaning set forth in Section 5.7(d).

“Parent Risk Management Policies” shall have the meaning set forth in Section 3.4(e).

“Parent SEC Reports” shall have the meaning set forth in Section 3.4(b)(i).

“Parent Share Issuance” shall have the meaning set forth in the Recitals.

“Parent Share Issuance Vote” shall have the meaning set forth in Section 6.1(a).

“Parent Share Plans” shall have the meaning set forth in Section 3.2(a).

“Parent Shareholder Agreement” shall mean the Shareholders’ Agreement, dated as of December 22, 1999, among Parent, Max Bermuda and certain other signatories thereto.

“Parent Shareholder Meeting” shall have the meaning set forth in Section 5.1(d).

“Parent Shareholder Proxies” shall have the meaning set forth in Section 5.1(i).

“Parent Shareholder Voting Agreement” shall have the meaning set forth in the Recitals.

“Parent Subsidiaries Name Changes” shall have the meaning set forth in Section 1.8(b).

“Parent Vesting Waiver” shall have the meaning set forth in Section 5.15.

“Parent Warrant” shall mean any warrant to purchase Parent Common Shares outstanding as of the date of this Agreement.

“Permits” shall mean permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, waivers, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of a party or its Subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which it or its Subsidiaries currently conduct or operate its business.

“Permitted Encumbrance” shall mean (a) statutory liens securing payments not yet due, (b) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (c) restrictions on transfer imposed by Law, (d) assets pledged or transferred to secure reinsurance or retrocession obligations, (e) ordinary-course securities lending and short-sale transactions with a recognized creditworthy counterpart, (f) investment securities held in the name of a nominee, custodian or other record owner, (g) with respect to a party, the liens, encumbrances and restrictions set forth in Section 8.13(b) of such party’s Disclosure Letter, (h) statutory deposits or (i) deposits, or the posting, of funds, investment securities or other assets in trusts or as collateral pursuant to the terms of any Policy, in the case of each of the forgoing clauses, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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“Person” shall mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Policies” shall mean all policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by any Insurance Subsidiary.

“Post-Closing Parent Directors” shall have the meaning set forth in Section 1.5(a).

“Recommendation Withdrawal” shall have the meaning set forth in Section 5.4(b).

“Registrar” shall have the meaning set forth in Section 1.1.

“Regulatory Material Adverse Effect” shall have the meaning set forth in Section 5.3(d).

“Reinsurance Agreement” shall mean any ceded reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which any party’s Insurance Subsidiaries is a party or under which a party’s Insurance Subsidiary has any existing material rights, obligations or liabilities.

“Representatives” shall mean the directors, officers, employees or controlled Affiliates or any advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

“Requesting Party” shall have the meaning set forth in Section 5.19(a).

“Required Company Vote” shall have the meaning set forth in Section 3.10(b).

“Required Parent Vote” shall have the meaning set forth in Section 3.10(a).

“Required Shareholder Votes” shall have the meaning set forth in Section 3.10(b).

“SAP Statements” shall mean the statutory statements of a party’s Insurance Subsidiaries as filed with the insurance regulators in their respective jurisdiction of domicile for (a) U.S. domiciled Insurance Subsidiaries, for the year ended December 31, 2009, and (b) for non-U.S. domiciled Insurance Subsidiaries, for the year ended December 31, 2008.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” shall mean information accurate in all material respects regarding the number of Company Common Shares held by each such Company Insider and expected to be exchanged for Parent Common Shares in the Amalgamation, and the number and description of the Company Stock Options or the Company Warrants held by each such Company Insider and expected to be converted into Company Converted Options or New Parent Warrants, respectively, in connection with the Amalgamation; provided that the requirement for a description of any (a) Company Stock Options shall be deemed to be satisfied if true and complete copies of the Company Share Plan, and all forms of agreements evidencing grants thereunder, under which such Company Stock Options have been granted, have been made available to Parent and (b) Company Warrants shall be deemed to be satisfied if true and complete copies of the form of Company Warrants and complete information regarding the exercise prices and issuance dates of each applicable Company Warrant have been made available to Parent.

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“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Securityholders’ Agreement” shall mean the Securityholders’ Agreement, dated as of December 15, 2005, and amended as of November 17, 2006, among the Company and the securityholders named therein.

“Securityholders’ Agreement Termination” shall have the meaning set forth in Section 3.9(a).

“Shareholder Filing” shall have the meaning set forth in Section 5.3(a).

“Special Dividend” shall have the meaning set forth in Section 5.6.

“Stone Point Agreement” shall have the meaning set forth in Section 5.18(b).

“SSAP” shall mean statement of statutory accounting principles.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superior Proposal” means a Takeover Proposal (with all references to “10% or more” in the definition of Takeover Proposal being deemed to be references to “more than 50%”) made in writing that is on terms that the board of directors of such party determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the Person making the Takeover Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the party involving the condition) and availability of any necessary financing), is more favorable to the shareholders of such party than the transactions contemplated hereby (taking into account any written proposal to amend this Agreement by and binding upon the other party hereto which is received prior to the determination by a party’s board of directors) and which the board of directors of such party determines is reasonably likely to be consummated.

“Takeover Proposal” means any proposal or offer from any Person (other than the other party or its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any Voting Debt) of any of a party’s Subsidiaries) or businesses that constitute 10% or more of the assets or account for 10% or more of the net income of such party and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities (including any Voting Debt) of such party, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 10% or more of any class of equity securities (including any Voting Debt) of such party or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such party or any of its Subsidiaries, in each case, pursuant to which any Person or the shareholders of any Person would own 10% or more of any class of equity securities (including any Voting Debt) of such party or of any resulting parent company of such party, in each case other than the Amalgamation.

“Tax” shall mean (a) all federal, state, county, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, recording,

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franchise, profits, inventory, share capital, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) above, and (c) any transferee liability in respect of any items described in clause (a) or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Asset” shall mean any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, Parent or any Subsidiaries thereof.

“Taxing Authority” shall mean the IRS or any other Governmental Entity responsible for the administration of any Tax.

“Termination Fee” shall have the meaning set forth in Section 7.2(b).

“Trade Secrets” shall mean any trade secrets, confidential business and technical information, proprietary information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists).

“Transaction Approvals” shall have the meaning set forth in Section 3.3(c).

“Uncertificated Company Common Shares” shall have the meaning set forth in Section 2.1(a).

“Underwriting Model” shall have the meaning set forth in Section 3.17(c).

“Vesting Options” shall have the meaning set forth in Section 4.1(a)(i).

“Voting Debt” shall have the meaning set forth in Section 3.2(d).

“Willis” shall have the meaning set forth in Section 3.20(b).

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IN WITNESS WHEREOF, the Company, Parent and the Amalgamation Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

HARBOR POINT LIMITED

By:	/S/ JOHN R. BERGER
Name:	John R. Berger
Title:	President and Chief Executive Officer

MAX CAPITAL GROUP LTD.

By:	/S/ W. MARSTON BECKER
Name:	W. Marston Becker
Title:	Chairman and Chief Executive Officer

ALTERRA HOLDINGS LIMITED

By:	/S/ PETER A. MINTON
Name:	Peter A. Minton
Title:	President

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SIGNATURES

Solely as to Section 5.7 hereof, this Agreement is hereby countersigned by the following Indemnified Persons and is directly enforceable by each such countersignatory as provided in Section 5.7(h) hereof:

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EXHIBIT A

AMALGAMATION AGREEMENT

Dated as of [—], 2010

Among

MAX CAPITAL GROUP LTD.

ALTERRA HOLDINGS LIMITED

And

HARBOR POINT LIMITED

THIS AMALGAMATION AGREEMENT is dated as of [— ], 2010, AMONG:

(1) MAX CAPITAL GROUP LIMITED, a company incorporated under the laws of Bermuda having its registered office at [—], Bermuda (hereinafter called “PARENT”);

(2) ALTERRA HOLDINGS LIMITED, a company incorporated under the laws of Bermuda having its registered office at [—], Bermuda (hereinafter called “AMAL 1”); and

(3) HARBOR POINT LIMITED, a company incorporated under the laws of Bermuda having its registered office at [—], Bermuda (hereinafter called “AMAL 2”).

WHEREAS:

(A) AMAL 1 was incorporated under the laws of Bermuda pursuant to the Companies Act and is a company in good standing under the laws of Bermuda;

(B) AMAL 2 was incorporated under the laws of Bermuda pursuant to the Companies Act and is a company in good standing under the laws of Bermuda;

(C) AMAL 1, acting under the authority contained in Section 104 of the Companies Act by the written consent of its sole Member dated March [—], 2010, and AMAL 2, acting under the authority contained in Section 104 of the Companies Act by a resolution passed at a special general meeting of its Members held on [—], 2010, agreed to amalgamate upon the terms and conditions hereinafter set out;

(D) AMAL 1 has an authorised and issued share capital of $[—] consisting of [—] common shares having a par value of $1.00, all of which are validly issued and fully paid;

(E) AMAL 2 has an authorised and issued share capital of [—] consisting of [—] Company Common Shares, all of which are validly issued and fully paid; and

(F) It is desired by the parties that the said amalgamation shall be effected.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1. In this Agreement words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Words and expressions defined in the Agreement and Plan of Amalgamation (as defined below) and not otherwise defined in this Agreement shall have the meanings ascribed them in the Agreement and Plan of Amalgamation. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement” means this Amalgamation Agreement;

“Agreement and Plan of Amalgamation” means the Agreement and Plan of Amalgamation, dated as of March 3, 2010, among PARENT, AMAL 1 and AMAL 2 (including the Annexes and Exhibits thereto, the Parent Disclosure Letter and the Company Disclosure Letter);

“Amalgamated Company” means the company continuing from the amalgamation of the Amalgamating Companies;

“Amalgamating Companies” means AMAL 1 and AMAL 2;

“Board of Directors” shall have the meaning attributed to such term in Clause 6.

“Dissenting Holder” shall have the meaning attributed to such term in Clause 9;

“Dissenting Shares” shall have the meaning attributed to such term in Clause 9; and

“Excluded Shares” means Company Common Shares that are owned by PARENT or by any Subsidiary of PARENT immediately prior to the Effective Time.

2. AMAL 1 and AMAL 2 shall cause an application for registration of an amalgamated company to be prepared, executed and delivered to the Registrar of Companies in Bermuda as provided under Section 108

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of the Companies Act on the Closing Date and shall cause the Amalgamation to become effective pursuant to the Companies Act.

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Amalgamation and in accordance with the Companies Act, at the Effective Time, AMAL 1 and AMAL 2 shall amalgamate and continue as a Bermuda exempted company.

The Amalgamation shall become effective upon the issuance of a Certificate of Amalgamation by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties will request that the Registrar provide in the Certificate of Amalgamation that the Effective Time will be the time when the Amalgamation Application is filed with the Registrar or another time mutually agreed by the parties.

3. The name of the Amalgamated Company shall be “Alterra Holdings Limited” (that is, the present name of AMAL 1) and the registered office of the Amalgamated Company shall be [—], Bermuda.

4. The memorandum of association of the Amalgamated Company shall be in the same form as the memorandum of association of AMAL 1.

5. The bye-laws of the Amalgamated Company shall be in the same form as the bye-laws of AMAL 1.

6. The Board of Directors of the Amalgamated Company (the “Board of Directors”) shall initially consist of not more than three (3) directors, and the first directors of the Amalgamated Company shall be the persons whose names and addresses are set out in Schedule 1 attached hereto, who shall hold office until the earlier of their resignation or removal or until their successors are elected or appointed.

7. The management and supervision of the business and affairs of the Amalgamated Company shall be under the control of the Board of Directors from time to time subject to the provisions of the Companies Act and the bye-laws of the Amalgamated Company.

8. At the Effective Time:

a.	each common share of $[—] each in the share capital of AMAL 1 that is issued and outstanding immediately prior to the Effective Time shall be converted into a common share in the capital of the Amalgamated Company having a par value of $[—];

b.	each Company Common Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall not be converted into the capital of the Amalgamated Company but shall instead be converted into the right to receive the Consideration, as set forth in Schedule 2 attached hereto;

c.	each Excluded Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof; and

d.	subject to Clause 9 below, each Dissenting Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right of a holder thereof to receive the fair value of such Dissenting Share as appraised by the Supreme Court of Bermuda pursuant to Section 106 of the Companies Act.

9. Any Company Common Shares held by a person who did not vote in favor of the Amalgamation and who complies with all the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Bermuda Law (any such holder, a “Dissenting Holder” and such Company Common Shares, “Dissenting Shares”) shall not be converted into the right to receive the Consideration, but shall be cancelled and converted into the right to receive the fair value thereof as appraised by the Supreme Court of Bermuda under Section 106 of the Companies Act. In the event that a Dissenting Holder fails to perfect, effectively withdraws or otherwise

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waives any right to appraisal, its Company Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Consideration for each such Dissenting Share.

10. AMAL 1 and AMAL 2 agree to execute and do all such acts, deeds and things as shall or may be necessary to give effect to their respective undertakings pursuant to this Agreement.

11. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

12. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

13. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of Bermuda, without giving effect to its principles or rules of conflict of laws. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom), for the purposes of any litigation, action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

14. References to “$” in this Agreement are to the lawful currency of the United States of America.

15. The Schedules to this Agreement shall form a part hereof.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, PARENT, AMAL 1 and AMAL 2 have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

ALTERRA HOLDINGS LIMITED

By:
Name:
Title:

HARBOR POINT LIMITED

By:
Name:
Title:

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Schedule 1 - Board of Directors of Amalgamated Company

NAME	ADDRESS
W. Marston Becker

John Berger

Peter Minton

Schedule 2

1.	Share Conversion and Cancellation Methodology

1.1 Subject to Clauses 8 and 9 of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holders of any Company Common Shares, pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Amalgamation:

1.1.1	each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive for each Company Common Share 3.7769 validly issued, fully paid and non-assessable PARENT common shares, each having a par value of $1.00 (each, a “Parent Common Share”), together with any cash paid in lieu of fractional shares in accordance with Section 2.2(e) of the Agreement and Plan of Amalgamation (collectively, the “Consideration”). Upon such conversion, each Company Common Share shall be cancelled and each holder of a valid Company Certificate or Company Common Shares registered in the Company Share Register immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Company Common Shares except the right to receive the Consideration. The Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Shares or Company Common Shares having a record date on or following the date hereof and prior to the Effective Time, it being understood that (a) the intent of such adjustment is to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement and the Agreement and Plan of Amalgamation, prior to any such change and (b) nothing in this paragraph 1.1.1 shall be construed to permit AMAL 2 or PARENT to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Agreement and Plan of Amalgamation; and

1.1.2	in consideration of the cancellation of all of the Company Common Shares (other than Dissenting Shares), prior to or at the Effective Time, PARENT shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with Article II of the Agreement and Plan of Amalgamation the Exchange Fund for the purpose of the Exchange Agent complying with the exchange procedures set forth in Section 2.2 of the Agreement and Plan of Amalgamation

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EXHIBIT B

BYE-LAWS

of

ALTERRA HOLDINGS LIMITED

Schedule—Form A (Bye-law 58)	28
Schedule—Form B (Bye-law 62)	29
Schedule—Form C (Bye-law 66)	30

INTERPRETATION

1.	Interpretation

(1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:-

(a) “Act” means the Companies Act 1981 as amended and replaced from time to time;

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no Member of the Company shall be deemed an Affiliate of another Member solely by reason of an investment in the Company. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise;

(c) “Auditor” includes any individual or partnership;

(d) “Board” means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

(e) “Business Day” means any day, other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or The City of New York, United States, are authorised or obligated by law or executive or other order to close;

(f) “Common Shares” means the common shares of the Company, initially having a par value of US$1.00 per share, and includes a fraction of a Common Share;

(g) “Company” means Alterra Holdings Limited, the company for which these Bye-laws are approved and confirmed;

(h) “Designated Subsidiary” has the meaning specified in Bye-law 93;

(i) “Dividend” includes a bonus or capitalisation issue of shares;

(j) “general meeting,” “general meeting of the Company,” “Special general meeting” and “special general meeting of the Company” each means a meeting of the Members of the Company having the right to attend and vote thereat;

(k) “Member” means the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such Persons as the context so requires;

(l) “Notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

(m) “Officer” means any Person appointed by the Board to hold an office in the Company;

(n) “Person” means any individual, company, corporation, firm, partnership, limited liability company, trust or any other business, enterprise, entity or person, whether or not recognised as constituting a separate legal entity;

(o) “Register of Directors and Officers” means the Register of Directors and Officers referred to in these Bye-laws;

(p) “Register of Members” means the Register of Members referred to in these Bye-laws;

(q) “Resident Representative” means any Person appointed to act as resident representative and includes any deputy or assistant resident representative;

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(r) “Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

(s) “share” means any share or any class or series of shares in the share capital of the Company, whether issued and outstanding or not, and includes a fraction of a share;

(t) “Subsidiary”, with respect to any Person, means a company, more than fifty percent (50%) of the outstanding voting shares of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or any such Person and one or more other Subsidiaries;

(u) “Treasury Share” means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

(v) “United States” and “U.S.” each means the United States of America and any territory and political subdivision thereof;

(2) In these Bye-laws, where not inconsistent with the context:

(a) words denoting the plural number include the singular number and vice versa;

(b) words denoting the masculine gender include the feminine gender;

(c) words importing persons include companies, associations or bodies of persons whether corporate or not;

(d) the word:

(i)	“may” shall be construed as permissive;

(ii)	“shall” shall be construed as imperative; and

(e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

(3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in a visible form.

(4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

(5) In these Bye-laws, (i) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto, (ii) the word “Board” in the context of the exercise of any power contained in these Bye-laws includes any committee consisting of one or more individuals appointed by the Board, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated in accordance with these Bye-laws, (iii) no power of delegation shall be limited by the existence of any other power of delegation and (iv) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any Person who is for the time being authorised to exercise it under Bye-laws or under another delegation of the powers.

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BOARD OF DIRECTORS

2.	Board of Directors

The business of the Company shall be managed and conducted by the Board.

3.	Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting and the business and affairs of the Company shall be so controlled by the Board. The Board also may present any petition and make any application in connection with the winding up or liquidation of the Company.

(2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

4.	Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5.	Power to appoint manager

The Board may appoint a Person or a body of Persons to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6.	Power to authorise specific actions

The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument in the name and on behalf of the Company.

7.	Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any Person or body of Persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period (or for unspecified length of time) and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

8.	Power to delegate to a committee

The Board may delegate any of its powers to one or more committees appointed by the Board (and the Board may appoint alternative committee members or authorise the committee members to appoint their own

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alternates), which may consist partly or entirely of non-Directors. All Board committees shall conform to such directions as the Board shall impose on them; provided, that each member shall have one vote, and each committee shall have the right as it deems appropriate to retain outside advisors and experts. Each committee may adopt rules for the conduct of its affairs, including rules governing the adoption of resolutions by unanimous written consent, and the place, time, and notice of meetings, as shall be advisable and as shall not be inconsistent with these Bye-laws regarding Board meetings or with any applicable resolution adopted by the Board. Notwithstanding the foregoing, no committee may hold a meeting within the United States. Each committee shall cause minutes to be made of all meetings of such committee and of the attendance thereat and shall cause such minutes and copies of resolutions adopted by unanimous consent to be promptly inscribed or incorporated by the Secretary in the minute book.

9.	Power to appoint and dismiss employees

The Board may appoint, suspend or remove any officer, manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

10.	Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

11.	Exercise of power to purchase shares of or discontinue the Company

(1) The Company shall have the power to purchase its own shares or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

(2) The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

12.	Election of Directors

(1) The Board shall consist of at least two (2) and no more than ten (10) Directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the Directors then in office; provided, however, that if no such resolution shall be in effect the number of Directors shall be three (3) Directors. Any increase in the size of the Board pursuant to this Bye-law 12(1) shall be deemed to be a vacancy and may be filled in accordance with Bye-law 16 hereof. Directors shall be elected, except in the case of a vacancy (as provided for in Bye-law 15 or 16, as the case may be), by the Members in the manner set forth in paragraph (2) of this Bye-law 12 at an annual general meeting or any special general meeting called for the purpose and who shall hold office for the term set forth in paragraph (3) of this Bye-law 12.

(2) The members of the current Board as of the adoption of these Bye-laws shall hold office until the annual general meeting held in 2013, unless they are removed from office by the Members pursuant to Bye-law 15 or their office is otherwise vacated prior to such date. All Directors shall be elected to three-year terms. Each Director shall serve until the expiration of such Director’s term or until such Director’s successor shall have been duly elected or appointed or until such Director’s office is otherwise vacated.

13.	Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

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14.	Alternate Directors/Observer

There shall be no alternate Directors and no Member or Director shall have a right to designate any person to attend meetings of the Board or Board Committees as a non-voting observer.

15.	Removal of Directors

(1) Subject to any provision to the contrary in these Bye-laws, Members holding a majority of the issued and outstanding shares entitled to vote at a general meeting or special meeting or conferring the right to vote on a resolution to remove a or such Director may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal.

(2) A vacancy on the Board created by the removal of a Director under the provisions of paragraph (1) of this Bye-law 15 may be filled by the Members holding at least 70% of the issued and outstanding shares entitled to vote at a general meeting or special meeting or conferring the right to vote on such resolution and, in the absence of such election or appointment, the Board may fill the vacancy in accordance with Bye-law 16. A Director so appointed shall hold office for the balance of the term of such vacant Board position, or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated.

16.	Other Vacancies on the Board

(1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of an increase in the size of the Board pursuant to Bye-law 12(1), the death, disability, disqualification, resignation or removal of any Director or if such Director’s office is otherwise vacated. A Director so appointed shall hold office for the balance of the term of such vacant Board position, or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated.

(2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Bye-laws as the quorum or that there is only one continuing Director, act for the purpose of (i) filling vacancies on the Board, (ii) summoning a general meeting of the Company or circulating a proposed written resolution of the Members or (iii) preserving the assets of the Company.

(3) The office of Director shall be deemed to be vacated if the Director:

(a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes of unsound mind or dies;

(d) resigns his or her office by notice in writing to the Company.

17.	Notice of meetings of the Board

(1) A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board must be provided at least two (2) days in advance of such meeting, and must state the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting unless the Directors unanimously agree to waive notice of such meeting. Notwithstanding the foregoing, shorter notice shall be valid if it is reasonable under the circumstances.

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(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, cable, telex, telecopier, electronic mail, facsimile or other mode of representing words in a visible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

18.	Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office, present in person.

19.	Meetings of the Board

(1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided, however, that no Director may participate in any meeting of the Board while physically present in the United States.

(3) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

20.	Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, provided that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States (but, notwithstanding Bye-law 19(2) hereof, a Director who is not the last Director to sign may sign a resolution in writing even though he or she is in the United States). Such resolution shall be deemed to be adopted as an act of the Board, at the place where, and at the time when, the last signature of a Director is affixed thereto.

21.	Contracts and disclosure of Directors’ interests

(1) Any Director, or any Person associated with, related to or affiliated with any Director, may act in a professional capacity for the Company and such Director or such Person shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

(3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

22.	Remuneration of Directors

(1) The remuneration and benefits (if any) of the Directors, including without limitation, participation in any share option or incentive plan and loans (with the general or specific consent required by Section 96 of the Act)

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in connection therewith, shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

(2) A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period on such terms as to remuneration and otherwise as the Board may determine.

(3) The Board may award special remuneration and benefits to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or attorney to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

23.	Other interests of Directors

A Director may be or become a director or other officer of or otherwise interested in any company or Person promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director or officer of, or from his or her interest in, such other company or Person. The Board may also cause the voting power conferred by the shares in any other company or Person held or owned by the Company to be exercised in such manner in all respects as the Board thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company or Person, or voting or providing for the payment of remuneration to the directors or officers of such other company or Person.

OFFICERS

24.	Officers of the Company

The Officers of the Company shall consist of a President and a Vice President or a Chairman and a Deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws. Subject to compliance with any requirement of the Act, the same individual may hold two (2) or more offices in the Company.

25.	Appointment of Officers

(1) The Board shall, as soon as possible after each annual general meeting, appoint a President and a Vice President or a Chairman and a Deputy Chairman who shall be Directors.

(2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26.	Remuneration of Officers

The Officers shall receive such remuneration and benefits, including, without limitation, participation in any share option or incentive plan and loans (with the general or specific consent required by Section 96 of the Act) in connection therewith as the Board may from time to time determine.

27.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

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28.	Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and, if not, the President shall act as chairman at all meetings of the Members and of the Board at which such person is present. In their absence, the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

MINUTES

30.	Obligations of Board to keep minutes

(1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of Officers;

(b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.

(2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

INDEMNITY

31.	Indemnification of Directors and Officers of the Company

(1) The Directors, Secretary and other Officers (such term to include, for the purposes of Bye-laws 31 and 32, any person appointed to any committee by the Board) and employees and agents of the Company or any Subsidiary of the Company (each an “Indemnified Entity”) who has acted or is acting in relation to any of the affairs of an Indemnified Entity, and the liquidator or trustees (if any) who has acted or is acting in relation to any of the affairs of an Indemnified Entity, and every one of them, and their heirs, executors and administrators (each an “Indemnified Person”), shall be indemnified and secured harmless out of the assets of the Company from and against all liabilities, actions, costs, charges, losses, damages and expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, shall or may incur or sustain by or by reason of any act done, conceived in, concurred in or omitted (actual or alleged) in the conduct of the Indemnified Entity’s business or in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to an Indemnified Entity shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to an Indemnified Entity shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts and the indemnity contained in this Bye-law shall extend to any Director, Secretary or other Officer acting in any office or trust on the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect to such appointment or election, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Act.

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(2) Any indemnification under this Bye-law 31, unless ordered by a court, shall be made by the Company only as authorised in the specific case upon a determination that indemnification of such Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standard of conduct set forth in paragraph (1) of this Bye-law 31. Such determination shall be made (i) by the Board by a majority vote of disinterested Directors or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion or (iii) by a majority vote of the Members. The Company shall purchase and maintain insurance to protect itself and any Indemnified Person entitled to indemnification pursuant to this Bye-law 31, to the fullest extent permitted by law.

(3) Expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought pursuant to paragraph (1) of this Bye-law 31 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be ultimately determined that such Indemnified Person is not entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law; provided, that if it is determined by either (i) a majority vote of Directors who were not parties to such action, suit or proceeding or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such Indemnified Person is entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this paragraph (3) of this Bye-law 31. Such expenses (including attorneys’ fees) incurred by agents of the Company may be paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board deems appropriate.

(4) To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

(5) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law 31 shall, unless otherwise provided when authorised or ratified, continue as to an Indemnified Person who has ceased to hold the position for which such Indemnified Person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such an Indemnified Person.

(7) No amendment or repeal of any provision of this Bye-law 31 shall alter, to the detriment of any Person, the right of such Person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

(8) Each Member of the Company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to an Indemnified Entity.

32.	Waiver of claim by Member

Each Member of the Company, and the Company, agrees to waive any claim or right of action he or it might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Indemnified Entity, provided, that, such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Indemnified Person.

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MEETINGS

33.	Notice of annual general meeting

The annual general meeting of the Company shall be held in each year (including within the first year of incorporation) at such time and place (which shall not be in the United States) as the President or the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least five (5) days’ notice of such meeting shall be given to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 stating the date, place (which shall not be in the United States) and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

34.	Notice of special general meeting

The President or the Chairman or any two Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than two (2) days’ notice to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 which shall state the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting.

35.	Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting.

36.	Meeting called on requisition of Members

Subject to the terms of any class or series of shares issued by the Company and notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

37.	Short notice

Subject to the terms of any class or series of shares issued by the Company, a general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

38.	Postponement of meetings

The Secretary or any Director may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 in accordance with the provisions of these Bye-laws.

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39.	Quorum for general meeting

At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company as at the relevant record date determined pursuant to Bye-law 61 throughout the meeting shall form a quorum for the transaction of business, provided, however, that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is so adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business and continues throughout the meeting, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman of the meeting which shall not be treated as part of the business of the meeting.

40.	Adjournment of meetings

The chairman of a general meeting may, with the consent of 50% of the Members present in person or by proxy at any general meeting whether or not a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws with respect to a special general meeting of the Company.

41.	Attendance at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no Member may participate in any general meeting while that Member (or, if any Member is an entity, its representative) is physically present in the United States.

42.	Written resolutions

(1) Subject to paragraph (6) of this Bye-law 42, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution or the record date determined pursuant to Bye-law 61 (if earlier) would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date. Any resolution in writing may be signed within or outside the United States; provided, that the last Member to sign the resolution must sign such resolution outside of the United States.

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(4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly; provided, that no such resolution shall be valid unless the last signature of a Member is affixed outside the United States,.

(5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

(6) This Bye-law shall not apply to:-

(a) a resolution passed pursuant to Section 89(5) of the Act; or

(b) a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

43.	Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

44.	Voting at meetings

(1) Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

(2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

45.	Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

46.	Decision of chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

47.	Demand for a poll

(1) Notwithstanding the provisions of the immediately preceding two Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:-

(a) the chairman of such meeting; or

(b) at least three Members present in person or represented by proxy; or

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(c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

(2) Where, in accordance with the provisions of paragraph (1) of this Bye-law 47, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in paragraph (4) of this Bye-law 47 or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3) A poll demanded in accordance with the provisions of paragraph (1) of this Bye-law 47, for the purpose of electing a chairman of the meeting or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the Chairman (or acting chairman) may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4) Where a vote is taken by poll, each Person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. The Board may appoint one or more inspectors to act at any general meeting where a vote is taken by a poll. Each inspector shall take and sign an oath faithfully to exercise the duties of inspector at such meeting with strict impartiality and according to the best of his, her or its ability. The inspectors shall determine the number of shares issued and outstanding and the voting power of each, by reference to the Register of Members as at the relevant record date determined pursuant to Bye-law 61, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies and examine and count all ballots and determine the results of any vote. The inspector shall also hear and determine challenges and questions arising in connection with the right to vote. No Director or candidate for the office of Director shall act as an inspector. The determination and decision of the inspectors shall be final and binding.

48.	Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

49.	Instrument of proxy

(1) Every Member entitled to vote has the right to do so either in person or by one or more Persons authorised by a written proxy executed and delivered in accordance with these Bye-laws. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney authorised by him or her in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

(2) Any Member may appoint one or more Persons a standing proxy or (if a corporation) a standing representative by depositing at the registered office, or at such place or places as the Board may otherwise

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specify for the purpose, a proxy or (if a corporation) a written authorisation. Such proxy or authorisation shall be valid for all general meetings and adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the registered office, or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect to which the Member has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it. A Person so authorised as a representative of a corporation shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise if it were an individual Member and the grantor shall for the purposes of these Bye-laws be deemed to be present in person at any such meeting if the Person so authorised is present at the meeting.

(3) Subject to paragraph (2) of this Bye-law 49, the instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require shall be delivered at the registered office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) not less than 24 hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the individual named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution and in default the instrument of proxy shall not be treated as valid.

(4) Instruments of proxy shall be in any common form or other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy for use at that meeting or in connection with that written resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates.

(5) A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the registered office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy is used.

(6) Subject to the Act, the Board may, or the chairman of the relevant meeting may at his or her discretion (with respect to such meeting only) waive any of the provisions of these Bye-laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Member at general meetings or to sign written resolutions.

50.	Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorise one or more Persons as it thinks fit to act as its representative at any meeting of the Members and the Person or Persons so authorised shall be entitled to exercise the same powers on behalf of the corporation which such Person or Persons represent as that corporation could exercise if it were an individual Member. Such corporation shall for the purposes of these Bye-laws be deemed to be present in person at any such meeting if a Person so authorised is present at the

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meeting. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any Person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

51.	Rights of shares

(1) The share capital of the Company shall be divided into a single class of Common Shares. The Board may create classes and series of shares and may increase or decrease the number of shares of any class or series as it sees fit. The Board also may, subject to the Act and to any rights attaching to the issued and outstanding shares, cancel, redeem or purchase any shares and shares of any class or series and further terminate any class or series of shares.

(2) The holders of Common Shares shall be entitled to one vote per Common Share. However, subject to these Bye-laws and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class or series of shares, the Board may issue non-voting Common Shares which will not entitle the holders thereof to such voting rights. The Common Shares shall entitle the holders thereof, subject to the provisions of these Bye-laws:

(a) to share equally share for share in dividends (whether payable in cash, property or securities of the Company) as the Board may from time to time declare;

(b) in the event of a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of an amalgamation, reorganisation or otherwise or upon any distribution of share capital and surplus, be entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company; and

(c) generally be entitled to enjoy all of the rights attaching to shares.

52.	Power to issue shares

(1) Subject to the provisions of these Bye-laws and to any rights attaching to issued and outstanding shares, the unissued shares (whether forming part of the original share capital or any increased share capital) shall be at the disposal of the Board, which may issue, offer, allot, exchange or otherwise dispose of shares or options, warrants or other rights to purchase shares or securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issuance of shares or options, warrants or other rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine (including, without limitation, such preferred or other special rights or restrictions with respect to dividend, voting, liquidation or other rights of the shares as may be determined by the Board). The Board may issue shares as a new or existing class or series of shares.

(2) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(3) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any Person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted pursuant to Sections 39A, 39B, and 39C of the Act.

(4) The Company may from time to time do any one or more of the following things:

(i) make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

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(ii) accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up;

(iii) pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(iv) issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

53.	Variation of rights and alteration of share capital

(1) While the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued and outstanding shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(2) The Company may from time to time by resolution of the Company in general meeting alter the conditions of its Memorandum of Association by all or any of those actions listed in Section 45(1) of the Act and accordingly may change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

54.	Registered holder of shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

(2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

55.	Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

56.	Share certificates

(1) Every Member shall be entitled to a share certificate under the seal of the Company (or a facsimile or representation thereof as the Board may determine) specifying the number and, where appropriate, the class of

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shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means. Notwithstanding the foregoing and the provisions of Bye-law 87 (Manner in which seal is affixed), the Board may determine that a share certificate need not be signed on behalf of the Company.

(2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

57.	Calls on shares

The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members.

58.	Forfeiture of shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto.

(2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

59.	Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

60.	Inspection of Register of Members

(1) The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

(2) Subject to the provisions of the Act, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers and the contents thereof.

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61.	Determination of record dates

Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:-

(a) determining the Members entitled to receive any dividend;

(b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company (and the Board may determine a different record date for any adjournment or postponement thereof);

(c) determining the Members entitled to execute a resolution in writing; and

(d) determining the number of issued and outstanding shares for or in connection with any purpose.

TRANSFER OF SHARES

62.	Instrument of transfer

(1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “B” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

63.	Restriction on transfer

(1) Subject to the Act, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.

(2) Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

(3) The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine; provided, however, that such registration shall not be suspended for more than forty-five (45) days in any period of three hundred and sixty five (365) consecutive days.

64.	Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

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TRANSMISSION OF SHARES

65.	Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

66.	Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “C” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

67.	Declaration of dividends by the Board

The Board may, subject to any rights or restrictions at the time lawfully attached to any class or series of shares and subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

68.	Other distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

69.	Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other special or general purpose.

70.	Deduction of amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

71.	Unclaimed dividends

Any dividend or distribution unclaimed for a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert and belong to the Company and the payment by the Board of any unclaimed dividend or distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

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72.	Interest on dividend

No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

73.	Issue of bonus shares

(1) The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or funds or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2) The Company may capitalise any sum standing to the credit of a reserve account or fund or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

74.	Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83 (2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours. No Member in its capacity as a Member shall have any right to inspect any accounting record or book or document of the Company except as conferred by the Act or as authorised by the Board.

75.	Financial year end

The financial year end of the Company may be determined by the Board and failing such resolution shall be 31st December in each year.

76.	Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

77.	Appointment of Auditor

Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

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78.	Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

79.	Vacation of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the Board may fill the vacancy thereby created.

80.	Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

81.	Report of the Auditor

(1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

(2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

(3) The generally accepted auditing standards referred to in paragraph (2) of this Bye-law 82 may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

NOTICES

82.	Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non-transitory form. If such notice is sent by next-day courier, cable, telex, telecopier, facsimile or electronic-mail, it shall be deemed to have been given the Business Day following the sending thereof and, if by registered mail, three Business Days following the sending thereof.

83.	Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

84.	Service and delivery of notice

Subject to Bye-law 82 any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

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SEAL OF THE COMPANY

85.	The seal

The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use inside or outside Bermuda.

86.	Manner in which seal is to be affixed

Subject to Bye-law 56 (Share certificates), the seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or any person appointed by the Board for the purpose, provided that any Director, Officer or Resident Representative, may affix the seal of the Company attested by such Director, Officer or Resident Representative’s signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative. Any such signature may be printed or affixed by mechanical means on any share certificate, debenture, stock certificate or other security certificate.

BENEFITS, PENSIONS AND INSURANCE

87.	Benefits

The Board may (by establishment of or maintenance of schemes or otherwise) provide benefits, whether by share options or incentive plans and loans to acquire shares (subject to obtaining any general or specific consent under the provision of Section 96 of the Act), the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director, Officer or employee of the Company or any of its Subsidiaries or Affiliates and for any member of his or her family (including a spouse and a former spouse) or any individual who is or was dependent on him or her, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

88.	Insurance

Without prejudice to the provisions of Bye-laws 31 and 32, the Board shall have the power to purchase and maintain insurance for or for the benefit of any individuals who are or were at any time Directors, Officers or employees of the Company, or of any of its Subsidiaries or Affiliates, or who are or were at any time trustees of any pension fund in which Directors, Officers or employees of the Company or any such Subsidiary or Affiliate are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such individuals in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, Subsidiary, Affiliate or pension fund.

89.	Limitation on Accountability

No Director or former Director shall be accountable to the Company or the Members for any remuneration or benefit provided pursuant to Bye-laws 22, 87 or 88 and the receipt of any such benefit shall not disqualify any individual from being or becoming a Director of the Company.

WINDING UP

90.	Determination to liquidate

Subject to the Act, the Company may be wound up voluntarily by resolution of the Members. However, the Board shall have the power to present any petition and make any application in connection with the winding up or liquidation of the Company.

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91.	Winding up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE-LAWS

92.	Alteration of Bye-laws

No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution adopted by the Members.

CERTAIN SUBSIDIARIES

93.	Voting of Subsidiary shares

(1) The Board may designate any Subsidiary of the Company that is not a corporation organized under the laws of the United States or any state (or limited liability company organized under the law of the United States or any state that is taxable as a corporation for United States Federal income tax purposes) or that is not treated as a pass through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any Subsidiary organized under the laws of a jurisdiction outside the United States that is treated as a corporation for United States federal income tax purposes) as being subject to the provisions of this Bye-law 93 (any such Subsidiary that is so designated, a “Designated Subsidiary”). If the Board designates any indirect Subsidiary of the Company as a Designated Subsidiary, the Board shall also designate each intermediate Subsidiary between such Designated Subsidiary and the Company as a Designated Subsidiary.

(2) Notwithstanding any other provision of these Bye-laws to the contrary, if the Company is required or entitled to vote at a general or special meeting of any Designated Subsidiary, the Directors shall refer the subject matter of the vote (other than the appointment, removal and remuneration of auditors, the approval of financial statements and reports thereon, and the remuneration of Directors) to the Members and seek authority from the Members for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by such Designated Subsidiary. The Directors shall cause the Company’s corporate representative or proxy to vote the Company’s shares in such Designated Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by such Designated Subsidiary.

(3) The Board and the Company shall ensure that the constitutional documents of each Designated Subsidiary shall effectuate or implement this Bye-law and, subject to any applicable mandatory law of the relevant jurisdiction, contain a provision substantially similar to this Bye-law. The Company may also enter into agreements with each Designated Subsidiary to effectuate or implement this Bye-law and take such other actions as are necessary to effectuate or implement this Bye-law.

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SCHEDULE—FORM A (Bye-law 58)

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the      day of                     , 20     last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the      day of                     , 20     last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of          per annum computed from the said      day of                     , 20     last, on or before the      day of                     , 20     next at the place of business of the Company the share(s) will be liable to be forfeited.

Dated this      day of                 , 20

[Signature of Secretary]

By order of the Board

SCHEDULE—FORM B (BYE-LAW 62)

TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED [amount]

[transferor]
hereby sell assign and transfer unto [transferee]
of [address]
[number of shares]
shares of [name of Company]

Dated

(Transferor)

In the presence of:

(Witness)

(Transferee)

In the presence of:

(Witness)

SCHEDULE—FORM C (Bye-law 66)

TRANSFER BY A PERSON BECOMING ENTITLED ON

DEATH/BANKRUPTCY OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this      day of                     , 20

Signed by the above-named	)
[person or persons entitled]	)
in the presence of:	)

Signed by the above-named	)
[transferee]	)
in the presence of:	)

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

dated as of

[—], 2010

among

ALTERRA CAPITAL HOLDINGS LIMITED

and

SECURITYHOLDERS NAMED HEREIN

ii

This AGREEMENT dated as of [—], 2010, (this “Agreement”) is made among Alterra Capital Holdings Limited, a Bermuda company (the “Company”), and the Persons (as defined below) listed on Exhibit A attached hereto.

W I T N E S S E T H

WHEREAS, the Company, Alterra Holdings Limited, a Bermuda corporation and a wholly owned subsidiary of the Company (the “Amalgamation Sub”), and Harbor Point Limited, a company organized under the laws of Bermuda (“Harbor Point”) are parties to an Agreement and Plan of Amalgamation, dated as of March 3, 2010 (the “Amalgamation Agreement”), pursuant to which the Company, Amalgamation Sub and Harbor Point agreed to effect an amalgamation (the “Amalgamation”) of the Amalgamation Sub and Harbor Point, subject to the terms and conditions set forth in the Amalgamation Agreement;

WHEREAS, as more fully described in the Amalgamation Agreement, at the Effective Time (as defined below), outstanding shares of Harbor Point capital stock shall be converted into the right to receive Company Securities (as defined below) on the terms and conditions set forth in the Amalgamation Agreement;

WHEREAS, the Company has agreed to enter into this Agreement, pursuant to which the Company has agreed to provide to the Shareholders (as defined below) certain contractual rights to have the Company Securities held by them registered under the Securities Act (as defined below) and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws;

WHEREAS, as required by the Founding Investors’ Shareholders’ Agreement (as defined below), the Founding Investors (as defined below) have prior to the date hereof consented to the terms of this Agreement; and

WHEREAS, in connection with delivering such consent, the Founding Investors agreed that the Founding Investors’ Shareholders’ Agreement would automatically terminate as of the Effective Time and, in consideration thereof, the Company agreed to provide to the Founding Investors certain contractual rights to have the Company Securities held by them registered under the Securities Act pursuant to this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controls”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” shall mean any date other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by law or executive order to be closed.

“Bye-laws” means the Bye-laws of the Company, as amended from time to time.

“beneficially owns” shall have the meaning as defined in Rule 13d-3 of the Exchange Act.

“Common Shares” means the shares of the Company issued and outstanding or to be issued as common shares, initially having a par value $1.00 per share, and includes a fraction of a common share.

“Company Securities” means (i) the Common Shares, (ii) securities convertible into or exchangeable for Common Shares and (iii) stock appreciation rights, options, warrants (including the Warrants) or other rights to acquire Common Shares.

“Effective Time” means the effective time of the Amalgamation, as set forth in the Amalgamation Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

“FINRA” means the Financial Industry Regulatory Authority.

“Founding Investors’ Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of December 22, 1999, by and among the Company, Max Bermuda Ltd. (formerly known as Max Re Ltd.), and the shareholders party thereto.

“Founding Investors” means Moore Holdings L.L.C. and Moore Global Investments LLC.

“Free Writing Prospectus” means each free writing prospectus (as defined in Rule 405 under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the sale of Registrable Securities hereunder.

“Participating Shareholders” means the Shareholders that participate in any registration of Registrable Securities pursuant to Section 2.1 or Section 2.2, including any Requesting Shareholder, and/or any Shareholder engaging in a Shelf Takedown pursuant to Section 3.2.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means a public offering of Common Shares pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means, at any time, with respect to a Shareholder, any Common Shares (i) beneficially owned by such Shareholder on the date hereof and (ii) for so long as such Shareholder is an Affiliate of the Company or such Common Shares are not otherwise eligible to be sold by such Shareholder to the public without volume limitations under Rule 144 or otherwise freely tradeable, acquired after the date hereof, including, in either case, any Common Shares issuable upon exercise of the Warrants, and any securities issued or issuable in respect of such Common Shares or by way of conversion, amalgamation, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise; provided such Common Shares shall cease to be Registrable Securities on the earliest to occur of the following: the date on which (A) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement, (B) solely with respect to a Shareholder that beneficially owns less than one percent (1%) of the outstanding Common Shares of the Company, such Common Shares are eligible to be sold by such Shareholder to the public without volume limitations under Rule 144 or may be otherwise be freely traded or (C) such Common Shares cease to be outstanding. No Registrable Securities are required by this Agreement to be registered under more than one registration statement at any one time.

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“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of one counsel for any underwriters or shareholders in connection with “blue sky” qualifications of the securities registered), (iii) other than in the case of a Shelf Take Down, expenses in connection with the printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.4(h)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) other than in the case of a Shelf Take Down, reasonable fees and expenses of one counsel for all of the Shareholders participating in the offering selected by the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering, (ix) reasonable fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all reasonable fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any one counsel for any underwriters thereto, (x) fees and disbursements of underwriters customarily paid by issuers, but excluding any underwriting fees, discounts and commissions or transfer taxes attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or sale of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.4(m). Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Shareholders (or the agents who manage their accounts).

“Rule 144” means Rule 144 (or any successor rule) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

“Shareholder” means each Person (other than the Company) who shall be a party to or bound by this Agreement, so long as such Person shall beneficially own any Registrable Securities.

“Shelf Registration Statement” means a Registration Statement on Form S-3 (or any successor form) providing for the resale of Registrable Securities pursuant to Rule 415 of the Securities Act (or any successor rule).

“Shelf Take Down” means a sale of Common Shares by any Shareholder pursuant to a Shelf Registration Statement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and

5

(ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Trident” means collectively, Trident III, L.P. and Trident III Professionals Fund, L.P.

“Warrants” means the warrants to purchase Common Shares issued to each of Trident, The Chubb Corporation and Moore Holdings L.L.C.

(b) In addition, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Amalgamation Agreement	Preamble
Amalgamation Sub	Preamble
Company	Preamble
Damages	Section 2.5
Demand Registration	Section 2.1(a)
Harbor Point	Preamble
Indemnified Party	Section 2.7
Indemnifying Party	Section 2.7
Inspectors	Section 2.4(g)
Maximum Offering Size	Section 2.1(e)
Piggyback Registration	Section 2.2(a)
Records	Section 2.4(g)
Requesting Shareholder	Section 2.1(a)
Rights Entities	Section 4.1(a)
Shelf Registration Statement	Section 3.2(a)

ARTICLE 2.

REGISTRATION RIGHTS

Section 2.1. Demand Registration.

(a) If the Company shall receive a request from a Shareholder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities, and specifying the intended method of disposition thereof (including whether the offering is an underwritten offering), then the Company shall promptly give notice of such requested registration (each such request, a “Demand Registration”) prior to the effective date of the registration statement relating to such Demand Registration to the other Shareholders holding Registrable Securities and thereupon shall use commercially reasonable efforts to effect, as expeditiously as possible, subject to Section 2.1(e), the registration under the Securities Act of:

(i) all Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2.1, and

(ii) all other Registrable Securities that any Shareholder has requested the Company to register by written request received by the Company within 10 Business Days after such Shareholder receives the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered;

provided that, subject to Section 2.1(d), the Company shall not be obligated to effect more than two Demand Registrations for each of (A) Trident and its Affiliates, (B) The Chubb Corporation and its Affiliates and (C) the Founding Investors and their Affiliates;

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provided further that the Company shall not be obligated to effect a Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equal or exceed $25,000,000; and

provided further that a Shareholder’s right to include its Registrable Securities in a Demand Registration will be conditioned upon the timely provision by such Shareholder of such information as the Company may reasonably request relating to the disclosure requirements of Item 507 of Regulation S-K (or any similar disclosure requirement applicable to such Demand Registration).

In no event shall the Company be required to effect more than one Demand Registration hereunder within any four-month period.

(b) Promptly after the expiration of the 10-Business Day-period referred to in Section 2.1(a)(ii), the Company will notify all Participating Shareholders of the identities of the other Participating Shareholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Requesting Shareholder may revoke such request, without liability to any of the other Participating Shareholders, by providing a notice to the Company revoking such request. A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request) or (ii) the Requesting Shareholder reimburses the Company for all Registration Expenses in connection with such revoked request. The Company agrees to use commercially reasonable efforts to notify the Participating Shareholders if the price for any Company Securities to be registered for sale for the account of the Company is expected to occur outside of any expected pricing range disclosed to the Participating Shareholders; provided that the Company shall not have any such obligation with respect to any registration involving the registration of Company Securities only for the account of parties other than the Company.

(c) The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, except as set forth in Section 2.1(b)(ii) and Section 3.2(b).

(d) A Demand Registration shall not be deemed to have occurred:

(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Participating Shareholders included in such registration have actually been sold thereunder or cease to be Registrable Securities), except that such period shall be increased by the amount of time any Shareholder is required to discontinue disposition of such Registrable Securities as a result of any stop order, injunction or other order or requirement of the SEC or other governmental agency or court; provided, that in no circumstance will such period extend beyond the date that Registrable Securities covered included in such registration cease to be Registrable Securities; or

(ii) if the Maximum Offering Size is reduced in accordance with Section 2.1(e) such that less than 75% of the Registrable Securities of the Requesting Shareholder sought to be included in such registration are included.

(e) If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Shareholder that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered by the Participating Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such

7

entities on the basis of the relative number of Registrable Securities owned by the Participating Shareholders), and

(ii) second, any other securities proposed to be registered by the Company or any securities proposed to be registered for the account of any other Persons (including the Company), with such priorities among them as the Company shall determine.

(f) Upon notice to the Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.1 on one or more occasions during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days in the aggregate (which period may not be extended or renewed), if (i) an investment banking firm of recognized national standing shall advise the Company and the Requesting Shareholder in writing that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

Section 2.2. Piggyback Registration.

(a) Except in connection with any Demand Registration pursuant to Section 2.1 hereof, if the Company proposes to register any Company Securities under the Securities Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Shares issuable upon exercise of employee share options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such time give prompt notice prior to the effective date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 2.2 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Shareholder may request (a “Piggyback Registration”), subject to the provisions of Section 2.2(b). Upon the request of any such Shareholder made within 10 Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered;

provided that (i) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.4(f) on the same terms and conditions as apply to the Company or the Requesting Shareholder, as applicable, and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 2.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. The Company agrees to use commercially reasonable efforts to notify the Participating Shareholders if the price for any Company Securities to be registered for sale for the account of the Company is expected to occur outside of any previously publicly announced range; provided that the Company shall not have any such obligation with respect to any registration involving the registration of Company Securities only for the account of parties other than the Company.

No registration effected under this Section 2.2 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.1. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

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(b) If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.1(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Company Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size;

(ii) second, all Registrable Securities requested to be included in such registration by the Participating Shareholders pursuant to this Section 2.2 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Participating Shareholders on the basis of the relative number of shares of Registrable Securities owned by such Participating Shareholders); and

(iii) third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 2.3. Lock-Up Agreement. In connection with each Public Offering (other than a Shelf Take Down), neither the Company nor any Shareholder shall effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Public Offering) during the period beginning on the date that is estimated by the Company, in good faith and in writing to such Shareholder, to be the 14th day prior to the effective date of the applicable registration statement or the date of the applicable prospectus supplement until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 90 days after the effective date of the applicable prospectus or the applicable prospectus supplement.

Section 2.4. Registration Procedures. Whenever Shareholders request that any Registrable Securities be registered pursuant to Section 2.1 or Section 2.2, subject to the provisions of such Sections, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as expeditiously as reasonably practicable, and, in connection with any such request:

(a) The Company shall as expeditiously as reasonably practicable prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of a Shelf Registration Statement, one year (or, in each case, such shorter period in which all of the Registrable Securities of the Participating Shareholders included in such registration statement shall have actually been sold thereunder or cease to be Registrable Securities).

(b) Prior to filing a registration statement or prospectus (including any Free Writing Prospectus) or any amendment or supplement thereto, the Company shall, if requested, furnish to each Participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act or any Free Writing Prospectus and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder. Each Participating Shareholder shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Shareholder and the Company shall use commercially reasonable efforts to

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comply with such request, provided, however, that the Company shall not have any obligation so to modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Participating Shareholders set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Participating Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and use commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Participating Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests in writing and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.4(d), (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Participating Shareholder holding such Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus or a Free Writing Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

(f) The Company shall have the right to select the underwriter or underwriters in connection with any underwritten Public Offering other than in the case of a Shelf Take Down, which shall be governed by Section 3.2(a). In connection with any Public Offering, the Company and the Participating Shareholders shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering required by this Agreement, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the FINRA.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Participating Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 2.4 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good

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faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is required pursuant to applicable law or regulation or judicial process. Each Participating Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. Each Participating Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company shall use commercially reasonable efforts to furnish to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

(i) The Company shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j) The Company may require each such Participating Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k) Each such Participating Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(e), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of any offering materials covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.4(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.4(e) to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 2.4(e).

(l) The Company shall use commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any of the Registrable Securities are then listed.

(m) With respect to offerings reasonably expected to have aggregate gross proceeds of at least $75,000,000, the Company shall use commercially reasonable efforts to support the marketing of the Registrable Securities (including participation in “road shows” and appearing before analysts and rating agencies), taking into account the Company’s business needs; it being understood by the parties to this Agreement that the phrase “taking into account the Company’s business needs” may permit the non-participation of the Company’s management in a “road show” if the requisite traveling or other demands of a “road show”, in the good faith determination of the Company, would interfere with the management of the Company’s business.

Section 2.5. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Participating Shareholder holding Registrable Securities covered by a registration statement, its officers,

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directors, employees, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or Free Writing Prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or based on any such untrue statement or omission or alleged untrue statement or omission so made based on and in conformity with information furnished in writing to the Company by such Shareholder or by an underwriter or on such Shareholder’s or underwriter’s behalf expressly for use therein.

In connection with any underwritten offering pursuant to this Agreement, the Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 2.5 or otherwise on commercially reasonable terms negotiated on an arm’s length basis with such underwriters.

Section 2.6. Indemnification by Participating Shareholders. Each Participating Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Shareholder, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus or Free Writing Prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 2.6. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Participating Shareholder shall be liable under this Section 2.6 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.

Section 2.7. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which proceeding indemnity may be sought pursuant to this Article 2, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses;

provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

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It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to one separate firm of local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 2.8. Contribution. If the indemnification provided for in this Article 2 is unavailable to the Indemnified Parties in respect of any Damages in accordance with its terms, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages as between the Indemnified Party on the one hand, and the Indemnifying Party on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Party on the one hand, and the Indemnifying Party on the other hand, from the offering of the Registrable Securities. If such allocation is not permitted by applicable law, there shall be an allocation in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Indemnified Party on the one hand, and the Indemnifying Party on the other hand, in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations.

The Company and the Participating Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 2.8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.8, no Participating Shareholder shall be required to contribute any amount for Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Participating Shareholder’s obligation to contribute pursuant to this Section 2.8 is several in the proportion that the net proceeds of the offering received by such Shareholder bears to the total net proceeds of the offering received by all such Participating Shareholders and not joint.

Section 2.9. Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Participating Shareholder as may be reasonably necessary with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

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Section 2.11. Cooperation by the Company. If any Shareholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Shareholder and shall provide to such Shareholder such information as such Shareholder shall reasonably request.

ARTICLE 3.

CERTAIN COVENANTS AND AGREEMENTS

Section 3.1. Limitations on Subsequent Registration Rights. The Company agrees that it shall not enter into any registration agreement with any holder or prospective holder of any securities of the Company (a) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Shareholders included therein or (b) on terms otherwise materially more favorable than set forth in this Agreement.

Section 3.2. Shelf Take Downs.

(a) To the extent the Company is and continues to be a “well-known seasoned issuer” as defined under Rule 405 of the Securities Act, the Company will make its existing Registration Statement on Form S-3ASR (Registration No. 333-145585) (the “Existing Shelf”) available for the resale from time to time by the Shareholders of the Registrable Securities pursuant to Rule 415 of the Securities Act (or any successor rule) until the earlier of (x) the date on which the Existing Shelf expires and (y) the date on which the Company replaces the Existing Shelf with a new automatic Shelf Registration Statement that makes available such resale of the Registrable Securities; provided, however, that the foregoing shall not affect, amend or modify any obligation of any Shareholder under any lock-up agreement with the Company. Further, the Company, to the extent the Company is and continues to be a “well-known seasoned issuer” as defined under Rule 405 of the Securities Act, shall use its commercially reasonable efforts to file a new Shelf Registration Statement on or before the expiration of the Existing Shelf and to maintain the effectiveness of such new Shelf Registration Statement. If at any time the Company has registered Registrable Securities pursuant to Rule 415 of the Securities Act (or any successor rule) on a Shelf Registration Statement, any Shareholder who desires to effect a Shelf Take Down shall notify the Company. The notice shall specify the number of Registrable Securities intended to be sold by such Shareholder and the proposed underwriter(s) selected to effect such sale, which underwriter(s) must be reasonably acceptable to the Company. Upon receipt of such notice, the Company shall use commercially reasonable efforts to permit as promptly as practicable the disposition of the Registrable Securities in accordance with the intended methods thereof, including complying with the applicable provisions of Section 2.4 (including, without limitation, Section 2.4(m) relating to participation by the Company in “road shows” and other marketing); provided that the Company shall not be obligated to effect any Shelf Take Down unless the aggregate proceeds expected to be received from the sale of Registrable Securities in the Shelf Take Down equals or exceeds $25,000,000 or such lesser amount as constitutes all Registrable Securities held by the requesting Shareholder; and provided further that the Company in its sole discretion may condition the inclusion of Registrable Securities in a registration under this Section 3.2(a) upon the timely provision by such Shareholder of such information as the Company may reasonably request relating to the disclosure requirements of Item 507 of Regulation S-K (or any similar disclosure requirement applicable to such registration). Notwithstanding the foregoing, the Company, in its sole discretion, may waive (which waiver may be written or verbal) the requirement for minimum aggregate proceeds of $25,000,000.

(b) The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Take Down except the selling Shareholder or selling Shareholders shall be responsible for the expenses in connection with the printing, mailing and delivery of any registration statements, prospectuses and other

14

documents in connection therewith and any amendments or supplements thereto, the fees and expenses of any counsel for the selling Shareholder (including any other Shareholders participating in the Shelf Take Down), and any taxes payable by Shareholders or underwriters in connection with the Shelf Take Down.

(c) Upon notice to the selling Shareholder, the Company may postpone effecting a Shelf Take Down pursuant to this Section 3.2 for any Shareholder on one or more occasions during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 60 days in the aggregate (which period may not be extended or renewed), if (i) an investment banking firm of recognized national standing shall advise the Company and the selling Shareholder in writing that effecting the Shelf Take Down would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

Section 3.3. Certain Information. During any period when the Company is not subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act, the Company agrees to provide to each Shareholder that owns Registrable Securities within 90 days following the end of each fiscal year of the Company an audited annual report and within 45 days following the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited quarterly report, in each case setting forth its balance sheet as of the end of such period, its statement of income for such period and its statement of cash flows for such period; provided that the Company will be deemed to have provided such reports if the Company has filed such reports with the SEC via the EDGAR filing system (or a successor system) and such reports are publicly available. So long as the Company is subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act and so long as Registrable Securities remain outstanding, the Company will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act.

Section 3.4. Shelf Registration Statements. Notwithstanding anything else to the contrary in this Agreement, if, prior to any request for registration pursuant to Section 2.1 or Section 2.2 with respect to a Shareholder’s Registrable Securities, (a) the Company shall have filed a Shelf Registration Statement covering such Registrable Securities and (b) the Shelf Registration Statement is effective when the requesting Shareholders would otherwise make such request, the Company shall not be required to separately register any Registrable Securities in response to such request, and such request shall be deemed to be a notice under Section 3.2 that the Company cooperate in effecting a Shelf Take Down of the Registrable Securities pursuant to such Shelf Registration Statement.

ARTICLE 4.

MANAGEMENT RIGHTS

Section 4.1. Management Rights.

(a) In addition to the warranties and covenants contained in this Agreement, each Shareholder and the Company agree that from and after the date hereof, each Shareholder that is a venture capital operating company (as defined in the United States Department of Labor Regulations published at 29 C.F.R. Section 2510.3-101(d) under the Employee Retirement Income Security Act of 1974, as amended) for so long as such Shareholder continues to be a venture capital operating company (each, individually, a “VCOC Shareholder”) shall have the following contractual management rights with respect to each of the Company and its Subsidiaries (each, individually, a “Rights Entity” and, collectively, the “Rights Entities”).

(b) Upon reasonable request by any VCOC Shareholder, a representative of such VCOC Shareholder will be entitled to inspect the books and records of the Rights Entities and the facilities of the Rights

15

Entities, and to request and receive reasonable information regarding each Rights Entity’s financial condition and operations.

(c) Without limiting the foregoing Section 4.1(b), the Company shall deliver or cause to be delivered to each VCOC Shareholder:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and the consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and the consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent a Rights Entity is required by law or pursuant to the terms of any outstanding indebtedness of such Rights Entity to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Rights Entity as soon as available.

Notwithstanding the foregoing, the Company will be deemed to have delivered such reports and other information referred to above to the VCOC Shareholders if the Company has filed such reports and other information with the SEC via the EDGAR filing system (or a successor system) and such reports and other information are publicly available within the time periods set forth in the clauses (i), (ii) and (iii) above.

(d) Notwithstanding the foregoing, each Rights Entity shall have the right to deny any VCOC Shareholder and its representatives access to any material or portion thereof as reasonably necessary to protect any critical attorney-client privilege of such Rights Entity or to preserve the confidentiality of such Rights Entity’s trade secrets. Each VCOC Shareholder agrees that it will hold in confidence any confidential information obtained by such VCOC Shareholder pursuant to the rights granted under this Section 4.1 and will require that its representatives agree to do the same.

ARTICLE 5.

MISCELLANEOUS

Section 5.1. Binding Effect; Assignability; Benefit.

(a) This Agreement shall become effective as of the Effective Time and shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns (including, for the avoidance of doubt, a Shareholder’s heirs, legal representatives, successors and assigns); provided, however, that this Agreement shall not inure to the benefit of or be binding on, or be assignable or transferable by any Shareholder to, any Person acquiring Company Securities in any Public Offering or pursuant to Rule 144. Any Shareholder that ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof other than (i) the provisions of Section 2.5, Section 2.6, Section 2.7 and Section 2.8 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Company Securities and (ii) Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8 and Section 5.11. Notwithstanding the foregoing, the contractual rights provided under Article 4 shall survive, and shall not terminate, until the date that a Shareholder ceases to beneficially own any securities of the Company.

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(b) This Agreement is not intended to, and shall not, confer on any other Person any rights or remedies hereunder.

(c) Except as provided in this Section 5.1, (i) a Shareholder may not assign any rights or delegate any obligations under this Agreement without the prior written consent of the Company, and (ii) the Company may not assign any rights or delegate any obligations under this Agreement, in each case, with regard to a Shareholder without the prior written consent of such Shareholder. Any such purported assignment or delegation made in violation of the foregoing shall be null and void.

Section 5.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to the Company to:

Alterra Capital Holdings Limited

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Attention: [—]

Facsimile: +1 (441) 295-8800

with a copy (which shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld L.L.P. One Bryant Park New York, New York 10036
Attention:	Kerry E. Berchem, Esq. Jeffrey L. Kochian, Esq.
Facsimile:	+1 (212) 872-1002

and if to a Shareholder to the address set forth on the signature page or to such address that such Shareholder may subsequently notify the Company in writing.

Section 5.3. Waiver; Amendment.

(a) Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

(b) This Agreement may not be amended except by an instrument in writing executed by the Company and Shareholders holding at least 75% of the outstanding Registrable Securities held by the parties hereto at the time of such proposed amendment or modification. In addition, any amendment or modification of any provision of this Agreement that would adversely affect a Shareholder in a manner different from any other Shareholder may be effected only with the consent of such Shareholder.

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Section 5.4. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws. In furtherance of the foregoing, the parties hereby acknowledge and agree that it is their intent that the Chosen Courts (as defined below) not apply the internal affairs doctrine for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof.

Section 5.5. Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Courts, the parties shall be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. Each party irrevocably and unconditionally consents, agrees and submits to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Chosen Courts. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 5.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.7. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature pate of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

Section 5.8. Entire Agreement. This Agreement, including Exhibit A attached hereto, constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Founding Investors’ Shareholders’ Agreement.

Section 5.9. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to a section or subsection, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or

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“parties” in this Agreement mean Parent and each of the Shareholders, as the case may be. References to “dollars” or “$” in this Agreement are to the lawful currency of the United States of America.

Section 5.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.11. Public Announcements. None of the Shareholders nor the Company shall (and none of them shall permit any of their respective subsidiaries or Affiliates to) disclose any Shareholder’s name or identity as an investor in or member of the Company in any press release or other public announcement or in any document or material filed with any governmental or regulatory authority or otherwise, without the prior written consent of such Shareholder, unless such disclosure is required by applicable law, rule, regulation or order, a governmental or regulatory authority or a court or administrative order, in which case prior to making such disclosure the disclosing party shall, to the extent permitted by applicable law, rule, regulation or order, a governmental or regulatory authority or administrative order, give written notice to each non-disclosing party describing in reasonable detail the proposed content of such disclosure and shall permit each non-disclosing party to review and comment upon the form and substance of such disclosure; provided that each Shareholder hereby permits the Company to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the SEC) or any other regulatory filings in connection with the Amalgamation Agreement such Shareholder’s identity and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

MOORE GLOBAL INVESTMENTS LLC

By:
Name:
Title:
Address: [—]

MOORE HOLDINGS, L.L.C.

By:
Name:
Title:
Address: [—]

THE CHUBB CORPORATION

By:
Name:
Title:
Address: [—]

TRIDENT III PROFESSIONALS FUND, L.P.

By:
Name:
Title:
Address: [—]

TRIDENT III, L.P.

By:
Name:
Title:
Address: [—]

EXHIBIT A

List of Shareholders party to Registration Rights Agreement as of [—], 2010

Moore Global Investments LLC

Moore Holdings, L.L.C.

The Chubb Corporation

Trident III Professionals Fund, L.P.

Trident III, L.P.

EXHIBIT D-1

FORM OF NEW PARENT WARRANT – INVESTOR

ALTERRA CAPITAL HOLDINGS LIMITED

WARRANT FOR THE PURCHASE OF VOTING COMMON SHARES

OF ALTERRA CAPITAL HOLDINGS LIMITED

No. W-[—]	Warrant to Purchase [—] Shares

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH SECURITIES CANNOT BE OFFERED, TRANSFERRED OR SOLD, AND NO REGISTRATION OF TRANSFER OF THIS WARRANT OR SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY, UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS IN EFFECT WITH RESPECT TO THIS WARRANT AND SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR A WRITTEN OPINION FROM COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY IS OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED, AND (II) THE TRANSFEREE IS APPROVED BY APPLICABLE REGULATORY AUTHORITIES, IF SUCH APPROVAL IS REQUIRED.

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT ARE ALSO SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS ON TRANSFER, VOTING AND OTHER MATTERS AS SET FORTH IN THE BYE-LAWS OF THE COMPANY.

This warrant (this “Warrant”) is being issued in consideration for the surrender by the Holder (as defined below) of that certain Series A Warrant No. [—] for the purchase of Class A voting common shares of Harbor Point (as defined below), issued by Harbor Point in favor of the Holder and dated as of [—], 200[5] (the “Old Warrant”). The Old Warrant is being surrendered in exchange for this Warrant in order to provide a warrant that states that the Warrant shall be exercisable for Common Stock (as defined below) rather than Class A voting common shares of Harbor Point, the current number of shares of Common Stock for which this Warrant may be exercised, which number became fixed pursuant to the terms of the Old Warrant at the close of business on the business day immediately preceding the date of consummation of an Initial Public Offering (as defined in the Old Warrant), which the parties agree shall be deemed to have occurred upon the consummation of the amalgamation contemplated by the Agreement and Plan of Amalgamation (as defined below), and that reflects other changes in connection with the Initial Public Offering.

FOR VALUE RECEIVED, Alterra Capital Holdings Limited, a Bermuda exempted company (the “Company”), hereby certifies that [—], and his/her successors or assigns (the “Holder”) is entitled, subject to the terms herein, to purchase [—] fully paid-up shares of Common Stock (the “Warrant Shares”), at a purchase price per Warrant Share equal to the Exercise Price (as defined below). The number of Warrant Shares to be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. All amounts set forth herein are in U.S. dollars.

1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the United States Securities and Exchange Act of 1934, as amended.

“Agreement and Plan of Amalgamation” means the Agreement and Plan of Amalgamation, dated as of March 3, 2010, by and among Harbor Point, the Company and Alterra Holdings Limited.

“Board of Directors” means the Board of Directors of the Company.

“Bye-Laws” means the Bye-Laws of the Company, as amended from time to time.

“Common Stock” means the voting common shares, par value $1.00 per share, of the Company.

“Exercise Price” means $[—] per Warrant Share, subject to adjustment as provided herein.

“Expiration Date” means [—].

“Harbor Point” means Harbor Point Limited, a Bermuda company.

“Harbor Point Warrants” means (i) this Warrant and (ii) each other warrant to purchase Common Stock issued in connection with the Agreement and Plan of Amalgamation in respect of warrants of Harbor Point formerly exercisable for Class A voting common shares, par value $1.00 per share, of Harbor Point that were outstanding at the close of business on the day immediately preceding the date of consummation of the transactions contemplated by the Agreement and Plan of Amalgamation.

“Pre-existing Company Warrants” mean the warrants of the Company (other than any Harbor Point Warrants) exercisable for Common Stock outstanding on the date hereof.

2. Exercise of Warrant.

(a) The Holder is entitled to exercise this Warrant in whole or in part at any time, or from time to time, prior to the Expiration Date. To exercise this Warrant, the Holder shall deliver to the Company this Warrant certificate, including the Warrant Exercise Subscription Form attached hereto duly executed by the Holder, together with payment of the applicable Exercise Price. Upon such delivery and payment, (i) the Holder shall be deemed to be the holder of record of the Warrant Shares subject to such exercise, notwithstanding that the register of members of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder and (ii) in the case of a partial exercise of this Warrant, a new warrant (with terms and conditions identical to this Warrant except with respect to the number of Warrant Shares), representing the shares of Common Stock with respect to which this Warrant has not been exercised (taking into account any cashless exercise pursuant to Section 2(d) of this Warrant) shall be issued to the Holder as soon as practicable following such exercise.

(b) Subject to Section 2(d) below, the Exercise Price may be paid in cash or by certified or official bank check or bank cashier’s check payable to the order of the Company or by any combination of such cash or check. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares.

(c) Upon surrender of this Warrant certificate in conformity with the provisions hereunder, the Company shall transfer to the Holder appropriate evidence of ownership of the Warrant Shares and any other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the name or names of the Holder or such transferee as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the person or persons entitled to receive the same, including, if applicable, an amount in cash in lieu of any fraction of a share as provided in Section 3 below.

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(d) In lieu of making the cash payment required to exercise this Warrant described in Section 2(b), the Holder may elect to (i) deliver as payment, in whole or in part of the Exercise Price, shares of Common Stock having a value calculated by reference to the Daily Price (as defined in Section 6(f)) on the day immediately preceding the date on which the Holder delivers written notice to the Company pursuant to Section 2(a) equal to or in excess of the applicable portion of the Exercise Price for the Warrant Shares subject to such exercise or (ii) instruct the Company to issue to the Holder the number of Warrant Shares equal to the result obtained by (A) subtracting the Exercise Price from the Daily Price, (B) multiplying the difference by the number of Warrant Shares for which this Warrant is being exercised, and (C) dividing the product by the Daily Price as set forth in the following equation:

X	=	(A - B) x C where:
A

X	=	the number of Warrant Shares issuable upon exercise pursuant to this Section 2(d)(ii).

A	=	the Daily Price on the day immediately preceding the date on which the Holder delivers written notice to the Company pursuant to Section 2(a).

B	=	the Exercise Price.

C	=	the number of Warrant Shares for which this Warrant is being exercised.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issued upon exercise pursuant to Section 2(d)(ii). In connection with any exercise pursuant to Section 2(d)(ii), immediately following such exercise, the number of shares of Common Stock for which this Warrant shall be exercisable shall be equal to (1) the number of shares of Common Stock for which this Warrant was exercisable immediately prior to such exercise, minus (2) the number of shares of Common Stock for which this Warrant was exercised. For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired and paid the full purchase price therefor by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced on the issue date to the extent permitted by Rule 144.

(e) Any issue of Common Stock pursuant to this Warrant shall be made pursuant to applicable Bermuda law and the Company may effect such an issue of Common Stock in any manner permitted under Bermuda law. Notwithstanding any provision of this Warrant to the contrary, no Common Stock shall be issued by the Company without the Company first receiving payment in an amount at least equivalent to the par value of such Common Stock.

3. No Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon the exercise of this Warrant. If any fractional interest in a Warrant Share would be deliverable upon the exercise of this Warrant in whole or in part, the Company, in lieu of delivering any such fractional share, shall pay an amount in cash equal to the Current Market Price per Common Share (as defined in Section 6(f)) at the date of exercise multiplied by the fraction of the Warrant Share that would otherwise have been issued hereunder. The Company agrees that it will not change the par value of Common Stock from par value $1.00 per share to any higher par value that exceeds the Exercise Price then in effect, and will reduce the par value of the Common Stock upon any event that would, but for this provision, reduce the Exercise Price below the par value of the Common Stock.

4. Reservation of Shares. The Company agrees that it will at all times reserve for issue and delivery upon exercise of this Warrant such number of its authorized but unissued shares of Common Stock, sufficient to permit the exercise in full of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued and fully paid-up, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale, except to the extent set forth in the Bye-Laws.

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5. Transfer Restrictions.

(a) Legend on Warrants. Each certificate for Warrant Shares issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act or would be tradable absent registration in accordance with Rule 144, shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES CANNOT BE OFFERED, TRANSFERRED OR SOLD UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS IN EFFECT WITH RESPECT TO SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR A WRITTEN OPINION FROM COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY IS OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED AND (II) THE TRANSFEREE IS APPROVED BY APPLICABLE REGULATORY AUTHORITIES, IF SUCH APPROVAL IS REQUIRED. THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFERS, VOTING AND OTHER MATTERS AS SET FORTH IN THE COMPANY’S BYE-LAWS”

(b) Notwithstanding the foregoing, in the event that the laws of any jurisdiction to which the Holder, or any Affiliate of the Holder, is subject, make it illegal for such entity to hold this Warrant or the Warrant Shares, the Company shall use its reasonable best efforts to facilitate, and shall not unreasonably withhold its permission to allow for, the transfer, sale or assignment of this Warrant and/or the Warrant Shares.

6. Anti-Dilution Provisions.

(a) In case the Company shall at any time after the date hereof (i) declare a dividend or make a distribution on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of shares of Common Stock (including any such reclassification in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that, giving effect to Section 6(i), the exercise of this Warrant after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Company (or shares of any security into which such shares of Common Stock have been reclassified) which, if this Warrant had been exercised immediately prior to such time, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, amalgamation, scheme of arrangement or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case the Company shall issue or sell any Common Stock (other than Common Stock issued (i) upon exercise of any Pre-existing Company Warrant, (ii) upon exercise of any Harbor Point Warrant, (iii) pursuant to the Company’s stock incentive and stock purchase plans or pursuant to any similar equity compensation arrangement, program or plan of the Company approved by the Board of Directors or (iv) upon exercise or conversion of any security the issue of which previously caused an adjustment under paragraphs (c) or (d) hereof) without consideration or for a consideration per share less than the Current Market Price Per Common Share immediately preceding such issue or sale or immediately preceding the announcement thereof, if earlier, the Exercise Price to be in effect after such issue or sale shall be determined by multiplying the Exercise Price in effect immediately prior to such issue or sale or immediately preceding the announcement thereof, if earlier, as the case may be, by a fraction, (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the time of such issue or sale multiplied by the Current Market Price Per Common Share

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immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be, and (y) the aggregate consideration, if any, to be received by the Company upon such issue or sale, and (B) the denominator of which shall be the product of the number of shares of Common Stock outstanding immediately after such issue or sale and the Current Market Price Per Common Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such non-cash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors in good faith; provided, that if the Holder shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to the Holder to determine such fair market value with the cost to be borne by the Company. The Holder shall be notified promptly of any consideration other than cash to be received by the Company and furnished with a reasonable description of the consideration and the fair market value thereof, as determined by the Board of Directors.

(c) In case the Company shall fix a record date for the issue of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase for a period expiring within 60 days of such record date shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the Current Market Price Per Common Share on such record date or immediately preceding the announcement thereof, if earlier, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Exercise Price shall be adjusted pursuant to paragraph (b) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable, if any, by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (b) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that any such rights, options, warrants or convertible securities are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed with respect to any rights, options, warrants or convertible securities so unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

(d) In case the Company shall issue rights, options (other than options issued pursuant to a plan described in clause (b)(iii) above) or warrants (other than warrants described in clause (b)(i) or (b)(ii) above) entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Current Market Price Per Common Share immediately preceding such issue of rights, options, warrants or convertible securities or immediately preceding the announcement thereof, if earlier, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issue, and the Exercise Price shall be adjusted pursuant to paragraph (b) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid, if any, for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (b) hereof. Such adjustment shall

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be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued with respect to any rights, options, warrants or convertible securities unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Exercise Price shall be made pursuant to this paragraph (d) to the extent that the Exercise Price shall have been adjusted pursuant to paragraph (c) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

(e) In case the Company shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity of evidences of indebtedness, assets (including cash) or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to paragraph (a) or (c) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date or immediately preceding the announcement thereof, by a fraction, the numerator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in paragraph (b) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock, and the denominator of which shall be such Current Market Price Per Common Share. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(f) For the purpose of any computation under this Section 6, on any determination date, the “Current Market Price Per Common Share” shall mean the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of Common Stock for the 20 consecutive trading days immediately prior to such date. “Daily Price” means (A) if the shares of Common Stock are then listed and traded on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the last reported sale price on such day on the NASDAQ Global Select Market; (B) if the shares of Common Stock are then not listed and traded on the NASDAQ, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; or (C) if the shares of such class of Common Stock are then not listed and traded on a national securities exchange, the last reported sale price on such day on a nationally or regionally recognized automated quotation system. If on any determination date the shares of such class of Common Stock are not quoted by any such organization, the Current Market Price Per Common Share shall be the fair market value of such shares on such determination date as reasonably determined by the Board of Directors. If the Holder shall object to any determination by the Board of Directors of the Current Market Price Per Common Share, the Current Market Price Per Common Share shall be the fair market value per share of the applicable class of Common Stock as determined by an independent appraiser retained by the Company at its expense and reasonably acceptable to the Holder. For purposes of any computation under this Section 6, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(g) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one-quarter of one percent in such price; provided, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner. All calculations under this Section 6 shall

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be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be. Notwithstanding anything to the contrary, if any adjustment pursuant to this Section 6 would result in an exercise price of less than zero, then the Exercise Price shall be zero.

(h) In the event that, at any time as a result of the provisions of this Section 6, the holder of this Warrant upon subsequent exercise shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(i) Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 6, the number of Warrant Shares for which this Warrant is exercisable immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Warrant Shares obtained by (i) multiplying the number of Warrant Shares covered by this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

(j) Notwithstanding anything to the contrary contained herein, no adjustment in the Exercise Price or number of Warrant Shares for which this Warrant is exercisable shall be made to the extent that such adjustment would cause this Warrant to become subject to Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder without the consent of the holder hereof. Any adjustments which by reason of this paragraph are not made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner, subject, in each case, to the first sentence of this Section 6(j).

(k) Not less than twenty nor more than thirty days prior to the record date of any action which requires an adjustment pursuant to this Section 6 (without giving effect to Section 6(j)), the Company shall file in the custody of the secretary of the Company at its principal executive office an officer’s certificate signed by the chairman, president or chief financial officer of the Company showing the adjusted Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the computation of such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder and the Company shall, promptly after such adjustment, mail a copy, by first-class mail, of such certificate to the Holder.

(l) The Holder shall, at its option, be entitled to receive, in lieu of the adjustment pursuant to Section 6(e) otherwise required, on the date of exercise of this Warrant, the evidences of indebtedness, assets (including cash) or other property which such Holder would have been entitled to receive if it had exercised this Warrant for shares of Common Stock immediately prior to the record date with respect to such distribution. The Holder may exercise its option under this paragraph (l) by written notice to the Company within fourteen days of its receipt of the certificate of adjustment required pursuant to paragraph (k) above to be delivered by the Company in connection with such distribution.

7. Consolidation, Amalgamation, Scheme of Arrangement or Sale of Assets. In case of any consolidation or amalgamation of the Company with any other person, by any means whatsoever (other than a consolidation or amalgamation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any scheme of arrangement involving the Company, or any sale or transfer of all or substantially of the assets of the Company or of the person formed by any consolidation, amalgamation or scheme of arrangement or which acquired all or substantially all of the assets of the Company (or any successor thereto) (in each case, a “Transaction”), (A) the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock for which this Warrant may have been exercised immediately prior to such Transaction, if any, assuming (i) such holder of Common Stock is not a person with which the Company consolidated or amalgamated or to which such sale or transfer was made, as the

7

case may be (“constituent person”), or an Affiliate of a constituent person and (ii) in the case of a Transaction which includes an election as to the consideration to be received by the holders, such holder of Common Stock failed to exercise its rights of election, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a constituent person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares) and (B) appropriate adjustments shall be made to the Exercise Price such that the aggregate of the Exercise Prices for unexercised Warrant Shares as of immediately following the consummation of such Transaction shall in no event be greater than the aggregate of the Exercise Prices for such Warrant Shares as of immediately prior to the consummation of such Transaction. Adjustments for events subsequent to the effective date of such Transaction shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. In any such event, effective provisions shall be made in the certificate or articles of incorporation, bye-laws or other constituent documents of the resulting or surviving corporation, in any agreement, plan, scheme of arrangement or otherwise so that the provisions set forth herein for the protection of the rights of the Holder shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The Company shall give, or cause to be given, written notice to the Holder at least twenty (20) days (x) prior to the date on which the Company fixes a record date for determining rights to vote with respect to any Transaction, dissolution or liquidation and (y) prior to the date on which any Transaction shall take place. The provisions of this Section 7 shall similarly apply to successive Transactions.

8. Loss or Destruction of Warrant. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Company shall execute and deliver a new Warrant Certificate of like tenor and date.

9. Notices. Any notice, demand or delivery authorized by this Warrant Certificate shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company:

[—]

If to the Holder:

to address set forth on the signature page hereto

Each such notice, demand or delivery shall be effective (i) if given by facsimile, when receipt acknowledged or (ii) if given by any other means, when received at the address specified herein.

10. Rights of the Holder. Prior to the exercise of any Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of shareholders or any notice of any proceedings of the Company except as may be specifically provided for herein.

11. Undertaking by the Company. The Company undertakes that it shall seek all necessary regulatory approvals (including, without limiting the generality of the foregoing, the approval of the Bermuda Monetary

8

Authority (Controller of Foreign Exchange)) prior to the issue of Warrant Shares as soon as practicable following any exercise of this Warrant pursuant to this Warrant certificate.

12. Governing Law. THIS WARRANT CERTIFICATE AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF BERMUDA, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

13. Amendments; Waivers. Any provision of this Warrant certificate may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14. Partial Exercises. If this Warrant is exercised in part, but not in whole, the Company shall promptly deliver at its own cost and expense a Warrant reflecting the Holder’s remaining Warrant Shares.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has duly caused this Warrant Certificate to be signed and attested by its duly authorized officers and to be dated as of [—], 2010.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

Attest:

HOLDER ADDRESS INFORMATION Phone: [—] Fax: [—]

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WARRANT EXERCISE SUBSCRIPTION FORM

To: ALTERRA CAPITAL HOLDINGS LIMITED

The undersigned irrevocably exercises the Warrant for the purchase of voting common shares, par value $1.00 per share, of Alterra Capital Holdings Limited, at $             per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant) and herewith makes payment of $             (such payment being made in cash or by certified or official bank or bank cashier’s check payable to the order of the Company or by any permitted combination of such cash or check), all on the terms and conditions specified in the within Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto. Capitalized terms used but not defined herein shall have the meanings respectively ascribed thereto in the Warrant.

-OR-

The undersigned irrevocably exercises the Warrant for the purchase of              Warrant Shares at $             per share (the Exercise Price currently in effect pursuant to the Warrant) (such payment being made by delivering that number of shares of Common Stock having an aggregate value calculated by reference to the aggregate Daily Price on the date immediately before delivery of this Warrant Exercise Subscription Form equal to or in excess of the aggregate Exercise Price for the Warrant Shares), all on the terms and conditions specified in the Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

-OR-

The undersigned irrevocably exercises the Warrant for the purchase of Warrant Shares at $             per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant) (provided that in lieu of payment of $            , the undersigned will receive a number of Warrant Shares reduced by a number of Warrant Shares having an aggregate value calculated by reference to the aggregate Daily Price on the date immediately before delivery of this Warrant Exercise Subscription Form equal to the aggregate Exercise Price for the Warrant Shares), all on the terms and conditions specified in the Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

-OR-

The undersigned irrevocably exercises the Warrant for the purchase of              Warrant Shares at $             per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant), and (i) herewith makes payment of $             of the aggregate Exercise Price for the Warrant Shares in cash, certified or official bank or bank cashier’s check (or a combination of cash and check), (ii) herewith delivers as payment of $             that number of shares of Common Stock having an aggregate value calculated by reference to the aggregate Daily Price on the date immediately before delivery of this Warrant Exercise Subscription Form equal to or in excess of the aggregate Exercise Price for the Warrant Shares and (iii) herewith delivers as payment of $             of the aggregate Exercise Price that number of Warrant Shares having an aggregate value calculated by reference to the aggregate Daily Price equal to or in excess of such portion of the aggregate Exercise Price for the Warrant Shares, all on the terms and conditions specified in the Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

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Date:

(Signature of Owner)

(Address)

(Address)

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Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised portion of the Warrant evidenced by the within Warrant Certificate to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

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WARRANT ASSIGNMENT FORM

Dated

FOR VALUE RECEIVED,                                                                                                                hereby sells, assigns and transfers unto                                                                                                                (the “Assignee”),

(please type or print in block letters)

(insert address)

its right to purchase an aggregate number of fully paid and non-assessable voting common shares, par value $1.00 per share, of Alterra Capital Holdings Limited, as represented by this Warrant and does hereby irrevocably constitute and appoint                     , to transfer the same on the books of the Company, with full power of substitution and resubstitution in the premises. Capitalized terms used but not defined herein shall have the meanings respectively ascribed thereto in this Warrant.

Signature:

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EXHIBIT D-2

FORM OF NEW PARENT WARRANT—EMPLOYEE

ALTERRA CAPITAL HOLDINGS LIMITED

WARRANT FOR THE PURCHASE OF VOTING COMMON SHARES

OF ALTERRA CAPITAL HOLDINGS LIMITED

No. W-[—]	Warrant to Purchase [—] Shares

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH SECURITIES CANNOT BE OFFERED, TRANSFERRED OR SOLD, AND NO REGISTRATION OF TRANSFER OF THIS WARRANT OR SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY, UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS IN EFFECT WITH RESPECT TO THIS WARRANT AND SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR A WRITTEN OPINION FROM COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY IS OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED, AND (II) THE TRANSFEREE IS APPROVED BY APPLICABLE REGULATORY AUTHORITIES, IF SUCH APPROVAL IS REQUIRED.

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT ARE ALSO SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS ON TRANSFER, VOTING AND OTHER MATTERS AS SET FORTH IN THE BYE-LAWS OF THE COMPANY.

This warrant (this “Warrant”) is being issued in consideration for the surrender by the Holder (as defined below) of that certain Series A Warrant No. [—] for the purchase of Class A voting common shares of Harbor Point (as defined below), issued by Harbor Point in favor of the Holder and dated as of [—], 200[5] (the “Old Warrant”). The Old Warrant is being surrendered in exchange for this Warrant in order to provide a warrant that states that this Warrant shall be exercisable for Common Stock (as defined below) rather than Class A voting common shares of Harbor Point, the current number of shares of Common Stock for which this Warrant may be exercised, which number became fixed pursuant to the terms of the Old Warrant at the close of business on the business day immediately preceding the date of consummation of an Initial Public Offering (as defined in the Old Warrant), which the parties agree shall be deemed to have occurred upon the consummation of the amalgamation contemplated by the Agreement and Plan of Amalgamation (as defined below), and that reflects other changes in connection with the Initial Public Offering.

FOR VALUE RECEIVED, Alterra Capital Holdings Limited, a Bermuda exempted company (the “Company”), hereby certifies that [—], and his/her successors or assigns (the “Holder”) is entitled, subject to the terms herein, to purchase [—] fully paid-up shares of Common Stock (the “Warrant Shares”), at a purchase price per Warrant Share equal to the Exercise Price (as defined below). The number of Warrant Shares to be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. All amounts set forth herein are in U.S. dollars.

1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the United States Securities and Exchange Act of 1934, as amended.

“Agreement and Plan of Amalgamation” means the Agreement and Plan of Amalgamation, dated as of March 3, 2010, by and among Harbor Point, the Company and Alterra Holdings Limited.

“Board of Directors” means the Board of Directors of the Company.

“Bye-Laws” means the Bye-Laws of the Company, as amended from time to time.

“Common Stock” means the voting common shares, par value $1.00 per share, of the Company.

“Exercise Price” means $[—] per Warrant Share, subject to adjustment as provided herein.

“Expiration Date” means [—].

“Harbor Point” means Harbor Point Limited, a Bermuda company.

“Harbor Point Warrants” means (i) this Warrant and (ii) each other warrant to purchase Common Stock issued in connection with the Agreement and Plan of Amalgamation in respect of warrants of Harbor Point formerly exercisable for Class A voting common shares, par value $1.00 per share, of Harbor Point that were outstanding at the close of business on the day immediately preceding the date of consummation of the transactions contemplated by the Agreement and Plan of Amalgamation.

“Pre-existing Company Warrants” mean the warrants of the Company (other than any Harbor Point Warrants) exercisable for Common Stock outstanding on the date hereof.

2. Exercise of Warrant.

(a) The Holder is entitled to exercise this Warrant in whole or in part at any time, or from time to time, prior to the Expiration Date. To exercise this Warrant, the Holder shall deliver to the Company this Warrant certificate, including the Warrant Exercise Subscription Form attached hereto duly executed by the Holder, together with payment of the applicable Exercise Price. Upon such delivery and payment, (i) the Holder shall be deemed to be the holder of record of the Warrant Shares subject to such exercise, notwithstanding that the register of members of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder and (ii) in the case of a partial exercise of this Warrant, a new warrant (with terms and conditions identical to this Warrant except with respect to the number of Warrant Shares), representing the shares of Common Stock with respect to which this Warrant has not been exercised (taking into account any cashless exercise pursuant to Section 2(d) of this Warrant) shall be issued to the Holder as soon as practicable following such exercise.

(b) Subject to Section 2(d) below, the Exercise Price may be paid in cash or by certified or official bank check or bank cashier’s check payable to the order of the Company or by any combination of such cash or check. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares.

(c) Upon surrender of this Warrant certificate in conformity with the provisions hereunder, the Company shall transfer to the Holder appropriate evidence of ownership of the Warrant Shares and any other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the name or names of the Holder or such transferee as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the person or persons entitled to receive the same, including, if applicable, an amount in cash in lieu of any fraction of a share as provided in Section 3 below.

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(d) In lieu of making the cash payment required to exercise this Warrant described in Section 2(b), the Holder may elect to (i) deliver as payment, in whole or in part of the Exercise Price, shares of Common Stock having a value calculated by reference to the Daily Price (as defined in Section 6(f)) on the day immediately preceding the date on which the Holder delivers written notice to the Company pursuant to Section 2(a) equal to or in excess of the applicable portion of the Exercise Price for the Warrant Shares subject to such exercise or (ii) instruct the Company to issue to the Holder the number of Warrant Shares equal to the result obtained by (A) subtracting the Exercise Price from the Daily Price, (B) multiplying the difference by the number of Warrant Shares for which this Warrant is being exercised, and (C) dividing the product by the Daily Price as set forth in the following equation:

X	=	(A - B) x C where:
A

X	=	the number of Warrant Shares issuable upon exercise pursuant to this Section 2(d)(ii).

A	=	the Daily Price on the day immediately preceding the date on which the Holder delivers written notice to the Company pursuant to Section 2(a).

B	=	the Exercise Price.

C	=	the number of Warrant Shares for which this Warrant is being exercised.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issued upon exercise pursuant to Section 2(d)(ii). In connection with any exercise pursuant to Section 2(d)(ii), immediately following such exercise, the number of shares of Common Stock for which this Warrant shall be exercisable shall be equal to (1) the number of shares of Common Stock for which this Warrant was exercisable immediately prior to such exercise, minus (2) the number of shares of Common Stock for which this Warrant was exercised. For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired and paid the full purchase price therefor by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced on the issue date to the extent permitted by Rule 144.

(e) Any issue of Common Stock pursuant to this Warrant shall be made pursuant to applicable Bermuda law and the Company may effect such an issue of Common Stock in any manner permitted under Bermuda law. Notwithstanding any provision of this Warrant to the contrary, no Common Stock shall be issued by the Company without the Company first receiving payment in an amount at least equivalent to the par value of such Common Stock.

3. No Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon the exercise of this Warrant. If any fractional interest in a Warrant Share would be deliverable upon the exercise of this Warrant in whole or in part, the Company, in lieu of delivering any such fractional share, shall pay an amount in cash equal to the Current Market Price per Common Share (as defined in Section 6(f)) at the date of exercise multiplied by the fraction of the Warrant Share that would otherwise have been issued hereunder. The Company agrees that it will not change the par value of Common Stock from par value $1.00 per share to any higher par value that exceeds the Exercise Price then in effect, and will reduce the par value of the Common Stock upon any event that would, but for this provision, reduce the Exercise Price below the par value of the Common Stock.

4. Reservation of Shares. The Company agrees that it will at all times reserve for issue and delivery upon exercise of this Warrant such number of its authorized but unissued shares of Common Stock, sufficient to permit the exercise in full of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued and fully paid-up, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale, except to the extent set forth in the Bye-Laws.

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5. Transfer Restrictions.

(a) Legend on Warrants. Each certificate for Warrant Shares issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act or would be tradable absent registration in accordance with Rule 144, shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES CANNOT BE OFFERED, TRANSFERRED OR SOLD UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS IN EFFECT WITH RESPECT TO SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR A WRITTEN OPINION FROM COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY IS OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED AND (II) THE TRANSFEREE IS APPROVED BY APPLICABLE REGULATORY AUTHORITIES, IF SUCH APPROVAL IS REQUIRED. THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFERS, VOTING AND OTHER MATTERS AS SET FORTH IN THE COMPANY’S BYE-LAWS”

(b) Notwithstanding the foregoing, in the event that the laws of any jurisdiction to which the Holder, or any Affiliate of the Holder, is subject, make it illegal for such entity to hold this Warrant or the Warrant Shares, the Company shall use its reasonable best efforts to facilitate, and shall not unreasonably withhold its permission to allow for, the transfer, sale or assignment of this Warrant and/or the Warrant Shares.

6. Anti-Dilution Provisions.

(a) In case the Company shall at any time after the date hereof (i) declare a dividend or make a distribution on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of shares of Common Stock (including any such reclassification in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that, giving effect to Section 6(i), the exercise of this Warrant after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Company (or shares of any security into which such shares of Common Stock have been reclassified) which, if this Warrant had been exercised immediately prior to such time, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, amalgamation, scheme of arrangement or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case the Company shall issue or sell any Common Stock (other than Common Stock issued (i) upon exercise of any Pre-existing Company Warrant, (ii) upon exercise of any Harbor Point Warrant, (iii) pursuant to the Company’s stock incentive and stock purchase plans or pursuant to any similar equity compensation arrangement, program or plan of the Company approved by the Board of Directors or (iv) upon exercise or conversion of any security the issue of which previously caused an adjustment under paragraphs (c) or (d) hereof) without consideration or for a consideration per share less than the Current Market Price Per Common Share immediately preceding such issue or sale or immediately preceding the announcement thereof, if earlier, the Exercise Price to be in effect after such issue or sale shall be determined by multiplying the Exercise Price in effect immediately prior to such issue or sale or immediately preceding the announcement thereof, if earlier, as the case may be, by a fraction, (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the time of such issue or sale multiplied by the Current Market Price Per Common Share

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immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be, and (y) the aggregate consideration, if any, to be received by the Company upon such issue or sale, and (B) the denominator of which shall be the product of the number of shares of Common Stock outstanding immediately after such issue or sale and the Current Market Price Per Common Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such non-cash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors in good faith; provided, that if the Holder shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to the Holder to determine such fair market value with the cost to be borne by the Company. The Holder shall be notified promptly of any consideration other than cash to be received by the Company and furnished with a reasonable description of the consideration and the fair market value thereof, as determined by the Board of Directors.

(c) In case the Company shall fix a record date for the issue of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase for a period expiring within 60 days of such record date shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the Current Market Price Per Common Share on such record date or immediately preceding the announcement thereof, if earlier, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Exercise Price shall be adjusted pursuant to paragraph (b) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable, if any, by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (b) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that any such rights, options, warrants or convertible securities are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed with respect to any rights, options, warrants or convertible securities so unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

(d) In case the Company shall issue rights, options (other than options issued pursuant to a plan described in clause (b)(iii) above) or warrants (other than warrants described in clause (b)(i) or (b)(ii) above) entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Current Market Price Per Common Share immediately preceding such issue of rights, options, warrants or convertible securities or immediately preceding the announcement thereof, if earlier, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issue, and the Exercise Price shall be adjusted pursuant to paragraph (b) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid, if any, for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (b) hereof. Such adjustment shall

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be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued with respect to any rights, options, warrants or convertible securities unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Exercise Price shall be made pursuant to this paragraph (d) to the extent that the Exercise Price shall have been adjusted pursuant to paragraph (c) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

(e) In case the Company shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity of evidences of indebtedness, assets (including cash) or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to paragraph (a) or (c) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date or immediately preceding the announcement thereof, by a fraction, the numerator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in paragraph (b) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock, and the denominator of which shall be such Current Market Price Per Common Share. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(f) For the purpose of any computation under this Section 6, on any determination date, the “Current Market Price Per Common Share” shall mean the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of Common Stock for the 20 consecutive trading days immediately prior to such date. “Daily Price” means (A) if the shares of Common Stock are then listed and traded on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the last reported sale price on such day on the NASDAQ Global Select Market; (B) if the shares of Common Stock are then not listed and traded on the NASDAQ, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; or (C) if the shares of such class of Common Stock are then not listed and traded on a national securities exchange, the last reported sale price on such day on a nationally or regionally recognized automated quotation system. If on any determination date the shares of such class of Common Stock are not quoted by any such organization, the Current Market Price Per Common Share shall be the fair market value of such shares on such determination date as reasonably determined by the Board of Directors. If the Holder shall object to any determination by the Board of Directors of the Current Market Price Per Common Share, the Current Market Price Per Common Share shall be the fair market value per share of the applicable class of Common Stock as determined by an independent appraiser retained by the Company at its expense and reasonably acceptable to the Holder. For purposes of any computation under this Section 6, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(g) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one-quarter of one percent in such price; provided, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner. All calculations under this Section 6 shall

6

be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be. Notwithstanding anything to the contrary, if any adjustment pursuant to this Section 6 would result in an exercise price of less than zero, then the Exercise Price shall be zero.

(h) In the event that, at any time as a result of the provisions of this Section 6, the holder of this Warrant upon subsequent exercise shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(i) Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 6, the number of Warrant Shares for which this Warrant is exercisable immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Warrant Shares obtained by (i) multiplying the number of Warrant Shares covered by this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

(j) Notwithstanding anything to the contrary contained herein, no adjustment in the Exercise Price or number of Warrant Shares for which this Warrant is exercisable shall be made to the extent that such adjustment would cause this Warrant to become subject to Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder without the consent of the holder hereof. Any adjustments which by reason of this paragraph are not made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner, subject, in each case, to the first sentence of this Section 6(j).

(k) Not less than twenty nor more than thirty days prior to the record date of any action which requires an adjustment pursuant to this Section 6 (without giving effect to Section 6(j)), the Company shall file in the custody of the secretary of the Company at its principal executive office an officer’s certificate signed by the chairman, president or chief financial officer of the Company showing the adjusted Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the computation of such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder and the Company shall, promptly after such adjustment, mail a copy, by first-class mail, of such certificate to the Holder.

(l) Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to receive, in lieu of the adjustment pursuant to Section 6(e) otherwise required, on the date of exercise of this Warrant, the evidences of indebtedness, assets (including cash) or other property which such Holder would have been entitled to receive if it had exercised this Warrant for shares of Common Stock immediately prior to the record date with respect to such distribution.

7. Consolidation, Amalgamation, Scheme of Arrangement or Sale of Assets. In case of any consolidation or amalgamation of the Company with any other person, by any means whatsoever (other than a consolidation or amalgamation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any scheme of arrangement involving the Company, or any sale or transfer of all or substantially of the assets of the Company or of the person formed by any consolidation, amalgamation or scheme of arrangement or which acquired all or substantially all of the assets of the Company (or any successor thereto) (in each case, a “Transaction”), (A) the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock for which this Warrant may have been exercised immediately prior to such Transaction, if any, assuming (i) such holder of Common Stock is not a person with which the Company consolidated or amalgamated or to which such sale or transfer was made, as the case may be (“constituent person”), or an Affiliate of a constituent person and (ii) in the case of a Transaction which includes an election as to the consideration to be received by the holders, such holder of Common Stock

7

failed to exercise its rights of election, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a constituent person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares) and (B) appropriate adjustments shall be made to the Exercise Price such that the aggregate of the Exercise Prices for unexercised Warrant Shares as of immediately following the consummation of such Transaction shall in no event be greater than the aggregate of the Exercise Prices for such Warrant Shares as of immediately prior to the consummation of such Transaction. Adjustments for events subsequent to the effective date of such Transaction shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. In any such event, effective provisions shall be made in the certificate or articles of incorporation, bye-laws or other constituent documents of the resulting or surviving corporation, in any agreement, plan, scheme of arrangement or otherwise so that the provisions set forth herein for the protection of the rights of the Holder shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The Company shall give, or cause to be given, written notice to the Holder at least twenty (20) days (x) prior to the date on which the Company fixes a record date for determining rights to vote with respect to any Transaction, dissolution or liquidation and (y) prior to the date on which any Transaction shall take place. The provisions of this Section 7 shall similarly apply to successive Transactions.

8. Loss or Destruction of Warrant. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Company shall execute and deliver a new Warrant Certificate of like tenor and date.

9. Notices. Any notice, demand or delivery authorized by this Warrant Certificate shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company:

[—]

If to the Holder:

to address set forth on the signature page hereto

Each such notice, demand or delivery shall be effective (i) if given by facsimile, when receipt acknowledged or (ii) if given by any other means, when received at the address specified herein.

10. Rights of the Holder. Prior to the exercise of any Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of shareholders or any notice of any proceedings of the Company except as may be specifically provided for herein.

11. Undertaking by the Company. The Company undertakes that it shall seek all necessary regulatory approvals (including, without limiting the generality of the foregoing, the approval of the Bermuda Monetary Authority (Controller of Foreign Exchange)) prior to the issue of Warrant Shares as soon as practicable following any exercise of this Warrant pursuant to this Warrant certificate.

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12. Governing Law. THIS WARRANT CERTIFICATE AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF BERMUDA, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

13. Amendments; Waivers. Any provision of this Warrant certificate may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14. Partial Exercises. If this Warrant is exercised in part, but not in whole, the Company shall promptly deliver at its own cost and expense a Warrant reflecting the Holder’s remaining Warrant Shares.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has duly caused this Warrant Certificate to be signed and attested by its duly authorized officers and to be dated as of [—], 2010.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

Attest:

HOLDER ADDRESS INFORMATION

Phone: [—]

Fax: [—]

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WARRANT EXERCISE SUBSCRIPTION FORM

To:    ALTERRA CAPITAL HOLDINGS LIMITED

The undersigned irrevocably exercises the Warrant for the purchase of voting common shares, par value $1.00 per share, of Alterra Capital Holdings Limited, at $             per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant) and herewith makes payment of $             (such payment being made in cash or by certified or official bank or bank cashier’s check payable to the order of the Company or by any permitted combination of such cash or check), all on the terms and conditions specified in the within Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto. Capitalized terms used but not defined herein shall have the meanings respectively ascribed thereto in the Warrant.

-OR-

The undersigned irrevocably exercises the Warrant for the purchase of                      Warrant Shares at $             per share (the Exercise Price currently in effect pursuant to the Warrant) (such payment being made by delivering that number of shares of Common Stock having an aggregate value calculated by reference to the aggregate Daily Price on the date immediately before delivery of this Warrant Exercise Subscription Form equal to or in excess of the aggregate Exercise Price for the Warrant Shares), all on the terms and conditions specified in the Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

-OR-

The undersigned irrevocably exercises the Warrant for the purchase of Warrant Shares at $             per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant) (provided that in lieu of payment of $            , the undersigned will receive a number of Warrant Shares reduced by a number of Warrant Shares having an aggregate value calculated by reference to the aggregate Daily Price on the date immediately before delivery of this Warrant Exercise Subscription Form equal to the aggregate Exercise Price for the Warrant Shares), all on the terms and conditions specified in the Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

-OR-

The undersigned irrevocably exercises the Warrant for the purchase of                      Warrant Shares at $             per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant), and (i) herewith makes payment of $             of the aggregate Exercise Price for the Warrant Shares in cash, certified or official bank or bank cashier’s check (or a combination of cash and check), (ii) herewith delivers as payment of $             that number of shares of Common Stock having an aggregate value calculated by reference to the aggregate Daily Price on the date immediately before delivery of this Warrant Exercise Subscription Form equal to or in excess of the aggregate Exercise Price for the Warrant Shares and (iii) herewith delivers as payment of $             of the aggregate Exercise Price that number of Warrant Shares having an aggregate value calculated by reference to the aggregate Daily Price equal to or in excess of such portion of the aggregate Exercise Price for the Warrant Shares, all on the terms and conditions specified in the Warrant Certificate, surrenders the Warrant Certificate and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

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Date:

(Signature of Owner)

(Address)

(Address)

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Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised portion of the Warrant evidenced by the within Warrant Certificate to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

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WARRANT ASSIGNMENT FORM

Dated

FOR VALUE RECEIVED, hereby sells,
assigns and transfers unto (the “Assignee”),
(please type or print in block letters)

(insert address)

its right to purchase an aggregate number of fully paid and non-assessable voting common shares, par value $1.00 per share, of Alterra Capital Holdings Limited, as represented by this Warrant and does hereby irrevocably constitute and appoint                     , to transfer the same on the books of the Company, with full power of substitution and resubstitution in the premises. Capitalized terms used but not defined herein shall have the meanings respectively ascribed thereto in this Warrant.

Signature:

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Exhibit E-1

FORM OF AMENDED AND RESTATED MOORE WARRANT

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT, AND THERE IS APPLICABLE APPROVAL OR PERMISSION FROM THE BERMUDA MONETARY AUTHORITY.

IN ADDITION, THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS IN THE COMPANY’S BYE-LAWS. A COPY OF SUCH BYE-LAWS WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

ALTERRA CAPITAL HOLDINGS LIMITED

AMENDED AND RESTATED SHARE PURCHASE WARRANT

Certificate No.: [—]	Date: [—], 2010

FOR VALUE RECEIVED, ALTERRA CAPITAL HOLDINGS LIMITED, a Bermuda exempted company (the “Company”) hereby grants to Moore Holdings, LLC (the “Warrant Holder”) this warrant certificate (this “Warrant”) to purchase, in accordance with the terms set forth herein, [—] shares of the Company’s common shares, initially having a par value of US$1.00 per share (the “Common Shares”), at a price per share equal to US$[—] as adjusted from time to time pursuant to Section 2 hereof (the “Exercise Price”) but at no time shall the Exercise Price be less than the then current par value of any share to be issued pursuant hereto.

This Warrant was originally issued pursuant to that certain Exchange Agreement, dated as of June 13, 2003, by and between the Company and the Warrant Holder, and has been amended and restated in accordance with Section 5.14(b)(i) of that certain Agreement and Plan of Amalgamation (the “Amalgamation Agreement”), dated as of March 3, 2010, by and among the Company, Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of the Company (the “Amalgamation Sub”) and Harbor Point Limited, a Bermuda exempted company (“Harbor Point”), pursuant to which, on the closing date, Harbor Point will amalgamate with the Amalgamation Sub (the “Amalgamation”) and the amalgamated company will continue as a wholly owned subsidiary of the Company.

This Warrant replaces that certain warrant (Certificate No. [—]) for the purchase of [—] Common Shares, issued by the Company in favor of the Warrant Holder and dated [—], which is hereby cancelled.

This Warrant is subject to the following provisions:

Section 1. Warrant Terms.

(a) This Warrant is for the purchase of [—] Common Shares at the Exercise Price, as such price may be adjusted from time to time under the terms hereof.

(b) This Warrant shall expire at 5:00 p.m., New York City, N.Y., U.S.A. time, on [—] (the “Expiration Date”).

Section 2. Anti-dilution Provisions. In order to prevent dilution of the purchase rights granted under Section 1 hereof, the Exercise Price shall be subject to adjustment from time to time pursuant to this Section 2.

(a) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price, the following shall be applicable:

(1) In case the Company shall at any time while this Warrant is outstanding (i) declare a dividend or make a distribution on Common Shares payable in Common Shares, (ii) subdivide or split the outstanding Common Shares, (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of Common Shares (including any such reclassification in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that, giving effect to Section 2(a)(9), the exercise of this Warrant after such time shall entitle the holder to receive the aggregate number of Common Shares or other securities of the Company (or shares of any security into which such Common Shares have been reclassified) which, if this Warrant had been exercised immediately prior to such time, the Warrant Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, amalgamation, scheme of arrangement or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(2) In case the Company shall issue or sell any Common Shares (other than Common Shares issued (i) upon exercise of any Pre-existing Company Warrants (as defined below), (ii) upon exercise of any Harbor Point Warrants (as defined below), (iii) pursuant to the Company’s stock incentive and stock purchase plans or pursuant to any similar equity compensation arrangement, program or plan of the Company approved by the board of directors of the Company or (iv) upon exercise or conversion of any security the issue of which previously caused an adjustment under Sections 2(a)(3) or 2(a)(4) of this Warrant) without consideration or for a consideration per share less than the Current Market Price Per Common Share immediately preceding such issue or sale or immediately preceding the announcement thereof, if earlier, the Exercise Price to be in effect after such issue or sale shall be determined by multiplying the Exercise Price in effect immediately prior to such issue or sale or immediately preceding the announcement thereof, if earlier, as the case may be, by a fraction, (A) the numerator of which shall be the sum of (x) the number of Common Shares outstanding immediately prior to the time of such issue or sale multiplied by the Current Market Price Per Common Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be, and (y) the aggregate consideration, if any, to be received by the Company upon such issue or sale, and (B) the denominator of which shall be the product of the number of Common Shares outstanding immediately after such issue or sale and the Current Market Price Per Common Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such non-cash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the board of directors of the Company in good faith; provided, that if the Warrant Holder shall object to any such determination, the board of directors of the Company shall retain an independent appraiser reasonably satisfactory to the Warrant Holder to determine such fair market value with the cost to be borne by the Company. The Warrant Holder shall be notified promptly of any consideration other than cash to be received by the Company and furnished with a reasonable description of the consideration and the fair market value thereof, as determined by the board of directors of the Company. For the purposes of this Section 2(a), (i) “Pre-existing Company Warrants” shall mean the warrants of the Company (other than any Harbor Point Warrant) exercisable for Common Shares outstanding on the date of consummation of the Amalgamation, and (ii) “Harbor Point Warrants” shall mean each warrant to purchase Common Shares issued in connection with the Amalgamation Agreement in respect of warrants of Harbor Point

2

formerly exercisable for Class A voting common shares, par value $1.00 per share, of Harbor Point that were outstanding at the close of business on the day immediately preceding the date of consummation of the Amalgamation.

(3) In case the Company shall fix a record date for the issue of rights, options or warrants to the holders of its Common Shares or other securities entitling such holders to subscribe for or purchase for a period expiring within 60 days of such record date Common Shares (or securities convertible into Common Shares) at a price per Common Share (or having a conversion price per Common Share, if a security convertible into Common Shares) less than the Current Market Price Per Common Share on such record date or immediately preceding the announcement thereof, if earlier, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Exercise Price shall be adjusted pursuant to Section 2(a)(2) of this Warrant, as though such maximum number of Common Shares had been so issued for an aggregate consideration payable, if any, by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 2(a)(2) of this Warrant. Such adjustment shall be made successively whenever such record date is fixed; and in the event that any such rights, options, warrants or convertible securities are not so issued or expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 2(a)), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed with respect to any rights, options, warrants or convertible securities so unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holder had initially been entitled to such changed number of Common Shares, in the latter event.

(4) In case the Company shall issue rights, options (other than options issued pursuant to a plan described in Section 2(a)(2)(iii) above) or warrants (other than warrants described in Sections 2(a)(2)(i) of 2(a)(2)(ii) above) entitling the holders thereof to subscribe for or purchase Common Shares (or securities convertible into Common Shares) or shall issue convertible securities, and the price per share of Common Shares of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Current Market Price Per Common Share immediately preceding such issue of rights, options, warrants or convertible securities or immediately preceding the announcement thereof, if earlier, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issue, and the Exercise Price shall be adjusted pursuant to Section 2(a)(2) of this Warrant as though such maximum number of Common Shares had been so issued for an aggregate consideration equal to the aggregate consideration paid, if any, for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 2(a)(2) of this Warrant. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 2(a)), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued with respect to any rights, options, warrants or convertible securities unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holders had initially been entitled to such changed number of Common Shares, in the latter event. No adjustment of the Exercise Price shall be made pursuant to this

3

Section 2(4) to the extent that the Exercise Price shall have been adjusted pursuant to Section 2(a)(3) of this Warrant upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of Common Shares to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

(5) In case the Company shall fix a record date for the making of a distribution to holders of Common Shares (including any such distribution made in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity) of evidences of indebtedness, assets (including cash) or other property (other than dividends payable in Common Shares or rights, options or warrants referred to in, and for which an adjustment is made pursuant to Sections 2(a)(1) or 2(a)(2) of this Warrant), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date or immediately preceding the announcement thereof, by a fraction, the numerator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in Section 2(a)(2) of this Warrant) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one Common Share, and the denominator of which shall be such Current Market Price Per Common Share. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(6) For the purpose of any computation under this Section 2(a), on any determination date, the “Current Market Price Per Common Share” shall mean the average (weighted by daily trading volume) of the Daily Prices (as defined below) per Common Share for the 20 consecutive trading days immediately prior to such date. “Daily Price” means (i) if the Common Shares are then listed and traded on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the last reported sale price on such day on the NASDAQ Global Select Market; (ii) if the shares of Common Shares are then not listed and traded on the NASDAQ, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; or (iii) if the shares of such class of Common Shares are then not listed and traded on a national securities exchange, the last reported sale price on such day on a nationally or regionally recognized automated quotation system. If on any determination date the shares of such class of Common Shares are not quoted by any such organization, the Current Market Price Per Common Share shall be the fair market value of such shares on such determination date as reasonably determined by the board of directors of the Company. If the Warrant Holder shall object to any determination by the Company’s board of directors of the Current Market Price Per Common Share, the Current Market Price Per Common Share shall be the fair market value per share of the applicable class of Common Shares as determined by an independent appraiser retained by the Company at its expense and reasonably acceptable to the Warrant Holder. For purposes of any computation under this Section 2(a), the number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(7) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one-quarter of one percent in such price; provided, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner. All calculations under this Section 2(a) shall be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be. Notwithstanding anything to the contrary, if any adjustment pursuant to this Section 2(a) would result in an exercise price of less than zero, then the Exercise Price shall be zero.

(8) In the event that, at any time as a result of the provisions of this Section 2(a), the holder of this Warrant upon subsequent exercise shall become entitled to receive any shares of capital stock of the Company other than Common Shares, the number of such other shares so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

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(9) Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 2(a), the number of Warrant Shares for which this Warrant is exercisable immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Warrant Shares obtained by (i) multiplying the number of Warrant Shares covered by this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

(10) Notwithstanding anything to the contrary contained herein, no adjustment in the Exercise Price or number of Warrant Shares for which this Warrant is exercisable shall be made to the extent that such adjustment would cause this Warrant to become subject to Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder without the consent of the holder hereof. Any adjustments which by reason of this paragraph are not made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner, subject, in each case, to the first sentence of this Section 2(a)(10).

(11) The Warrant Holder shall, at its option, be entitled to receive, in lieu of the adjustment pursuant to Section 2(a)(5) otherwise required, on the date of exercise of the Warrant, the evidences of indebtedness, assets (including cash) or other property which such Warrant Holder would have been entitled to receive if it had exercised its Warrant for Common Shares immediately prior to the record date with respect to such distribution. The Warrant Holder may exercise its option under this Section 2(a)(11) by written notice to the Company within fourteen days of its receipt of the written notice required pursuant to Section 2(b) of this Warrant to be delivered by the Company in connection with such distribution.

(12) Any amalgamation, recapitalization, reorganization, reclassification, consolidation, merger of the Company or sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance satisfactory to the Warrant Holder) to insure that the Warrant Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) Common Shares immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares, securities or assets as such Warrant Holder would have received in connection with such Organic Change if such Warrant Holder had exercised this Warrant immediately prior to such Organic Change. In each such Organic Change, the Company shall also make appropriate provisions (in form and substance satisfactory to the Warrant Holder) to insure that the provisions of this Section 2 shall thereafter be applicable to this Warrant (including, in the case of any such amalgamation, consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company) and that there is (a) an immediate adjustment of the Exercise Price to the value for the Common Shares reflected by the terms of such amalgamation, consolidation, merger or sale and (b) if the value so reflected is less than the Exercise Price in effect immediately prior to such amalgamation, consolidation, merger or sale, a corresponding immediate adjustment in the number of Common Shares acquirable and receivable upon exercise of this Warrant. Prior to the consummation of any such amalgamation, consolidation, merger or sale, the Company shall use its reasonable efforts to cause the successor entity (if other than the Company resulting from amalgamation, consolidation or merger) or the entity purchasing such assets to assume by written instrument (in form and substance satisfactory to the Warrant Holder), the obligation to deliver to each such Warrant Holder such shares, securities or assets as, in accordance with the foregoing provisions, the Warrant Holder may be entitled to acquire; provided, however, that any such assumption shall not relieve the Company of its obligations hereunder.

(b) Notices. Immediately upon any adjustment of the Exercise Price, the Company shall give, or cause to be given, written notice thereof to the Warrant Holder, setting forth in reasonable detail and certifying the

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calculation of such adjustment. The Company shall give, or cause to be given, written notice to the Warrant Holder at least twenty (20) days prior to the date on which the Company takes a record for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Company shall also give, or cause to be given, written notice to the Warrant Holder at least twenty (20) days prior to the date on which any Organic Change shall take place.

Section 3. Exercise of Warrant.

(a) Exercise Procedure. The Warrant Holder may exercise all or a portion of this Warrant at any time and from time to time commencing after the date hereof until 5:00 p.m., New York City time, on the Expiration Date by surrendering at the registered office of the Company this Warrant and a completed Exercise Agreement (substantially in the form of Exhibit A attached hereto) and by paying the Exercise Price in one of the following manners:

(i) Cash Exercise. The Warrant Holder shall deliver immediately available funds or a cashier’s check payable to the Company; or

(ii) Cashless Exercise. After the date of issuance of this Warrant, if the Common Shares are listed on a national securities exchange, automated quotation system or are available for sale in the over-the-counter market and the provisions of Section 42A of the Bermuda Companies Act 1981, as amended, may be satisfied by the Company, the Warrant Holder shall have the right to surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Warrant Holder the number of Common Shares underlying this Warrant (the “Warrant Shares”) determined as follows;

X	=	Y (A-B)/A

where:

X	=	the number of Warrant Shares to be issued to the Warrant Holder

Y	=	the number of Warrant Shares with respect to which this Warrant is being exercised

A	=	the Daily Price on the day immediately preceding the date on which the Warrant Holder exercises this Warrant pursuant to Section 3(a)

B	=	the Exercise Price

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired and paid the full purchase price therefor by the Warrant Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced on the issue date to the extent permitted by Rule 144,

(b) Certificates for the Common Shares acquired through exercise of this Warrant shall be delivered by the Company to the Warrant Holder within five (5) business days after (i) receipt by the Company of the items required by Section 3(a) for the respective method or methods of exercise, and (ii) where applicable, compliance with Section 42A of the Bermuda Companies Act 1981 (and the Company shall use reasonable efforts to complete the requirements of the said Section 42A as quickly as possible). Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to such Warrant Holder.

(c) The Common Shares issuable upon exercise of this Warrant shall be deemed to have been issued to the Warrant Holder on the date by which the Company receives the completed Exercise Agreement and payment of the Exercise Price, if any, and, where applicable, has complied with the requirements of the said Section 42A of the Companies Act 1981, and the Warrant Holder shall be deemed for all purposes to have become the record holder of such Common Shares on such date.

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(d) The issuance of certificates for the Common Shares issuable upon exercise of this Warrant shall be made without charge to the Warrant Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of the Common Shares.

(e) The Company shall at all times reserve and keep available authorized but unissued Common Shares, solely for the purpose of issuance upon exercise of this Warrant, such number of Common Shares as are issuable upon exercise of this Warrant. All Common Shares shall, when issued, be duly and validly issued, fully paid and nonassessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges. The Company shall take such actions as may be necessary to assure that the Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which their shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

Section 4. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Warrant Holder; upon surrender of this Warrant with a properly executed Assignment (substantially in the form of Exhibit B hereto) at the registered office of the Company. Notwithstanding the foregoing, this Warrant may be transferred only to the extent that, upon exercise of this Warrant, the transferee would own less than 9.5% of the total Common Shares issued and outstanding (after application of the U.S. tax attribution and constructive ownership rules under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder), unless such restriction is waived by the unanimous consent of the Board of Directors of the Company.

Section 5. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the registered office of the Company, for new warrants in different denominations, substantially identical hereto, representing in the aggregate the rights formerly represented by this Warrant, and each of such new warrants shall represent such portion of such rights as is designated by the Warrant Holder at the time of such surrender. The date the Company initially issues this Warrant shall be the date of issuance of such new warrants regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

Section 6. Replacement; Taxes. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Warrant Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if such Warrant Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate, substantially identical hereto, representing the rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution, and delivery of warrants pursuant to Sections 4, 5 and 6.

Section 7. Successors and Assigns. This instrument is intended to bind and inure to the benefit of and be enforceable by the Warrant Holder and its respective heirs, executors, administrators, successors and assigns.

Section 8. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended only if the Company has obtained the written consent of the Warrant Holder.

Section 9. Descriptive Headings. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

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Section 10. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the internal laws of Bermuda without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the courts of Bermuda for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. TO THE EXTENT APPLICABLE AND PERMITTED, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 11. Complete Agreement; Severability. Except as otherwise expressly set forth herein, this Warrant embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. In case any provision of this Warrant shall be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not in any way affect or impair any other provision of this Warrant.

Section 12. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, facsimile, or air courier guaranteeing overnight delivery.

If to the Company:	Alterra Capital Holdings Limited Max House 2 Front Street Hamilton HM 11 Bermuda Attention: Sarene A. Bourdages, Esq.

With a copy (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Attention: Kerry E. Berchem, Esq.

If to the Warrant Holder:	Moore Holdings, LLC 1251 Avenue of the Americas, 53rd Floor New York, New York 10020 Attention: Stephen R. Nelson, Esq.

All such notices and communications shall be deemed to have been duly given when delivered by hand if personally delivered; five business days after the date of deposit in the Bermuda or United States mail, if mailed by first-class air mail; when receipt is acknowledged by the recipient facsimile machine, if sent by facsimile; and three business days after being delivered to a next-day air courier.

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[the remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officer and to be dated the date of issuance hereof.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

Acknowledged and agreed as of the date first above written:

MOORE HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A

EXERCISE AGREEMENT

To:	ALTERRA CAPITAL HOLDINGS LIMITED

1. The undersigned hereby irrevocably elects to subscribe for and offers to purchase              Common Shares of Alterra Capital Holdings Limited, pursuant to Warrant No.      heretofore issued to                      on                     .

2. Method of exercise (please initial the applicable blank)

The undersigned elects to exercise the attached Warrant by means of cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

The undersigned elects to exercise the attached Warrant by means of the cashless exercise provisions of Section 3 of the Warrant.

3. Please issue a certificate or certificates representing said Common Shares in the name of the undersigned or in such other name as is specified below:

(Name)

The Common Shares shall be delivered:

By book-entry transfer.

By physical delivery of a certificate or certificates representing the Common Shares to the following address:

By:
Name:
Title:

Date:

EXHIBIT B

ASSIGNMENT

FOR VALUE RECEIVED,                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No.:    ), with respect to the number of Common Shares covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:

Signature

Address

Witness

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EXHIBIT E-2

FORM OF EMPLOYEE WARRANT WAIVER AND RELEASE AGREEMENT

THIS EMPLOYEE WARRANT WAIVER AND RELEASE AGREEMENT (this “Agreement”), dated as of [—], 2010, is entered into among Max Capital Group Ltd. (the “Company”), Harbor Point Limited (“Harbor Point”), and [—] (“Employee”).

WHEREAS, the Company has previously issued to Employee the warrant certificate(s) set forth on Schedule A attached hereto (the “Warrant”) to purchase, in accordance with the terms of the Warrant, common shares of the Company, par value US$1.00 per share (“Common Shares”);

WHEREAS, the Company, Harbor Point and Alterra Holdings Limited, a wholly owned subsidiary of the Company (“Amalgamation Sub”) [are entering into on the date hereof] [have entered into] an Agreement and Plan of Amalgamation (the “Plan of Amalgamation”) pursuant to which Harbor Point will amalgamate with Amalgamation Sub (the “Amalgamation”) and the amalgamated company will continue as a wholly owned subsidiary of the Company;

WHEREAS, the Company and Harbor Point have agreed that the anti-dilution terms contained in all outstanding warrants to purchase Common Shares, including the Warrant, will be amended and supplemented in connection with the Amalgamation to broaden the anti-dilution provisions set forth therein in order to generally conform such terms to those applicable to outstanding warrants to acquire common shares of Harbor Point (“Harbor Point Warrants”);

WHEREAS, the Company has agreed in Section 5.14(b)(ii) of the Plan of Amalgamation to use reasonable best efforts to reflect such amendments to the Warrant by entering into an amended and restated Warrant, in substantially the form attached hereto as Appendix A (the “Amended Parent Employee Warrant”);

WHEREAS, notwithstanding the terms of Section 8 of the Warrant (the “Applicable Provision”), Harbor Point has requested that Employee (a) agree to the same anti-dilution provisions contained in the Harbor Point Warrants held by existing employees of Harbor Point as set forth in Section 2(a)(11) of the Amended Parent Employee Warrant (the “2(a)(11) Provision”), which differ from the corresponding anti-dilution terms to be offered to Moore Holdings, L.L.C. (“Moore”), and (b) waive any and all rights of Employee under the Applicable Provision from and after the Effective Time with respect to Section 2(a)(11) of the Amended Parent Employee Warrant being amended, modified, supplemented or restated at any time on the basis that Moore has been, or will be, granted rights more favorable than the rights granted by the 2(a)(11) Provision; and

WHEREAS, Employee desires the Amalgamation to occur and will benefit as a result of the occurrence thereof through Employee’s capacity following the Effective Time as a holder of the Amended Parent Employee Warrant.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and for good and valuable consideration, it is hereby agreed as follows:

1. Adjustment Waiver; Release. From and after the Effective Time, Employee hereby irrevocably and fully, subject to Section 2 and Section 4 below, (a) waives any and all rights of Employee under the Applicable Provision with respect to the 2(a)(11) Provision, including the right to have the Warrant or the Amended Parent Employee Warrant amended, modified, supplemented or restated on the basis that Moore has been, or will be, granted rights more favorable than the rights granted by the 2(a)(11) Provision (the “Adjustment Waiver”), and (b) releases the Company and its successors, assigns, officers, directors, and agents from any obligation to, amend, modify, supplement or restate the Warrant or the Amended Parent Employee Warrant with respect to any matter relating to or arising out of the Adjustment Waiver.

2. Remaining Rights. The Adjustment Waiver shall not apply to any other rights Employee may have or be entitled with respect to the Applicable Provision.

3. Amended Parent Employee Warrant. At the Effective Time, (a) Employee agrees to execute and deliver to the Company the Amended Parent Employee Warrant and (b) the Company agrees to execute and deliver to Employee the Amended Parent Employee Warrant.

4. Effectiveness of Adjustment Waiver. The Adjustment Waiver shall become effective only as of the Closing and, if the Plan of Amalgamation is terminated, this Agreement shall be void and of no force and effect.

5. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Bermuda without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the courts of Bermuda for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6. Severability/Enforceability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

7. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the exhibit and schedule attached hereto, contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. The provisions of this Agreement are intended to bind the parties to each other and are not intended and do not create rights in any other person or entity and no person or entity is intended to be or is a third party beneficiary of any of the provisions of this Agreement.

8. Amendment. This Agreement may not be amended except by an instrument in writing among the parties. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

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10. Capitalized Terms; Headings. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan of Amalgamation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

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Employee understands that the Company and Harbor Point are relying upon this Agreement in entering into the Plan of Amalgamation and in proceeding towards consummation of the Amalgamation. Employee further understands that this Agreement shall be binding upon the Employee’s heirs, legal representatives, successors, and permitted assigns.

[EMPLOYEE]

Acknowledged and agreed as of the date first above written:

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

HARBOR POINT LIMITED

By:
Name:
Title:

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Schedule A

Warrant Certificate(s) Issued to Employee

Certificate No.	Date of Issuance

Exhibit A

Form of Amended Parent Employee Warrant

APPENDIX A

FORM OF AMENDED AND RESTATED PARENT EMPLOYEE WARRANT

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT, AND THERE IS APPLICABLE APPROVAL OR PERMISSION FROM THE BERMUDA MONETARY AUTHORITY.

IN ADDITION, THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS IN THE COMPANY’S BYE-LAWS. A COPY OF SUCH BYE-LAWS WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

ALTERRA CAPITAL HOLDINGS LIMITED

AMENDED AND RESTATED SHARE PURCHASE WARRANT

Certificate No.: [—]	Date: [—], 2010

FOR VALUE RECEIVED, ALTERRA CAPITAL HOLDINGS LIMITED, a Bermuda exempted company (the “Company”) hereby grants to [—] (the “Warrant Holder”) this warrant certificate (this “Warrant”) to purchase, in accordance with the terms set forth herein, [—] shares of the Company’s common shares, initially having a par value of US$1.00 per share (the “Common Shares”), at a price per share equal to US$[—] as adjusted from time to time pursuant to Section 2 hereof (the “Exercise Price”) but at no time shall the Exercise Price be less than the then current par value of any share to be issued pursuant hereto.

This Warrant has been amended and restated in accordance with Section 5.14(b)(ii) of that certain Agreement and Plan of Amalgamation (the “Amalgamation Agreement”), dated as of March 3, 2010, by and among the Company, Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of the Company (the “Amalgamation Sub”) and Harbor Point Limited, a Bermuda exempted company (“Harbor Point”), pursuant to which, Harbor Point will amalgamate with the Amalgamation Sub (the “Amalgamation”) and the amalgamated company will continue as a wholly owned subsidiary of the Company.

This Warrant replaces that certain warrant (Certificate No. [—]) for the purchase of [—] Common Shares, issued by the Company in favor of the Warrant Holder and dated [—], which is hereby cancelled.

This Warrant is subject to the following provisions:

Section 1. Warrant Terms.

(a) This Warrant is for the purchase of [—] Common Shares at the Exercise Price, as such price may be adjusted from time to time under the terms hereof.

(b) This Warrant shall expire at 5:00 p.m., New York City, N.Y., U.S.A. time, on [—] (the “Expiration Date”).

(c) This Warrant is fully vested; provided, that:

(1) in the event the Warrant Holder’s employment is terminated by the Company with Cause or by the Warrant Holder without Good Reason (each as defined below), this Warrant shall remain exercisable only for thirty (30) days following such termination; provided, that, the Warrant Holder shall have at least thirty (30) business days following any underwriter’s lock-up period imposed prior to or during such thirty (30) day period to exercise this Warrant, but in no event beyond the Expiration Date; and

(2) in the event of the Warrant Holder’s death, or if the Warrant Holder’s employment is terminated by the Company for Disability (as defined below), or without Cause or by the Warrant Holder for Good Reason or the Warrant Holder’s work permit in Bermuda is not renewed by the Bermuda immigration authorities and his employment terminates as a result thereof, this Warrant shall remain exercisable for six (6) months (one (1) year in the event of death or Disability) following such termination, but in no event beyond the Expiration Date; provided, that in the event of any termination of employment under this subparagraph (2), the Warrant Holder shall have at least thirty (30) business days following any underwriter’s lock-up period imposed prior to or during any warrant exercise period to exercise this Warrant.

(3) Certain Definitions.

“Cause” shall mean (i) habitual drug or alcohol use which impairs the ability of the Warrant Holder to perform his employment duties with the Company; (ii) the Warrant Holder’s conviction during his employment with the Company by a court of competent jurisdiction, or a pleading of “no contest” or guilty to a felony or the equivalent if outside the United States; (iii) the Warrant Holder’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are materially harmful to, either financially, or to the business reputation of, the Company; (iv) the Warrant Holder’s willful violation of any non-disclosure, non-solicitation, non-disparagement or intellectual property obligations of the Warrant Holder to the Company pursuant to any employment agreement with the Company or otherwise; (v) the Warrant Holder’s willful failure or refusal to perform his employment duties with the Company (other than such failure caused by the Warrant Holder’s Disability or while on vacation), after a written demand for performance is delivered to the Warrant Holder by the Board of Directors of the Company that specifically identifies the manner in which the Board believes that the Warrant Holder has failed or refused to perform his duties, or (vi) the Warrant Holder otherwise breaches any material provision of any employment agreement with the Company which is not cured, if curable, within 30 days after written notice thereof by the Company.

“Disability” shall mean the suffering of a mental or physical disability by the Warrant Holder which shall have prevented him from performing his material duties as an employee of the Company for a period of at least one hundred twenty (120) consecutive days or one-hundred eighty (180) non-consecutive days within any 365 day period.

“Good Reason” shall mean: (i) any material and adverse change to the Warrant Holder’s duties or authority as an employee of the Company which are inconsistent with his title and position as of the date hereof, (ii) a material diminution of the Warrant Holder’s title or position as an employee of the Company; (iii) the relocation of Warrant Holder’s office outside of Bermuda; (iv) a reduction of the Warrant Holder’s base salary as an employee of the Company; (v) a material reduction of the Warrant Holder’s benefits provided under any employment agreement with the Company other than a reduction permitted under terms and conditions of any applicable Company policy or benefit plan; or (vi) a willful failure by the Company to comply with any other material provisions of any employment agreement with the Warrant Holder.

Section 2. Anti-dilution Provisions. In order to prevent dilution of the purchase rights granted under Section 1 hereof, the Exercise Price shall be subject to adjustment from time to time pursuant to this Section 2.

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(a) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price, the following shall be applicable:

(1) In case the Company shall at any time while this Warrant is outstanding (i) declare a dividend or make a distribution on Common Shares payable in Common Shares, (ii) subdivide or split the outstanding Common Shares, (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of Common Shares (including any such reclassification in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that, giving effect to Section 2(a)(9), the exercise of this Warrant after such time shall entitle the holder to receive the aggregate number of Common Shares or other securities of the Company (or shares of any security into which such Common Shares have been reclassified) which, if this Warrant had been exercised immediately prior to such time, the Warrant Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, amalgamation, scheme of arrangement or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(2) In case the Company shall issue or sell any Common Shares (other than Common Shares issued (i) upon exercise of any Pre-existing Company Warrants (as defined below), (ii) upon exercise of any Harbor Point Warrants (as defined below), (iii) pursuant to the Company’s stock incentive and stock purchase plans or pursuant to any similar equity compensation arrangement, program or plan of the Company approved by the board of directors of the Company or (iv) upon exercise or conversion of any security the issue of which previously caused an adjustment under Sections 2(a)(3) or 2(a)(4) of this Warrant) without consideration or for a consideration per share less than the Current Market Price Per Common Share immediately preceding such issue or sale or immediately preceding the announcement thereof, if earlier, the Exercise Price to be in effect after such issue or sale shall be determined by multiplying the Exercise Price in effect immediately prior to such issue or sale or immediately preceding the announcement thereof, if earlier, as the case may be, by a fraction, (A) the numerator of which shall be the sum of (x) the number of Common Shares outstanding immediately prior to the time of such issue or sale multiplied by the Current Market Price Per Common Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be, and (y) the aggregate consideration, if any, to be received by the Company upon such issue or sale, and (B) the denominator of which shall be the product of the number of Common Shares outstanding immediately after such issue or sale and the Current Market Price Per Common Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such non-cash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the board of directors of the Company in good faith; provided, that if the Warrant Holder shall object to any such determination, the board of directors of the Company shall retain an independent appraiser reasonably satisfactory to the Warrant Holder to determine such fair market value with the cost to be borne by the Company. The Warrant Holder shall be notified promptly of any consideration other than cash to be received by the Company and furnished with a reasonable description of the consideration and the fair market value thereof, as determined by the board of directors of the Company. For the purposes of this Section 2(a), (i) “Pre-existing Company Warrants” shall mean the warrants of the Company (other than any Harbor Point Warrant) exercisable for Common Shares outstanding on the date of consummation of the Amalgamation, and (ii) “Harbor Point Warrants” shall mean each warrant to purchase Common Shares issued in connection with the Amalgamation Agreement in respect of warrants of Harbor Point formerly exercisable for Class A voting common shares, par value $1.00 per share, of Harbor Point that were outstanding at the close of business on the day immediately preceding the date of consummation of the Amalgamation.

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(3) In case the Company shall fix a record date for the issue of rights, options or warrants to the holders of its Common Shares or other securities entitling such holders to subscribe for or purchase for a period expiring within 60 days of such record date Common Shares (or securities convertible into Common Shares) at a price per Common Share (or having a conversion price per Common Share, if a security convertible into Common Shares) less than the Current Market Price Per Common Share on such record date or immediately preceding the announcement thereof, if earlier, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Exercise Price shall be adjusted pursuant to Section 2(a)(2) of this Warrant, as though such maximum number of Common Shares had been so issued for an aggregate consideration payable, if any, by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 2(a)(2) of this Warrant. Such adjustment shall be made successively whenever such record date is fixed; and in the event that any such rights, options, warrants or convertible securities are not so issued or expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 2(a)), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed with respect to any rights, options, warrants or convertible securities so unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holder had initially been entitled to such changed number of Common Shares, in the latter event.

(4) In case the Company shall issue rights, options (other than options issued pursuant to a plan described in Section 2(a)(2)(iii) above) or warrants (other than warrants described in Sections 2(a)(2)(i) or 2(a)(2)(ii) above) entitling the holders thereof to subscribe for or purchase Common Shares (or securities convertible into Common Shares) or shall issue convertible securities, and the price per share of Common Shares of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Current Market Price Per Common Share immediately preceding such issue of rights, options, warrants or convertible securities or immediately preceding the announcement thereof, if earlier, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issue, and the Exercise Price shall be adjusted pursuant to Section 2(a)(2) of this Warrant as though such maximum number of Common Shares had been so issued for an aggregate consideration equal to the aggregate consideration paid, if any, for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 2(a)(2) of this Warrant. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 2(a)), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued with respect to any rights, options, warrants or convertible securities unexercised or unconverted, in the former event, or the Exercise Price which would then be in effect if such holders had initially been entitled to such changed number of Common Shares, in the latter event. No adjustment of the Exercise Price shall be made pursuant to this Section 2(4) to the extent that the Exercise Price shall have been adjusted pursuant to Section 2(a)(3) of this Warrant upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of Common Shares to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

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(5) In case the Company shall fix a record date for the making of a distribution to holders of Common Shares (including any such distribution made in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity) of evidences of indebtedness, assets (including cash) or other property (other than dividends payable in Common Shares or rights, options or warrants referred to in, and for which an adjustment is made pursuant to Sections 2(a)(1) or 2(a)(2) of this Warrant), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date or immediately preceding the announcement thereof, by a fraction, the numerator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in Section 2(a)(2) of this Warrant) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one Common Share, and the denominator of which shall be such Current Market Price Per Common Share. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(6) For the purpose of any computation under this Section 2(a), on any determination date, the “Current Market Price Per Common Share” shall mean the average (weighted by daily trading volume) of the Daily Prices (as defined below) per Common Share for the 20 consecutive trading days immediately prior to such date. “Daily Price” means (i) if the Common Shares are then listed and traded on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the last reported sale price on such day on the NASDAQ Global Select Market; (ii) if the shares of Common Shares are then not listed and traded on the NASDAQ, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; or (iii) if the shares of such class of Common Shares are then not listed and traded on a national securities exchange, the last reported sale price on such day on a nationally or regionally recognized automated quotation system. If on any determination date the shares of such class of Common Shares are not quoted by any such organization, the Current Market Price Per Common Share shall be the fair market value of such shares on such determination date as reasonably determined by the board of directors of the Company. If the Warrant Holder shall object to any determination by the Company’s board of directors of the Current Market Price Per Common Share, the Current Market Price Per Common Share shall be the fair market value per share of the applicable class of Common Shares as determined by an independent appraiser retained by the Company at its expense and reasonably acceptable to the Warrant Holder. For purposes of any computation under this Section 2(a), the number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(7) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one-quarter of one percent in such price; provided, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner. All calculations under this Section 2(a) shall be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be. Notwithstanding anything to the contrary, if any adjustment pursuant to this Section 2(a) would result in an exercise price of less than zero, then the Exercise Price shall be zero.

(8) In the event that, at any time as a result of the provisions of this Section 2(a), the holder of this Warrant upon subsequent exercise shall become entitled to receive any shares of capital stock of the Company other than Common Shares, the number of such other shares so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(9) Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 2(a), the number of Warrant Shares for which this Warrant is exercisable immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise

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Price, that number of Warrant Shares obtained by (i) multiplying the number of Warrant Shares covered by this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

(10) Notwithstanding anything to the contrary contained herein, no adjustment in the Exercise Price or number of Warrant Shares for which this Warrant is exercisable shall be made to the extent that such adjustment would cause this Warrant to become subject to Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder without the consent of the holder hereof. Any adjustments which by reason of this paragraph are not made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner, subject, in each case, to the first sentence of this Section 2(a)(10).

(11) Notwithstanding anything to the contrary contained herein, the Warrant Holder shall be entitled to receive, in lieu of the adjustment pursuant to Section 2(a)(5) otherwise required, on the date of exercise of this Warrant, the evidences of indebtedness, assets (including cash) or other property which such Warrant Holder would have been entitled to receive if it had exercised this Warrant for Common Shares immediately prior to the record date with respect to such distribution.

(12) Any amalgamation, recapitalization, reorganization, reclassification, consolidation, merger of the Company or sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance satisfactory to the Warrant Holder) to insure that the Warrant Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) Common Shares immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares, securities or assets as such Warrant Holder would have received in connection with such Organic Change if such Warrant Holder had exercised this Warrant immediately prior to such Organic Change. In each such Organic Change, the Company shall also make appropriate provisions (in form and substance satisfactory to the Warrant Holder) to insure that the provisions of this Section 2 shall thereafter be applicable to this Warrant (including, in the case of any such amalgamation, consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company) and that there is (a) an immediate adjustment of the Exercise Price to the value for the Common Shares reflected by the terms of such amalgamation, consolidation, merger or sale and (b) if the value so reflected is less than the Exercise Price in effect immediately prior to such amalgamation, consolidation, merger or sale, a corresponding immediate adjustment in the number of Common Shares acquirable and receivable upon exercise of this Warrant. Prior to the consummation of any such amalgamation, consolidation, merger or sale, the Company shall use its reasonable efforts to cause the successor entity (if other than the Company resulting from amalgamation, consolidation or merger) or the entity purchasing such assets to assume by written instrument (in form and substance satisfactory to the Warrant Holder), the obligation to deliver to each such Warrant Holder such shares, securities or assets as, in accordance with the foregoing provisions, the Warrant Holder may be entitled to acquire; provided, however, that any such assumption shall not relieve the Company of its obligations hereunder.

(b) Notices. Immediately upon any adjustment of the Exercise Price, the Company shall give, or cause to be given, written notice thereof to the Warrant Holder, setting forth in reasonable detail and certifying the calculation of such adjustment. The Company shall give, or cause to be given, written notice to the Warrant Holder at least twenty (20) days prior to the date on which the Company takes a record for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Company shall also give, or cause to be given, written notice to the Warrant Holder at least twenty (20) days prior to the date on which any Organic Change shall take place.

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Section 3. Exercise of Warrant.

(a) Exercise Procedure. The Warrant Holder may exercise all or a portion of this Warrant at any time and from time to time commencing after the date hereof until 5:00 p.m., New York City time, on the Expiration Date by surrendering at the registered office of the Company this Warrant and a completed Exercise Agreement (substantially in the form of Exhibit A attached hereto) and by paying the Exercise Price in one of the following manners:

(i) Cash Exercise. The Warrant Holder shall deliver immediately available funds or a cashier’s check payable to the Company; or

(ii) Cashless Exercise. After the date of issuance of this Warrant, if the Common Shares are listed on a national securities exchange, automated quotation system or are available for sale in the over-the-counter market and the provisions of Section 42A of the Bermuda Companies Act 1981, as amended, may be satisfied by the Company, the Warrant Holder shall have the right to surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Warrant Holder the number of Common Shares underlying this Warrant (the “Warrant Shares”) determined as follows;

X = Y (A-B)/A

where:

X = the number of Warrant Shares to be issued to the Warrant Holder

Y = the number of Warrant Shares with respect to which this Warrant is being exercised

A = the Daily Price on the day immediately preceding the date on which the Warrant Holder exercises this Warrant pursuant to Section 3(a)

B = the Exercise Price

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired and paid the full purchase price therefor by the Warrant Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced on the issue date to the extent permitted by Rule 144,

(b) Certificates for the Common Shares acquired through exercise of this Warrant shall be delivered by the Company to the Warrant Holder within five (5) business days after (i) receipt by the Company of the items required by Section 3(a) for the respective method or methods of exercise, and (ii) where applicable, compliance with Section 42A of the Bermuda Companies Act 1981 (and the Company shall use reasonable efforts to complete the requirements of the said Section 42A as quickly as possible). Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to such Warrant Holder.

(c) The Common Shares issuable upon exercise of this Warrant shall be deemed to have been issued to the Warrant Holder on the date by which the Company receives the completed Exercise Agreement and payment of the Exercise Price, if any, and, where applicable, has complied with the requirements of the said Section 42A of the Companies Act 1981, and the Warrant Holder shall be deemed for all purposes to have become the record holder of such Common Shares on such date.

(d) The issuance of certificates for the Common Shares issuable upon exercise of this Warrant shall be made without charge to the Warrant Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of the Common Shares.

(e) The Company shall at all times reserve and keep available authorized but unissued Common Shares, solely for the purpose of issuance upon exercise of this Warrant, such number of Common Shares as

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are issuable upon exercise of this Warrant. All Common Shares shall, when issued, be duly and validly issued, fully paid and nonassessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges. The Company shall take such actions as may be necessary to assure that the Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which their shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

Section 4. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Warrant Holder; upon surrender of this Warrant with a properly executed Assignment (substantially in the form of Exhibit B hereto) at the registered office of the Company. Notwithstanding the foregoing, this Warrant may be transferred only to the extent that, upon exercise of this Warrant, the transferee would own less than 9.5% of the total Common Shares issued and outstanding (after application of the U.S. tax attribution and constructive ownership rules under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder), unless such restriction is waived by the unanimous consent of the Board of Directors of the Company.

Section 5. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the registered office of the Company, for new warrants in different denominations, substantially identical hereto, representing in the aggregate the rights formerly represented by this Warrant, and each of such new warrants shall represent such portion of such rights as is designated by the Warrant Holder at the time of such surrender. The date the Company initially issues this Warrant shall be the date of issuance of such new warrants regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

Section 6. Replacement; Taxes. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Warrant Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if such Warrant Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate, substantially identical hereto, representing the rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution, and delivery of warrants pursuant to Sections 4, 5 and 6.

Section 7. Successors and Assigns. This instrument is intended to bind and inure to the benefit of and be enforceable by the Warrant Holder and its respective heirs, executors, administrators, successors and assigns.

Section 8. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended only if the Company has obtained the written consent of the Warrant Holder. Notwithstanding the foregoing, the Company hereby covenants that any time the amended and restated warrants issued to Moore Holdings, L.L.C. (“Moore”) by the Company pursuant to Section 5.14(b) of the Amalgamation Agreement (the “Moore Warrants”) are amended, modified, supplemented or restated to grant rights to Moore which are more favorable than the rights currently granted to Moore under the Moore Warrants, (i) the Company shall, within 2 business days of such amendment, modification, supplement or restatement, provide written notice of such event to the Warrant Holder and (ii) upon surrender of this Warrant at the registered office of the Company, this Warrant shall immediately be amended, supplemented, modified or restated to grant the same rights to the Warrant Holder so that this Warrant remains pari passu with the warrants issued to Moore; provided, that this covenant shall be inapplicable to the provisions relating to the ability of the Warrant Holder to exercise this warrant following the Warrant Holder’s death or the termination of Warrant Holder’s employment that are set forth in Section 1(c) of this Warrant.

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Section 9. Descriptive Headings. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 10. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the internal laws of Bermuda without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the courts of Bermuda for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. TO THE EXTENT APPLICABLE AND PERMITTED, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 11. Complete Agreement; Severability. Except as otherwise expressly set forth herein, this Warrant embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. In case any provision of this Warrant shall be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not in any way affect or impair any other provision of this Warrant.

Section 12. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, facsimile, or air courier guaranteeing overnight delivery.

If to the Company:	Alterra Capital Holdings Limited Max House 2 Front Street Hamilton HM 11 Bermuda Attention: Sarene A. Bourdages, Esq.

With a copy (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Attention: Kerry E. Berchem, Esq.

If to the Warrant Holder:	[—]

All such notices and communications shall be deemed to have been duly given when delivered by hand if personally delivered; five business days after the date of deposit in the Bermuda or United States mail, if mailed by first-class air mail; when receipt is acknowledged by the recipient facsimile machine, if sent by facsimile; and three business days after being delivered to a next-day air courier.

[the remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officer and to be dated the date of issuance hereof.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

Acknowledged and agreed as of the date first above written:

As of [—], 2010

By accepting and executing this Warrant, the Warrant Holder acknowledges that, notwithstanding the second sentence of Section 8 of this Warrant, (a) the Company shall not be required to amend, modify, supplement or restate Section 2(a)(11) of this Warrant, and the Warrant Holder is not entitled to have Section 2(a)(11) amended, modified, supplemented or restated notwithstanding any other rights that Moore may be granted in relation to an adjustment to the Exercise Price contemplated by Section 2(a)(5) of the Moore Warrants and (b) Section 2(a)(11) of this Warrant shall hereafter differ from Section 2(a)(11) of the Moore Warrants.

Name:

EXHIBIT A

EXERCISE AGREEMENT

To:	ALTERRA CAPITAL HOLDINGS LIMITED

1. The undersigned hereby irrevocably elects to subscribe for and offers to purchase              Common Shares of Alterra Capital Holdings Limited, pursuant to Warrant No.      heretofore issued to                      on                     .

2. Method of exercise (please initial the applicable blank)

The undersigned elects to exercise the attached Warrant by means of cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

The undersigned elects to exercise the attached Warrant by means of the cashless exercise provisions of Section 3 of the Warrant.

3. Please issue a certificate or certificates representing said Common Shares in the name of the undersigned or in such other name as is specified below:

(Name)

The Common Shares shall be delivered:

By book-entry transfer.

By physical delivery of a certificate or certificates representing the Common Shares to the following address:

By:

Name:

Title:

Date:

EXHIBIT B

ASSIGNMENT

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No.:    ), with respect to the number of Common Shares covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:

Signature

Address

Witness

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EXHIBIT F

FORM OF PARENT VESTING WAIVER

March 3, 2010

[Name]

c/o Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Re: Treatment of Equity Awards—Waiver

Dear [Name],

As you know on a confidential basis, Max Capital Group Ltd. (“Parent”) is seeking to enter into an Agreement and Plan of Amalgamation, by and among Harbor Point Limited, a Bermuda exempted company (“Harbor Point”), Parent and Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Amalgamation Agreement”). Parent anticipates that the consummation of the amalgamation contemplated by the Amalgamation Agreement (the “Amalgamation”) would result in a “change in control” for purposes of awards held under Parent’s 2008 Stock Incentive Plan and 2000 Stock Incentive Plan (collectively, the “Plans”). Upon such change in control occurring under the Plans, without further action, your options to purchase Parent common shares (“Options”), to the extent unvested and unexercised immediately prior to the consummation of the Amalgamation, will become fully vested and exercisable immediately prior to such consummation and the restricted period on any Parent restricted common shares and Parent restricted share units then held by you will expire immediately prior to such consummation (and any applicable performance goals will be waived) (“Restricted Share Awards”, and, with Options, the “Equity Awards”), other than, in each case, any Post-Signing Awards (as defined below).

Parent requests, in order to induce Harbor Point to enter into the Amalgamation Agreement that, in connection with the Amalgamation, and subject to the consummation thereof, you agree to irrevocably waive accelerated vesting with respect to one hundred percent (100%) of your currently outstanding Equity Awards (the “Affected Portion”) held by you and listed below with respect to the Amalgamation. The waiver of accelerated vesting contemplated herein shall be applicable only to the transactions contemplated by the Amalgamation Agreement, including the consummation of the Amalgamation and shall not apply to any other transaction or event.

Prior to the consummation of the Amalgamation, the Affected Portion of your Equity Awards will otherwise maintain the same terms and conditions as are currently in effect under the Plans and award agreements (including with respect to vesting). Following the consummation of the Amalgamation, in the event of (i) your death, (ii) the termination of your employment by the Parent or any of its subsidiaries for “Disability,” (iii) the termination of your employment by the Parent or any of its subsidiaries without “Cause,” or (iv) the termination of your employment by you for “Good Reason” (in each case, as such terms are defined under the applicable Plan or award agreement, as the case may be), any Options that form a part of the Affected Portion will become fully vested and exercisable immediately upon such termination and the restricted period on any Restricted Share Awards that form a part of the Affected Portion will expire immediately upon such termination (and any applicable performance goals will be waived). In the event of your “Retirement” (as such term is defined under the applicable Plan or award agreement, as the case may be) following the consummation of the Amalgamation, any Options or Restricted Share Awards that form a part of the Affected Portion will continue to vest in accordance with their current terms.

Parent also requests that you acknowledge and agree that any Equity Awards made to you by Parent between March 1, 2010 and the date the transactions contemplated by the Amalgamation Agreement are consummated (the “Post-Signing Awards”) will not vest or become entitled to vest in connection with the transactions contemplated by the Amalgamation Agreement, including the consummation of the Amalgamation. For the purposes of this letter agreement, any Equity Awards held by you other than the Affected Portion and the Post Signing Awards shall be referred to as “Vested Awards.”

The following table sets forth your current outstanding Equity Awards as shown in Parent’s records:

Grant Type: Option	Grant Date	Number of Options	Exercise Price	Expiration Date

Grant Type: Restricted Common Shares	Grant Date	Number of Restricted Common Shares	Vesting Date

Grant Type: Restricted Share Units	Grant Date	Number of Restricted Share Units	Vesting Date

You acknowledge that you have had an opportunity to ask questions of authorized officers of Parent regarding the nature, scope and timing of the requested waiver in respect of the accelerated vesting of the Affected Portion of your outstanding Equity Awards in connection with the transactions contemplated by the Amalgamation Agreement, including the consummation of the Amalgamation, which questions were answered to your satisfaction, and to obtain additional information deemed necessary or appropriate by you in granting your informed consent and waiver herein.

Your execution and delivery of this letter agreement constitutes (i) your irrevocable and binding consent to waive accelerated vesting of the Affected Portion of your outstanding Equity Awards and any Post-Signing Awards with respect to the transactions contemplated by the Amalgamation Agreement, including the consummation of the Amalgamation, subject to the terms and conditions set forth herein, (ii) your agreement that your outstanding Equity Awards agreements are automatically deemed to be and are amended in accordance with the terms hereof and (iii) your acknowledgement and agreement that the grants of Equity Awards listed above are true and correct and constitute your only outstanding Equity Awards under the Plans or any other compensation plan or arrangement of Parent or any of its Subsidiaries (other than any Post-Signing Awards you may receive).

This letter agreement shall become effective only as of the Closing and, if the Plan of Amalgamation is terminated, this letter agreement shall be void and of no force and effect.

This letter agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof.

This letter agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of Bermuda, without giving effect to its principles or rules of conflict of laws.

The provisions of this letter agreement are intended to bind the parties to each other and are not intended and do not create rights in any other person or entity and no person or entity is intended to be or is a third party beneficiary of any of the provisions of this letter agreement.

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If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this letter agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this letter agreement remain as originally contemplated to the fullest extent possible.

This letter agreement may not be amended except by an instrument in writing among the parties. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this letter agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this letter agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this letter agreement.

This letter agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this letter agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

(The remainder of this page is intentionally left blank.)

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We appreciate your continued efforts on behalf of Parent.

Sincerely,

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

Acknowledged and agreed as of the date first above written:

[EMPLOYEE]

HARBOR POINT LIMITED

By:
Name:
Title

EXHIBIT G

EMPLOYEE OPTION WAIVER AND RELEASE AGREEMENT

THIS EMPLOYEE OPTION WAIVER AND RELEASE AGREEMENT (this “Agreement”), dated as of March     , 2010, is entered into among Harbor Point Limited (the “Company”), Max Capital Group Ltd. (“Parent”), and              (“Employee”).

WHEREAS, the Company has previously granted Employee certain awards of options (“Options”), to purchase common shares of the Company, par value $1.00 per share, pursuant to the Harbor Point 2006 Equity Incentive Plan, as amended and restated as of November 30, 2007 (the “2006 Equity Incentive Plan”);

WHEREAS, Section 6(f) of the 2006 Equity Incentive Plan provides that the Compensation Committee of the board of directors of the Company has the ability to determine whether and to what extent holders of Options may be entitled to dividends under the 2006 Equity Incentive Plan (“Dividend Equivalents”);

WHEREAS, the Compensation Committee of the board of directors of the Company has previously determined that holders of certain Options shall be entitled to receive Dividend Equivalents;

WHEREAS, the Company, Parent and Alterra Holdings Limited, a wholly owned subsidiary of Parent (“Amalgamation Sub”), are entering into on March 3, 2010 an Agreement and Plan of Amalgamation (the “Plan of Amalgamation”) pursuant to which the Company will amalgamate with Amalgamation Sub (the “Amalgamation”) and the amalgamated company will continue as a wholly owned subsidiary of Parent;

WHEREAS, the Company and Parent desire that, subject to the terms of Sections 1, 2 and 3 below, the rights of holders of Options to be paid Dividend Equivalents terminate, and that such holders shall have no ongoing rights to receive Dividend Equivalents following the Effective Time, except for the extraordinary cash dividend contemplated to be declared and paid to holders of Parent Common Shares shortly following the consummation of the Amalgamation (the “Special Dividend”); and

WHEREAS, Employee desires the Amalgamation to occur and will benefit as a result of the occurrence thereof through Employee’s capacity following the Effective Time as a holder of Parent Common Shares.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and for good and valuable consideration, it is hereby agreed as follows:

1. Dividend Waiver; Release. From and after the Effective Time, Employee hereby irrevocably and fully waives, subject to Section 2 and Section 3 below, any right to receive, and releases the Company, Parent and their respective successors, assigns, officers, directors, and agents from any obligation to pay, Dividend Equivalents with respect to any Options (the “Dividend Waiver”).

2. Employee Right to Special Dividend. Notwithstanding anything to the contrary in Section 1 hereof, the Dividend Waiver shall not apply to the Special Dividend and the Company and Parent hereby agree that Employee shall be entitled to receive on the payment date of the Special Dividend an amount in cash equal to the product of (i) the per share amount of the Special Dividend and (ii) the aggregate number of Parent Common Shares underlying each Converted Company Option held by such Employee that is vested or is scheduled to vest during the calendar year the Special Divided is paid, subject to any applicable withholding tax; provided that the Dividend Waiver shall not operate as a waiver or release of any other rights that Employee may have with respect to Converted Company Options or other options held by Employee granted under any Parent Share Plan, including any rights established by the board of directors of Parent or the Compensation Committee of the board of directors of Parent (A) regarding the payment of any other dividends or dividend equivalents on any such options or (B) to the extent permitted under an applicable Parent Share Plan or Company Share Plan, the making of adjustments to the terms or exercise price of any such Option in respect of any dividend paid to holders of Parent Common Shares.

3. Effectiveness of Dividend Waiver. The Dividend Waiver shall become effective only as of the Closing and, if the Plan of Amalgamation is terminated, this Agreement shall be void and of no force and effect.

4. Special Dividend. Nothing set forth in this Agreement shall create any obligation on the part of Parent or the board of directors of Parent to declare or pay the Special Dividend and, except as expressly set forth in Section 2 hereof (in the event that the Special Dividend is declared and paid), Employee shall have no rights or remedies under this Agreement with respect to the Special Dividend.

5. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of Bermuda, without giving effect to its principles or rules of conflict of Laws.

6. Severability/Enforceability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

7. Entire Agreement; No Third Party Beneficiaries. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. The provisions of this Agreement are intended to bind the parties to each other and are not intended and do not create rights in any other person or entity and no person or entity is intended to be or is a third party beneficiary of any of the provisions of this Agreement.

8. Amendment. This Agreement may not be amended except by an instrument in writing among the parties. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

10. Capitalized Terms; Headings. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan of Amalgamation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

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Employee understands that the Company and Parent are relying upon this Agreement in entering into the Plan of Amalgamation and in proceeding towards consummation of the Amalgamation. Employee further understands that this Agreement shall be binding upon the Employee’s heirs, legal representatives, successors, and permitted assigns.

EMPLOYEE

Print Name:

Acknowledged and agreed as of the date first above written:

HARBOR POINT LIMITED

By:
Name:
Title:

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

EXHIBIT H-1

FORM OF COMPANY OFFICER’S CERTIFICATE

HARBOR POINT LIMITED

OFFICER’S CERTIFICATE FOR HARBOR POINT LIMITED

This Certificate is being provided by the undersigned officer of Harbor Point Limited, a Bermuda exempted company (“Harbor Point”), to Skadden, Arps, Slate, Meagher & Flom LLP and Akin Gump Strauss Hauer & Feld LLP (collectively, “Counsel”), in accordance with the opinions to be delivered by Counsel pursuant to Sections 6.2(d) and 6.3(d) of the Agreement and Plan of Amalgamation, including any schedules, exhibits or attachments thereto (the “Agreement”)1 dated as of March 3, 2010, among Harbor Point, Max Capital Group Ltd., a Bermuda exempted company (“Max”), and Alterra Holdings Limited, a Bermuda exempted company and a direct, wholly owned subsidiary of Max (“Amalgamation Sub”), regarding certain U.S. federal income tax consequences of the amalgamation of Harbor Point and Amalgamation Sub, with Harbor Point and Amalgamation Sub continuing as a Bermuda exempted company (the “Amalgamated Company”) and the Harbor Point shareholders receiving, in cancellation of their Harbor Point shares, solely shares of Max common stock, par value $1 per share (the “Max Shares”) (collectively, the “Amalgamation”). The undersigned recognizes that Counsel will rely on this Certificate in delivering such opinions.

The undersigned, after due inquiry and investigation, hereby certifies as follows:

1. I am the [position] of Harbor Point. I am familiar with the transactions contemplated by, and the terms and provisions of, the Agreement, have personal knowledge of the matters covered by the following representations, and am authorized to make the following representations on behalf of Harbor Point.

2. The information set forth in the Joint Proxy Statement/Prospectus, insofar as it pertains to Harbor Point, does not contain any untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, including for U.S. federal income tax purposes.

3. The facts relating to the Amalgamation as described in the Agreement are, insofar as such facts pertain to Harbor Point, true, correct, and complete in all material respects. The Amalgamation will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement/Prospectus.

4. The Agreement and the documents referred to therein represent the full and complete agreement among Harbor Point, Max, and Amalgamation Sub regarding the Amalgamation, and there are no other material written or oral agreements regarding the Amalgamation. None of the material terms and conditions contained in the Agreement has been or will be waived or modified.

5. Harbor Point is organized under the laws of Bermuda as an exempted company and has not elected to be treated as other than a corporation for U.S. federal tax purposes. It has not undergone a transaction to which Section 7874 of the Code applied.

6. The amount of Max stock, and cash in lieu of fractional Max shares, if any, received by each Harbor Point shareholder was determined on the basis of arm’s-length negotiations among the parties.

7. Prior to and in connection with the Merger, no outstanding stock of Harbor Point has been or will be (i) acquired by Harbor Point or a person related to Harbor Point (within the meaning of Treasury Regulation Section 1.368-1(e)(4), determined without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)), or (ii) the subject of any redemption or distribution by Harbor Point as described in Treasury Regulation Section 1.368-1(e)(1)(ii).

8. The liabilities of Harbor Point assumed by Max and the liabilities to which the transferred assets of Harbor Point are subject were incurred by Harbor Point in the ordinary course of its business.

[1]	Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Agreement. Section references not otherwise identified are to sections of the Internal Revenue Code of 1986, as amended (the “Code”).

9. Harbor Point (or after the Effective Time its successor, the Amalgamated Company) and the shareholders of Harbor Point will pay their respective expenses incurred in connection with the Amalgamation, except for (i) expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto which will be shared equally by Max and Harbor Point, and (ii) any HSR Act filing fees incurred by a Harbor Point shareholder in connection with any Shareholder Filing, which shall be reimbursed by Harbor Point. Except as described in the preceding sentence, neither Max nor Harbor Point has agreed to assume, or will assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any Harbor Point shareholder in connection with or as part of the Amalgamation or any related transaction.

10. As of the Closing Date, there is no indebtedness existing between Max (or any of its subsidiaries) and Harbor Point (or any of its subsidiaries) that was issued, acquired, or will be settled at a discount.

11. Harbor Point conducts an “historic business” within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of Harbor Point have been sold, transferred or otherwise disposed of that would prevent Max or one or more members of Max’s qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)) from continuing Harbor Point's “historic business” or from using a “significant portion” of Harbor Point’s “historic business assets” in a business following the Amalgamation, as such terms are defined in Treasury Regulation Section 1.368-1(d)(2) and (3). For this purpose, assets held by any entity that is not treated as an entity separate from Max, Harbor Point or any member of Max’s qualified group of corporations for U.S. federal income tax purposes will be treated as assets held by Max, Harbor Point or such member, respectively.

12. Harbor Point will not: (i) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment; (ii) be a corporation for which both of the following are true, (a) 50% or more of the fair market value of its total assets are stock or securities and (b) 80% or more of the fair market value of its total assets are assets that are not used in the trade or business of banking, insurance, brokerage or a similar trade or business; or (iii) be a corporation for which either of the following are true, (a) more than 25% of the fair market value of its total assets are invested in the stock and securities of any one issuer and (b) more than 50% of the fair market value of its total assets are invested in the stock and securities of five or fewer issuers.

In making the determinations described in (ii) above, (x) the stock and securities of any subsidiary of Harbor Point shall be disregarded and Harbor Point shall be deemed to own its ratable share of such subsidiary’s assets and (y) a corporation shall be considered to be a subsidiary of Harbor Point if Harbor Point owns 50% or more of the combined voting power of all classes of the stock of such subsidiary that are entitled to vote, or 50% or more of the total value of all classes of the outstanding stock of such subsidiary. In making the determinations described in (iii) above, (A) all members of a controlled group (within the meaning of Section 1563(a) of the Code) of corporations are treated as one issuer and (B) a person holding stock in a company that satisfies the requirements of (iii) above is treated as holding its proportionate share of the assets held by such company. In addition, in determining the fair market value of Harbor Point’s total assets for the purposes of making this representation, Harbor Point shall exclude any cash and cash items (such as receivables), government securities and any assets acquired (through incurring indebtedness or otherwise) for the purposes of causing Harbor Point not to be characterized as an entity described in (i), (ii) or (iii) of the first sentence of the preceding paragraph.

13. Harbor Point is not under the jurisdiction of a court in a “Title 11 or similar case.” For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

14. The fair market value of the assets of Harbor Point transferred to Max will equal or exceed the sum of the liabilities assumed (within the meaning of Section 357(d) of the Code) by Max, plus the amount of liabilities, if any, to which the assets are subject.

15. The payment of cash in lieu of fractional Max shares is solely for the purpose of avoiding the expense and inconvenience to Max of issuing fractional shares and does not represent separately

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bargained-for consideration. The total cash consideration that will be paid in the transaction to Harbor Point shareholders instead of issuing fractional shares of Max stock will not exceed one percent of the total consideration that will be issued in the transaction to the Harbor Point shareholders in exchange for their shares of Harbor Point stock. The fractional share interests of each Harbor Point shareholder will be aggregated, and no Harbor Point shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Harbor Point stock.

16. None of the compensation received by any shareholder-employees of Harbor Point from Max or any of its subsidiaries will be separate consideration for, or allocable to, any of their shares of Harbor Point stock; none of the Max Shares received in the Amalgamation by any shareholder-employees by Max or any of its subsidiaries will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

17. The Amalgamation is being undertaken by Harbor Point for the bona fide business reasons described in the Proxy Statement/Prospectus.

18. Neither Harbor Point nor any Subsidiary is, or has ever been, a controlled foreign corporation within the meaning of section 957 of the Code or a passive foreign investment company within the meaning of Section 1297 of the Code.

19. Harbor Point will not take any position on any federal, state or local income or franchise tax return, or take any other reporting position, inconsistent with the treatment of the Amalgamation as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a final “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state or local income or franchise tax law.

The representations and statements in this Certificate are made as of the date hereof and as of the Effective Time. This Certificate is furnished to you solely for use in connection with the Amalgamation and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents) without our express written consent.

HARBOR POINT LIMITED

By:
Name:
Title:

Dated: [—] [—], 2010

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EXHIBIT H-2

FORM OF PARENT OFFICER’S CERTIFICATE

MAX CAPITAL GROUP LTD.

OFFICER’S CERTIFICATE FOR MAX CAPITAL GROUP LTD.

This Certificate is being provided by the undersigned officer of Max Capital Group Ltd., a Bermuda exempted company (“Max”), to Skadden, Arps, Slate, Meagher & Flom LLP and Akin Gump Strauss Hauer & Feld LLP (collectively, “Counsel”), in accordance with the opinions to be delivered by Counsel pursuant to Sections 6.2(d) and 6.3(d) of the Agreement and Plan of Amalgamation, including any schedules, exhibits or attachments thereto (the “Agreement”)1 dated as of March 3, 2010, among Harbor Point Limited, a Bermuda exempted company (“Harbor Point”), Max and Alterra Holdings Limited, a Bermuda exempted company and a direct, wholly owned subsidiary of Max (“Amalgamation Sub”), regarding certain U.S. federal income tax consequences of the amalgamation of Harbor Point and Amalgamation Sub, with Harbor Point and Amalgamation Sub continuing as a Bermuda exempted company (the “Amalgamated Company”) and the Harbor Point shareholders receiving, in cancellation of their Harbor Point shares, solely shares of Max common stock, par value $1 per share (the “Max Shares”) (collectively, the “Amalgamation”). The undersigned recognizes that Counsel will rely on this Certificate in delivering such opinions.

The undersigned, after due inquiry and investigation, hereby certifies as follows:

1. I am the [position] of Max. I am familiar with the transactions contemplated by, and the terms and provisions of, the Agreement, have personal knowledge of the matters covered by the following representations, and am authorized to make the following representations on behalf of Max.

2. The information set forth in the Joint Proxy Statement/Prospectus, insofar as it pertains to Max and Amalgamation Sub, does not contain any untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, including for U.S. federal income tax purposes.

3. The facts relating to the Amalgamation as described in the Agreement are, insofar as such facts pertain to Max and Amalgamation Sub, true, correct, and complete in all material respects. The Amalgamation will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement/Prospectus.

4. The Agreement and the documents referred to therein represent the full and complete agreement among Harbor Point, Max, and Amalgamation Sub regarding the Amalgamation, and there are no other material written or oral agreements regarding the Amalgamation. None of the material terms and conditions contained in the Agreement has been or will be waived or modified.

5. Max is organized under the laws of Bermuda as an exempted company and has not elected to be treated as other than a corporation for U.S. federal tax purposes. It has not undergone a transaction to which Section 7874 of the Code applied.

6. Max owns all of the equity interests in Amalgamation Sub.

7. Amalgamation Sub has filed an election under Treasury Regulation Section 301.7701-3(c) pursuant to which, at least one day before the Closing Date, Amalgamation Sub will for federal tax purposes be disregarded as an entity separate from its owner, Max. Max has no plan or intention to change or cause Amalgamation Sub to change such classification.

[1]	Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Agreement. Section references not otherwise identified are to sections of the Internal Revenue Code of 1986, as amended (the “Code”).

8. The Amalgamated Company will file an election under Treasury Regulation Section 301.7701-3(c) pursuant to which, as of the Closing Date, the Amalgamated Company will for federal tax purposes be disregarded as an entity separate from its owner.

9. The amount of Max stock, and cash in lieu of fractional Max shares, if any, received by each Harbor Point shareholder was determined on the basis of arm’s-length negotiations among the parties.

10. No member of the Max group or any other person related to Max (within the meaning of Treasury Regulation Section 1.368-1(e)(4)) has acquired (or has any plan or intention to acquire), directly or through any transaction, agreement or arrangement with any other person, any Harbor Point stock other than pursuant to the Agreement.

For purposes of this Certificate, the term “Max group” means Max and one or more chains of corporations connected through stock ownership with Max if Max directly owns stock meeting the requirements of the next sentence in at least one of the other corporations and if stock meeting the requirements of the next sentence in each of the corporations (except Max) is owned directly by one or more of the other corporations. Stock meets the requirements of this sentence if the stock so owned possesses at least 80% of the total voting power of the stock of the corporation and has a value equal to at least 80% of the total value of the stock of the corporation, except that the term “stock” does not include preferred stock that is described in Section 1504(a)(4) of the Code. In addition, for purposes of this Certificate, a person other than a member of the Max group will be treated as related to Max if there is overlapping stock ownership of at least 50% between Max and such person, as described in and subject to the rules of Section 304(c) of the Code.

11. Pursuant to the Amalgamation, no holder of Harbor Point stock (other than holders of Dissenting Shares) will receive in exchange for Harbor Point stock, directly or indirectly, any consideration from Max other than Max stock (and cash in lieu of fractional shares thereof) described in section 2.1(a) of the Agreement. For the avoidance of doubt, the consideration received by Harbor Point shareholders in exchange for their Harbor Point stock will not include any special dividend.

12. There is no plan or intention for Max, any other member of the Max group, or any other person related to Max (within the meaning of Treasury Regulation Section 1.368-1(e)(4)) to redeem or otherwise acquire any of the Max stock issued pursuant to the Agreement, either directly or through any transaction, agreement, or arrangement with any other person.

13. Max will pay its own expenses incurred in connection with the Amalgamation, except for expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto which will be shared equally by Max and Harbor Point. Neither Max nor Harbor Point has agreed to assume, or will assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any Harbor Point shareholder in connection with or as part of the Amalgamation or any related transaction, except that Harbor Point has agreed to reimburse a holder of Harbor Point common shares for any HSR Act filing fees incurred by such holder in connection with a Shareholder Filing.

14. As of the Closing Date, there is no indebtedness existing between Max (or any of its subsidiaries) and Harbor Point (or any of its subsidiaries) that was issued, acquired, or will be settled at a discount.

15. The Amalgamated Company has no plan or intention, and Max has no plan or intention to cause the Amalgamated Company, to sell or otherwise dispose of any of the assets of Harbor Point acquired in the Amalgamation, except (1) for dispositions made in the ordinary course of business, (2) for transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k), (3) for transfers to partnerships that are permitted by Treasury Regulation Section 1.368-2(f), or (4) for sales of assets (including stock or other interests in subsidiaries of Harbor Point) for an amount of cash or other consideration with a fair market value equal to that of the assets sold (provided that such cash or other consideration is retained or reinvested and provided further that such assets that are sold, in the aggregate, do not represent directly or indirectly more than 50% of the operating assets of Harbor Point and its subsidiaries).

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16. Following the Amalgamation, Max or a member of Max’s qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)) will continue Harbor Point's “historic business” or use a “significant portion” of Harbor Point’s “historic business assets” in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d)(2) and (3). For this purpose, assets held by any entity that is not treated as an entity separate from Max, Harbor Point or any member of Max’s qualified group of corporations for U.S. federal income tax purposes will be treated as assets held by Max, Harbor Point or such member, respectively.

17. Max will not: (i) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment; (ii) be a corporation for which both of the following are true, (a) 50% or more of the fair market value of its total assets are stock or securities and (b) 80% or more of the fair market value of its total assets are assets that are not used in the trade or business of banking, insurance, brokerage or a similar trade or business; or (iii) be a corporation for which either of the following are true, (a) more than 25% of the fair market value of its total assets are invested in the stock and securities of any one issuer and (b) more than 50% of the fair market value of its total assets are invested in the stock and securities of five or fewer issuers.

In making the determinations described in (ii) above, (x) the stock and securities of any subsidiary of Max shall be disregarded and Max shall be deemed to own its ratable share of such subsidiary’s assets and (y) a corporation shall be considered to be a subsidiary of Max if Max owns 50% or more of the combined voting power of all classes of the stock of such subsidiary that are entitled to vote, or 50% or more of the total value of all classes of the outstanding stock of such subsidiary. In making the determinations described in (iii) above, (A) all members of a controlled group (within the meaning of Section 1563(a) of the Code) of corporations are treated as one issuer and (B) a person holding stock in a company that satisfies the requirements of (iii) above is treated as holding its proportionate share of the assets held by such company. In addition, in determining the fair market value of Max’s total assets for the purposes of making this representation, Max shall exclude any cash and cash items (such as receivables), government securities and any assets acquired (through incurring indebtedness or otherwise) for the purposes of causing Max not to be characterized as an entity described in (i), (ii) or (iii) of the first sentence of the preceding paragraph.

18. Max has no plan or intention to sell, transfer or otherwise dispose of any interests in Amalgamation Sub.

19. The payment of cash in lieu of fractional Max shares is solely for the purpose of avoiding the expense and inconvenience to Max of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to Harbor Point shareholders instead of issuing fractional shares of Max stock will not exceed one percent of the total consideration that will be issued in the transaction to the Harbor Point shareholders in exchange for their shares of Harbor Point stock. The fractional share interests of each Harbor Point shareholder will be aggregated, and no Harbor Point shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Harbor Point stock.

20. None of the compensation received by any shareholder-employees of Harbor Point from Max or any of its subsidiaries will be separate consideration for, or allocable to, any of their shares of Harbor Point stock; none of the Max Shares received in the Amalgamation by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid by Max or any of its subsidiaries to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

21. The Amalgamation is being undertaken by Max for the bona fide business reasons described in the Proxy Statement/Prospectus.

22. Max will not take any position on any federal, state or local income or franchise tax return, or take any other reporting position, inconsistent with the treatment of the Amalgamation as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a final “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state or local income or franchise tax law.

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The representations and statements in this Certificate are made as of the date hereof and as of the Effective Time. This Certificate is furnished to you solely for use in connection with the Amalgamation and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents) without our express written consent.

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

Dated: [—] [—], 2010

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EXHIBIT I-1

FORM OF PARENT LOCK-UP AGREEMENT

March 3, 2010

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Re: Max Capital Group Ltd.—Lock-Up Agreement

Ladies and Gentlemen:

1. In connection with the Agreement and Plan of Amalgamation (the “Plan of Amalgamation”), dated as of March 3, 2010, by and among Harbor Point Limited, a Bermuda exempted company (the “Company”), Max Capital Group Ltd., a Bermuda exempted company (“Parent”), and Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Amalgamation Sub”), the undersigned has agreed, as set forth below, to refrain from disposing of Parent voting common shares (the “Parent Common Shares”) and other securities of Parent held by it subject to, and in accordance with, the terms set forth below. Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings assigned to them in the Plan of Amalgamation.

2. The undersigned is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used), as of the date hereof, of the Parent Common Shares, restricted Parent Common Shares (“Parent Restricted Shares”), restricted share units (“Parent Restricted Share Units”), options to acquire Parent Common Shares (“Parent Stock Options”) and warrants to acquire Parent Common Shares (“Parent Warrants”) to the extent applicable set forth on Schedule I attached hereto, which as of the date hereof constitutes all of the Parent Common Shares and other securities convertible into or exercisable for any Parent Common Shares, whether vested or unvested, owned of record or beneficially by the undersigned (such Parent Common Shares, Parent Restricted Shares, Parent Restricted Share Units, Parent Stock Options and Parent Warrants, together with (a) any Parent Common Shares issued on the exercise of Parent Stock Options and Parent Warrants, (b) any Restricted Parent Common Shares that vest after the date of this Agreement and (c) any Parent Common Shares or other securities of Parent acquired following the date of this Agreement but prior to the Effective Time are collectively referred to as the “Subject Shares”). For the avoidance of doubt, Subject Shares shall not include Parent Common Shares or other securities of Parent acquired by the undersigned in open market transactions after the Effective Time.

3. In consideration of the willingness of the Company, Parent and the Amalgamation Sub to enter into the Plan of Amalgamation, the benefits received by the undersigned in connection with the consummation of the Amalgamation, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period from the date of this Agreement until one hundred eighty (180) days following the Effective Time (the “Lock-Up Period”), subject to Section 4 below, the undersigned will not, and will not offer or agree to, directly or indirectly, (a) sell (including any short sale), transfer, tender, encumber, assign or otherwise dispose of or (b) enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit or loss-sharing arrangement) with respect to or related to, any Subject Shares which the undersigned owns of record or beneficially, except (i) in a transaction required under applicable Law or (ii) with the prior written approval of at least a majority of the members of the board of directors of Parent (and, in the case of any transfer prior to the Effective Time, the prior written approval of the Company). For the avoidance of doubt, the foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Subject Shares (or the economic benefit thereof) even if such Subject Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares.

4. Notwithstanding the foregoing, the undersigned may (a) transfer Subject Shares to (i) any Affiliate of the undersigned or (ii) if the undersigned is an individual, to any Family Transferee (provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding any such Subject Shares subject to the provisions of this Agreement and there shall be no further transfer of such Subject Shares except in accordance with this Agreement), (b) with respect to any equity awards or warrants owned by the undersigned that would expire during the Lock-Up Period, surrender or otherwise dispose of such equity awards or warrants to Parent in connection with the exercise thereof and (c) sell, transfer, tender, assign, surrender or otherwise dispose of Subject Shares to Parent or to any other Person to satisfy the payment of withholding income or other applicable taxes resulting from the vesting or exercising of any equity awards of Parent owned of record or beneficially by the undersigned. In the case of a disposition under clause (c) above, the undersigned agrees to provide documentation and information to Parent supporting the sale of a specified number of Parent Common Shares at least three (3) Business Days prior to any such disposition. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the undersigned’s Subject Shares except in compliance with the foregoing restrictions. For the purposes of this Agreement, “Family Transferee” shall mean a (x) Shareholder’s spouse, immediate family members or lineal descendants or (y) any trust, the beneficiaries of which, or corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include only persons described in clause (x). In addition, to the extent that the undersigned is an individual, the transfer restrictions set forth in this Agreement shall not apply following the undersigned’s death, termination of employment by Parent or any of its subsidiaries for “Disability,” termination of employment by Parent of any of its subsidiaries without “Cause,” termination of employment by the undersigned for “Good Reason,” termination of employment for “Retirement” or due to a “change in control” (each as defined in the applicable agreements between the undersigned and Parent).

5. Subject to paragraph 6, hereof, the undersigned hereby agrees that, until the Plan of Amalgamation is terminated in accordance with its terms, it shall, and shall use reasonable best efforts to cause its Representatives to, comply with the covenants set forth in Section 5.4(a) of the Plan of Amalgamation applicable to the Company as if such covenants were applicable to the undersigned.

6. All agreements and understandings made herein shall be made solely in the undersigned’s capacity as a holder of Subject Shares and, to the extent the undersigned is a director or officer of Parent, not in the undersigned’s capacity as a director or officer of Parent. For the avoidance of doubt, the Company and the undersigned acknowledge and agree that (a) to the extent the undersigned is a director of Parent, the undersigned shall be free to act in his or her capacity as a director of Parent in accordance with his or her duties to Parent, (b) nothing herein shall prohibit or restrict any person described in clause (a) above from taking any action in facilitation of the exercise of his or her duties pursuant to the Plan of Amalgamation (including pursuant to Section 5.4 thereof) or otherwise, (c) to the extent the undersigned is an officer of Parent, nothing herein shall prohibit or restrict the undersigned from taking any action, or failing to take any action, in his or her capacity as an officer of Parent and in facilitation of the exercise of his or her duties to Parent as the undersigned determines in good faith is required to comply with the direction of the board of directors of Parent and (d) no action taken by any person described in clauses (a) through (c) above acting in the capacities described therein shall be deemed to be a breach or violation by the undersigned of this Agreement.

7. Except as expressly provided in this Agreement, the undersigned may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Parent. Parent may not assign this Agreement without the prior written consent of the undersigned. Any such purported assignment or delegation made in violation of the foregoing shall be null and void (in addition to any other remedy to which the other party is entitled at law or in equity in connection with such violation).

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8. The undersigned hereby permits the Company and Parent to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the SEC) the undersigned’s identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

9. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of Bermuda, without giving effect to its principles or rules of conflict of Laws.

10. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

11. Each party irrevocably and unconditionally consents, agrees and submits to the jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Bermuda Supreme Court, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

13. This Agreement may not be amended except by an instrument in writing among the parties. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

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14. This Agreement, including the schedule attached hereto, contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect to the subject matter hereof.

15. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

16. This Agreement shall terminate automatically and without further action by any party on the earlier of (i) the date on which the Plan of Amalgamation is terminated in accordance with its terms and (ii) the expiration of the Lock-Up Period.

[Rest of page intentionally left blank]

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The undersigned understands that the Company, Parent and the Amalgamation Sub are relying upon this Agreement in entering into the Plan of Amalgamation and in proceeding towards consummation of the Amalgamation. The undersigned further understands that this Agreement shall be binding upon the undersigned’s heirs, legal representatives, successors, and permitted assigns.

Very truly yours,

[SHAREHOLDER]

[ ]

[By:
Name:
Title:]

Acknowledged and agreed as of the date first written above:

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

HARBOR POINT LIMITED

By:
Name:
Title:

Schedule I

Name and Address	Number of Parent Common Shares Owned as of March 3, 2010	Number of Parent Stock Options Owned as of March 3, 2010	Number of Parent Restricted Shares Owned as of March 3, 2010	Number of Parent Restricted Share Units Owned as of March 3, 2010	Number of Parent Warrants Owned as of March 3, 2010

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EXHIBIT I-2

FORM OF COMPANY LOCK-UP AGREEMENT—EMPLOYEE

March 3, 2010

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Re: Max Capital Group Ltd.—Lock-Up Agreement

Ladies and Gentlemen:

1. In connection with the Agreement and Plan of Amalgamation (the “Plan of Amalgamation”), dated as of March 3, 2010, by and among Harbor Point Limited, a Bermuda exempted company (the “Company”), Max Capital Group Ltd., a Bermuda exempted company (“Parent”), and Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Amalgamation Sub”), the undersigned has agreed, as set forth below, to refrain from disposing of (a) the Class A voting common shares of the Company (“Company Common Shares”) and other securities of the Company and (b) the Parent voting common shares (the “Parent Common Shares”) and other securities of Parent acquired in the Amalgamation, in each case held by it subject to, and in accordance with, the terms set forth below. Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings assigned to them in the Plan of Amalgamation.

2. (a) The undersigned is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used), as of the date hereof, of the Company Common Shares, Company Stock Options and Company Restricted Shares and the Company Common Shares represented by the Warrant Percentage in the Company Warrants to the extent applicable set forth on Schedule I attached hereto, which as of March 2, 2010 (the “Reference Date”) constituted all of the Company Common Shares and other securities convertible into or exercisable for any Company Common Shares, whether vested or unvested, owned of record or beneficially by the undersigned.

(b) For the purpose of this Agreement, “Company Subject Shares” shall mean, collectively, the Company Common Shares, Company Stock Options and Company Restricted Shares and the Company Common Shares represented by the Warrant Percentage in the Company Warrants set forth on Schedule I attached hereto, together with (i) any Company Common Shares issued on the exercise of Company Stock Options and Company Warrants, (ii) any Company Restricted Shares that vest after the Reference Date and (iii) any Company Common Shares or other securities of the Company acquired following the Reference Date but prior to the Effective Time.

3. Effective as of the Effective Time, the Company Subject Shares owned by the undersigned will be converted into Parent Common Shares, Company Converted Restricted Shares, Company Converted Options and New Parent Warrants on the terms set forth in the Plan of Amalgamation (such Parent Common Shares, Company Converted Restricted Shares, Company Converted Options and New Parent Warrants together with (a) any Parent Common Shares issued on the exercise of such Company Converted Options and New Parent Warrants, (b) any Company Converted Restricted Shares that vest after the Effective Time and (c) any Company Subject Shares are collectively referred to as the “Subject Shares”). For the avoidance of doubt, Subject Shares shall not include Parent Common Shares or other securities of Parent acquired by the undersigned pursuant to any transaction other than the Amalgamation.

4. In consideration of the willingness of the Company, Parent and the Amalgamation Sub to enter into the Plan of Amalgamation, the benefits received by the undersigned in connection with the consummation of the Amalgamation, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period from the date of this Agreement until one hundred eighty (180) days following the Effective Time (the “Lock-Up Period”), subject to Section 5 below, the undersigned will not, and will not offer or agree to, directly or indirectly, (a) sell (including any short sale), transfer, tender, encumber, assign or otherwise dispose of or (b) enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit or loss-sharing arrangement) with respect to or related to, any Subject Shares which the undersigned owns of record or beneficially, except (i) in a transaction required under applicable Law or (ii) with the prior written approval of at least a majority of the members of the board of directors of Parent. For the avoidance of doubt, the foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Subject Shares (or the economic benefit thereof) even if such Subject Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares.

5. Notwithstanding the foregoing, the undersigned may (a) transfer Subject Shares to (i) any Affiliate of the undersigned or (ii) if the undersigned is an individual, to any Family Transferee; (provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding any such Subject Shares subject to the provisions of this Agreement and there shall be no further transfer of such Subject Shares except in accordance with this Agreement), (b) with respect to any equity awards or warrants owned by the undersigned that would expire during the Lock-Up Period, surrender or otherwise dispose of such equity awards or warrants to the Company or Parent in connection with the exercise thereof and (c) sell, transfer, tender, assign, surrender or otherwise dispose of Subject Shares to Parent, the Company or to any other Person to satisfy the payment of withholding income or other applicable taxes resulting from the vesting or exercising of any equity awards of Parent or the Company owned of record or beneficially by the undersigned. In the case of a disposition under clause (c) above, the undersigned agrees to provide documentation and information to the Parent or the Company, as applicable, supporting the sale of a specified number of Company Common Shares or Parent Common Shares, as applicable, at least three (3) Business Days prior to any such disposition. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the undersigned’s Subject Shares except in compliance with the foregoing restrictions. For the purposes of this Agreement, “Family Transferee” shall mean a (x) Shareholder’s spouse, immediate family members or lineal descendants or (y) any trust, the beneficiaries of which, or corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include only persons described in clause (x). In addition, to the extent that the undersigned is an individual, the transfer restrictions set forth in this Agreement shall not apply following the undersigned’s death, termination of employment by Parent, the Company or any of their respective subsidiaries for “Disability,” termination of employment by Parent, the Company or any of their respective subsidiaries without “Cause,” termination of employment by the undersigned for “Good Reason,” termination of employment for “Retirement” or due to a “Change in Control” (each as defined in the applicable agreements between the undersigned and the Company).

6. Subject to paragraph 10 hereof, the undersigned hereby agrees that, until the Plan of Amalgamation is terminated in accordance with its terms, it shall, and shall use reasonable best efforts to cause its Representatives to, comply with the covenants set forth in Section 5.4(a) of the Plan of Amalgamation applicable to the Company as if such covenants were applicable to the undersigned.

7. The undersigned hereby acknowledges and agrees that it shall not be entitled to any Consideration or other payment in exchange for any equity or other interests in the Company owned of record or beneficially by the undersigned as of the Reference Date except as set forth on Schedule I attached hereto. The undersigned further agrees not to make any claim against Parent or any of its Affiliates (including the Amalgamated Company) following the Closing pursuant to Article II of the Plan of Amalgamation that is made in reliance on any fact or matter as of the Reference Date that is inconsistent with Schedule I attached hereto or its representations and warranties set forth in paragraph 2(a) hereof.

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8. In the case of any undersigned who is not an individual, the undersigned hereby acknowledges and agrees that as of the Effective Time it shall not have any rights to appoint or nominate a director or observer or have any similar rights with respect to the board of directors of Parent or any of its Subsidiaries.

9. The undersigned hereby agrees to execute and deliver, on or prior to the date of the Company Shareholder Meeting, an instrument and other documents reasonably requested by Parent agreeing to and approving the termination of the Securityholders’ Agreement effective as of the Effective Time.

10. All agreements and understandings made herein shall be made solely in the undersigned’s capacity as a holder of Subject Shares and, to the extent the undersigned is a director or officer of the Company, not in the undersigned’s capacity as a director or officer of the Company. For the avoidance of doubt, Parent and the undersigned acknowledge and agree that (a) to the extent the undersigned is a director of the Company (or has a designee on the board of directors of the Company), the undersigned (or such designee) shall be free to act in his or her capacity as a director of the Company in accordance with his or her duties to the Company, (b) nothing herein shall prohibit or restrict any person described in clause (a) above from taking any action in facilitation of the exercise of his or her duties pursuant to the Plan of Amalgamation (including pursuant to Section 5.4 thereof) or otherwise, (c) to the extent the undersigned is an officer of the Company, nothing herein shall prohibit or restrict the undersigned from taking any action, or failing to take any action, in his or her capacity as an officer of the Company and in facilitation of the exercise of his or her duties to the Company as the undersigned determines in good faith is required to comply with the direction of the board of directors of the Company and (d) no action taken by any person described in clauses (a) through (c) above acting in the capacities described therein shall be deemed to be a breach or violation by the undersigned of this Agreement.

11. Except as expressly provided in this Agreement, the undersigned may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Parent. Parent may not assign this Agreement without the prior written consent of the undersigned. Any such purported assignment or delegation made in violation of the foregoing shall be null and void (in addition to any other remedy to which the other party is entitled at law or in equity in connection with such violation).

12. The undersigned hereby permits the Company and Parent to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the SEC) the undersigned’s identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

13. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of Bermuda, without giving effect to its principles or rules of conflict of Laws.

14. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

15. Each party irrevocably and unconditionally consents, agrees and submits to the jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Bermuda Supreme Court, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda.

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Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

16. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

17. This Agreement may not be amended except by an instrument in writing between the parties. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

18. This Agreement, including the schedule attached hereto, contains the entire agreement between the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof.

19. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

20. This Agreement shall terminate automatically and without further action by any party on the earlier of (i) the date on which the Plan of Amalgamation is terminated in accordance with its terms and (ii) the expiration of the Lock-Up Period; provided that in the event the Closing occurs, paragraphs 2(a), 7, 8, 10, 13, 14, 15, 17 and this paragraph 19 shall survive indefinitely.

[Rest of page intentionally left blank]

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The undersigned understands that the Company, Parent and the Amalgamation Sub are relying upon this Agreement in entering into the Plan of Amalgamation and in proceeding towards consummation of the Amalgamation. The undersigned further understands that this Agreement shall be binding upon the undersigned’s heirs, legal representatives, successors, and permitted assigns.

Very truly yours,

[SHAREHOLDER]

Acknowledged and agreed as of the date first written above:

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

Schedule I

Name and Address	Number of Company Common Shares Owned as of March 2, 2010	Number of Company Options Owned as of March 2, 2010	Number of Company Restricted Common Shares Owned as of March 2, 2010	Warrant Percentage as of March 2, 2010

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Exhibit I-3

FORM OF COMPANY LOCK-UP AGREEMENT—NON-EMPLOYEE

    March 3, 2010

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Re: Max Capital Group Ltd.—Lock-Up Agreement

Ladies and Gentlemen:

1. In connection with the Agreement and Plan of Amalgamation (the “Plan of Amalgamation ”), dated as of March 3, 2010, by and among Harbor Point Limited, a Bermuda exempted company (the “Company”), Max Capital Group Ltd., a Bermuda exempted company (“Parent”), and Alterra Holdings Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Amalgamation Sub”), the undersigned has agreed, as set forth below, to refrain from disposing of (a) the Class A voting common shares of the Company (“Company Common Shares”) and other securities of the Company and (b) the Parent voting common shares (the “Parent Common Shares”) and other securities of Parent acquired in the Amalgamation, in each case held by it subject to, and in accordance with, the terms set forth below. Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings assigned to them in the Plan of Amalgamation.

2. (a) The undersigned is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used), as of the date hereof, of the Company Common Shares, Company Stock Options and Company Restricted Shares and the Company Common Shares represented by the Warrant Percentage in the Company Warrants to the extent applicable set forth on Schedule I attached hereto, which as of March 3, 2010 (the “Reference Date”) constituted all of the Company Common Shares and other securities convertible into or exercisable for any Company Common Shares, whether vested or unvested, owned of record or beneficially by the undersigned.

(b) For the purpose of this Agreement, “Company Subject Shares” shall mean, collectively, the Company Common Shares, Company Stock Options and Company Restricted Shares and the Company Common Shares represented by the Warrant Percentage in the Company Warrants set forth on Schedule I attached hereto, together with (i) any Company Common Shares issued on the exercise of Company Stock Options and Company Warrants, (ii) any Company Restricted Shares that vest after the Reference Date and (iii) any Company Common Shares or other securities of the Company acquired following the Reference Date but prior to the Effective Time.

3. Effective as of the Effective Time, the Company Subject Shares owned by the undersigned will be converted into Parent Common Shares, Company Converted Restricted Shares, Company Converted Options and New Parent Warrants on the terms set forth in the Plan of Amalgamation (such Parent Common Shares, Company Converted Restricted Shares, Company Converted Options and New Parent Warrants together with (a) any Parent Common Shares issued on the exercise of such Company Converted Options and New Parent Warrants, (b) any Company Converted Restricted Shares that vest after the Effective Time and (c) any Company Subject Shares are collectively referred to as the “Subject Shares”). For the avoidance of doubt, Subject Shares shall not include Parent Common Shares or other securities of Parent acquired by the undersigned pursuant to any transaction other than the Amalgamation.

4. In consideration of the willingness of the Company, Parent and the Amalgamation Sub to enter into the Plan of Amalgamation, the benefits received by the undersigned in connection with the consummation of the Amalgamation, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period from the date of this Agreement until one hundred eighty (180) days following the Effective Time (the “Lock-Up Period”), subject to Section 5 below, the undersigned will not, and will not offer or agree to, directly or indirectly, (a) sell (including any short sale), transfer, tender, encumber, assign or otherwise dispose of or (b) enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit or loss-sharing arrangement) with respect to or related to, any Subject Shares which the undersigned owns of record or beneficially, except (i) in a transaction required under applicable Law or (ii) with the prior written approval of at least a majority of the members of the board of directors of Parent. For the avoidance of doubt, the foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Subject Shares (or the economic benefit thereof) even if such Subject Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares.

5. Notwithstanding the foregoing, the undersigned may (a) transfer Subject Shares to (i) any Affiliate of the undersigned or (ii) if the undersigned is an individual, to any Family Transferee; (provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding any such Subject Shares subject to the provisions of this Agreement and there shall be no further transfer of such Subject Shares except in accordance with this Agreement), (b) with respect to any equity awards or warrants owned by the undersigned that would expire during the Lock-Up Period, surrender or otherwise dispose of such equity awards or warrants to the Company or Parent in connection with the exercise thereof and (c) sell, transfer, tender, assign, surrender or otherwise dispose of Subject Shares to Parent, the Company or to any other Person to satisfy the payment of withholding income or other applicable taxes resulting from the vesting or exercising of any equity awards of Parent or the Company owned of record or beneficially by the undersigned. In the case of a disposition under clause (c) above, the undersigned agrees to provide documentation and information to the Parent or the Company, as applicable, supporting the sale of a specified number of Company Common Shares or Parent Common Shares, as applicable, at least three (3) Business Days prior to any such disposition. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the undersigned’s Subject Shares except in compliance with the foregoing restrictions. For the purposes of this Agreement, “Family Transferee” shall mean a (x) Shareholder’s spouse, immediate family members or lineal descendants or (y) any trust, the beneficiaries of which, or corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include only persons described in clause (x). In addition, to the extent that the undersigned is an individual, the transfer restrictions set forth in this Agreement shall not apply following the undersigned’s death, termination of employment by Parent, the Company or any of their respective subsidiaries for “Disability,” termination of employment by Parent, the Company or any of their respective subsidiaries without “Cause,” termination of employment by the undersigned for “Good Reason,” termination of employment for “Retirement” or due to a “Change in Control” (each as defined in the applicable agreements between the undersigned and the Company).

6. Subject to paragraph 10 hereof, the undersigned hereby agrees that, until the Plan of Amalgamation is terminated in accordance with its terms, it shall, and shall use reasonable best efforts to cause its Representatives to, comply with the covenants set forth in Section 5.4(a) of the Plan of Amalgamation applicable to the Company as if such covenants were applicable to the undersigned.

7. The undersigned hereby acknowledges and agrees that it shall not be entitled to any Consideration or other payment in exchange for any equity or other interests in the Company owned of record or beneficially by the undersigned as of the Reference Date except as set forth on Schedule I attached hereto. The undersigned further agrees not to make any claim against Parent or any of its Affiliates (including the Amalgamated Company) following the Closing pursuant to Article II of the Plan of Amalgamation that is made in reliance on any fact or matter as of the Reference Date that is inconsistent with Schedule I attached hereto or its representations and warranties set forth in paragraph 2(a) hereof.

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8. In the case of any undersigned who is not an individual, the undersigned hereby acknowledges and agrees that as of the Effective Time it shall not have any rights to appoint or nominate a director or observer or have any similar rights with respect to the board of directors of Parent or any of its Subsidiaries.

9. The undersigned hereby agrees to execute and deliver, on or prior to the date of the Company Shareholder Meeting, an instrument and other documents reasonably requested by Parent agreeing to and approving the termination of the Securityholders’ Agreement effective as of the Effective Time.

10. All agreements and understandings made herein shall be made solely in the undersigned’s capacity as a holder of Subject Shares and, to the extent the undersigned is a director or officer of the Company, not in the undersigned’s capacity as a director or officer of the Company. For the avoidance of doubt, Parent and the undersigned acknowledge and agree that (a) to the extent the undersigned is a director of the Company (or has a designee on the board of directors of the Company), the undersigned (or such designee) shall be free to act in his or her capacity as a director of the Company in accordance with his or her duties to the Company, (b) nothing herein shall prohibit or restrict any person described in clause (a) above from taking any action in facilitation of the exercise of his or her duties pursuant to the Plan of Amalgamation (including pursuant to Section 5.4 thereof) or otherwise, (c) to the extent the undersigned is an officer of the Company, nothing herein shall prohibit or restrict the undersigned from taking any action, or failing to take any action, in his or her capacity as an officer of the Company and in facilitation of the exercise of his or her duties to the Company as the undersigned determines in good faith is required to comply with the direction of the board of directors of the Company and (d) no action taken by any person described in clauses (a) through (c) above acting in the capacities described therein shall be deemed to be a breach or violation by the undersigned of this Agreement.

11. Except as expressly provided in this Agreement, the undersigned may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Parent. Parent may not assign this Agreement without the prior written consent of the undersigned. Any such purported assignment or delegation made in violation of the foregoing shall be null and void (in addition to any other remedy to which the other party is entitled at law or in equity in connection with such violation).

12. The undersigned hereby permits the Company and Parent to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the SEC) the undersigned’s identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

13. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of Bermuda, without giving effect to its principles or rules of conflict of Laws.

14. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

15. Each party irrevocably and unconditionally consents, agrees and submits to the jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Bermuda Supreme Court, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda.

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Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

16. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

17. This Agreement may not be amended except by an instrument in writing between the parties. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

18. This Agreement, including the schedule attached hereto, contains the entire agreement between the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof.

19. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

20. This Agreement shall terminate automatically and without further action by any party on the earlier of (i) the date on which the Plan of Amalgamation is terminated in accordance with its terms and (ii) the expiration of the Lock-Up Period; provided that in the event the Closing occurs, paragraphs 2(a), 7, 8, 10, 13, 14, 15, 17 and this paragraph 19 shall survive indefinitely.

[Rest of page intentionally left blank]

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The undersigned understands that the Company, Parent and the Amalgamation Sub are relying upon this Agreement in entering into the Plan of Amalgamation and in proceeding towards consummation of the Amalgamation. The undersigned further understands that this Agreement shall be binding upon the undersigned’s heirs, legal representatives, successors, and permitted assigns.

Very truly yours,

[SHAREHOLDER]

[ ]

[By:
Name:
Title:]

Acknowledged and agreed as of the date first written above:

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

Schedule I

Name and Address	Number of Company Common Shares Owned as of March 3, 2010	Number of Company Options Owned as of March 3, 2010	Number of Company Restricted Common Shares Owned as of March 3, 2010	Warrant Percentage as of March 3, 2010

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Annex 1.5(a) Post-Closing Parent Directors

	Max Capital Group Ltd.	Harbor Point Limited
Class I (2010)	Gordon Cheesbrough; K. Bruce Connell	Thomas Forrester; Meryl Hartzbrand

Class II (2011)	Willis King; James MacNaughton	Stephan Newhouse; Andy Rush

Class III (2012)	W. Marston Becker; Mario Torsiello; James Zech	John Berger; James Carey; Michael O’Reilly

Annex 1.5(b) Post-Closing Parent Committee Membership

Committee	Members
Executive	Michael O’Reilly (Chairman); W. Marston Becker; James Carey; Gordon Cheesbrough

Audit	Mario Torsiello (Chairman); K. Bruce Connell; Thomas Forrester; Andy Rush; James Zech

Compensation	Willis King (Chairman); James Carey; Stephan Newhouse; Mario Torsiello

Corporate Governance & Nomination	James Zech (Chairman); Gordon Cheesbrough; Meryl Hartzbrand; Andy Rush

Finance & Investment	Michael O’Reilly (Chairman); W. Marston Becker; Gordon Cheesbrough; James MacNaughton; Stephan Newhouse; Andy Rush

Underwriting / Risk Management	John Berger (Chairman); James Carey; K. Bruce Connell; Willis King

Annex 1.5(c) Post-Closing Parent Officers1

Name	Position
W. Marston Becker	Chief Executive Officer

John Berger	Chief Executive Officer of Reinsurance

Peter Minton	Chief Operating Officer

Joe Roberts	Chief Financial Officer

Andrew Cook	Chief Integration Officer and Executive Vice-President Global Development

Andrew Guagliano	Chief Executive Officer of Insurance

Carol S. Rivers	General Counsel

[1]	Parties to discuss additional Parent officer positions.

Annex 1.6(a) Directors of the Amalgamated Company and Max Bermuda Limited

Amalgamated Company

W. Marston Becker

John Berger

Peter Minton

Max Bermuda Limited

W. Marston Becker

Peter Minton

Angelo Guagliano

Annex 1.6(b) Officers of the Amalgamated Company and Alterra Insurance Limited

Amalgamated Company

Name	Position
Peter Minton	President
Carol S. Rivers	Secretary

Max Bermuda Limited

Name	Position
Angelo Guagliano	Chief Executive Officer
David Kalainoff	President, Reinsurance Operations
Louis Adanio	Executive Vice-President
James Grey	Executive Vice-President
Christiaan Rutten	Executive Vice-President

Annex 1.8(b) Parent Subsidiaries Name Changes

Current Name	Anticipated Name
Max Capital Group Ltd.	Alterra Capital Holdings Limited
Max Bermuda Ltd.	Alterra Insurance Limited
Max Managers Ltd.	Alterra Managers Limited
Max Diversified Strategies Ltd.	Alterra Diversified Strategies Limited
Max Capital Services BDA Ltd.	Alterra Capital Services BDA Limited
Max Europe Holdings Limited	Alterra Europe Holdings Limited
Max Insurance Europe Limited	Alterra Insurance Europe Limited
Max Re Europe Limited	Alterra Reinsurance Europe Limited
Max Capital Services Limited	Alterra Capital Services Limited
Max USA Holdings Ltd.	Alterra USA Holdings Limited
Max Specialty Insurance Services Ltd.	Alterra Specialty Insurance Services Limited
Max Specialty Insurance Company	Alterra Specialty Insurance Company
Max Managers USA Ltd.	Alterra Managers USA Limited
Max California Insurance Services Ltd.	Alterra California Insurance Services Limited
Max Capital Services USA LLC	Alterra Capital Services USA LLC
Max America Insurance Company	Alterra America Insurance Company
Max UK Holdings Ltd.	Alterra UK Holdings Limited
Max at Lloyd’s Ltd.	Alterra at Lloyd’s Limited
Max UK Underwriting Services Ltd.	Alterra UK Underwriting Services Limited
Danish Re (UK) Group Limited	Alterra Danish Re (UK) Group Limited
Max Denmark ApS	Alterra Denmark ApS
Max Singapore Insurance Managers Pte. Ltd.	Alterra Singapore Insurance Managers Pte. Limited
Max Corporate Capital 2 Ltd.	Alterra Corporate Capital 2 Limited
Max Corporate Capital 3 Ltd.	Alterra Corporate Capital 3 Limited
Max Corporate Capital 4 Ltd	Alterra Corporate Capital 4 Limited
Max Corporate Capital 5 Ltd.	Alterra Corporate Capital 5 Limited
Max Corporate Capital 6 Ltd.	Alterra Corporate Capital 6 Limited
Max Capital Services UK Ltd.	Alterra Capital Services UK Limited
Max Brasil Serviços Técnicos Limitada	Alterra Brasil Serviços Técnicos Limitada

Annex 1.8(c) Company Subsidiaries Name Changes

Current Name	Anticipated Name
Harbor Point Limited	Alterra Holdings Limited
Harbor Point Re Limited	Alterra Reinsurance Limited
Harbor Point Agency Limited	Alterra Agency Limited
New Point III Limited	NO CHANGE
New Point Re III Limited	NO CHANGE
Harbor Point Reinsurance US, Inc.	Alterra Reinsurance USA Inc.
Harbor Point US Holdings, Inc.	Alterra USA Holdings Inc.
Harbor Point Services, Inc.	Alterra Capital Services Inc.
Harbor Point Investments Europe Limited	Alterra Investments Europe Limited
Harbor Point Re UK	Alterra Re UK

ANNEX B: OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

March 3, 2010

The Board of Directors

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, Bermuda HM 11

Members of the Board of Directors:

We understand that Max Capital Group Ltd. (“Max”) proposes to enter into an Agreement and Plan of Amalgamation (the “Agreement”), among Max, Alterra Holdings Limited, a wholly owned subsidiary of Max (“Amalgamation Sub”), and Harbor Point Limited (“HP”), to effect a merger-of-equals of Max and HP pursuant to which, among other things, Amalgamation Sub will amalgamate with HP (the “Transaction”) and each outstanding common share, par value $1.00 per share, of HP (“HP Common Shares”), other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 3.7769 (the “Exchange Ratio”) common shares, par value $1.00 per share, of Max (“Max Common Shares”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Max of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to HP and Max;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of HP furnished to or discussed with us by the management of HP, including certain financial forecasts relating to HP prepared by the management of HP, and as adjusted by the management of Max (such forecasts, the “HP Forecasts”);

(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Max furnished to or discussed with us by the management of Max, including certain financial forecasts relating to Max prepared by the management of Max (such forecasts, the “Max Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings and related expenses (the “Cost Savings”) anticipated by the management of Max to result from the Transaction;

(5)	reviewed reports prepared by actuaries for Max and HP, respectively;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Max Capital Group Ltd.

(6)	discussed the past and current business, operations, financial condition and prospects of HP with members of senior managements of HP and Max, and discussed the past and current business, operations, financial condition and prospects of Max with members of senior management of Max;

(7)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Max, including the potential effect on Max’s estimated fully diluted earnings per share and fully diluted book value per share;

(8)	participated in certain discussions and negotiations among representatives of Max and HP and their financial and legal advisors

(9)	reviewed the trading history and valuation multiples for Max Common Shares and the valuation multiples implied by the Transaction for HP Common Shares and a comparison of such valuation multiples with each other and with the trading histories and valuation multiples of other companies we deemed relevant;

(10)	compared certain financial and operating information of HP and Max and stock market information of Max with similar information of other companies we deemed relevant;

(11)	reviewed a draft, dated March 2, 2010, of the Agreement (the “Draft Agreement”); and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Max and HP that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the HP Forecasts, we have been advised by HP, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of HP as to the future financial performance of HP. With respect to the Max Forecasts and the Cost Savings, we have assumed, at the direction of Max, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Max as to the future financial performance of HP and Max and the other matters covered thereby. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HP or Max, nor have we made any physical inspection of the properties or assets of HP or Max. We have not evaluated the solvency or fair value of HP or Max under any laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of HP or Max. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense reserves of HP or Max. We have assumed, at the direction of Max, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on HP, Max or the contemplated benefits of the Transaction. We have further assumed, at the direction of Max, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of Max, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

The Board of Directors

Max Capital Group Ltd.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to Max of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Max or in which Max might engage or as to the underlying business decision of Max to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Max Common Shares actually will be when issued or the prices at which Max Common Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

In connection with the preparation of this opinion, we have not been authorized by Max or its Board of Directors to solicit, nor have we solicited, third party indications of interest with respect to any transaction involving Max.

We have acted as financial advisor to Max in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, Max has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Max, HP and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking, financial advisory and other financial services to Max and have received or in the future may receive compensation for the rendering of these services. Our affiliates provide commercial banking services to Max and HP, including acting as a lender under certain credit facilities to each of Max and HP. In addition, one of our affiliates beneficially owns approximately 3.9% of the fully-diluted HP Common Shares and an employee of such affiliate is a non-voting observer to the board of directors of HP.

It is understood that this letter is for the benefit and use of the Board of Directors of Max in connection with and for purposes of its evaluation of the Transaction

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors

Max Capital Group Ltd.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Max.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C: OPINION OF DEUTSCHE BANK SECURITIES INC.

Deutsche Bank Securities Mergers & Acquisitions 60 Wall Street New York, NY 10005

March 3, 2010

Board of Directors Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Max Capital Group Ltd. (“Max”) in connection with the Agreement and Plan of Amalgamation, dated as of March 3, 2010 (the “Agreement”), among Harbor Point Limited (“Harbor Point”), Max and Alterra Holdings Limited, a wholly owned subsidiary of Max (“Amalgamation Sub”), which provides for a merger of equals between Max and Harbor Point pursuant to which, among other things, Harbor Point and Amalgamation Sub will amalgamate under the laws of Bermuda (the “Amalgamation”) and the amalgamated company will become a wholly owned subsidiary of Max (the “Transaction”). As set forth more fully in the Agreement, as a result of the Amalgamation, each Class A voting common share and each Class B non-voting common share, each having a par value of $1.00 (the “Harbor Point Common Shares”), of Harbor Point (other than dissenting shares and shares owned by Max or any of its subsidiaries) will be converted into the right to receive 3.7769 voting common shares (the “Exchange Ratio”), each having a par value of $1.00 (the “Max Common Shares”), of Max.

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio, from a financial point of view, to Max.

In connection with our role as financial advisor to Max, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Max and Harbor Point, including certain statutory statements filed by the insurance subsidiaries of both Max and Harbor Point. We also reviewed certain internal analyses, financial forecasts and other information relating to Max and the combined company prepared by management of Max, certain internal analyses, financial forecasts and other information relating to Harbor Point prepared by management of Harbor Point and certain sensitivities to the Harbor Point forecasts prepared by management of Max. We also have reviewed certain reports prepared by actuaries for Max and Harbor Point, respectively. We have also held discussions with certain senior officers and other representatives and advisors of Max regarding the businesses and prospects of Max, Harbor Point and the combined company, including certain cost savings and operating synergies jointly projected by the managements of Max and Harbor Point to result from the Transaction. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Max Common Shares, (ii) compared certain financial and stock market information for Max and certain financial information for Harbor Point with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the Agreement and the form of Amalgamation Agreement attached as Exhibit A thereto, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors

Max Capital Group Ltd.

Page 2	March 3, 2010

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Max or Harbor Point, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of Max or Harbor Point or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Max, Harbor Point or the combined company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits jointly projected by Max and Harbor Point to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Max and Harbor Point, as applicable, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions, terms or conditions will be imposed. We are not legal, regulatory, tax, accounting or actuarial experts and have relied on the assessments made by Max and its advisors with respect to such issues. In particular, Deutsche Bank has assumed, with your permission, that Max will be the acquirer in the Transaction for accounting purposes. We were not requested to, and we did not, make any actuarial determinations or evaluations or attempt to evaluate actuarial assumptions. We have relied on your actuaries with respect to reserve adequacy and have made no analysis of, and express no view with respect to, the adequacy of Max’s and Harbor Point’s loss and loss adjustment expense reserves.

We were not requested to, and we did not, participate in the negotiation or structuring of the Transaction or solicit third party indications of interest in any alternative transaction involving Max. Deutsche Bank expresses no opinion as to the merits of the underlying decision by Max to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies, nor do we express an opinion as to how any holder of Max Common Shares should vote with respect to the Transaction.

This opinion has been approved and authorized for issuance by a fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of Max in connection with and for the purposes of its evaluation of the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to Max. You have not asked us to, and this opinion does not, address the fairness of

Board of Directors

Max Capital Group Ltd.

Page 3	March 3, 2010

the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Max, nor does it address the fairness of the contemplated benefits of the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. This opinion does not in any manner address the prices at which the Max Common Shares or any other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Max in connection with the Transaction, all of which became payable upon delivery of this opinion. Max has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Harbor Point or its affiliates for which it has received compensation, including having acted as joint lead arranger with respect to 5-year letter of credit facility for Harbor Point (aggregate commitment $85,000,000) in May 2007. In addition, Steven M. Skala, Vice Chairman, Australia and New Zealand, of Deutsche Bank, AG and a non-executive director of Deutsche Australia Limited and Wilson HTM Investment Group Limited, approximately 20% of which is owned by a member of the DB Group, and James H. MacNaughton, a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council, are directors of Max. DB Group may also provide investment and commercial banking services to Max, Harbor Point or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Max for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Max.

Very truly yours,

/S/    DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

ANNEX D: OPINION OF WILLIS CAPITAL MARKETS & ADVISORY

March 3, 2010 Board of Directors Harbor Point Limited Chesney House, 1st Floor 96 Pitts Bay Road Pembroke HM 08 Bermuda

Members of the Board of Directors:

We understand that Harbor Point Limited (the “Company”) proposes to enter into an Agreement and Plan of Amalgamation, dated as of the date hereof (the “Amalgamation Agreement”), with Max Capital Group Ltd. (“Parent”) and Alterra Holdings Limited (“Amalgamation Sub”), pursuant to which the Company will be amalgamated with Amalgamation Sub (the “Amalgamation”). In the Amalgamation, each outstanding Class A voting common share and Class B non-voting common share, each par value $1.00 per share, of the Company (the “Company Common Shares”), other than Dissenting Shares (as defined in the Amalgamation Agreement), will be converted into the right to receive 3.7769 (the “Exchange Ratio”) voting common shares, par value $1.00 per share, of Parent (the “Parent Common Shares”), together with any cash paid in lieu of fractional shares in accordance with the Amalgamation Agreement. As a result of the Amalgamation, the Company shall amalgamate with Amalgamation Sub and the amalgamated company shall become a wholly owned subsidiary of Parent. The terms and conditions of the Amalgamation are more fully set forth in the Amalgamation Agreement and terms used herein and not defined shall have the meanings ascribed in the Amalgamation Agreement.

The Board of Directors of the Company has requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent and its affiliates).

In connection with rendering our opinion, we have, among other things, reviewed and analyzed: (i) a draft of the Amalgamation Agreement dated March 3, 2010, which we have assumed is in substantially final form and will not vary in any respect material to our analysis; (ii) certain publicly available financial statements and other information of the Company and Parent; (iii) certain non-public financial and operating information relating to the Company furnished to us by the management of the Company, including certain financial projections relating to the Company that were prepared by management of the Company; (iv) certain non-public financial and operating information relating to Parent furnished to us by the management of Parent and reviewed and approved for use in connection with this opinion by the management of the Company, including certain financial projections relating to Parent that were prepared by the management of Parent; (v) a comparison of the trading histories of the Parent Common Shares to those of other companies that we deemed relevant; (vi) a comparison of the historical financial results and present financial conditions of the Company and Parent to those of other companies that we deemed relevant; (vii) a comparison of the financial terms of the Amalgamation to the financial terms of certain publicly available transactions that we deemed to be relevant; (viii) the pro forma impact of the proposed Amalgamation prepared by the managements of the Company and Parent, including cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses (the “Expected Synergies”); and (ix) certain research analyst estimates of the future financial performance of Parent that we deemed to be relevant. In addition, we have had discussions regarding certain aspects of the Amalgamation (including the strategic rationale for the Amalgamation and the Expected Synergies), as well as past and current operations, the financial projections, the current financial condition and prospects of the Company and Parent, with certain members of senior management of the Company and Parent, respectively, and performed such other analyses and examinations and considered such other factors that we deemed appropriate.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with us. With respect to information prepared by or on behalf of the Company, we have relied

March 3, 2010

upon the assurances of management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to information prepared by or on behalf of the Parent, we have relied upon the assurances of management of the Parent that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial projections and financial analyses of the Company, we have assumed, upon the advice of the Company, that such projections and analyses have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the Company and that the Company will perform in accordance with such projections. With respect to the financial projections and financial analyses of Parent, we have assumed that such projections and analyses have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Parent and that Parent will perform in accordance with such projections. We express no view as to any such financial projections or financial analyses or the assumptions on which they are based. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates.

In arriving at our opinion, we have also assumed, without independent verification, that the representations and warranties of each party contained in the Amalgamation Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Amalgamation Agreement and that all conditions to the consummation of the Amalgamation will be satisfied without waiver or modification thereof, in each case, material to our analysis. Except as would not be material to our analysis, we have further assumed, without independent verification, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Amalgamation will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Amalgamation. We have also assumed, without independent verification, that the Amalgamation will be treated as a tax-free reorganization for federal income tax purposes.

We have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company, or Parent or any of their respective subsidiaries under any laws relating to bankruptcy, insolvency or similar matters. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, and we have made no analysis of, and express no opinion as to, the adequacy of the reserves of the Company and Parent.

We express no view as to, and our opinion does not address, (i) the fairness of the amount or nature of any compensation to any officers, directors, or employees of the Company, or any class of such persons relative to the consideration to be received by the holders of the Company Common Shares in the Amalgamation, (ii) the relative merits of the Amalgamation as compared to alternative business or financial strategies that might be available to the Company, or (iii) the underlying business decision of the Company to engage in the Amalgamation. We are not expressing any opinion as to what the actual value of the Parent Common Shares will be when issued in connection with the Amalgamation or the price at which the Parent Common Shares will trade at any time.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Amalgamation and will receive fees for our services, the substantial portion of which is contingent upon

March 3, 2010

consummation of the Amalgamation. We will also receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In addition, we and our affiliates may in the future provide financial advisory services to the Company, Parent or their respective affiliates, for which we would expect to receive compensation.

This opinion has been approved by our fairness opinion committee. This opinion is for the information of the Board of Directors of the Company in connection with its consideration of the Amalgamation, and may not be used for any other purpose without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company and Parent, but may not otherwise be disclosed in any manner without our prior written consent. This opinion does not constitute a recommendation to any holder of the Company Common Shares as to how such holder should act or vote in connection with the Amalgamation.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent and its affiliates).

Very truly yours,

/S/    WILLIS SECURITIES, INC.

WILLIS SECURITIES, INC.

ANNEX E: FINANCIAL STATEMENTS OF HARBOR POINT

AS OF DECEMBER 31, 2009 AND 2008 AND

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

INDEX TO FINANCIAL STATEMENTS

HARBOR POINT LIMITED AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Harbor Point Limited

We have audited the accompanying consolidated balance sheets of Harbor Point Limited and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harbor Point Limited and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE

February 22, 2010

HARBOR POINT LIMITED

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2008

(Expressed in thousands of U.S. dollars, except share amounts)

	2009	2008
Assets
Fixed maturities, at fair value (amortized cost: 2009 - $1,772,496; 2008 - $1,462,486)	$1,788,436	$1,404,443
Short-term investments, at fair value (amortized cost: 2009 - $291,116; 2008 - $223,880)	291,065	223,869
Other investments	144,951	87,384

Total investments	2,224,452	1,715,696
Cash and cash equivalents	360,530	505,117
Accrued interest receivable	15,219	11,255
Reinsurance balances receivable	242,363	222,754
Deferred acquisition costs	96,969	79,716
Prepaid reinsurance premiums	2,074	2,799
Reinsurance balances recoverable	16,299	30,488
Goodwill	251,729	251,729
Intangible assets	6,200	15,175
Other assets	7,580	10,215

Total assets	$3,223,415	$2,844,944

Liabilities
Reserve for losses and loss expenses	$707,840	$606,231
Unearned premiums	374,491	321,794
Accounts payable and accrued expenses	43,917	20,712
Short-term debt	200,000	200,000
Reinsurance balances payable	4,064	—
Additional purchase price considerations	3,403	4,735

Total liabilities	1,333,715	1,153,472

Shareholders’ Equity
Common shares
(issued and outstanding 2009: 16,038,670; 2008: 15,968,830)	16,039	15,969
Additional paid-in capital	1,651,355	1,642,949
Retained earnings	222,306	32,554

Total shareholders’ equity	1,889,700	1,691,472

Total liabilities and shareholders’ equity	$3,223,415	$2,844,944

See accompanying notes to consolidated financial statements.

HARBOR POINT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Years ended December 31, 2009, 2008 and 2007

(Expressed in thousands of U.S. dollars)

	2009	2008	2007
Revenues
Gross premiums written	$607,520	$511,714	$672,476
Premiums ceded	(5,647)	(4,926)	(104,542)

Net premiums written	601,873	506,788	567,934
Change in net unearned premiums	(53,423)	12,422	(35,778)

Net premiums earned	548,450	519,210	532,156
Net investment income	70,653	95,311	98,310
Net realized investment (losses) gains	(314)	9,424	(9,438)
Net unrealized investment gains (losses)	83,300	(80,987)	—
Other income	1,267	3,303	11,578

Total revenues	703,356	546,261	632,606

Expenses
Net loss and loss expenses	243,074	363,165	251,834
Acquisition costs	117,734	110,167	124,568
General and administrative expenses	81,318	63,046	81,611
Interest expense	1,428	15,645	14,751
Foreign exchange (gains) losses	(1,037)	5,465	(486)

Total expenses	442,517	557,488	472,278

Income (loss) before income taxes	260,839	(11,227)	160,328
Income tax expense (recovery)	10,713	1,748	(826)

Net income (loss)	$250,126	(12,975)	161,154

Other comprehensive income:
Net unrealized investment losses arising during the year	—	—	(564)
Adjustment for reclassification of realized losses included in net income	—	—	12,210

	—	—	11,646

Comprehensive income (loss)	$250,126	$(12,975)	$172,800

See accompanying notes to consolidated financial statements.

HARBOR POINT LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years ended December 31, 2009, 2008 and 2007

(Expressed in thousands of U.S. dollars)

	2009	2008	2007
Common shares
Balance at beginning of period	$15,969	$13,652	$13,565
Conversion of convertible note	—	2,000	—
Issued during the period	70	317	87

Balance at end of period	16,039	15,969	13,652

Additional paid-in capital
Balance at beginning of period	1,642,949	1,410,753	1,393,581
Conversion of convertible note	—	198,000	—
Repayment of employee loans to purchase shares	247	260	313
Issued during the period	(1,706)	22,551	(87)
Stock compensation expense, net of tax	9,865	11,385	16,946

Balance at end of period	1,651,355	1,642,949	1,410,753

Accumulated other comprehensive income (loss)
Balance at beginning of period	—	10,318	(1,328)
Net unrealized investment gain	—	—	11,646
Cumulative effect of adoption of fair value option	—	(10,318)	—

Balance at end of period	—	—	10,318

Retained earnings
Balance at beginning of period	32,554	144,269	56,114
Common share dividends	(60,374)	(109,058)	(72,999)
Cumulative effect of adoption of fair value option	—	10,318	—
Net income (loss)	250,126	(12,975)	161,154

Balance at end of period	222,306	32,554	144,269

Total shareholders’ equity	$1,889,700	$1,691,472	$1,578,992

See accompanying notes to consolidated financial statements.

HARBOR POINT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years ended December 31, 2009, 2008 and 2007

(Expressed in thousands of U.S. dollars)

	2009	2008	2007
Cash flows provided by (used in) operating activities:
Net income (loss)	$250,126	$(12,975)	$161,154
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock compensation expense	9,748	11,607	19,026
Deferred tax expense (benefit) associated with stock compensation expense	117	(222)	(2,080)
Net realized investment losses (gains)	314	(9,424)	(525)
Net unrealized investment (gains) losses	(83,300)	80,987	—
Net accretion on investments	(106)	(2,965)	(2,019)
Equity earnings and change in fair value of other investments	2,081	(6,706)	(9,220)
Net foreign exchange (gains) losses on cash and cash equivalents	(1,214)	5,789	(916)
Amortization of intangible assets	8,975	8,975	8,975
Amortization of runoff obligation	(1,332)	(2,411)	(3,270)
Change in:
Accrued interest receivable	(3,964)	2,124	(3,287)
Reinsurance balances receivable	(19,609)	28,517	(18,691)
Deferred acquisition costs	(17,253)	6,128	(23,676)
Prepaid reinsurance premiums	725	26,842	(15,066)
Reinsurance balances recoverable	14,189	544	(21,448)
Other assets	2,635	1,169	(2,882)
Reserve for losses and loss expenses	101,609	244,585	237,371
Unearned premiums	52,697	(39,263)	50,843
Accounts payable and accrued expenses	22,218	(7,402)	6,421
Reinsurance balances payable	4,064	(33,063)	14,819

Cash provided by operating activities	342,720	302,836	395,529

Cash flows provided by (used in) investing activities:
Purchase of Harbor Point Reinsurance U.S., Inc.	—	—	(27,541)
Purchases of fixed maturity investments	(1,635,955)	(787,060)	(1,565,157)
Sales and maturities of fixed maturity investments	1,319,284	655,813	1,441,360
Purchases of short-term investments, net	(66,657)	(140,874)	(45,538)
Purchases of other investments	(70,208)	(95,396)	(16,574)
Proceeds from sales of other investments	25,791	83,749	543

Cash used in investing activities	(427,745)	(283,768)	(212,907)

Cash flows provided by (used in) financing activities:
Proceeds from sale of shares	—	24,143	—
Repurchase of shares to satisfy minimum tax withholding obligation	(1,636)	(1,275)	—
Proceeds from short-term debt	—	—	200,000
Dividends paid	(59,387)	(109,058)	(72,999)
Repayment of employee loans to purchase common shares	247	260	313

Cash (used in) provided by financing activities	(60,776)	(85,930)	127,314

Effect of exchange rate changes on foreign currency cash	1,214	(5,789)	916

Net (decrease) increase in cash and cash equivalents	(144,587)	(72,651)	310,852
Cash and cash equivalents at beginning of the period	505,117	577,768	266,916

Cash and cash equivalents at end of the period	$360,530	$505,117	$577,768

Supplemental disclosure of cash flow information:
Interest paid	$1,653	$15,348	$14,751

Income taxes paid	$7,881	$1	$3,769

See accompanying notes to consolidated financial statements.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

1. Organization

Harbor Point Limited (“Harbor Point”) is a holding company organized under the laws of Bermuda on October 24, 2005. Effective December 15, 2005, Harbor Point acquired the continuing operations and certain assets of Chubb Re, Inc. (“Chubb Re”), the assumed reinsurance division of The Chubb Corporation (“Chubb”). These assets included the renewal rights to the in-force assumed reinsurance business underwritten, placed and serviced by Chubb Re on behalf of Federal Insurance Company (“Federal”), the principal operating subsidiary of Chubb. Harbor Point did not acquire any of the in-force business or related reserves of Chubb Re.

Harbor Point, through its operations in Bermuda, the United States and the United Kingdom, provides a broad range of reinsurance products on a worldwide basis.

2. Summary of Significant Accounting Policies

a) Basis of presentation

These consolidated financial statements include the accounts of Harbor Point and all of its subsidiaries (together, the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant inter-company accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The major estimates reflected in the Company’s consolidated financial statements include the reserve for losses and loss expenses, premium estimates for business written on a quota share basis, valuation of fixed maturity and other investments and the assumptions used to support the carrying value of goodwill.

The terms “FAS” and “FASB” used in these notes refer to Statements of Financial Accounting Standards issued by the United States Financial Accounting Standards Board. On July 1, 2009, the FASB launched the Accounting Standards Codification (“ASC”), a structural overhaul to U.S. GAAP that changes from a standards-based model to a topically based model. The topics are organized by ASC number and are updated with the issuance of an Accounting Standards Update (“ASU”). ASUs will replace accounting changes that historically were issued as FASB Statements, FASB Interpretations, FASB Staff Positions, or other types of FASB standards.

b) Cash and investments

Cash and cash equivalents

Cash and cash equivalents include fixed interest deposits, money market funds and commercial paper with a maturity of less than ninety days when purchased. Cash and cash equivalents are valued at cost, which approximates fair value.

Investments

Effective January 1, 2008, all of the Company’s investments, except for investments accounted for under the equity method, were classified as trading and carried at fair value, with related net unrealized investment gains or losses included in net income. The Company believes that accounting for all of its investments, except for investments accounted for under the equity method, as trading more closely reflects its investment strategy and guidelines. Prior to January 1, 2008, all of the Company’s investments, except for investments accounted for

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

under the equity method, were classified as available-for-sale and carried at fair value, with related net unrealized gains or losses excluded from net income and included in shareholders’ equity as a component of accumulated other comprehensive income.

The classification of the Company’s investments as trading securities resulted in a cumulative adjustment to January 1, 2008 retained earnings of $10.3 million offset by an adjustment to accumulated other comprehensive income.

Equity investment in New Point Limited

The Company’s investment in the common shares of New Point Limited (“New Point”) is included in other investments and is accounted for under the equity method of accounting since the Company has significant influence over the operating and financial policies of the issuer. Under this method, the Company records its proportionate share of income or loss of New Point in the consolidated statement of operations. See Note 6(d) for additional information.

Purchases and sales of investments

Purchases and sales of investments are recorded on a trade date basis. Realized gains or losses on sales of investments are determined based on the specific identification method. Net investment income includes interest and dividend income together with amortization of market premiums and discounts and is net of investment expenses.

Other than temporary impairment in investments

Prior to January 1, 2008, the Company performed a monthly review of its investments to assess whether declines in fair value represented impairments that were other than temporary. The Company, with the assistance of its investment advisors, applied both quantitative and qualitative factors in the assessment of a security, including (i) the time period during which there had been a significant decline below cost, (ii) the extent of the decline below cost, (iii) the potential for the security to recover in value, (iv) the Company’s intent and ability to hold the security until recovery, (v) an analysis of the financial condition of the issuer, and (vi) an analysis of the collateral structure and credit support of the security, if applicable. Where the Company had determined that there was an other than temporary impairment in the fair value of the security, the cost of the security was written down to the fair value and the unrealized loss at the time of the determination was charged to net income.

Fair value of financial instruments

Fair value is defined under U.S. GAAP as the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date reflecting the highest and best use valuation concepts. The Company must determine the appropriate level in the fair value hierarchy for each fair value measurement. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or liability, into three levels. It gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 1 primarily consists of financial instruments whose value is based on quoted market prices or alternative approaches for which we typically obtain independent external valuation information. The fair value of U.S. government securities, certificates of deposit and commercial paper are generally based on Level 1 inputs.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Level 2 inputs are inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using external valuation information obtained from indices, pricing vendors, broker-dealer quotes, models or other valuation methodologies (“price sources”). In determining fair value, these price sources typically utilize actual trade data, active and indicative bids or quotes and industry-standard models that incorporate various assumptions, including time value, yield curves, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these inputs and assumptions are observable in the marketplace, can be derived from observable data or are corroborated by observable transactions and market data. Financial instruments included in this category include U.S. government agency securities, non-U.S. government securities, corporate debt securities, mortgage-backed securities, asset-backed securities, municipal bonds, catastrophe bonds, structured deposits and derivatives.

Level 3 inputs are unobservable inputs based on the reporting entity’s own assumptions about the assumptions that a market participant would use, including inputs derived from extrapolation and interpolation that are not corroborated by observable market data. Level 3 consists of fund of hedge fund investments, common and preferred shares in Bay Point Holdings Limited (“Bay Point”) and securities held in the fixed income portfolio which do not meet the criteria for inclusion in either the Level 1 or Level 2 classification. The Company currently believes that none of its fixed maturity or short-term investments are being valued based on unobservable inputs and therefore, does not consider any of these securities to be classified as Level 3.

Fixed maturity investments, at fair value

The Company uses an external investment accounting service provider who receives prices from independent pricing sources to measure the fair values of its fixed maturity investments. These independent pricing sources are prioritized with respect to reliability to ensure that only the highest priority pricing inputs are used. The independent pricing sources are received by the investment accounting service provider via automated feeds from indices, pricing vendors and broker-dealers. Pricing is also obtained from other external investment managers. This information is applied consistently across all portfolios. The Company’s external investment accounting service provider confirms and documents all prices received from broker-dealers on a daily basis for quality control and audit purposes. To validate the prices obtained from its external accounting service provider, the Company also obtains prices from its investment portfolio managers and compares them to the prices obtained from its external accounting service provider. The Company investigates any differences between the sources and determines which price best reflects the fair value of the individual security. There were no material differences between the prices obtained from the external accounting service provider and the prices obtained from the Company’s investment portfolio managers as of December 31, 2009 and 2008. The following describes the valuation techniques used by the Company to estimate the fair value of financial instruments held as of December 31, 2009 and 2008 and the fair value hierarchy allocation.

U.S. government and agency securities: These securities are comprised primarily of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The fair values of U.S. Treasury securities are based on quoted market prices in active markets sourced primarily from publicly disclosed indices, and are included in the Level 1 fair value hierarchy. The Company believes the market for U.S. Treasury securities is an actively traded market given the high level of daily trading volume. The fair values of U.S. government agency securities are based on observed market prices for similar or identical assets in active markets, and inputs other than quoted prices that are observable either directly or indirectly. The fair values of U.S. government agency securities are included in the Level 2 fair value hierarchy.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Non-U.S. government securities: These securities are comprised of fixed income obligations of non-U.S. governmental entities. The fair values of these securities are based on observed market prices for similar or identical assets in active markets, country-specific credit spreads applied to benchmark rates and other inputs that are observable either directly or indirectly. These prices are sourced primarily from publicly disclosed indices and nationally recognized pricing vendors. The fair values of non-U.S. government securities are included in the Level 2 fair value hierarchy.

Corporate debt securities: These securities are comprised of bonds issued by corporations across a wide range of issuers and market sectors. The fair values of corporate bonds are priced using a credit spread above the risk-free yield curve. The credit spreads are sourced from dealer quotes, trade prices for identical or similar assets and the new issue market. The prices are sourced primarily from publicly disclosed indices and nationally recognized pricing vendors. As the inputs used to price corporate bonds are observable market inputs, the fair values of corporate bonds are included in the Level 2 fair value hierarchy.

States, municipalities and political subdivisions: These securities are comprised of fixed income obligations of U.S. domiciled state and municipality entities. The fair values of these securities are based on broker-dealer quotes, trade prices for identical or similar assets and the new issue market and are primarily sourced from nationally recognized pricing vendors. As the inputs used to price this asset class are observable market inputs, the fair values of state, municipality and political subdivision bonds are included in the Level 2 fair value hierarchy.

Mortgage-backed securities: These securities are principally comprised of pools of residential and commercial mortgages originated by both agency and non-agency institutions. The fair values of mortgage-backed securities are based on a pricing methodology that incorporates yield curves, prepayment speeds, default rates, loss severity and spreads to determine the appropriate average life of mortgage-backed securities. The spreads are sourced from dealer quotes, trade prices for identical or similar assets and the new issue market. The prices are sourced primarily from publicly disclosed indices and nationally recognized pricing vendors. As the inputs used to price the mortgage-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy.

Asset-backed securities: These securities are comprised primarily of bonds backed by pools of automobile loan receivables, home equity loans and credit card receivables originated by various financial institutions. The fair values of asset-backed securities are based on a pricing methodology that incorporates yield curves, prepayment speeds, default rates, loss severity and spread inputs that are sourced from dealer quotes, trade prices for identical or similar assets and the new issue market. The prices are sourced primarily from broker-dealers active in the market. As the inputs used to price the asset-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy.

Short-term investments, at fair value

Short-term investments are comprised primarily of agency discount notes, certificates of deposit and commercial paper. Short-term investments are primarily valued using amortized cost, which approximates fair value given the short-term nature of these securities. Due to the high level of trading activity and liquidity in this sector of the market, prices are deemed to be quoted prices in active markets and accordingly, these securities are included in the Level 1 fair value hierarchy.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Other investments, at fair value

The Company had estimated the fair value of its investment in Bay Point preferred shares based on its stated value. The Company has estimated the fair value of its investment in Bay Point common shares based on its proportionate share of the shareholders’ equity attributable to common shareholders. As the inputs used to value the investments in Bay Point are unobservable, the fair values of these investments are included in the Level 3 fair value hierarchy.

The fair values of the Company’s investments in fund of hedge funds are based on the reported net asset value (“NAV”) as of the measurement date. All three of the funds of hedge fund managers follow an absolute return, multi-manager strategy and hold a diversified portfolio of hedge funds with a variety of underlying strategies. Each of the Company’s fund of hedge funds investments is subject to redemption periods ranging from, full redemption with 45 days notice to 50% of the value of the investment with 95 days notice and the remaining 50% of the value of the investment with 370 days notice. Due to these restrictions on redemption, the Company may not be able to redeem the investment at the reported NAV. As a result, the fair values of these securities are included in the Level 3 fair value hierarchy.

The fair values of the Company’s investments in catastrophe bonds are based upon dealer quotes and trade prices. As the inputs used to price the catastrophe bonds are observable, the fair value of these securities are included in the Level 2 fair value hierarchy.

The fair values of the Company’s investments in structured deposits are obtained from the investment manager and compared to other third-party sources for reasonableness. The fair values are based upon quoted indexes which are observable. As a result, the fair values of these securities are included in the Level 2 fair value hierarchy.

The fair values of the Company’s investments in derivative instruments are obtained from the investment manager and compared to other third-party sources for reasonableness. The fair values are based on quoted market prices for interest rate swaps, quoted market prices for similar securities and other observable market inputs. As the inputs used to price the derivatives are observable either directly or indirectly, the fair values of these investments are included in the Level 2 fair value hierarchy.

c) Fair value of financial instruments, outside of the scope of ASC 820

The carrying value of cash and cash equivalents, receivables, accounts payable and accrued liabilities and any financial instruments included in other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the short-term debt is not readily determinable; however, the Company believes that the carrying value approximates fair value given the short maturity of this financial instrument.

Estimates of fair value are subjective in nature and are not necessarily indicative of the amounts that the Company would actually realize in a current market exchange. However, any differences would not be expected to be material. Certain instruments such as deferred acquisition costs, goodwill and intangible assets, prepayments and deferred taxes, reserve for losses and loss expenses and unearned premiums are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

d) Premiums and acquisition costs

For excess of loss contracts, the Company records an estimated ultimate premium, which is generally the deposit premium, as written at the inception of the contract, and records premium adjustments in the period in which they are reasonably determinable. For quota share contracts, the Company estimates the ultimate premium and records the estimate at the inception of the contract. The Company actively monitors the emergence of actual premium on quota share contracts and adjusts its estimates of written premium as information becomes available. Premiums are earned over the term of the contract in proportion to the risks covered, which is generally one to two years, depending upon whether the reinsurance contracts are written on an excess of loss basis or a quota share basis. Unearned premiums represent the portion of reinsurance premiums written that is applicable to the unexpired portion of the contracts in force.

Acquisition costs, primarily ceding commissions, brokerage, fronting fees and taxes, which vary with and are directly related to the acquisition of policies, are deferred and amortized over the period in relation to the unearned premiums. Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are determined to be unrecoverable, they are expensed. The Company also determines if a further liability is required to provide for losses which may exceed the unearned premiums.

e) Reinsurance

In the normal course of business, the Company from time to time seeks to reduce losses that could arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk with third-party reinsurers. Reinsurance premiums ceded are expensed over the period of the reinsurance coverage. Prepaid reinsurance premiums represent the portion of premiums ceded that is applicable to the unexpired term of the contracts in force. The method for determining the reinsurance losses recoverable is based on management’s estimates of the underlying reserve for losses and loss expenses and are presented net of any provision for uncollectible reinsurance.

f) Losses and loss expenses

Reserves for losses and loss expenses include unpaid reported losses and loss expenses and losses incurred but not reported (“IBNR”). IBNR reserves have been estimated by management based on ultimate loss ratio projections determined by reference to our underwriting and pricing practices, industry statistics and exposure as well as premium and loss data reported by the ceding companies.

Inherent in the estimates of ultimate losses and loss expenses are expected trends in claims severity and frequency and other factors that may vary significantly as claims are settled. Accordingly, the ultimate cost to settle unpaid losses may differ materially from the amounts recorded in the consolidated financial statements. The methods of determining such estimates and establishing the resulting reserves are reviewed regularly and any adjustments are reflected in income in the period in which they become known.

g) Foreign currency translation

The functional currency of the Company is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated at year end exchange rates, with the resulting foreign exchange gains and losses recognized in the consolidated statements of operations. Revenues and operating expenses are translated at average rates during the year. The increase or decrease in cash and cash equivalents related to the revaluation of foreign currency cash and cash equivalents is presented separately in the consolidated statements of cash flows.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

h) Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company does not amortize goodwill but instead tests goodwill for impairment on an annual basis and on an interim basis when certain events or circumstances would require an interim test. The Company has selected September 30 as the date of its annual test for goodwill impairment. The Company tests for goodwill at the reporting unit level, which is generally the business segments, as determined by management. If it is determined that an impairment exists, the Company will adjust the carrying value of the goodwill to its estimated fair value. The Company evaluates goodwill for impairment at the operating segment level by comparing the estimated fair value of each reporting unit, based on a blend of various valuation techniques and assumptions the Company believes that market participants would use to value each reporting unit. As of December 31, 2009 and 2008, management has determined that there is no impairment of goodwill. See additional information in Note 5.

The renewal rights intangible asset was recorded at its estimated fair value based on the net present value of anticipated future cash flows associated with such business. This intangible asset was amortized over its estimated useful life of four years on a straight line basis. The intangible asset was fully amortized as of December 31, 2009.

The Company has recorded an indefinite life intangible asset related to acquired insurance licenses. This asset is not subject to amortization, but is reviewed annually for impairment.

i) Taxation

Some subsidiaries and branches of the Company operate in jurisdictions where they are subject to taxation. The Company utilizes the liability method of accounting for such income taxes. Current and deferred income taxes are provided based upon tax laws and rates applicable in the relevant jurisdictions. Deferred income taxes are provided on all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is recorded when management’s assessment indicates that it is more likely than not that a portion of the deferred tax asset will not be recovered in the foreseeable future.

The Company recognizes the tax benefits of uncertain tax positions only when the position is more-likely-than-not to be sustained upon audit by the relevant taxing authorities.

j) Share-based employee compensation plans

The Company recognizes compensation expense related to all share-based compensation transactions with employees, including incentive stock options and restricted stock awards. The amount of compensation cost is measured based on the grant-date fair value of such awards and is recognized over the period during which the employee is required to provide service in exchange for the award. Compensation cost for awards with a graded vesting schedule is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

k) Derivative instruments

The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value with movements in fair value reflected in income in the accompanying consolidated statements of operations. See Note 6(d) for additional information regarding the nature and purpose of derivative instruments.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

l) Other income

Other income includes service fee income recognized under reinsurance services agreements with Federal and New Point Re Limited, a wholly owned subsidiary of New Point (“New Point Re”). Income is recognized when it is earned and realizable. See Notes 4 and 6 for additional information.

3. Recent Accounting Pronouncements

a. New Accounting Pronouncements Adopted in 2009

In December 2007, the FASB issued guidance on business combinations and accounting and reporting of noncontrolling interests. This new guidance significantly changed the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. The new guidance expanded the scope of acquisition accounting to all transactions and circumstances under which control of a business is obtained. Under the new guidance, non-controlling interests are classified as a component of consolidated shareholders’ equity and ‘minority interests’ accounting is eliminated such that earnings attributable to noncontrolling interests are reported as part of consolidated earnings and not as a separate component of income. This guidance was effective for the Company on January 1, 2009 and did not have a material effect on its consolidated financial statements.

In March 2008, the FASB issued guidance related to disclosures about derivative instruments and hedging activities. The new guidance required disclosures about the entity’s objectives and strategies for using derivatives and quantitative disclosures about fair value amounts of gains and losses on derivative instruments. This guidance was effective for the Company on January 1, 2009 and did not have a material effect on its consolidated financial statements.

In April 2008, the FASB issued guidance on determining the useful lives of intangible assets. This guidance amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of an intangible asset. This guidance was effective for the Company on January 1, 2009 and did not have a material effect on its consolidated financial statements.

In May 2008, the FASB issued guidance on accounting for financial guarantee insurance contracts. The guidance decreased the inconsistencies in the accounting for financial guarantee insurance contracts by insurance companies. This guidance addressed the differing views regarding the recognition and measurement of premium revenues and claim liabilities and enhanced the disclosure requirements for insurance contracts. This guidance was effective for the Company on January 1, 2009 and did not have a material effect on its consolidated financial statements.

In April 2009, the FASB issued additional guidance on accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This guidance amended the accounting for preacquisition contingencies in a business combination to require an entity to recognize at fair value an asset acquired or liability assumed that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. This guidance required that all contractual and noncontractual contingencies that would more likely than not give rise to an asset or liability were to be recognized and measured at fair value at the measurement date. This guidance did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

guidance, which applied to all assets and liabilities (financial and nonfinancial), reemphasized that the objective of fair value remains unchanged (i.e. an exit price notion). This guidance provided application guidance on (1) measuring fair value when the volume and level of activity has significantly decreased and (2) identifying transactions that are not orderly. This guidance also emphasizes that an entity cannot presume that an observable transaction price is not orderly even when there has been a significant decline in the volume and level of activity. This guidance was effective for the Company as of June 30, 2009 and did not have a material effect on its consolidated financial statements.

In May 2009, the FASB issued guidance on management’s assessment of subsequent events. The guidance clarified that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued or are available to be issued. This guidance was effective for the Company on July 1, 2009 and did not have a material effect on its consolidated financial statements. The Company has evaluated subsequent events through February 22, 2010, which is the date that the consolidated financial statements were available to be issued.

In June 2009, the FASB issued guidance on the ASC and the hierarchy of U.S. GAAP. The guidance stated that the FASB Accounting Standards Codification (“Codification”) would become the single source of authoritative GAAP in the United States. The U.S. GAAP hierarchy in existence at that point in time consisted of four levels of authoritative accounting and reporting guidance, including original pronouncements of the FASB, EITF abstracts, and other accounting literature (“existing GAAP”). The Codification eliminated this hierarchy and replaced existing GAAP with just two levels of literature: authoritative and non-authoritative. This guidance was effective for the Company on July 1, 2009 and has been reflected in these consolidated financial statements.

In August 2009, the FASB issued guidance on measuring the fair value of liabilities. The guidance clarifies that the quoted price for an identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. The guidance also prescribes acceptable valuation techniques when a Level 1 measurement is not available. This guidance was effective for the Company on October 1, 2009 and did not have a material effect on its consolidated financial statements.

In September 2009, the FASB issued guidance on accounting for uncertainty in income taxes and disclosure amendments for non-public entities, which ended the deferral, for certain non-public entities, of the accounting for tax positions under existing GAAP guidance of FASB Interpretation No. 48 (“FIN 48”). This guidance amended the definition of tax position and also included further guidance on certain disclosures related to uncertain tax positions. The Company had previously elected to early adopt the provisions of FIN 48 as of January 1, 2008. This guidance did not have a material impact on its consolidated financial statements.

b. Accounting Standards Not Yet Adopted

In June 2009, the FASB issued guidance that amended the previous consolidation guidance applicable to variable interest entities (“VIEs”), including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary and (3) what type of financial statement disclosures are required. The guidance will be effective for the Company as of January 1, 2010 and early adoption is permitted. The Company did not early adopt this guidance and does not expect this guidance to have a material impact on its consolidated financial statements.

In September 2009, the FASB issued guidance on measuring the fair value of certain alternative investments. The new guidance offers a practical expedient for measuring the fair value of investments in certain

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

entities that calculate NAV per share. The guidance will be effective for the Company as of January 1, 2010 and early adoption is permitted. The Company did not early adopt this guidance and does not expect this guidance to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued guidance on improving disclosures about fair value measurements. The guidance requires new disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements related to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The guidance will be effective for the Company as of January 1, 2010. The Company does not expect this guidance to have a material impact on its financial statements.

4. Acquisition of Chubb Re

On December 15, 2005, the Company acquired certain assets of Chubb Re, the assumed reinsurance division of Chubb. These assets included the renewal rights to the in-force assumed reinsurance business underwritten, placed and serviced by Chubb Re on behalf of Federal, the principal operating subsidiary of Chubb. The Company did not acquire any of the in-force business or related reserves of Chubb Re. The transaction was accounted for as a purchase method business combination.

As consideration for the purchase of Chubb Re’s assets and Federal’s renewal rights, the Company agreed to (1) issue a $200 million Convertible Note (the “Note”) to Chubb, (2) provide warrants to acquire up to approximately 5.0%, calculated on a fully diluted basis, of the aggregate number of outstanding common shares of Harbor Point and (3) the payment of fronting fees and additional renewal fees of up to 5.0% of gross premiums written or renewed in 2006 and 2007.

The primary reasons for the transaction were to acquire the renewal rights to potentially profitable business, to acquire the employees necessary to manage and operate the Company and to have access to a facility under which to assume the ongoing Chubb Re reinsurance business and to write additional reinsurance business while the Company looked to acquire or form a U.S. reinsurance operation. Pursuant to the transaction, Federal and the Company also entered into the following agreements:

Reinsurance Services Agreement (“Reinsurance Agreement”)

Federal appointed Harbor Point Services, Inc. (“HP Services”), a wholly owned subsidiary of Harbor Point, to act as a reinsurance manager with binding authority to underwrite a book of new and renewal assumed reinsurance business on behalf of Federal in a manner similar to that performed previously by Chubb Re. Under this agreement, HP Services handles all aspects of the book of business, including underwriting, claims management, accounting and reporting, each within specific guidelines provided by Federal. The underwriting authorities in the Reinsurance Agreement expired on December 31, 2007.

As compensation for its services under this agreement, Federal is obligated to pay HP Services an amount necessary to reimburse it for all reasonable expenses and costs incurred in connection with providing such assumed reinsurance services for Federal. Pursuant to the Retrocessional Quota Share Contracts (see note below), Harbor Point Re Limited (“HP Re Bermuda”), a wholly owned subsidiary of Harbor Point, reimburses Federal for its proportionate share of such expenses. For the year ended December 31, 2009, the Company recognized revenue, net of the reimbursement to Federal by HP Re Bermuda, of $0.8 million (year ended December 31, 2008: $0.8 million, year ended December 31, 2007: $3.8 million) under this agreement, which amount is included in other income in the consolidated statements of operations.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Retrocessional Quota Share Contracts

In 2006 and 2007, HP Re Bermuda assumed business under quota share contracts with Federal covering (1) 90% of property and other short tail risks, and (2) 75% of casualty risks, in both cases relating to the business underwritten by HP Services on behalf of Federal pursuant to the Reinsurance Agreement described above.

The property and casualty quota share contracts expired on December 31, 2007. However, upon expiration, HP Services remains responsible for the management, accounting and reporting of all claims until they are fully settled. Under the terms of the quota share contracts, the Company had agreed to pay Federal a fronting fee equal to 5.0% of premiums written. The combined aggregate fronting and additional renewal rights fees were subject to a minimum of $63.0 million and maximum of $81.0 million. As part of the accounting for the asset purchase transaction, the Company established a liability of $63.0 million representing the minimum fronting and renewal rights payable. As of December 31, 2008, the Company had fully paid the minimum liability and no further amounts are due under this provision.

Runoff Services Agreement

The Company provides claims management services on Federal’s behalf with respect to reinsurance business of Federal produced by Chubb Re from December 7, 1998 to December 31, 2005. This agreement may be terminated at any time at the sole discretion of Federal. Except for certain direct claims costs, there is no consideration paid by Federal or Chubb Re to the Company under this agreement. The Company accrued $14.6 million for the estimated future costs associated with such services as part of the purchase price. For the year ended December 31, 2009, the Company incurred $1.3 million (year ended December 31, 2008: $2.4 million, for the year ended December 31, 2007: $3.3 million) of costs related to this obligation resulting in a remaining obligation of $3.4 million as of December 31, 2009 (December 31, 2008: $4.7 million). This amount is included in additional purchase price consideration in the accompanying consolidated balance sheets.

5. Goodwill

The Company tests goodwill for impairment on an annual basis and on an interim basis when certain events or circumstances would require an interim test. The Company tests for goodwill at the reporting unit level, which is generally the business segments, as determined by management. The testing for goodwill impairment is a two step process. The first step is to identify a potential impairment by comparing the fair value of each reporting unit to the book value of each reporting unit. If the book value exceeds the fair value of any reporting unit, then the second step is performed. The second step is to compare the fair value of the assets and liabilities allocated to that reporting unit (before goodwill) to the fair value of the reporting unit as determined by step 1 in order to determine the implied value of goodwill. Any difference between the carrying value of goodwill and the implied value of goodwill for that reporting unit is recorded as an impairment charge.

The fair value of each reporting unit is derived through a blend of various valuation techniques and assumptions the Company believes that market participants would use to value each reporting unit. These include discounted cash flow analyses (income approach) as well as various market approaches including: price to book value multiples, price to tangible book value multiples and fair value multiples implied by recent purchase transactions by comparable companies. The Company determines the book value of each reporting unit by allocating specific assets and liabilities related to reinsurance contracts allocated to a reporting unit and estimating the amount of shareholders’ equity and related cash and investments required to support the operating activities of each reporting unit. The goodwill was initially allocated to each reporting unit based on an analysis of expected future operating performance at the time of the acquisition of Chubb Re. The allocation of goodwill to the reporting units has not changed from this initial allocation.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

In estimating the fair value of each reporting unit, the Company has developed a range of fair values for each reporting unit using discounted cash flow analysis and market approaches. The discounted cash flow analysis estimates fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discounted cash flow analysis is based on financial projections prepared by the Company with an estimated terminal value at the end of the projection period. The analysis requires significant estimates and assumptions including the selection of a discount rate, estimates of future premium growth and underwriting performance, investment yield on cash and investments and interest rates on debt through the projection period.

The market approach estimates the fair value of each reporting unit by comparing the Company to other publicly traded companies that have similar characteristics to each reporting unit. Management selected comparable companies by considering the relative size (primarily shareholders’ equity and gross premiums written), the lines of business that the companies underwrite as well as their general risk profiles. The market approach requires significant assumptions to be made related to the selection of comparable companies, determination of a control premium as well as estimates of the fair value implied by recent market transactions of comparable companies.

As of December 31, 2009 and 2008, the Company has determined that there is no impairment of goodwill.

6. Investments

a. Fair value of investments

As of December 31, 2009, the Company’s investments that are carried at fair value are allocated between levels 1, 2 and 3 as follows:

	Level 1	Level 2	Level 3	Total
U.S. government and agency securities	$258,051	$78,518	$—	$336,569
Non-U.S. government securities	—	3,797	—	3,797
Corporate debt securities	—	945,489	—	945,489
States, municipalities and political subdivisions	—	43,025	—	43,025
Mortgage-backed securities
Commercial	—	59,586	—	59,586
Agency residential	—	337,036	—	337,036
Non-agency residential	—	34,142	—	34,142
Asset-backed securities	—	28,792	—	28,792

Total fixed maturities	258,051	1,530,385	—	1,788,436
Short-term investments	291,065	—	—	291,065
Other investments, at fair value	—	91,210	51,662	142,872

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

The following table presents a reconciliation of the beginning and ending balances for all investments measured at fair value on a recurring basis using Level 3 inputs for the years ended December 31, 2009 and 2008.

	Bay Point Common shares	Bay Point Preferred shares	Fund of hedge funds	Total
Level 3 investments as of January 1, 2008	$6,250	$2,750	$—	$9,000
Purchases	—	—	50,000	50,000
Net unrealized losses included in net loss	—	—	(9,030)	(9,030)
Change in fair value included in net loss	4,207	—	—	4,207
Settlements	(5,667)	(2,493)	—	(8,160)

Level 3 investments as of December 31, 2008	$4,790	$257	$40,970	$46,017
Net unrealized gains included in net income	—	—	8,304	8,304
Change in fair value included in net income	241	—	—	241
Settlements	(2,643)	(257)	—	(2,900)

Level 3 investments as of December 31, 2009	$2,388	$—	$49,274	$51,662

b. Net investment income

Net investment income for the years ended December 31, 2009, 2008 and 2007 is derived from the following sources:

	2009	2008	2007
Cash and cash equivalents	$1,948	$13,131	$16,912
Fixed maturities	67,254	70,547	70,248
Short-term investments	1,492	6,096	3,088
Other investments	3,152	8,306	10,519
Net investment expenses	(3,193)	(2,769)	(2,457)

Net investment income	$70,653	$95,311	$98,310

The following represents an analysis of gross realized investment gains (losses) and unrealized investment gains (losses) for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Gross realized investment gains	$13,160	$8,577	$2,656
Gross realized investment losses	(19,488)	(6,382)	(3,772)
Other than temporary impairments	—	—	(12,592)
Net realized derivative gains	6,014	7,229	4,270

Net realized investment (losses) gains	(314)	9,424	(9,438)
Net unrealized investment gains (losses)—short-term and fixed maturity investments	73,943	(70,572)	—
Net unrealized investment gains (losses)—other investments	9,357	(10,415)	—
Net unrealized investment gains included in other comprehensive income	—	—	13,226

Net unrealized investment gains (losses)	83,300	(80,987)	13,226

Total net realized and unrealized investment gains (losses)	$82,986	$(71,563)	$3,788

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

c. Fixed maturity and short-term investments

The amortized cost and fair market value as of December 31, 2009 and 2008 are as follows:

December 31, 2009	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair market value
U.S. government and agency securities	$330,962	$6,769	$(1,162)	$336,569
Non-U.S. government securities	3,659	144	(6)	3,797
Corporate debt securities	923,342	25,950	(3,803)	945,489
States, municipalities and political subdivisions	42,704	818	(497)	43,025
Mortgage-backed securities
Commercial	63,308	404	(4,126)	59,586
Agency residential	323,519	13,839	(322)	337,036
Non-agency residential	56,939	—	(22,797)	34,142
Asset-backed securities	28,063	744	(15)	28,792

Total fixed maturities	1,772,496	48,668	(32,728)	1,788,436
Total short-term investments	291,116	12	(63)	291,065

Total	$2,063,612	$48,680	$(32,791)	$2,079,501

December 31, 2008	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair market value
U.S. government and agency securities	$279,636	$14,124	$(77)	$293,683
Non-U.S. government securities	4,281	225	(180)	4,326
Corporate debt securities	469,143	4,763	(27,596)	446,310
States, municipalities and political subdivisions	8,021	37	(1,348)	6,710
Mortgage-backed securities
Commercial	145,287	91	(22,884)	122,494
Agency residential	416,968	13,947	(351)	430,564
Non-agency residential	77,027	—	(32,280)	44,747
Asset-backed securities	62,123	106	(6,620)	55,609

Total fixed maturities	1,462,486	33,293	(91,336)	1,404,443
Total short-term investments	223,880	46	(57)	223,869

Total	$1,686,366	$33,339	$(91,393)	$1,628,312

The following table sets forth certain information regarding the credit ratings of the Company’s fixed income portfolio as of December 31, 2009:

Ratings	Amortized Cost	Fair Market Value	Percentage of total fair market value
AAA	$1,084,497	$1,103,909	61.7%
AA	164,142	167,667	9.4%
A	388,498	401,210	22.4%
BBB	93,589	95,079	5.3%
Lower than BBB	41,770	20,571	1.2%

Total	$1,772,496	$1,788,436	100.0%

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

The contractual maturities of fixed maturity investments as of December 31, 2009 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Market Value	Percentage of total fair market value
Due in one year or less	$114,980	$116,119	6.5%
Due in one year through five years	973,437	993,126	55.5%
Due in five years through ten years	156,989	163,726	9.2%
Due after ten years	55,261	55,909	3.1%

	1,300,667	1,328,880	74.3%
Mortgage-backed securities	443,766	430,764	24.1%
Asset-backed securities	28,063	28,792	1.6%

Total	$1,772,496	$1,788,436	100.0%

d. Other investments

The following is a summary of other investments as of December 31, 2009 and 2008:

	2009	2008
Bay Point Holdings Limited—common shares, at fair value	$2,388	$4,790
Bay Point Holdings Limited—preferred shares, at fair value	—	257
Fund of hedge funds, at fair value	49,274	40,970
Catastrophe bonds, at fair value	42,492	23,615
Derivatives, at fair value	(900)	(3,611)
Structured deposits, at fair value	49,618	—

Total other investments reported at fair value	142,872	66,021
New Point Limited, under equity method	2,079	21,363

Total other investments	$144,951	$87,384

Investments in Bay Point

On June 14, 2006, the Company acquired 62,500, or 13.8%, of the common shares and 2,750, or 9.2%, of the preferred shares of Bay Point for a total purchase price of $9.0 million. The Company has accounted for these investments at fair value, since the investments do not have a readily determinable market value and the Company does not exercise significant influence over the activities of Bay Point. For the year ended December 31, 2009, the Company accrued $0.01 million (for the year ended December 31, 2008: $0.3 million, for the year ended December 31, 2007: $0.4 million) of dividends on the preferred shares and recorded a $0.2 million (for the year ended December 31, 2008: $4.2 million, for the year ended December 31, 2007: $nil) increase in the fair value of its investment in the common shares of Bay Point. During 2009 and 2008, Bay Point returned common and preferred capital to its investors. During the year ended December 31, 2009, the Company received $2.9 million (for the year ended December 31, 2008: $8.6 million) related to its common and preferred investments in Bay Point.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

In conjunction with the Company’s investments in Bay Point, the Company entered into a quota share reinsurance agreement to cede 30% of its property-related lines of business to Bay Point Re Limited, a wholly owned subsidiary of Bay Point (“Bay Point Re”). This quota share reinsurance agreement expired on December 31, 2007.

The following is a summary of the amounts recognized in the accompanying consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 related to this agreement:

	2009	2008	2007
Premiums ceded	$(700)	$(1,471)	$99,495
Ceded commissions	1,868	11,607	29,527
Ceded losses	(2,733)	4,006	26,361

As of December 31, 2009, $2.2 million was included in reinsurance balances receivable (December 31, 2008: $0.2 million) and $13.0 million (December 31, 2008: $25.4 million) in reinsurance losses recoverable related to this agreement.

Fund of hedge funds

On September 1, 2008, the Company invested $50 million with three funds of hedge fund managers. For the year ended December 31, 2009, these investments had a net unrealized investment gain of $8.3 million (year ended December 31, 2008: $9.0 million net unrealized investment loss). Each of our fund of hedge funds investments is subject to redemption periods ranging from, full redemption with 45 days notice to 50% of the value of the investment with 95 days notice and the remaining 50% of the value of the investment with 370 days notice. As of December 31, 2009, none of the funds have instituted provisions to prevent redemptions.

Catastrophe bonds

As of December 31, 2009, the Company had invested $42.4 million in catastrophe bonds ($25.0 million December 31, 2008). The Company receives quarterly interest payments on the catastrophe bonds based on variable interest rates ranging from 4.7% to 14.6% as of December 31, 2009 (December 31, 2008: one catastrophe bond with variable interest rate of 6.6%). The catastrophe bonds are scheduled to mature at various dates between May 24, 2011 and October 19, 2012. The redemption value of the bonds will adjust based on the occurrence of covered events such as windstorms and earthquakes across a number of geographic regions, including Japan, Europe, Mexico and the United States.

For the year ended December 31, 2009, the Company recorded $2.6 million of net investment income (for the year ended December 31, 2008: $0.9 million) and a $1.4 million increase (for the year ended December 31, 2008: $1.4 million decrease) in the estimated fair value of the catastrophe bonds. The changes in estimated fair value are included in net unrealized investment gains (losses) in the accompanying consolidated statements of operations.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Derivatives

The following is a summary of the derivatives held as of December 31, 2009 and 2008:

	2009	2008
Interest rate swaps, at fair value	$—	$(3,611)
Interest rate swaptions, at fair value	(1,034)	—
Interest rate options, at fair value	(34)	—
Foreign exchange forward contract, at fair value	168	—

Total derivatives	$(900)	$(3,611)

The Company uses various derivative instruments including: interest rate swaps, swaptions, futures, futures call and put options to adjust the curve and/or duration positioning of the investment portfolio, to obtain risk neutral substitutes for physical securities and to manage the overall risk exposure of the investment portfolio. As of December 31, 2009, the Company did not hold any interest rate swaps (December 31, 2008: $1.2 million cost, $189.8 million notional, expire between 2 and 30 years). As of December 31, 2009, the Company had sold interest rate swaption contracts with a cost basis of $0.8 million, a notional value of $94.1 million and expiration dates of February and April 2010 (December 31, 2008: $nil cost, $nil notional). The interest rate swaptions give the holder the right to enter into 7 year or 10 year pay fixed interest rate swap on expiration. The fair value of the interest rate swaptions is based on the present value of the net cashflows of underlying interest payments. As of December 31, 2009, the Company held 800 (December 31, 2008: 1,731) interest rate futures contracts each with an equivalent of $1 million exposure to changes in the underlying interest rates. The interest rate futures have no cost basis and changes in the market value settle daily through a cash margin account. As of December 31, 2009, the Company had sold interest rate call options with a cost basis of $0.01 million and a notional value of $3.3 million and had sold interest rate put options with a cost basis of $0.01 million and a notional value of $3.3 million with expiration dates of January and February 2010, respectively. The interest rate futures call and put options give the holder the right to purchase or sell an interest rate futures contract on expiration. The fair value of the interest rate options is based on the option strike price and the underlying interest rate.

The Company uses foreign exchange derivatives to hedge the economic impact of underlying non-U.S. dollar exposures. The fair values of these derivatives are based on prevailing foreign exchange rates. As of December 31, 2009, the Company held a put option giving the Company the right to sell 6.5 million Euros for $8.45 million on February 17, 2010. As of December 31, 2009, this option has a fair value of $nil. On October 23, 2009, the Company entered into a forward contract that requires the Company to sell 2.75 million Euros for $4.1 million on April 13, 2012. As of December 31, 2009, this forward contract had a fair value of $0.2 million. The Company has elected not to designate these derivatives as hedges. Changes in the fair values of these derivatives are included in net realized investment gains (losses).

Structured deposits

During 2009, the Company invested $50.0 million in two index-linked structured deposits. The deposits have guaranteed minimum redemption amounts of $24.7 million ($25.0 million original investment) and $24.3 million ($25.0 million original investment) and scheduled redemption dates of April 16, 2010 and December 18, 2013, respectively. The interest earned on the deposits is a function of the performance of the reference indices over the term of the deposits. The fair value of these investments is based on the quoted index reference points. For the year ended December 31, 2009, the Company recorded a $0.4 million decrease in the estimated fair value of the deposits (for the year ended December 31, 2008: $nil). These amounts are included in net unrealized investment gains (losses) in the accompanying consolidated statements of operations.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Investment in New Point

On December 17, 2007, the Company acquired 125,000 common shares of New Point for $12.5 million. On June 30, 2008, the Company acquired an additional 75,000 of common shares of New Point for $7.5 million. These investments relate to the Company’s investment in the 2008 underwriting year of New Point Re. On December 31, 2007, New Point agreed to repurchase all of the Company’s shares associated with its investment in the 2007 underwriting year of New Point Re. During 2008, the Company received $48.2 million related to the repurchased shares. For the year ended December 31, 2009, the Company recorded $0.3 million (for the year ended December 31, 2008: $2.5 million, for the year ended December 31, 2007: $9.1 million) to reflect the equity earnings on these investments. During 2009, the Company received $19.6 million related to its share of distributions from New Point.

In conjunction with the Company’s investments in New Point, the Company entered into an underwriting services agreement to provide certain underwriting, actuarial and other administrative services to New Point Re. For the year ended December 31, 2009, the Company recorded $0.4 million (for the year ended December 31, 2008: $2.5 million, for the year ended December 31, 2007: $7.8 million) related to this agreement. These amounts are included in other income in the consolidated statements of operations.

In December 2008, Harbor Point acquired all of the common shares of New Point III Limited (“New Point III”) for $35.0 million. In March 2009, Harbor Point invested an additional $2.2 million in New Point III. The results of New Point III are included in the consolidated results of the Company. This investment relates to the Company’s investment in the 2009 underwriting year of New Point Re III Limited, a wholly owned subsidiary of New Point III (“New Point Re III”).

7. Restricted Assets

New Point Re III writes fully collateralized retrocessional contracts whereby each contract of reinsurance is collateralized up to its full limit of loss. For each contract, a trust account is established and the full limit of loss under the contract is deposited into the trust account. The collateral is kept in the trust account until the termination of the trust agreement as agreed by the reinsured and New Point Re III.

In addition, HP Re Bermuda is a party to a reinsurance contract with Harbor Point Reinsurance U.S., Inc. (“HP Re U.S.”), a wholly owned subsidiary of Harbor Point, that requires that the reserve for losses and loss expenses and unearned premiums (less any reinsurance balances receivable) related to this contract be secured by a letter of credit or assets held in a reinsurance trust. As of December 31, 2009, this contract was secured by assets held in a reinsurance trust (December 31, 2008: secured by a letter of credit).

As disclosed in Note 10, the Company has issued two secured letters of credit for £16.8 million. The assets held to secure these letters of credit are included in restricted assets.

The following is a summary of the restricted assets as of December 31, 2009:

2009
Restricted assets included in cash and cash equivalents	$46,731
Restricted assets included in short-term investments	73,682
Restricted assets included in fixed maturities	221,266

$341,679

There were no restricted assets as of December 31, 2008.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

8. Losses and Loss Expenses

The reserve for losses and loss expenses as of December 31, 2009 and 2008:

	2009	2008
Reported but unpaid losses and loss expenses	$152,108	$141,090
Losses incurred but not reported	555,732	465,141

	$707,840	$606,231

Net loss and loss expenses for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Loss and loss expenses paid	$143,128	$125,239	$40,482
Loss and loss expenses recovered	(14,925)	(8,590)	(3,773)
Change in unpaid loss and loss expenses	100,682	245,972	239,573
Change in reinsurance losses recoverable	14,189	544	(24,448)

	$243,074	$363,165	$251,834

The following table represents an analysis of paid and unpaid losses and a reconciliation of the beginning and ending unpaid losses and loss expenses for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Reserve for losses and loss expenses at the beginning of periods	$606,231	$361,646	$121,275
Less: reinsurance recoverable at the beginning of periods	30,488	31,032	6,584

Net reserve for losses and loss expenses at the beginning of periods	575,743	330,614	114,691

Net loss and loss expenses incurred in respect of losses occurring in:
Current year	257,697	380,903	260,533
Prior years	(14,623)	(17,738)	(8,699)

Total incurred loss and loss expenses	243,074	363,165	251,834

Net loss and loss expenses paid in respect of losses occurring in:
Current year	19,704	64,737	16,122
Prior years	108,499	51,912	20,587

Total net paid losses	128,203	116,649	36,709

Foreign currency revaluation	927	(1,387)	798

Net reserve for losses and loss expenses at the end of periods	691,541	575,743	330,614

Add: reinsurance losses recoverable at the end of periods	16,299	30,488	31,032

Reserve for losses and loss related expenses at the end of periods	$707,840	$606,231	$361,646

Net loss and loss expenses include net favorable development on prior years’ losses of $14.6 million for the year ended December 31, 2009 ($17.7 million for the year ended December 31, 2008). Prior period development arises from changes to loss estimates recognized in the current year that relate to loss reserves first reported in previous calendar years.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

The net favorable development on prior years’ losses for the year ended December 31, 2009 was primarily related to the Company reducing its estimate of losses on certain property quota share and per risk contracts due to favorable loss experience. The Company also recorded a $5.6 million reduction in its estimated net loss related to Hurricane Ike. The Company also reduced its estimate of losses on certain casualty contracts due to favorable loss experience.

The net favorable development on prior years’ losses for the year ended December 31, 2008 included favorable loss experience related to property quota share contracts and the June 2007 and July 2007 floods in the United Kingdom partially offset by unfavorable loss experience on contracts exposed to subprime losses.

The net favorable development on prior years’ losses for the year ended December 31, 2007 was primarily due to favorable loss experience on casualty contracts.

For the year ended December 31, 2009, the Company also recorded $9.9 million of additional loss reserves compared to a reduction of $1.7 million of loss reserves for the year ended December 31, 2008 related to premium adjustments on prior years’ contracts. There was no significant loss reserve development related to premium adjustments on prior years’ contracts for the year ended December 31, 2007.

9. Reinsurance

The Company purchases reinsurance to reduce the risk of exposure to large losses or a series of losses. The Company has purchased two types of reinsurance cover: excess of loss and quota share. Excess of loss covers provide a contractually set amount of coverage for the Company’s losses after an attachment point has been reached. The attachment point is generally based on the size of an industry loss combined with a fixed monetary amount of Company loss. Quota share covers provide a proportional amount of coverage from the first dollar of loss. Both types of reinsurance covers provide for recovery of a portion of losses and loss reserves from reinsurers. The Company remains liable to the extent that reinsurers do not meet their obligations under these agreements either due to solvency issues, contractual disputes or other reasons.

The breakdown of reinsurance premiums ceded by type for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Quota share	$(700)	$(1,491)	$99,495
Excess of loss	6,347	6,417	5,047

	$5,647	$4,926	$104,542

Gross, ceded and net amounts of premium written and premiums earned for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009		2008		2007
	Premiums written	Premiums earned	Premiums written	Premiums earned	Premiums written	Premiums earned
Gross	$607,520	$554,823	$511,714	$550,997	$672,476	$621,636
Ceded	(5,647)	(6,373)	(4,926)	(31,787)	(104,542)	(89,480)

Net	$601,873	$548,450	$506,788	$519,210	$567,934	$532,156

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

As of December 31, 2009, $16.3 million (December 31, 2008: $30.5 million) of reinsurance balances recoverable related to unpaid losses and loss expenses.

10. Debt and Financing Arrangements

Senior Unsecured Credit Facility

On June 12, 2007, the Company entered into an $850 million five-year senior unsecured credit facility. The credit facility allows the Company to issue letters of credit up to the full amount of the facility and to borrow up to $250 million for general corporate purposes. In addition, there is a $50 million sublimit for the issuance of secured letters of credit for the Company’s investment affiliates. Total usage under the credit facility is limited to $850 million. The Company may request an increase in the credit facility of up to $150 million, subject to there being sufficient participation by the syndicate of participating banks. As of December 31, 2009 and 2008, the Company had one outstanding loan for $200 million. This loan bears interest at LIBOR plus 0.35% (0.58% as of December 31, 2009, 1.78% as of December 31, 2008). This loan matured on January 8, 2010 at which time the Company renewed the loan for an additional month. For the year ended December 31, 2009, the Company recorded $1.4 million (for the year ended December 31, 2008: $6.6 million, for the year ended December 31, 2007: $2.8 million) of interest expense related to this loan.

The following is a summary of the utilization of the Company’s senior unsecured credit facility as of December 31, 2009 and 2008:

	2009	2008
Unsecured letters of credit outstanding	$439,725	$561,167
Secured letters of credit outstanding	—	30,000
Loans outstanding	200,000	200,000

Total committed	639,725	791,167
Available	210,275	58,833

Total	$850,000	$850,000

The senior unsecured credit facility contains various covenants, including the following financial covenants:

•	Maintenance of a maximum ratio of consolidated total debt to consolidated total capitalization of 35%;

•

Maintenance of a minimum level of consolidated net worth equal to 65% of our actual net worth as of September 30, 2007 with step-ups equal to 50% of net income plus 50% of proceeds of any equity issuance; and

•	Maintenance by HP Re Bermuda, HP Re U.S. and any other future insurance subsidiary of a Financial Strength Rating by A.M. Best Company, Inc. of not less than “B++”

The Company was in compliance with all covenants as of December 31, 2009 and 2008.

Lloyds Letter of Credit Facility

In July 2009, the Company entered into a £20 million letter of credit facility to issue secured letters of credit in support of the Company’s obligations to Lloyds syndicates. As of December 31, 2009, the Company had issued letters of credit under this facility for £16.8 million ($26.7 million based on December 31, 2009, exchange rate of £1.00 to $1.59).

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Convertible Note

In consideration of the business combination discussed in Note 4, the Company the Note to Chubb on December 15, 2005. The Note bore interest at 6% per annum and had a maturity date of December 31, 2020. On September 24, 2008, the Board of Directors of Harbor Point (the “Board of Directors”) determined that the conditions for conversion of the Note had been satisfied and approved the conversion of the Note effective October 1, 2008. As a result, on October 1, 2008, Harbor Point issued 2,000,000 common shares, par value $1, to Chubb.

Interest on the Note was payable quarterly in arrears. For the year ended December 31, 2009, the Company expensed $nil of interest related to the Note (for the year ended December 31, 2008: $9.0 million, for the year ended December 31, 2007: $12.0 million).

11. Benefit Plans

1) Retirement Plans

The Company provides retirement benefits to eligible employees through various plans sponsored by the Company.

a) Defined contribution plans

The Company has three defined contribution plans that are managed externally pursuant to which employees and the Company contribute on a monthly basis. During the year ended December 31, 2009, pension expense totaled $1.5 million (for the year ended December 31, 2008: $1.6 million, for the year ended December 31, 2007: $1.2 million).

b) Deferred compensation plan

The Company has a deferred compensation plan that is managed externally pursuant to which the Company contributes amounts on behalf of employees who have reached statutory limits under qualified plans. The plan assets are held by the Company in trust for the benefit of the employees. As of December 31, 2009, the Company held $1.6 million (December 31, 2008: $1.2 million) of assets related to this plan.

2) Equity Compensation Plan

The Company has reserved 1,750,000 shares for issuance of awards pursuant to the Company’s 2006 equity compensation plan (the “Equity Plan”). The Equity Plan is administered by the Compensation Committee of the Board of Directors.

a) Options

Stock options granted under the Equity Plan expire ten years after the date of grant and vest ratably on an annual basis over five years from the date of grant.

During the year ended December 31, 2009, the Company expensed $1.6 million (year ended December 31, 2008: $2.9 million, year ended December 31, 2007: $6.7 million) related to the grant of options and realized a tax benefit of $0.3 million (year ended December 31, 2008: $0.5 million, year ended December 31, 2007: $1.3

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

million). As of December 31, 2009, there was $1.1 million of unrecognized compensation cost related to options, which is expected to be recognized over the weighted average period of 1.2 years. There were no options granted or exercised in 2009 or 2008. The fair value of each option granted in 2007 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4.05%—4.68%, weighted average expected life of 6.0 years, a dividend yield of 1.47%—4.09% and an expected volatility of 25%. The expense represents the proportionate accrual of the fair value of each grant, calculated on a straight-line basis over the vesting period for each separately vesting portion of the award.

The following is a summary of stock options granted under the Equity Plan and related activity for the years ended December 31, 2009, 2008 and 2007:

	2009		2008		2007
	Number of Options	Average Exercise Price	Number of Options	Average Exercise Price	Number of Options	Average Exercise Price
Outstanding—beginning of period	593,000	$100.61	599,500	$100.60	577,250	$100.00
Granted	—	—	—	—	22,750	115.92
Forfeited	(11,750)	101.05	(6,500)	100.00	(500)	100.00

Outstanding—end of period	581,250	$100.60	593,000	$100.61	599,500	$100.60

The following table summarizes information about the Company’s stock options for options granted under the Equity Plan and outstanding as of December 31, 2009:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of Options	Average Exercise Price	Remaining Contractual Life	Number of Options	Average Exercise Price
$100.00	559,250	$100.00	6.2	335,550	$100.00
$105.38—$116.40	22,000	115.90	7.7	8,800	115.90

b) Restricted share awards

The restricted share awards granted prior to 2008 vest ratably on an annual basis over five years from the date of grant. The restricted share awards granted after 2008 vest five years from the date of grant. The Company pays dividends on the restricted share awards to the same extent paid to holders of the Company’s common shares; however, dividends paid on unvested restricted share awards are held by the Company until the shares vest. The dividends are forfeited if the shares are forfeited prior to vesting.

During the year ended December 31, 2009, the Company expensed $8.2 million (for the year ended December 31, 2008: $8.6 million, year ended December 31, 2007: $12.3 million) related to the restricted share awards and realized a tax expense of $0.1 million (for the year ended December 31, 2008: tax expense of $0.3 million, for the year ended December 31, 2007: tax benefit of $0.7 million). As of December 31, 2009, there was $19.3 million of unrecognized compensation cost related to these awards which is expected to be recognized over a weighted average period of 2.2 years. The expense represents the proportionate accrual of the fair value of each restricted share award, calculated on a straight-line basis over the vesting period.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

The following is a summary of restricted share awards granted under the Equity Plan and related activity for the years ended December 31, 2009, 2008 and 2007:

	2009		2008		2007
	Number of Shares	Average Grant-Date Fair Value	Number of Shares	Average Grant-Date Fair Value	Number of Shares	Average Grant-Date Fair Value
Unvested—beginning of period	374,105	$100.24	351,085	$100.24	431,875	$100.00
Granted	116,000	98.61	113,600	101.27	5,625	114.96
Vested	(86,410)	100.19	(87,490)	100.19	(86,375)	100.00
Forfeited	(8,420)	100.39	(3,090)	100.00	(40)	100.00

Unvested—end of period	395,275	$100.08	374,105	$100.57	351,085	$100.24

c) Stock Appreciation Rights

The Company has not issued any stock appreciation rights under the Equity Plan.

12. Income Taxes

Bermuda

Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on its income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, the Company will be exempt from taxation in Bermuda until March 28, 2016.

United States

The Company intends to operate in a manner such that neither it nor its Bermuda subsidiaries will be subject to United States income taxes. However, certain of the Company’s subsidiaries are incorporated in the United States and are subject to federal, state and local corporate income taxes and other taxes applicable to United States corporations. The provision for federal income taxes has been determined under the principles of the consolidated tax provisions of the United States Internal Revenue Code and Regulations thereunder. Should the United States subsidiaries pay a dividend to the Company, certain withholding taxes would apply.

Income tax expense for the years ended December 31, 2009, 2008 and 2007 was as follows:

	2009	2008	2007
Current income tax expense	$8,559	$141	$2,365
Net deferred income tax expense (recovery)	2,154	1,607	(3,191)

	$10,713	$1,748	$(826)

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

Deferred income taxes reflect the tax impact of temporary differences between carrying amounts of assets and liabilities for financial reporting and tax purposes. The significant components of the net deferred tax assets as of December 31, 2009 and 2008 are as follows:

	2009	2008
Incentive compensation expense	$5,176	$1,960
Increase in 20% non-deductible unearned premium	3,441	3,023
Increase in loss reserve discount	2,089	708
Increase in deferred acquisition costs	(4,682)	(4,030)
Net unrealized investment (gains) losses	(6,890)	101
Net realized investment losses	591	—
Other	(4)	(4)

Net deferred tax (liabilities) assets included in (accounts payable and accrued expenses) other assets	(279)	1,758
Stock compensation	7,058	6,910
Valuation allowance	(600)	(335)

Net deferred tax assets included in additional paid-in capital	6,458	6,575

Total net deferred tax assets	$6,179	$8,333

A valuation allowance of $0.6 million and $0.3 million was recorded as of December 31, 2009 and 2008, respectively, primarily related to the Company’s U.S. subsidiaries’ inability to fully utilize the benefits from temporary differences in their future state and local income tax returns. Management believes it is more likely than not that the tax benefits related to all cumulative temporary differences as of December 31, 2009, after considering the valuation allowance described above, will be realized. In addition, there were no unrecognized tax benefits related to uncertain tax positions as of December 31, 2009 and 2008.

A reconciliation between the expected tax expense based on income (loss) before taxes and the U.S. statutory federal rate of 35% and the provision for income taxes for the years ended December 31, 2009, 2008 and 2007 is provided below:

	2009	2008	2007
Pre-tax income (loss) at U.S. statutory federal rate of 35%	$91,294	$(3,929)	$56,115
Expected tax on permanent differences:
Non taxable (income) loss	(79,805)	5,657	(56,523)
Non deductible expenses	41	46	32
Amortization of insurance licenses	(144)	(144)	(144)
Dividends paid on vested options and restricted share awards	(205)	(410)	(105)
Tax exempt interest	(324)	—	—
State and local tax (recovery) expense, net of federal benefit	(184)	608	(26)
Valuation allowance	265	—	(94)
Other	(225)	(80)	(81)

Total income tax expense (recovery)	$10,713	$1,748	$(826)

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

United Kingdom

Effective January 1, 2009, the Company became subject to taxation on the operations of HP Re Bermuda’s United Kingdom branch, Harbor Point Re UK (“HP Re UK”). In addition to including the underwriting income generated by the contracts written by HP Re UK and the direct costs attributable to the operations of HP Re UK, the preparation of a tax filing for HP Re UK requires that we allocate investment income (associated with capital allocation) and certain costs of HP Re Bermuda related to support of HP Re UK. The Company is in the process of determining these allocations for the HP Re UK 2009 tax return. For the year ended December 31, 2009, the Company does not expect any taxable income or related tax expense related to HP Re UK.

13. Related Party Transactions

In addition to the transactions disclosed in Notes 4, 6 and 7 to these consolidated financial statements, the following additional transactions are classified as related party transactions, as each counterparty has either a direct or indirect shareholding in the Company or the Company has an investment in such counterparty.

The Company has entered into assumed reinsurance agreements with Federal, including those disclosed in Note 4. The following is a summary of the amounts recognized in the accompanying financial statements for the years ended December 31, 2009, 2008 and 2007 related to these agreements:

	2009	2008	2007
Gross premiums written	$18,685	$(28,160)	$385,912
Acquisition costs	13,682	83,391	96,914
Net loss and loss expense	2,458	154,396	207,235

As of December 31, 2009, $5.9 million (December 31, 2008: $2.2 million) was included in reinsurance balances receivable and $336.5 million (December 31, 2008: $386.0 million) in reserve for loss and loss expenses related to these agreements.

The Company entered into an advisory agreement on December 15, 2005 with Stone Point Capital LLC (“Stone Point”), a founding investor in the Company. Under this agreement, Stone Point provided advisory services in connection with the organization of the Company, including the Chubb Re acquisition, and provides certain ongoing services. Fees payable under the agreement consist of a $25.0 million fee paid and expensed in connection with the initial organization and a $1.0 million fee to be paid annually for a period of five years in respect of on-going services. For the years ended December 31, 2009, 2008 and 2007, the Company expensed $1.0 million related to the annual fee of which $1.0 million was included in accounts payable and accrued liabilities as of December 31, 2009 (December 31, 2008: $1.0 million).

Banc of America Securities LLC is one of the lead arrangers on our credit facility and Bank of America, N.A. participates in the credit facility as a lender. An affiliate of these companies is a shareholder of the Company. Wachovia Bank, N.A. also participates in the credit facility as a lender and an affiliated company is a shareholder of the Company. Bank of America Securities LLC is entitled to certain fees under the credit facility in their role as lead arranger and Bank of America, N.A. and Wachovia Bank, N.A. are entitled to certain fees based on their commitments under the credit facility. During the year ended December 31, 2009, we incurred $2.4 million (for the year ended December 31, 2008: $1.6 million, for the year ended December 31, 2007: $1.5 million) of total credit facility fees and $1.4 million (for the year ended December 31, 2008: $6.6 million, for the year ended December 31, 2007: $2.8 million) of interest expense under these credit facility agreements.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

14. Shareholders’ Equity

a) Authorized shares

The authorized share capital is 100,000,000 Class A common shares of par value $1 per share.

b) Share warrants

In connection with the formation of the Company, the Company issued warrants to certain founding shareholders and employees to purchase up to approximately 5.0% of the aggregate number of outstanding shares, calculated on a fully diluted basis. In connection with the conversion of the Note, the Company issued warrants to Chubb to purchase up to approximately 5.0% of the aggregate number of outstanding shares, calculated on a fully diluted basis.

The warrants had an original exercise price of $100 per share and are subject to anti-dilution provisions that adjust in the event of certain specified events such as payment of cash dividends, issuance of stock dividends, issuance of additional shares or equity instruments at less than fair value, and capital reorganizations. The anti-dilution provisions seek to ensure that the holder is in the same economic position as if the warrant had been exercised immediately prior to such specified event. As of December 31, 2009, the warrants had an average exercise price of $85.38 per share (December 31, 2008: $88.34 per share). The expiration date for the warrants issued to founding shareholders is December 15, 2015 and the expiration date for warrants issued to employees is May 15, 2016. The warrants are exercisable at any time prior to their expiration.

As of December 31, 2009, 2,337,235 (December 31, 2008: 2,253,272) common shares were issuable pursuant to the warrants.

The warrants were granted to the founding shareholders, the employees and Chubb as an inducement to purchase shares in the Company; therefore, no compensation expense has been recorded in connection with the warrants.

c) Forward sale agreement

The Company entered into an Investment Agreement with Chubb Investment Partnership, L.P. (the “Partnership”), a Cayman Island exempted limited partnership, on December 15, 2005. The Investment Agreement obligated the Partnership to purchase, and the Company to sell, 241,435 common shares for a purchase price of $100 per share upon the satisfaction of various conditions, including the conversion of the Note. The Investment Agreement also obligated the Company to issue a warrant to the Partnership in connection with the issuance of the common shares.

On July 10, 2008, the Investment Agreement was terminated and the Company and Trident Capital III, L.P. (“Trident”) entered into an agreement (the “Trident Agreement”) pursuant to which Trident was obligated to purchase, and the Company was obligated to sell, 241,435 common shares for a purchase price of $100 per share upon the satisfaction of various conditions, including the conversion of the Note. The Trident Agreement also obligated the Company to issue a warrant to Trident in connection with the issuance of the common shares.

On October 1, 2008, the Note was converted. On October 8, 2008, Trident purchased 241,435 common shares for a purchase price of $100 per share and the Company issued a warrant to Trident to acquire approximately 0.5% of the aggregate number of outstanding shares calculated on a fully diluted basis.

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

d) Dividends declared

On December 2, 2009, the Board of Directors approved the payment of a dividend of $3.60 per common share, or $60.4 million, payable on December 30, 2009. The dividend was paid on all outstanding common shares, including restricted share awards. Dividends on unvested restricted share awards are held by the Company until the restricted share awards vests. In addition, the Board of Directors approved the payment of dividend equivalents of $3.60 per share on vested options.

On March 15, 2008, the Board of Directors approved the payment of a dividend of $7.6625 per common share, or $109.1 million, payable on March 28, 2008. The dividend was paid on all outstanding common shares, including restricted share awards. Dividends on unvested restricted share awards are held by the Company until the restricted share awards vests. In addition, the Board of Directors approved the payment of dividend equivalents of $7.6625 per share on vested options.

On March 15, 2007, the Board of Directors approved the payment of a dividend of $5.1725 per common share, or $73.0 million, payable on April 12, 2007. The dividend was paid on all outstanding common shares, including restricted share awards. Dividends on unvested restricted share awards are held by the Company until the restricted share awards vests. In addition, the Board of Directors approved the payment of dividend equivalents of $5.1725 per share on vested options.

e) Share repurchases to satisfy minimum tax withholding obligation

During the year ended December 31, 2009, the Company repurchased 16,570 (December 31, 2008: 11,730) common shares from employees for $1.6 million (December 31, 2008: $1.3 million) in order to satisfy the Company’s minimum tax withholding obligation on vested restricted stock. There were no share repurchases during the year ended December 31, 2007.

15. Commitments

The Company and its subsidiaries lease office space in the countries in which they operate under operating leases with various expiration dates. The Company renews and enters into new leases in the ordinary course of business as required. Total rent expense with respect to these operating leases for the year ended December 31, 2009 was $1.3 million (for the year ended December 31, 2008: $1.5 million).

Future minimum lease payments under the leases are expected to be as follows:

2010	1,309
2011	1,201
2012	608
2013	436
2014	—
Thereafter	—

Total minimum future lease commitments	$3,554

16. Statutory Financial Information

The Company’s reinsurance operations are subject to laws and regulations in the jurisdictions in which they operate, including Bermuda, the United States and the United Kingdom. These regulations include restrictions on

HARBOR POINT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of U.S. Dollars, except share and per share amounts)

the amount of dividends or other distributions available to shareholders without prior approval of the regulatory authorities. As of December 31, 2009, the maximum amount of distributions that our subsidiaries could pay to Harbor Point was approximately $263.7 million.

Bermuda

During 2008, the Bermuda Monetary Authority (“BMA”) implemented a new risk based capital return. This risk based capital return introduced the enhanced capital requirement and a target capital level (120% of the enhanced capital requirement). The BMA can take various levels of regulatory action if actual statutory capital and surplus were to decrease below these required levels. The unaudited statutory capital and surplus and required capital levels for HP Re Bermuda as of December 31, 2009 along with amounts reported to the BMA as of December 31, 2008 were as follows:

	2009	2008
Minimum statutory capital and surplus	$260,112	$222,561
Actual statutory capital and surplus	1,474,974	1,274,607
Enhanced capital requirement	437,115	333,187
Target capital level	524,538	399,825

United States

The required capital and surplus for the Company’s U.S. operating subsidiary, HP Re U.S. is estimated based on risk based capital (“RBC”) requirements established by the National Association of Insurance Commissioners (“NAIC”) and adopted by the State Insurance Department where HP Re U.S. is domiciled (together, the “U.S. Regulators”). The U.S. Regulators can take various levels of regulatory action if actual statutory capital and surplus were to decrease below these required levels. The unaudited statutory capital and surplus for HP Re U.S., the principal operating subsidiary located in the United States, as of December 31, 2009 along with audited figures as of December 31, 2008 were as follows:

	2009	2008
Authorized control level RBC	$22,850	$14,173
Total adjusted capital	530,343	514,401

United Kingdom

During 2008, HP Re Bermuda also became subject to regulation by the Financial Services Authority (“FSA”) as a result of its formation of HP Re UK. The Company is required to file an annual return with the FSA covering the global business of HP Re Bermuda. Similar to the regulatory requirements of Bermuda and the United States, the required capital and surplus is based on risk based capital requirements. The unaudited capital resources for HP Re Bermuda as of December 31, 2009, along with audited amounts as of December 31, 2008 as reported to the FSA were as follows (2009 figures presented based on exchange rate of £1.00 to $1.59, 2008 figures presented based on exchange rate of £1.00 to $1.45):

	2009	2008
Minimum capital requirement	$131,553	$111,070
Capital resources	1,567,701	1,347,572

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Bye-law 31 of Max’s bye-laws provides that: (a) the directors, officers, employees and agents of Max, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of Max from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain in or about the execution of their duty or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Max shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Max shall be placed out on or invested, or for any other loss, misfortune or damage that may happen in the execution of their respective offices, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Companies Act; (b) expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any director, officer or employee of Max in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by Max in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by Max; provided, that if it is determined under the bye-laws that there is no reasonable basis to believe that such person is entitled to be indemnified by Max, then no expense shall be advanced; and (c) the indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which such person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such person.

Bye-law 32 of Max’s bye-laws provides that each of Max and each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Max, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Max, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

Clause 3 of the Indemnification Agreement by and between Max and each indemnitee provides contractual indemnification for such indemnitee meant to supplement the indemnification provided for in Max’s bye-laws. The Indemnification Agreement provides that Max will indemnify and hold harmless any indemnitee to the fullest extent permitted by applicable law, against (a) any and all expenses and losses actually paid or reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of an indemnitee’s service to Max and its subsidiaries, and (b) any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments thereunder, that are paid or incurred, by indemnitee in connection with any such proceeding. Max will indemnify and hold harmless any indemnitee for all expenses and losses actually and reasonably incurred by indemnitee, or on indemnitiee’s behalf, in defending any such proceeding in which judgment is given in his or her favor, in which he or she is acquitted or in respect of which relief is granted to him by the Court. The Indemnification Agreement further provides that Max will not provide indemnification for any proceeding that results from (a) indemnitee’s fraud or dishonesty in relation to Max which is finally adjudged by a court of competent jurisdiction, (b) a judgment rendered against indemnitee for disgorgement of profits made from the purchase or sale of securities of Max pursuant to Section 16 of the Exchange Act or any similar law, (c) any expense, liability or cost of any type for which payment is or has been actually made to Indemnitee under any insurance policy, indemnity clause, bye-law or agreement, except in respect of any excess beyond such payment; or (d) if a final decision by a court or arbitrator having jurisdiction in the matter shall determine that such indemnification is not lawful.

Clause 6 of the Indemnification Agreement provides that Max will advance to indemnitee, upon the request of indemnitee as promptly as practicable, all costs reasonably incurred by indemnitee in advance of the final disposition of, and in connection with, any proceeding that entitles indemnitee to indemnification thereunder. Notwithstanding the foregoing, no expenses shall be advanced in accordance with clause 6 of the Indemnification Agreement if it is determined by either (i) Max’s board of directors, by a majority vote of the disinterested directors, or (2) if such vote is not obtainable or, even if obtainable, if such disinterested directors so direct by majority vote, by independent counsel in a written opinion to Max’s board of directors, that there is no reasonable basis to believe that indemnitee is entitled to be indemnified by Max under the Indemnification Agreement, Max’s bye-laws or otherwise pursuant to applicable law.

Reference is made to the Shareholders’ Agreement filed as Exhibit 10.1 to Max’s registration statement on Form S-1 filed with the SEC on May 31, 2001 for provisions providing that Max and certain holders of common shares and warrants are each obligated to indemnify the other for certain actions.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature page of this registration statement.

(b)	Financial Statement Schedules

See the documents incorporated by reference herein.

(c)	Reports, Opinions or Appraisals

See the Exhibit Index immediately following the signature page of this registration statement.

Item 21.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 22nd of March, 2010.

MAX CAPITAL GROUP LTD.

By:	/S/ W. MARSTON BECKER
Name:	W. Marston Becker
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ W. MARSTON BECKER W. Marston Becker	Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2010

* Joseph W. Roberts	Chief Financial Officer and Executive Vice President (Principal financial and accounting officer)	March 22, 2010

* Gordon F. Cheesbrough	Director	March 22, 2010

* K. Bruce Connell	Director	March 22, 2010

* Willis T. King, Jr.	Director	March 22, 2010

* William Kronenberg, III	Director	March 22, 2010

* James H. MacNaughton	Director	March 22, 2010

* Peter A. Minton	Director	March 22, 2010

* Steven M. Skala	Director	March 22, 2010

* Mario P. Torsiello	Director	March 22, 2010

* James L. Zech	Director	March 22, 2010

* By:	/s/ W. MARSTON BECKER
W. Marston Becker
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description	Method of filing
2.1	Agreement and Plan of Amalgamation, dated as of March 3, 2010, among Harbor Point Limited, Max Capital Group Ltd. and Alterra Holdings Limited (included as Annex A to the joint proxy statement/prospectus included in this registration statement)	*

3.1	Memorandum of Association of Max Capital Group Ltd.	(1)

3.2	Amended and Restated Bye-Laws of Max Capital Group Ltd.	(2)

4.1	Form of certificate for the common shares of Max Capital Group Ltd.	(3)

5.1	Opinion of Conyers Dill & Pearman	*

8.1	Tax Opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P.	*

8.2	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	*

10.1	Form of Max Voting Agreement	(4)

10.2	Form of Harbor Point Voting Agreement	(5)

10.3	Form of Max Lock-Up Agreement	(6)

10.4	Form of Harbor Point Lock-Up Agreement	(7)

10.5a	Employment Agreement between Harbor Point Limited and John R. Berger, dated as of December 2, 2005	*

10.5b	First Amendment to Employment Agreement between Harbor Point Limited and John R. Berger, dated as of December 31, 2008	*

10.5c	Second Amendment to Employment Agreement between Harbor Point Limited and John R. Berger, dated as of March 3, 2010	*

10.6a	Employment Agreement between Harbor Point Limited and Andrew Cook, dated as of December 2, 2005	*

10.6b	First Amendment to Employment Agreement between Harbor Point Limited and Andrew Cook, dated as of March 22, 2010	*	*

10.7	Amended and Restated Reinsurance Services Agreement, dated December 13, 2005, between Federal Insurance Company and Harbor Point Services, Inc.	*

10.8	Amended and Restated Runoff Services Agreement, dated December 13, 2005, between Federal Insurance Company and Harbor Point Services, Inc.	*

10.9	Consent, Termination and Release Agreement among Max Capital Group Limited, Harbor Point Limited, Moore Holdings, LLC and Moore Global Investments Ltd., dated as of March 3, 2010	*

10.10	Form of Max Indemnification Agreement	*	*

23.1	Consent of KPMG, Independent Registered Public Accounting Firm	*	*

23.2	Consent of Deloitte & Touche, Independent Auditors	*	*

23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)	*

23.4	Consent of Akin, Gump, Strauss, Hauer & Feld L.L.P. (included in Exhibit 8.1)	*

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2)	*

23.6	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	*	*

23.7	Consent of Willis Capital Markets & Advisory	*	*

23.8	Consent of Deutsche Bank Securities Inc.	*	*

24	Powers of Attorney (included on the signature page hereto)	*

Exhibit Number	Description	Method of filing
99.1	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Annex B to the joint proxy statement/prospectus included in this registration statement)	*

99.2	Opinion of Deutsche Bank Securities Inc. (included as Annex C to the joint proxy statement/prospectus included in this registration statement)	*

99.3	Opinion of Willis Capital Markets & Advisory (included as Annex D to the joint proxy statement/prospectus included in this registration statement)	*

99.4	Form of Proxy Card of Max Capital Group Ltd.	*	*

99.5	Form of Proxy Card of Harbor Point Limited	*	*

METHOD OF FILING:

(1)	Incorporated by reference to Exhibit 3.1 of Max’s Registration Statement (No. 333-62006) filed with the SEC on July 6, 2001).

(2)	Incorporated by reference to Exhibit 3.2 of Max’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

(3)	Incorporated by reference to Exhibit 4.1 of Max’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(4)	Incorporated by reference to Exhibit 10.2 of Max’s Current Report on Form 8-K filed with the SEC on March 4, 2010.

(5)	Incorporated by reference to Exhibit 10.1 of Max’s Current Report on Form 8-K filed with the SEC on March 4, 2010.

(6)	Incorporated by reference to Exhibit 10.4 of Max’s Current Report on Form 8-K filed with the SEC on March 4, 2010.

(7)	Incorporated by reference to Exhibit 10.3 of Max’s Current Report on Form 8-K filed with the SEC on March 4, 2010.

*	Previously filed
**	Filed herewith